Exhibit 99.T3E.1

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

THIS DOCUMENT COMPRISES AN EXPLANATORY STATEMENT IN COMPLIANCE WITH SECTION 897 OF THE COMPANIES ACT 2006 (the “Explanatory Statement”). It is being sent to persons who are believed to be Scheme Creditors and any other person with an interest in the Notes (as defined in accordance with this Explanatory Statement) at the date of this Explanatory Statement. If you have assigned, sold, or otherwise transferred, or assign, sell or otherwise transfer, your interests as a Scheme Creditor before the Record Time you must forward this Explanatory Statement and the accompanying documents at once to the person or persons to whom you have assigned, sold or otherwise transferred, or assign, sell or otherwise transfer, your interests as a Scheme Creditor.

If you are in any doubt as to the contents of this Explanatory Statement or the documents that accompany it or what action you should take, you are recommended to seek your own independent financial, legal and tax advice immediately from your financial, legal and/or tax adviser who, if you are taking advice in the United Kingdom, is authorised pursuant to the Financial Services and Markets Act 2000 (“FSMA”) or by an appropriate regulatory body, or from another appropriately authorised independent adviser if you are in a territory outside the United Kingdom.

This Explanatory Statement is accompanied by Account Holder Letters. It is important that you read the Account Holder Letter applicable to you carefully for information about the Scheme and that you complete and return it in accordance with the instructions contained in it.

Further copies of this Explanatory Statement can be obtained by contacting the Information Agent (as defined in accordance with this Explanatory Statement).

EXPLANATORY STATEMENT IN RELATION TO A SCHEME OF ARRANGEMENT

under part 26 of the Companies Act 2006

between

ENQUEST PLC

and the

Scheme Creditors
(as defined in this Explanatory Statement)

DATE: 25 October 2016

The Record Time for the Scheme will be 5.00 p.m. (New York time) on 10 November 2016. The Scheme Meeting for the Scheme Creditors to consider and vote on the Scheme will be held at 11.00 a.m. (London time) on 14 November 2016. The notice convening the Scheme Meeting is set out in appendix 5 (Notice of Scheme Meeting) to this Explanatory Statement. Instructions about actions to be taken by Scheme Creditors and any other person with an interest in the Notes preceding the Scheme Meeting are set out in appendix 2 (Instructions and guidance for Scheme Creditors and any person with an interest in the Notes) and summarised in part A (Summary of actions to be taken by High Yield Noteholders) and part B (Summary of actions to be taken by Retail Noteholders) of this Explanatory Statement. Whether or not you intend to attend and/or vote at the Scheme Meeting, you are requested to ensure that your Account Holder completes, executes and returns the Account Holder Letter applicable to you which accompanies this Explanatory Statement by 5.00 p.m. (London time) on 10 November 2016 in accordance with the instructions printed thereon as soon as possible.

Further important information is set out under the sections entitled “Important Notice” and “Important Securities Law Notice” on pages 1 to 6 (inclusive) of this Explanatory Statement.

APPENDIX 1	52
The Scheme	52
APPENDIX 2	332
Instructions and guidance for Scheme Creditors and any person with an interest in the Notes	332
APPENDIX 3	344
Form of High Yield Notes Account Holder Letter	344
APPENDIX 4	361
Form of Retail Notes Account Holder Letter	361
APPENDIX 5	375
Notice of Scheme Meeting	375
APPENDIX 6	378
Estimated Outcome Statement	378
APPENDIX 7	380
Retail Notes Deed of Covenant	380
APPENDIX 8	390
Risk factors	390
APPENDIX 9	429
Information about the Group	429
APPENDIX 10	460
Overview of EnQuest’s market	460
APPENDIX 11	467
Operating and financial review	467
APPENDIX 12	513
Financial statements	513
APPENDIX 13	515
Unaudited pro forma financial information	515
APPENDIX 14	517
Capitalisation and indebtedness	517
APPENDIX 15	519
Taxation	519
APPENDIX 16	526
Additional information	526
APPENDIX 17	613
Glossary and Definitions	613

IMPORTANT NOTICE

Unless the context otherwise requires, all capitalised terms used in this Explanatory Statement shall have the meanings set out in appendix 17 (Glossary and definitions), part 2 (Definitions and interpretation). The appendices to this Explanatory Statement form an integral part of it and, unless expressly stated otherwise, references to this Explanatory Statement shall be construed as references to the Explanatory Statement including the appendices to it.

Information

This Explanatory Statement has been prepared in connection with a scheme of arrangement under part 26 of the Companies Act, namely a scheme between the Company and the Scheme Creditors, and has been prepared solely for the purpose of providing information to Scheme Creditors and any other person with an interest in the Notes in relation to the Scheme.

Nothing in this Explanatory Statement or any other document issued with or appended to it should be relied on for any purpose other than for Scheme Creditors and any other person with an interest in the Notes to make a decision on the Scheme and Scheme Creditors and any other person with an interest in the Notes may not reproduce or distribute this Explanatory Statement, in whole or in part, and may not disclose any of the contents of this Explanatory Statement or use any information herein for any purpose other than considering and/or making a decision in respect of the Scheme except as required by applicable law or regulation. In particular and without limitation, nothing in this Explanatory Statement should be relied on in connection with the purchase or acquisition of any Notes or any other financial instruments or assets of the Company or any other member of the Group.

Nothing contained in this Explanatory Statement shall constitute a warranty, undertaking or guarantee of any kind, express or implied, and nothing contained in this Explanatory Statement shall constitute any admission of any fact or liability on the part of the Company, or any other member of the Group with respect to any asset to which it or they may be entitled or any claim against it or them. Without prejudice to the generality of the foregoing, nothing in this Explanatory Statement or the distribution thereof evidences to any person, or constitutes any admission by the Company or any other member of the Group, that a liability is owed by it to any person in respect of any claim (including without limitation any Scheme Claim) or that any person is or may be a Scheme Creditor or a person with an interest in the Notes. The failure to distribute this Explanatory Statement to any Scheme Creditor or any other person with an interest in the Notes shall not constitute an admission by the Company that such person is not a Scheme Creditor or any other person with an interest in the Notes.

No person has been authorised by the Company or the Information Agent to give any information or make any representations concerning the Scheme (including concerning the Company or any other member of the Group or the Scheme Consideration) which is inconsistent with this Explanatory Statement and, if made, such representations may not be relied upon as having been so authorised.

The information contained in this Explanatory Statement has been prepared based upon information available to the Company prior to the date of this Explanatory Statement. The delivery of this Explanatory Statement does not imply that, unless expressly stated otherwise, the information herein is correct as at any time subsequent to the date hereof. Save as otherwise agreed, or as required by applicable law or regulation, the Company has no obligation to update or revise any of the information, forward-looking statements or the conclusions contained herein or to reflect new events or circumstances or to correct any inaccuracies which may become apparent subsequent to the date hereof. To the best of the Company’s knowledge, information and belief, the information relating to the Company contained in this Explanatory Statement is in accordance with the facts and does not omit anything likely to affect the import of such information. The Company has taken all reasonable steps to ensure that this Explanatory Statement contains the information reasonably necessary to enable Scheme Creditors and any other person with an interest in the Notes to make an informed decision about the effect of the Scheme on them.

In making a decision in respect of the Scheme, each Scheme Creditor or any other person with an interest in the Notes must rely on its own examination, analysis and enquiry of the Company and the terms and, if approved, the consequences of the Scheme, including the merits and risks involved. None of the Company’s Advisers has verified that the information contained in this Explanatory Statement is in accordance with facts and does not omit anything likely to affect the import of such information and each of those persons expressly disclaims responsibility for such information. Each Scheme Creditor or any other person with an interest in the Notes, by its participation in the Scheme and receipt of any acknowledges that:

(i)                           it has not relied on Lucid Issuer Services Limited, as Information Agent or any person affiliated with the Information Agent in connection with any investigation of the accuracy of any information contained in this Explanatory Statement or their investment decision (including any decision in connection with the Scheme); and

(ii)                        it has relied only on the information contained in this Explanatory Statement.

This Explanatory Statement has not been reviewed, verified or approved by any rating agency or any regulatory authority. Without prejudice to the representations and warranties given by the Company or any other member of the Group or any directors or officers of the Company or any member of the Group elsewhere, to the fullest extent permitted by law, neither the Company nor any other member of the Group nor any directors or officers of the Company or any other member of the Group will have any tortious, contractual or any other liability to any person in connection with the use of this Explanatory Statement and the Company and all other members of the Group do not accept any liability whatsoever to any person, regardless of the form of action, for any lost profits or lost opportunity, or for any indirect, special, consequential, incidental or punitive damages arising from any use of this Explanatory Statement, its contents or preparation or otherwise in connection with it, even if the Company or other member of the Group (as applicable) has been advised of the possibility of such damages.

Electronic form

If this Explanatory Statement has been sent to you in an electronic form, you are reminded that documents transmitted via this medium may be altered or changed during the process of transmission and consequently none of the Company, the Information Agent or any person who controls, or is a director, officer, employee, agent or any affiliate of any such person accepts any liability or responsibility whatsoever in respect of any difference between the Explanatory Statement distributed to you in electronic format and the hard-copy version available to you on request from the Information Agent.

You are reminded that the Explanatory Statement has been delivered to you on the basis that you are a person into whose possession it may be lawfully delivered in accordance with the laws of the jurisdiction in which you are located and you may not nor are you authorised to deliver the Explanatory Statement or any part of it to any other person. If you are not the named addressee to which the Explanatory Statement has been delivered, please notify the sender immediately and destroy the Explanatory Statement.

Restrictions

The distribution of this Explanatory Statement may be restricted by law in certain jurisdictions. The Company does not represent that this Explanatory Statement may be lawfully distributed in compliance with any applicable registration or other requirements in any such jurisdiction, or pursuant to an exemption available thereunder, or assume any responsibility for facilitating such distribution.

The distribution of this Explanatory Statement to or in certain jurisdictions may be restricted by law or regulation in certain jurisdictions and persons into whose possession this Explanatory Statement comes are requested to inform themselves about, and to observe, any such restrictions.

Failure to comply with any such restrictions could result in a violation of the laws of such jurisdictions.

Summary only

The summary of the principal provisions of the Scheme contained in this Explanatory Statement is qualified in its entirety by reference to the Scheme itself, the full text of which is set out in appendix 1 (The Scheme) to this Explanatory Statement. Each Scheme Creditor or any other person with an interest in the Notes is advised to read and consider carefully the text of the Scheme. This Explanatory Statement has been prepared solely to assist Scheme Creditors and any other person with an interest in the Notes in respect of voting on the Scheme.

IN THE EVENT OF A CONFLICT BETWEEN THE INFORMATION AND TERMS DESCRIBED IN THIS EXPLANATORY STATEMENT AND THE SCHEME, THE TERMS OF THE SCHEME SHALL PREVAIL.

Prospectus

This Explanatory Statement is not a prospectus within the meaning of Article 5.4 of the Prospectus Directive, or a prospectus equivalent document.

Forward-looking statements

Nothing in this Explanatory Statement shall be deemed to be a forecast, projection or estimate of the future financial performance of the Company and/or any member of the Group except where otherwise specifically stated.

This Explanatory Statement includes statements that are, or may be deemed to be, “forward-looking statements”. The words “believe”, “estimate”, “target”, “anticipate”, “expect”, “could”, “would”, “intend”, “aim”, “plan”, “predict”, “continue”, “assume”, “positioned”, “may”, “will”, “should”, “shall”, “risk”, their negatives and other similar expressions that are predictions of or indicate future events and future trends identify forward-looking statements. These forward-looking statements include all matters that are not historical facts. In particular, the statements in part 1 (Background and Rationale to the Restructuring) of this Explanatory Statement and in appendix 8 (Risk factors) to this Explanatory Statement regarding the Company’s or the Group’s strategy, plans, objectives, goals and other future events or prospects are forward-looking statements. A Scheme Creditor or any other person with an interest in the Notes should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are in many cases beyond the Company’s or the Group’s control. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. The Company cautions Scheme Creditors and any other person with an interest in the Notes that forward-looking statements are not guarantees of future performance and that its actual results of operations and financial condition, and the development of the industry in which it operates, may differ materially from those made in or suggested by the forward-looking statements contained in this Explanatory Statement and/or information incorporated by reference into this Explanatory Statement. In addition, if the Company’s or the Group’s results of operation, financial position and growth, and the development of the markets and the industry in which the Group operates, are consistent with the forward-looking statements contained in this Explanatory Statement, those results or developments may not be indicative of the results or developments in subsequent periods. The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that the Company, or persons acting on its behalf, may issue. Factors that may cause the Company’s or the Group’s actual results to differ materially from those expressed or implied by the forward-looking statements in this Explanatory Statement include but are not limited to the risks described in appendix 8 (Risk factors) to this Explanatory Statement.

Each forward-looking statement speaks only as of the date of this Explanatory Statement and is not intended to give any assurances as to future results. Furthermore, forward-looking statements contained in this Explanatory Statement that are based on past trends or activities should not be taken as a representation that such trends or activities will continue in the future. The Company will comply with its obligations to publish updated information as required by applicable law and/or by any regulatory authority, but assumes no further obligation to publish additional information. The delivery of this Explanatory Statement shall under no circumstances imply that there has been no change in the Company’s or the Group’s affairs or that the information set forth in this Explanatory Statement is correct as of any date subsequent to the date hereof.

Risk factors

THE ATTENTION OF THE SCHEME CREDITORS AND ANY OTHER PERSON WITH AN INTEREST IN THE NOTES IS DRAWN TO CERTAIN RISKS ASSOCIATED WITH THE SCHEME AND THE RESTRUCTURING THAT ARE SET OUT OR REFERRED TO IN APPENDIX 8 (RISK FACTORS) OF THIS EXPLANATORY STATEMENT.

Legal, tax and financial advice

Scheme Creditors and any other person with an interest in the Notes should not construe the contents of this Explanatory Statement as legal, tax or financial advice.

This Explanatory Statement has been prepared without taking into account the objectives, financial situation or needs of any particular recipient of it, and, consequently, the information contained in this Explanatory Statement may not be sufficient or appropriate for the purpose for which a recipient might use it. Any such recipients should conduct their own due diligence and consider the appropriateness of the information in this Explanatory Statement having regard to their own objectives, financial situations and needs. Scheme Creditors and any other person with an interest in the Notes are recommended to consult their own professional advisers as to legal, tax, financial or other matters relevant to the action Scheme Creditors and any other person with an interest in the Notes should take in relation to the Scheme, or the implications/consequences of those actions.

This Explanatory Statement is issued by the Company to Scheme Creditors and any other person with an interest in the Notes in the United Kingdom in reliance on Article 43 of the Financial Promotion Order. This Explanatory Statement is only addressed to Scheme Creditors and any other person with an interest in the Notes and no other person (whether in the United Kingdom or otherwise) should rely on it.

Other jurisdictions

The implications of the Scheme for Scheme Creditors and any other person with an interest in the Notes who are residents or citizens of jurisdictions other than the United Kingdom may be affected by the laws of the relevant jurisdictions. Such overseas Scheme Creditors and any other person with an interest in the Notes should inform themselves about and observe any applicable legal requirements. Any person outside the United Kingdom who is resident in, or who has a registered address in, or is a citizen of, an overseas jurisdiction should consult independent professional advisers and satisfy themselves as to the full observance of the laws of the relevant jurisdiction in connection with the Scheme, including obtaining any requisite governmental or other consents, observing any other requisite formalities and paying any issue, transfer or other taxes due in such jurisdiction.

SCHEME CREDITORS AND ANY OTHER PERSON WITH AN INTEREST IN THE NOTES SHOULD CONSULT THEIR OWN PROFESSIONAL ADVISERS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS DOCUMENT, INCLUDING THE LEGAL, FINANCIAL AND TAX CONSEQUENCES OF THE SCHEME IN THEIR PARTICULAR CIRCUMSTANCES.

IMPORTANT SECURITIES LAW NOTICE

NONE OF THE SECURITIES REFERRED TO IN THIS EXPLANATORY STATEMENT SHALL BE SOLD, ISSUED OR TRANSFERRED IN ANY JURISDICTION IN CONTRAVENTION OF APPLICABLE LAW.

If the Scheme is implemented in accordance with its terms, the New High Yield Notes will be issued and the Retail Notes will be amended by the Company in accordance with the terms of the Scheme.

Neither this Explanatory Statement nor any part hereof constitutes an offer to distribute, issue or sell, or a solicitation of an offer to subscribe for or purchase, the New High Yield Notes or the Amended Retail Notes or any other securities in any jurisdiction in which such distribution, issue, sale or solicitation is not permitted and neither this Explanatory Statement nor any part hereof may be used for or in connection with an offer to, or the solicitation by, any person in any jurisdiction or in any circumstances in which such offer or solicitation is not authorised or to any person to whom it is unlawful to make such offer or solicitation. Accordingly, neither the New High Yield Notes, the Amended Retail Notes nor any other securities may be offered or sold, directly or indirectly, and neither this Explanatory Statement nor any part hereof nor any prospectus, offering circular, form of application, advertisement, other offering materials nor other information may be issued, distributed or published in any country or jurisdiction except in circumstances that will result in compliance with all applicable laws, orders, rules and regulations.

The New High Yield Notes to be issued pursuant to the Scheme have not been and will not be registered under the Securities Act, or under any relevant securities laws of any state or other jurisdiction of the United States or under the applicable securities laws of Australia, New Zealand, South Africa, Canada, Japan or Switzerland and other relevant jurisdictions. No public offering of securities will be made in the United States, Australia, New Zealand, South Africa, Canada, Japan or Switzerland.

The New High Yield Notes will be issued in reliance upon the exemption from the registration requirements of the Securities Act provided by section 3(a)(10) thereof. For the purpose of qualifying for the exemption from the registration requirements of the Securities Act provided by section 3(a)(10) thereof with respect to such securities that may be issued pursuant to the Scheme, the Court will be advised that its sanctioning of the Scheme will be relied upon as an approval of the Scheme following a hearing on its fairness to security holders, which hearing all such security holders are entitled to attend in person, by proxy or through counsel to support or oppose the sanctioning of the Scheme and with respect to which hearing notification has been given to all such security holders. Such transaction will not be approved or disapproved by the SEC, nor will the SEC or any US state securities commission pass upon the merits or fairness of the transaction or upon the adequacy or accuracy of the information contained in this Explanatory Statement. Accordingly, the New High Yield Notes have not been recommended by any US federal or state securities commission or regulatory authority. Any representation to the contrary is a criminal offence in the United States. The information disclosed in this Explanatory Statement is not the same as that which would have been disclosed if this Explanatory Statement had been prepared for the purpose of complying with the registration requirements of the Securities Act or in accordance with the laws and regulations of any state or other jurisdiction of the United States.

The New High Yield Notes may generally be resold without restriction under the Securities Act by former holders of the High Yield Notes who are not affiliates of the Company or the Group and have not been affiliates of the Company or the Group within 90 days prior to the issuance of the New High Yield Notes under the Scheme. Any resale of New High Yield Notes by an affiliate of the Company or the Group or a person that has been an affiliate of the Company or the Group within 90 days prior to the issuance of the New High Yield Notes under the Scheme will be subject to the registration requirements of the Securities Act, absent an exemption therefrom, such as the exemptions contained in Rule 144 or Rule 904 of Regulation S under the Securities Act. Any such affiliate (or former affiliate) should obtain the advice of its legal counsel with respect to the application of the Securities Act to the offer or sale of such New High Yield Notes by such person. An “affiliate” of a corporation for purposes of US federal securities laws is a person who directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such corporation. In addition, any resale of the New High Yield Notes will be subject to the applicable securities laws of the states and other jurisdictions of the United States.

The New High Yield Notes will not be distributed pursuant to the Scheme to or to the order, or for the account or benefit, of any person where such distribution would be prohibited by any applicable law or regulation, or so prohibited except after compliance with conditions or requirements that are unduly onerous. To the extent that such a prohibition applies, the New High Yield Notes that would otherwise have been distributed to any relevant person pursuant to the Scheme will be delivered to the Holding Period Trustee and, subject to the terms of the Scheme and certain limited exceptions, sold, and the net cash proceeds of such sale (after deduction of all applicable expenses and currency conversion costs) paid to that person in US Dollars in full satisfaction of his rights in respect of such securities under the Scheme. For further information see clause 7.1 (Scheme Consideration) of the Scheme and paragraphs 2.9 to 2.12 of part 2 (Overview of the Scheme), section 2 (What will this Scheme do?) of this Explanatory Statement.

Noteholders in the United States should note that the Scheme will relate to the securities of an English public limited company that is a “foreign private issuer” as defined under Rule 3b-4 of the Exchange Act, and the Scheme will be governed by English law. Neither the proxy solicitation nor the tender offer rules under the Exchange Act will apply to the Scheme. Moreover, the Scheme will be subject to the disclosure requirements and practices applicable in the United Kingdom to schemes of arrangement, which differ from the requirements of the US proxy solicitation rules and tender offer rules.

The financial statements of, and historical financial information relating to, the Company included in this Explanatory Statement have been prepared in accordance with the IFRS, which differ from US generally accepted accounting principles in certain material respects, and thus may not be comparable to financial statements and historical financial information of US public companies.

The 2P reserves data presented in this Explanatory Statement is based on the Group’s internal assessments as audited by GCA in accordance with resource definitions jointly set out by the Society of Petroleum Engineers, the World Petroleum Council, the American Association of Petroleum Geologists and the Society of Petroleum Evaluation Engineers in March 2007 in “Petroleum Resources Management System”. Estimated 2P reserves presented herein may differ from estimates made in accordance with guidelines and definitions used by other companies in the industry. Unless otherwise indicated, all production figures are presented on a net to the Group’s working interest basis. Where gross amounts are indicated, all production figures are presented on a total basis, being the actual interest of the relevant licence holder in the relevant fields and licence areas without deduction for the working interest of the Group’s commercial partners, taxes or royalty interests or otherwise. The following discussion includes forward-looking statements which, although based on assumptions that the Directors considers reasonable, are subject to risks and uncertainties which could cause actual events or conditions to differ materially from those expressed or implied by the forward-looking statements. For a discussion of some of those risks and uncertainties please refer to appendix 8 (Risk factors) to this Explanatory Statement.

Enforcement by investors of civil liabilities under the US securities laws may be affected adversely by the fact that the Company is organised under the laws of a jurisdiction other than the United States, that all of its officers and directors are residents of countries other than the United States, and that all or a substantial portion of the assets of the Company and such other persons may be located outside the United States. As a result, it may be difficult or impossible for Noteholders in the United States to effect service of process within the United States upon the Company and its officers and directors, or to realise against them upon judgments of courts of the United States predicated upon civil liabilities under the US securities laws. In addition, Noteholders in the United States should not assume that the courts of England and Wales: (a) would enforce judgments of US courts obtained in actions against such persons predicated upon civil liabilities under the US securities laws; or (b) would enforce, in original actions, liabilities against such persons predicated upon civil liabilities under the US securities laws.

EXPECTED TIMETABLE OF PRINCIPAL EVENTS(1)(2)

Noteholders and any other persons with an interest in the Notes should observe any deadlines set by any institution or settlement system through which they hold interests in the High Yield Notes or Retail Notes to ensure that any voting instructions given by them are taken into account at the Scheme Meeting. The Company strongly urges each Noteholder to contact its relevant Account Holder or Intermediary as soon as possible to ensure they are aware of this Explanatory Statement and the process and timetable set out in it.

Expected Time and Date

Scheme Convening Hearing Hearing at which the Company will apply to the Court for permission to convene the Scheme Meeting	12.00 p.m. (London time) on 24 October 2016

(Anticipated) Chapter 15 Filing Date

The Company will file the Chapter 15 Hearing motions and related pleadings with the US Bankruptcy Court in support of its application to attain recognition of the Scheme under Chapter 15

25 October 2016 (New York time)

CREST TTE Instruction Deadline

Latest time for blocking CDIs representing Retail Notes in CREST through submission of “transfer-to-escrow” instructions for the purposes of delivery of CREST Account Holder Letters containing voting instructions for the purposes of the Scheme Meeting

Latest time for settlement in CREST of TTE Instructions on 8 November 2016

Custody Instruction Deadline

Latest time for blocking High Yield Notes or Retail Notes (as the case may be) in the Clearing Systems for the purposes of delivery of Account Holder Letters containing voting instructions for the purpose of the Scheme Meeting

5.00 p.m. (local time in the place of the relevant Clearing System) on 8 November 2016

Voting Instruction Deadline

Last time and date for receipt of Account Holder Letters by the Information Agent in order for Noteholders’ or CDI Holders’ voting instructions to be taken into account for the purpose of the Scheme Meeting(3)

5.00 p.m. (London time) on 10 November 2016

(1)                                     Unless otherwise stated, all references to time in this Explanatory Statement are to London time.

(2)                                     The dates in this timetable and mentioned throughout this Explanatory Statement assume that the Scheme Meeting is not adjourned. It is also possible that the drawing-up of the order of the Court sanctioning the Scheme may be delayed if any person appeals the order.

(3)                                     Please see part A (Summary of actions to be taken by High Yield Noteholders) and part B (Summary of actions to be taken by Retail Noteholders) of this Explanatory Statement. Account Holders are encouraged to obtain whatever information or instructions they require from Noteholders in sufficient time to allow them to return their valid Account Holder Letters to the Information Agent as soon as possible, having considered this Explanatory Statement carefully. Please note that the relevant Clearing Systems and/or Intermediaries may have earlier deadlines that Noteholders and Account Holders may be required to comply with. Voting instructions will not be taken into account in respect of each Account Holder Letter received after the Voting Instruction Deadline, being 5.00 p.m. (London time) on 10 November 2016. Account Holders requiring any assistance in completing Account Holder Letters should contact the Information Agent using the contact details set out in the Account Holder Letter set out in appendix 3 (Form of High Yield Notes Account Holder Letter) and appendix 4 (Form of Retail Notes Account Holder Letter) (as applicable). All relevant documents can be accessed on the Scheme Website at www.lucid-is.com/enquest.

Expected Time and Date

Record Time(4) Time at which the Company determines the Scheme Claims of each Scheme Creditor	5.00 p.m. (New York time) on 10 November 2016

General Meeting General meeting of shareholders in connection with the Placing and Open Offer	9.00 a.m. (London time) on 14 November 2016

Scheme Meeting Meeting at which Scheme Creditors will vote (in person or by proxy) on the Scheme (5)	11.00 a.m. (London time) on 14 November 2016

Scheme Sanction Hearing(6) Hearing at which the Court will be requested to sanction the Scheme by the Company	16 November 2016

(Anticipated) Scheme Effective Date Date upon which an office copy of the Order sanctioning the Scheme is filed at Companies House	17 November 2016 (London time)

(Anticipated) Chapter 15 Hearing Date

The Chapter 15 Representative will attend the Chapter 15 Hearing before the US Bankruptcy Court to attain recognition of the Scheme under Chapter 15 on behalf of the Company

17 November 2016 (New York time)

Closing (settlement) date of the Placing and Open Offer and (anticipated) completion of the Restructuring End date for the Open Offer period and completion of the Restructuring	21 November 2016

(4)                                     All Scheme Creditors are determined as at the Record Time. The Company will be entitled to exercise discretion as to whether it recognises any assignment or transfer of Scheme Claims after the Record Time.

(5)                                     The Scheme Meeting shall be held no earlier than the second Business Day after the Voting Instruction Deadline. The Scheme Meeting will commence at the time stated. Noteholders that wish to attend the Scheme Meeting in person should produce a duplicate copy of the valid Account Holder Letter delivered on its behalf, evidence of corporate authority (in the case of a corporation) (for example, a valid power of attorney and/or board minutes) and evidence of personal identity (for example, a passport or other picture identification) at the registration desk by no later than one hour before the scheduled time of the Scheme Meeting. If you hold an interest in the Retail Notes indirectly through CDIs in CREST and are not a CREST Account Holder, you must contact your CREST Account Holder as soon as possible in connection with the Scheme. A separate CREST Account Holder Letter must be completed by CREST Account Holders in respect of CDIs representing Retail Notes. For further information, please see the instructions and guidance set out in appendix 2 (Instructions and guidance for Scheme Creditors and any person with an interest in the Notes). The form of CREST Account Holder Letter will be available from the Scheme Website at www.lucid-is.com/enquest.

(6)                                     The Court will be requested to sanction the Scheme. The date for that hearing has not yet been settled, although it is expected to be on or about 16 November 2016. If this date changes, the dates of all subsequent steps including the Scheme Sanction Date, the Scheme Effective Date and the Restructuring Effective Date, may be affected. In this event, the date of the hearing will be announced at the Scheme Meeting to the extent then known or otherwise notified to the Noteholders. A notice regarding the date and time of the hearing will be announced on the London Stock Exchange and the Luxembourg Stock Exchange and uploaded to the Scheme Website at www.lucid-is.com/enquest once the hearing has been scheduled.

ARE YOU A SCHEME CREDITOR OR ANY OTHER PERSON WITH AN INTEREST IN THE NOTES?

You have been sent this Explanatory Statement because you are thought to be a Scheme Creditor or any other person with an interest in the Notes.

Please determine whether you are a Noteholder, an Account Holder, a DTC Participant or an Intermediary in respect of an interest or interests in the Notes or any other person with an interest in the Notes. You may fall within more than one of these capacities depending on the circumstances applying to you. An overview of each of these various capacities is set out on the following page to assist your understanding of the structure of the Notes and the Clearing Systems.

This section is split into two parts:

•                                              Part A applies if you hold an interest in the High Yield Notes; and

•                                              Part B applies if you hold an interest in the Retail Notes.

THE FOLLOWING PERSONS HAVE INTERESTS IN THE HIGH YIELD NOTES:

•                                              High Yield Noteholders: You are a High Yield Noteholder if you hold or, as the case may be, held an economic or beneficial interest as principal in High Yield Notes through the Clearing Systems at the Record Time. Examples of High Yield Noteholders include:

•            a person who holds such an interest for his own account;

•                                    a trustee who is holding such an interest as part of the assets of the trust which he administers; and

•                                    an executor or personal representative where the estate of the deceased contains such an interest which was held for the deceased’s own account.

If you are a High Yield Noteholder, please read this Explanatory Statement carefully and follow the instructions set out in part A (Summary of actions to be taken by High Yield Noteholders) and appendix 2 (Instructions and guidance for Scheme Creditors and any person with an interest in the Notes).

•                                              High Yield Notes Account Holders: You are a High Yield Notes Account Holder if you are recorded as holding a book-entry interest in the High Yield Notes in an account with any of the Clearing Systems or, as the context requires, are or were recorded as holding such an interest in such account at the Record Time. High Yield Notes Account Holders consist of those persons holding securities accounts with DTC, Euroclear and/or Clearstream, Luxembourg.

If you are an Account Holder, you should promptly forward a copy of this Explanatory Statement to all persons on whose behalf you hold an interest in the High Yield Notes.

•                                              High Yield Notes DTC Participants: You are a DTC Participant if you hold a securities account with DTC. High Yield Notes Account Holders in DTC will be DTC Participants. However, High Yield Notes Account Holders in Euroclear or Clearstream, Luxembourg will not be DTC Participants. Euroclear holds interests in the High Yield Notes on behalf of its High Yield Notes Account Holders through JP Morgan (as DTC Participant). Clearstream, Luxembourg holds interests in the High Yield Notes on behalf of its High Yield Notes Account Holders through Citibank (as DTC Participant).

If you are a DTC Participant, you should promptly forward a copy of this Explanatory Statement to all persons on whose behalf you hold an interest in the High Yield Notes.

•                                              High Yield Notes Intermediary: You are an Intermediary if you hold an interest in the High Yield Notes on behalf of another person or, as the context requires, if you hold or held such an interest at the Record Time, and in either case you are not or (as appropriate) were not a High Yield Notes Account Holder in respect of that interest. Examples of Intermediaries are stockbrokers, investment managers and nominee companies.

If you are a High Yield Notes Intermediary, you should promptly forward a copy of this Explanatory Statement to all persons on whose behalf you hold an interest in the High Yield Notes.

•                                              The High Yield Notes Registered Holder, the High Yield Notes Registered Holder Nominee and the High Yield Notes Trustee.

THE FOLLOWING PERSONS HAVE INTERESTS IN THE RETAIL NOTES:

•                                              Retail Noteholders: You are a Retail Noteholder if, as at the Record Time, you are (a) the Retail Notes Account Holder holding an interest in the Retail Notes for your own account or, (b) the beneficial owner and/or the owner of the ultimate economic interest in any Retail Notes.

If you are a Retail Noteholder, please read this Explanatory Statement carefully and follow the instructions set out in part B (Summary of actions to be taken by Retail Noteholders) and appendix 2 (Instructions and guidance for Scheme Creditors and any person with an interest in the Notes).

•                                              Retail Notes Account Holders: You are a Retail Notes Account Holder if you are recorded directly in the records of Euroclear or Clearstream, Luxembourg as holding an interest as at the Record Time in any Retail Notes either for your own account or on behalf of your client.

If you are a Retail Notes Account Holder holding an interest as at the Record Time in any Retail Notes on behalf of your client, you should promptly forward a copy of this Explanatory Statement to all persons on whose behalf you hold an interest in the Retail Notes.

•                                              Retail Notes Intermediary: You are an Intermediary if you hold an interest at the Record Time in any Retail Notes on behalf of another person or other persons and you do not hold that interest as an Account Holder.

If you are a Retail Notes Intermediary, you should promptly forward a copy of this Explanatory Statement to all persons on whose behalf you hold an interest in the Retail Notes.

•                                          CDI Holders: You are CDI Holder if, as at the Record Time, you are (a) the CREST Account Holder holding CDIs representing Retail Notes for your own account; or (b) the beneficial owner of the ultimate economic interest in any CDIs representing Retail Notes.

If you are a CDI Holder, you are not a Scheme Creditor or a Retail Noteholder for the purposes of the Scheme. The CDIs are independent securities, distinct from the Retail Notes and represent an indirect interest in the Retail Notes. CDI Holders are not legal owners of the Retail Notes and do not have a direct interest in the Retail Notes. In order to vote in the Scheme, CDI Holders must instruct their respective CREST intermediaries and custodians in respect of the Retail Notes represented by their CDIs.

In order to vote in the Scheme, CDI Holders who are not CREST Account Holders must contact their CREST Account Holder as soon as possible. A separate CREST Account Holder Letter must be completed by CREST Account Holders. For further information, please see the instructions and guidance set out in part B (Summary of actions to be taken by Retail

Noteholders). The form of CREST Account Holder Letter will be available from the Scheme Website at www.lucid-is.com/enquest.

•                                              The Retail Notes Depositary and the Retail Notes Trustee.

SCHEME CREDITORS ARE ENTITLED TO TAKE, OR DIRECT THE TAKING OF, CERTAIN ACTIONS IN RESPECT OF THE SCHEME.

For the purpose of the Scheme, the following persons are Scheme Creditors:

1.                                     the High Yield Notes Trustee;

2.                                     the High Yield Notes Registered Holder, as the registered holder of the High Yield Notes Global Notes;

3.                                     the High Yield Notes Registered Holder Nominee as the nominee for the High Yield Notes Registered Holder;

4.                                     the High Yield Noteholders, as contingent creditors;

5.                                     the Retail Notes Trustee;

6.                                     the Retail Notes Depositary, as the registered holder of the Retail Notes Global Certificate;

7.                                     the Retail Noteholders, as contingent creditors; and

8.                                     Euroclear UK & Ireland Limited (or its nominee) in its capacity as the holder (through its account(s) in Euroclear) of underlying Retail Notes which are represented by CDIs.

Each of the Trustees have confirmed to the Company that it does not currently intend to exercise any voting rights to which it may be entitled as a Scheme Creditor at the Scheme Meeting. The voting procedure for the Notes will be in accordance with the steps specified in this Explanatory Statement and the customary procedures of Euroclear and Clearstream, Luxembourg and, in the case of High Yield Notes, DTC (where applicable).

Account Holders are not Scheme Creditors unless and to the extent that they are Noteholders. However, as described in part A (Summary of actions to be taken by High Yield Noteholders), part B (Summary of actions to be taken by Retail Noteholders) and appendix 2 (Instructions and guidance for Scheme Creditors and any person with an interest in the Notes) of this Explanatory Statement, the assistance of Account Holders will be required, in accordance with their custodial duties, to deliver online, email, facsimile or hard-copy versions of the completed Account Holder Letters in accordance with the instructions provided to them by Noteholders and to arrange for Notes to be blocked in accordance with the instructions contained in this Explanatory Statement.

In determining whether a particular person is the ultimate beneficial owner, and therefore a Noteholder, entitled to a particular principal amount of Notes, each of the Company and the Information Agent may rely on such evidence and/or information and/or certification as it shall, in its absolute discretion, think fit and, if it does so rely, such evidence and/or information and/or certification shall, in the absence of manifest error, be conclusive and binding on all concerned.

Account Holder Letters are required for the purposes of, among other things, (i) voting on the Scheme and electing to enter into Voting Undertakings, and (ii) in respect of the High Yield Noteholders, confirming eligibility to receive the New High Yield Notes distributed in accordance with the terms of the Scheme.

If you are a Noteholder that is not an Account Holder, you should contact your Account Holder (through any Intermediaries, if applicable) to ensure that your Account Holder takes the appropriate action described in this Explanatory Statement.

If you hold an interest in the Retail Notes indirectly through CDIs in CREST and are not a CREST Account Holder, you must contact your CREST Account Holder as soon as possible in connection with participation in the Scheme. A separate CREST Account Holder Letter must be completed by CREST Account Holders in respect of CDIs representing Retail Notes. For further information, please see the instructions and guidance set out in part B (Summary of actions to be taken by Retail Noteholders) and appendix 2 (Instructions and guidance for Scheme Creditors and any person with an interest in the Notes). The form of CREST Account Holder Letter will be available from the Scheme Website at www.lucid-is.com/enquest.

For the purpose of considering both value and numerosity in relation to voting on the Scheme, each Noteholder is a contingent creditor for the purpose of voting at the Scheme Meeting and the votes cast by them will be taken into account both for value and numerosity purposes in relation to the Scheme, save that the votes cast by or on behalf of Euroclear UK & Ireland Limited (or its nominee) in its capacity as custodian of Retail Notes for CREST will be split proportionally for value purposes and count twice (once for and once against) for numerosity purposes, reflecting the instructions received by the Information Agent from valid CREST Account Holder Letters delivered by or on behalf of CDI Holders prior to the Voting Instruction Deadline. The value of the Notes for the purposes of voting at the Scheme Meeting is described in part 2 (Overview of the Scheme) of this Explanatory Statement.

For further information on the action to be taken by Scheme Creditors and persons with an interest in the Notes, see part A (Summary of actions to be taken by High Yield Noteholders), part B (Summary of actions to be taken by Retail Noteholders) and appendix 2 (Instructions and guidance for Scheme Creditors and any person with an interest in the Notes) of this Explanatory Statement.

The following diagram illustrates the relationship between certain persons with interests in the High Yield Notes, which are held in global form through the Clearing Systems.

INTERESTS IN HIGH YIELD NOTES IN GLOBAL FORM HELD THROUGH CLEARING SYSTEMS

Registered Holder of Global Note

Cede & Co. as nominee for DTC

The Global Notes representing interests in the High Yield Notes are registered in the name of Cede & Co. as nominee for DTC and have been deposited with the High Yield Notes Registered Holder (or its nominee)

Clearing System DTC Interests in the High Yield Notes are held in the Clearing System as Book Entry Interests in the accounts of High Yield Notes Account Holders who are DTC Participants

DTC Participant

(For example, a bank or brokerage house, with a securities account at DTC)

The Book Entry Interests are held by a DTC Participant either for its own account (in which case, it is the beneficial owner of and/or the owner of the ultimate economic interest in the relevant High Yield Note) or as custodian for the High Yield Noteholder in which case, it is not the holder of the ultimate economic interest in the relevant High Yields Note

For High Yield Noteholders holding interests in the High Yield Notes through Euroclear, the relevant Book Entry Interests are held by JP Morgan, which is a DTC Participant, as a custodian

For High Yield Noteholders holding interests in the High Yield Notes through Clearstream, Luxembourg, the relevant Book Entry Interests are held by Citibank, which is a DTC Participant, as a custodian

High Yield Notes Account Holders

(For example, a bank or brokerage house, with a securities account at a Clearing System)

Each High Yield Notes Account Holder holds interests in the High Yield Notes either for its own account (in which case it is the beneficial owner of and/or the owner of the ultimate economic interest in the relevant High Yield Note) or as trustee or agent for the Noteholder (in which case it is not the beneficial owner of and/or the holder of the ultimate economic interest in the relevant High Yields Note)

High Yield Notes Intermediary

(For example, a bank or brokerage house which does not have an account with a Clearing System)

There may be one or more High Yield Notes Intermediaries between a High Yield Notes Account Holder and a High Yield Noteholder

High Yield Noteholder The beneficial owner of and/or the owner of the ultimate economic interest in the relevant High Yield Notes

Voting Each High Yield Noteholder will be entitled to attend and vote (or to direct a duly authorised proxy to attend and vote on its behalf) at the Scheme Meeting

The following diagram illustrates the relationship between certain persons with interests in the Retail Notes, which are held in global certificate form through the Clearing Systems.

INTERESTS IN RETAIL NOTES IN GLOBAL CERTIFICATE FORM HELD THROUGH THE CLEARING SYSTEMS

Investors who hold interests in the Retail Notes indirectly through CDIs in CREST and who are not CREST Account Holders must contact their CREST Account Holder as soon as possible in connection with participation in the Scheme. A separate CREST Account Holder Letter must be completed by CREST Account Holders in respect of CDIs representing Retail Notes. For further information, please see the instructions and guidance set out in part B (Summary of actions to be taken by Retail Noteholders) below and appendix 2 (Instructions and guidance for Scheme Creditors and any person with an interest in the Notes). The form of CREST Account Holder Letter will be available from the Scheme Website at www.lucid-is.com/enquest.

Retail Notes Depositary Société Générale Bank and Trust The Retail Notes Depositary holds the Retail Notes Global Certificate as common depositary for the Clearing Systems

Clearing System Euroclear or Clearstream, Luxembourg Each Clearing System has a number of Retail Notes Account Holders who have accounts with Euroclear or Clearstream, Luxembourg

Retail Notes Account Holder

(For example, a bank or brokerage house, with a securities account at Euroclear or Clearstream, Luxembourg)

Each Retail Notes Account Holder has interests in the Retail Notes either for its own account (in which case, it is the beneficial owner of and/or the owner of the ultimate economic interest in the relevant Retail Notes) or on behalf of the Retail Noteholder (in which case, it is not the holder of the ultimate economic interest in the relevant Retail Notes)

Retail Notes Intermediary

(For example a bank or brokerage house which does not have an account with a Clearing System)

There may be one or more Retail Notes Intermediaries between a Retail Notes Account Holder and a Retail Noteholder

Retail Noteholder The beneficial owner of and/or the owner of the ultimate economic interest in the relevant Retail Notes

Voting

Each beneficial owner of and/or the owner of the ultimate economic interest in the relevant Retail Notes will be entitled to appoint a proxy to attend and vote at the Scheme Meeting (either the Chairman or another person selected by the Retail Noteholder) or to attend and vote at the Scheme Meeting in person.

PART A
SUMMARY OF ACTIONS TO BE TAKEN BY HIGH YIELD NOTEHOLDERS

High Yield Noteholders are invited to vote at the Scheme Meeting by completing and delivering, or directing their High Yield Notes Account Holder to complete and deliver, to the Information Agent the High Yield Notes Account Holder Letter set out in appendix 3 (Form of High Yield Notes Account Holder Letter).

Detailed instructions on the actions which High Yield Noteholders, High Yield Notes Intermediaries and High Yield Notes Account Holders should take are set out in this Explanatory Statement and are summarised below.

High Yield Noteholders should read the full instructions set out in appendix 2 (Instructions and guidance for Scheme Creditors and any person with an interest in the Notes).

1.                                          You should read this Explanatory Statement as a whole, in conjunction with the documents that accompany it (including the High Yield Notes Account Holder Letter) which contains, among other things, the voting form relating to the Scheme Meeting.

2.                                          A High Yield Notes Account Holder may complete and submit a High Yield Notes Account Holder Letter on behalf of a High Yield Noteholder if the High Yield Notes Account Holder has the authority to do so and it discloses the identity of such High Yield Noteholder.

Actions to be taken by High Yield Noteholders in relation to the Scheme for the purposes of voting at the Scheme Meeting

3.                                          In general, a separate High Yield Notes Account Holder Letter must be completed in respect of each separate beneficial holding of the High Yield Notes.

4.                                          If you are a High Yield Noteholder that is not a High Yield Notes Account Holder and wish to vote at the Scheme Meeting, you should:

(a)                           be aware that the New High Yield Notes will only be eligible for clearing and settlement through Euroclear and Clearstream, Luxembourg and DTC’s ATOP (Automated Tender Offer Program) system may not be used for the processing of Custody Instructions. Any High Yield Noteholder that is not a High Yield Notes Account Holder is highly recommended to instruct its Account Holder to move its High Yield Notes from DTC to an account with Euroclear or Clearstream, Luxembourg before taking any of the steps outlined below;

(b)                           direct your High Yield Notes Account Holder to take the relevant steps to be taken in respect of interests in the High Yield Notes held through DTC or High Yield Notes held through Euroclear or Clearstream, Luxembourg (as applicable) set out in appendix 2 (Instructions and guidance for Scheme Creditors and any person with an interest in the Notes); and

(c)                            direct your High Yield Notes Account Holder to complete the appropriate parts of the High Yield Notes Account Holder Letter set out in appendix 3 (Form of High Yield Notes Account Holder Letter) and deliver the completed High Yield Notes Account Holder Letter as soon as possible to the Information Agent and, in any event, so as to be received before the Voting Instruction Deadline, being 5.00 p.m. (London time) on 10 November 2016.

5.                                          If you are a High Yield Noteholder that is a High Yield Notes Account Holder and wish to vote at the Scheme Meeting in accordance with the terms of the Scheme, you should:

(a)                           be aware that the New High Yield Notes will only be eligible for clearing and settlement through Euroclear and Clearstream, Luxembourg and DTC’s ATOP (Automated Tender Offer Program) system may not be used for the processing of Custody Instructions. Any High Yield Noteholder that is a High Yield Notes Account Holder is highly recommended to move its High Yield Notes from DTC to an account with either Euroclear or Clearstream, Luxembourg before taking any of the steps outline below;

(b)                           take the relevant steps to be taken in respect of interests in the High Yield Notes held through DTC or High Yield Notes held through Euroclear or Clearstream, Luxembourg (as applicable) set out in appendix 2 (Instructions and guidance for Scheme Creditors and any person with an interest in the Notes); and

(c)                            complete the appropriate parts of the High Yield Notes Account Holder Letter set out in appendix 3 (Form of High Yield Notes Account Holder Letter) and deliver the completed High Yield Notes Account Holder Letter as soon as possible to the Information Agent and, in any event, so as to be received before the Voting Instruction Deadline, being 5.00 p.m. (London time) on 10 November 2016.

6.                                          Part 2, section 3 (Voting) of the High Yield Notes Account Holder Letter set out in appendix 3 (Form of High Yield Notes Account Holder Letter) includes elections pursuant to which the High Yield Noteholder is able to: (i) appoint the Chairman of the Scheme Meeting as its proxy to attend and vote on its behalf at the Scheme Meeting; (ii) attend and vote at the Scheme Meeting in person; or (iii) appoint a proxy (other than the Chairman of the Scheme Meeting) to attend and vote on its behalf at the Scheme Meeting.

7.                                          Part 2, section 2 (Lock-up) of the High Yield Notes Account Holder Letter set out in appendix 3 (Form of High Yield Notes Account Holder Letter) enables a High Yield Noteholder to provide a Voting Undertaking by confirming on its behalf its agreement to enter into the Voting Undertaking.

8.                                          Each High Yield Noteholder that wishes to vote at the Scheme Meeting will be required to ensure that prior to delivering a High Yield Notes Account Holder Letter to the Information Agent: (i) if it is the High Yield Notes Account Holder, it instructs; or (ii) if it is not the High Yield Notes Account Holder, its High Yield Notes Account Holder instructs on its behalf either Euroclear or Clearstream, Luxembourg to block those High Yield Notes. This can be effected by giving Custody Instructions to that effect to the relevant Clearing System prior to the Custody Instruction Deadline. As the procedure for blocking High Yield Notes may take a considerable period of time, High Yield Noteholders should ensure that Custody Instructions are given as early as possible so that the relevant High Yield Notes are blocked prior to the latest time for blocking High Yield Notes as set out in Expected Timetable of Principal Events at page 7 of this Explanatory Statement. For High Yield Notes held through DTC outside Euroclear or Clearstream, Luxembourg, the High Yield Noteholder must procure that the High Yield Notes Account Holder through whom it holds its High Yield Notes medallion guarantee stamps its High Yield Notes Account Holder Letter and confirms it holds a position in such High Yield Notes as at the Record Time. The procedure for doing this is described in appendix 2 (Instructions and guidance for Scheme Creditors and any person with an interest in the Notes).

Failure to deliver a valid High Yield Notes Account Holder Letter on behalf of a High Yield Noteholder by the Voting Instruction Deadline will mean that the voting instructions contained in that High Yield Notes Account Holder Letter will be disregarded for the purposes of voting at the Scheme Meeting and the High Yield Noteholder will not be entitled to vote at the Scheme Meeting.

9.                                          The Scheme requires the approval of a majority in number representing at least 75 per cent. in value of the Scheme Creditors together present and voting in person or represented at the Scheme Meeting to be held at 11.00 a.m. (London time) on 14 November 2016.

10.                                   It is important that as many votes as possible are cast at the Scheme Meeting so that the Court may be satisfied that there is a fair and reasonable representation of opinion of Scheme Creditors. You are therefore strongly urged to complete and sign or direct your High Yield Notes Account Holder to complete and sign the relevant parts of your High Yield Notes Account Holder Letter.

11.                                   The amount of the High Yield Notes Scheme Claims of each High Yield Noteholder which submits a valid High Yield Notes Account Holder Letter in respect of the High Yield Notes will be calculated as at the Record Time based on information confidentially provided to the Company by each of DTC and the Information Agent. This information will be used by the Chairman to determine whether the Scheme is approved at the Scheme Meeting. Accordingly, High Yield Noteholders do not need to take any action in respect of confirming the amount of their High Yield Notes Scheme Claims other than providing the details requested in the High Yield Notes Account Holder Letter.

12.                                   The High Yield Notes Trustee has confirmed that it will not exercise any voting rights to which it may be entitled as a Scheme Creditor at the Scheme Meeting.

13.                                   Completed High Yield Notes Account Holder Letters for the purposes of voting at the Scheme Meeting should be delivered to the Information Agent. High Yield Notes Account Holder Letters should not in any circumstances be delivered to any of the High Yield Notes Registered Holder Nominee, the High Yield Notes Registered Holder, the High Yield Notes Trustee, the Company or any Guarantor or any other person. None of the High Yield Notes Registered Holder Nominee, the High Yield Notes Registered Holder, the High Yield Notes Trustee, the Company or any Guarantor and any of their respective affiliates, officers, directors or employees or any other person will be under any duty to give notification of any defects, irregularities or delays in any High Yield Notes Account Holder Letter, nor will any of such entities or persons incur any liability for failure to give such notification.

14.                                   Completed High Yield Notes Account Holder Letters for the purposes of voting should be delivered to the Information Agent so as to be received by the Information Agent as soon as possible and in any event before the Voting Instruction Deadline being 5.00 p.m. (London time) on 10 November 2016.

PART B
SUMMARY OF ACTIONS TO BE TAKEN BY RETAIL NOTEHOLDERS

Retail Noteholders are invited to vote at the Scheme Meeting by completing and delivering, or directing their Retail Notes Account Holder to complete and deliver, to the Information Agent the Retail Notes Account Holder Letter set out in appendix 4 (Form of Retail Notes Account Holder Letter).

Investors who hold interests in the Retail Notes indirectly through CDIs in CREST and who are not CREST Account Holders must contact their CREST Account Holder as soon as possible in connection with participation in the Scheme. A separate CREST Account Holder Letter must be completed by CREST Account Holders in respect of CDIs representing Retail Notes. For further information, please see the instructions and guidance set out in appendix 2 (Instructions and guidance for Scheme Creditors and any person with an interest in the Notes). The form of CREST Account Holder Letter will be available from the Scheme Website at www.lucid-is.com/enquest.

Detailed instructions on the actions which Retail Noteholders, Retail Notes Intermediaries and Retail Notes Account Holders should take are set out in this Explanatory Statement and are summarised below.

Retail Noteholders should read the full instructions set out in appendix 2 (Instructions and guidance for Scheme Creditors and any person with an interest in the Notes).

1.                                          You should read this Explanatory Statement as a whole, in conjunction with the documents that accompany it (including the Retail Notes Account Holder Letter which contains, among other things, the voting form relating to the Scheme Meeting).

2.                                          A Retail Notes Account Holder may complete and submit a Retail Notes Account Holder Letter on behalf of a Retail Noteholder if the Retail Notes Account Holder has the authority to do so.

Actions to be taken by Retail Noteholders in relation to the Scheme for the purposes of voting at the Scheme Meeting

3.                                          If you are a Retail Noteholder that is not a Retail Notes Account Holder and wish to vote at the Scheme Meeting, you should direct your Retail Notes Account Holder to complete the appropriate parts of the Retail Notes Account Holder Letter set out in appendix 4 (Form of Retail Notes Account Holder Letter) and deliver the completed Retail Notes Account Holder Letter as soon as possible to the Information Agent and, in any event, so as to be received before the Voting Instruction Deadline, being 5.00 p.m. (London time) on 10 November 2016.

4.                                          If you are a Retail Noteholder that is a Retail Notes Account Holder and wish to vote at the Scheme Meeting, you should complete the appropriate parts of the Retail Notes Account Holder Letter set out in appendix 4 (Form of Retail Notes Account Holder Letter) and deliver the completed Retail Notes Account Holder Letter as soon as possible to the Information Agent and, in any event, so as to be received before the Voting Instruction Deadline, being 5.00 p.m. (London time) on 10 November 2016.

5.                                          Part 2, section 2 (Lock-up) of the Retail Notes Account Holder Letter set out in appendix 4 (Form of Retail Notes Account Holder Letter) enables a Retail Noteholder to enter into a Lock-up Arrangement by confirming on its behalf its agreement to enter into the Voting Undertakings.

6.                                          Part 2, section 3 (Voting) of the Retail Notes Account Holder Letter set out in appendix 4 (Form of Retail Notes Account Holder Letter) includes elections pursuant to which the Retail Noteholder is able (i) to appoint the Chairman of the Scheme Meeting as its proxy to attend and vote on its behalf at the Scheme Meeting; (ii) to attend and vote at the

Scheme Meeting in person; or (iii) to appoint a proxy (other than the Chairman of the Scheme Meeting) to attend and vote on its behalf at the Scheme Meeting.

7.                                          In connection with the Retail Notes Account Holder Letter, each Retail Noteholder that wishes to vote at the Scheme Meeting will be required to ensure that (i) if it is the Retail Notes Account Holder, it instructs or (ii) if it is not the Retail Notes Account Holder, its Retail Notes Account Holder instructs the relevant Clearing System to block those Retail Notes. This can be effected by giving Custody Instructions to that effect to the relevant Clearing System prior to the Custody Instruction Deadline. As the procedure for blocking Retail Notes may take a considerable period of time, Retail Noteholders should ensure that Custody Instructions are given as early as possible so that the relevant Retail Notes may be blocked prior to the latest time for blocking Retail Notes as set out in the Expected Timetable of Principal Events at page 7 of this Explanatory Statement. The procedure for doing this is described in appendix 2 (Instructions and guidance for Scheme Creditors and any person with an interest in the Notes).

Failure to deliver a valid Retail Notes Account Holder Letter on behalf of a Retail Noteholder by the Voting Instruction Deadline will mean that the voting instructions contained in that Retail Notes Account Holder Letter will be disregarded for the purposes of voting at the Scheme Meeting and the Retail Noteholder will not be entitled to vote at the Scheme Meeting.

8.                                          The Scheme requires the approval of a majority in number representing at least 75 per cent. in value of the Scheme Creditors together present and voting in person or represented at the Scheme Meeting to be held at 11.00 a.m. (London time) on 14 November 2016.

9.                                          It is important that as many votes as possible are cast at the Scheme Meeting so that the Court may be satisfied that there is a fair and reasonable representation of opinion of Scheme Creditors. You are therefore strongly urged to complete and sign or direct your Retail Notes Account Holder to complete and sign the relevant parts of your Retail Notes Account Holder Letter.

10.                                   The amount of the Scheme Claims of each Retail Noteholder which submits a valid Retail Notes Account Holder Letter in respect of the Retail Notes will be calculated as at the Record Time based on information confidentially provided to the Company by the Information Agent. This information will be used by the Chairman to determine whether the Scheme is approved at the Scheme Meeting. Accordingly, Retail Noteholders do not need to take any action in respect of confirming the amount of their Scheme Claims other than providing the details requested in the Retail Notes Account Holder Letter.

11.                                   The Retail Notes Trustee has confirmed that it does not currently intend to exercise any voting rights to which it may be entitled as a Scheme Creditor at the Scheme Meeting.

12.                                   Completed Retail Notes Account Holder Letters for the purposes of voting at the Scheme Meeting should be delivered to the Information Agent. Retail Notes Account Holder Letters should not in any circumstances be delivered to the Retail Notes Depositary, the Retail Notes Trustee, the Company or any Guarantor or any other person. None of the Retail Notes Depositary, the Retail Notes Trustee, the Company or any Guarantor and any of their respective affiliates, officers, directors or employees or any other person will be under any duty to give notification of any defects, irregularities or delays in any Retail Notes Account Holder Letter, nor will any of such entities or persons incur any liability for failure to give such notification.

13.                                   Completed Retail Notes Account Holder Letters for the purposes of voting should be delivered to the Information Agent so as to be received by the Information Agent as soon as possible and in any event before the Voting Instruction Deadline being 5.00 p.m. (London time) on 10 November 2016.

Actions to be taken by CDI Holders in relation to the Scheme for the purposes of voting at the Scheme Meeting

14.                                   If you hold an interest in the Retail Notes indirectly through CDIs in CREST and you are not a CREST Account Holder, you must contact your CREST Account Holder as soon as possible in connection with participation in the Scheme. A separate CREST Account Holder Letter must be completed by CREST Account Holders in respect of CDIs representing Retail Notes. For further information, please see the instructions and guidance set out in appendix 2 (Instructions and guidance for Scheme Creditors and any person with an interest in the Notes). The form of CREST Account Holder Letter will be available from the Scheme Website at www.lucid-is.com/enquest.

15.                                   If you are a CDI Holder that is not a CREST Account Holder and wish to vote at the Scheme Meeting in respect of the Retail Notes represented by your CDIs, you should direct your CREST Account Holder to complete the appropriate parts of the CREST Account Holder Letter and deliver the completed CREST Account Holder Letter as soon as possible to the Information Agent and, in any event, so as to be received before the Voting Instruction Deadline, being 5.00 p.m. (London time) on 10 November 2016.

16.                                   If you are a CDI Holder that is a CREST Account Holder and wish to vote at the Scheme Meeting in respect of the Retail Notes represented by your CDIs, you should complete the appropriate parts of the CREST Account Holder Letter and deliver the completed CREST Account Holder Letter as soon as possible to the Information Agent and, in any event, so as to be received before the Voting Instruction Deadline, being 5.00 p.m. (London time) on 10 November 2016.

17.                                   Part 2, section 2 (Lock-up) of the CREST Account Holder Letter enables a CDI Holder to enter into a Lock-up Arrangement by confirming on its behalf its agreement to enter into the Voting Undertakings.

18.                                   Part 2, section 3 (Voting) of the CREST Account Holder Letter includes elections pursuant to which the CDI Holder is able (i) to appoint the Chairman of the Scheme Meeting as its proxy to attend and vote on its behalf at the Scheme Meeting in respect of the Retail Notes represented by its CDIs; (ii) to attend and vote at the Scheme Meeting in person in respect of the Retail Notes represented by its CDIs; or (iii) to appoint a proxy (other than the Chairman of the Scheme Meeting) to attend and vote on its behalf at the Scheme Meeting in respect of the Retail Notes represented by its CDIs.

19.                                   In connection with the CREST Account Holder Letter, each CDI Holder that wishes to vote at the Scheme Meeting will be required to ensure that (i) if it is the CREST Account Holder, it instructs or (ii) if it is not the CREST Account Holder, its CREST Account Holder instructs on its behalf the CREST Receiving Agent to block those CDIs representing Retail Notes. This can be effected by giving TTE Instructions to that effect to the CREST Receiving Agent prior to the CREST TTE Instruction Deadline. As the procedure for blocking CDIs representing Retail Notes may take a considerable period of time, CDI Holders should ensure that TTE Instructions are given as early as possible so that the relevant CDIs may be blocked prior to the latest time for blocking CDIs representing Retail Notes as set out in the Expected Timetable of Principal Events at page 7 of this Explanatory Statement. The procedure for doing this is described in appendix 2 (Instructions and guidance for Scheme Creditors and any person with an interest in the Notes) and in the CREST Account Holder Letter itself.

If you are in any doubt as to what action you should take in connection with this Explanatory Statement, the proposals contained in it or the documents that accompany it, you are recommended to seek your own independent advice immediately from your legal, financial, tax or other independent adviser authorised under FSMA if you are resident in, have a registered address in, or are a citizen of the UK, or, if not, from another appropriately authorised independent financial adviser.

PART 1

BACKGROUND AND RATIONALE TO THE RESTRUCTURING

1.                                          INTRODUCTION

1.1                                   On 13 October 2016, following an extensive period of engagement and negotiation with stakeholders, the Company announced the Scheme, which forms part of a wider Restructuring agreed between the Company and its key stakeholders.

1.2                                   This Explanatory Statement is provided pursuant to section 897 of the Companies Act. It explains why the Company believes the proposed Restructuring and the Scheme to be in the best interests of those with an economic interest in the Group, including the Scheme Creditors.

1.3                                   The Scheme will implement certain changes to the Notes, which the Directors believe, together with the Restructuring, will put the Group in a stronger position to meet current oil market conditions, as they continue to believe that the Group’s fundamental business, with its strategy of targeting mature and marginal oil assets and its focus on cost efficiency, is well placed to withstand a prolonged period of low oil prices, and will be even better placed to do so after completion of the Kraken development.

2.                                          SUMMARY INFORMATION ON THE COMPANY

2.1                                   The Company is an oil and gas production and development company focused on turning opportunities into value by targeting maturing assets and undeveloped oil fields. It is the largest independent UK oil producer in the UK North Sea (as last measured for the 12 months ended 31 May 2016) with production from offshore oil fields in the UKCS and Malaysia. The Company’s shares trade on both the London Stock Exchange and the NASDAQ Stockholm.

2.2                                   Most of the Group’s existing assets are located in the UKCS in the North Sea. The Group’s producing operated assets in the UKCS include the Thistle/Deveron, Heather/Broom, Don, Greater Kittiwake Area and Alma/Galia fields. In addition, the Group has an interest in the non-operated Alba producing oil field. As of 30 June 2016, the Group had interests in 29 UK production licences, covering 41 blocks or part blocks and was the operator of 26 of those licences. The Group also has two currently producing assets located in Malaysia, PM8/Seligi and Tanjong Baram.

2.3                                   The Group’s average daily production on a working interest basis for the six months ended 30 June 2016 was 42,520 boepd and its net 2P reserves were 216 Mmboe as of 1 January 2016.

2.4                                   The Group’s primary development asset is the Kraken development, in which it owns a 70.5 per cent. working interest. The Group is the operator of the Kraken development. It is the Group’s largest project to date and one of the largest projects in the UKCS in recent years. The Directors expect it to deliver first oil in the first half of 2017. The Group also owns a 50 per cent. working interest in, and is the operator of, the Scolty/Crathes development, which was the only offshore pure oil field approved by the Oil & Gas Authority in 2015. The directors expect that the Scolty/Crathes fields will deliver first oil around the end of 2016.

3.                                          GROUP INDEBTEDNESS

High Yield Notes

3.1                                   The Company is the issuer of the High Yield Notes. The final maturity date of the High Yield Notes is 15 April 2022 and the current aggregate principal outstanding amount owing to the High Yield Noteholders is US$650 million. The High Yield Notes are guaranteed on a subordinated and unsecured basis by the Guarantors, who are certain of the Company’s subsidiaries.

Retail Notes

3.2                                   The Company is also the issuer of the Retail Notes. The final maturity date of the Retail Notes is 15 February 2022. The current aggregate principal outstanding amount owing to the Retail Noteholders is approximately £155 million. The Retail Notes are also guaranteed on a subordinated and unsecured basis by the Guarantors.

Existing RCF

3.3                                   The Company, together with other entities in the Group, is a borrower and guarantor under the senior secured Existing RCF. Borrowings under the Existing RCF may be and have been used for the purpose of funding oil and gas investment related expenditure of the Company and its subsidiaries. The aggregate commitments under the Existing RCF are US$1.2 billion, which can in certain circumstances be increased to US$1.7 billion.

3.4                                   As of 31 July 2016, the Group had drawn US$956.3 million under the Existing RCF and utilised letters of credit of US$7 million.

Hedging Arrangements

3.5                                   The Group maintains certain commodity hedges to manage its exposure to movements in oil and gas prices. In addition, the Group holds a small portfolio of foreign exchange derivatives. In connection with these activities, the Group has entered into International Swaps and Derivatives Association master agreements with several hedging partners.

Surety Bond Facilities

3.6                                   The Group currently has two Surety Bond Facilities provided by the Surety Bond Providers in respect of its decommissioning obligations in the UK. The Surety Bond Facilities are for an aggregate amount of £89.2 million and US$5 million, of which £2 million mature in September 2017, with the remaining amount maturing in December 2016.

Tanjong Baram Facility

3.7                                   EP Malaysia, a subsidiary of the Company, is the borrower under the Tanjong Baram Facility, a senior secured project finance loan facility with, among others, DBS Bank Ltd in connection with the Tanjong Baram field. The aggregate principal outstanding amount owing under the Tanjong Baram Facility as at 30 July 2016 was US$30.1 million. Under the terms of the Tanjong Baram Facility, EP Malaysia may only use loan proceeds in connection with the development of the Tanjong Baram field. The final maturity date of the Tanjong Baram Facility is 31 March 2020.

4.                                          BACKGROUND TO AND REASONS FOR THE RESTRUCTURING

The financial difficulties experienced by the Group and the need for a financial restructuring

4.1                                   Oil prices have declined significantly since the second half of 2014, with the average realised price for the Group’s UKCS and Malaysian oil sales (excluding hedging) together decreasing from US$100.6 per barrel for the year ended 31 December 2014 to US$50.9 per barrel for the year ended 31 December 2015, and from US$58 per barrel for the six months ended 30 June 2015 to US$41 per barrel for the six months ended 30 June 2016. The Brent crude oil benchmark (which is the benchmark against which the Group’s UKCS production is priced) reached a low of US$27.88 per barrel on 20 January 2016. Although oil prices have stabilised somewhat, they remain significantly below the levels that prevailed in 2013 and the first half of 2014 (with the Brent crude oil benchmark at a high of US$118.9 on 8 February 2013). The Brent crude oil benchmark was US$51.7 per barrel as of 12 October 2016. This reduction in oil prices has had a negative impact on the Group’s revenues and cash flows from operating activities.

4.2                                   In response to the decline in oil prices, the Group has set a number of strategic priorities, including delivering on execution, streamlining operations and strengthening the Group’s balance sheet. The Group has continued to focus on delivering a strong operational performance, as demonstrated by the 31.1 per cent. increase in the Group’s net daily average production in 2015 and a 43.3 per cent. increase in net daily average production in the six months ended 30 June 2016 (compared to the same period in the prior year) and reduced operating costs described in more detail below. The Group has also taken a number of additional measures to address the impact of the decline in oil prices and the Group’s cash flow constraints, including the following:

(a)                           Negotiating amendments to certain financial covenants in the Existing RCF and the Retail Notes: In January 2015, the Group negotiated temporary amendments to certain of its financial covenants in the Existing RCF, raising the net debt/EBITDA covenant to five times and reducing the ratio of EBITDA to financing charges to a minimum of three times, both until mid-2017, providing the Group with additional headroom in the low oil price environment. In May 2015, following approval by the holders of the Retail Notes, the financial covenants in the Retail Notes were amended for consistency with the amendments to the Existing RCF. The Company is seeking further changes to the Existing RCF and Retail Notes as part of the Restructuring as mentioned above.

(b)                           Engaging in commodity hedging activities: In line with its financial policies, the Group entered into a number of commodity hedging contracts in 2014, partially hedging the Group’s exposure to fluctuations in oil prices, and entered into additional hedging contracts in 2015 as a response to the continued low oil price environment. As of 31 December 2015, the Group’s commodity hedging contracts included bought put options over 8 millions of barrels, maturing throughout 2016, with an average strike price of US$68 per barrel and oil swap contracts to sell 2 millions of barrels at an average price of US$66.64 per barrel maturing throughout 2016. These hedging arrangements considerably mitigated the fall in the Group’s revenues for the year ended 31 December 2015, as the Group recognised US$261.2 million in realised gains from its hedging activities (relating to the portion of the Group’s commodity hedging contracts that were ineffective for hedging purposes or held for trading purposes) during the year ended 31 December 2015. As of 30 June 2016, the Group’s commodity hedging contracts included bought put options over 4.3 millions of barrels at an average price of US$68 per barrel maturing throughout 2016 and oil swap contracts to sell 1.3 millions of barrels at an average price of US$67 per barrel maturing throughout 2016. The Company has also sold 500,000 barrels per month for the first half of 2017 (3 millions of barrels total) at a fixed price of US$49 per barrel and has bought a call (nil cost) for the same national quantity, with a strike at US$57.25. Should the price rise above US$57.25, the Group will receive the difference to offset the loss it would make on the US$49 per barrel swaps). During the first six months of 2016, the Group realised US$128.1 million in revenue relating to its commodity hedging activities, which partially offset the decline in oil sales. Since 30 June 2016, the Group entered into hedging arrangements over 1 million of barrels of 2017 production (73 kbbls per month) at a fixed price of US$51.50. The Group has also sold 500,000 bbls per month for the first half of 2017 (3 millions of barrels total) at a fixed price of US$49 per barrel and has bought a call (nil cost) for the same notional quantity, with a strike at US$57.25. Should the price rise above US$57.25, the Group will receive the difference to offset the loss it would make on the US$49 per barrel swaps). In addition, the Group hedged 500,000 barrels for the first half of 2017 at US$54.50.

(c)                            Divesting non-core assets: In 2015, as part of its investment prioritisation programme, the Group disposed of its interests in assets in Norway, Egypt and Tunisia and its exploration assets in Malaysia. The Group also relinquished its interests in a number of exploration licences in the UK. These divestments have allowed the Group to focus on enhancing production at its currently producing assets, including bringing Alma/Galia into full production, and developing its core development assets, being Kraken and Scolty/Crathes.

(d)                           Reducing operating costs: Although the Group has always been focused on cost efficiency, it has made further significant cuts to its cost base since the decline in oil prices, including through lowering supply chain, contractor and staff costs, moving its procurement team to Dubai to take advantage of lower cost structures and working with the Sullom Voe Terminal operator to reduce gross cost levels. The Company reduced average unit operating costs in 2015 to US$30 per barrel (compared to US$42 per barrel in 2014) and in the first half of 2016 to US$23 per barrel (compared to US$39 per barrel in the first half of 2015). The Directors expect average unit operating costs for the full year 2016 to be around the lower end of the guidance of US$25-US$27 per barrel and expect that unit operating costs will decrease to the low US$20s per barrel when Kraken comes fully on-stream.

(e)                            Reducing capital expenditure on the Kraken development: The gross full cycle capital expenditure estimate for Kraken has been reduced by approximately US$675 million since the development was sanctioned in 2013, including the latest reduction of a further US$100 million being announced in October 2016. The expected gross full cycle project cost has therefore been reduced from approximately US$3.2 billion at sanction to approximately US$2.5 billion.

(f)                             Improving future cash flows through the development of Kraken and Scolty/Crathes: The Directors expect that Kraken will deliver first oil in the first half of 2017 and that the Scolty/Crathes fields will deliver first oil around the end of 2016. The increase in production and, as a result, revenues brought about by the completion of these developments, combined with reduced capital expenditure and operational costs, would improve the Group’s cash flow position.

(g)                            Deferring certain trade creditor obligations: The Group has also recently agreed the deferral of certain payments owed to several of its key trade suppliers, particularly those involved in the Kraken development, which the Directors believe demonstrate trade suppliers’ willingness to support the Company. Pursuant to these arrangements, these trade suppliers have agreed for outstanding liabilities to be deferred in accordance with agreed repayment profiles, allowing the Group to repay these liabilities through periodic payments between October 2016 and April 2019.

4.3                                   However, the recent decline in oil prices and the continuing low oil price environment have had a significant negative impact on the Group’s revenues, liquidity and available cash resources. This situation has been exacerbated by the Group’s level of debt and the significant cash resources required to service the interest on this debt, as well as by the significant capital expenditure required for development assets including, in particular, the Kraken development asset, the Group’s largest project to date. These factors combined have put considerable pressure on the Group’s cash flows.

4.4                                   The Company also had an interest payment due on 17 October 2016 on its High Yield Notes (the “October Interest Payment”), which the Company has not, and does not anticipate that it will be able to, pay. If the October Interest Payment is not made within the applicable 30 day grace period and there is no interest payment deferral agreed by the requisite majority of High Yield Noteholders (being 90 per cent. or more of the aggregate principal amount outstanding), this would constitute an event of default under the High Yield Notes and would trigger cross defaults across the Group’s other debt instruments and facilities.

4.5                                   In addition, the Group has, since January 2015, obtained waivers from the Existing RCF Lenders in respect of the liquidity covenant contained in the Existing RCF and the current waiver from this covenant expires on 31 December 2016. To the extent the Group is unable to improve its liquidity position or obtain further waivers from the Existing RCF Lenders, the Group could fail to meet the liquidity covenant in the Existing RCF when next tested on 31 December 2016 or on a subsequent test date, which would constitute an event of default under the Existing RCF.

4.6                                   Although the Group has already undertaken a number of measures to mitigate the impact of the low oil price environment and address the Company’s working capital shortfall (as described above), the Directors believe that in order for the Group to continue to pursue its current strategy (and, in particular, bring Kraken to first oil) and maintain the viability of the Group’s business going forward, a longer term solution is needed to strengthen the Group’s liquidity position and reduce the burden of the Group’s debt service obligations on its business.

4.7                                   In addition to the measures taken by the Group as described above, the Directors have explored a number of other options in order to strengthen the Group’s liquidity position and reduce the burden of the Group’s debt service obligations on its business, including:

(a)                           disposal of certain assets (in addition to the disposal of non-core assets referred to in 4.2(c) above), including engaging in discussions with Delek Group Ltd in connection with the potential farm-out of 20 per cent. of the Group’s interest in the Kraken development. The Group has ultimately been unable to reach an agreement in connection with any such disposals;

(b)                           refinancing the Existing RCF and/or the Notes. In light of the size of the aggregate commitments under the Existing RCF and the outstanding principal amount of the Notes, current macroeconomic conditions and the depressed oil price environment which continues to impact the industry in which the Group operates, the Directors do not consider it would be possible in the circumstances to secure refinancing of the Existing RCF or Notes on the same or more favourable terms than the Existing RCF or the Notes (as applicable); and

(c)                            obtaining additional debt financing. After engaging in discussions with various third party debt providers and the Group’s key stakeholders, including the Existing RCF Lenders and the Ad Hoc Committee and after considering the terms of such additional financing and the Group’s current debt structure, the Directors have concluded that in the current macroeconomic environment, additional debt financing on terms that would be acceptable to the Company and its key stakeholders is not available within the time frame necessary to alleviate the pressure on the Group’s liquidity.

4.8                                   The Directors have engaged in extensive negotiations with the Company’s relevant stakeholders in order to address these issues and, as a result, are proposing the restructuring of certain of the Group’s financing arrangements, an equity raise and the renewal of certain of the Group’s Surety Bond Facilities (referred to in this Explanatory Statement as the “Restructuring”). The Scheme forms an integral part of the Restructuring and the Directors recommend that Scheme Creditors approve the Scheme. The Directors believe that that the Restructuring, if implemented, will enable the Group to complete the Kraken and Scolty/Crathes Developments, which the Directors expect will lead to both significant increases in production and significant decreases in average unit operating costs across the Group. The Directors believe that the completion of the Restructuring, including the Scheme, will put the Group in a stronger position to meet current oil market conditions, as they continue to believe that the Group’s fundamental business, with its strategy of targeting mature and marginal oil assets and its focus on cost efficiency, is well placed to withstand a prolonged period of low oil prices, and will be even better placed to do so after completion of the Kraken development.

5.                                          RESTRUCTURING OVERVIEW

Objectives of the Restructuring

5.1                                   The primary objectives of the Restructuring, and therefore the Scheme, are to:

(a)                           avoid the adverse consequences of an accelerated marketing and sale process of the Group, or parts of the Group, which may prove value destructive to the operating business, following completion of which the Directors expect that the Company would be placed into insolvent liquidation. The recovery for Scheme Creditors, among others, in such a scenario would be unpredictable and is likely to be significantly less than if the Restructuring is successfully completed;

(b)                           ensure a stable and sustainable Group capital structure, so that the Group will possess a strengthened balance sheet and more appropriate debt service and maturity profile in light of the current market environment, including the prevailing depressed oil price;

(c)                            enable the Group to direct its cash resources towards bringing its Kraken development to first oil as soon as possible, which the Directors believe will considerably strengthen the Group’s operations. Kraken is expected to increase the Group’s current production substantially and has a productive life over 20 years. It is also expected to benefit from lower units of operating costs, which the Directors expect will reduce the Group’s average unit operating costs to the low $20s per barrel once Kraken is fully on stream. This will put the Group in a stronger position to withstand a prolonged period of low oil price and deliver value to all stakeholders invested in the Company;

(d)                           service the Group’s general corporate and working capital requirements; and

(e)                            improve the ongoing liquidity position of the Group, putting it in a stronger position to withstand a period of low oil prices.

5.2                                   If the Restructuring is implemented, the Directors anticipate that the proposed amended debt profile of the Group (including the Cash Interest Payment Condition in respect of the Notes to be implemented pursuant to the Scheme (see paragraphs 6.4 and 6.13 of section 6 (Scheme Overview) of this part 1 (Background and Rationale to the Restructuring) below) and the injection of additional equity capital into the Group will reduce the financial burden on the business, enabling the Group to continue to trade despite the current weak macroeconomic climate in the oil industry.

Key features of the Restructuring

5.3                                   As noted above, on 11 October 2016, the Company agreed the terms of the Restructuring with all of the Existing RCF Lenders, all of the Hedging Banks and the Ad Hoc Committee (which is from time to time comprised of certain of the largest holders of the High Yield Notes), representing approximately 61 per cent. of the outstanding principal amount of the High Yield Notes. Due to the diverse nature of the holdings of the Retail Notes, it was not possible for the Company to approach all of the Retail Noteholders in advance of announcement of the Restructuring and the Scheme. However, the Company has consulted on a confidential basis with a number of holders who together hold a significant proportion of the Retail Notes, in order to obtain their indicative support for the proposals contemplated by the Scheme and the Restructuring. The feedback from such Retail Noteholders was very positive and indicated support for the Restructuring from professional investors.

5.4                                   The key features of the proposed Restructuring are:

(a)                           the exchange of High Yield Notes on a dollar-for-dollar basis for New High Yield Notes to be effected through the Scheme on the terms set out in section 6 (Scheme Overview) at paragraphs 6.2 to 6.11 below;

(b)                           the amendment of the Retail Notes to be effected through the Scheme on the terms set out in section 6 (Scheme Overview) at paragraphs 6.12 to 6.20 below (and together with (a), the “Proposed Notes Changes”);

(c)                            recognition of the Scheme as a foreign main proceeding pursuant to Chapter 15 as described in section 7 (Recognition of the Scheme under Chapter 15) below;

(d)                           the Proposed RCF Amendments, which include:

(i)          extending the final maturity date of the Existing RCF by two years to 1 October 2021;

(ii)         splitting the Existing RCF commitments into a term loan facility of US$1.125 billion (the “Term Facility”) and a revolving credit facility of up to US$75 million, available to be utilised either by way of loans or for the issuance of letters of credit, subject to a sub-limit of US$50 million. No lender will be permitted to dispose of all or part of its Commitment (as defined in the Existing RCF) in a facility without disposal of an equivalent proportion of its commitment in the other facility to the same person;

(iii)        amending the margin on each of the facilities and cancelling the existing accordion feature. Outstanding loans and letters of credit under the facilities that in aggregate exceed the Group’s RRBV, which will be fixed at US$890 million for the life of the Existing RCF, have super senior status alongside any new super senior hedging and benefit from an interest rate of LIBOR (subject to a minimum of zero) plus 5.25 per cent. per annum in cash and (with the balance to be added to the PIK Amount (as described below) every six months) 3.75 per cent. per annum PIK (the “PIK Margin”). Outstanding loans and letters of credit under the facilities up to the RRBV and the PIK Amount (as defined below) have senior status and benefit from an interest rate of LIBOR (subject to a minimum of zero) plus 4.75 per cent. per annum in cash. LIBOR shall not apply to letters of credit and on certain letters of credit (being Performance LCs as defined in the Existing RCF), only 50 per cent. of the applicable margin will apply. The ability to increase the aggregate commitments by way of the accordion is to be cancelled. The PIK amount (the “PIK Amount”) shall be zero on the date the amendments to the Existing RCF become effective. The PIK Amount will then increase as follows:

(A)                         in respect of any utilisation to which a PIK Margin applies, the PIK Margin shall accrue on that utilisation and shall be capitalised and be added to the PIK Amount on each 30 June and 31 December; and

(B)                         the PIK Amount interest, being 900 bps (the “PIK Amount Interest”), shall accrue on the PIK Amount and shall be capitalised and added to the PIK Amount on each 30 June and 31 December;

(iv)                        resetting certain of the financial covenants and amending the leverage ratio so that it becomes a senior secured leverage ratio to allow the Group sufficient headroom;

(v)                           amending the amortisation profile for the repayment of the facilities as follows:

(A)                         from the Effective Date up to and including 31 March 2018: US$1,200 million

(B)                         from 1 April 2018 up to and including 30 September 2018: US$1,060 million;

(C)                         from 1 October 2018 up to and including 31 March 2019: US$930 million;

(D)                         from 1 April 2019 up to and including 30 September 2019: US$755 million;

(E)                          from 1 October 2019 up to and including 31 March 2020: US$655 million;

(F)                           from 1 April 2020 up to and including 30 September 2020: US$535 million;

(G)                         from 1 October 2020 up to and including 31 March 2021: US$500 million;

(H)                        from 1 April 2021 up to and including 30 September 2021: US$435 million; and

(I)                             on the Final Maturity Date: nil;

(vi)        incorporating terms allowing for new super senior hedging; and

(vii)       restricting certain activities of the Group, including requiring a two-third majority of lenders to approve certain acquisitions and disposals, applying restrictions on exploration and appraisal expenditure and requiring proceeds from further bond issuances to be used to prepay the facilities;

(e)                            the Placing and Open Offer of, in aggregate, up to 356,738,114 New Ordinary Shares at an issue price of 23 pence per new ordinary share to raise gross proceeds of, in aggregate, approximately £82 million.  Double A Limited, a company beneficially owned by the extended family of Amjad Bseisu, a Director, is proposing to participate in the Placing and Open Offer. Double A Limited has agreed to participate in the Placing on a dollar-for-dollar basis against the total number of New Ordinary Shares which existing shareholders commit to subscribe for on a pro rata basis, up to a maximum of £33.73 million, subject to clawback to satisfy valid applications by qualifying shareholders in the Open Offer. In addition, Double A Limited has irrevocably undertaken to take up 31,735,702 New Ordinary Shares in the Open Offer, representing its pro rata share of the amount to be raised in the Open Offer; and

(f)                             the renewal of the Surety Bond Facilities for one year from December 2016 and a further year from December 2017, in all circumstances save for the insolvency of EnQuest Heather or the Company.

Implementation of the Restructuring

5.5                                   The Restructuring is expected to be implemented as follows:

(a)                           the Proposed Notes Changes will be implemented through the Scheme;

(b)                           the Chapter 15 Recognition will be sought at the Chapter 15 Hearing before the US Bankruptcy Court following the Scheme Sanction Hearing;

(c)                            the Proposed RCF Amendments will be implemented on a consensual basis between the Company (and its relevant subsidiaries) and the Existing RCF Lenders;

(d)                           the new equity will be raised through the Placing and Open Offer; and

(e)                            the renewal of the Surety Bond Facilities will take place on a bilateral basis between the relevant Group entities and the Surety Bond Providers.

Restructuring Conditional

5.6                                   All of the elements of the Restructuring set out in paragraph 5.4 above are inter-conditional. None of the components of the Restructuring will be completed if the Scheme is not approved by Scheme Creditors and sanctioned by the Court at the Scheme Sanction Hearing. Equally, even if the Scheme is approved by Scheme Creditors and sanctioned by the Court at the Scheme Sanction Hearing, if any of the other elements of the Restructuring set out in paragraph 5.4(c) to (f) above are not approved and/or implemented, the Scheme will not be implemented.

Restructuring process with stakeholders

5.7                                   As noted above, in light of the current market environment, the Group has been closely monitoring and managing its funding position and liquidity risk and has been engaged in confidential discussions with its Existing RCF Lenders and Hedging Banks to explore a range of opportunities for debt reduction, refinancing and/or restructuring alongside the various cost saving, strategic hedging and asset disposal initiatives described in paragraphs 4.2 and 4.7 above.

5.8                                   The Company subsequently extended its confidential discussions to include the Ad Hoc Committee, acknowledging that the Company would need to address its ongoing debt service obligations in respect of the Notes in order to achieve a stable and sustainable Group debt structure, particularly in light of the Group’s capital expenditure commitments to bring Kraken to first oil and the prevailing low oil price environment.

5.9                                   Following negotiation with the Existing RCF Lenders, the Hedging Banks and the Ad Hoc Committee, the Company announced on 13 October 2016 that it had agreed the key terms of the Restructuring.

5.10                            On 11 October 2016, the Company entered into the Lock-up Agreement with all of the Existing RCF Lenders, all of the Hedging Banks and High Yield Noteholders representing approximately 61 per cent. in value of the outstanding principal amount of the High Yield Notes, pursuant to which they each agreed to, among other things, and subject to certain conditions:

(a)                           take all steps and other actions reasonably necessary in order to support, facilitate, implement, consummate or otherwise give effect to the Restructuring; and

(b)                           in the case of the participating High Yield Noteholders, attend the Scheme Meeting in person or by proxy and vote in favour of the Scheme, and not take any Enforcement Action, including in respect of the October Interest Payment.

5.11                            The purpose of the Lock-up Agreement was to enable the Company to launch the Restructuring with a greater degree of certainty as to its success, particularly in light of the considerable publicity, cost and potential impact on the Company’s business operations involved in its launch.

5.12                            As noted above, due to the diverse nature of the holdings of the Retail Notes, it was not possible for the Company to approach all of the Retail Noteholders in advance of announcement of the Restructuring and the Scheme. However, the Company has consulted on a confidential basis with a number of holders who together hold a significant proportion of the Retail Notes, in order to obtain their indicative support for the proposals contemplated by the Scheme and the Restructuring. The feedback from such Retail Noteholders was very positive and indicated support for the Restructuring from professional investors.

5.13                            The Company intends to invite all other Noteholders to enter into or procure the entry into a lock-up arrangement with the Company in advance of the Scheme Meeting, as explained below in part 2 (Overview of the Scheme), section 1 (Scheme of arrangement overview) at paragraphs 1.19 to 1.24 (Lock-up Arrangements).

5.14                            No fee has been offered to Noteholders in connection with the arrangements described in this section and the High Yield Noteholders who have entered into the Lock-up Agreement have not received any additional rights or advantage from having done so.

6.                                          SCHEME OVERVIEW

6.1                                   Set out below are high level summaries of the key elements of the Scheme.

These summaries are not intended to be exhaustive or complete and any summaries of the principal provisions of the Scheme contained in this Explanatory Statement are qualified in their entirety by reference to the Scheme itself.

New High Yield Notes

6.2                                   Pursuant to the Scheme, the proposed changes to the High Yield Notes and the Retail Notes will be effected such that the principal economic and commercial terms applicable to the New High Yield Notes and the Amended Retail Notes are the same.

6.3                                   Pursuant to the Scheme, all High Yield Notes will be exchanged on a dollar-for-dollar basis for New High Yield Notes. The New High Yield Notes will include the following terms.

Interest

6.4                                   The New High Yield Notes will accrue a fixed coupon of 7 per cent. per annum payable semi-annually in arrear. Interest under the New High Yield Notes will only be payable in cash on an interest payment date if: (a) over the six months immediately preceding the day which is one month prior to the relevant interest payment date under the New High Yield Notes, the average end of day Dated Brent Future (as published by Platts) (or such equivalent price that may replace the dated Brent price from time to time) is equal to or above US$65.00 per barrel; and (b) no payment event of default is continuing under the Existing RCF (which shall include any such event of default arising as a result of the aggregate amount of the loans and letters of credit outstanding under the Existing RCF exceeding the aggregate commitments applicable at such time) (collectively, the “Cash Interest Payment Condition”).

6.5                                   If the Cash Interest Payment Condition is not satisfied in respect of an interest payment date, interest will not be paid in cash on that interest payment date and will be capitalised and satisfied by the issue of additional New High Yield Notes to holders of the New High Yield Notes outstanding at such time. The Cash Interest Payment Condition in the New High Yield Notes will cease to apply (and thereafter all payments of interest will be made in cash) upon the earlier of: (a) the repayment in full of the Existing RCF from cash generated from assets of the Group; or (b) the repayment or refinancing in full of the Existing RCF on terms that enable the disapplication of the Cash Interest Payment Condition and future interest on the New High Yield Notes and the Amended Retail Notes to be paid in cash.

6.6                                   Any interest due but not paid on the High Yield Notes prior to the effective date of the Restructuring will be capitalised and added to the principal amount of the New High Yield Notes to be issued pursuant to the Scheme.

Financial indebtedness baskets and restrictions on certain payments

6.7                                   The New High Yield Notes will also reflect amendments to certain financial indebtedness baskets in the High Yield Notes Indenture and a restriction on certain payments to Shareholders (and their affiliates) if the Company has not redeemed (in cash at par pursuant to a new option redemption right) the New High Yield Notes in an amount equal to any capitalised interest thereon, together with any accrued but unpaid interest. The Placing and Open Offer will not constitute an “Equity Offering” for the purpose of the optional redemption provisions of the New High Yield Notes and will not build up the Restricted Payments (under and as defined in the New High Yield Notes) build up basket or be used to make any Restricted Payments.

Maturity date

6.8                                   The New High Yield Notes will have an originally scheduled maturity dated of 15 April 2022. The Company will have the option (at its absolute discretion) to extend, at any time, the maturity date to 15 April 2023. In addition, the maturity of the New High Yield Notes will be automatically extended to 15 October 2023 if the Existing RCF is not repaid or refinanced in full prior to 15 October 2020.

Cross-default

6.9                                   The holders of the New High Yield Notes will receive the benefit of a new cross default provision such that an event of default under the Amended Retail Notes will give rise to an event of default under the New High Yield Notes.

Form

6.10                            The New High Yield Notes will be issued in global registered form and deposited with a common depositary for Euroclear and Clearstream, Luxembourg. The New High Yield Notes will not be eligible for settlement in DTC. Any New High Yield Notes shall be issued to and held by Lucid Issuer Services Limited on trust for the relevant High Yield Noteholder for a period of one year from the date that the Scheme becomes effective (see appendix 2 (Instructions and guidance for Scheme Creditors and any person with an interest in the Notes) at paragraphs 3.8 to 3.11).

Waiver and release

6.11                            The High Yield Noteholders will waive and release any claims they might have under, and in connection with, the High Yield Notes once these have been exchanged for New High Yield Notes pursuant to the Scheme (see part 2 (Overview of the Scheme), section 2 (What will this Scheme do?), paragraph 2.13(c) below). The High Yield Notes will then be cancelled.

Amended Retail Notes

6.12                            Pursuant to the Scheme, the Retail Notes will be amended to reflect the Retail Notes Amendments as set out below. All other terms and conditions governing the Retail Notes will remain unamended and, for the avoidance of doubt, no new securities will be issued in respect of the Amended Retail Notes (other than additional Amended Retail Notes if the Cash Interest Payment Condition is not satisfied, as explained below).

Interest

6.13                            Pursuant to the Retail Notes Amendments, the Amended Retail Notes will accrue a fixed coupon of 7 per cent. per annum payable semi-annually in arrears. Interest under the Amended Retail Notes will only be payable in cash on an interest payment date if the Cash Interest Payment Condition is satisfied.

6.14                            As with the High Yield Notes, if the Cash Interest Payment Condition is not satisfied in respect of an interest payment date interest will not be paid in cash on that interest payment date and will be capitalised and satisfied by the issue of additional Amended Retail Notes to holders of the Amended Retail Notes outstanding at such time. The Cash Interest Payment Condition in the Amended Retail Notes will cease to apply (and thereafter all payments of interest will be made in cash) upon the earlier of (a) the repayment in full of the Existing RCF from cash generated from assets of the Group or (b) the repayment or refinancing in full of the Existing RCF on terms that enable the disapplication of the Cash Interest Payment Condition and future interest on the New High Yield Notes and the Amended Retail Notes to be paid in cash.

6.15                            Interest on the Amended Retail Notes will continue to accrue from the immediately preceding interest payment date of 15 August 2016 and be paid on the next interest payment date of 15 February 2017 in cash (subject to the Cash Interest Payment Condition being satisfied) or capitalised.

Restrictions on certain payments

6.16                            The Amended Retail Notes will also contain a restriction on certain payments to Shareholders (or their affiliates) if the Company has not redeemed (in cash at par pursuant to a new optional redemption right) the Amended Retail Notes in an amount equal to any capitalised interest thereon, together with any accrued but unpaid interest.

Maturity date

6.17                            The Amended Retail Notes will have an originally scheduled maturity of 15 April 2022 (extended from 15 February 2022). The Company will have the option (at its absolute discretion) to extend, at any time, the maturity date to 15 April 2023. In addition, the maturity of the Amended Retail Notes will also be automatically extended to 15 October 2023, if the Existing RCF is not repaid or refinanced in full prior to 15 October 2020.

Cross-default and financial covenants

6.18                            In addition, the Retail Noteholders will have the benefit of a new cross default provision such that an event of default under the New High Yield Notes will give rise to an event of default under the Amended Retail Notes. Further, the existing financial covenants under the Retail Notes will be removed pursuant to the Retail Notes Amendments.

Form

6.19                            The Amended Retail Notes will continue to be held in global registered form, be cleared through Euroclear and Clearstream, Luxembourg and be eligible for settlement in CREST through CDIs representing the Amended Retail Notes. The specified denomination of the Amended Retail Notes will be adjusted to £1.00. For the avoidance of doubt, no new securities will be issued in respect of the Amended Retail Notes (other than additional Amended Retail Notes if the Cash Interest Payment Condition is not satisfied).

Waiver and release

6.20                            Retail Noteholders will waive and release certain claims they might have under, and in connection with, the Retail Notes but, for the avoidance of doubt, they shall not be required to waive and release any claims in respect of the covenant to pay principal and accrued but unpaid interest arising out of or under the Retail Notes Trust Deed and/or the Retail Notes, once these have been amended pursuant to the Scheme (see part 2 (Overview of the Scheme), section 2 (What will this Scheme do?), paragraph 2.13(c) below).

Treatment of Cash Interest Payment Condition in the event of a refinancing of the Existing RCF

6.21                            As an alternative to full repayment of the Existing RCF by its maturity date, the Company may wish to pursue a refinancing option. Where the Company is able to obtain a refinancing on open market terms that enables the Cash Interest Payment Condition in respect of the New High Yield Notes and the Amended Retail Notes to be terminated, and future interest in respect of the New High Yield Notes and the Amended Retails Notes to be paid in cash, then provided that such option is on commercial terms that are acceptable to the Company, the Company shall use all reasonable efforts to pursue that option, as an alternative to a refinancing based upon retention of the Cash Interest Payment Condition until maturity of the New High Yield Notes and the Amended Retail Notes.

7.                                     RECOGNITION OF THE SCHEME UNDER CHAPTER 15

7.1                                   The Company intends to file a petition in the United States for Chapter 15 Recognition, being an order for recognition of the Scheme under Chapter 15 of the US Code, which provides for the recognition of foreign insolvency proceedings in the United States. An order from the US Bankruptcy Court granting Chapter 15 Recognition is a condition to the implementation of the Restructuring and the Scheme.

7.2                                   Chapter 15 Recognition is necessary to give effect in the United States to the Scheme and will, among other things:

(a)                           ensure that all of the Scheme Creditors affected by the Scheme are treated consistently, regardless of whether they are located in the UK or the United States;

(b)                           protect the Company and its property from any lawsuits in the United States from those who are bound by the terms of the Scheme; and

(c)                            minimise the risk of indemnification and other claims that might exist under the Indenture in respect of the Company’s High Yield Notes, which is governed by New York law.

8.                                          CONSEQUENCES OF A FAILURE TO IMPLEMENT THE RESTRUCTURING

8.1                                   If the Scheme is not approved by the requisite majorities of Scheme Creditors or any of the other inter-conditional requirements or conditions to the Restructuring are not satisfied (or, where possible, waived) to enable the Restructuring to be implemented in accordance with the presently proposed timetable, the Restructuring is not likely to be consummated. The Directors believes that, in light of the considerable effort and time which it has taken for the Company to agree the Restructuring with its key stakeholders (including the Existing RCF Lenders, the Hedging Banks, the Noteholders, the Surety Bond Providers, Double A Limited and various other key stakeholders), the prospects of the Company and such key stakeholders agreeing an alternative transaction which would leave the Group with a viable capital structure before it would become necessary to place the Company (and possibly other companies in the Group) into an insolvency procedure are unlikely. The Directors have based their assessment that the Group continues to be a going concern on the basis that the Group can rely on the ability to access adequate funds under the Existing RCF, agree necessary amendments across its debt and credit facilities and with certain vendors, and/or access alternative sources of funding. The Company has enjoyed the support of its Existing RCF Lenders throughout the negotiation of the Restructuring. The continued support of the Existing RCF Lenders is now predicated upon and would be in accordance with the Restructuring as currently proposed.

8.2                                   The Directors believe that if and shortly after it becomes apparent that the Restructuring is not capable of being implemented (for example, if the requisite majority of Scheme

Creditors do not vote in favour of the Scheme or if the Court decides not to exercise its discretion to sanction the Scheme), it is likely that the Company will commence a marketing and sales process of the Company and/or its subsidiaries with a view to effecting the sale in a short period of two to three months. Completion of the sale is likely to involve the appointment of administrators to the Company.

8.3                                   The Directors believe that if the Restructuring does not proceed and a marketing process for the sale of the Group on an accelerated basis is undertaken, there is likely to be no value for Noteholders. In addition, if the Company is unable to pay the October Interest Payment on the High Yield Notes within the 30 day grace period as described above and there is no interest payment deferral agreed by the requisite majority of High Yield Noteholders (being 90 per cent. or more of the aggregate principal amount outstanding), the Company is likely to become subject to Enforcement Action (including, for example, the filing of a winding up petition against the Company) which if, not terminated or withdrawn, could result in the majority Existing RCF Lenders appointing an administrator to the Company, with a view to the administrator commencing and/or continuing a marketing process for the sale of the Group on an accelerated basis. In this scenario, the Directors believe that there is likely to be no value for Noteholders. However the Ad Hoc Committee may propose an alternative debt restructuring and seek to engage in discussions with the Existing RCF Lenders and the Company (which may involve providing a deferral of the October Interest Payment if the requisite majority has approved such deferral). The Existing RCF Lenders may or may not decide to give consideration to any such proposal or may consider any such proposal in the context of the Company’s sales process.

9.                                          ESTIMATED RECOVERIES UPON A FAILURE OF THE RESTRUCTURING

Estimated recoveries for Noteholders and other stakeholders

9.1                                   If the Scheme and the Restructuring do not proceed and an accelerated marketing and sales process is implemented for the sale of the Company’s business as described in section 8 (Consequences of a failure to implement the Restructuring) above, the Directors consider that there is unlikely to be any value for Noteholders.

9.2                                   In forming their opinion in relation to the recoveries that Noteholders and other stakeholders may receive pursuant to such an accelerated marketing and sales process, the Directors have:

(a)                           considered the relevant information available to them regarding the Company and its business and how this would be impacted by the marketing and sales process; and

(b)                           obtained advice from both financial and legal advisers, including PWP, who have assessed a potential disposal price range for the Group on a debt-free/cash-free basis (except in relation to the Tanjong Baram Facility and the Company’s share of cash in joint venture accounts) and on the basis of an accelerated marketing and sales process (the “Accelerated Sale Analysis”), which would be in the range of US$650 million to US$900 million. Such advice forms the basis of the Directors’ estimated outcome statement referred to below. The assumptions, considerations methodology and source data supporting the Accelerated Sale Analysis are set out in further detail below in paragraphs 9.5 to 9.14 (Accelerated Sale Analysis).

9.3                                   With the assistance of its financial advisers (but not PWP) and taking into account the relevant information and the Accelerated Sale Analysis referred to above, the Directors have prepared an estimated outcomes statement (the “Estimated Outcome Statement”) illustrating the recoveries for Noteholders and the Company’s other key stakeholders in the accelerated marketing and sales circumstances referred to above. A copy of the Estimated Outcome Statement is set out in appendix 6 (Estimated Outcome Statement) to this Explanatory Statement.

9.4                                   For the purpose of the Estimated Outcome Statement, the Directors have assumed:

(a)                           the estimated enterprise value of the Group’s business on a debt free/cash free basis (except in relation to the Tanjong Baram Facility and the Company’s share of cash in joint venture accounts) pursuant to an accelerated marketing and sales process would be within the range provided in the Accelerated Sale Analysis not taking into account transaction costs and any preferential claims (to the extent that the accelerated sale is effected through an administration or other insolvency proceeding);

(b)                           the Group’s business will be sold as a whole and all assets and liabilities within the Group will be rolled into to the new group structure including, the Tanjong Baram Facility, which is a limited recourse facility provided to one of the Company’s subsidiaries, EP Malaysia and excluding the obligations and liabilities of the Company and the guarantees provided by the Guarantors in respect of those obligations or liabilities;

(c)                            all cash which is held by the Group in joint venture accounts and in restricted accounts is excluded for the purposes of the Estimated Outcome Statement as the use of such cash is restricted and in a sale scenario is unlikely to be freely available to a potential purchaser; and

(d)                           the Surety Bond Facilities will be renewed, or replaced following expiry, by the potential purchaser.

Accelerated Sale Analysis

Methodology and value range

9.5                                   As mentioned above, the Company engaged PWP to prepare the Accelerated Sale Analysis to determine a potential disposal price range for the Group on a debt free/cash free basis (except in relation to the Tanjong Baram Facility and the Company’s share of cash in joint venture accounts) in circumstances in which the Company commences a marketing process of the Company and/or its subsidiaries with a view to effecting the sale in a short period of two to three months. This is referred to in this section 9 as an “accelerated marketing and sales process”.

9.6                                   PWP prepared the Accelerated Sale Analysis on a debt free/cash free basis (except in relation to the Tanjong Baram Facility and the Company’s share of cash in joint venture accounts) and assuming that the sale will be effected in the following circumstances:

(a)                           the seller is under compulsion to sell, and as a consequence it may be necessary for the proper marketing to be accelerated;

(b)                           the marketing and sales process is effected on an accelerated basis with completion of the sale to take place within two to three months from the commencement of the marketing and sales process; and

(c)                            cash consideration is required.

9.7                                   As mentioned in paragraph 9.1 (Estimated recoveries for Noteholders and other stakeholders), PWP submitted the Accelerated Sale Analysis to the Directors on 7 October 2016 and, in the Accelerated Sale Analysis, PWP concludes that, subject to the assumptions, qualifications and limitations included in the Accelerated Sale Analysis, the value of the Company is US$650 million (low case) and US$900 million (high case).

Source Data

9.8                                   In preparing the Accelerated Sale Analysis, PWP considered and analysed the following source and reference data:

(a)                           a financial model created by a third party adviser in connection with the Group shortly prior to the commencement of the Restructuring;

(b)                           an independent business review (including a sensitised downside case) undertaken by a third party adviser and updated shortly prior to the commencement of the Restructuring;

(c)                            a Competent Persons Report undertaken by a third party adviser in connection with the Group’s petroleum reserves prepared in March 2016;

(d)                           certain publicly available information on companies engaged in business comparable to the Group;

(e)                            certain transactions which, from a financial point of view, are relevant to the Group;

(f)                             the trading levels of the Company’s listed debt and equity and those in comparable companies;

(g)                            certain publicly available business and financial information about the Group and the market in which the Group is active; and

(h)                           interactions with the management of the Company by way of meeting, telephone calls and emails for a limited period over the period 28 September 2016 to 7 October 2016.

Assumptions

9.9                                   The Directors note that the Accelerated Sale Analysis provided by PWP is subject to certain assumptions, qualifications and limitations and that the Accelerated Sale Analysis is based on the general economic conditions on or around the date of its submission to the Directors on 7 October 2016 and all market data is as of the close of markets on 4 October 2016.

9.10                            The Directors draw your attention, in particular, to the following assumptions and forecasts used in the Accelerated Sale Analysis:

(a)                           Bloomberg sourced Brent forward curve for oil;

(b)                           US Inflation Rate (%) based on IMF forecast; and

(c)                            Sterling/US Dollar Forward Exchange Rate Curve.

9.11                            The Directors note that subsequent developments could have an effect on the assumptions made when preparing the Accelerated Sale Analysis and on the result of that analysis. PWP is under no obligation to update or again confirm its Accelerated Sale Analysis with regard to any events occurring after the submission date of its Accelerated Sale Analysis. The Accelerated Sale Analysis of the kind submitted by PWP differs in a number of important respects from a valuation opinion performed by qualified auditors.

Accelerated Sale Analysis prepared to assist the Directors

9.12                            It should be noted that the Accelerated Sale Analysis prepared by PWP is not a prediction of the likely range of recoveries for Noteholders in the event of the failure of the

Restructuring. The Accelerated Sale Analysis has not included market testing for the sale of the assets of the Company, and no discussions with potential buyers of the assets on a whole business basis have been undertaken. No account is taken of alternatives to an accelerated sale including any alternative restructuring or new money proposal which may be put forward by or on behalf of the High Yield Noteholders. The financial model referred to in paragraph 9.8(a) above was prepared on behalf of the Existing RCF Lenders using underlying data and assumptions (i) provided by the Company’s management team and/or (ii) derived from the independent business review referred to in paragraph 9.8(b) above which was commissioned on behalf of the Existing RCF Lenders and prepared by certain advisers to the Existing RCF Lenders.

9.13                            The Directors expressly note that the Accelerated Sale Analysis was provided solely to determine a potential disposal price range for the Group on a debt-free/cash-free basis (except in relation to the Tanjong Baram Facility and the Company’s share of cash in joint venture accounts) in the event of an accelerated marketing and sales process if the Scheme is not sanctioned and the Restructuring is not successful. The Accelerated Sale Analysis is not addressed to third parties and does not create any third-party rights. In particular, the Accelerated Sale Analysis is not addressed to the Scheme Creditors and does not represent a recommendation by PWP as to whether or not any Scheme Creditor should or should not vote in favour (or, in the case of Scheme Creditors who are Retail Noteholders, recommend to the ultimate beneficial owners of the Retail Notes that they vote in favour of) of the Scheme.

9.14                            The Directors also note that no contractual relationship is created between PWP and any party who reads this summary of the Accelerated Sale Analysis. Neither the Accelerated Sale Analysis nor the engagement agreement underlying the Accelerated Sale Analysis entered into between the Company and PWP shall protect or form a basis of reliance for any third party, or lead to an inclusion of any third party in the scope of protection with respect to the matters addressed therein. The consent by PWP to the reference to its Accelerated Sale Analysis and conclusion thereof in this document, does not represent an expansion or addition to the group of persons to whom the Accelerated Sale Analysis is addressed, or who may rely on the Accelerated Sale Analysis, and also does not lead to an inclusion of third parties in the scope of protection.

10.                                   DIRECTOR AND KEY STAKEHOLDER INTERESTS IN THE SCHEME AND THE RESTRUCTURING

Directors’ interests

10.1                            As at 12 October 2016 (being the last practicable date prior to the publication of this Explanatory Statement), the Directors have the following direct or beneficial interests in the Restructuring, the Scheme and/or the share or loan capital of the Company:

(a)                           Philip Nolan and Amjad Bseisu hold 100,000 (being 0.065% in value of the principal outstanding amount of the Retail Notes) and 300,000 (being 0.19% in value of the principal outstanding amount of the Retail Notes) Retail Notes, respectively, and are therefore Scheme Creditors;

(b)                           as explained above in paragraph 5.4(e) of part 1 (Background and Rationale to the Restructuring), section 5 (Restructuring Overview), Double A Limited, a company beneficially owned by the extended family of Amjad Bseisu. is proposing to participate in the Placing (subject to clawback). The participation of Double A Limited constitutes a “related party transaction” for the purposes of Chapter 11 of the Listing Rules and therefore requires approval of the Company’s shareholders. Pursuant to the requirement of Chapter 11 of the Listing Rules, Double A Limited as a “related party” will not vote, and has undertaken to take all reasonable steps to ensure that its associates (as defined in the Listing Rules) also do not vote, on the relevant Resolutions at the General Meeting of the Company’s Shareholders in connection with the Placing and Open Offer;

(c)                            the Directors hold directly or beneficially (as at 12 October 2016 and immediately following the Admission of the New Ordinary Shares pursuant to the Placing and Open Offer) the following number of Ordinary Shares in the capital of the Scheme Company and it is expected that they will follow their rights in the Open Offer to acquire their pro rata share of the equity raise:

Director	Ordinary Shares currently held	Current % of issued Ordinary Shares capital	Ordinary shares held after Placing and Open Offer	% of issued Ordinary Shares capital after Placing and Open Offer
Amjad Bseisu (shares held by Double A Limited)	71,405,331	8.90	194,365,112	16.76
Jock Lennox	20,000	0.00	28,889	0.00
Jonathan Swinney	62,033	0.01	89,603	0.01
Philip Holland	74,999	0.01	108,332	0.01
Helmut Langanger	200,000	0.02	288,889	0.02
Philip Nolan	150,000	0.02	216,667	0.02

(d)                           Jonathan Swinney has been granted the option to subscribe for 56,250 Ordinary Shares in the Company which remain outstanding;

(e)                            Jonathan Swinney and Amjad Bseisu have respectively been granted awards to acquire 10,313,129 and 5,901,648 Ordinary Shares in the Company which remain outstanding;

(f)                             on the Restructuring Effective Date, the Directors will receive the benefit of the releases granted under the terms of the Deeds of Release (see paragraph 2.13(c) of part 2 (Overview of the Scheme), section 2 (What will this Scheme do?) of this Explanatory Statement); and

(g)                            some of the Directors are also directors of a number of Group companies that are indirectly involved in the Scheme as Guarantors of the Notes.

10.2                            Save for the interests outlined above, the Company is not aware of any of the Directors having any other direct or beneficial interest in the Restructuring, the Scheme and/or the share or loan capital of the Company or any of its subsidiaries. Furthermore, the Company is of the view that the interests set out above will not affect the rights of any of the Scheme Creditors under the Scheme and the Restructuring.

Key stakeholders’ interests

10.3                            Based on discussions with its key stakeholders (including the Existing RCF Lenders, the Hedging Banks, the Ad Hoc Noteholder Committee and a number of significant Retail Noteholders), the Company is aware that some Noteholders are existing Shareholders and some may become Shareholders if they choose to participate in the Placing.

10.4                            In addition, as noted above, certain of the Directors (namely Amjad Bseisu and Philip Nolan) are both Retail Noteholders and Shareholders and the Company expects that they will acquire further equity by participating in the Placing and Open Offer in their capacity as Shareholders (see paragraph 10.1(c) above).

10.5                            Nevertheless, the Directors are of the view that no existing Shareholders (or persons who may become Shareholders as a result of the Placing) who are also Noteholders will receive any pecuniary benefit or other additional rights or advantages in their capacity as either Shareholder or Noteholder of the Company as a result of these cross holdings and that such cross holdings will not affect the rights of any of the Scheme Creditors under the Scheme or the Restructuring regardless of whether they decide to approve and/or participate in the Placing and Open Offer and/or approve the Scheme.

10.6                            As far as the Company is aware, none of the Noteholders hold any interests in respect of the Existing RCF, the Existing Hedging Liabilities or the Surety Bond Facilities.

PART 2

OVERVIEW OF THE SCHEME

This section contains a brief overview of the Scheme. The summary information contained herein does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by references to, the more detailed information presented elsewhere in this Explanatory Statement and to the Scheme.

1.                                          SCHEME OF ARRANGEMENT OVERVIEW

1.1                                   The proposed Scheme is to be effected by way of a scheme of arrangement of the Company under the laws of England and Wales.

1.2                                   A scheme of arrangement is a formal procedure under part 26 of the Companies Act which enables a company to agree a compromise or arrangement with its creditors or any class of its creditors in respect of its debts or obligations owed to those creditors. A scheme of arrangement requires the following to occur in order to become legally binding:

(a)                           the approval of a majority in number (the “numerosity” majority) representing at least 75 per cent. in value (the “value” majority) of the creditors or class of creditors present in person or by proxy and voting at the meeting convened to approve the scheme of arrangement;

(b)                           the approval of the Court by the making of an order sanctioning the scheme of arrangement; and

(c)                            the delivery of the order sanctioning the scheme of arrangement to the Registrar of Companies.

1.3                                   If a scheme of arrangement is approved by the requisite majorities and sanctioned by the Court and the order sanctioning the scheme of arrangement is delivered to the Registrar of Companies, the scheme of arrangement will become effective in accordance with its terms and bind all the creditors subject to it, both those creditors who voted in favour of it and those creditors who voted against it or did not vote at all.

1.4                                   A scheme of arrangement cannot be sanctioned by the Court unless the Court is satisfied, among other things, that the relevant provisions of part 26 of the Companies Act have been complied with and an intelligent and honest person, a member of the class concerned and acting in respect of his own interest, might reasonably approve the scheme of arrangement.

1.5                                   In connection with the Scheme, this section sets out a summary of:

(a)                           the identity of Scheme Creditors;

(b)                           the Scheme meeting — process and voting; and

(c)                            the Scheme Conditions and when the Scheme will be effective.

Identity of Scheme Creditors

1.6                                   The Scheme is being proposed by the Company in respect of the Scheme Claims of the Scheme Creditors. The Scheme Creditors consist of:

(a)                           the High Yield Notes Trustee;

(b)                           the High Yield Notes Registered Holder, as the registered holder of the High Yield Notes Global Notes;

(c)                            the High Yield Notes Registered Holder Nominee as the nominee for the High Yield Notes Registered Holder;

(d)                           the High Yield Noteholders, as contingent creditors;

(e)                            the Retail Notes Trustee;

(f)                             the Retail Notes Depositary, as the registered holder of the Retail Notes Global Certificate;

(g)                            the Retail Noteholders, as contingent creditors; and

(h)                           Euroclear UK & Ireland Limited (or its nominee) in its capacity as the holder (through its account(s) in Euroclear) of underlying Retail Notes which are represented by CDIs.

1.7                                   In order to ensure that Retail Noteholders can be treated as Scheme Creditors for the purposes of the Scheme, the Company has executed the Retail Notes Deed of Covenant conferring on Retail Noteholders certain direct enforcement rights against the Company. A copy of the Retail Notes Deed of Covenant is exhibited at appendix 7 (Retail Notes Deed of Covenant) to this Explanatory Statement.

1.8                                   The Noteholders, as the beneficial owners of and/or the persons with the ultimate economic interest in the Notes, are the persons with the “real” interest in the Scheme Claims and accordingly they will be entitled to vote in respect of the Scheme. To avoid double counting in respect of the Scheme Claims, each of the Trustees have confirmed to the Company that it does not currently intend to exercise any voting rights to which it may be entitled as a Scheme Creditor at the Scheme Meeting. The voting procedure for the Notes will be in accordance with the steps specified in this Explanatory Statement and the customary procedures of Euroclear and Clearstream, Luxembourg and, in the case of High Yield Notes, DTC (where applicable). This has been done to ensure an orderly voting procedure and is considered by the legal advisers to the Company to represent current market practice in this type of situation. For this reason, in certain instances in this Explanatory Statement, the Noteholders are referred to rather than Scheme Creditors as the Noteholders will be the Scheme Creditors that vote at the Scheme Meeting.

1.9                                   CDI Holders will not be treated as Scheme Creditors or Retail Noteholders for the purposes of the Scheme. The CDIs are independent securities, distinct from the Retail Notes and represent an indirect interest in the Retail Notes. CDI Holders are not legal owners of the Retail Notes and do not have a direct interest in the Retail Notes. The Scheme Creditors in respect of the CDIs will be Euroclear UK & Ireland Limited (or its nominee) entity whose Euroclear accounts hold the underlying Retail Notes represented by the CDIs as custodian. In order to vote in the Scheme, CDI Holders must instruct their respective CREST intermediaries and custodians in respect of the Retail Notes represented by their CDIs, as further specified in this Explanatory Statement.

Scheme Meeting — process and voting

Class of Scheme Creditors

1.10                            The Company has considered the present rights of the Scheme Creditors against the Company in the absence of the Scheme and the rights of the Scheme Creditors under the proposed Scheme. Having considered these rights, the Company has concluded that it is appropriate that the Scheme Creditors vote in a single class at the Scheme Meeting.

1.11                            The Company considers that the existing rights of the Scheme Creditors against the Company are not so dissimilar as to make it impossible for them to consult together with a view to a common interest because:

(a)                           as senior and unsecured creditors of the Company, whose rights are subordinated to those of the senior, secured Existing RCF Lenders, the Noteholders rank pari passu as between themselves in the Company’s capital structure. In addition, Scheme Creditors have the benefit of guarantees from the same Guarantors, which are subordinated on the same terms pursuant to the terms of the Subordination Agreement to which the High Yield Notes Trustee and the Retail Notes Trustee are party as between themselves. As a result, Scheme Creditors would have materially the same rights against the Company and its subsidiaries if the Company or its subsidiaries were to go into any insolvency proceedings (which as noted above will likely happen in respect of the Company if the Restructuring is not achieved) and would therefore, in such circumstances, receive the same level of recovery in proportion to their existing interests in the Notes;

(b)                           if the Scheme is implemented, the Noteholders’ principal economic and legal rights under the New High Yield Notes and/or the Amended Retail Notes, as applicable, will be the same and the New High Yield Notes and the Amended Retail Notes will contain mutual cross default and cross acceleration provisions. As noted above, the amendments to the High Yield Notes will be effected by way of exchange of the High Yield Notes for the New High Yield Notes and the amendments to the Retail Notes will be effected by way of amendment and restatement of the Retail Notes and Retail Notes Trust Deed. The distinction between the procedures for effecting the amendments to the High Yield Notes and the Retail Notes are purely mechanical in nature and do not impact the principal economic rights of the Noteholders under the New High Yield Notes and the Amended Retail Notes which will be the same; and

(c)                            as mentioned above, certain High Yield Noteholders have entered into the Lock-up Agreement pursuant to which they undertake to, among other things, attend the Scheme Meeting in person or by proxy and vote in favour of the Scheme. The undertakings provided by those High Yield Noteholders will be of benefit to Scheme Creditors as a whole as they will support the Group’s ability to complete the Restructuring and have provided certainty to the Group in relation to its ability to complete the Restructuring before taking the steps to launch the Scheme, which are both costly and subject to publicity. The Lock-up Agreement does not confer any pecuniary benefit on the High Yield Noteholders who have entered into it as against those who have not and the locked-up Scheme Creditors do not have any more rights or advantages than those of other Scheme Creditors.

1.12                            Accordingly, it is proposed that a single meeting of the Scheme Creditors is convened for the purpose of considering and, if the Scheme Creditors think fit, approving the Scheme.

Voting

1.13                            Noteholders should refer to the detailed instructions in relation to voting at the Scheme Meeting set out in part A (Summary of actions to be taken by High Yield Noteholders), part B (Summary of actions to be taken by Retail Noteholders) and appendix 2 (Instructions and guidance for Scheme Creditors and any person with an interest in the Notes) to this Explanatory Statement.

1.14                            Each Noteholder must ensure that it has completed and submitted (or it has procured that its Account Holder has on its behalf completed and submitted) a valid Account Holder Letter to the Information Agent so that it is received by the Information Agent before the Voting Instruction Deadline, being 5.00 p.m. (London time) on 10 November 2016) in order to vote at the Scheme Meeting. Noteholders may vote at the Scheme Meeting either in person or by proxy.

1.15                            Each Noteholder is a contingent creditor for the purpose of voting at the Scheme Meeting and the votes cast by them will be taken into account both for value and numerosity purposes in relation to the Scheme, save that the votes cast by or on behalf of Euroclear UK & Ireland Limited (or its nominee) in its capacity as custodian of Retail Notes for CREST will be split proportionally for value purposes and count twice (once for and once against) for numerosity purposes, reflecting the instructions received by the Information Agent from valid CREST Account Holder Letters delivered by or on behalf of CDI Holders prior to the Voting Instruction Deadline.

Voting Value

1.16                            The High Yield Notes are denominated in US Dollars and the Retail Notes are denominated in Sterling. As the Noteholders will be voting as a single class, the Scheme Claims in respect of the Notes must be in a common currency in order to determine whether the Scheme has been approved at the Scheme Meeting by the statutory majorities of Scheme Creditors. Accordingly, the Scheme Claims in respect of the Retail Notes shall be notionally converted into US Dollars at the Scheme FX Rate for the purposes of calculating the value of those Scheme Claims in connection with voting at the Scheme Meeting.

1.17                            The Scheme FX Rate will be determined by the Company on the basis of the rate appearing on, or derived from, the Bloomberg service for the purpose of displaying the rate of exchange between Sterling and US Dollars as at 7.00 a.m. (London time) on the Business Day immediately preceding the day on which this Explanatory Statement is distributed to Scheme Creditors;

1.18                            The Scheme FX Rate has been fixed by the Company prior to the date of this Explanatory Statement in order to create transparency in relation to the treatment of the Notes under the Scheme. The fixing of the Scheme FX Rate prior to the date of this Explanatory Statement is intended to ensure that this determination is not affected by volatility in the exchange rate between Sterling and US Dollars.

The Lock-up Arrangements

1.19                            As noted above in part 1 (Background and Rationale to the Restructuring), paragraph 5.10, High Yield Noteholders representing approximately 61 per cent. in value of the principal outstanding amount of the High Yield Notes, among others, have entered into the Lock-up Agreement, pursuant to which they have agreed, among other things and subject to certain conditions, to take all steps reasonably necessary to support and consummate the Restructuring, including by attending the Scheme Meeting in person or by proxy and casting all of the votes in respect of their Notes in favour of the Scheme.

1.20                            Noteholders who wish to support the Scheme and who have not entered into the Lock-up Agreement may provide Voting Undertakings in their duly completed and delivered Account Holder Letters, pursuant to which they may also agree to, among other things and subject to certain conditions, attend the Scheme Meeting in person or by proxy and cast all of the votes in respect of their Notes in favour of the Scheme.

1.21                            The undertakings provided by each Noteholder who entered into the Lock-up Agreement are substantially the same as the Voting Undertakings to be provided by each Noteholder delivering a duly completed Account Holder Letter. In particular, both the Lock-up Agreement and the Voting Undertakings provide that the relevant Noteholder will, among other things:

(a)                           attend the Scheme Meeting in person or by proxy and exercise and cast all of its votes in respect of its Notes which are subject to the Lock-up Agreement or the Voting Undertaking (as the case may be) (the “Locked-up Notes”) in favour of the Scheme and any amendment or modification to the Scheme or adjournment to the Scheme Meeting, provided that they are proposed by the Company and that the terms of the Scheme as amended or modified are and remain consistent in all material respects with the Restructuring taken as a whole without such amendments or modifications and are consistent with and do not include any additional material terms which are likely to adversely affect or conflict with the terms of the Restructuring or its implementation;

(b)                           not take any Enforcement Action, direct or encourage any other person to take any Enforcement Action or vote, or allow any proxy to vote or instruct another relevant person to vote (to the extent it is legally entitled to instruct that person to vote) in favour of any Enforcement Action, including any Enforcement Action in respect of any failure by the Company or any Guarantor to pay the October Interest Payment within the applicable grace period. Each Noteholder who has entered into the Lock-up Agreement or who provides Voting Undertakings has or will also provide a waiver in respect of any Event of Default which solely would otherwise arise as a result of:

(i)          the entry by the relevant High Yield Noteholders into the Lock-up Agreement; and/or

(ii)         the launch and/or implementation of the Restructuring, including, for the avoidance of doubt, the launch and/or sanction of the Scheme and/or the application for and/or approval of the Chapter 15 Recognition;

(c)                            not take, encourage, assist or support (or procure that any other person takes, encourages, assists or supports) any action which would, or would reasonably be expected to, delay, impede, prevent or frustrate the implementation of the Scheme or the Restructuring; and

(d)                           not sell, transfer, assign or otherwise dispose of its interest in all or any part of its Notes which are subject to the Lock-up Agreement or the Voting Undertaking unless, in the case of Notes which are subject to the Lock-up Agreement, such transferee accedes to the Lock-up Agreement, and in the case of Notes which are subject to the Voting Undertaking, such transferee duly executes and delivers a signed Account Holder Letter providing Voting Undertakings to the Company.

1.22                            In the Lock-up Agreement (but not in the Voting Undertaking), the Company (as well as the other parties to the Lock-up Agreement) has undertaken, among other things, that:

(a)                           it shall (and it shall procure that each member of the Group, to the extent applicable, shall) act in good faith and promptly take all actions reasonably necessary in order to support, facilitate, implement, consummate or otherwise give effect to the Restructuring conditions including, without limitation:

(i)          executing and delivering (as applicable) any and all documents which may be necessary to give effect to the Restructuring (including, without limitation, the Scheme Restructuring Documents);

(ii)         proposing and filing any legal process or proceedings contemplated by or required to implement the Restructuring (including, without limitation, the Scheme, an application for the recognition of the Scheme under Chapter 15 and the Placing and Open Offer); and

(iii)        using all reasonable efforts to obtain, comply with and do all that is necessary to maintain in full force and effect any necessary consents or authorisations required to implement the Restructuring; and

(b)                           it shall not (and it shall procure that each member of the Group, to the extent applicable, shall not) take, encourage, assist or support (or procure that any other person takes, encourages, assists or supports) any action which would, or would reasonably be expected to, delay, impede, prevent or frustrate the implementation of the Scheme or the Restructuring.

1.23                            The Lock-up Agreement will terminate immediately upon the occurrence of the earlier of:

(a)                           the Restructuring Effective Date;

(b)                           the Longstop Date; and

(c)                            the occurrence of Insolvency Proceedings in respect of the Company or any members of the Group (other than, among other things, as contemplated in connection with the Restructuring or where instigated with the agreement of the Company, Existing RCF Lenders representing 75 per cent. of the outstanding principal amount of the Existing RCF (the “Super Majority Lenders”)) and High Yield Noteholders representing 66.67 per cent. of the outstanding principal amount of the High Yield Notes held by High Yield Noteholders who have entered into the Lock-up Agreement (the “Majority Participating Noteholders”). The Lock-up Agreement may also be terminated voluntarily by various of the parties to the Lock-up Agreement in certain circumstances, including if any of the key elements of the Restructuring are not implemented or are no longer capable of being achieved, for example, if the Shareholders do not approve the Resolutions at the General Meeting to enable the Placing and Open Offer to proceed or if the requisite majorities of Scheme Creditors do not approve the Scheme at the Scheme Meeting. However, such circumstances do not include a material adverse effect on the Company, the Group and/or their business.

1.24                            The Voting Undertakings will terminate immediately upon the occurrence of the earlier of:

(a)                           the Scheme not being approved by the requisite majorities of Scheme Creditors at the Scheme Meeting;

(b)                           the Restructuring Effective Date;

(c)                            the Longstop Date;

(d)                           the occurrence of Insolvency Proceedings in respect of the Company or any members of the Group (other than, among other things, as contemplated in connection with the Restructuring or where instigated with the agreement of the Company, the Super Majority Lenders and the Majority Participating Noteholders;

(e)                            the Company gives the Noteholders written notice of an intention either:

(i)                               not to proceed with the Scheme;

(ii)         to proceed with a proposed scheme of arrangement on terms which are different to the Scheme in any material respect; and

(a)                           the Noteholder selling, transferring, assigning or otherwise disposing of all of its Locked-up Notes in the manner permitted by, (i) in the case of a High Yield Notes Account Holder, appendix 3 (Form of High Yield Notes Account Holder Letter), part 2 (Voting and Lock-up), section 2 (Lock-up), paragraph (c)(vi); or (ii) in the case of a Retail Notes Account Holder, in accordance with appendix 4 (Form of Retail Notes Account Holder Letter), part 2 (Voting and Lock-up), section 2 (Lock-up), paragraph (c)(vi).

Scheme Conditions and when the Scheme will be effective

Scheme Sanction Hearing

1.25                            As mentioned in paragraph 1.2 above, under part 26 of the Companies Act, a scheme of arrangement becomes effective in accordance with its terms and is binding on the company and creditors subject to it when the order of the Court sanctioning the scheme of arrangement is delivered to the Registrar of Companies. The Company expects that the Scheme Sanction Hearing will take place on or about 16 November 2016.

1.26                            Once the date of the Scheme Sanction Hearing is confirmed by the Court, the Information Agent will give notice to the Scheme Creditors through the Clearing Systems, on the Scheme Website at www.lucid-is.com/enquest, and by announcing it on the Luxembourg Stock Exchange. The Company will also make an announcement on the London Stock Exchange’s RNS.

1.27                            In light of the urgency of the Restructuring, of which the Scheme is an integral part, the Practice Statement Letter (which was issued to Scheme Creditors on 13 October 2016) was issued less than 14 days in advance of the Scheme Convening Hearing. Such short notice was necessary in light of the urgent need to conclude the Restructuring. In any event, given the short notice, the Company will not oppose the raising of any class or jurisdiction issues by any Scheme Creditor at the Scheme Sanction Hearing provided that any such issues were not raised by that Scheme Creditor at the Scheme Convening Hearing and that the Company may challenge any such issues once raised.

1.28                            At the Scheme Sanction Hearing, the Company may consent on behalf of all Scheme Creditors to any modification of the Scheme or any term or condition which the Court may think fit to approve or impose and which would not directly or indirectly have a material adverse effect on the interests of any Scheme Creditor under the Scheme.

The Scheme Effective Date

1.29                            Pursuant to the Scheme, following:

(a)                           approval by a majority in number representing at least 75 per cent. in value of the Scheme Claims of the Scheme Creditors present and voting either in person or by proxy at the Scheme Meeting;

(b)                           the granting by the Court of an order sanctioning the Scheme; and

(c)                            the delivery of the order sanctioning the Scheme to the Registrar of Companies,

the Scheme Effective Date will occur and certain provisions of the Scheme (described below under section 2 of this part 2 at paragraph 2.2 (Authority to execute documents on behalf of the Scheme Creditors) and paragraphs 2.13 to 2.14 (Key Elements of the Scheme)) will become operative.

The Restructuring Effective Date, the Scheme Conditions and the Longstop Date

1.30                            Following the occurrence of the Restructuring Effective Date, certain authorisations, instructions and obligations take effect under the Scheme.

1.31                            The Scheme will be implemented on the Restructuring Effective Date, being the date on which each of the following Scheme Conditions is satisfied:

(a)                           Chapter 15 Recognition being granted;

(b)                           save for any condition in respect of the Scheme, the Placing and Open Offer becoming unconditional and Admission having occurred;

(c)                            save for any condition in respect of the Scheme, the Proposed RCF Amendments becoming effective; and

(d)                           save for any condition in respect of the Scheme, the renewal of the Surety Bond Facilities.

1.32                            As soon as reasonably practicable after the Company determines that the Scheme Conditions have been satisfied, the Information Agent shall notify the Scheme Creditors via the Clearing Systems, on the Scheme Website at www.lucid-is.com/enquest, and by announcing it on the Luxembourg Stock Exchange. The Company will also make an announcement on the London Stock Exchange’s RNS.

1.33                            The Company shall procure that the Restructuring Effective Date occurs as soon as reasonably practicable following the satisfaction of the Scheme Conditions referred to in paragraph 1.31 above. Once all steps required to take place prior to the Restructuring Effective Date have been completed in accordance with the terms of the Scheme, the Restructuring Effective Date will occur and the Scheme Consideration will be delivered.

1.34                            Failure to achieve any of the Scheme Conditions will mean that the conditions to the occurrence of the Restructuring Effective Date cannot be satisfied and the cancellation of the High Yield Notes, issuance of the New High Yield Notes and the implementation of the Retail Notes Amendments as contemplated in the Scheme will not occur.

1.35                            Furthermore, if the Restructuring Effective Date does not occur on or before the Longstop Date, being 2 December 2016 (unless extended with the requisite consents of the parties to the Lock-up Agreement in accordance with the terms of that agreement), the terms of and the obligation on the parties under or pursuant to the Scheme shall lapse and all the compromises and arrangements provided by the Scheme shall be of no effect.

2.                                          WHAT WILL THIS SCHEME DO?

2.1                                   The Scheme is a compromise and arrangement between the Company and the Scheme Creditors. As the Scheme can only bind the Company and the Scheme Creditors, certain third parties which will be required to perform actions in accordance with the terms of the Scheme have entered, or are expected to enter prior to the date of the Scheme Sanction Hearing, into deeds of undertaking and/or have agreed, or are expected to agree prior to the date of the Scheme Sanction Hearing, to appear at Court to undertake to perform those actions and, where necessary, be bound by the terms of the Scheme. These undertakings are described at section 4 (Third Party Involvement) of this part 2 (Overview of the Scheme) below.

Authority to execute documents on behalf of the Scheme Creditors

2.2                                   Pursuant to the Scheme, on and from the Scheme Effective Date, the Scheme Creditors will irrevocably and unconditionally authorise the Company and the Existing Agents to issue, enter into, execute and (where applicable) deliver as a deed or otherwise each of the Scheme Restructuring Documents to which it is expressed to be a party on behalf of that Scheme Creditor (and any person to whom a Scheme Creditor has transferred its rights in respect of its Scheme Claim after the Record Time and each other party which it is expressed therein to act for and on behalf of) provided that the Scheme Restructuring Documents shall only become effective in accordance with their respective terms on the Restructuring Effective Date.

Scheme Consideration

2.3                                   The Scheme provides that, on the Restructuring Effective Date and subject to the terms of the Scheme, the Company shall issue the Scheme Consideration, being:

(a)                           in respect of each Retail Noteholder, its Retail Notes Scheme Entitlement, being the benefit of the Retail Notes Amendments;

(b)                           in respect of each High Yield Noteholder, its High Yield Notes Scheme Entitlement, being the New High Yield Notes, issued in proportion to its interest in the High Yield Notes (including, for the avoidance of doubt, the October Interest Payment and any accrued and unpaid interest up to the Restructuring Effective Date) pursuant to the Scheme on or about the Scheme Effective Date.

2.4                                   The New High Yield Notes will be, and the Amended Retail Notes will continue to be, senior and unsecured debt securities issued by the Company and guaranteed on an unsecured and subordinated basis by the Guarantors pursuant to the Subordination Agreement.

2.5                                   The New High Yield Notes will only be eligible for clearing and settlement through Euroclear and Clearstream, Luxembourg. The High Yield Noteholders are advised to read and carefully consider paragraphs 2.7 to 2.12 (High Yield Notes Scheme Entitlement and Holding Period arrangements) below and appendix 2 (Instructions and guidance for Scheme Creditors and any person with an interest in the Notes) of this Explanatory Statement in relation to the New High Yield Notes.

2.6                                   For the avoidance of doubt, no new notes or other instruments will be issued in respect of the Amended Retail Notes (other than additional Amended Retail Notes if the Cash Interest Payment Condition is not satisfied).

High Yield Notes Scheme Entitlement and Holding Period arrangements

2.7                                   The Company will issue New High Yield Notes as soon as reasonably practicable after the Restructuring Effective Date to High Yield Noteholders on whose behalf valid High Yield Notes Account Holder Letters have been delivered to, and received by, the information agent, Lucid Issuer Services Limited (the “Information Agent”), before the Voting Instruction Deadline, being 5.00 pm on 10 November 2016 (as such time may be extended or changed by the Company).

2.8                                   The Company may also issue New High Yield Notes on the Restructuring Effective Date to High Yield Noteholders (if any) on whose behalf valid High Yield Notes Account Holder Letters have been delivered to, and received by, the Information Agent between the Voting Instruction Deadline and the Business Day preceding the Restructuring Effective Date (or, to the extent applicable their Nominated Recipients), in each case at the sole discretion of the Company.

2.9                                   If the Scheme is implemented a High Yield Noteholder’s High Yield Notes Scheme Entitlement cannot be issued to that High Yield Noteholder (or its Nominated Recipient) because:

(a)                           that High Yield Noteholder is not a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive;

(b)                           that High Yield Noteholder is a Disqualified Person; or

(c)                            the Information Agent has not received a validly completed High Yield Notes Account Holder Letter from or on behalf of that High Yield Noteholder or its Nominated Recipient prior to the Voting Instruction Deadline (or as the Company may decide in its absolute discretion), that High Yield Noteholder’s High Yield Note Scheme Entitlement will be issued to Lucid Issuer Services Limited in its capacity as trustee (the “Holding Period Trustee”) who will hold the High Yield Note Scheme Entitlement (the “Trust Securities”) on trust for the relevant High Yield Noteholder for a period of one year from the Restructuring Effective Date (the “Holding Period”).

2.10                            If a High Yield Noteholder whose High Yield Notes Scheme Entitlement has been issued to the Holding Period Trustee under the Scheme does not submit to the Information Agent a validly completed High Yield Notes Account Holding Letter (and, if it is not a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive or it is a

Disqualified Person, the required details with respect to a Nominated Recipient) and a request in writing to transfer the relevant High Yield Notes Scheme Entitlement to it (or its Nominated Recipient) within the Holding Period then, upon the expiration of the Holding Period, the Holding Period Trustee will sell such High Yield Note Scheme Entitlement on the Open Market and the cash proceeds of such sale (after deduction of the reasonable costs and expenses of the Holding Period Trustee incurred in respect of such sale) shall be paid to that High Yield Noteholder. If that is not possible, the Holding Period Trustee shall decide what to do with the net cash proceeds and shall have absolute discretion to make such decision as it thinks fit in the circumstances (including, if necessary or desirable, paying the monies into Court or gifting the same to the NSPCC or such other children’s charity as the Holding Period Trustee thinks fit).

2.11                            The Holding Period Trustee shall have the power to appoint an additional or replacement trustee over the Trust Securities at any time, subject to any additional or replacement trustee agreeing to be bound by the terms of the Scheme.

2.12                            On submitting a validly completed High Yield Notes Account Holder Letter to the Information Agent during the Holding Period, a High Yield Notes Account Holder shall, if requested to do so by its underlying High Yield Noteholder, indicate that such High Yield Noteholder wishes to instruct the Holding Period Trustee to sell its High Yield Notes Scheme Entitlement on the Open Market and receive the net cash proceeds of such sale in lieu of its High Yield Notes Scheme Entitlement.

Key Elements of the Scheme

2.13                            The key elements of the Scheme are as follows:

(a)                           On or as soon as reasonably practicable after the Court has made the Scheme Sanction Order:

(i)          the Company shall file the Scheme Sanction Order with the Registrar of Companies; and

(ii)         the Company and the Undertaking Transaction Parties shall sign (as applicable) the Scheme Restructuring Documents in accordance with the authority granted by the Scheme Creditors pursuant to the terms of the Scheme.

(b)                           As soon as practicable after the Scheme Sanction Date:

(i)          the Chapter 15 Representative shall attend the Chapter 15 Hearing before the US Bankruptcy Court to obtain Chapter 15 Recognition on behalf of the Company; and

(ii)         the Company shall execute, on its own behalf and on behalf of the Scheme Creditors under the authority granted pursuant to the Scheme, to enter into, execute and deliver as a deed, the Deeds of Release, which shall become effective and unconditionally and irrevocably binding on all Scheme Creditors (and any person who acquires an interest in a Scheme Claim after the Record Time) on the Restructuring Effective Date.

(c)                            On the Restructuring Effective Date the Company, on behalf of each relevant Scheme Creditor pursuant to the authority granted under the Scheme, shall:

(i)          procure the cancellation of the High Yield Notes and the satisfaction and release of all High Yield Notes Scheme Claims in accordance with the terms of the Scheme and, in consideration for the cancellation, satisfaction and release, issue the New High Yield Notes to the High Yield Noteholders in proportion to their interests in the cancelled High Yield Notes including, for the avoidance of doubt, the October Interest Payment and any unpaid interest up to the Restructuring Effective Date;

(ii)         satisfy and release all of the Retail Notes Scheme Claims in accordance with the terms of the Scheme and, in consideration for the satisfaction and release, give effect to the Retail Notes Amendments by executing the Retail Notes Supplemental Trust Deed;

(iii)        pursuant to the Deeds of Release, waive and release the Company and certain other parties (including advisers and the Directors) in connection with any claims they may have had, currently have or in the future may have, in connection with the High Yield Notes (in particular and in connection with the High Yield Notes once these have been exchanged for the New High Yield Notes pursuant to the Scheme), the Retail Notes (for the avoidance of doubt, excluding the Company’s Liability in respect of the covenant to pay principal and interest arising out of or under the Retail Notes Trust Deed and/or the Retail Notes and any Liability by the Company and/or the Guarantors to the Retail Notes Trustee in its personal capacity), the Scheme and the Restructuring, as applicable; and

(iv)                        pursuant to the Deeds of Release, covenant with the Company not to commence, take or continue or support any person commencing, taking or continuing or instruct any person to commence, take or continue any Proceedings, other than any Allowed Proceedings in accordance with clause 6.1(d) (Undertakings from Scheme Creditors) of the Scheme, against certain persons as set out in the Deeds of Release.

2.14                            Nothing in the Deeds of Release referred to above releases, waives or discharges any Liability of any person under the Scheme Restructuring Documents. The forms of each Deed of Release are scheduled to the Scheme at appendix 5 (Form of High Yield Notes Deed of Release) and appendix 6 (Form of Retail Notes Deed of Release).

3.                                          MECHANICAL SCHEME DOCUMENTS

3.1                                   The mechanics of the Scheme described in paragraph 2.13 above refer to certain documents and actions which are described below.

Directions to the Clearing Systems — New High Yield Notes

3.2                                   On (or about) the Restructuring Effective Date, the Company will issue directions for itself and/or on behalf of each Scheme Creditor pursuant to the authority granted under the Scheme to each relevant Clearing System in accordance with the rules and procedures of that Clearing System to cancel the High Yield Notes.

3.3                                   The Company shall procure the cancellation of the High Yield Notes.

3.4                                   As may be necessary, the Company and the High Yield Notes Trustee shall execute any document required in connection with the cancellation of the High Yield Notes on behalf of each relevant Scheme Creditor pursuant to the authority granted under the Scheme.

Execution of Retail Notes Supplemental Trust Deed

3.5                                   On (or about) the Restructuring Effective Date, the Company and the Retail Notes Trustee will enter into (and will procure that each of the Guarantors enter into) the Retail Notes Supplemental Trust Deed.

Scheme Restructuring Documents

3.6                                   In connection with the issuance of the Scheme Consideration, various transaction documents related to the Scheme Consideration including, without limitation, the Scheme Restructuring Documents will be entered into by the Company, and various administrative parties (including, without limitation, the New Administrative Parties). A copy of the form of the Scheme Restructuring Documents are annexed to the Scheme (see appendix 1 (The Scheme) of this Explanatory Statement) as appendices 1 and 3 to 6.

4.                                          THIRD PARTY INVOLVEMENT

4.1                                   As set out above, the Scheme will require certain third parties (referred to as the “Undertaking Transaction Parties”) to perform actions in accordance with the terms of the Scheme.

4.2                                   The Undertaking Transaction Parties have each agreed, or are expected to agree prior to the Scheme Sanction Hearing, to appear by counsel on the petition to sanction the Scheme and to undertake to the Court, among other matters, to perform those actions which they are required to perform in accordance with the terms of the Scheme and, where necessary, be bound by the terms of the Scheme as sanctioned by the Court at the Scheme Sanction Hearing.

4.3                                   The undertakings granted or to be granted by each of the Undertaking Transaction Parties differ slightly in order to reflect their differing roles in the implementation of the Scheme.

APPENDIX 1

The Scheme

IN THE HIGH COURT OF JUSTICE CHANCERY DIVISION COMPANIES COURT	No. CR-2016-6707

IN THE MATTER OF ENQUEST PLC

- and —

IN THE MATTER OF THE COMPANIES ACT 2006

SCHEME OF ARRANGEMENT

(pursuant to Part 26 of the Companies Act 2006)

- between -

ENQUEST PLC

- and -

THE SCHEME CREDITORS

(as defined herein)

1.                                          DEFINITION AND INTERPRETATION

1.1                                   In the Scheme, the following expressions shall, unless the context otherwise requires, have the following meanings:

Account Holder Letter	a High Yield Notes Account Holder Letter or a Retail Notes Account Holder Letter;

Admission	London Admission and Stockholm Admission;

Admission and Disclosure Standards

the requirements contained in the publication ‘‘Admission and Disclosure Standards’’ dated April 2016 containing, among other things, the admission requirements to be observed by companies seeking admission to trading on the London Stock Exchange’s main market for listing;

Amended Retail Notes

the Retail Notes as amended by the Scheme, the terms of which are set out in schedule 1 (Terms and Conditions of the Notes) and schedule 2 (Amended and Restated Final Terms of the Retail Notes) of the Retail Notes Supplemental Trust Deed;

Allowed Proceedings

any Proceedings by a Scheme Creditor in respect of a failure by any person to comply with the terms of, or perform its obligation(s) under, this Scheme, provided that:

(i) such Proceedings shall not be Allowed Proceedings where the performance of the relevant obligation(s) would give rise to a breach of any applicable law or regulation;

(ii) such Proceedings may only be brought against the specific person who fails to comply with the terms of, or perform its obligations under, this Scheme and any Proceedings sought to be brought against any other party shall not be Allowed Proceedings; and

(iii) no Proceedings may be brought against any Trustee in relation to its actions and role in the Restructuring and any Proceedings sought to be brought against any Trustee in relation to its actions and role in the Restructuring shall not be Allowed Proceedings (other than by reason of gross negligence, fraud, or wilful default of the relevant Trustee, which, for the avoidance of doubt, will not be the case if the relevant Trustee acts in accordance with the steps and instructions contemplated in this Scheme);

Applicable Procedures	with respect to any transfer of beneficial interests in the High Yield Notes, the rules and procedures of the relevant Clearing System(s) that apply to such transfer;

Book Entry Interest	a beneficial interest in a Global Note (as defined in the High Yield Notes Indenture) by or through a Participant (as defined in the High Yield Notes Indenture);

Business Day	a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York;

CDIs	dematerialised, depositary interests in the Retail Notes issued, held, settled and transferred through CREST;

Chapter 15	chapter 15 of title 11 of the US Code, 11 U.S.C. §§ 101-1532;

Chapter 15 Filing	a petition filed for recognition of the Scheme under Chapter 15;

Chapter 15 Hearing	the hearing before the United States Bankruptcy Court to obtain recognition of the Scheme pursuant to the Chapter 15 Filing;

Chapter 15 Recognition	the entry of an order by the United States Bankruptcy Court granting recognition of the Scheme under Chapter 15;

Chapter 15 Representative	a representative appointed by the Company as its ‘foreign representative’ for the purpose of recognition proceedings under Chapter 15;

Clearing System(s)

(i) in the case of the High Yield Notes, DTC, Euroclear and Clearstream, Luxembourg; and

(ii) in the case of the Retail Notes, Euroclear and Clearstream, Luxembourg,

and, in each case, each of their respective nominees and successors, acting through itself or a Depositary and any other system designed for similar or analogous proceedings;

Clearstream, Luxembourg	Clearstream Banking, société anonyme;

Companies Act	the Companies Act 2006, as modified, amended or re-enacted from time to time;

Company	the public limited company named EnQuest plc with company number 07140891 and with registered office address at 5th Floor Cunard House, 15 Regent Street, London, SW1Y 4LR;

Court	the High Court of Justice of England and Wales;

CREST	the relevant system (as defined in the CREST Regulations) in respect of which Euroclear UK & Ireland Limited is the operator (as defined in the CREST Regulations);

CREST Regulations

the Companies Act 1990 (Uncertificated Securities) Regulations 1996 (S.I. No. 68/1996 and the Uncertificated Securities Regulations 2001 (S.I. No. 2001/3755), including any modifications thereon or any regulations in substitution therefor and for the time being in force;

Deeds of Release	the High Yield Notes Deed of Release and the Retail

Notes Deed of Release;

Depositaries	the High Yield Notes Registered Holder and the Retail Notes Depositary and each, a “Depositary”;

Directors	the executive and non-executive directors of the Company;

Disqualified Person

a person who is a citizen of, or domiciled or resident in, or subject to the laws of, any jurisdiction outside the United Kingdom and where the offer to issue to, or subscription by, such person of New High Yield Notes is prohibited by law or would, or would be likely to, result in the Company being required to comply with any filing, registration, disclosure or other onerous (as may be decided by the Directors in their sole discretion) requirement in such jurisdiction;

DTC	The Depository Trust Company;

DTC Instruction	has the meaning given to it in clause 4.1(a)(ii) of the Scheme;

EU	the European Union;

Euroclear	Euroclear Bank S.A./N.V.;

Existing Agent

any of:

(i) in respect of the High Yield Notes, the High Yield Notes Trustee and the Principal Paying Agent, London Paying Agent, Transfer Agent and Registrar (each as defined in the High Yield Notes Indenture); and

(ii) in respect of the Retail Notes, the Retail Notes Trustee and the Issuing and Paying Agent, Paying Agent, Transfer Agent, Calculation Agent and Registrar (each as defined in the Retail Notes Trust Deed);

Existing RCF

the up to $1,700,000,000 senior secured revolving credit facility agreement between, amongst others, the Company as an “Original Borrower” and BNP Paribas as “Facility Agent” dated 6 March 2012 as amended from time to time;

Explanatory Statement	the explanatory statement dated 25 October 2016 required to be provided to the Scheme Creditors pursuant to section 897 of the Companies Act;

FCA	the Financial Conduct Authority in its capacity as the competent authority under Part VI of FSMA;

FSMA	the Financial Services and Markets Act 2000, as modified, amended or re-enacted from time to time;

Group	the Company and its directly and indirectly held subsidiaries;

Guarantors	EnQuest Britain Limited, EnQuest ENS Limited, EnQuest Global Limited, EnQuest Heather Leasing Limited, EnQuest Heather Limited, EnQuest NWO Limited and EQ Petroleum Sabah Limited;

Hedging Banks	the “Hedging Banks” as defined in the Existing RCF;

High Yield Noteholder	a person with a Book Entry Interest in the High Yield Notes at the Record Time;

High Yield Notes

the US$650 million 7 per cent. senior notes due 15 April 2022 issued by the Company, with the following identification numbers:

(i) in respect of the Rule 144A global notes: ISIN: US29357JAA43, CUSIP: 29357JAA4; and

(ii) in respect of the Regulation S global notes: ISIN: USG315APAB40, CUSIP: G315APAB4;

High Yield Notes Account Holder Letter

the account holder letter substantially in the form set out in appendix 3 (Form of High Yield Notes Account Holder Letter) to the Explanatory Statement or such other account holder letter (or similar document or series of documents) as the Company considers appropriate to assist with and/or facilitate the participation by High Yield Noteholders in the Scheme;

High Yield Notes Deed of Release	the deed of release and waiver, in substantially the form set out in appendix 5 (Form of High Yield Notes Deed of Release) to this Scheme;

High Yield Notes Global Notes	each of the global notes representing the High Yield Notes;

High Yield Notes Indenture	the indenture dated 9 April 2014 between, among others, the Company as issuer and the High Yield Notes Trustee, governing the High Yield Notes;

High Yield Notes Registered Holder	DTC;

High Yield Notes Registered Holder Nominee	Cede & Co as nominee for the High Yield Notes Registered Holder;

High Yield Notes Scheme Claim

any claim in respect of any Liability of the Company to any person arising out of:

(i) an interest in the High Yield Notes; and

(ii) the High Yield Notes Indenture,

in each case, arising on or before the Record Time or which may arise after the Record Time as a result of an obligation or Liability of the Company incurred or as a result of an event occurring or an act done on or before the Record Time (including, for the avoidance of doubt, the October Interest Payment and any other interest accruing on such claims up to the Restructuring Effective Date), excluding any Liability of the Company to the High Yield Notes Trustee other than in respect of the covenants to repay principal and interest on the High Yield Notes pursuant to the

High Yield Notes Indenture;

High Yield Notes Scheme Creditors

(i) the High Yield Notes Trustee;

(ii) the High Yield Notes Registered Holder, as the registered holder of the High Yield Notes Global Notes;

(iii) the High Yield Notes Registered Holder Nominee, as nominee for the High Yield Notes Registered Holder; and

(iv) the High Yield Noteholders, as contingent creditors;

High Yield Notes Scheme Default

any “Default” (as such term is defined in the High Yield Notes Indenture) continuing under the High Yield Notes Indenture immediately prior to the Restructuring Effective Date which is either subject of a waiver or which is caused by, or is a consequence of cancelling the High Yield Notes, issuing the New High Yield Notes and/or this Scheme and/or the Restructuring and/or the implementation and/or any steps taken in relation thereto (whether occurring before, on or after the Restructuring Effective Date);

High Yield Notes Scheme Entitlement

the entitlement of each High Yield Noteholder to be issued New High Yield Notes in proportion to its interest in the High Yield Notes (including the October Interest Payment and any accrued but unpaid interest up to the Restructuring Effective Date) pursuant to the Scheme on or about the Restructuring Effective Date;

High Yield Notes Trustee	Deutsche Trustee Company Limited in its capacity as trustee under the High Yield Notes Indenture and any successor appointed pursuant the High Yield Notes Indenture;

Holding Period	has the meaning given to it in clause 7.1(c) of the Scheme;

Holding Period Trustee

the company holding Trust Securities on behalf of the relevant High Yield Noteholders and, for the avoidance of doubt, without any discretion to exercise any of the voting rights in respect of such Trust Securities during the Holding Period, or any additional or replacement trustee in respect of such Trust Securities appointed from time to time in accordance with clause 7.1 of the Scheme;

Information Agent	Lucid Issuer Services Limited;

Liability

any debt, liability or obligation of a person whether it is present, future, prospective or contingent, whether or not it is fixed or undetermined, whether or not it involves the payment of money or performance of an act or obligation and whether it arises at common law, in equity or by statute, in England and Wales or any other jurisdiction, or in any manner whatsoever;

Listing Rules	the listing rules made by the FCA under Part VI of FSMA, as amended from time to time;

Lock-up Agreement

the agreement between, among others, the Company, and certain High Yield Noteholders, pursuant to which the parties agreed, among other things and subject to certain conditions, to consummate the Restructuring;

London Admission

admission of the New Ordinary Shares: (i) to the premium segment of the official list (maintained by the FCA in accordance with section 74(1) FSMA), in accordance with the Listing Rules; and (ii) to trading on the London Stock Exchange’s main market for listed securities, and any reference to London Admission becoming ‘‘effective’’ is to be construed in accordance with paragraph LR 3.2.7G of the Listing Rules and paragraph 2.1 of the Admission and Disclosure Standards;

London Stock Exchange	London Stock Exchange plc;

Longstop Date	2 December 2016 (or such later date as may be agreed in accordance with the terms of the Lock-up Agreement);

Majority Participating Noteholders	has the meaning given to it in paragraph 1.23(c) of part 2 (Overview of the Scheme), section 1 (Scheme of arrangement overview) of the Explanatory Statement;

NASDAQ Stockholm	NASDAQ Stockholm AB’s main market;

New Administrative Parties	the Existing Agents (other than the High Yield Notes Trustee), the New High Yield Notes Trustee and any other party to any Scheme Restructuring Document;

New High Yield Noteholders	a person with a Book Entry Interest in the New High Yield Notes from time to time;

New High Yield Notes

the 7 per cent. PIK toggle senior notes with a scheduled maturity in 2022 to be issued by the Company to High Yield Noteholders in exchange for the release in full of such High Yield Noteholder’s High Yield Notes Scheme Claims pursuant to clause 4.1 of the Scheme and to be governed by the New High Yield Notes Indenture;

New High Yield Notes Global Note	the global note representing the New High Yield Notes substantially in the form set out in schedule 1 to the New High Yield Notes Indenture;

New High Yield Notes Indenture

the indenture to be entered into on or about the Scheme Effective Date between, among others, the Company as issuer and the New High Yield Notes Trustee, governing the New High Yield Notes, in a form substantially as set out in appendix 1 (Form of New High Yield Notes Indenture) to the Scheme;

New High Yield Notes Trustee	Deutsche Bank Trust Company Americas;

New Ordinary Shares	the new ordinary shares to be issued by the Company pursuant to the Placing and Open Offer;

Nominated Recipient	a person nominated by a High Yield Noteholder to receive its High Yield Notes Scheme Consideration on or prior to the Voting Instruction Deadline;

Noteholders	the High Yield Noteholders and the Retail Noteholders;

Notes	the High Yield Notes and the Retail Notes;

NSPCC	the National Society for the Prevention of Cruelty to Children charity, registered charity number 216401 (and SC037717, in Scotland)

October Interest Payment	the US$22.75 million interest payment under the High Yield Notes due on 17 October 2016;

Open Market

to the extent that New High Yield Notes are sold, the sale of such New High Yield Notes to a third party, or in the event that the Holding Period Trustee has used all reasonable endeavours and is not able to sell the New High Yield Notes to a third party, the gift to such New High Yield Notes to the NSPCC or such other children’s charity as the Holding Period Trustee thinks fit;

Open Offer	the offer to qualifying holders of existing Ordinary Shares, constituting an invitation to apply for the Open Offer Shares on the terms and subject to the conditions set out in the Prospectus;

Open Offer Shares	New Ordinary Shares to be offered to: (i) holders of existing Ordinary Shares of the Company, pursuant to the Open Offer; and (ii) Placees, pursuant to the Placing;

Ordinary Shares	the ordinary shares of 5 pence each in the capital of the Company;

PIK	payment in kind;

Placee

any person who has agreed or shall agree to subscribe for Open Offer Shares pursuant to the Placing subject to clawback to satisfy valid applications by holders of existing Ordinary Shares in the Company pursuant to the Open Offer;

Placing	the conditional placing of the Open Offer Shares with Placees, subject to clawback to satisfy valid applications by holders of existing Ordinary Shares;

Placing and Open Offer	the Placing and the Open Offer;

Proceedings

any process, action or other legal proceedings (including, without limitation, any demand, arbitration, alternative dispute resolution, judicial review, adjudication, execution, seizure, distraint, forfeiture, re-entry, lien, enforcement of judgment or enforcement of any security) in any jurisdiction whatsoever;

Proposed RCF Amendments	the amendments detailed in paragraph 5.4(d) of part 1 (Background and rationale to the Restructuring), section 5 (Restructuring Overview) of the Explanatory Statement;

Prospectus	the prospectus published by the Company on 14 October 2016 setting out the terms and conditions of the Open Offer;

Prospectus Directive	the EU Prospectus Directive (Directive 2003/71/EU and amendments thereto, including Directive 2010/73/EU);

Record Time	5.00 p.m. (New York time) on 10 November 2016;

Registrar of Companies	the Registrar of Companies of England and Wales;

Restructuring	the restructuring of the Company as described in part 1 (Background and rationale to the Restructuring), section 5 (Restructuring Overview) of the Explanatory Statement;

Restructuring Effective Date	the date on which each of the Scheme Conditions has been satisfied;

Retail Noteholder

each beneficial owner of Retail Notes holding such Retails Notes in account(s) in the name of any Retail Notes Account Holder acting on the beneficial owner’s behalf as at the Record Time and, without double counting, any such Retail Notes Account Holder;

Retail Notes	the £155 million 5.50 per cent. notes due 15 February 2022 issued by the Company under its £500,000,000 Euro medium term note programme, (ISIN XS0880578728; Common Code: 088057872);

Retail Notes Account Holder	any person recorded directly in the records of Euroclear or Clearstream, Luxembourg as a holder of the Retail Notes either for its own account or on behalf of its client;

Retail Notes Account Holder Letter

the account holder letter substantially in the form set out in appendix 4 (Form of Retail Notes Account Holder Letter) to the Explanatory Statement or such other account holder letter (or similar document or series of documents) as the Company considers appropriate to assist with and/or facilitate the participation by Retail Noteholders in the Scheme;

Retail Notes Amendments

the amendments to the terms and conditions governing the retail notes to be effected pursuant to the Scheme, as set out in schedule 1 (Amended and Restated Terms and Conditions of the Retail Notes) and schedule 2 (Amended and Restated Final Terms of Tranche 1 of the Retail Notes) of the Retail Notes Supplemental Trust Deed;

Retail Notes Deed of Release	the deed of release and waiver, in substantially the form set out in appendix 6 (Form of Retail Notes Deed of Release) to this Scheme;

Retail Notes Depositary	Société Générale Bank and Trust as the common depositary for Euroclear and Clearstream,

Luxembourg;

Retail Notes Global Certificate	the global registered certificate representing the Retail Notes held by the Retail Notes Depositary;

Retail Notes Released Parties	the Released Parties as defined in the Retail Notes Deed of Release;

Retail Notes Scheme Claim

any claim in respect of any Liability of the Company to any person arising out of:

(i) an interest in the Retail Notes; and

(ii) the Retail Notes Trust Deed,

in each case, arising on or before the Record Time or which may arise after the Record Time as a result of an obligation or Liability of the Company incurred or as a result of an event occurring or an act done on or before the Record Time, excluding: (A) the Company’s Liabilities in respect of the covenant to repay principal and to pay interest arising out of the Retail Notes Trust Deed and/or the Retail Notes and the Guarantors’ obligations as surety in respect of such Liabilities; and (B) any Liability of the Company to the Retail Notes Trustee in its personal capacity;

Retail Notes Scheme Creditors

(i) the Retail Notes Trustee;

(ii) the Retail Notes Depositary, as the registered holder of the Retail Notes Global Certificate;

(iii) the Retail Noteholders, as contingent creditors; and

(iv) Euroclear UK & Ireland Limited (or its nominee) in its capacity as the holder (through its account(s) in Euroclear) of underlying Retail Notes which are represented by CDIs;

Retail Notes Scheme Default

any “Event of Default” (as such term is defined in the Retail Notes Trust Deed (before and as amended pursuant to the Retail Notes Amendments)) continuing under the Retail Notes or the Amended Retail Notes (as applicable) which is either subject of a waiver or which is caused by, or is a consequence of the making of the Retail Notes Amendments and/or this Scheme and/or the Restructuring and/or the implementation and/or any steps taken in relation thereto (whether occurring before, on or after the Restructuring Effective Date);

Retail Notes Scheme Entitlement	the entitlement of each Retail Noteholder to the benefit of the Retail Notes Amendments, effected by the Retail Notes Supplemental Trust Deed;

Retail Notes Supplemental Trust Deed	a supplemental deed to the Retail Notes Trust Deed in a form substantially as set out in appendix 4 (Form of Retail Notes Supplemental Trust Deed) to the

Scheme;

Retail Notes Trust Deed

the trust deed dated 24 January 2013 between, among others, the Company as issuer and the Retail Notes Trustee, pursuant to which the Retail Notes were issued, as amended, novated, supplemented, extended and/or restated from time to time;

Retail Notes Trustee	U.S. Bank Trustees Limited in its capacity as trustee under the Retail Notes Trust Deed and any successor appointed pursuant the Retail Notes Trust Deed;

RNS	the Regulatory News Service of the London Stock Exchange;

Scheme	this scheme of arrangement under Part 26 of the Companies Act between the Company and the Scheme Creditors;

Scheme Claim	a High Yield Notes Scheme Claim or a Retail Notes Scheme Claim;

Scheme Conditions

(i) Chapter 15 Recognition being granted;

(ii) the Placing and Open Offer becoming unconditional and Admission having occurred;

(iii) save for any condition in respect of: (A) the Scheme; (B) Admission; and (C) the renewal of the Surety Bond Facilities, there are no further conditions required to be satisfied in order for the Proposed RCF Amendments to become effective; and

(iv) save for any condition in respect of: (A) the Scheme; (B) Admission; (C) the Proposed RCF Amendments; (D) any letter of commitment to renew any other existing Surety Bond Facility by any other Surety Bond Provider becoming unconditional; (E) there being no outstanding event of default in connection with the Existing RCF, the New High Yield Notes or the Amended Retail Notes on the date that the written request for renewal is provided in respect of each Surety Bond Facility and at 5.30 p.m. on 31 December 2016; (F) each Surety Bond Facility being renewed on its same terms as at the date of the relevant renewal commitment letter save in accordance with the terms of the relevant renewal commitment letter; and (G) there being no insolvency of the Company or EnQuest Heather Limited on or before 5.30 p.m. on 31 December 2016, there being no further conditions required to be satisfied in order for the Surety Bond Providers to be obliged to renew the existing Surety Bond Facilities for one year from 31 December 2016 under any renewal commitment letter;

Scheme Consideration	the High Yield Notes Scheme Entitlements and the Retail Notes Scheme Entitlements;

Scheme Creditor	(i) the High Yield Notes Trustee; (ii) the High Yield Notes Registered Holder, as the registered holder of the High Yield Notes Global

Notes;

(iii) the High Yield Notes Registered Holder Nominee, as the nominee for the High Yield Notes Registered Holder;

(iv) the High Yield Noteholders, as contingent creditors;

(v) the Retail Notes Trustee;

(vi) the Retail Notes Depositary, as the registered holder of the Retail Notes Global Certificate;

(vii) the Retail Noteholders, as contingent creditors; and

(viii) Euroclear UK & Ireland Limited (or its nominee) in its capacity as the holder (through its account(s) in Euroclear) of underlying Retail Notes which are represented by CDIs;

Scheme Default	a High Yield Notes Scheme Default or a Retail Notes Scheme Default, as applicable;

Scheme Effective Date	the date on which an office copy of the Scheme Sanction Order has been delivered to the Registrar of Companies;

Scheme Meeting

the meeting of the Scheme Creditors convened in accordance with the permission of the Court pursuant to section 896 of the Companies Act to consider, and if thought fit, to approve the Scheme, including any adjournment thereof;

Scheme Restructuring Documents

(i) the New High Yield Notes Indenture;

(ii) the New High Yield Notes Global Note;

(iii) the Subordination Agreement Accession Deed;

(iv) the Retail Notes Supplemental Trust Deed;

(v) the Deeds of Release; and

(vi) any other document, agreement, deed, certificate, notice or form that are necessary or desirable to give effect to any and all of the documents, agreements, deeds, certificates, notices or forms referred to above and/or the Scheme;

Scheme Restructuring Steps	has the meaning given to it in clause 3.1 of this Scheme;

Scheme Sanction Date	the date on which the Scheme Sanction Order is granted;

Scheme Sanction Order	the order of the Court sanctioning the Scheme under section 899 of the Companies Act;

Scheme Website	www.lucid-is.com/enquest, which has been set up by the Information Agent;

Stockholm Admission

the secondary listing of the New Ordinary Shares on NASDAQ Stockholm in accordance with the “NASDAQ Stockholm Rule Book for Issuers” and the admission of such share capital to trading on NASDAQ Stockholm;

Subordination Agreement

the guarantee subordination agreement dated 9 April 2014 between, amongst others, the Company and BNP Paribas (as senior facility agent and security trustee) as amended, novated, supplemented, extended, and/or restated from time to time and as set out in appendix 2 (Subordination Agreement and Amendment Agreement to the Subordination Agreement) to this Scheme;

Subordination Agreement Accession Deed

the accession deed pursuant to which the New High Yield Notes Trustee will accede to the Subordination Agreement as a “Notes Trustee” substantially as set out in appendix 3 (Form of Subordination Agreement Accession Deed) to this Scheme;

Surety Bond Facilities	the surety bond agreements entered into between the Surety Bond Providers and the Company and renewed from time to time;

Surety Bond Providers	HCC International Insurance Company PLC and Liberty Mutual Insurance Europe;

Trustees	the High Yield Notes Trustee and the Retail Notes Trustee;

Trust Securities	has the meaning given to it in clause 7.1(c) of this Scheme;

UK	the United Kingdom;

Undertaking Transaction Parties	the Holding Period Trustee, the Information Agent and the New Administrative Parties;

United States Bankruptcy Court	the United States Bankruptcy Court for the Southern District of New York or other appropriate forum in a case filed under Chapter 15;

US Code	the United States Code, being a consolidation and codification by subject matter of the general and permanent laws of the United States of America;

Voting Instruction Deadline	5.00 p.m. (London time) on 10 November 2016; and

1.2                                   In the Scheme, unless the context otherwise requires or otherwise expressly provides for:

(a)                           references to “clauses”, “appendices” and “recitals” are references to the clauses, appendices and recitals respectively of the Scheme;

(b)                           references to a “person” include references to an individual, firm, partnership, company, corporation, unincorporated body of persons or any state or state agency;

(c)                            references to a “statute” or “statutory provision” include the same as subsequently modified, amended or reenacted from time to time;

(d)                           references to an agreement include the same as subsequently amended, novated, supplemented, extended and/or restated from time to time;

(e)                            the singular includes the plural and vice versa and words importing one gender shall include all genders;

(f)                             references to “includes” and “including” shall mean including without limitation;

(g)                            headings are for ease of reference only and shall not affect the interpretation of the Scheme;

(h)                           any obligation or liability of a Scheme Creditor shall apply to its successors, transferees and assigns;

(i)                               to the extent that there is any conflict or inconsistency between the terms of the Scheme and the Explanatory Statement, the terms of the Scheme shall prevail; and

(j)                              unless otherwise stated, all references to dates and time in the Scheme shall be to dates and time in London, United Kingdom.

2.                                          EFFECTIVE DATE

2.1                                   The Scheme will come into full force and effect in accordance with its terms on the Restructuring Effective Date.

2.2                                   The compromise and arrangement effected by the Scheme shall apply to all Scheme Claims and shall be binding on the Company and all Scheme Creditors.

2.3                                   If the Restructuring Effective Date does not occur on or before the Longstop Date, the terms of, and obligations on the parties under or pursuant to, this Scheme shall lapse and all the compromises and arrangements provided by this Scheme shall have no effect.

3.                                          RESTRUCTURING STEPS UNDER THE SCHEME

3.1                                   The following steps (the “Scheme Restructuring Steps”) will occur and take effect in the following order:

(a)                           Step 1:  on or as soon as reasonably practicable after the Court has made the Scheme Sanction Order:

(i)                               the Company shall file the Scheme Sanction Order with the Registrar of Companies; and

(ii)        to the extent authorised by clause 5 (Grant of Authority to Execute the Scheme Restructuring Documents) of the Scheme, (a) the Company shall sign (or procure that the Guarantors will, where applicable, sign) or (b) the Undertaking Transaction Parties shall sign (as applicable) the Scheme Restructuring Documents to which they are party in each case, for itself and/or for and on behalf of the Scheme Creditors, as appropriate, provided that the Scheme Restructuring Documents shall only become effective in accordance with their respective terms on the Restructuring Effective Date;

(b)                           Step 2: as soon as practicable after the Scheme Sanction Date, the Chapter 15 Representative shall attend the Chapter 15 Hearing before the United States Bankruptcy Court to obtain Chapter 15 Recognition on behalf of the Company; and

(c)                            Step 3: on the Restructuring Effective Date, in accordance with the provisions of clause 4 (the Scheme) and the Scheme Restructuring Documents:

(i)         all of the right, title and interest of the High Yield Notes Scheme Creditors in the High Yield Notes Scheme Claims (including any beneficial interest as principal in the High Yield Notes) shall be satisfied, waived and released fully and absolutely, in each case so as to bind, amongst others, the High Yield Notes Trustee, the High Yield Noteholders and any person who acquires any interest in or arising out of a High Yield Notes Scheme Claim after the Record Time;

(ii)        in consideration for the cancellation, satisfaction and release referred to in clause 3.1(c)(i) above and the release referred to in clause 4.5 (Deeds of Release) below, on or as soon as practicable after the Restructuring Effective Date, the Company shall issue the New High Yield Notes to the High Yield Noteholders in proportion to their interests in the High Yield Notes Scheme Claims which were satisfied, waived and released pursuant to clause 3.1(c)(i) above;

(iii)       all of the right, title and interest of the Retail Notes Scheme Creditors in the Retail Notes Scheme Claims shall be satisfied, waived and released fully and absolutely, in each case so as to bind, amongst others, the Retail Notes Trustee, the Retail Noteholders and any person who acquires any interest in or arising out of a Retail Notes Scheme Claim after the Record Time; and

(iv)       in consideration for the satisfaction, waiver and release referred to in clause 3.1(c)(iii) above and clause 4.5 (Deeds of Release) below, the Company shall (and shall procure that the Guarantors will) give effect to the Retail Notes Amendments by, on or as soon as practicable after the Scheme Sanction Date, executing the Retail Notes Supplemental Trust Deed in accordance with clause 3.1(a)(ii) above, which shall become effective in accordance with its terms on the Restructuring Effective Date.

3.2                                   As soon as reasonably practicable after determining that the Scheme Conditions have been satisfied and that the Restructuring Effective Date has occurred, the Company shall notify the Noteholders and the Trustees by the issue of an announcement through the Clearing Systems, on the Scheme Website at www.lucid-is.com/enquest, on the London Stock Exchange’s RNS and through the Luxembourg Stock Exchange.

3.3                                   In the event that a Scheme Restructuring Step does not occur:

(a)                           all other Scheme Restructuring Steps shall (to the extent permissible by law) not occur or will be deemed not to have occurred (unless such Scheme Restructuring Step is waived by the relevant persons);

(b)                           any actions taken under or pursuant to this clause 3 (Restructuring Steps under the Scheme) of the Scheme shall (to the extent permissible by law) have no valid or binding legal effect; and

(c)                            the Company shall notify the Noteholders and the Trustees by the issue of an announcement through the Clearing System(s), on the Scheme Website at www.lucid-is.com/enquest, on the London Stock Exchange’s RNS and through the Luxembourg Stock Exchange as soon as reasonably practicable after determining the same.

4.                                          THE SCHEME

4.1                                   Exchange of High Yield Notes for New High Yield Notes

(a)                           On the Restructuring Effective Date, subject to the other provisions of the Scheme:

(i)                               the Company shall on behalf of each High Yield Noteholder pursuant to the authority granted under clause 5.1(a)(iii) (The Company) execute and deliver a written order (the “DTC Instruction”) in accordance with Applicable Procedures to direct the High Yield Notes Registered Holder to cancel the High Yield Notes; and

(ii)                            the High Yield Notes shall be cancelled.

(b)                           On the Restructuring Effective Date, subject to the other provisions of the Scheme and the execution of the New High Yield Notes Indenture and the Subordination Agreement Accession Deed, each High Yield Noteholder shall be entitled to:

(i)                               its rights and benefits under the Scheme Restructuring Documents to the extent that they relate to such High Yield Noteholder’s High Yield Notes Scheme Claims; and

(ii)                            its High Yield Notes Scheme Entitlement in accordance with the provisions of this clause 4.1 (Exchange of High Yield Notes for New High Yield Notes) and clause 3.1(c)(ii) (Restructuring Steps under the Scheme) of the Scheme to the extent that the relevant High Yield Noteholder is not a Disqualified Person and a High Yield Notes Account Holder Letter has been duly completed on its behalf and is received by the Information Agent:

(A)                        prior to the Voting Instruction Deadline, as soon as practicable following the Restructuring Effective Date; and

(B)                        at any time after the Voting Instruction Deadline, but before the expiration of the Holding Period, within ten Business Days of the date on which the Information Agent receives such duly completed and valid High Yield Notes Account Holder Letter (but not before the Restructuring Effective Date).

(c)                            To the extent that:

(i)         High Yield Notes Account Holder Letter has not been been duly completed on behalf of any High Yield Noteholder and received by the Information Agent; or

(ii)        the relevant High Yield Noteholder is not a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive; and/or

(iii)       the relevant High Yield Noteholder is a Disqualified Person,

the relevant High Yield Notes Scheme Entitlement will be issued to the Holding Period Trustee in accordance with the provisions of clauses 7.1(c) to 7.1(f) (Scheme Consideration).

4.2                                   Amendment of Retail Notes

On the Restructuring Effective Date, subject to the other provisions of the Scheme and the execution of the Retail Notes Supplemental Trust Deed, each Retail Noteholder shall be entitled to:

(a)                           its rights and benefits under the Scheme Restructuring Documents; and

(b)                           its Retail Notes Scheme Entitlement in accordance with the provisions of this clause 4.2 (Amendment of Retail Notes) and clause 3.1(c)(iv) (Restructuring Steps under the Scheme) of the Scheme to the extent that they relate to such Retail Noteholder’s Retail Notes Scheme Claims.

4.3                                   Provision of Information

(a)                           The Account Holder Letters submitted by or on behalf of the Noteholders shall be submitted in accordance with the instructions set out in the relevant Account Holder Letter and shall provide the Company and the Information Agent with such information as may be reasonably required to enable the Scheme Consideration to be issued.

(b)                           If the Information Agent refuses to accept any Account Holder Letter, it shall promptly prepare a written statement or electronic mail of its reasons for doing so and send that statement to the party that provided such Account Holder Letter.

4.4                                   Obligations of Company

The:

(a)                           execution and delivery of the DTC Instruction pursuant to clause 4.1(a) (Exchange of High Yield Notes for New High Yield Notes);

(b)                           execution of the New High Yield Notes Indenture by the Company (and the procurement by the Company of the execution of the New High Yield Notes Indenture by the Guarantors), pursuant to clause 3.1(a)(ii) (Restructuring Steps under the Scheme);

(c)                            execution of the Retail Notes Supplemental Trust Deed by the Company (and the procurement by the Company of the execution of the Retail Notes Supplemental Trust Deed by the Guarantors), on its own behalf pursuant to clause 3.1(a)(ii) (Restructuring Steps under the Scheme); and

(d)                           execution of the other Scheme Restructuring Documents by the Company on its own behalf and/or on behalf of the Scheme Creditors, as appropriate, pursuant to clause 3.1(a)(ii) (Restructuring Steps under the Scheme), in each case pursuant to the authority granted under clause 5.1(a) (The Company) as applicable, shall satisfy all of the Company’s obligations to the Scheme Creditors under this Scheme.

4.5                                   Deeds of Release

As soon as possible after the Scheme Sanction Date, each Scheme Creditor hereby irrevocably authorises and instructs the Company (acting by its Directors, officers or other duly appointed representatives) on its own behalf and on behalf of the Scheme Creditors under the authority granted in clause 5.1(a)(i) (The Company) of the Scheme to enter into, execute and deliver as a deed (or otherwise), the Deeds of Release, which shall become effective and unconditionally and irrevocably binding upon all Scheme Creditors (and any person who acquires any interest in a Scheme Claim after the Record Time) on the Restructuring Effective Date.

5.                                          GRANT OF AUTHORITY TO EXECUTE THE SCHEME RESTRUCTURING DOCUMENTS

5.1                                   The Company

(a)                           Each Scheme Creditor hereby irrevocably authorises and instructs the Company (acting by its Directors, officers or other duly appointed representatives) as its agent and attorney (or as agent and attorney of any person to whom a Scheme Creditor has assigned or transferred any of its Scheme Claims where such transfers are recognised by the Scheme Company in accordance with clause 7.2 (Assignments or Transfers) of the Scheme) to:

(i)         on or as soon as practicable after the Scheme Sanction Date, enter into, execute and deliver (whether as a deed or otherwise) for and on behalf of each Scheme Creditor each of the Scheme Restructuring Documents to which is it expressed to be a party, provided that the Scheme Restructuring Documents shall only become effective in accordance with their respective terms on the Restructuring Effective Date;

(ii)        procure that, on or as soon as practicable after the Scheme Sanction Date, each Guarantor enters into, executes and delivers (whether as a deed or otherwise) for and on behalf of each Scheme Creditor each of the Scheme Restructuring Documents to which it is expressed to be a party, provided that the Scheme Restructuring Documents shall only become effective in accordance with their terms on the Restructuring Effective Date; and

(iii)       on the Restructuring Effective Date, for and on behalf of each Scheme Creditor:

(A)                        execute and deliver the DTC Instruction; and

(B)                        enter into, execute and deliver and do all such documents, deeds, instruments, acts and things as may be necessary or appropriate in the sole and absolute discretion of the Company to release and/or otherwise give effect to the Scheme and/or the Scheme Restructuring Documents.

(b)                           The authorities granted in clause 5.1(a) (The Company) above shall be treated, without limitation, as having been granted by deed.

5.2                                   Undertaking Transaction Parties

Each Scheme Creditor hereby irrevocably authorises and instructs each of the Undertaking Transaction Parties to:

(a)                           as soon as practicable after the Scheme Sanction Date, execute and deliver (whether as a deed or otherwise) for and on behalf of each Scheme Creditor (and each other party which it is expressed therein to act for and on behalf of), the Scheme Restructuring Documents to which it is expressed to be a party; and

(b)                           take all steps and do all other things necessary or desirable to give effect to the Restructuring, without limitation to the generality of the foregoing,

provided that the Scheme Restructuring Documents shall only become effective in accordance with their respective terms on the Restructuring Effective Date.

5.3                                   General

(a)                           All Scheme Restructuring Documents to be executed pursuant to the authorities granted in this clause 5 (Grant of Authority to Execute the Scheme Restructuring Documents) shall be substantially in the form appended to the Scheme, notwithstanding the completion of any blanks and the making of other formal, minor or technical amendments to those documents and subject always to any modification of or additions to the Scheme and/or the Scheme Restructuring Documents the Court might think fit to approve or impose and agreed to by the Company which would not directly or indirectly have a material adverse effect on the interests of the Scheme Creditors or the Company under the Scheme and which are otherwise necessary or desirable for the purpose of implementing the Restructuring.

(b)                           Nothing in this Scheme shall prevent the modification of any Scheme Restructuring Documents in accordance with their respective terms.

6.                                          UNDERTAKINGS FROM SCHEME CREDITORS

6.1                                   Each Scheme Creditor hereby:

(a)                           irrevocably ratifies and confirms everything that the Company, each Guarantor and their respective directors, officers or other duly appointed representatives and the Undertaking Transaction Parties may lawfully do or cause to be done or purport to do pursuant to the Scheme;

(b)                           in the case of each High Yield Notes Scheme Creditor, acknowledges that their right to receive the benefit of the New High Yield Notes in accordance with clause 4.1 (Exchange of High Yield Notes for New High Yield Notes) and their rights under the relevant Scheme Restructuring Documents is accepted in full and final settlement of all High Yield Notes Scheme Claims, including those satisfied, waived and released pursuant to clause 3.1(c) (Restructuring Steps under the Scheme);

(c)                            in the case of each Retail Notes Scheme Creditor, acknowledges that their right to receive the benefit of the Retail Notes Amendments in accordance with Clause 4.2 (Amendment of Retail Notes) and their rights under the relevant Scheme Restructuring Documents is accepted in full and final settlement of all Retail Notes Scheme Claims, including those satisfied, waived and released pursuant to clause 3.1(c) (Restructuring Steps under the Scheme);

(d)                           undertakes to the Company, the Existing Agents, and each other Scheme Creditor that it will not commence or continue any Proceedings (other than Allowed Proceedings) or instruct, direct or authorise any other person (including, without limitation, any Trustee) to commence or continue, any Proceeding (other than Allowed Proceedings) in respect of, arising from or relating to:

(i)                               a Scheme Claim;

(ii)                            the preparation, negotiation or implementation of the Scheme and/or the Restructuring; or

(iii)       the execution of the Scheme Restructuring Documents and the carrying out of the actions, steps and transactions contemplated thereby,

or otherwise to assert any such claim against the Company, the Existing Agent and each other Scheme Creditor. For the avoidance of doubt, subject to any existing contractual restrictions, a Scheme Creditor may commence an Allowed Proceeding against the Company after the Restructuring Effective Date provided that it has first given the Company at least ten Business Days’ prior written notice of its intention to do so;

(e)                            undertakes to the Company, the Guarantors and their respective Directors, officers and other duly appointed representatives and the Undertaking Transaction Parties to treat all Scheme Claims as having been released fully and absolutely and, in the case of the High Yield Notes, as having been cancelled, pursuant to clause 4.5 (Deeds of Release) and the authority granted under clause 5.1(a)(i) (The Company) and clause 5.2 (Undertaking Transaction Parties) of the Scheme; and

(f)                             undertakes to the Company and its Directors, officers and other duly appointed representatives to take all such actions as may be reasonably required to implement the Scheme and the Restructuring.

6.2                                   For the avoidance of doubt, the Scheme Creditors hereby acknowledge and agree that from the Restructuring Effective Date:

(a)                           each and every Scheme Default shall be hereby fully and finally waived;

(b)                           each and every right of any Scheme Creditor to take any action in respect of a Scheme Default shall be fully and finally released; and

(c)                            any actions taken by the Company, a Guarantor or any other member of the Group in connection with the Restructuring, this Scheme and/or the Scheme Restructuring Documents shall not constitute a breach of, or an event of default under, the High Yield Notes, the High Yield Notes Indenture, the New High Yield Notes Indenture, the Retail Notes or the Retail Notes Trust Deed (before and as amended pursuant to the Retail Notes Amendments).

6.3                                   The releases and waivers effected by the terms of this clause 6.1 (Undertakings from Scheme Creditors) of this Scheme shall not extend to:

(a)                           any Liability arising under any Scheme Restructuring Document which may arise or accrue in relation to acts, omissions, events and/or circumstances occurring after the Restructuring Effective Date;

(b)                           any Liability arising from any fraudulent misrepresentation, fraudulent concealment or wilful misconduct on the part of any person seeing to benefit from this clause 6.3 (Undertakings from Scheme Creditors);

(c)                            any Liability of the Company and/or the Guarantors to the Trustees in their personal capacity.

7.                                          MISCELLANEOUS

7.1                                   Scheme Consideration

(a)                           Subject to the terms of the Scheme, no Scheme Creditor or other person shall have any entitlement to Scheme Consideration other than pursuant to clause 4 (The Scheme) of the Scheme.

(b)                           New High Yield Notes will not be issued to a High Yield Noteholder if:

(i)         that High Yield Noteholder is not a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive;

(ii)        that High Yield Noteholder is a Disqualified Person; or

(iii)       the Information Agent has not received a validly completed High Yield Notes Account Holder Letter from or on behalf of that High Yield Noteholder prior to the Voting Instruction Deadline (or as the Information Agent may decide in its absolute discretion).

(c)                            If clause 7.1(b) (Scheme Consideration) above applies, the High Yield Noteholder’s High Yield Notes Scheme Entitlement will be issued to the Holding Period Trustee who will hold the relevant New High Yield Notes (the “Trust Securities”) on trust for the relevant High Yield Noteholder for a period of twelve months after the Restructuring Effective Date (the “Holding Period”).

(d)                           If a High Yield Noteholder whose High Yield Notes Scheme Entitlement has been issued to the Holding Period Trustee under clause 7.1(b) (Scheme Consideration) above:

(i)        does not provide the Information Agent with a validly completed High Yield Notes Account Holding Letter;

(ii)       if such High Yield Noteholder is a Disqualified Person due to it not being a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive, does not provide the details of a Nominated Recipient who is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive and who is not a Disqualified Person; and

(iii)      does not provide the Information Agent with a request in writing to transfer the relevant Trust Securities to it within the Holding Period,

then, upon the expiration of the Holding Period, the Holding Period Trustee will sell such Trust Securities on the Open Market and the cash proceeds of such sale (after deduction of the reasonable costs and expenses of the Holding Period Trustee incurred in respect of such sale) shall be paid to that High Yield Noteholder.  If that is not possible, then the Holding Period Trustee shall decide what to do with the net cash proceeds and shall have absolute discretion to make such decision as it thinks fit in the circumstances (including, if necessary or desirable, paying the monies into Court or gifting the same to the NSPCC or such other children’s charity as the Holding Period Trustee thinks fit).

(e)                           The Holding Period Trustee shall have the power to appoint an additional or replacement trustee over the Trust Securities at any time, subject to any additional or replacement trustee agreeing to be bound by the terms of the Scheme.

(f)                            During the Holding Period, any High Yield Noteholder whose High Yield Notes Scheme Entitlement is held by the Holding Period Trustee may request that the Holding Period Trustee sells its Trust Securities on the Open Market.  To the extent that the Holding Period Trustee receives such a request in writing, the Holding Period Trustee will sell the Trust Securities on the Open Market and account to that High Yield Noteholder for the net sale proceeds of such sale, provided that such High Yield Noteholder has provided to the Information Agent a validly completed High Yield Notes Account Holder Letter from or on behalf of that High Yield Noteholder.

7.2            Assignments or Transfers

All Scheme Claims shall be determined as at the Record Time.  The Company shall be under no obligation to recognise any assignment or transfer of interests in the Notes after the Record Time for the purposes of the Scheme and has no obligations hereunder to any person other than the Scheme Creditors, provided that, where the Company has received from the relevant parties notice in writing of such assignment or transfer prior to the Restructuring Effective Date, the Company may, in its sole discretion and subject to the production of such other evidence in relation to such assignment or transfer as it may reasonably require and to any other terms and conditions which the Company may consider necessary or desirable, agree to recognise such assignment or transfer for the purposes of the Scheme.  Any assignee or transferee of interests in the Notes so recognised by the Company shall be bound by the terms of the Scheme as a Scheme Creditor and shall produce such evidence as the Company may reasonably require to confirm that it has agreed to be bound by the terms of the Scheme.

7.3                                   Costs

The Company (or, to the extent legally permitted, another member of the Group) shall pay in full all costs, charges, expenses and disbursements incurred by it in connection with the negotiation, preparation and implementation of the Scheme as and when they arise, including, but not limited to, the cost of holding the Scheme Meeting, obtaining the Scheme Sanction Order and the issue of any notices in respect of the Scheme.

7.4                                   Performance of obligations on dates other than a Business Day

If any obligation is to be performed under the terms of the Scheme on a date other than a Business Day, the relevant obligation shall be performed on the next Business Day.

7.5                                   Exercise of Discretion

Where, under or pursuant to any provision of the Scheme, a matter is to be determined by the Company, it shall be determined by the Directors, in their discretion in such manner as they may consider fair and reasonable.  If any difficulty shall arise in determining any such matter either generally or in any particular case or in ensuring the result described above, it shall be resolved by the Directors in such manner as they shall consider to be fair and reasonable and their decision shall, insofar as permitted by law, be final and binding on all concerned.

7.6                                   Notice

(a)                          Any notice or other written communication to be given under or in relation to the Scheme shall be given in writing and shall be deemed to have been duly given if it is delivered by hand, is posted on the Scheme Website or (so long as the Notes are held in global form on behalf of the relevant Clearing System(s)) delivered to the relevant Clearing System(s) (in the case of the Scheme Creditors), or is sent by email, fax or post (and by air mail where it is addressed to a different country from that in which it is posted) as follows:

(i)	in the case of a notice to be given to the Company, to:

EnQuest Plc
5th Floor
Cunard House
15 Regent Street
London SW1Y 4LR

	Telephone:	+44 (0)20 7925 4900
	Facsimile:	+44 (0)20 7925 4936
	Attention:	Amjad Bseisu, Stefan Ricketts and Jonathan Swinney
	Email:	Amjad.Bseisu@enquest.com, Stefan.Ricketts@enquest.com and Jonathan.Swinney@enquest.com

With copies to:

Ashurst LLP
Broadwalk House
5 Appold Street
London EC2A 2HA
United Kingdom

	Telephone:	+44 (0)20 7638 1111
	Facsimile:	+44 (0)20 7638 1112
	Attention:	Giles Boothman and Ru-Woei Foong
	Email:	Giles.Boothman@ashurst.com and
Ru-Woei.Foong@ashurst.com

(ii) in the case of a notice to be given to the High Yield Notes Trustee:

Deutsche Trustee Company Limited
Winchester House
1 Great Winchester Street
London EC2N 2DB

Telephone:	+44 (0)20 7545 8000
Facsimile:	+44 (0)20 7547 6149
Email:	tss-gds.eur@db.com

(iii) In the case of a notice to be given to the New High Yield Notes Trustee:

Deutsche Bank Trust Company Americas
Trust & Agency Services
60 Wall Street, MS NYC60-1630
New York, New York 10005
USA

Telephone:	+1 201 593 2204
Facsimile:	+1 732 578 4635
Attn:	Corporates Team — ENQUEST PLC 2026
Email:	Kathryn.fischer@db.com.

with copies to:

Deutsche Bank Trust Company Americas
c/o Deutsche Bank National Trust Company
Trust & Agency Services
100 Plaza One, MS JCY03-0699
Jersey City, New Jersey 07311

Facsimile:	+1 732 578 4635
Attention:	Corporates Team — ENQUEST PLC 2026

(iv) in the case of a notice to be given to a High Yield Noteholder:

Deutsche Bank Trust Company Americas
Trust & Agency Services
60 Wall Street, MS NYC60-1630
New York, New York 10005
USA

Telephone:	+1 201 593 2204
Facsimile:	+1 732 578 4635
Attn:	Corporates Team — ENQUEST PLC 2026
Email:	Kathryn.fischer@db.com.

with copies to:

Deutsche Bank Trust Company Americas
c/o Deutsche Bank National Trust Company
Trust & Agency Services
100 Plaza One, MS JCY03-0699
Jersey City, New Jersey 07311

Facsimile:	+1 732 578 4635
Attention:	Corporates Team — ENQUEST PLC 2026

(v) in the case of a notice to be given to the Retail Notes Trustee:

U.S. Bank Trustees Limited
Fifth Floor, Old Broad Street
London EC2N 1AR

Telephone:	+44 (0)20 7330 2000
Facsimile:	+44 (0)20 7365 2577
Attn:	Relationship Management
Email:	mbs.relationship.management@usbank.com

(vi) in the case of a notice to be given to a Retail Noteholder:

U.S. Bank Trustees Limited
Fifth Floor, Old Broad Street
London EC2N 1AR

Telephone:	+44 (0)20 7330 2000
Facsimile:	+44 (0)20 7365 2577
Attn:	Relationship Management
Email:	mbs.relationship.management@usbank.com

(vii) in the case of any other person, any address set forth for that person in any agreement entered into in connection with the Scheme.

(b)                          Any notice or other written communication to be given under the Scheme shall be deemed to have been served:

(i)                           if delivered by hand, on the first Business Day following delivery;

(ii)                        if sent by fax, email or electronically (including by way of posting on the Scheme Website or delivering to a Clearing System (in the case of the Scheme Creditors), on the Business Day it is sent or posted; and

(iii)                     if sent by post, on the second Business Day after posting if the recipient is in the country of dispatch, otherwise on the fifth Business Day after posting.

(c)                           In proving service, it shall be sufficient proof, in the case of a notice sent by post, that the envelope was properly stamped, addressed and placed in the Post.

(d)                          The accidental omission to send any notice, written communication or other document in accordance with this clause 7.6 (Notices), or the non-receipt of any such notice by any Scheme Creditor, shall not affect the provisions of the Scheme.

(e)                           The Company shall not be responsible for any loss or delay in the transmission of any notices, other documents or payments posted by or to any Scheme Creditor which shall be posted at the risk of such Scheme Creditors.

7.7                                   Governing Law and Jurisdiction

(a)                          The Scheme and any non-contractual obligations arising out of or in connection with the Scheme shall be governed by, and the Scheme shall be construed in accordance with, the laws of England and Wales and each of the Scheme Creditors hereby agrees that the Court shall have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute which may arise out of the Explanatory Statement or any provision of the Scheme or its implementation or out of any action taken or omitted to be taken under the

Scheme or in connection with the administration of the Scheme and, for such purposes, each of the Scheme Creditors irrevocably submits to the jurisdiction of the Court, provided, however, that nothing in this clause 7.7 (Governing Law and Jurisdiction) shall:

(i)                           affect the validity of other provisions governing law and jurisdiction as between the Company and any of the Scheme Creditors in respect of any Scheme Restructuring Document or any other agreement made between the Company and any of the Scheme Creditors, whether contained in any contract or otherwise; or

(ii)                        prevent the Company from relying upon the provisions of the Scheme in any foreign court or in any foreign proceedings.

(b)                          The Scheme shall take effect subject to any prohibition or condition imposed by law.

Appendix 1

Form of New High Yield Notes Indenture

ENQUEST PLC,
as Issuer

the Guarantors named herein

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee, Principal Paying Agent,
Transfer Agent and Registrar

Indenture

Dated as of [•], 2016

7% PIK Toggle Senior Notes with a scheduled maturity in 2022

CROSS-REFERENCE TABLE*

U.S. Trust Indenture Act section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	7.12
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.3; 7.10
311(a)	7.11
(b)	7.11
312(a)	2.5
(b)	11.4
(c)	11.4
313(a)	7.6
(b)(1)	N.A.
(b)(2)	7.6; 7.7
(c)	7.6; 11.3
(d)	7.6
314(a)	4.3; 4.17;11.3; 11.6
(b)	N.A.
(c)(1)	11.5
(c)(2)	11.5
(c)(3)	N.A.
(d)	N.A.
(e)	11.6
(f)	N.A.
315(a)	7.1
(b)	6.2(b); 11.3
(c)	7.1
(d)	7.1
(e)	6.11
316(a) (last sentence)	2.9
(a)(1)(A)	6.5
(a)(1)(B)	6.4
(a)(2)	N.A.
(b)	9.2(d)
(c)	6.15
317(a)(1)	6.8
(a)(2)	6.9
(b)	2.4
318(a)	11.1
(b)	N.A.
(c)	11.1

N.A. means not applicable.

*    This Cross Reference Table is not part of the Indenture.

5.	SUCCESSORS		160
	5.1	Merger, Consolidation or Sale of Assets	160
	5.2	Successor Substituted	161

6.	EVENTS OF DEFAULT AND REMEDIES		162
	6.1	Events of Default	162
	6.2	Acceleration	164
	6.3	Other Remedies	164
	6.4	Waiver of Past Defaults	165
	6.5	Control by Majority	165
	6.6	Limitation on Suits	165
	6.7	[RESERVED]	166
	6.8	Collection Suit by Trustee	166
	6.9	Trustee May File Proofs of Claim	166
	6.10	Priority of Payment	166
	6.11	Undertaking for Costs	167
	6.12	Restoration of Rights and Remedies	167
	6.13	Rights and Remedies Cumulative	167
	6.14	Delay or Omission not Waiver	168
	6.15	Record Date	168
	6.16	Waiver of Stay or Extension Laws	168

7.	TRUSTEE		168
	7.1	Duties of Trustee	168
	7.2	Certain Rights of Trustee	169
	7.3	Individual Rights of Trustee	170
	7.4	Trustee’s Disclaimer	170
	7.5	Notice of Listing/Delisting	170
	7.6	Reports by Trustee to Holders	170
	7.7	Compensation and Indemnity	171
	7.8	Replacement of Trustee	172
	7.9	Successor Trustee by Merger	173
	7.10	Eligibility; Disqualification	173
	7.11	Preferential Collection of Claims Against Issuer	173
	7.12	Appointment of Co-Trustee	173
	7.13	Rights of Other Agents	174

8.	DEFEASANCE, SATISFACTION AND DISCHARGE		174
	8.1	Issuer’s Option to Effect Legal Defeasance or Covenant Defeasance	174
	8.2	Legal Defeasance and Discharge	175
	8.3	Covenant Defeasance	175
	8.4	Conditions to Defeasance	175
	8.5	Satisfaction and Discharge of Indenture	176
	8.6	Survival of Certain Obligations	177
	8.7	Acknowledgment of Discharge by Trustee	177
	8.8	Application of Trust Money	177
	8.9	Repayment to Issuer	178
	8.10	Indemnity for Government Securities	178
	8.11	Reinstatement	178

9.	AMENDMENT, SUPPLEMENT AND WAIVER		178
	9.1	Without Consent of Holders	178
	9.2	With Consent of Holders	179
	9.3	Compliance with U.S. Trust Indenture Act	180
	9.4	Effect of Supplemental Indentures	180
	9.5	Notation on or Exchange of Notes	180
	9.6	Revocation and Effect of Consents	181
	9.7	Notice of Amendment or Waiver	181

	9.8	Trustee to Sign Amendments, Etc.	181
	9.9	Additional Guarantee Subordination Agreements	181

10.	NOTE GUARANTEES		183
	10.1	Note Guarantee	183
	10.2	Turnover	184
	10.3	Authorization to Effect Subordination	184
	10.4	Reliance by Holders of Senior Debt	184
	10.5	Subject to Guarantee Subordination Agreement and any Additional Guarantee Subordination Agreement	184
	10.6	Subrogation	185
	10.7	Limitation of Note Guarantee	185
	10.8	Notation Not Required	186
	10.9	Successors and Assigns	186
	10.10	No Waiver	186
	10.11	Modification	186
	10.12	Note Guarantees Release	186
	10.13	Additional Guarantors to Execute Supplemental Indenture	187

11.	MISCELLANEOUS		187
	11.1	U.S. Trust Indenture Act Controls	187
	11.2	USA PATRIOT Act	187
	11.3	Notices	187
	11.4	Communication by Holders with Other Holders	189
	11.5	Certificate and Opinion as to Conditions Precedent	189
	11.6	Statements Required in Certificate or Opinion	190
	11.7	Rules by Trustee, Paying Agents and Registrar	190
	11.8	Legal Holidays	190
	11.9	Governing Law	190
	11.10	Jurisdiction	190
	11.11	No Personal Liability of Directors, Officers, Employees and Stockholders	191
	11.12	Successors	191
	11.13	Multiple Originals	191
	11.14	Table of Contents and Headings	191
	11.15	Severability	191
	11.16	Judgment Currency	192
	11.17	Prescription	192
	11.18	Force Majeure	192

Schedule 1		Form of Note	195

Schedule 2		Form of Certificate of Exchange	210

Schedule 3		Form of Supplemental Indenture to be Delivered by Subsequent Guarantors	212

INDENTURE dated as of [•], 2016

AMONG:

(1)                                     ENQUEST PLC, a public limited company incorporated under the laws of England and Wales, with company number 07140891 (the “Issuer”);

(2)                                     the Guarantors; and

(3)                                     DEUTSCHE BANK TRUST COMPANY AMERICAS (the “Trustee”, “Principal Paying Agent”, “Transfer Agent” and “Registrar”).

RECITALS OF THE ISSUER AND THE GUARANTORS

The Issuer is delivering this Indenture to provide for the issuance of (i) its 7% PIK Toggle Senior Notes with a scheduled maturity in 2022 issued on the date hereof (whether represented by a Global Note or a Definitive Registered Note, the “Original Notes”), which are being issued in exchange of its 2022 Notes (as defined herein) pursuant to the Scheme (as defined herein), and (ii) any Additional Notes (whether represented by a Global Note or a Definitive Registered Note, together with the Original Notes, the “Notes”). The Guarantors are hereunder providing for the issuance of their respective Guarantees of the Notes.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

1.                                          DEFINITIONS

1.1                                   Definitions

“2016 Equity Issuance” means the placing and open offer of up to $100.0 million (equivalent) launched pursuant to the prospectus dated October 14, 2016 as part of the Scheme.

“2022 Notes” means the Issuer’s 7% Senior Notes due 2022, in exchange for which the Original Notes are to be issued under this Indenture pursuant to the Scheme.

“Acquired Debt” means, with respect to any specified Person:

(a)                           Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(b)                           Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Assets” means:

(a)                           any property or assets used or useful in the Oil and Gas Business;

(b)                           the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or any of its Restricted Subsidiaries; or

(c)                            Capital Stock constituting a Minority Interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (b) or (c) of this definition is primarily engaged in the Oil and Gas Business.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control”, as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling”, “controlled by” and “under common control with” have correlative meanings.

“Agents” means the Principal Paying Agent, the Transfer Agent and the Registrar.

“Applicable Premium” means, with respect to any Note at any time, the greater of (1) 1.0% of the principal amount of such Note and (2) the excess of:

(a)                           the present value at such time of (i) the Redemption Price of the Note on April 15, 2017 (such Redemption Price being set forth in the table in Section 3.8(b)), plus (ii) all required interest payments due on the Note through April 15, 2017 (excluding accrued but unpaid interest to the Redemption Date) discounted back to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Rate as of such time plus 50 basis points; over

(b)                           the then-outstanding principal amount of the Note.

The Issuer shall calculate the Applicable Premium and, for the avoidance of doubt, calculation of the Applicable Premium shall not be a duty or obligation of the Trustee, the Registrar or any Paying Agent.

“Applicable Procedures” means, with respect of any transfer or exchange of, or for beneficial interests in, any Global Note, the rules and procedures of the relevant Clearing System that apply to such transfer or exchange.

“Asset Sale” means:

(a)                           the sale, lease, conveyance or other disposition of any assets or rights (including by way of a Production Payment but excluding an operating lease entered into in the ordinary course of the Oil and Gas Business); provided that the sale, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by Section 4.9 or Section 5.1 and not by Section 4.7; and

(b)                           the issuance of Equity Interests in any of the Issuer’s Restricted Subsidiaries or the sale by the Issuer or its Restricted Subsidiaries of Equity Interests in any of the Issuer’s Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(a)                           any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $50.0 million;

(b)                           a transfer or other disposition of assets or Equity Interests between or among the Issuer and its Restricted Subsidiaries;

(c)                            an issuance or sale of Equity Interests by a Restricted Subsidiary of the Issuer to the Issuer or to a Restricted Subsidiary of the Issuer;

(d)                           the sale, lease or other disposition of products, services, Hydrocarbons or mineral products inventory or accounts receivable or other assets in the ordinary course of business;

(e)                            the abandonment, farm-in, farm-out, carry, lease or sublease of any oil and gas properties or the forfeiture or other disposition of such properties, in each case in the ordinary course of business;

(f)                             the disposition of assets to a Person who is providing services (the provision of which have been or are to be outsourced by the Issuer or any Restricted Subsidiary to such Person) related to such assets;

(g)                            any sale or other disposition of damaged, unserviceable, worn-out or obsolete assets in the ordinary course of business;

(h)                           the sale or other disposition of cash or Cash Equivalents or other financial assets in the ordinary course of business;

(i)                               for purposes of Section 4.7 only, the making of a Permitted Investment or a disposition subject to Section 4.6;

(j)                              the sale or other disposition (whether or not in the ordinary course of business) of crude oil and natural gas properties; provided that at the time of such sale or other disposition such properties do not have associated with them any proved and probable reserves;

(k)                           any Asset Swap;

(l)                               granting of Liens not prohibited by Section 4.5;

(m)                       the licensing or sublicensing of intellectual property, including licenses for seismic data or other general intangibles and licenses, leases or subleases of other property, in the ordinary course of business and which do not materially interfere with the business of the Issuer and its Restricted Subsidiaries taken as a whole;

(n)                           a surrender or waiver of contract rights, oil and gas leases or the settlement, release or surrender of contract, tort or other claims of any kind;

(o)                           dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(p)                           any sale or other disposition of any oil and gas properties or interests therein to any governmental authority that is (i) a result of a relinquishment to, or a compulsory or involuntary acquisition by, such authority or (ii) made in connection with acquiring, renewing or retaining, as applicable, any other oil and gas properties or interests awarded by such governmental authority; provided that any cash or Cash Equivalents received in connection with any such sale or other disposition must be applied in accordance with Section 4.7;

(q)                           foreclosure, condemnation or any similar action with respect to any property or other assets; and

(r)                              any Production Payments and Reserve Sales; provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Issuer or a Restricted Subsidiary, shall have been created, incurred, issued, assumed or

Guaranteed in connection with the financing of, and within 60 days after the acquisition of, the property that is subject thereto.

“Asset Swap” means any substantially contemporaneous (and in any event occurring within 180 days of each other) purchase and sale or exchange (including by way of any farm-out, farm-in, lease or sublease or any other contractual transfer of rights) of any assets or properties or interests therein (including, for the avoidance of doubt, shares in companies owning such assets or properties or interests therein) used or useful in the Oil and Gas Business between the Issuer or any of its Restricted Subsidiaries and another Person; provided that the Fair Market Value of the properties or assets or interests therein traded or exchanged by the Issuer or such Restricted Subsidiary (together with any cash) is reasonably equivalent (as determined in good faith by a responsible accounting or financial officer of the Issuer) to the Fair Market Value of the properties or assets or interests therein (together with any cash) to be received by the Issuer or such Restricted Subsidiary, and provided further that any net cash received must be applied in accordance with Section 4.7.

“Bank Credit Facilities” means any Credit Facility that does not constitute Public Indebtedness.

“Bankruptcy Law” means (i) the UK Insolvency Act 1986, as amended (together with the rules and regulations made pursuant thereto), (ii) title 11, United States Bankruptcy Code of 1978, as amended and (iii) any other applicable law relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d—3 and Rule 13d—5 under the U.S. Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in section 13(d)(3) of the U.S. Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficial Ownership”, “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(a)                           with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b)                           with respect to a partnership, the board of directors of the general partner of the partnership;

(c)                            with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(d)                           with respect to any other Person, the board or committee of such Person serving a similar function.

“Book-Entry Interest” means a beneficial interest in a Global Note held by or through a Participant.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in London, Luxembourg or New York or another place of payment under this Indenture are authorized or required by law to close.

“Calculation Date” has the meaning given in the definition of “Fixed Charge Coverage Ratio”.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with IFRS, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(a)                           in the case of a corporation, corporate stock;

(b)                           in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)                            in the case of a partnership or limited liability company, partnership interests (whether general or limited) or, membership interests; and

(d)                           any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(a)                           securities issued or directly and fully guaranteed or insured by the government of the United States of America, a member state of the European Union on December 31, 2003, Switzerland, Norway, Canada, Australia or Japan (including, in each case, any agency or instrumentality thereof), as the case may be, the payment of which is backed by the full faith and credit of the United States, the relevant member state of the European Union, Switzerland, Norway, Canada, Australia or Japan, as the case may be, having maturities of not more than fifteen months from the date of acquisition, the long-term debt of which is rated at the time of acquisition thereof is at least “A” or the equivalent thereof by S&P, or “A2” or the equivalent thereof by Moody’s or the equivalent rating category of another internationally recognized rating agency;

(b)                           certificates of deposit, time deposits, eurodollar time deposits, money market deposits, overnight bank deposits or bankers’ acceptances (and similar instruments) having maturities of not more than fifteen months from the date of acquisition thereof issued by any commercial bank, the long-term debt of which is rated at the time of acquisition thereof at least “A-” or the equivalent thereof by S&P, or “A3” or the equivalent thereof by Moody’s or the equivalent rating category of another internationally recognized rating agency, and having combined capital and surplus in excess of $250.0 million;

(c)                            repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a) and (b) of this definition entered into with any financial institution meeting the qualifications specified in clause (b) of this definition;

(d)                           commercial paper rated at the time of acquisition thereof at least “A—2” or the equivalent thereof by S&P or “P—2” or the equivalent thereof by Moody’s, or carrying an equivalent rating by an internationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof;

(e)                            in the case of any Restricted Subsidiary of the Issuer located outside the United States, Canada and the European Union, any substantially similar investment to the kinds described in clauses (b) and (c) of this definition obtained in the ordinary course of business and (i) with the highest ranking obtainable in the applicable jurisdiction or (ii) with any bank, trust company or similar entity, which would rank, in terms of combined capital and surplus and undivided profits or the ratings on its long-term debt, among the top five banks in such jurisdiction; and

(f)                             interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (a) through (d) of this definition.

“Cash Payment Condition” will be satisfied in respect of an Interest Payment Date (as determined by the Issuer) if (i) the average of the Daily Brent Oil Prices during the period of six calendar months immediately preceding the Payment Condition Determination Date is equal to or above $65.00; and (ii) as at the relevant Payment Condition Determination Date, no payment Event of Default (as defined in the Senior Facility) under the Senior Facility has occurred and is continuing, which shall include, for the avoidance of doubt, any such Event of Default (as defined in the Senior Facility) arising as a result of the aggregate amount of the loans and letters of credit outstanding under the Senior Facility exceeding the Aggregate Commitments (as defined in the Senior Facility) applicable at such time.

“Change of Control” means the occurrence of any of the following:

(a)                           the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in section 13(d) of the U.S. Exchange Act);

(b)                           the adoption of a plan relating to the liquidation or dissolution of the Issuer; or

(c)                            the consummation of any transaction (including any merger or consolidation), the result of which is that any “person” (as defined in clause (a) of this definition) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Issuer, measured by voting power rather than number of shares.

“Clearing System” means DTC, Euroclear and/or Clearstream, Luxembourg.

“Clearstream, Luxembourg” means Clearstream Banking, société anonyme, and its successors.

“Companies Act” means the UK Companies Act 2006, as amended.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus the following, without duplication:

(a)                           an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with a sale of assets (together with any related provision for taxes and any related non-recurring charges relating to any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity) to the extent deducted in calculating such Consolidated Net Income; plus

(b)                           taxes based on income or profits of such Person and its Restricted Subsidiaries for such period to the extent deducted in calculating such Consolidated Net Income; plus

(c)                            the Fixed Charges of such Person and its Restricted Subsidiaries for such period to the extent deducted in calculating such Consolidated Net Income; plus

(d)                           depreciation, depletion, amortization (including amortization of intangibles and deferred financing fees but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment and other non-cash charges and expenses (including write downs and impairment of property, plant, equipment and intangible and other long lived assets and the impact of purchase accounting on the Issuer and its Restricted Subsidiaries for such period), of such Person and its Restricted Subsidiaries (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) for such period to the extent deducted in calculating such Consolidated Net Income; plus

(e)                            any expenses, charges or other costs related to the issuance of any Capital Stock, or any Permitted Investment, acquisition, disposition, recapitalization or listing or the incurrence of Indebtedness permitted to be incurred under Section 4.4 (including any refinancing thereof) whether or not successful, including (i) such fees, expenses or charges related to any incurrence of Indebtedness issuance and (ii) any amendment or other modification of any incurrence, in each case to the extent deducted in calculating such Consolidated Net Income; plus

(f)                             any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness); plus

(g)                            the amount of any minority interest expense consisting of subsidiary income attributable to Minority Interests of third parties in any non-wholly owned Restricted Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on, or other cash payments in respect of, Equity Interests held by such parties; plus

(h)                           if such Person accounts for its oil and natural gas operations using successful efforts or a similar method of accounting, consolidated exploration and abandonment expense and write-offs of the Issuer and its Restricted Subsidiaries; plus

(i)                               the proceeds of any business interruption insurance received or that become receivable during such period to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing Consolidated Net Income; plus

(j)                              payments received or that become receivable with respect to expenses that are covered by the indemnification provisions in any agreement entered into by such Person in connection with an acquisition to the extent such expenses were included in computing Consolidated Net Income; minus

(k)                           non-cash items increasing such Consolidated Net Income for such period (other than any non-cash items increasing such Consolidated Net Income pursuant to clauses (a) through (j) of the definition of Consolidated Net Income), other than items that were accrued in the ordinary course of business; and minus

(l)                               the sum of (i) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production

Payments and (ii) amounts recorded in accordance with IFRS as repayments of principal and interest pursuant to Dollar-Denominated Production Payments,

in each case, on a consolidated basis and determined in accordance with IFRS.

“Consolidated Leverage” means, as of any date of determination, with respect to any specified Person, the total amount of Indebtedness under Credit Facilities of such Person and its Restricted Subsidiaries on a consolidated basis (excluding Hedging Obligations and excluding letters of credit) less cash and Cash Equivalents held by such specified Person as of the date of determination.

“Consolidated Leverage Ratio” means, as of any date of determination, with respect to any specified Person, the ratio of (a) the Consolidated Leverage of such Person on such date to (b) the Consolidated Cash Flow of the Person for the two most recent half-year periods ending immediately prior to such date for which internal financial statements are available. For purposes of calculating the Consolidated Cash Flow for such period:

(a)                           acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the two half-year reference period or subsequent to such reference period, and on or prior to the date of determination, or that are to be made on the date of determination, will be given pro forma effect as if they had occurred on the first day of the two half-year reference period;

(b)                           the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of on or prior to the date of determination (including transactions giving rise to the need to calculate such Consolidated Leverage Ratio) will be excluded;

(c)                            any Person that is a Restricted Subsidiary on the date of determination will be deemed to have been a Restricted Subsidiary at all times during such two half-year reference period; and

(d)                           any Person that is not a Restricted Subsidiary on the date of determination will be deemed not to have been a Restricted Subsidiary at any time during such two half-year reference period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculation shall be determined in good faith by a responsible accounting or financial officer of the Issuer and may include anticipated expense and cost reduction synergies. In determining the amount of Indebtedness in respect of borrowed money outstanding on any date of determination, pro forma effect will be given to any incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of Indebtedness in respect of borrowed money on such date. Any undrawn amounts under revolving credit Indebtedness shall be deemed not to be outstanding.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (loss) of any Unrestricted Subsidiaries), determined in accordance with IFRS; provided that:

(a)                           the net income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(b)                           solely for the purpose of determining the amount available for Restricted Payments under Section 4.6(a)(III)(3)(i), any net income (but not loss) of any Restricted Subsidiary (other than any Guarantor) will be excluded if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to such Person (or any Guarantor that holds the Equity Interests of such Restricted Subsidiary, as applicable) by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (i) restrictions that have been waived or otherwise released, (ii) restrictions pursuant to the Notes or this Indenture, (iii) contractual restrictions in effect on the Issue Date with respect to the Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole, are not materially less favorable to the Holders than such restrictions in effect on the Issue Date and (iv) any restriction listed under Section 4.14(b)(i), (ii), (iv) or (xi)) except that such Person’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to such Person or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary (other than any Guarantor), to the limitation contained in this clause);

(c)                            the cumulative effect of a change in accounting principles will be excluded;

(d)                           income resulting from transfers of assets (other than cash) between such Person or any of its Restricted Subsidiaries, on the one hand, and an Unrestricted Subsidiary, on the other hand, will be excluded;

(e)                            any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of such Person or its consolidated Restricted Subsidiaries (including pursuant to any sale or leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by a responsible accounting or financial officer of such Person) and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person will be excluded;

(f)                             any “ceiling limitation” or other asset impairment writedowns on oil and gas properties will be excluded;

(g)                            any unrealized non-cash gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value or changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations will be excluded;

(h)                           any non-cash compensation charge or expense arising from any grant of stock, stock option or other equity-based award will be excluded;

(i)                               to the extent deducted in the calculation of net income, any non-cash or non-recurring charges associated with any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be excluded; and

(j)                              (i) extraordinary, exceptional, unusual or non-recurring gains, losses or charges, (ii) any asset impairment charges or the financial impacts of natural disasters (including fire, flood and storm and related events) or (iii) any non-cash charges or reserves in respect of any restructurings, redundancy, integration or severance, or other post-employment arrangements, signing, retention or completion bonuses, transaction costs, acquisition costs, business optimization, system establishment, software or information technology implementation or development, costs related to governmental investigations and curtailments or modifications to pension or post-retirement benefits schemes, litigation or any asset impairment charges, in each case will be excluded.

“Consolidated Total Assets” means the total assets of the Issuer and its Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Issuer prepared in accordance with IFRS.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person Guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that, in each case, does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(a)                           to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b)                           to advance or supply funds:

(i)         for the purchase or payment of any such primary obligation; or

(ii)        to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor;

(c)                            to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof; or

(d)                           for the avoidance of doubt, any contingent obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions, or similar claims, obligations or contributions or social security or wage taxes.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Corporate Trust Office” means the principal corporate trust office of the Trustee, at which at any particular time its corporate trust business shall be administered, which office at the date of execution of this Indenture is located at Deutsche Bank Trust Company Americas, Trust & Agency Services, 60 Wall Street, MS NYC60-1630, New York, NY, USA, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Issuer).

“Credit Facilities” means, one or more debt facilities, capital markets indentures, instruments or arrangements incurred by the Issuer, any Restricted Subsidiary or any Finance Subsidiary (including the Senior Facility or commercial paper facilities and overdraft facilities) with banks, funds or other institutions or investors, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables) or letters of credit, notes or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or trustees or other banks, funds, institutions or investors and whether provided under the Senior Facility or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any promissory notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facilities” shall include any agreement or instrument (a) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (b) adding Subsidiaries of the Issuer as additional borrowers, issuers or guarantors thereunder, (c) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (d) otherwise altering the terms and conditions thereof.

“Currency Exchange Protection Agreement” means, in respect of any Person, any foreign exchange contract, currency swap agreement, currency option, cap, floor, ceiling or collar agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates as to which such Person is a party.

“Daily Brent Oil Price” means the end of day daily Dated Brent Future published by Platts (or such equivalent price that may replace the dated Brent price from time to time).

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Registered Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Sections 2.6 and 2.7, and substantially in the form of Schedule 1, except that such Note shall not bear the Global Note Legend or the DTC Legend and shall not have the “Schedule of Principal Amount of Indebtedness Evidenced by this Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, DTC, or a Person appointed as common depository on behalf of Euroclear or Clearstream, Luxembourg with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture; provided that, for the avoidance of doubt, upon issuance the Original Notes shall be deposited with a common depositary on behalf of Euroclear and Clearstream, Luxembourg.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as “Designated Non-Cash Consideration” pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, or is so redeemable at the option of the holder thereof prior to such date, will be deemed to be

Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.6. For purposes hereof, the amount of Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock, such Fair Market Value to be determined as set forth herein.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with IFRS, together with all undertakings and obligations in connection therewith.

“Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in the Wall Street Journal in the “Currencies & Commodities” column under the heading “Currencies” on the date two Business Days prior to such determination.

“DTC” means The Depository Trust Company.

“DTC Legend” means the legend set forth in Section 2.6(f)(ii).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Euroclear” means Euroclear Bank SA/NV, and its successors as operator of the Euroclear System.

“Existing Indebtedness” means Indebtedness of the Issuer and its Restricted Subsidiaries (other than Indebtedness under the Senior Facility and the Retail Notes) in existence on the date of this Indenture.

“Explanatory Statement” means the document dated October 25, 2016 made available to scheme creditors in connection with the Scheme by the Issuer.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, as determined in good faith by a responsible accounting or financial officer of the Issuer.

“Finance Subsidiary” means a wholly owned subsidiary of the Issuer that is formed for the purpose of borrowing funds or issuing securities and lending the proceeds to the Issuer or a Guarantor and that conducts no business other than as may be reasonably incidental to, or related to, the foregoing.

“Fitch” means Fitch, Inc. or any successor to its ratings business.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary course working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (as determined in good faith by a responsible accounting or financial officer of the Issuer) to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable two full half-year reference period; provided, however, that the pro forma calculation of Fixed Charges shall not give effect to (a) any Indebtedness incurred on the Calculation Date (and, for the avoidance of doubt, not reclassified on such Calculation Date) pursuant to Section 4.4(b) or (b) the discharge on the Calculation Date of any Indebtedness to the extent that such discharge results from the application of the proceeds of any Indebtedness incurred pursuant to Section 4.4(b).

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(a)                           acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used or useful in the Oil and Gas Business), or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the two half-year reference period or subsequent to such reference period and on or prior to the Calculation Date or that are to be made on the Calculation Date, will be given pro forma effect (including Pro Forma Cost Savings) as if they had occurred on the first day of the two half-year reference period;

(b)                           the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(c)                            the Fixed Charges attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(d)                           any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such two half-year reference period; and

(e)                            any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such two half-year reference period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(a)                           the consolidated interest expense (net of interest income) of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (excluding any interest attributable to Dollar-Denominated Production Payments) including amortization of discount (but not debt issuance costs, commissions, fees and expenses), non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of

                                         Hedging Obligations or other derivative instruments), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations (excluding amortization of fees) in respect of interest rates; plus

(b)                           the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(c)                            any interest on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, to the extent paid in cash by such Person or any of its Restricted Subsidiaries; plus

(d)                           the product of (i) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any series of preferred stock of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Stock) or to the Person or a Restricted Subsidiary of such Person, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current statutory tax rate of such Person, expressed as a decimal.

“FPSO” means any floating storage and offloading unit, floating storage and production unit, floating production, storage and offloading unit, or similar moveable infrastructure (including vessels used or useful in connection with performing seismic surveys) and any related infrastructure in connection with the foregoing.

“Global Note Legend” means the legend set forth in Section 2.6(f)(i), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the global notes, substantially in the form of Schedule 1 hereto, bearing the Global Note Legend and, if applicable, the DTC Legend and to which the “Schedule of Principal Amount of Indebtedness Evidenced by this Note” has been attached, which shall be issued in accordance with Sections 2.1 and 2.6 and deposited with the Depositary and registered in the name of the Depositary or its nominee.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to maintain financial statement conditions or otherwise), or entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include the endorsements for collection or deposit in the ordinary course of business or any obligation to the extent it is payable only in Capital Stock of the guarantor that is not Disqualified Stock. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee Subordination Agreement” means the subordination agreement dated on April 9, 2014 made between, among others, the Issuer, the trustee in respect of the 2022 Notes and the facility agent and security trustee under the Senior Facility, as amended, restated or otherwise modified or varied from time to time, to which the Trustee will accede as “Notes Trustee” as of the Issue Date.

“Guarantors” means collectively:

(a)                           EnQuest NWO Limited (Company No. 08497436);

(b)                           EnQuest Heather Limited (Company No. 02748866);

(c)                            EnQuest Britain Limited (Company No. 03628497);

(d)                           EnQuest Heather Leasing Limited (Company No. 07848449);

(e)                            EnQuest ENS Limited (Company No. 06411750);

(f)                             EnQuest Global Limited (Company No. 08482753);

(g)                            EQ Petroleum Sabah Ltd (formerly known as EQ Malaysia Ltd) (Company No. 07211014); and

(h)                           any other Person that Guarantees the Notes pursuant to this Indenture,

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(a)                           interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements, other agreements or arrangements designed to manage interest rates or interest rate risk;

(b)                           any foreign exchange contract, currency swap agreement, currency option, cap, floor, ceiling or collar agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates;

(c)                            any forward contract, commodity futures contract, commodity option agreement, commodity swap agreement, cap, floor, ceiling or collar agreement or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and

(d)                           other agreements or arrangements designed to protect such Person against fluctuations in interest rates, commodity prices, weather conditions or currency exchange rates, including Currency Exchange Protection Agreements.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Hydrocarbons” means oil, gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“IFRS” means International Financial Reporting Standards as adopted by the European Union and in effect on the Issue Date or, with respect to Section 4.17, as in effect from time to time.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables):

(a)                           in respect of borrowed money;

(b)                           evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(c)                            in respect of bankers’ acceptances (or reimbursement obligations in respect thereof except to the extent any such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of incurrence);

(d)                           representing Capital Lease Obligations;

(e)                            representing the balance deferred and unpaid of the purchase price of any property due more than one year after such property is acquired;

(f)                             representing any Hedging Obligations;

(g)                            the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (i) the Fair Market Value of such asset at such date of determination and (ii) the amount of such Indebtedness of such other Persons; and

(h)                           the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (including, with respect to any Production Payment, any warranties or guarantees of production or payment by such Person with respect to such Production Payment, but excluding other contractual obligations of such Person with respect to such Production Payment);

provided that the foregoing indebtedness (other than letters of credit and Hedging Obligations) shall be included in this definition of Indebtedness only if, and to the extent that, the indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with IFRS. Notwithstanding the foregoing, indebtedness shall be included in the definition of Indebtedness after deducting any receivable due from another Person (other than the Issuer and its Restricted Subsidiaries) who has an interest in an asset financed with such indebtedness to the Issuer or any Restricted Subsidiary in respect of such other Person’s interest in the relevant asset. Subject to clause (h) of the preceding sentence, neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.

The term “Indebtedness” shall not include:

(a)                           any lease of property which would be considered an operating lease under IFRS;

(b)                           for the avoidance of doubt, Contingent Obligations;

(c)                            any obligation of a Person in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property;

(d)                           in-kind obligations relating to net oil or natural gas balancing positions arising in the ordinary course of business; or

(e)                            in connection with the purchase by the Issuer or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing.

“Indenture” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Interest Payment Date” means the Stated Maturity of an installment of interest on the Notes.

“Investment Grade Status” shall occur when the Notes are rated as follows by two of the following three Rating Agencies: “Baa3” or better by Moody’s, “BBB—“ or better by S&P or “BBB—“ or better by Fitch (or, if any such entity ceases to rate the Notes, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization”, as that term is defined for purposes of section 3(a)(62) of the U.S. Exchange Act, selected by the Issuer as a replacement agency).

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations, but excluding advances or extensions of credit to customers or suppliers made in the ordinary course of business), advances or capital contributions (excluding endorsements of negotiable instruments and documents in the ordinary course of business, and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with IFRS. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Issuer’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.6(c). The acquisition by the Issuer or any Subsidiary of the Issuer of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.6(c). Except as otherwise provided herein, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value and, to the extent applicable, shall be determined based on the equity value of such Investment.

“Issue Date” means the date on which the Original Notes were first issued under this Indenture.

“Issuer” means EnQuest PLC, the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Issuer Order” means a written order of the Issuer signed by any Person authorized by the Board of Directors of the Issuer and delivered to the Trustee.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof.

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers or employees of any Issuer or any Restricted Subsidiary:

(a)                           in respect of travel, entertainment or moving related expenses incurred in the ordinary course of business;

(b)                           in respect of moving related expenses incurred in connection with any closing or consolidation of any facility or office; or

(c)                            in the ordinary course of business and (in the case of this clause (c)) not exceeding $10.0 million in the aggregate outstanding at any time.

“Market Capitalization” means an amount equal to the greater of (a) (i) the total number of issued and outstanding shares of share capital or common equity interests of the Issuer on the date of the declaration of the relevant dividend multiplied by (ii) the arithmetic mean of the closing prices per share of such share capital or common equity interests for the 30 consecutive trading days immediately preceding the date of declaration of such dividend and (b) £75.0 million, being the market capitalization at the time of the initial public offering of the Issuer.

“Maturity” means, with respect to any Indebtedness, the date on which any principal of such Indebtedness becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption, tender for purchase or otherwise.

“Minority Interest” means the percentage interest represented by any shares of stock of any class of Capital Stock of a Restricted Subsidiary of the Issuer that are not owned by the Issuer or a Restricted Subsidiary of the Issuer.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its ratings business.

“MTN Program” means the Issuer’s £500.0 million medium-term note program.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration or Cash Equivalents received in any Asset Sale), net of the direct costs relating to such Asset Sale, including:

(a)                           all legal, accounting, investment banking, commissions and other fees and expenses incurred, title and recording tax expenses, and all Taxes required to be paid or accrued as a liability under IFRS, as a consequence of such Asset Sale;

(b)                           all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law be repaid out of the proceeds from such Asset Sale;

(c)                            all distributions and other payments required to be made to holders of Minority Interests in Subsidiaries or joint ventures as a result of such Asset Sale; and

(d)                           the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with IFRS, or held in escrow, in either case for adjustment in respect of the sale price or for any liabilities associated with the assets disposed of in such Asset Sale and retained by the Issuer or any Restricted Subsidiary after such Asset Sale.

“Non-Recourse Debt” means Indebtedness:

(a)                           as to which neither the Issuer nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise, or (iii) constitutes the lender;

(b)                           no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(c)                            the explicit terms of which provide there is no recourse to the stock or assets of the Issuer or any of its Restricted Subsidiaries, except as contemplated by clause (z) of the definition of Permitted Liens.

“Note Guarantee” means the Guarantee by each Guarantor of the Issuer’s Obligations under this Indenture and the Notes pursuant to this Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum dated as of April 4, 2014, relating to the offering of the 2022 Notes.

“Officer” means, with respect to any Person, a member of the Board of Directors, the chief executive officer, the president, the chief financial officer, any vice president, the treasurer, any managing director, any responsible accounting or financial officer, the secretary or the equivalent position of any of the foregoing or any other Person that the Board of Directors of such Person shall designate for such purpose.

“Officers’ Certificate” means a certificate signed on behalf of any Person by one or more Officers of such Person.

“Oil and Gas Business” means:

(a)                           the acquisition, exploration, exploitation, development, production, operation and disposition of interests in oil, natural gas, natural gas liquids, liquefied natural gas and other Hydrocarbon and mineral properties or products produced in association with the foregoing;

(b)                           the gathering, marketing, distributing, treating, refining, processing, storing, selling and transporting of any production from oil, natural gas, natural gas liquids, liquefied natural gas and other Hydrocarbon and mineral properties (whether or not such properties are owned by the Issuer or its Subsidiaries) and products produced in association therewith;

(c)                            any other related energy business, including power generation and electrical transmission business, from oil, natural gas and other Hydrocarbons and minerals produced substantially from properties in which the Issuer or its Restricted Subsidiaries, directly or indirectly, participates;

(d)                           any business relating to oil and gas field seismic mapping, sales, service provision and technology development; and

(e)                            any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in clauses (a), (b), (c) or (d) of this definition.

“Opinion of Counsel” means a written opinion from legal counsel (in form and substance reasonably acceptable to the Trustee, where such opinion is addressed to, or is for the benefit of, the Trustee). The counsel may be an employee of or counsel to the Issuer, any Subsidiary of the Issuer or the Trustee.

“Payment Condition Determination Date” means, in respect of any Interest Payment Date, the date which falls one calendar month prior to such Interest Payment Date, except that if such date is not a Business Day, the Payment Condition Determination Date shall be the immediately preceding Business Day.

“Permitted Business Investments” means Investments made in the ordinary course of, and of a nature that is or has become customary in, the Oil and Gas Business, as a means of actively exploiting, exploring for, acquiring, developing, producing, processing, gathering, marketing, distributing, storing or transporting oil, natural gas or other Hydrocarbons and minerals (including with respect to plugging and abandonment) through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including:

(a)                           direct or indirect ownership of crude oil, natural gas, other restricted Hydrocarbon and minerals properties or any interest therein or gathering, transportation, processing, storage or related systems or ancillary real property interests;

(b)                           Investments in the form of or pursuant to operating agreements, joint ventures, processing agreements, farm-in agreements, farm-out agreements, development agreements, production sharing agreements, area of mutual interest agreements, contracts for the sale, transportation or exchange of crude oil and natural gas and other Hydrocarbons and minerals, participation agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements (including for limited liability companies) or other similar or customary agreements, in each case made or entered into with third parties (including Unrestricted Subsidiaries); and

(c)                            direct or indirect ownership interests in drilling rigs, FPSOs and common processing facilities and in each case related equipment, including transportation equipment.

“Permitted Investments” means:

(a)                           any Investment in the Issuer or in a Restricted Subsidiary of the Issuer;

(b)                           any Investment in cash and Cash Equivalents;

(c)                            any Investment by the Issuer or any Restricted Subsidiary of the Issuer in any Person whose primary business is the Oil and Gas Business, if as a result of such Investment:

(i)         such Person becomes a Restricted Subsidiary of the Issuer; or

(ii)        such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(d)                           any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.7;

(e)                            any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer;

(f)                             any Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (ii) litigation, arbitration or other disputes with Persons who are not Affiliates;

(g)                            Investments represented by Hedging Obligations;

(h)                           receivables owing to the Issuer or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(i)                               surety and performance bonds and workers’ compensation, utility, lease, tax, performance and similar deposits and prepaid expenses in the ordinary course of business;

(j)                              Guarantees of Indebtedness permitted under Section 4.4;

(k)                           guarantees by the Issuer or any of its Restricted Subsidiaries of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Restricted Subsidiary in the ordinary course of business;

(l)                               Investments of a Restricted Subsidiary acquired after the Issue Date or of any entity merged into the Issuer or merged into or consolidated or amalgamated with a Restricted Subsidiary in accordance with Section 5.1 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger or consolidation;

(m)                       Permitted Business Investments;

(n)                           Investments received as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(o)                           any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Issue Date; provided that the amount of any such Investment may be increased (i) as required by the terms of such Investment as in existence on the Issue Date or (ii) as otherwise permitted hereunder;

(p)                           Guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Oil and Gas Business, including obligations under oil and natural gas exploration, development, joint operating, and related agreements and licenses, concessions or operating leases related to the Oil and Gas Business;

(q)                           Investments in the Notes and any other Indebtedness of the Issuer or any Restricted Subsidiary;

(r)                              Management Advances;

(s)                             payroll, commission, travel, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business, in each case to the extent the same constitutes an Investment;

(t)                              Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and similar deposits made in the ordinary course of business by the Issuer or any Restricted Subsidiary;

(u)                           receivables or working capital loans or other such similar forms of credit support owing to the Issuer or any Restricted Subsidiary of the Issuer and advances to suppliers, contractors or builders, in each case payable or dischargeable in accordance with such trade terms as the Issuer or such Restricted Subsidiary deems reasonable under the circumstances;

(v)                           (i) loans or grants customary or advisable in the Oil and Gas Business in respect of community development projects or economic development activities appropriate for the Issuer’s regions of operation and in regions other than the United Kingdom and Norway and consistent with past practice or counterparty requirements and (ii) Investments made with funds received by the Issuer and its Restricted Subsidiaries from grants or donations from third parties; and

(w)                         other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (w) that are at the time outstanding, not to exceed the greater of (x) $120.0 million and (y) 3.5% of Consolidated Total Assets; provided that if an Investment is made pursuant to this clause (w) in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 4.6 such Investment shall thereafter be deemed to have been made pursuant to clause (a) or (c) of this definition and not this clause (w).

“Permitted Liens” means, with respect to any Person:

(a)                           Liens securing Indebtedness incurred under (i) Bank Credit Facilities pursuant to Section 4.4(a), (ii) Credit Facilities pursuant to Section 4.4(b)(i) and (iii) Section 4.4(b)(xxiv); provided that the aggregate amount of such Indebtedness that is secured by a Lien on a junior priority basis may not exceed $200.0 million at any one time outstanding; provided further that no Indebtedness secured by junior priority Liens pursuant to this clause (a) shall be used to repay or refinance the Notes or the Retail Notes or any Permitted Refinancing Indebtedness in respect of the Notes or the Retail Notes;

(b)                           Liens in favor of the Issuer or any Restricted Subsidiary;

(c)                            Liens on property of a Person existing at the time such Person is merged with or into or consolidated or amalgamated with the Issuer or any Subsidiary of the Issuer; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or amalgamation and do not extend to any assets other than those of the Person merged into or consolidated or amalgamated with the Issuer or the Subsidiary;

(d)                           Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Issuer or any Subsidiary of the Issuer; provided that such Liens were in existence prior to such acquisition, and not incurred in contemplation of, such acquisition;

(e)                            Liens existing on the Issue Date;

(f)                             Liens on Capital Stock of and assets of any Restricted Subsidiary that is not a Guarantor that secures Indebtedness of such Restricted Subsidiary or any other Restricted Subsidiary that is not a Guarantor;

(g)                            Liens for taxes, assessments or governmental charges or claims that (i) are not yet due and payable or (ii) that are being contested in good faith by appropriate proceedings;

(h)                           survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, gas and oil pipelines, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(i)                               Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Issuer or its Restricted Subsidiaries relating to such property or assets;

(j)                              Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(k)                           any attachment, prejudgment or judgment Lien that does not constitute an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(l)                               Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees);

(m)                       Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that:

(i)                               the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(ii)                            the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (A) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness extended, renewed, refunded, refinanced, replaced, exchanged, defeased or discharged with such Permitted Refinancing Indebtedness and (B) an amount necessary to pay any fees and expenses, including premiums, related to such extension, renewal, refunding, refinancing, replacement, exchange, defeasance or discharge;

(n)                           Liens for the purpose of securing (i) all or any part of the purchase price, lease expense, rental payments or cost of design, construction, installation or improvement of any FPSO used or useful in the Oil and Gas Business and any Permitted Refinancing Indebtedness in respect thereof permitted to be incurred under this Indenture, (ii) the payment of all or a part of the purchase price of, or Capital Lease Obligations with respect to, or the repair, improvement or construction cost of, assets or property acquired or repaired, improved or constructed in the ordinary course of business and (iii) Indebtedness incurred under Section 4.4(b)(xxiii); provided that such Liens are limited to the Relevant Assets and, in the event the Restricted Subsidiary incurring such Indebtedness is a special purpose vehicle established solely for the purpose of owning the Relevant Assets, the shares in such Restricted Subsidiary;

(o)                           Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained or deposited with a depositary institution;

(p)                           Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(q)                           Liens in respect of Production Payments and Reserve Sales; provided such Liens are limited to the property that is the subject of such Production Payment and Reserve Sale;

(r)                              Liens on pipelines and pipeline facilities that arise by operation of law;

(s)                             Liens arising under oil and gas leases or subleases, assignments, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, partnership agreements, operating agreements, royalties, royalty trusts, working interests, carried working interests, net profit interests, joint interest billing arrangements, joint venture agreements, participation agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, licenses, sublicenses and other agreements which are customary in the Oil and Gas Business; provided, however, in all instances that such Liens are limited to the assets that are subject to the relevant agreement, program, order or contract;

(t)                              any

(i)         interest or title of a lessor or sublessor under any lease, Liens reserved in oil, gas or other Hydrocarbons, mineral leases for bonus, royalty or rental payments and for compliance with the terms of such leases;

(ii)        restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including ground leases or other prior leases of the demised premises, mortgages, mechanics’ liens, tax liens, and easements); or

(iii)       subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding subclause (ii);

(u)                           Liens arising under this Indenture in favor of the Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under this Indenture; provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of the Indebtedness;

(v)                           Liens securing Hedging Obligations, which obligations are permitted by Section 4.4(b)(ix);

(w)                         Liens upon specific items of inventory, receivables or other goods (or the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods (or the proceeds thereof);

(x)                           Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of assets entered into in the ordinary course of business;

(y)                           (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord, contractor or other third party on property over which the Issuer or any Restricted Subsidiary has easement rights or on any real property leased by the Issuer or any Restricted Subsidiary (including those arising from progress or partial payments by a third party relating to such property or assets) and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings or compulsory purchase order affecting real property;

(z)                            Liens (including put and call arrangements) on Capital Stock or other securities of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(aa)                    pledges of goods, the related documents of title or other related documents arising or created in the ordinary course of the Issuer or any Restricted Subsidiary’s business or operations as Liens only for Indebtedness to a bank or financial institution directly relating to the goods or documents on or over which the pledge exists;

(bb)                    limited recourse Liens in respect of the ownership interests in, or assets owned by, any joint ventures which are not Restricted Subsidiaries securing obligations of such joint ventures;

(cc)                      Liens on any proceeds loan made by the Issuer or any Restricted Subsidiary in connection with any future incurrence of Indebtedness permitted under this Indenture and securing that Indebtedness;

(dd)                    Liens created on any asset of the Issuer or a Restricted Subsidiary established to hold assets of any stock option plan or any other management or employee benefit or incentive plan or unit trust of the Issuer or a Restricted Subsidiary securing any loan to finance the acquisition of such assets;

(ee)                      Liens over treasury stock of the Issuer or a Restricted Subsidiary purchased or otherwise acquired for value by the Issuer or such Restricted Subsidiary pursuant to a stock buy-back scheme or other similar plan or arrangement;

(ff)                        Liens with respect to Indebtedness of the Issuer or any Subsidiary of the Issuer (other than Liens incurred on a junior priority basis to secure Indebtedness under clause (a) of this definition) with respect to Indebtedness at any one time outstanding that does not exceed the greater of (x) $45.0 million and (y) 1.25% of Consolidated Total Assets as determined on the date of incurrence of such Indebtedness after giving pro forma effect to such incurrence and the application of the proceeds therefrom;

(gg)                      the following ordinary course items:

(i)                               leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Issuer and its Restricted Subsidiaries, taken as a whole;

(ii)                            landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or the like Liens arising by contract or statute in the ordinary course of business;

(iii)                         pledges or deposits made in the ordinary course of business (A) in connection with leases, tenders, bids, statutory obligations, surety or appeal bonds, government contracts, performance bonds and similar obligations, (B) in connection with workers’ compensation, unemployment insurance and other social security legislation (including, in each case, Liens to secure letters of credit issued to assure payment of such obligations) or (C) to secure plugging and abandonment obligations;

(iv)                        Liens arising from Uniform Commercial Code financing statement filings under U.S. state law (or similar filings under applicable jurisdictions) regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(v)                           Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings in the ordinary course of business;

(vi)                        leases, licenses, subleases and sublicenses of assets in the ordinary course of business; and

(vii)                     Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities; and

(hh)                    any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in clauses (b) through (gg) of this definition (but excluding clauses (n) and (ff) of this definition); provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, exchange, defease or discharge other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(a)                           the aggregate principal amount (or accreted value, if applicable, or if issued with original issue discount, aggregate issue price) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable, or if issued with original issue discount, aggregate issue price) of the Indebtedness being extended, renewed, refunded, refinanced, replaced, exchanged, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(b)                           such Permitted Refinancing Indebtedness has (i) a final maturity date that is either (A) no earlier than the final maturity date of the Indebtedness being extended, renewed, refunded, refinanced, replaced, exchanged, defeased or discharged or (B) after the final maturity date of the Notes, and (ii) has a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged;

(c)                            if the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged is expressly contractually subordinated in right of payment to the Notes or the Note Guarantees, as the case may be, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees, as the case may be, on terms at least as favorable to the Holders of Notes or the Note Guarantees, as the case may be, as those contained in the documentation governing the Indebtedness being extended, renewed, refunded, refinanced, replaced, exchanged, defeased or discharged; and

(d)                           if the Issuer or any Guarantor was the obligor on the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged, such Indebtedness is incurred either by the Issuer, a Finance Subsidiary or by a Guarantor.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principal Paying Agent” means Deutsche Bank Trust Company Americas in such capacity, or any successor Principal Paying Agent appointed under this Indenture.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Production Payments and Reserve Sales” means the grant or transfer by the Issuer or a Restricted Subsidiary of the Issuer to any Person of a royalty, overriding royalty, net profits interest, Production Payment, partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Issuer or a Subsidiary of the Issuer.

“Pro Forma Cost Savings” means, without duplication, with respect to any period, reductions in costs and related adjustments that have been actually realized or are projected in good faith by a responsible accounting or financial officer of the Issuer to result from reasonably identifiable and factually supportable actions or events, but only if such reductions in costs and related adjustments are so projected by the Issuer to be realized during the consecutive two half-year reference period commencing after the transaction giving rise to such calculation.

“Public Equity Offering” means, with respect to any Person, a bona fide underwritten primary public offering of the ordinary shares or common equity of such Person, either (a) pursuant to a flotation on the London Stock Exchange or any other nationally recognized stock exchange or listing authority in a member state of the European Union, or (b) pursuant to an effective registration statement under the U.S. Securities Act (other than a registration statement on Form S-8 or otherwise relating to Equity Interests issued or issuable under any employee benefit plan).

“Public Indebtedness” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued (x) in a public offering or (y) in a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A (or Rule 144A and Regulation S) whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale or (z) under exemptions for securities issued under Section 3(a)(10) of the U.S. Securities Act (including the Original Notes). For the avoidance of doubt, the term “Public Indebtedness” shall not be construed to include any Indebtedness issued to institutional investors in a direct placement of such Indebtedness that is not underwritten by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than fifteen Persons (provided that multiple managed accounts and affiliates of any such Persons shall be treated as one Person for the purposes of this definition) shall be deemed not underwritten), or any commercial bank or similar Indebtedness, receivables financing, Capital Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering”.

“Rating Agencies” means (a) S&P, (b) Moody’s, (c) Fitch and (d) if S&P, Moody’s, Fitch or any of these shall not make a rating of the Notes available, an internationally recognized securities rating agency or agencies, as the case may be, selected by the Issuer, which shall be substituted for S&P, Moody’s, Fitch or any of these, as the case may be.

“Record Date” for the interest payable on any Interest Payment Date means the April 1 or October 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

“Redemption Date”, when used with respect to any Note to be redeemed, in whole or in part, means the date fixed for such redemption by or pursuant to this Indenture.

“Redemption Price”, when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.

“Registrar” means Deutsche Bank Trust Company Americas in such capacity, or any successor Registrar appointed under this Indenture.

“Regulation S” means Regulation S under the U.S. Securities Act (including any successor regulation thereto), as it may be amended from time to time.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Unless the context requires otherwise, each reference to a Restricted Subsidiary herein is to a Restricted Subsidiary of the Issuer.

“Retail Notes” means the Issuer’s £155.0 million 7% Extendable PIK Toggle Notes due April 15, 2022 constituted by a trust deed dated January 24, 2013, as amended, restated or otherwise modified or varied from time to time.

“Rule 144A” means Rule 144A under the U.S. Securities Act (including any successor regulation thereto), as it may be amended from time to time.

“S&P” means Standard & Poor’s Ratings Services and any successor to its ratings business.

“Scheme” means the scheme of arrangement under Part 26 of the Companies Act between the Issuer and certain of its creditors, to be implemented as set forth in the Scheme document provided by the Issuer to such creditors and as more fully described in the Explanatory Statement.

“SEC” means the U.S. Securities and Exchange Commission.

“Senior Debt” means, whether outstanding on the Issue Date or thereafter incurred, all amounts payable by, under or in respect of all other Indebtedness of the Issuer or any Guarantor, including premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer or such Guarantor at the rate specified in the documentation with respect thereto whether or not a claim for post-filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Debt will not include:

(a)                           any Indebtedness incurred in violation of this Indenture;

(b)                           any obligation of (i) the Issuer to any Restricted Subsidiary or (ii) any Guarantor to the Issuer or any Restricted Subsidiary;

(c)                            any liability for taxes owed or owing by the Issuer or any Restricted Subsidiary;

(d)                           any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(e)                            any Indebtedness, guarantee or obligation of the Issuer or any Guarantor that is evidenced by an instrument that expressly provides, in the case of the Issuer, that it is subordinate in right of payment to the Notes, or in the case of any Guarantor, that it is subordinate or pari passu in right of payment with the Note Guarantee of such Guarantor; or

(f)                             any Capital Stock.

“Senior Facility” means the senior secured revolving credit facility agreement dated March 6, 2012, as amended, restated or otherwise modified or varied from time to time, entered into by, among others, the Issuer, as the borrower, BNP Paribas, as facility agent, and certain lenders party thereto.

“Senior Facility Repayment Date” means the earlier of the date on which:

(a)                           the Senior Facility is repaid in full from cash generated from operations of the Issuer and its Subsidiaries; and

(b)                           the Senior Facility is refinanced on open market terms which are commercially acceptable to the Issuer and which permit all interest accruing under the Notes to be paid in cash on each subsequent Interest Payment Date, provided that the Issuer shall use reasonable efforts to refinance the Senior Facility (as an alternative to repayment from cash generated from operations) on such terms.

“Significant Subsidiary” means, at the date of determination, any Restricted Subsidiary that, together with its Subsidiaries which are Restricted Subsidiaries, (i) for the most recent fiscal year, accounted for more than 10% of the consolidated revenues of the Issuer, or (ii) as of the end of the most recent fiscal year, was the owner of more than 10% of the consolidated assets of the Issuer.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Issuer (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement or any Indebtedness of a Guarantor (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the Note Guarantee of such Guarantor pursuant to a written agreement, as the case may be.

“Subsidiary” means, with respect to any specified Person:

(a)                           any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of its Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof);

(b)                           any corporation, association or other business entity of which that Person or one or more of the other Subsidiaries of that Person (or any combination thereof), directly or indirectly, has the right to appoint a majority of the directors, managers or trustees, as applicable, or has the operational control of the corporation, association or other business entity and the financial results of such corporation, association or other business entity are consolidated with the financial results of such Person or one or more of the other Subsidiaries of that Person (or any combination thereof); and

(c)                            any partnership, joint venture, limited liability company or similar entity of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (ii) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Tanjong Baram Facility means the limited-recourse term loan facility constituted under the $35.0 million term loan facility agreement dated June 11, 2015, entered into by, among others, EQ Petroleum Development Malaysia SDN BHD as Borrower and DBS Bank Ltd as Facility Agent, as amended from time to time.

“Tax” means any tax, duty, levy, impost, assessment or other governmental charge of whatever nature (including penalties, interest and any other additions thereto). “Taxes” and “Taxation” shall be construed to have corresponding meanings.

“Trade Credit Deferrals” means (a) Indebtedness constituted by the $60.0 million of deferral of amounts owed by the Group to a specified trade creditor and secured by floating charges entered into by members of the group (other than the Issuer) on a second lien basis and (b) a loan for up to $40.0 million on an unsecured basis from a specified trade creditor to fund payment of amounts owed by the Group to that trade creditor.

“Transfer Agent” means Deutsche Bank Trust Company Americas in such capacity, or any successor Transfer Agent appointed under this Indenture.

“Treasury Rate” means, in respect of any Redemption Date, the yield to maturity as of the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to April 15, 2017; provided, however, that if the period from the Redemption Date to April 15, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Issuer will calculate the Treasury Rate no later than the second (and no earlier than the fourth) Business Day preceding the applicable Redemption Date.

“Trustee” means Deutsche Bank Trust Company Americas in such capacity, the party named as such in this Indenture until a successor replaces it in accordance with the applicable provisions of this Indenture and, thereafter, means the successor serving hereunder.

“Trust Officer” means, when used with respect to the Trustee, any managing director, director, vice president, assistant vice president, associate or trust officer in the debt and agency services department of the Trustee or any other officer of the Trustee customarily performing functions similar to those performed by any of the above-designated officers, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject, and, in each case, who shall have direct responsibility for the administration of this Indenture.

“Unrestricted Subsidiary” means any Subsidiary of the Issuer that is designated by the Board of Directors of the Issuer as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(a)                          has no Indebtedness other than Non-Recourse Debt; and

(b)                          except as permitted by Section 4.8, is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary of the Issuer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer.

All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.

“U.S. dollars” or “$” means the lawful currency of the United States of America.

“U.S. Government Obligations” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“U.S. Trust Indenture Act” means the United States Trust Indenture Act of 1939, as amended.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with IFRS, together with all related undertakings and obligations.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a)                          the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b)                          the then outstanding principal amount of such Indebtedness.

1.2                                   Other Definitions

Term	Defined in Section
“Additional Amounts”	4.10(a)
“Additional Guarantee Subordination Agreement”	9.9(a)
“Additional Notes”	2.14
“Affiliate Transaction”	4.8(a)
“Asset Sale Offer”	4.7(d)
“Authenticating Agent”	2.2
“Authorized Agent”	11.10
“Change of Control Offer”	4.9(a)
“Change of Control Payment”	4.9(a)
“Change of Control Payment Date”	4.9(a)
“Code”	4.10(a)(vii)
“Covenant Defeasance”	8.3
“Defaulted Interest”	2.11
“Event of Default”	6.1(a)
“Excess Proceeds”	4.7(c)
“incur”	4.4(a)
“Legal Defeasance”	8.2
“Judgment Currency”	11.16
“Note Obligations”	10.1(a)
“Notes”	Recitals

Term	Defined in Section
“Notes Offer”	4.7(b)(i)
“Original Notes”	Recitals
“Participants”	2.1(c)
“Paying Agent”	2.3
“Payment Default”	6.1(a)(vi)(A)
“Permitted Debt”	4.4(b)
“Restricted Payments”	4.6(a)
“Security Register”	2.3
“Suspension Period”	4.18(a)
“Tax Jurisdiction”	4.10(a)

1.3                                   Incorporation by Reference of U.S. Trust Indenture Act

Whenever this Indenture refers to a provision of the U.S. Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture.

The following terms used in the U.S. Trust Indenture Act shall have the following meanings when used in this Indenture:

(a)                           “indenture securities” means the Notes;

(b)                           “indenture security Holder” means a Holder of a Note;

(c)                            “indenture to be qualified” means this Indenture;

(d)                           “indenture trustee” or “institutional trustee” means the Trustee; and

(e)                            “obligor” on the Notes and the Note Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the U.S. Trust Indenture Act, defined by reference of the U.S. Trust Indenture Act to another statute or defined by SEC rule under the U.S. Trust Indenture Act have the meanings so assigned to them.

1.4                                   Rules of Construction

Unless the context otherwise requires:

(a)                           a term has the meaning assigned to it;

(b)                           an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS;

(c)                            “or” is not exclusive;

(d)                           “including” or “include” means including or include without limitation;

(e)                            words in the singular include the plural and words in the plural include the singular;

(f)                             unsecured or unguaranteed Indebtedness shall not be deemed to be subordinate or junior to secured or guaranteed Indebtedness merely by virtue of its nature as unsecured or unguaranteed Indebtedness;

(g)                            the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section, clause or other subdivision; and

(h)                           for purposes of the covenants and definitions set forth in this Indenture, except as otherwise provided in Section 4.4(g), any amounts stated in U.S. dollars shall be deemed to include both U.S. dollars and Dollar Equivalents.

2.                                          THE NOTES

2.1                                   The Notes

(a)                           Form and Dating

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Schedule 1 hereto with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture. The Notes may have notations, legends or endorsements required by law, the rules of any securities exchange or usage. Each Note shall be dated the date of its authentication. The terms and provisions contained in the form of the Notes shall constitute and are hereby expressly made a part of this Indenture. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling to the extent permitted by law. The Notes shall be issued only in registered book-entry form without coupons in minimum denominations of $1 and in integral multiples of $1. However, Notes may only be subscribed in minimum amounts of $1,000 and integral multiples of $1 in excess thereof and may only be traded in minimum amounts of $1,000 and in integral multiples of $1.

(b)                           Global Notes.

(i)                               Notes issued in global form shall be substantially in the form of Schedule 1 hereto with such applicable legends as are provided in such Schedule. Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions, repurchases and cancellations. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Principal Paying Agent, Registrar or the Depositary, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.6.

(ii)                            Notes shall be deposited with the Depositary and registered in the name of the Depositary or its nominee, duly executed by the Issuer and authenticated by the Trustee as herein provided. The aggregate principal amount of the Global Note may from time to time be increased or decreased by adjustments made on Schedule A to each such Global Note, as herein provided.

(c)                            Book-Entry Provisions

Book-Entry Interests will be limited to Persons that have accounts with the relevant Clearing System or Persons that may hold interests through Participants, including through DTC, Euroclear and Clearstream, Luxembourg. Ownership of interests in the Book-Entry Interests and transfers thereof will be subject to restrictions on transfer and certification requirements as set forth herein. In addition, transfers of Book-Entry Interests between Participants in DTC, Participants in Euroclear or Participants in Clearstream, Luxembourg will be effected by DTC, Euroclear or Clearstream, Luxembourg pursuant to customary procedures and subject to the applicable rules and procedures established by DTC, Euroclear or Clearstream, Luxembourg and their respective Participants.

Members of, or participants and account holders in, DTC, Euroclear and Clearstream, Luxembourg (“Participants”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the relevant Clearing System or by the Depositary of the Global Note or under such Global Note, and the Depositary or its nominee may be treated by the Issuer, a Guarantor, the Trustee and any agent of the Issuer, a Guarantor or the Trustee as the sole owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, a Guarantor, the Trustee or any agent of the Issuer, a Guarantor or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the relevant Clearing System or impair, as between the relevant Clearing System and its Participants, the operation of customary practices of such Persons governing the exercise of the rights of an owner of a beneficial interest in any Global Note.

(d)                           Definitive Registered Notes.

Definitive Registered Notes issued upon transfer of a Book-Entry Interest or a Definitive Registered Note, or in exchange for a Book-Entry Interest or a Definitive Registered Note, shall be issued in accordance with this Indenture.

Definitive Registered Notes will be substantially in the form of Schedule 1 hereto and will have a legend with respect to restrictions on transfer as set forth in such Schedule.

Except as provided in Section 2.6, owners of a Book-Entry Interest will not be entitled to receive Definitive Registered Notes.

2.2                                   Execution and Authentication

An authorized member of the Board of Directors or an Officer of the Issuer shall sign the Notes for the Issuer by manual or facsimile signature.

If an authorized member of the Board of Directors or an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid or obligatory for any purpose until at least one authorized officer of the Trustee (or the Authenticating Agent) signs the certificate of authentication on the Note by manual signature. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture. Notwithstanding the foregoing, if any Note shall have been authenticated and delivered hereunder but never issued and sold by the Issuer, the Issuer shall deliver such Note to the Registrar for cancellation as provided for in Section 2.10.

Pursuant hereto, the Trustee will, upon receipt of an Issuer Order, authenticate (a) on the Issue Date, Original Notes executed and delivered to it by the Issuer in an aggregate principal amount of $[•](1) and (b) from time to time after the Issue Date, Additional Notes in an aggregate principal amount specified in such Issuer Order, subject to compliance at the time of issuance of such Additional Notes with this Indenture. The aggregate principal amount of Notes outstanding shall not exceed the aggregate principal amount of Notes authorized for issuance by the Issuer pursuant to one or more Issuer Orders, except as provided in Section 2.7.

The Trustee may appoint one or more authenticating agents (each, an “Authenticating Agent”), reasonably acceptable to the Issuer to authenticate the Notes on behalf of the Trustee. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by any such agent. An Authenticating Agent has the same rights as any Registrar, Transfer Agent or Paying Agent to deal with the Holders or the Issuer or an Affiliate of the Issuer.

The Trustee shall have the right to decline to authenticate and deliver any Notes under this Section 2.2 if the Trustee, being advised by counsel, determines that such action may not lawfully be taken or if the Trustee in good faith shall determine that such action would expose the Trustee to personal liability to existing Holders.

2.3                                   Paying Agents and Registrar for the Notes

The Issuer shall maintain one or more paying agents (each, a “Paying Agent”) for the Notes in the Borough of Manhattan, City of New York. The Issuer hereby appoints as the initial Paying Agent Deutsche Bank Trust Company Americas in New York.

The Issuer shall also maintain both a Registrar and a Transfer Agent with offices in the Borough of Manhattan, City of New York. The Issuer hereby appoints as the initial Registrar and as the initial Transfer Agent Deutsche Bank Trust Company Americas.

The Issuer may change any Paying Agent, the Registrar or the Transfer Agent without prior notice to the Holders. For so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and its rules so require, the Issuer shall publish a notice of any change of a Paying Agent, the Registrar or the Transfer Agent in the Luxemburger Wort or in another leading newspaper of general circulation in Luxembourg or, to the extent and in the manner permitted by the rules of the Luxembourg Stock Exchange, post such notice on the official website of the Luxembourg Stock Exchange in accordance with Section 11.3.

Subject to any applicable laws and regulations, the Registrar will maintain a register (the “Security Register”) at the corporate trust office of the Registrar reflecting ownership of each Global Note and any Definitive Registered Notes outstanding from time to time. The Registrar will provide the Issuer with a copy of the Security Register on each Record Date, or, if not a Business Day, the following Business Day. Notwithstanding the foregoing, for so long as outstanding Notes are Global Notes held by the Depositary or its nominee, no such copy shall be required. Such registration in the Security Register shall be conclusive evidence of the ownership of Notes. Included in the books and records for the Notes shall be notations as to whether such Notes have been paid, exchanged or transferred, cancelled, lost, stolen, mutilated or destroyed and whether such Notes have been replaced. In the case of the replacement of any of the Notes, the Registrar shall keep a record of the Note so replaced and the Note issued in replacement thereof. In the case of the cancellation of any of the Notes, the Registrar shall keep a record of the Note so cancelled and the date on which such Note was cancelled.

(1)         Principal amount of Original Notes will be the sum of $650 million and any interest due but not paid on the High Yield Notes on issue of the Original Notes.

If the Issuer fails to maintain a Registrar, Transfer Agent or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.7.

2.4                                   Paying Agent to Hold Money in Trust

Not later than 10:00 a.m. (New York time) on each Interest Payment Date, the maturity date of the Notes and each payment date relating to an Asset Sale Offer or a Change of Control Offer, and the Business Day immediately following any acceleration of the Notes pursuant to Section 6.2, the Issuer shall deposit with the applicable Paying Agent money in immediately available funds sufficient to make cash payments due on such date. Each Paying Agent shall hold for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal of, interest, premium and Additional Amounts, if any, on the Notes, and shall notify the Trustee of any default by the Issuer (or any other obligor on the Notes) in making any such payment. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed, and the Trustee may at any time during the continuance of any Default under clause (i) or (ii) of Section 6.1(a), upon written request to a Paying Agent, require such Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed. Upon doing so, the Paying Agent shall have no further liability for the money so paid over to the Trustee. If the Issuer or any Affiliate of the Issuer acts as Paying Agent, it shall not later than 10:00 a.m. (New York time) on each due date of any principal, premium, if any, or interest on the Notes, segregate and hold in a separate trust fund for the benefit of the Holders a sum of money sufficient to pay such principal, premium, if any, or interest so becoming due until such sum of money shall be paid to such Holders or otherwise disposed of as provided in this Indenture, and shall promptly notify the Trustee of its action or failure to act. Upon any insolvency, bankruptcy or reorganization proceedings relating to the Issuer (including its bankruptcy, voluntary or judicial liquidation, composition with creditors, reprieve from payment, controlled management, fraudulent conveyance, general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally), each Paying Agent shall serve as an agent of the Trustee for the Notes.

2.5                                   Holder Lists

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with section 312(a) of the U.S. Trust Indenture Act. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee, in writing no later than the Record Date for each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such Record Date as the Trustee may reasonably require of the names and addresses of registered Holders, including the aggregate principal amount of Notes held by each registered Holder, and the Issuer shall otherwise comply with section 312(a) of the U.S. Trust Indenture Act.

2.6                                   Transfer and Exchange

(a)                           Transfer and Exchange of Global Notes.

A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to such Depositary or to another nominee of such Depositary, or, with the prior written consent of the Issuer, by such Depositary or any such nominee to a successor Depositary or a nominee thereof.

All Global Notes will be exchanged by the Issuer for Definitive Registered Notes:

(i)                               if the Depositary notifies the Issuer that it is unwilling or unable to continue to act as Depositary and a successor Depositary is not appointed by the Issuer within 120 days;

(ii)                            if the Issuer, at its option but subject to the Depositary’s rules, notifies the Trustee in writing that it elects to exchange in whole, but not in part, the Global Notes for Definitive Registered Notes; or

(iii)                         if the Depositary so requests the Trustee following an Event of Default under this Indenture.

Upon the occurrence of any of the preceding events in clauses (i) through (iii) of this Section 2.6(a), the Issuer shall issue or cause to be issued Definitive Registered Notes in such names as the Depositary shall instruct the Registrar.

Global Notes also may be exchanged or replaced, in whole or in part, as provided in Section 2.7. A Global Note may not be exchanged for another Note other than as provided in this Section 2.6(a). Book-Entry Interests in a Global Note may be transferred and exchanged as provided in Section 2.6(b) or (c).

(b)                           General Provisions Applicable to Transfer and Exchange of Book-Entry Interests in the Global Notes.

The transfer and exchange of Book-Entry Interests shall be effected through the Clearing System, in accordance with this Indenture and the Applicable Procedures.

Transfers of Book-Entry Interests will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the U.S. Securities Act. Transfers and exchanges of Book-Entry Interests for Book-Entry Interests also will require compliance with either subparagraph (i) or (ii) of this Section 2.6(b), as applicable:

(i)                               Transfer of Beneficial Interests in the Same Global Note.

Book-Entry Interests may be transferred to Persons who take delivery thereof in the form of a Book-Entry Interest in the same Global Note in accordance with the transfer restrictions set forth in any legend on such Global Note. No written orders or instructions shall be required to be delivered to the Trustee to effect the transfers described in this Section 2.6(b)(i).

(ii)                            All Other Transfers and Exchanges of Beneficial Interests in Global Notes.

A Holder may transfer or exchange a Book-Entry Interest in Global Notes in a transaction not subject to Section 2.6(b)(i) only if the Trustee, Registrar or Transfer Agent receives either:

(A)                         both:

(1)                       a written order from a Participant or an Indirect Participant given to the relevant Clearing System in accordance with the Applicable Procedures directing such Clearing System to credit or cause to be credited a Book-Entry Interest in another Global Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and

(2)                       instructions given by such Clearing System in accordance with the Applicable Procedures containing information regarding the Participant’s account to be credited with such increase; or

(B)                         both:

(1)                       a written order from a Participant or an Indirect Participant given to the relevant Clearing System in accordance with the Applicable Procedures directing such Clearing System to cause to be issued a Definitive Registered Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and

(2)                       instructions given by such Clearing System to the Registrar containing information specifying the identity of the Person in whose name such Definitive Registered Note shall be registered to effect the transfer or exchange referred to in subclause (1) of Section 2.6(b)(ii)(B), the principal amount of such securities and the ISIN, Common Code or other similar number identifying the Notes;

provided that any such transfer or exchange is made in accordance with the transfer restrictions set forth in the legends on such Global Notes.

(c)                            Transfer or Exchange of Book-Entry Interests in Global Notes for Definitive Registered Notes.

If any holder of a Book-Entry Interest in a Global Note proposes to exchange such Book-Entry Interest for a Definitive Registered Note or to transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of a Definitive Registered Note, then, upon receipt by the Trustee and the Registrar of:

(i)                               a certificate from such holder in the form of Schedule 2 hereto, including the certifications in item (1) thereof; and

(ii)                            upon satisfaction of the conditions set forth in Section 2.6(b)(ii)(B),

the Trustee or Registrar shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.6(g), and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Registered Note in the appropriate principal amount. Any Definitive Registered Note issued in exchange for a Book-Entry Interest in a Global Note pursuant to this Section 2.6(c) shall be registered by the Registrar in such name or names and in such authorized denomination or denominations as the holder of such Book-Entry Interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee or Registrar shall deliver (or caused to be delivered) such Definitive Registered Notes to the Persons in whose names such Notes are so registered. Any Definitive Registered Note issued in exchange for a Book-Entry Interest in a Global Note pursuant to this Section 2.6(c) shall be subject to all restrictions on transfer contained in any legend included on such Definitive Registered Note.

(d)                           Transfer and Exchange of Definitive Registered Notes for Book-Entry Interests in the Global Notes.

If any Holder of a Definitive Registered Note proposes to exchange such Note for a Book-Entry Interest in a Global Note or to transfer such Definitive Registered Notes to a Person who takes delivery thereof in the form of a Book-Entry Interest in a Global Note, then, upon receipt by the Trustee and the Registrar of a certificate from such Holder in the form of Schedule 2 hereto, including the certifications in item (2) thereof, the Trustee will cancel the Definitive Registered Note, and the

Trustee or Registrar will increase or cause to be increased the aggregate principal amount of the appropriate Global Note.

(e)                            Transfer and Exchange of Definitive Registered Notes for Definitive Registered Notes.

Upon request by a Holder of Definitive Registered Notes, and such Holder’s compliance with this Section 2.6(e), the Transfer Agent or the Registrar will register the transfer or exchange of Definitive Registered Notes of which registration the Issuer will be informed of by the Transfer Agent or the Registrar (as the case may be). Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Transfer Agent or the Registrar the Definitive Registered Notes duly endorsed or accompanied by a written instruction of transfer in the form satisfactory to the Registrar duly executed by such Holder or its attorney, duly authorized to execute the same in writing. In the event that the Holder of such Definitive Registered Notes does not transfer the entire principal amount of Notes represented by any such Definitive Registered Note, the Transfer Agent or the Registrar will forward to the Registrar such Definitive Registered Note for cancellation pursuant to Section 2.10 and the Issuer (who has been informed of such cancellation) shall execute and the Trustee shall authenticate and deliver to the requesting Holder and any transferee Definitive Registered Notes in the appropriate principal amounts. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.6(e).

(f)                             Legends.

(i)                               Global Note Legend. Each Global Note shall bear the following legend:

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.6 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.6(a) OF THE INDENTURE AND (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE REGISTRAR FOR CANCELLATION PURSUANT TO SECTION 2.10 OF THE INDENTURE.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

(ii)                            DTC Legend. Each Global Note held through DTC shall also bear the following legend:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR

SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

(iii)                         OID Legend. If the Notes are issued with original issue discount for U.S. federal income tax purposes, the Notes will bear the following legend:

ORIGINAL ISSUE DISCOUNT. THE NOTES HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES (“OID”). THE ISSUE PRICE, THE AMOUNT OF OID, THE ISSUE DATE AND THE YIELD TO MATURITY MAY BE OBTAINED BY CONTACTING ENQUEST PLC, INVESTOR RELATIONS, FIFTH FLOOR, CUNARD HOUSE, 15 REGENT STREET, LONDON SW1Y 4LR, UNITED KINGDOM, CARE OF STUART SEYMOUR.

(g)                            Cancellation or Adjustment of Global Notes.

At such time as all Book-Entry Interests in a particular Global Note have been exchanged for Definitive Registered Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note will be returned to or retained and cancelled by the Registrar in accordance with Section 2.10. At any time prior to such cancellation, if any Book-Entry Interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a Book-Entry Interest in another Global Note or for Definitive Registered Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or the Registrar, at the direction of the Trustee, to reflect such reduction; and if the Book-Entry Interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a Book-Entry Interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or the Registrar, at the direction of the Trustee to reflect such increase.

(h)                           General Provisions Relating to Transfers and Exchanges.

(i)                               To permit registrations of transfers and exchanges, the Issuer will execute and the Trustee will authenticate Global Notes and Definitive Registered Notes upon receipt of an Issuer Order or at the Registrar’s request.

(ii)                            No service charge will be made by the Issuer or the Registrar to a holder of a Book-Entry Interest in a Global Note, a Holder of a Global Note or a Holder of a Definitive Registered Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any stamp duty, stamp duty reserve, documentary, transfer or other similar tax or governmental charge that may be imposed in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.6, 4.9 and 9.5).

(iii)                         No Transfer Agent or Registrar will be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv)                        All Global Notes and Definitive Registered Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Registered Notes will be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive

Registered Notes surrendered upon such registration of transfer or exchange.

(v)                           None of the Issuer, the Registrar or the Transfer Agent shall be required to register the transfer of any Definitive Registered Notes:

(A)                         for a period of 15 calendar days prior to any date fixed for the redemption of the Notes under Section 3.3;

(B)                         for a period of 15 calendar days immediately prior to the date fixed for selection of Notes to be redeemed in part;

(C)                         for a period of 15 calendar days prior to the record date with respect to any Interest Payment Date; or

(D)                         which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer.

(vi)                        The Trustee, any Agent, the Issuer and each Guarantor may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal and interest, and premium and Additional Amounts, if any, on such Notes and for all other purposes, and none of the Trustee, any Agent, the Issuer or any Guarantor shall be affected by notice to the contrary.

(vii)                     All certifications, certificates and Opinions of Counsel required to be submitted to the Issuer, the Trustee or an Agent pursuant to this Section 2.6 to effect a registration of transfer or exchange may be submitted by facsimile.

(viii)                  Neither the Trustee nor any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any Book-Entry Interest in any Global Note or any Definitive Registered Note other than to require delivery of such certificates and other documentation or evidence as is expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to conformity with the express requirements hereof.

(ix)                        Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

2.7                                   Replacement Notes

If a mutilated Note is surrendered to the Registrar or if the Holder claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and upon receipt of an Issuer Order the Trustee shall authenticate a replacement Note in such form as the Note mutilated, lost, destroyed or wrongfully taken if the Holder satisfies any other reasonable requirements of the Trustee or the Issuer. If required by the Trustee or the Issuer, such Holder shall furnish an indemnity bond sufficient in the judgment of the Issuer and the Trustee to protect the Issuer, the Trustee, the Paying Agent, the Transfer Agent, the Registrar and any Authenticating Agent from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note, including the reasonable expenses of counsel and any tax that may be imposed with respect to replacement of such Note.

Every replacement Note shall be an additional obligation of the Issuer.

The provisions of this Section 2.7 are exclusive and preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or wrongfully taken Notes.

2.8                                   Outstanding Notes

Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by the Registrar, those delivered to the Registrar for cancellation, those otherwise deemed discharged in accordance with the terms of Article 8 and those described in this Section 2.8 as not outstanding. Except as provided in Section 2.9, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.7, it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the Note which has been replaced is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.1, it ceases to be outstanding and interest on it ceases to accrue.

2.9                                   Notes Held by Issuer

In determining whether the Holders of the required principal amount of Notes have concurred in any direction or consent or any amendment, modification or other change to this Indenture, Notes owned by the Issuer or by an Affiliate of the Issuer shall be disregarded and treated as if they were not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent or any amendment, modification or other change to this Indenture, only Notes regarding which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgees right so to act with respect to the Notes and that the pledgee is not the Issuer or an Affiliate of the Issuer.

2.10                            Cancellation

The Issuer at any time may deliver Notes to the Registrar for cancellation. The Principal Paying Agent and the Trustee shall forward to the Registrar any Notes surrendered to them for registration of transfer, exchange or payment. The Registrar, in accordance with its customary procedures, and no one else shall cancel (subject to the record retention requirements of the U.S. Exchange Act and the Registrar’s retention policy) all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such cancelled Notes in its customary manner. The Issuer may not issue new Notes to replace Notes it has redeemed, purchased, paid or delivered to the Registrar for cancellation.

2.11                            Defaulted Interest

Any interest on any Note that is payable, but is not punctually paid or duly provided for, on the dates and in the manner provided in the Notes and this Indenture (all such interest herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holder on the relevant Record Date by virtue of having been such Holder, and such Defaulted Interest may be paid by the Issuer, at its election in each case, as provided in clause (a) or (b) of this Section 2.11:

(a)                           The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes are registered at the close of business on a special record date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuer shall notify the Trustee in writing of the amount of

Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall either (i) deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or (ii) make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause (a) provided. In addition, the Issuer shall fix a special record date for the payment of such Defaulted Interest, such date to be not more than 15 days and not less than 10 days prior to the proposed payment date and not less than 15 days after the receipt by the Trustee of the notice of the proposed payment date. The Issuer shall promptly but, in any event, not less than 15 days prior to the special record date, notify the Trustee of such special record date and, in the name and at the expense of the Issuer, the Trustee shall cause notice of the proposed payment date of such Defaulted Interest and the special record date therefor to be mailed first-class, postage prepaid to each Holder as such Holder’s address appears in the Security Register, not less than 10 days prior to such special record date. Notice of the proposed payment date of such Defaulted Interest and the special record date therefor having been so mailed, such Defaulted Interest shall be paid to the Persons in whose names the Notes are registered at the close of business on such special record date and shall no longer be payable pursuant to Section 2.11(b).

(b)                           The Issuer may make payment of any Defaulted Interest on the Notes in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuer to the Trustee of the proposed payment date pursuant to this clause (b), such manner of payment shall be deemed reasonably practicable.

(c)                            Subject to this Section 2.11, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

2.12                            Computation of Interest

Interest on the Notes shall accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

2.13                            ISINs and Common Codes

The Issuer in issuing the Notes may use ISINs and Common Codes (if then generally in use), and, if so, the Trustee shall use ISINs and Common Codes, as appropriate, in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers or codes either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly notify the Trustee of any change in the ISINs and Common Codes.

2.14                            Issuance of Additional Notes

(a)                           The Issuer may from time to time, subject to compliance with Section 4.4, and in accordance with the procedures of Section 2.2 issue further Notes (the “Additional Notes”) ranking pari passu with the Original Notes and with the same terms as to status, redemption and otherwise as such Original Notes (save potentially for the date and amount of the first payment of interest on such Additional Notes).

(b)                           Any provision herein to the contrary notwithstanding, prior to the Senior Facility Repayment Date, the Issuer shall pay interest and any Additional Amounts (i) in cash if the Cash Payment Condition has been satisfied or (ii) in all other cases through the issuance of Additional Notes in a principal amount equal to such interest amount (in increments of $1). If the Issuer pays interest through the issuance of Additional Notes, then the Issuer shall deliver to the Trustee: (A) no later than the Record Date for the relevant interest payment date, a written notice stating such interest payment or Additional Amounts will be made in the form of Additional Notes and (B) no later than two Business Days prior to the relevant interest payment date (X) if the Notes in respect of which interest or Additional Amounts are being paid in the form of Additional Notes are in definitive form, an order to authenticate and deliver the required amount of new definitive Additional Notes to be issued on the relevant interest payment date or (Y) if such Notes are in global form, an order to increase the principal amount of such Notes by the relevant amount (or, if necessary, to authenticate a new Global Note executed by the Issuer in the principal amount of such Additional Notes) in accordance with Section 2.2.

(c)                            The Original Notes and any Additional Notes subsequently issued shall be treated as a single class for all purposes under this Indenture including waivers, amendments, redemptions and offers to purchase; provided, however, that in the event any Additional Notes are not fungible with the relevant series of Notes for U.S. federal income tax purposes, such non-fungible Additional Notes will be issued with a separate ISIN and Common Code, as applicable, so that they are distinguishable from the relevant series of Notes.

3.                                          REDEMPTION, OFFERS TO PURCHASE

3.1                                   Right of Redemption

The Issuer may redeem all or any portion of the Notes upon the terms and at the Redemption Prices set forth in the Notes. Any redemption pursuant to this Section 3.1 shall be made pursuant to this Article 3.

3.2                                   Notices to Trustee

If the Issuer elects to redeem Notes pursuant to Section 3.1, it shall notify the Trustee in writing of the Redemption Date, the principal amount of Notes to be redeemed and the paragraph of the Notes and Section of this Indenture pursuant to which the redemption will occur.

The Issuer shall give each notice to the Trustee provided for in this Section 3.2 in writing at least at least 10 days but not more than 60 days before the date notice is mailed to the Holders pursuant to Section 3.4 unless the Trustee (acting reasonably) consents to a shorter period. Such notice shall be accompanied by an Officers’ Certificate from the Issuer to the effect that such redemption will comply with the conditions herein. If fewer than all the Notes are to be redeemed, the record date relating to such redemption shall be selected by the Issuer and given to the Trustee, which record date shall be not less than 15 days after the date of notice to the Trustee unless the Trustee (acting reasonably) consents to a shorter period.

3.3                                   Selection of Notes to be Redeemed

If less than all of the Notes are to be redeemed at any time, the Trustee, a Paying Agent or the Registrar shall select Notes for redemption on a pro rata basis (or, in the case of

Notes issued in global form based on a method that most nearly approximates a pro rata selection) unless otherwise required by law or applicable stock exchange or depositary requirements.

Notes can be redeemed in part in integral multiples of $1, provided the Global Note shall be in a principal amount of $1,000 or an integral multiple of $1 above $1,000 at its Stated Maturity. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or tendered for purchase also apply to portions of Notes called for redemption or tendered for purchase.

Neither the Trustee, any Paying Agent nor the Registrar shall be liable for any such selections made by it in accordance with this Section 3.3.

3.4                                   Notice of Redemption

(a)                           (i)                              The Issuer shall mail or cause to be mailed a notice of redemption by first-class mail at least 10 days but not more than 60 days before a Redemption Date to each Holder to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article 8 and shall comply with Section 11.3. Notice of any redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent.

(ii)                            For Notes which are represented by global certificates held on behalf of the Depositary, notices may be given by delivery of the relevant notices to the relevant Clearing System in accordance with its applicable procedures for communication to entitled account holders and in substitution for the aforesaid mailing.

(iii)                         So long as any Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Euro MTF Market and the rules of the Luxembourg Stock Exchange so require, the Issuer shall publish any such notice to the Holders of the Notes (whether in the form of Definitive Registered Notes or Global Notes) in the Luxemburger Wort or in another leading newspaper of general circulation in Luxembourg or, to the extent and in the manner permitted by the rules of the Luxembourg Stock Exchange, posted on the official website of the Luxembourg Stock Exchange and, in connection with any redemption, the Issuer shall notify the Luxembourg Stock Exchange of any change in the principal amount of Notes outstanding.

(b)                           The notice shall identify the Notes to be redeemed (including any ISINs and Common Codes) and shall state:

(i)                               the Redemption Date (if then determined and otherwise its manner of determination) and the record date for such redemption;

(ii)                            the Redemption Price (if then determined and otherwise its manner of determination) and the amount of accrued interest, if any, and Additional Amounts, if any, to be paid per $1,000 principal amount of Notes;

(iii)                         the name and address of the Principal Paying Agent;

(iv)                        that Notes called for redemption must be surrendered to the Principal Paying Agent to collect the Redemption Price plus accrued interest, if any, and Additional Amounts, if any;

(v)                           if any Definitive Registered Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that a new Definitive Registered Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder upon cancellation of the original Note;

(vi)                        that, if any Note contains an ISIN or Common Code, no representation is being made as to the correctness of such ISIN or Common Code either as printed on the Notes or as contained in the notice of redemption;

(vii)                     that, unless the Issuer defaults in making such redemption payment, interest on the Notes (or portion thereof) called for redemption shall cease to accrue on and after the Redemption Date;

(viii)                  the paragraph of the Notes or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(ix)                        whether the redemption is conditioned on any events and, if so, the notice shall provide a detailed explanation of such conditions.

(c)                            Notice of redemption shall be deemed to be given when sent in accordance with this Section 3.4, whether or not the Holder receives the notice. In any event, failure to give such notice, or any defect therein, shall not affect the validity of the proceedings for the redemption of Notes held by Holders to whom such notice was properly given.

(d)                           At the Issuer’s written request, the Trustee or the Principal Paying Agent shall give a notice of redemption in the Issuer’s name and at the Issuer’s expense. In such event, the Issuer shall provide the Trustee or the Principal Paying Agent, as applicable, with the notice and the other information required by this Section 3.4.

3.5                                   Deposit of Redemption Price

No later than 10:00 a.m. (New York time) on any Redemption Date, the Issuer shall deposit or cause to be deposited with the Principal Paying Agent (or, if the Issuer or a Subsidiary is the Principal Paying Agent, shall segregate and hold in trust) a sum in same day funds sufficient to pay the Redemption Price of and accrued interest, if any, and Additional Amounts, if any, on all Notes to be redeemed on that date.

3.6                                   Payment of Notes Called for Redemption

If notice of redemption has been given in the manner provided in this Indenture, subject to the satisfaction of any conditions precedent set forth in a notice of redemption, the Notes called for redemption shall become due on the date fixed for redemption. On or after the Redemption Date, interest ceases to accrue on Notes or portions of Notes called for redemption. Upon surrender of any Note for redemption in accordance with a notice of redemption, such Note shall be paid and redeemed by the Issuer at the Redemption Price, together with accrued interest, if any, to the Redemption Date; provided, however, that installments of interest whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders registered as such at the close of business on the relevant Record Date.

3.7                                   Notes Redeemed in Part

(a)                           Respecting a Global Note that is redeemed in part, the principal amount of such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or the Registrar, at the direction of the Trustee, to reflect such reduction.

(b)                           Upon surrender and cancellation of a Definitive Registered Note that is redeemed in part, the Issuer shall execute and, upon receipt of an Issuer Order, the Trustee shall authenticate for the Holder (at the Issuer’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered and cancelled; provided, however, that each such Definitive Registered Note shall be in a principal amount of $1,000 or an integral multiple of $1 in excess thereof.

3.8                                   Optional Redemption

(a)                           [RESERVED].

(b)                           On or after April 15, 2017, the Issuer may on any one or more occasions redeem all or a part of the Notes at the Redemption Prices (expressed as percentages of principal amount) set forth in this Section 3.8(b), plus accrued and unpaid interest, if any, on the Notes redeemed, to the applicable Redemption Date, if redeemed during the twelve-month period beginning on April 15 of the years indicated in this Section 3.8(b), subject to the rights of Holders on the relevant Record Date to receive interest on the relevant Interest Payment Date as provided in Section 3.6:

Year	Redemption Price
2017	105.250%
2018	103.500%
2019	101.750%
2020 and thereafter	100.000%

(c)                            In addition, at any time prior to April 15, 2017, the Issuer may redeem, in whole or in part, the Notes at a Redemption Price equal to 100% of the principal amount of Notes to be redeemed, plus the Applicable Premium in respect of, and accrued and unpaid interest to the Redemption Date, subject to the rights of the Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date as provided in Section 3.6.

(d)                           In addition, at any time and from time to time, the Issuer may redeem Notes in an aggregate principal amount equal to the total amount of interest paid on the Notes up to the Redemption Date through the issuance of Additional Notes (less the principal amount of all Notes redeemed prior to the Redemption Date pursuant to this Section 3.8(d)) at a Redemption Price equal to 100% of the principal amount of Notes to be redeemed, and accrued and unpaid interest to the Redemption Date, subject to the rights of the Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date as provided in Section 3.6.

3.9                                   Redemption for Changes in Taxes

The Issuer may redeem the Notes, in whole but not in part, at its discretion at any time upon giving not less than 10 nor more than 60 days’ prior notice to the Holders (which notice will be irrevocable and given in accordance with the procedures described in Section 3.4), at a Redemption Price equal to 100% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed by the Issuer for redemption (a “Tax Redemption Date”) and all

Additional Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders of the Notes on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the Tax Redemption Date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the Notes, the Issuer or a Guarantor is or would be required to pay Additional Amounts, and the Issuer or Guarantor cannot avoid any such payment obligation by taking reasonable measures available to it, and the requirement arises as a result of:

(a)                           any amendment to, or change in, the laws or treaties (or any regulations or rulings promulgated thereunder) of a relevant Tax Jurisdiction which change or amendment becomes effective on or after the Issue Date (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the Issue Date, such later date); or

(b)                           any amendment to, or change in, an official position, or the introduction of an official position, regarding the interpretation, administration or application of such laws, regulations, treaties or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice) which amendment, change or introduction becomes effective on or after the Issue Date (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the Issue Date, such later date).

The Issuer will not give any such notice of redemption earlier than 60 days prior to the earliest date on which the Issuer or Guarantor would be obligated to make such payment or withholding if a payment in respect of the Notes or Note Guarantees was then due, and the obligation to pay Additional Amounts must be in effect at the time such notice is given. Prior to the publication or, where relevant, mailing of any notice of redemption of the Notes pursuant to the foregoing, the Issuer will deliver to the Trustee an opinion of independent tax counsel of recognized standing reasonably acceptable to the Trustee, to the effect that there has been such amendment or change or introduction which would entitle the Issuer to redeem the Notes under this Section 3.9. In addition, before the Issuer publishes or mails notice of redemption of the Notes as described in this Section 3.9, it will deliver to the Trustee an Officers’ Certificate to the effect that the obligation to pay Additional Amounts cannot be avoided by the Issuer or Guarantor taking reasonable measures available to it.

The Trustee will accept and shall be entitled to rely on such Officers’ Certificate and opinion of counsel as sufficient evidence of the existence and satisfaction of the conditions precedent as described in this Section 3.9, in which event it will be conclusive and binding on the Holders of the Notes.

3.10                            Mandatory Redemption

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

4.                                          COVENANTS

4.1                                   Payment of Notes

The Issuer covenants and agrees for the benefit of the Holders that it shall pay the principal of, premium, if any, interest and Additional Amounts, if any, on the Notes on the dates and in the manner provided in the Notes and this Indenture. Principal, premium, if any, interest and Additional Amounts, if any, shall be considered paid on the date due if by 10:00 a.m. (New York time) on such date, either (i) the Trustee or a Paying Agent (other than the Issuer or any of its Affiliates) holds, in accordance with this Indenture, money sufficient to pay all principal, premium, if any, interest and Additional Amounts, if any, then due, and the Trustee or such Paying Agent is not then prohibited, pursuant to the terms of the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement, from paying such money to the Holders on such date in accordance with this Indenture or (ii) the Issuer shall have issued Additional Notes having an aggregate principal amount equal to the interest then due and owing, in each case in the manner, and subject to the conditions, set forth in the Notes. If the Issuer or any of its Affiliates acts as Paying Agent, principal, premium, if any, interest and Additional Amounts, if any, shall be considered paid on the due date if the entity acting as Paying Agent complies with Section 2.4, and such Paying Agent is not then prohibited, pursuant to the terms of the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement, from paying the money it holds to the Holders on such date in accordance with this Indenture.

The Issuer shall pay interest (including post-petition interest in any proceeding under Bankruptcy Law) from time to time on demand on overdue principal (and premium, if any) at a rate that is 1.0% higher than the then applicable interest rate on the Notes, and it shall pay interest on overdue installments of interest and Additional Amounts (without regard to any applicable grace periods) at the same rate to the extent lawful.

4.2                                   Corporate Existence

Subject to Article 5, the Issuer and each Restricted Subsidiary shall do or cause to be done all things necessary to preserve and keep in full force and effect their corporate, partnership, limited liability company or other existence and the rights (charter and statutory), licenses and franchises of the Issuer and each Restricted Subsidiary; provided, however, that the Issuer shall not be required to preserve any such right, license or franchise if the Board of Directors of the Issuer shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and the Restricted Subsidiaries as a whole and that the loss thereof is not disadvantageous in any material respect to the Holders.

4.3                                   Statement as to Compliance

(a)                           The Issuer and each Guarantor (to the extent that such Guarantor is so required under the U.S. Trust Indenture Act) shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Issuer and its Subsidiaries during the preceding fiscal year has been made under the supervision of each signing Officer with a view to determining whether the Issuer has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating that, as to each Officer signing such certificate to the best of his or her knowledge the Issuer has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto). For purposes of this Section 4.3(a), such compliance shall be determined without regard to any period of grace or requirement of notice under this Indenture.

(b)                           The Issuer shall deliver written notice to the Trustee within 30 days of becoming aware of the occurrence of a Default or an Event of Default.

4.4                                   Incurrence of Indebtedness and Issuance of Preferred Stock

(a)                           The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Issuer shall not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that (i) the Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock (ii) any Guarantor may incur Indebtedness (including Acquired Debt) or issue preferred stock and (iii) any Restricted Subsidiary of the Issuer may incur Indebtedness (including Acquired Debt) under Bank Credit Facilities, in each case if the Fixed

Charge Coverage Ratio for the Issuer’s most recently ended two full fiscal half-years for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, as the case may be, would have been at least 2.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such two half-year reference period.

(b)                           Section 4.4(a) will not prohibit the incurrence of any of the following items of Indebtedness or issuances of Disqualified Stock or preferred stock (collectively, “Permitted Debt”):

(i)                               the incurrence by (a) the Issuer and any Restricted Subsidiary of Indebtedness under Bank Credit Facilities and (b) the Issuer and any Guarantor of Public Indebtedness, in an aggregate principal amount at any one time outstanding under this clause (i) not to exceed the aggregate of $1.2 billion plus, in the case of any refinancing of any Indebtedness permitted under this clause (i) or any portion thereof, the aggregate amount of fees, costs and expenses (including underwriting commissions paid as discounts) incurred in connection with such refinancing; provided that Indebtedness incurred under this clause (i) may not be used to repay or refinance the Notes or the Retail Notes (or any Permitted Refinancing Indebtedness in respect of the Notes or the Retail Notes);

(ii)                            the incurrence by the Issuer and any Guarantor of Indebtedness under the MTN Program, not to exceed £155.0 million in aggregate principal amount at any time outstanding;

(iii)                         the incurrence by the Issuer and its Restricted Subsidiaries of the Existing Indebtedness;

(iv)                        the incurrence by the Issuer of Indebtedness represented by the Notes to be issued on the date of this Indenture and the incurrence by any Guarantor of a Note Guarantee at any time;

(v)                           the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness:

(A)                         incurred for the purpose of financing all or any part of the purchase price, lease expense, charter expense, rental payments or cost of design, development, construction, transportation, installation, migration or improvement of any FPSO used or useful in the Oil and Gas Business; or

(B)                         represented by Capital Lease Obligations, mortgage financings or purchase money obligations or other Indebtedness, in each case, incurred for the purpose of financing all or any part of the purchase price, lease expense, charter expense, rental payments or cost of design, development, construction, transportation, installation, migration or improvement of property, plant or equipment or other assets used in the business of the Issuer or any of its Restricted Subsidiaries (including any reasonably related fees or expenses incurred in connection therewith), in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to extend, renew, refund, refinance, replace, exchange, defease or discharge any Indebtedness incurred pursuant to this clause (v)(B), not to exceed the greater of (x) $120.0 million and (y) 3.5% of Consolidated Total Assets at any time outstanding,

in each case, whether such Indebtedness is incurred for the charter of, leasing of or direct purchase of or the purchase of the Capital Stock of any Person owning such property, plant or equipment or other assets (including any Indebtedness deemed to be incurred in connection with such purchase) (it being understood that any such Indebtedness may be incurred after the acquisition or purchase or the design, development, construction, transportation, installation, migration or the making of any improvement with respect to any such property, plant or equipment or other assets);

(vi)                        the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, exchange, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted to be incurred under Section 4.4(a) or clause (ii), (iii) (other than (x) Indebtedness under the Trade Credit Deferrals, unless such Permitted Refinancing Indebtedness is incurred with the respective counterparties to such Trade Credit Deferrals on the Issue Date and such Permitted Refinancing Indebtedness relate to the Kraken development) and (y) Indebtedness under the Tanjong Baram Facility), (iv), (v)(A) or (xv) of this Section 4.4(b) or this clause (vi);

(vii)                     the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries; provided, however, that:

(A)                         if the Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Guarantor, such Indebtedness must be ((i) except in respect of the intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Restricted Subsidiaries and (ii) only to the extent legally permitted) expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Issuer, or the Note Guarantee, in the case of a Guarantor; and

(B)                         (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vii);

(viii)                  the issuance by any of the Issuer’s Restricted Subsidiaries to the Issuer or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(A)                         any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer; and

(B)                         any sale or other transfer of any such preferred stock to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (viii);

(ix)                        the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business, including in connection with any commodities marketing activities or any permitted Oil and Gas Business activities;

(x)                           the Guarantee by the Issuer or any Restricted Subsidiary of Indebtedness of the Issuer or a Restricted Subsidiary that was permitted to be incurred by another provision of this Section 4.4; provided that if the Indebtedness being Guaranteed is subordinated to or pari passu with the Notes or a Note Guarantee, as applicable, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness Guaranteed and provided, further, that except as provided in clause (xxiii), no such Guarantee shall be provided in respect of Indebtedness incurred under clause (xxiii) hereof;

(xi)                        the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within 30 Business Days;

(xii)                     the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of self-insurance obligations or captive insurance companies or consisting of the financing of insurance premiums in the ordinary course of business;

(xiii)                  the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Issuer or any of its Restricted Subsidiaries providing for indemnification, obligations in respect of earn-outs or other adjustment of purchase price or, in each case, similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Subsidiary; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the Fair Market Value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition;

(xiv)                 the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of (A) letters of credit, bid, performance, appeal, surety and similar bonds, completion guarantees, judgment, advance payment, customs, VAT or similar instruments issued for the account of the Issuer and any of its Restricted Subsidiaries in the ordinary course of business (in each case, other than an obligation for money borrowed), including Guarantees and obligations of the Issuer or any of its Restricted Subsidiaries with respect to letters of credit or similar instruments supporting such obligations or in respect of self-insurance and workers compensation obligations or (B) any customary cash management, cash pooling or netting or setting off arrangements with banks or other financial institutions;

(xv)                    Indebtedness or preferred stock of a Person outstanding on the date on which such Person becomes a Restricted Subsidiary or is acquired by the Issuer or a Restricted Subsidiary or merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Issuer or any Restricted Subsidiary in accordance with this Indenture (including Indebtedness incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by or was merged into the Issuer or a Restricted Subsidiary or (B) otherwise in connection with, or in contemplation of, such acquisition); provided, however, with respect to this clause (xv) that at the time of the acquisition or other transaction pursuant to which such Indebtedness was deemed to be incurred, (x) the Issuer would have been able to incur $1.00 of additional Indebtedness pursuant to Section 4.4(a) after giving effect to the incurrence of such Indebtedness or issuance of such preferred stock pursuant to this clause (xv) or (y) the Fixed Charge Coverage Ratio would not be less than it was immediately prior to giving effect to such acquisition or other transaction;

(xvi)                 Guarantees by the Issuer or any of its Restricted Subsidiaries of any Management Advances;

(xvii)              Guarantees by the Issuer or any Restricted Subsidiary granted to any trustee of any management equity plan or stock option plan or any other management or employee benefit or incentive plan or unit trust scheme approved by the Board of Directors of the Issuer, so long as the proceeds of the Indebtedness so Guaranteed are used to purchase Equity Interests of the Issuer (other than Disqualified Stock); provided that the amount of any net cash proceeds from the sale of such Equity Interests of the Issuer shall be excluded from Section 4.6(a)(III)(2);

(xviii)           Guarantees by the Issuer or any of its Restricted Subsidiaries of pension fund obligations of the Issuer or any Restricted Subsidiary required by law or regulation;

(xix)                 the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in connection with one or more standby letters of credit, Guarantees, performance bonds or other reimbursement obligations, in each case, issued in the ordinary course of business and not in connection with the borrowing of money or the obtaining of an advance or credit (other than advances or credit for goods and services in the ordinary course of business and on terms and conditions that are customary in the Oil and Gas Business, and other than the extension of credit represented by such letter of credit, Guarantee or performance bond itself);

(xx)                    the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness through the provision of bonds, Guarantees, letters of credit or similar instruments required by any national or international maritime commission or authority or other governmental or regulatory agencies, including customs authorities; in each case, for vessels owned or chartered by, and in the ordinary course of business of, the Issuer or any of its Restricted Subsidiaries at any time outstanding not to exceed the amount required by such governmental or regulatory authority;

(xxi)                 the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in the form of customer deposits and advance payments received in the ordinary course of business from customers for purchases in the ordinary course of business;

(xxii)              the incurrence by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness or the issuance of Disqualified Stock by the Issuer or preferred stock by any Restricted Subsidiary in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to extend, renew, refund, replace, exchange, defease or discharge any Indebtedness incurred pursuant to this clause (xxii) not to exceed the greater of (a) $115.0 million and (b) 3.25% of Consolidated Total Assets determined as of the date of such incurrence or issuance;

(xxiii)           the incurrence by a Restricted Subsidiary of Indebtedness for the purpose of financing all or part of the purchase price, lease expense, charter expense, rental payments or cost of design, development, construction, transportation, installation, migration or improvement of property, plant or equipment or other assets used in the business of the Issuer or any Restricted Subsidiary and which is acquired by any such Restricted Subsidiary (“Relevant Assets”) (including any reasonably related fees or expenses incurred in connection therewith), including any Permitted Refinancing Indebtedness incurred to extend, renew, refund, refinance, replace, exchange, defease or discharge any such Indebtedness incurred pursuant to this clause (xxiii), provided that any creditor in respect of such Indebtedness has recourse solely against (a) the Issuer under an unsecured guarantee granted by the Issuer in respect of such Indebtedness and (b) such Restricted Subsidiary, provided further that in the case of (b) such recourse is limited to (i) the Relevant Assets and the proceeds thereof and (ii) in the event such Restricted Subsidiary is a special purpose vehicle established solely for the purpose of owning the Relevant Assets, the shares in such Restricted Subsidiary and the proceeds thereof; and

(xxiv)          the incurrence by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness or the issuance of Disqualified Stock by the Issuer or preferred stock by any Restricted Subsidiary in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to extend, renew, refund, replace, exchange, defease or discharge any Indebtedness incurred pursuant to this clause (xxiv) not to exceed $300.0 million.

(c)                            For purposes of determining compliance with, and the outstanding principal amount of, any particular Indebtedness incurred pursuant to and in compliance with this Section 4.4:

(i)                               in the event that an item or portion of an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xxii) of Section 4.4(b), or is entitled to be incurred pursuant to Section 4.4(a), the Issuer, in its sole discretion, will be permitted to classify such item or portion of an item of Indebtedness on the date of its incurrence and only be required to include the amount and type of such Indebtedness in one of such clauses and from time to time to reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.4. Notwithstanding the foregoing, Indebtedness incurred pursuant to the Senior Facility shall be deemed to be incurred pursuant to clause (i) of Section 4.4(b) and may not be reclassified;

(ii)                            Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included; and

(iii)                         Indebtedness permitted by this Section 4.4 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.4 permitting such Indebtedness.

(d)                           The amount of any Indebtedness outstanding as of any date will be:

(i)                               in the case of any Indebtedness issued with original issue discount, the amount of the liability in respect thereof determined in accordance with IFRS;

(ii)                            in respect of Hedging Obligations, either (a) zero if such Hedging Obligation is incurred pursuant to Section 4.4(b)(ix) or (b) the notional amount of such Hedging Obligation if not incurred pursuant to such clause;

(iii)                         the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(iv)                        in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A)                         the Fair Market Value of such assets at the date of determination; and

(B)                         the amount of the Indebtedness of the other Person.

(e)                            Accrual of interest, accrual of dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness, the reclassification of preferred stock as Indebtedness due to a change in accounting principles and the payment of dividends in the form of additional shares of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this Section 4.4. The amount of any Indebtedness outstanding as of any date shall be the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

(f)                             If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under this Section 4.4, the Issuer shall be in Default of this Section 4.4).

(g)                            For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a different currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred; provided, however, that (i) if such Indebtedness denominated in non-U.S. dollar currency is subject to a Currency Exchange Protection Agreement with respect to U.S. dollars, the amount of such Indebtedness expressed in U.S. dollars will be calculated so as to take account of the effects of such Currency Exchange Protection Agreement; and (ii) the U.S. dollar-equivalent of the principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. dollar-equivalent of the Indebtedness refinanced determined on the date such Indebtedness was originally incurred, except that to the extent that:

(i)                               such U.S. dollar-equivalent was determined based on a Currency Exchange Protection Agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence; and

(ii)                            the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. dollar-equivalent of such excess will be determined on the date such refinancing Indebtedness is being incurred.

(h)                           The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

4.5                                   Liens

(a)                           The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness upon any of its property or assets (whether now owned or hereafter acquired), except Permitted Liens, unless the Notes or Note Guarantees, as applicable, are secured by a Lien on such property or assets on an equal and ratable basis with the Indebtedness so secured until such time as such Indebtedness is no longer so secured by that Lien.

4.6                                   Restricted Payments

(a)                           The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)         declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including any such payment or distribution made in connection with any merger, amalgamation or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer and other than dividends or distributions payable to the Issuer or a Restricted Subsidiary of the Issuer);

(ii)        repurchase, redeem or otherwise acquire or retire for value (including any such purchase, redemption, acquisition or retirement made in connection with any merger, amalgamation or consolidation involving the Issuer) any Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(iii)       make any principal payment on or with respect to, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to the Stated Maturity thereof, any Indebtedness of the Issuer or any Guarantor that is expressly contractually subordinated in right of payment to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries), except (A) a payment of principal at the Stated Maturity thereof or (B) the repurchase, redemption or other acquisition of Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or scheduled maturity, in each case due within one year of the date of such repurchase, redemption or other acquisition; or

(iv)       make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (iv) of this Section 4.6(a) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(I)                          no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(II)                     the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable two half-year reference period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.4(a); and

(III)                such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries since the Issue Date (including Restricted Payments permitted by clauses (i), (xiii) and (xiv) of Section 4.6(b) but excluding all other Restricted Payments permitted under Section 4.6(b)), is equal to or less than the sum, without duplication, of:

(1)                                50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the half-year period commencing immediately prior to the Issue Date to the end of the Issuer’s most recently ended fiscal half-year for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2)                                100% of the aggregate net cash proceeds received, the Fair Market Value of marketable securities received and the Fair Market Value of other property received by the Issuer since the Issue Date as a contribution to its common capital or from the issue or sale of Equity Interests of the Issuer (other than Disqualified Stock and the 2016 Equity Issuance) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Issuer that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Issuer); plus

(3)                                 (i)                          to the extent that any Restricted Investment that was made after the Issue Date is (x) sold, disposed of or otherwise cancelled, liquidated or repaid, 100% of the aggregate amount received in cash and the Fair Market Value of the marketable securities and other property received by the Issuer or any Restricted Subsidiary, or (y) made in an entity that subsequently becomes a Restricted Subsidiary, 100% of the Fair Market Value of the Restricted Investment of the Issuer and its Restricted Subsidiaries as of the date such entity becomes a Restricted Subsidiary; plus

(ii)                            to the extent that any Unrestricted Subsidiary of the Issuer designated as such after the Issue Date is redesignated as a Restricted Subsidiary or is merged, amalgamated or consolidated with or into the Issuer or a Restricted Subsidiary, or all or substantially all of the properties or assets of such Unrestricted Subsidiary are transferred to the Issuer or a Restricted Subsidiary, the Fair Market Value of the property received by the Issuer or Restricted Subsidiary or the Issuer’s

Restricted Investment in such Subsidiary as of the date of such redesignation, merger, amalgamation, consolidation or transfer of properties or assets, to the extent such Investments reduced the Restricted Payments capacity under this subclause (3) and were not previously repaid or otherwise reduced; plus

(4)                                100% of any dividends or distributions received in cash by the Issuer or a Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary, to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of the Issuer for such period.

(b)                           Section 4.6(a) shall not prohibit:

(i)                               the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with this Indenture;

(ii)                            the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock and the 2016 Equity Issuance) or from the substantially concurrent contribution of common equity capital to the Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from Section 4.6(a)(III)(2);

(iii)                         the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness for the purpose of such repurchase, redemption, defeasance or other acquisition or retirement for value;

(iv)                        the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Issuer to the holders of its Equity Interests (other than the Issuer or any Restricted Subsidiary) on no more than a pro rata basis;

(v)                           so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer held by any of the Issuer’s (or any of its Restricted Subsidiaries’) current or former officers, directors, employees or consultants pursuant to any equity subscription agreement, stock option agreement, restricted stock grant, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $20.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over into succeeding calendar years) and provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests of the Issuer or a Restricted Subsidiary received by the Issuer or a Restricted Subsidiary during such calendar year (other than the 2016 Equity Issuance), in each case to members of management, directors or consultants of the Issuer, any of its Restricted Subsidiaries or any of its direct or indirect parent companies to the extent the cash proceeds from the sale of Equity Interests have not otherwise been applied to the making of Restricted Payments pursuant to Section 4.6(a)(III)(2) or Section 4.6(b)(ii) and (B) the cash proceeds of key man life insurance policies;

(vi)                        the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer held by any of the Issuer’s (or any of its Restricted Subsidiaries’) current or former directors or employees in connection with the exercise or vesting of any equity compensation (including stock options, restricted stock and phantom stock) in order to satisfy the Issuer’s or such Restricted Subsidiary’s tax withholding obligation with respect to such exercise or vesting;

(vii)                     repurchases of Subordinated Obligations at a purchase price not greater than (i) 101% of the principal amount of such Subordinated Obligations and accrued and unpaid interest thereon in the event of a Change of Control or (ii) 100% of the principal amount of such Subordinated Obligations and accrued and unpaid interest thereon in the event of an Asset Sale, in each case plus accrued interest, in connection with any change of control offer or asset sale offer required by the terms of such Indebtedness, but only if:

(A)                         in the case of a Change of Control, the Issuer has first complied with and fully satisfied its obligations under Section 4.9; or

(B)                         in the case of an Asset Sale, the Issuer has complied with and fully satisfied its obligations in accordance with Section 4.7;

(viii)                  the repurchase, redemption or other acquisition for value of Capital Stock of the Issuer representing fractional shares of such Capital Stock in connection with a merger, consolidation, amalgamation or other combination involving the Issuer or any other transaction permitted by this Indenture;

(ix)                        the repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants;

(x)                           so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test set forth in Section 4.4(a);

(xi)                        payments of cash, dividends, distributions, advances or other Restricted Payments by the Issuer or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (x) the exercise of options or warrants or (y) the conversion or exchange of Capital Stock of any such Person;

(xii)                     so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, (a) advances or loans to any future, present or former officer, director, employee or consultant of the Issuer or a Restricted Subsidiary to pay for the purchase or other acquisition for value of Equity Interests of the Issuer (other than Disqualified Stock), or any obligation under a forward sale agreement, deferred purchase agreement or deferred payment arrangement pursuant to any management equity plan or stock option plan or any other management or employee benefit or incentive plan or other agreement or arrangement; provided that the total aggregate amount of Restricted Payments made under this subclause (a) does not exceed $1.0 million in any calendar year or (b) advances, grants or loans in relation to any management equity plan or stock option plan or any other management or employee benefit or incentive plan or unit trust, whether made directly to any such plan or trust or to the trustees of any such plan or trust, to pay for the purchase or other acquisition for value of Equity Interests of the Issuer (other than Disqualified Stock); provided that the total aggregate amount of Restricted Payments made under this subclause (b) does not exceed $50.0 million in any calendar year;

(xiii)                  so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the repurchase of Equity Interests of the Issuer to be held as treasury stock; provided that the total aggregate amount of Restricted Payments made under this clause (xiii) does not exceed $150.0 million plus the cash proceeds from the sale of such Equity Interests of the Issuer from treasury stock since the Issue Date; further provided that no such Restricted Payments shall be made from the net proceeds of the 2016 Equity Issuance;

(xiv)                 so long as no Default has occurred and is continuing or would be caused thereby, the declaration or payment of dividends or distributions, or the making of any cash payments, advances, loans or expense reimbursements on the common stock or common equity interests of the Issuer or any direct or indirect parent company; provided that the aggregate amount of all such dividends or distributions under this clause (xiv) shall not exceed in any fiscal year the greater of (a) 6.0% per annum of the net cash proceeds received by the Issuer in any Public Equity Offering or contributed to the equity of the Issuer (in each case other than the 2016 Equity Issuance) and (b) an amount equal to 5.0% of the Market Capitalization, provided that in the case of this clause (b), after giving pro forma effect to the payment of any such dividend or making of any such distribution, the Consolidated Leverage Ratio of the Issuer would not exceed 2.0 to 1.0; and provided, further, that in each case, if such Public Equity Offering was of Capital Stock of a parent company, the net proceeds of any such dividend are used to fund a corresponding dividend in equal or greater amount on the Capital Stock of such parent company;

(xv)                    so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $250.0 million since the Issue Date; provided that no such Restricted Payments shall be made from the net proceeds of the 2016 Equity Issuance; and

(xvi)                 so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, Restricted Payments aggregating up to an amount equivalent to 50% of the net cash proceeds received by the Issuer or any of its Restricted Subsidiaries from all dispositions (including any farm-out or lease) of oil and gas properties subsequent to the Issue Date; provided that, after giving pro forma effect to any such Restricted Payment (and any related transactions), the Consolidated Leverage Ratio of the Issuer does not exceed 2.0 to 1.0.

(c)                            The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment (or, in the case of a dividend, on the date of declaration) of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any cash Restricted Payment shall be its face amount. The Issuer, in its sole discretion, may classify any Investment or other Restricted Payment as being made in part under one of the provisions of this Section 4.6 (or, in the case of any Investment, the clauses of the definition of Permitted Investments) and in part under one or more other such provisions (or, as applicable, clauses). Unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness solely by virtue of its nature as unsecured Indebtedness.

(d)                           Notwithstanding the foregoing, no Restricted Payments (other than (A) Permitted Investments (excluding Investments in any controlling shareholder of the Issuer or affiliates of such controlling shareholder) and (B) Restricted Payments permitted by clauses (ii), (iii), (iv), (vi) and (vii) of Section 4.6(b)) will be permitted to be paid until after the completion of the redemption of Notes pursuant to Section 3.8(d).

4.7                                   Asset Sales

(a)                           The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i)                               the Issuer (or a Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii)                            at least 75% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(A)                         any liabilities, as shown on the most recent consolidated balance sheet, of the Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Issuer or such Restricted Subsidiary from further liability or indemnifies the Issuer or such Restricted Subsidiary against further liabilities;

(B)                         any securities, notes or other obligations received by the Issuer or any Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of the Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion;

(C)                         any Capital Stock or other assets of the kind referred to in clauses (iii) or (iv) of Section 4.7(b);

(D)                         Indebtedness (other than Subordinated Obligations) of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Issuer and each other Restricted Subsidiary are released from any Guarantee of such Indebtedness in connection with such Asset Sale;

(E)                          consideration consisting of Indebtedness of the Issuer or any Guarantor received from Persons who are not the Issuer or any Restricted Subsidiary;

(F)                           accounts receivable of a business retained by the Issuer or any Restricted Subsidiary, as the case may be, following the sale of such business; and

(G)                         any Designated Non-Cash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Sales having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (G) that is at that time outstanding, not to exceed the greater of (x) $250.0 million and (y) 5.0% of Consolidated Total Assets at the time of the receipt of such Designated Non-Cash Consideration (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(b)                           Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer or one of its Restricted Subsidiaries may apply such Net Proceeds (at the option of the Issuer or such Restricted Subsidiary):

(i)                               to purchase the Notes pursuant to an offer to all Holders of Notes at a purchase price equal to at least 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (a “Notes Offer”);

(ii)                            to repay Senior Debt;

(iii)                         to invest in Additional Assets;

(iv)                        to make a capital expenditure; or

(v)                           to enter into a binding commitment to apply the Net Proceeds pursuant to clause (ii), (iii) or (iv) of this Section 4.7(b); provided that such binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the earlier of (x) the date on which such repayment, investment or expenditure is consummated, and (y) the 180th day following the expiration of the aforementioned 365-day period.

(c)                            Pending the final application of any Net Proceeds, the Issuer or any Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture. Any Net Proceeds from Asset Sales that are not applied or invested pursuant to Section 4.7(b) will constitute “Excess Proceeds”.

(d)                           When the aggregate amount of Excess Proceeds exceeds $50.0 million, within ten Business Days thereof, the Issuer shall make an offer (an “Asset Sale Offer”) to all Holders of Notes and may make an offer to all holders of other Indebtedness that is pari passu with the Notes or any Note Guarantees to purchase, prepay or redeem with the proceeds of sales of assets the maximum principal amount of Notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price for the Notes in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer or any of its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into (or to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds or if the aggregate amount of Notes tendered pursuant to a Notes Offer exceeds the amount of the Net Proceeds so applied, the Trustee, a Paying Agent or the

Registrar will select the Notes and such other pari passu Indebtedness, if applicable, to be purchased on a pro rata basis (or, in the case of Notes issued in global form, based on a method that most nearly approximates a pro rata selection as the Trustee, a Paying Agent or the Registrar deems fair and appropriate) unless otherwise required by applicable law or applicable stock exchange or depositary requirements, based on the amounts tendered or required to be prepaid or redeemed. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(e)                            The Issuer shall comply with the requirements of Rule 14e—1 under the U.S. Exchange Act and any other applicable securities laws and regulations to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to a Change of Control Offer, an Asset Sale Offer or a Notes Offer. To the extent that the provisions of any securities laws or regulations conflict with Section 4.7 or 4.9, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 4.7 or 4.9 by virtue of such compliance.

4.8                                   Transactions with Affiliates

(a)                           The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $20.0 million, unless:

(i)                               the Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person (as determined in good faith by a responsible accounting or financial officer of the Issuer); and

(ii)                            with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, the Issuer delivers to the Trustee a resolution of the Board of Directors of the Issuer set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Issuer.

(b)                           The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to Section 4.8(a):

(i)                               transactions between or among the Issuer or its Restricted Subsidiaries;

(ii)                            Restricted Payments not prohibited by Section 4.6 and Permitted Investments;

(iii)                         transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(iv)                        any customary directors’ fees, indemnification and similar arrangements (including the payment of directors’ and officers’ insurance premiums), consultant agreements, employment agreements, collective bargaining agreements, severance agreements, any other compensation or employee benefit plans or arrangements (including stock option, stock appreciation, stock incentive or stock ownership or similar plans) or legal fees (as determined in good faith by a majority of the disinterested members of the Board of Directors of the Issuer or, so long as the Issuer remains listed on the London Stock Exchange, otherwise in compliance with the Issuer’s code of corporate governance) and payments, awards, grants or issuances of securities pursuant thereto;

(v)                           any issuance of Equity Interests (other than Disqualified Stock) of the Issuer to Affiliates of the Issuer;

(vi)                        transactions with a joint venture or similar entity which would constitute an Affiliate Transaction solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, can designate one or more members of the board of, or otherwise controls, such joint venture or similar entity;

(vii)                     transactions pursuant to, or contemplated by any agreement or arrangement in effect on the Issue Date and as described in the Explanatory Statement in section 14 (“Related party transaction”) in Appendix 16 (Additional information) to the Explanatory Statement, and transactions pursuant to any amendment, modification, supplement or extension thereto; provided that any such amendment, modification, supplement or extension to the terms thereof, taken as a whole, is not materially more disadvantageous to the Holders than the original agreement or arrangement as in effect on the Issue Date;

(viii)                  (i) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services or providers of employees or other labor, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture that are fair to the Issuer or the Restricted Subsidiaries, in the reasonable determination of the senior management of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated Person and (ii) to the extent constituting Affiliate Transactions, transactions with any governmental agency or entity in connection with the Oil and Gas Business;

(ix)                        payments or other transactions pursuant to any tax sharing agreement or arrangement among the Issuer or any of its Restricted Subsidiaries and any other Person with which the Issuer or any of its Restricted Subsidiaries files or filed a consolidated tax return or with which the Issuer or any of its Restricted Subsidiaries is or was part of a consolidated group for tax purposes or any tax advantageous group contribution made pursuant to applicable legislation; provided, however, that such payments, and the value of such transactions, shall not exceed the amount of tax that the Issuer or such Restricted Subsidiaries would owe if such Person was not a member of such consolidated or tax advantageous group; and

(x)                           transactions between the Issuer or any Restricted Subsidiary and any Person, a director of which is also a director of the Issuer or any direct or indirect parent of the Issuer and such director is the sole cause for such Person to be deemed an Affiliate of the Issuer or any Restricted Subsidiary; provided, however, that such director shall abstain from voting as a director of the Issuer or such direct or indirect parent company, as the case may be, on any matter involving such other Person.

4.9                                   Change of Control

(a)                           If a Change of Control occurs, each Holder will have the right to require the Issuer to repurchase all or any part (equal to $1,000 or an integral multiple of $1 in excess thereof) of that Holder’s Notes pursuant to an offer (“Change of Control Offer”) on the terms set forth in this Section 4.9. In the Change of Control Offer, the Issuer shall offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest on the Notes repurchased to the date of purchase (the “Change of Control Payment Date”), subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(b)                           Within 30 days following any Change of Control, the Issuer shall:

(i)                               cause a notice of the Change of Control Offer to be published:

(A)                         through the newswire service of Bloomberg, or if Bloomberg does not then operate, any similar agency or, so long as the Notes are represented by Global Notes held on behalf of the Depositary, by delivery of the relevant notice to the relevant Clearing System for communication by it to entitled account holders in substitution for publication as otherwise required in this Section 4.9(b)(i)(A); and

(B)                         for so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted for trading on the Euro MTF Market and the rules of the Luxembourg Stock Exchange so require, in the Luxemburger Wort or in another leading newspaper of general circulation in Luxembourg, or, to the extent and in the manner permitted by the rules of the Luxembourg Stock Exchange, on the official website of the Luxembourg Stock Exchange; and

(ii)                            send notice of the Change of Control Offer to each Holder (with a copy to the Trustee) in the manner prescribed in Section 11.3, stating:

(A)                         that a Change of Control has occurred and that all Notes will be accepted for payment;

(B)                         the circumstances or relevant facts in respect of such Change of Control;

(C)                         the Change of Control Payment and the Change of Control Payment Date which date shall be no earlier than 10 days and no later than 60 days from the date such notice is mailed or delivered, other than as required by law;

(D)                         that any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date unless the Issuer fails to pay the Change of Control Payment;

(E)                          that any Note (or portion thereof) not tendered shall continue to accrue interest; and

(F)                           such other procedures that a Holder is required to follow to accept a Change of Control Offer or to withdraw such acceptance as determined by the Issuer, so long as such procedures are consistent with the terms of this Indenture.

(c)                            Holders electing to have their Notes purchased pursuant to a Change of Control Offer must surrender their Notes, with the form entitled “Option of Holder to Elect

Purchase” on the reverse of each Note completed, to the Principal Paying Agent at the address specified in the notice, or transfer their Notes to the Principal Paying Agent by book-entry transfer pursuant to the Applicable Procedures, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

(d)         On the Change of Control Payment Date, the Issuer shall, to the extent lawful:

(i)          accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii)         deposit with the Principal Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii)        deliver or cause to be delivered to the Principal Paying Agent the Notes properly accepted.

(e)         The Principal Paying Agent shall promptly mail or cause to be delivered to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $1,000 or an integral multiple of $1 in excess thereof. Any Note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date unless the Issuer defaults in making the Change of Control Payment. The Issuer shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(f)          The provisions of this Section 4.9 that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of this Indenture are applicable.

(g)         The Issuer shall not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth herein applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (ii) notice of redemption of all outstanding Notes has been given pursuant to Section 3.8 and the “Optional Redemption” provision as set forth in the Notes, unless and until there is a default in payment of the applicable Redemption Price.

(h)         A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

4.10         Additional Amounts

(a)         All payments made by or on behalf of the Issuer under or with respect to the Notes or any of the Guarantors with respect to any Note Guarantee shall be made free and clear of and without withholding or deduction for, or on account of, any present or future Taxes unless the withholding or deduction for, or on account of, such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of (i) any jurisdiction in which the Issuer or any Guarantor is then incorporated, organized or resident for tax purposes or any political subdivision thereof or therein or (ii) any jurisdiction from or through which payment is made by or on behalf of the Issuer or any Guarantor (including the jurisdiction of any Paying Agent) or any political subdivision thereof or therein (each, a “Tax Jurisdiction”) will at any time be required to be made from any payments made by the Issuer under or with respect to the Notes or any of the Guarantors with respect to any Note Guarantee, including payments of principal, Redemption Price, purchase price, interest or premium, the Issuer or the relevant Guarantor, as applicable, shall pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each Holder after such withholding or deduction (including any such withholding or deduction from such Additional Amounts) will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts shall be payable with respect to:

(i)          any Taxes, to the extent such Taxes would not have been imposed but for the existence of any present or former connection between the Holder (or between a fiduciary, settler, beneficiary, member or shareholder of, or possessor of a power over, the relevant Holder, if the relevant Holder is an estate, nominee, trust, partnership, limited liability company or corporation) or the Beneficial Owner of the Notes and the relevant Tax Jurisdiction (including being a resident of such jurisdiction for Tax purposes), other than the mere holding of such Note, the enforcement of rights under such Note or under a Note Guarantee or the receipt of any payments in respect of such Note or a Note Guarantee;

(ii)         any Taxes, to the extent such Taxes were imposed as a result of the presentation of a Note for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);

(iii)        any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(iv)        Taxes imposed on or with respect to a payment made to a Holder or Beneficial Owner of Notes who would have been able to avoid such withholding or deduction by presenting the relevant Notes to another Paying Agent;

(v)         any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes or with respect to any Note Guarantee;

(vi)        any Taxes, to the extent such Taxes are imposed, withheld or deducted by reason of the failure of the Holder or Beneficial Owner of Notes to comply with any reasonable written request of the Issuer, addressed to the Holder and made at least 60 days before any such withholding or deduction is to be made, to satisfy any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Tax Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Tax Jurisdiction (including a certification that the Holder or Beneficial Owner is not resident in the Tax Jurisdiction), but in each case, only to the extent the Holder or Beneficial Owner is legally entitled to satisfy such requirement;

(vii)       any U.S. federal withholding Taxes imposed pursuant to sections 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any similar law or regulation adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to section 1471(b)(1) of the Code;

(viii)      any Tax that is imposed on or with respect to any payment made to any Holder who is a fiduciary or partnership or an entity that is not the sole Beneficial Owner of such payment, to the extent that a beneficiary or settlor (for tax purposes) with respect to such fiduciary, a member of such partnership or the Beneficial Owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or Beneficial Owner been the actual Holder of the applicable Note; or

(ix)        any combination of items (i) through (viii) of this Section 4.10(a).

(b)         In addition to the foregoing, the Issuer and the Guarantors shall also pay and indemnify the Trustee, Paying Agents and Holders for any present or future stamp, issue, registration, court or documentary taxes, or any other excise or property taxes, charges or similar levies (including penalties, interest and any other reasonable expenses related thereto), which are levied by any Tax Jurisdiction on the execution, delivery, issuance, or registration of any of the Notes, this Indenture or any Note Guarantee or any other document referred to therein, except for any such taxes imposed or levied as a result of a transfer after the Issue Date.

(c)         If the Issuer or any Guarantor, as the case may be, becomes aware that it shall be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or any Note Guarantee, the Issuer or the relevant Guarantor, as the case may be, shall deliver to the Trustee and Paying Agents on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises less than 30 days prior to that payment date, in which case the Issuer or the relevant Guarantor shall notify the Trustee promptly thereafter) an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Officers’ Certificate shall also set forth any other information reasonably necessary to enable any Paying Agent to pay Additional Amounts to Holders on the relevant payment date. The Trustee and Paying Agents shall be entitled to rely solely on such Officers’ Certificate as conclusive proof that such payments are necessary.

(d)         The Issuer or the relevant Guarantor shall make all withholdings and deductions for, or on account of, Taxes required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. The Issuer or the relevant Guarantor shall use its reasonable efforts to obtain Tax receipts from each Tax authority evidencing the payment of any Taxes so deducted or withheld. The Issuer or the relevant Guarantor shall furnish to the Trustee (or to a Holder upon written request), within a reasonable time after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by the Issuer or the Guarantor, as the case may be, or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other evidence of payments (reasonably satisfactory to the Trustee) by such entity.

(e)         Whenever in this Indenture or the Notes there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or any other amount payable under, or with respect to, any of the Notes or any Note Guarantee, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(f)          The obligations described in this Section 4.10 shall survive any termination, defeasance or discharge of this Indenture or any transfer by a Holder or Beneficial Owner of its Notes, and will apply, mutatis mutandis, to any jurisdiction in which any successor Person to the Issuer or any Guarantor is incorporated, organized or resident for tax purposes or any political subdivision thereof or therein or any jurisdiction from or through which such Person makes any payment on the Notes (or any Note Guarantee) or any political subdivision thereof or therein.

4.11         Limitation on Lines of Business

The Issuer shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than the Oil and Gas Business, except to the extent as would not be material to the Issuer and its Restricted Subsidiaries taken as a whole.

4.12         Maintenance of Listing

The Issuer shall use its commercially reasonable efforts to maintain the listing of the Notes on the Euro MTF Market for so long as such Notes are outstanding; provided that if the Issuer is unable to obtain admission to listing of the Notes on the Luxembourg Stock Exchange or if at any time the Issuer determines that it will not so list or maintain such listing, it will use its commercially reasonable efforts to obtain and maintain a listing of such Notes on another recognized stock exchange.

4.13         Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

(a)         The Issuer shall not permit any Restricted Subsidiary that is not a Guarantor, directly or indirectly, to Guarantee, assume or in any other manner become liable for the payment of any Public Indebtedness of the Issuer (other than the Notes) or a Guarantor (other than a Guarantee of the Notes), unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to this Indenture providing for a Guarantee of payment of the Notes by such Restricted Subsidiary which Note Guarantee will be senior in right of payment to or pari passu in right of payment with such Restricted Subsidiary’s Guarantee of such other Indebtedness unless such other Indebtedness is Senior Debt, in which case the Note Guarantee may be subordinated in right of payment to the Senior Debt of such additional Guarantor.

(b)         Section 4.13(a) will not be applicable to any Guarantees of any Restricted Subsidiary:

(i)          existing on the Issue Date;

(ii)         that existed at the time such Person became a Restricted Subsidiary if the Guarantee was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary;

(iii)        arising due to the granting of a Permitted Lien; or

(iv)        given to a bank or trust company having combined capital and surplus and undivided profits of not less than $250.0 million, whose debt has a rating, at the time such Guarantee was given, of at least “A” or the equivalent thereof by S&P and at least “A2” or the equivalent thereof by Moody’s, in connection with the operation of cash management programs established for the Issuer’s benefit or that of any Restricted Subsidiary.

(c)         In addition, notwithstanding anything to the contrary herein:

(i)          no Guarantee shall be required if such Guarantee could reasonably be expected to give rise to or result in (A) personal liability for the officers, directors or shareholders of such Restricted Subsidiary, (B) any violation of applicable law that cannot be avoided or otherwise prevented through measures reasonably available to the Issuer or such Restricted Subsidiary or (C) any significant cost, expense, liability or obligation (including with respect to any Taxes) other than reasonable out of pocket expenses and other than reasonable expenses incurred in connection with any governmental or regulatory filings required as a result of, or any measures pursuant to subclause (B) undertaken in connection with, such Guarantee, which cannot be avoided through measures reasonably available to the Issuer or the Restricted Subsidiary; and

(ii)         each such Guarantee will be limited as necessary to recognize certain defenses generally available to guarantors (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law.

(d)         Future Guarantees granted pursuant to this provision will be released as set forth under Section 10.12. A Guarantee of a future Guarantor will be deemed to provide by its terms that it shall be automatically and unconditionally released and discharged if at the date of such release either (i) there is no Indebtedness of such Guarantor outstanding which was incurred after the Issue Date and which could not have been incurred in compliance with this Indenture if such Guarantor had not been designated as a Guarantor, or (ii) there is no Indebtedness of such Guarantor outstanding which was incurred after the Issue Date and which could not have been incurred in compliance with this Indenture as at the date of such release if such Guarantor were not designated as a Guarantor as at that date. The Trustee shall take all necessary actions, including the granting of releases or waivers under the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement, to effectuate any release of a Note Guarantee in accordance with these provisions, subject to customary protections and indemnifications.

4.14         Dividend and other Payment Restrictions Affecting Subsidiaries

(a)         The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i)          pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(ii)         make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(iii)        sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries; provided that (x) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill period to) loans or advances made to the Issuer or any Restricted Subsidiary to other Indebtedness incurred by the Issuer or any Restricted Subsidiary, shall not be deemed to constitute such an encumbrance or restriction.

(b)         However, Section 4.14(a) will not apply to encumbrances or restrictions existing under or by reason of:

(i)          agreements governing Existing Indebtedness and Credit Facilities as in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, increases, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, increases, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date or will not adversely affect in any material respect the Issuer’s ability to make principal or interest payments on the Notes as they become due (in each case, as determined in good faith by a responsible accounting or financial officer of the Issuer);

(ii)         this Indenture, the Notes (including Additional Notes) and the Note Guarantees;

(iii)        applicable law, rule, regulation or order or the terms of any license, authorization, approval, concession or permit or similar restriction;

(iv)        any instrument governing Indebtedness or Capital Stock of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(v)         customary non-assignment and similar provisions in contracts, leases and licenses (including licenses of intellectual property) entered into in the ordinary course of business;

(vi)        purchase money obligations for property (including Capital Stock) acquired in the ordinary course of business, Capital Lease Obligations and mortgage financings that impose restrictions on the property purchased or leased of the nature described in Section 4.14(b)(iii);

(vii)       any agreement for the sale or other disposition of assets, including an agreement for the sale or other disposition of the Capital Stock or assets of a Restricted Subsidiary, that restricts distributions by the applicable Restricted Subsidiary pending the sale or other disposition;

(viii)      Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced or will not adversely affect in any material respect the Issuer’s ability to make principal or interest payments on the Notes as they become due (in each case, as determined in good faith by a responsible accounting or financial officer of the Issuer);

(ix)        Liens permitted to be incurred under Section 4.5 that limit the right of the debtor to dispose of the assets subject to such Liens;

(x)         provisions limiting the disposition or distribution of assets or property in, or transfer of Capital Stock of, joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment), which limitations are applicable only to the assets, property or Capital Stock that are the subject of such agreements;

(xi)        agreements governing other Indebtedness of the Issuer or any of its Restricted Subsidiaries permitted to be incurred in accordance with Section 4.4, and any amendments, restatements, modifications, renewals, supplements, increases, refundings, replacements or refinancings of those agreements; provided that any such encumbrance or restriction contained in such Indebtedness are not materially more restrictive taken as a whole than customary in comparable financings in such jurisdictions as such Indebtedness is being incurred or will not adversely affect in any material respect the Issuer’s ability to make principal or interest payments on the Notes as they become due (in each case, as determined in good faith by a responsible accounting or financial officer of the Issuer);

(xii)       supermajority voting requirements existing under corporate charters, bylaws, stockholders agreements, joint venture agreements and similar documents and agreements;

(xiii)      customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(xiv)      encumbrances or restrictions contained in Hedging Obligations permitted from time to time hereunder;

(xv)       restrictions on cash or other deposits or net worth imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case under contracts entered into in the ordinary course of business; and

(xvi)      any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in clauses (i) through (xv) of this Section 4.14(b), or in this clause (xvi); provided that the terms and conditions of any such encumbrances or restrictions are not materially more restrictive taken as a whole with respect to such dividend and other payment restrictions than those under or pursuant to the agreement so extended, renewed, refinanced or replaced or will not adversely affect in any material respect the Issuer’s ability to make principal or interest payments on the Notes as they become due (in each case, as determined in good faith by a responsible accounting or financial officer of the Issuer).

4.15         Designation of Restricted and Unrestricted Subsidiaries

(a)         The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be either (i) a Restricted Investment made as of the time of the designation that will reduce the amount available for Restricted Payments under Section 4.6 or (ii) a Permitted Investment under one or more clauses of the definition of Permitted Investments, as determined in good faith by a responsible accounting or financial officer of the Issuer. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(b)         Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a copy of a resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.6. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.4, the Issuer shall be in default of Section 4.4.

(c)         The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Issuer; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation shall only be permitted if (i) such Indebtedness is permitted under Section 4.4, calculated on a pro forma basis as if such designation had occurred at the beginning of the two half-year reference period; and (ii) no Default or Event of Default would be in existence following such designation.

4.16         Payment of Taxes

The Issuer shall pay or discharge and shall cause each of its Subsidiaries to pay or discharge, or cause to be paid or discharged, before the same shall become delinquent all material Taxes levied or imposed upon the Issuer or any such Subsidiary; provided, however, that the Issuer and each of its Subsidiaries shall not be required to pay or discharge, or cause to be paid or discharged, any such Tax, the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established or where failure to effect such payment is not adverse in any material respect to the Holders.

4.17         Reports

(a)         The Issuer shall make available, upon request, to any Holder or prospective purchaser of Notes in the United States, in connection with any sale thereof, the information specified in Rule 144A(d)(4) under the U.S. Securities Act, unless the Issuer is subject to section 13 or 15(d) of the U.S. Exchange Act at or prior to the time of such request. The Issuer shall at all times comply with section 314(a) of the U.S. Trust Indenture Act, to the extent applicable to it.

(b)         So long as any Notes are outstanding, the Issuer shall furnish to the Trustee (which shall distribute the same to a Holder of Notes upon such Holder’s written request):

(i)          within 120 days after the end of each of the Issuer’s fiscal years beginning with the fiscal year ending December 31, 2016, annual reports containing the following information with a level of detail that is substantially comparable and similar in scope to the Offering Memorandum: (a) audited consolidated balance sheet of the Issuer as of the end of the two most recent fiscal years and audited consolidated income statements and statements of cash flow of the Issuer for the two most recent fiscal years (and comparative information for the end of the prior fiscal year), including complete notes to such financial statements and the report of the independent auditors on the financial statements; (b) pro forma income statement and balance sheet information, together with any explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal year as to which such annual report relates, unless the pro forma information has been previously provided; provided that such pro forma financial information will be provided only to the extent required to be disclosed by the U.K. Listing Authority and London Stock Exchange or, in the event the Issuer is no longer listed on the London Stock Exchange, to the extent available without unreasonable expense; (c) an operating and financial review of the audited financial statements, including a discussion of the results of operations including a discussion of financial condition and liquidity and capital resources, and a discussion of material commitments and contingencies and critical accounting policies; (d) a description of the business, all material affiliate transactions, Indebtedness and material financing arrangements and all material debt instruments; and (e) material risk factors and material recent developments; provided that (for so long as the U.K. Listing Authority and London Stock Exchange require annual reports and the Issuer is subject to such requirements) any item of disclosure that complies in all material respects with the requirements of the U.K. Listing Authority and London Stock Exchange for annual reports with respect to such item will be deemed to satisfy the Issuer’s obligations under this clause (i) with respect to such item;

(ii)         within 90 days after the end of the Issuer’s first fiscal half-year in each fiscal year beginning with the half-year ending June 30, 2017, semi-annual reports containing the following information: (a) an unaudited condensed consolidated balance sheet as of the end of such six-month period and unaudited condensed statements of income and cash flow for the year-to-date period ending on the unaudited condensed balance sheet date, and the comparable prior year period for the Issuer, together with condensed note disclosure; (b) pro forma income statement and balance sheet information of the Issuer, together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the period as to which such report relates; provided that such pro forma financial information will be provided only to the extent required to be disclosed by the U.K. Listing Authority and London Stock Exchange or, in the event the Issuer is no longer listed on the London Stock Exchange, to the extent available without unreasonable expense; (c) an operating and financial review of the unaudited financial statements including a discussion of the consolidated financial condition and results of operations of the Issuer and any material change between the current half-year period and the corresponding period of the prior year; and (d) material recent developments; provided that (for so long as the U.K. Listing Authority and London Stock Exchange require interim reports and the Issuer is subject to such requirements) any item of disclosure that complies in all material respects with the requirements of the U.K. Listing Authority and London Stock Exchange for interim reports with respect to such item will be deemed to satisfy the Issuer’s obligations under this clause (ii) with respect to such item; and

(iii)        promptly after the occurrence of any material acquisition, disposition or restructuring of the Issuer and its Restricted Subsidiaries, taken as a whole, or any senior executive officer changes at the Issuer or changes in auditors of the Issuer or other material event that the Issuer announces publicly, a report containing a description of such event (but only to the extent that such acquisition, disposition, restructuring, change or event has been required to be publicly announced or disclosed by the U.K. Listing Authority and London Stock Exchange for so long as the Issuer is subject to such requirements);

provided, however, that any reports referenced in this Section 4.17(b) delivered to the Trustee via e-mail or other electronic means shall be deemed to have been “furnished” to the Trustee in accordance with the terms of this Section 4.17(b).

(c)         All financial statements, other than any pro forma financial information provided pursuant to clauses (i) and (ii) of Section 4.17(b), shall be prepared in accordance with IFRS on a consistent basis for the periods presented. Except as provided in Section 4.17(b), no report need include separate financial statements for the Issuer or Subsidiaries of the Issuer or any disclosure with respect to the results of operations or any other financial or statistical disclosure not of a type included in the Offering Memorandum.

(d)         If the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Subsidiaries are Significant Subsidiaries, then the semi-annual and annual financial information required pursuant to clauses (i) and (ii) of Section 4.17(b) will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer.

(e)         The Issuer shall also make available copies of all reports required by clauses (i) through (iii) of Section 4.17(b) either (i) on the Issuer’s website or (ii) publicly available through substantially comparable means (as determined by an Officer of the Issuer in good faith) (it being understood that making such reports available on Bloomberg or another private electronic information service will constitute substantially comparable public availability). In addition, in the case of furnishing the information pursuant to clauses (i) and (ii) of Section 4.17(b), the Issuer will promptly thereafter hold a conference call or provide live streaming access to a presentation in which holders of the Notes are given an opportunity to participate hosted by an Officer of the Issuer to discuss the operations of the Issuer and its Subsidiaries in respect of the relevant period. The Issuer will also make available copies of all reports required by clauses (i) and (ii) of Section 4.17(b), if and so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, at the specified office of the Principal Paying Agent in New York.

4.18         Suspension of Covenants when Notes Rated Investment Grade

(a)         If on any date following the Issue Date:

(i)          the Notes have achieved Investment Grade Status; and

(ii)         no Default or Event of Default shall have occurred and be continuing on such date,

then, beginning on that day and continuing until such time, if any, at which the Notes cease to have Investment Grade Status (such period, the “Suspension Period”), the following Sections of this Indenture will no longer be applicable to the Notes and any related default provisions of this Indenture will cease to be effective and will not be applicable to the Issuer and its Restricted Subsidiaries: Section 4.4; Section 4.6; Section 4.7; Section 4.8; Section 4.11; Section 4.13; Section 4.14; Section 4.15; and Section 5.1(a)(iv).

(b)         Sections listed in Section 4.18(a) shall not, however, be of any effect with regard to the actions of the Issuer and the Restricted Subsidiaries properly taken during the continuance of the Suspension Period; provided that (i) with respect to the Restricted Payments made after any such reinstatement, the amount of Restricted Payments will be calculated as though Section 4.6 had been in effect prior to, but not during, the Suspension Period and (ii) all Indebtedness incurred, or Disqualified Stock or preferred stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to Section 4.4(b)(ii). Upon the occurrence of a Suspension Period, the amount of Excess Proceeds shall be reset at zero.

(c)         The Issuer shall notify the Trustee and the Holders that the two conditions set forth in clauses (i) and (ii) of Section 4.18(a) have been satisfied; provided that such notification shall not be a condition for the suspension of the Sections set forth in Section 4.18(a) to be effective. The Trustee shall not be obligated to notify Holders that the two conditions set forth in Section 4.18(a) have been satisfied.

5.              SUCCESSORS

5.1            Merger, Consolidation or Sale of Assets

(a)         The Issuer.

The Issuer shall not, directly or indirectly (1) consolidate, amalgamate or merge with or into another Person (whether or not the Issuer is the surviving corporation) or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(i)          either: (a) the Issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is an entity organized or existing under the laws of any member state of the European Union as in effect on December 31, 2003, Switzerland, Norway, Canada, Australia, Japan, any state of the United States or the District of Columbia;

(ii)         the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all the obligations of the Issuer under the Notes and this Indenture pursuant to a supplemental indenture in a form reasonably acceptable to the Trustee;

(iii)        immediately after such transaction or transactions, no Default or Event of Default exists;

(iv)        the Issuer or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable two half-year reference period (A) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.4(a) or (B) have a Fixed Charge Coverage Ratio not less than it was immediately prior to giving effect to such transaction;

(v)         each Guarantor (unless it is the other party to the transactions described in this Section 5.1(a), in which case clause (ii) of this Section 5.1(a) shall apply) shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations in respect of this Indenture and the Notes and shall continue to be in effect; and

(vi)        the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or disposition and such supplemental indenture (if any) comply with this covenant; provided that in giving an Opinion of Counsel, counsel may rely on an Officers’ Certificate as to any matters of fact.

(b)         The Guarantors.

A Guarantor (other than any Guarantor whose Note Guarantee is to be released in accordance with the terms of the Note Guarantee and Section 10.12) may not sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Issuer or another Guarantor, unless:

(i)          immediately after giving effect to that transaction, no Default or Event of Default exists; and

(ii)         either:

(A)        such Guarantor is the surviving entity;

(B)        the Person acquiring the property in any such sale or other disposition or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer or another Guarantor) unconditionally assumes, pursuant to a supplemental indenture as provided for in Schedule 3 hereto, all the obligations of such Guarantor under such Indenture, its Note Guarantee, the Guarantee Subordination Agreement and any Additional Guarantee Subordination Agreement on terms set forth therein; or

(C)        the Net Proceeds of such sale or other disposition are applied in accordance with Section 4.7.

(c)         Clauses (iii) and (iv) of Section 5.1(a) will not apply to any merger, consolidation or amalgamation of the Issuer or any Restricted Subsidiary with or into an Affiliate solely for the purpose of reincorporating the Issuer or such Restricted Subsidiary in another jurisdiction. Nothing herein will prevent and this Article 5 will not apply to (i) any Restricted Subsidiary consolidating or amalgamating with, merging with or into or disposing of all or part of its properties or assets to the Issuer, (ii) the Issuer merging with or into a Restricted Subsidiary for the purpose of reincorporating the Issuer in another jurisdiction, and (iii) any Restricted Subsidiary consolidating or amalgamating with, merging with or into or disposing of all or part of its properties or assets to another Restricted Subsidiary.

5.2            Successor Substituted

Upon any consolidation, amalgamation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries, taken as a whole, in accordance with Section 5.1, any surviving entity formed by such consolidation or amalgamation or into which the Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such transaction, the provisions of this Indenture referring to the “Issuer” shall refer instead to the surviving entity and not to the Issuer), and may exercise every right and power of, the Issuer under this Indenture with the same effect as if such surviving entity had been named as the Issuer herein; provided, however, that the Issuer shall not be released from its obligation to pay the principal of, premium, if any, or interest on the Notes in the case of a lease of all or substantially all of the Issuer’s properties or assets.

6.              EVENTS OF DEFAULT AND REMEDIES

6.1            Events of Default

(a)         Each of the following is an “Event of Default”:

(i)          default for 30 days in the payment when due of interest or Additional Amounts, if any, with respect to the Notes (whether or not prohibited by the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement);

(ii)         default in the payment when due (at final maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes (whether or not prohibited by the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement);

(iii)        failure by the Issuer or any Guarantor to comply with Article 5;

(iv)        failure by the Issuer to comply with Section 4.9 for 30 days after written notice to the Issuer by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(v)         failure by the Issuer or relevant Guarantor for 60 days after written notice to the Issuer by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with any of the other agreements in this Indenture (other than a default in performance, or breach, of a covenant or agreement which is specifically dealt with in clause (i), (ii), (iii) or (iv) of this Section 6.1(a)) or the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement;

(vi)        default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Issuer or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created, after the Issue Date, if that default:

(A)        is caused by a failure to pay principal of such Indebtedness at final maturity thereof after giving effect to any applicable grace periods provided in such Indebtedness and such failure to make any payment has not been waived or the maturity of such Indebtedness has not been extended (a “Payment Default”); or

(B)        results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100.0 million or more;

(vii)       failure by the Issuer or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary,

to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $100.0 million (net of any amount with respect to which a reputable and solvent insurance company has acknowledged liability in writing), which judgments are not paid, discharged, stayed or fully bonded for a period of 60 days (or, if later, the date when payment is due pursuant to such judgment);

(viii)      except as permitted by this Indenture (including with respect to any limitations), any Note Guarantee of a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor that is a Significant Subsidiary or any Person acting on behalf of any such Guarantor that is a Significant Subsidiary, denies or disaffirms its obligations under its Note Guarantee;

(ix)        the entry by a court of competent jurisdiction of (A) a decree or order for relief in respect of the Issuer, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (B) a decree or order adjudging the Issuer, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary under any applicable law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Issuer, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or of any substantial part of their respective properties or ordering the winding up or liquidation of their affairs, in each case other than a decree, order or appointment entered with respect to any Restricted Subsidiary on a solvent basis, and any such decree, order or appointment pursuant to any Bankruptcy Law for relief shall continue to be in effect, or any such other decree, appointment or order shall be unstayed and in effect, for a period of 60 consecutive days;

(x)         (A) the Issuer, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary (x) commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent or (y) consents to the filing of a petition, application, answer or consent seeking reorganization or relief under any applicable Bankruptcy Law, (B) the Issuer, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary consents to the entry of a decree or order for relief in respect of the Issuer, such Significant Subsidiary or such group in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it or, (C) the Issuer, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary (x) consents to the appointment of, or taking possession by, a custodian, receiver, liquidator, administrator, supervisor, assignee, trustee, sequestrator or similar official of the Issuer, such Significant Subsidiary or such group of any substantial part of their respective properties, or (y) makes an assignment for the benefit of creditors, except in each case for any consent or assignment made with respect to any Restricted Subsidiary on a solvent basis; and

(xi)        an event of default occurs under the Retail Notes.

6.2            Acceleration

(a)         In the case of an Event of Default arising under Section 6.1(a)(ix) or (x), with respect to the Issuer, all then outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all of the then outstanding Notes to be due and payable immediately by notice in writing to the Issuer and, in case of a notice by Holders, also to the Trustee specifying the respective Event of Default and that it is a notice of acceleration.

(b)         If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each Holder a notice of the Default or Event of Default, within 10 Business Days after the Trustee becomes aware of such Default or Event of Default, by first class mail specifying such event, notice or other action, its status and what action the Issuer is taking or proposes to take with respect thereto. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, on the Notes or interest, if any, or Additional Amounts, if any, on any Note, the Trustee may withhold the notice to the Holders if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of the Holders. The Trustee shall not be deemed to have knowledge of a Default unless a Trust Officer has actual knowledge of such Default or written notice of such Default or Event of Default has been received by the Trustee at its Corporate Trust Office, which notice references this Indenture or the Notes. Notwithstanding the foregoing provisions of this Section 6.2(b), the Trustee shall give any such notice to the Holders in compliance with section 315(b) of the U.S. Trust Indenture Act.

(c)         The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration if the rescission would not conflict with any judgment or decree and if all existing Events of Default respecting any Notes held by a non-consenting Holder (except non-payment of principal, interest or premium, if any, that has become due solely because of the acceleration) have been cured or waived.

6.3            Other Remedies

If an Event of Default occurs and is continuing, the Trustee may in its discretion, proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name and as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders in respect of which such judgment has been recovered.

6.4            Waiver of Past Defaults

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may, on behalf of the Holders of all the Notes, waive any existing Default or Event of Default hereunder and its consequences, except a continuing Default or Event of Default:

(a)         in respect of the payment of the principal of (or premium, if any), Additional Amounts, if any, or interest on any Note held by a non-consenting Holder (it being understood that any such payment may be waived with the consent of each Holder of Notes affected); or

(b)         in respect of a covenant or provision hereof which under Article 9 cannot be modified or amended without the consent of each Holder affected thereby.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

6.5            Control by Majority

The Holders of a majority in aggregate principal amount of the then outstanding Notes may direct, in writing, the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee under this Indenture; provided that:

(a)         the Trustee may refuse to follow any direction that conflicts with law, this Indenture or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction;

(b)         the Trustee may refuse to follow any direction that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; and

(c)         the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.

6.6            Limitation on Suits

Except (subject to Article 9) to enforce the right to receive payment of principal, premium, if any, or interest or Additional Amounts when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(a)         the Holder has previously given the Trustee notice of a continuing Event of Default;

(b)         the Holders of at least 25% in aggregate principal amount of the then outstanding Notes shall have made a request to the Trustee to pursue the remedy;

(c)         such Holder or Holders offer the Trustee security (which may include prefunding) or indemnity satisfactory to the Trustee against any loss, liability or expense;

(d)         the Trustee has not complied with the request within 60 days after the receipt of the request and the offer of security (which may include prefunding) or indemnity; and

(e)         Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction that is inconsistent with the request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

6.7            [RESERVED]

6.8            Collection Suit by Trustee

The Issuer covenants that if default is made in the payment of:

(a)         any installment of interest on any Note when such interest becomes due and payable and such default continues for a period of 30 days, or

(b)         the principal of (or premium, if any, on) any Note at the Maturity thereof,

the Issuer shall, upon demand of the Trustee, pay to the Trustee for the benefit of the Holders of such Notes, the whole amount then due and payable on such Notes for principal (and premium, if any), Additional Amounts, if any and interest, plus interest on any overdue principal (and premium, if any) and, to the extent that payment of such interest shall be legally enforceable, upon any overdue installments of interest and Additional Amounts (without regard to any applicable grace periods), in each case at the rate specified in the Notes, and, in addition thereto, such further amount as shall be sufficient to cover the amounts provided for in Section 7.7 and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

(c)         If the Issuer fails to pay such amounts forthwith upon such demand, the Trustee, in its own name as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuer or any other obligor upon the Notes and collect the money adjudged or decreed to be payable in the manner provided by law out of the property of the Issuer or any other obligor upon the Notes, wherever situated.

6.9            Trustee May File Proofs of Claim

The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7) and the Holders allowed in any judicial proceedings relative to the Issuer or any Guarantor, their creditors or their property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders at their direction in any election of a trustee in bankruptcy or other Person performing similar functions, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and their counsel, and any other amounts due the Trustee and the Agents under Section 7.7.

Nothing herein contained shall be deemed to empower the Trustee to authorize or consent to, or accept or adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

6.10         Priority of Payment

(a)         If the Trustee collects any money pursuant to this Article 6, it shall pay out the money, after giving effect to the provisions of the Guarantee Subordination

Agreement or any Additional Guarantee Subordination Agreement, if applicable, in the following order of priority:

(i)          first, to the extent not previously paid pursuant to the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement, in payment of any fees, costs, indemnities, charges, disbursements, liabilities and expenses and all other amounts payable to the Trustee and any of the Agents pursuant to this Indenture;

(ii)         second, in payment to the Holders of the Notes of an amount equal to all amounts (including principal) then due and payable to such Holders under this Indenture; and in case such money shall be insufficient to pay in full the whole amount so due and unpaid upon the Notes, then to the payment of such principal and premium, if any, and interest, without preference or priority of principal and premium, if any, over interest, or of interest over principal and premium, if any, or of any installment of interest over any other installment of interest ratably to the aggregate of such principal and premium, if any, and interest; and

(iii)        third, the balance, if any, to the Issuer or as otherwise directed by a court of competent jurisdiction.

(b)         The Issuer shall provide the Trustee with any requested additional information in its possession necessary for the Trustee to make the payments mentioned in Section 6.10(a).

(c)         The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

6.11         Undertaking for Costs

A court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in the suit of an undertaking to pay the costs of such suit, and such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by Holders of more than 10% in aggregate principal amount of the outstanding Notes or to any suit by any Holder pursuant to Section 6.7.

6.12         Restoration of Rights and Remedies

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuer, any Guarantor, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

6.13         Rights and Remedies Cumulative

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.7, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

6.14         Delay or Omission not Waiver

No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

6.15         Record Date

The Issuer may set a record date for purposes of determining the identity of Holders entitled to vote or to consent to any action by vote or consent authorized or permitted by Sections 6.4 and 6.5. Unless this Indenture provides otherwise, such record date shall be the later of the date specified by the Issuer and 30 days prior to the first solicitation of such consent.

6.16         Waiver of Stay or Extension Laws

Each of the Issuer and the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and each of the Issuer and the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

7.              TRUSTEE

7.1            Duties of Trustee

(a)         If an Event of Default has occurred and is continuing of which a Trust Officer of the Trustee has actual knowledge, the Trustee shall exercise such rights and powers vested in it by this Indenture and be required, in the exercise of its power, to use the degree of care and skill of a prudent man in the conduct of his own affairs.

(b)         Except during the continuance of an Event of Default of which a Trust Officer of the Trustee has actual knowledge:

(i)          the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no others and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)         in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. In the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine same to determine whether they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)         The Trustee shall not be relieved from liability for its own negligent action, its own negligent failure to act or its own fraud, willful misconduct or bad faith, except that:

(i)          this Section 7.1(c) does not limit the effect of Section 7.1(b);

(ii)         the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)        the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.2 or 6.5.

(d)         The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer or the Guarantors. Money held by the Trustee need not be segregated from other funds except to the extent required by law.

(e)         No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity or security against such risk or liability is not reasonably assured to it.

(f)          Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to this Section 7.1.

7.2            Certain Rights of Trustee

(a)         Subject to Section 7.1:

(i)          the Trustee may rely, and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper person;

(ii)         before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel, which shall conform to Section 11.6 and the Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion;

(iii)        the Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care by it hereunder;

(iv)        the Trustee shall be under no obligation to exercise any of its rights or powers vested in it by this Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee, and, if requested by the Trustee, the Trustee shall have received, security (which may include prefunding) or indemnity satisfactory to it against any loss, liability or expense;

(v)         the Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers; provided that the Trustee’s conduct does not constitute gross negligence, fraud, willful misconduct or bad faith;

(vi)                        the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer personally or by agent or attorney;

(vii)                     the Trustee, the Agents and the Authenticating Agent shall not under any circumstances be liable for any consequential, special, indirect or speculative loss or damage (being loss of business, goodwill, opportunity or profit of any kind) that arises out of or in connection with this Indenture, even if advised of it in advance and even if foreseeable; and

(viii)                  the Trustee may consult with legal counsel of its own choosing at the expense of the Issuer as to any matter relating to the exercise by the Trustee of the rights and powers vested in it by this Indenture.

(b)                           Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer will be sufficient if signed by an Officer of the Issuer.

7.3                                   Individual Rights of Trustee

The Trustee, any Paying Agent, the Registrar or any other agent of the Issuer or of the Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes, may make loans to, accept deposits from, and perform services for the Issuer or any of its Affiliates and may otherwise deal with the Issuer with the same rights it would have if it were not Trustee, Paying Agent, Registrar or such other agent.

The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in section 310(b) of the U.S. Trust Indenture Act) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign as Trustee. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

7.4                                   Trustee’s Disclaimer

The recitals contained herein and in the Notes, except for the Trustee’s certificates of authentication, shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Indenture, authenticate the Notes and perform its obligations hereunder. The Trustee shall not be accountable for the use or application by the Issuer of Notes or the proceeds thereof.

7.5                                   Notice of Listing/Delisting

The Issuer shall promptly notify the Trustee whenever the Notes become listed on any securities exchange and of any delisting thereof.

7.6                                   Reports by Trustee to Holders

To the extent required by section 313(a) of the U.S. Trust Indenture Act, within 60 days after November 30 of each year commencing with November 30, 2017 and for as long as there are Notes Outstanding hereunder, the Trustee shall mail to each Holder, the Trustee’s brief report dated as of such date that complies with section 313(a) of the U.S. Trust Indenture Act (but if no event described in section 313(a) of the U.S. Trust

Indenture Act has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with sections 313(b), (c) and (d) of the U.S. Trust Indenture Act. A copy of such report at the time of its mailing to Holders shall be filed with the SEC, if required, and each stock exchange, if any, on which the Notes are listed.

7.7                                   Compensation and Indemnity

(a)                           The Issuer shall pay to the Trustee from time to time such compensation as shall be agreed in writing for its services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the compensation and reasonable out-of-pocket expenses of the Trustee’s agents and counsel.

(b)                           The Issuer, failing which the Guarantors, jointly and severally, shall indemnify the Trustee, its officers, directors, employees and agents for any and all claims, liabilities and expenses incurred without gross negligence, fraud, willful misconduct or bad faith on its part, arising out of or in connection with its duties hereunder (including the costs and expenses of defending itself against any claim, whether asserted by the Issuer, the Guarantors, any Holder or any other Person). The Trustee or any other indemnified party shall notify the Issuer promptly of any claim for which it or any other indemnified party may seek indemnity. Failure by the Trustee or such other indemnified party to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee or such other indemnified party shall cooperate in such defense. The Trustee or such other indemnified party may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel if the Issuer shall not have employed counsel satisfactory to the Trustee or such other indemnified party (in the Trustee’s or such other indemnified party’s good faith determination) or if the Issuer agrees to pay the cost of such separate counsel or if the Trustee or such other indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Issuer. The Issuer need not pay for any settlement made without its consent, which consent may not be unreasonably withheld. The Issuer shall not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own gross negligence, fraud, willful misconduct or bad faith as determined in a final non-appealable judgment by a court of competent jurisdiction.

(c)                            To secure the Issuer’s and the Guarantors’ payment obligations in this Section 7.7, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee, in its capacity as Trustee, except money or property held in trust to pay principal of, premium, if any, and interest on particular Notes.

(d)                           When the Trustee incurs expenses after the occurrence of a Default specified in Section 6.1(a)(ix) or 6.1(a)(x) with respect to the Issuer, any Guarantor, or any Restricted Subsidiary, the expenses are intended to constitute expenses of administration under Bankruptcy Law.

(e)                            In the event of the occurrence of an Event of Default, where the Trustee reasonably considers it necessary or is being requested by the Issuer to undertake duties which the Trustee and Issuer reasonably believe to be of an exceptional nature or otherwise outside the scope of the normal duties of the Trustee, the Issuer shall pay to the Trustee such additional remuneration for such duties as may be agreed between them.

(f)                             The Issuer’s and the Guarantors’ obligations under this Section 7.7 and any claim arising hereunder shall survive the resignation or removal of any Trustee, the satisfaction and discharge of the Issuer’s obligations pursuant to Article 8 and any rejection or termination under any Bankruptcy Law, and the termination of this Indenture.

(g)                            The Trustee will comply with the provisions of section 313(b)(2) of the U.S. Trust Indenture Act to the extent applicable.

7.8                                   Replacement of Trustee

(a)                           A resignation or removal of the Trustee by the Issuer or otherwise and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.8.

(b)                           The Trustee may resign with 30 days’ prior notice by so notifying the Issuer in writing. The Holders of a majority in aggregate principal amount of the outstanding Notes or the Issuer with 30 days’ prior notice may remove the Trustee by so notifying the Trustee and, if applicable, the Issuer in writing. The Issuer shall remove the Trustee if:

(i)                               the Trustee fails to comply with Section 7.10;

(ii)                            the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(iii)                         a receiver or other public officer takes charge of the Trustee or its property; or

(iv)                        the Trustee otherwise becomes incapable of acting.

(c)                            If the Trustee resigns or is removed, or if a vacancy exists in the office of the Trustee for any reason, the Issuer shall promptly appoint a successor Trustee; provided, however, in the case of the bankruptcy of the Issuer, the resigning Trustee shall have the right to appoint a successor Trustee within 10 Business Days after giving its notice of resignation if a successor Trustee has not already been appointed and has accepted such appointment. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer. If the successor Trustee does not deliver its written acceptance required by Section 7.8(d) within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of a majority in aggregate principal amount of the outstanding Notes may, at the expense of the Issuer, petition any court of competent jurisdiction for the appointment of a successor Trustee.

(d)                           A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to the Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee.

(e)                            If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of at least 25% in aggregate principal amount of the outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Issuer.

(f)                             If the Trustee fails to comply with Section 7.10, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(g)                            Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Issuer’s and the Guarantors’ obligations under Section 7.6 shall continue for the benefit of the retiring Trustee.

7.9                                   Successor Trustee by Merger

Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder; provided such corporation shall be otherwise qualified and eligible under this Article 7, without the execution or filing of any document or any further act on the part of any of the parties hereto. The successor Trustee, however, shall promptly notify the Issuer and the Holder of its successor to the Office of the Trustee. In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes. In case at that time any of the Notes shall not have been authenticated, any successor Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor Trustee. In all such cases such certificates shall have the full force and effect which this Indenture provides for the certificate of authentication of the Trustee shall have; provided, however, that the right to adopt the certificate of authentication of any predecessor Trustee or to authenticate Notes in the name of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

7.10                            Eligibility; Disqualification

There will at all times be a Trustee hereunder that satisfies the requirements of sections 310(a)(1), (2), (3) and (5) of the U.S. Trust Indenture Act. The Trustee shall have a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition. No obligor under the Notes or Person directly controlling, controlled by, or under common control with such obligor shall serve as Trustee. The Trustee is subject to section 310(b) of the U.S. Trust Indenture Act.

7.11                            Preferential Collection of Claims Against Issuer

The Trustee is subject to section 311(a) of the U.S. Trust Indenture Act, excluding any creditor relationship listed in section 311(b) of the U.S. Trust Indenture Act. A Trustee who has resigned or been removed shall be subject to section 311(a) of the U.S. Trust Indenture Act to the extent indicated therein. The provisions of section 311 of the U.S. Trust Indenture Act shall apply to the Issuer and the Guarantors as obligors upon the Notes.

7.12                            Appointment of Co-Trustee

(a)                           It is the purpose of this Indenture that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as trustee in such jurisdiction. It is recognized that in case of litigation under this Indenture, and in particular in case of the enforcement thereof on default, or in the case the Trustee deems that by reason of any present or future law of any jurisdiction it may not exercise any of the powers, rights or remedies herein granted to the Trustee or hold title to the properties, in trust, as herein granted or take any action which may be desirable or necessary in connection therewith, it may be necessary that the Trustee appoint an individual or institution as a separate or co-trustee. The following provisions of this Section 7.12 are adopted to these ends.

(b)                           In the event that the Trustee appoints an individual or institution as a separate or co-trustee, each and every remedy, power, right, claim, demand, cause of action, immunity, estate, title, interest and lien expressed or intended by this Indenture to be exercised by or vested in or conveyed to the Trustee with respect thereto shall be exercisable by and vest in such separate or co-trustee but only to the extent necessary to enable such separate or co-trustee to exercise such powers, rights and remedies, and only to the extent that the Trustee by the laws of any jurisdiction is incompetent or unqualified to exercise such powers, rights and remedies, and every covenant and obligation necessary to the exercise thereof by such separate or co-trustee shall run to and be enforceable by either of them.

(c)                            Should any instrument in writing from the Issuer be required by the separate or co-trustee so appointed by the Trustee for more fully and certainly vesting in and confirming to him or it such properties, rights, powers, trusts, duties and obligations, any and all such instruments in writing shall, on request, be executed, acknowledged and delivered by the Issuer; provided, however, that if an Event of Default shall have occurred and be continuing, if the Issuer does not execute any such instrument within 15 days after request therefor, the Trustee shall be empowered as an attorney-in-fact for the Issuer to execute any such instrument in the Issuer’s name and stead. In case any separate or co-trustee or a successor to either shall die, become incapable or acting, resign or be removed, all the estates, properties, rights, powers, trusts, duties and obligations of such separate or co-trustee, so far as permitted by law, shall vest in and be exercised by the Trustee until the appointment of a new trustee or successor to such separate or co-trustee.

(d)                           Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Indenture and the conditions of this Article 7.

(e)                            Any separate trustee or co-trustee may at any time appoint the Trustee as its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Indenture on its behalf and in its name. If any separate trustee or co-trustee shall become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor Trustee.

7.13                            Rights of Other Agents

The rights, privileges, protections, immunities and benefits given to the Trustee in this Article 7, including its right to be indemnified, are extended to, and shall be enforceable by, the Principal Paying Agent, the Transfer Agent, the Authenticating Agent and the Registrar as if such Person were named as the Trustee herein.

8.                                          DEFEASANCE, SATISFACTION AND DISCHARGE

8.1                                   Issuer’s Option to Effect Legal Defeasance or Covenant Defeasance

The Issuer may, at its option, at any time, elect to have either Section 8.2 or Section 8.3 be applied to all outstanding Notes upon compliance with the conditions set forth in this Article 8.

8.2                                   Legal Defeasance and Discharge

Upon the Issuer’s exercise under Section 8.1 of the option applicable under this Section 8.2, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth in Section 8.4 are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.8 and the other Sections of this Indenture referred to in clauses (a) and (b) of this Section 8.2, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments provided to it by the Issuer acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(a)                           the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest (including Additional Amounts) or premium, if any, on, such Notes when such payments are due from the trust referred to in Section 8.4;

(b)                           the Issuer’s obligations with respect to the Notes under Sections 2.3, 2.4, 2.6 and 2.7;

(c)                            the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s and the Guarantors’ obligations in connection therewith; and

(d)                           this Article 8.

8.3                                   Covenant Defeasance

Upon the Issuer’s exercise under Section 8.1 of the option applicable to this Section 8.3, the Issuer and the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4, be released from each of their obligations under any covenant contained in Sections 4.4 through 4.9, 4.11 through 4.15 and 4.18 and 5.1(a)(iv) (“Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes to the extent permitted by IFRS). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuer and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.1, but, except as specified in this Section 8.3, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuer’s exercise of this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4, Sections 6.1(a)(iii) in relation to Section 5.1(a)(iv) only, 6.1(a)(iv) in relation to Section 4.9 only, 6.1(a)(v) (but only in relation to such other Sections), 6.1(a)(vi), (vii) and (viii) will not constitute Events of Default.

8.4                                   Conditions to Defeasance

In order to exercise either Legal Defeasance or Covenant Defeasance under Sections 8.1, 8.2 and 8.3:

(a)                           the Issuer must irrevocably deposit with the Trustee (or such other entity designated or appointed as agent by the Trustee for this purpose), in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in amounts as will be sufficient to pay the principal of, or interest (including Additional Amounts) and premium, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable Redemption Date, as the case may be, and the Issuer must specify whether the Notes are being defeased to such stated date for payment or to a particular Redemption Date;

(b)                           in the case of Legal Defeasance, the Issuer must deliver to the Trustee an opinion of United States counsel reasonably acceptable to the Trustee confirming that (a) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)                            in the case of Covenant Defeasance, the Issuer must deliver to the Trustee an opinion of United States counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)                           such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

(e)                            the Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(f)                             the Issuer must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, subject to customary assumptions and qualifications, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

8.5                                   Satisfaction and Discharge of Indenture

(a)                           This Indenture and the Note Guarantees shall be discharged and shall cease to be of further effect as to all Notes issued thereunder (except as otherwise provided in Section 8.6), when:

(i)                               either:

(A)                         all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Registrar for cancellation; or

(B)                         all Notes that have not been delivered to the Registrar for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee (or such other entity designated or appointed as agent by the Trustee for this purpose) as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in amounts as will be sufficient, without consideration of any reinvestment of any interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Registrar for cancellation for principal, premium, Additional Amounts, if any, and accrued interest to the date of final maturity or redemption.

(ii)                            in the case of clause (i)(B) of this Section 8.5(a), no Default or Event of Default shall have occurred and be continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(iii)                         the Issuer or any Guarantor shall have paid or caused to be paid all sums payable by it under this Indenture; and

(iv)                        the Issuer shall have delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at final maturity or on the Redemption Date, as the case may be.

(b)                           In addition, the Issuer shall deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied; provided that any such counsel may rely on any Officers’ Certificate as to matters of fact (including as to compliance with clauses (i), (ii), (iii) and (iv) of Section 8.5(a)).

8.6                                   Survival of Certain Obligations

Notwithstanding Sections 8.1 through 8.5, any obligations of the Issuer and the Guarantors in Sections 2.3, 2.4, 2.6, 2.7, 7.7 and 7.8 shall survive until the Notes have been paid in full. Thereafter, only the obligations of the Issuer and the Guarantors in Section 7.7 shall survive. Nothing contained in this Article 8 shall abrogate any of the obligations or duties of the Trustee under this Indenture.

8.7                                   Acknowledgment of Discharge by Trustee

Subject to Section 8.9, after the conditions of Section 8.2 or 8.5 have been satisfied, the Trustee upon written request shall acknowledge in writing the discharge of all of the Issuer’s obligations under this Indenture except for those surviving obligations specified in this Article 8.

8.8                                   Application of Trust Money

Subject to Section 8.9, the Trustee (or such other entity designated or appointed as agent by the Trustee in accordance with this Article 8) shall hold in trust cash in U.S. dollars or U.S. Government Obligations deposited with it pursuant to this Article 8. It shall apply the deposited cash or U.S. Government Obligations through a Paying Agent and in accordance with this Indenture to the payment of principal of, premium, if any, interest, and Additional Amounts, if any, on the Notes; but such money need not be segregated from other funds except to the extent required by law. Prior to the maturity of the Notes, the Trustee may, upon receipt of an Issuer Order, invest such cash in U.S. Government Obligations. For the avoidance of doubt, all cash and securities so held in trust shall not be subject to subordination pursuant to the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement.

8.9                                   Repayment to Issuer

Subject to Sections 7.7 and 8.1 through 8.5, the Trustee and the Paying Agent shall promptly pay to the Issuer upon request set forth in an Issuer Order any excess money held by them at any time and thereupon shall be relieved from all liability with respect to such money. Subject to any applicable escheat or abandoned property law, the Trustee and any Paying Agent shall pay to the Issuer upon written request any money held by them for the payment of principal, premium, if any, interest or Additional Amounts, if any, that remains unclaimed for two years.

8.10                            Indemnity for Government Securities

The Issuer shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal, premium, if any, interest, if any, and Additional Amounts, if any, received on such U.S. Government Obligations.

8.11                            Reinstatement

If the Trustee or a Paying Agent is unable to apply cash in U.S. dollars or U.S. Government Obligations in accordance with this Article 8 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer and the Guarantors’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article 8 until such time as the Trustee or any such Paying Agent is permitted to apply all such cash or U.S. Government Obligations in accordance with this Article 8; provided, however, that, if the Issuer has made any payment of principal of, premium, if any, interest, if any, and Additional Amounts, if any, on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the cash in U.S. dollars or U.S. Government Obligations held by the Trustee or any such Paying Agent.

9.                                          AMENDMENT, SUPPLEMENT AND WAIVER

9.1                                   Without Consent of Holders

Notwithstanding Section 9.2, without the consent of any Holder, the Issuer, the Guarantors and the Trustee, subject to Section 9.8, may amend or supplement this Indenture, the Notes, the Note Guarantees, the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement for the purposes provided in Section 9.9 or:

(a)                           to cure any ambiguity, defect or inconsistency;

(b)                           to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c)                            to provide for the assumption of the Issuer’s or a Guarantor’s obligations to the Holders of Notes and Note Guarantees in the case of a transaction subject to Section 5.1;

(d)                           to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any such Holder in any material respect;

(e)                            to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the U.S. Trust Indenture Act to the extent applicable.

(f)                             to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the Issue Date;

(g)                            to allow any Guarantor to Guarantee the Notes or to evidence the release of Note Guarantees pursuant to the terms of this Indenture;

(h)                           to the extent necessary to provide for the granting of a security interest for the benefit of any Person; provided that the granting of such security interest is not prohibited under this Indenture;

(i)                               to evidence and provide for the acceptance and appointment of a successor Trustee under this Indenture, the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement or to provide for the accession by the Trustee to the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement; or

(j)                              to provide for the payment, on each Interest Payment Date subsequent to the Senior Facility Repayment Date, of interest and Additional Amounts on the Notes in cash.

9.2                                   With Consent of Holders

(a)                           Except as provided in Section 9.1 and in this Section 9.2, and subject to Section 9.9, this Indenture, the Notes, the Note Guarantees, the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement may be amended or supplemented with the consent of the Issuer and the Holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of this Indenture, the Notes, the Note Guarantees, the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

(b)                           Unless consented to by each of the Holders affected thereby (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), without the consent of the Issuer and each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(i)         reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii)        reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption or repurchase of the Notes (other than provisions relating to Section 4.7 or 4.9);

(iii)       reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(iv)                        waive a Default or Event of Default in the payment of principal of, or interest, Additional Amounts or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(v)                           make any Note payable in money other than that stated in the Notes;

(vi)                        make any change in this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest, Additional Amounts or premium, if any, on, the Notes (other than as permitted in Section 9.2(b)(vii));

(vii)                     waive a redemption or repurchase payment with respect to any Note (other than a payment required by Section 4.7 or 4.9);

(viii)                  modify or release any of the Note Guarantees in any manner adverse to the Holders, other than in accordance with the terms of this Indenture and the Guarantee Subordination Agreement (or any Additional Guarantee Subordination Agreement);

(ix)                        impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes or any Note Guarantee in respect thereof;

(x)                           make any change to the ranking of the Notes or Note Guarantees, in each case in a manner that adversely affects the rights of the Holders; or

(xi)                        make any change to Section 9.1 or this Section 9.2.

(c)                            The consent of the Holders is not necessary hereunder to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

(d)                           Notwithstanding the preceding provisions of this Section 9.2, the right of any Holder to receive payment of the principal of and interest on the Notes, on or after the respective due dates, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

9.3                                   Compliance with U.S. Trust Indenture Act

Every amendment or supplement to this Indenture or the Notes will be set forth in an amended or supplemental indenture that complies with the U.S. Trust Indenture Act as then in effect to the extent applicable.

9.4                                   Effect of Supplemental Indentures

Upon the execution of any supplemental indenture under this Article 9, this Indenture shall be deemed modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

9.5                                   Notation on or Exchange of Notes

If an amendment, modification or supplement changes the terms of a Note, the Issuer or Trustee may require the Holder to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note and on any Note subsequently authenticated regarding the changed terms and return it to the Holder. Alternatively, if the Issuer so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate upon receipt of an Issuer Order a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, modification or supplement.

9.6                                   Revocation and Effect of Consents

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

9.7                                   Notice of Amendment or Waiver

As soon as reasonably practicable, after the execution by the Issuer and the Trustee of any supplemental indenture or waiver pursuant to Section 9.2, the Issuer shall give notice thereof to the Holders of each outstanding Note affected, in the manner provided for in Section 11.3, setting forth in general terms the substance of such supplemental indenture or waiver.

9.8                                   Trustee to Sign Amendments, Etc.

The Trustee will sign any amended or supplemental indenture or Additional Guarantee Subordination Agreement or deed or amendment to the Guarantee Subordination Agreement authorized pursuant to this Article 9 if the amendment or supplement or Additional Guarantee Subordination Agreement or deed or amendment to the Guarantee Subordination Agreement does not impose any personal obligations on the Trustee or, in the reasonable opinion of the Trustee, adversely affect the rights, duties, liabilities or immunities of the Trustee under this Indenture, the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement. In executing any amended or supplemental indenture or Additional Guarantee Subordination Agreement or deed or amendment to the Guarantee Subordination Agreement, the Trustee will be entitled to receive and (subject to Section 7.1 hereof) will be fully protected in relying upon, in addition to the documents required by Section 11.5, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture or Additional Guarantee Subordination Agreement or deed or amendment to the Guarantee Subordination Agreement is authorized or permitted by this Indenture.

9.9                                   Additional Guarantee Subordination Agreements

(a)                           Subject to Sections 4.1 through 4.18, at the request of the Issuer, at or prior to any time that the Issuer or any of the Issuer’s Restricted Subsidiaries Guarantees or otherwise incurs any Senior Debt that is permitted to be incurred pursuant to Sections 4.4 and 4.5, the Issuer, any relevant Guarantor and the Trustee may (without the consent of the Holders of the Notes), either amend or restate the Guarantee Subordination Agreement or enter into with the creditors or representatives of creditors with respect to such Senior Debt a subordination agreement or deed (each, an “Additional Guarantee Subordination Agreement”), in either such case on substantially similar terms to the terms of the Guarantee Subordination Agreement (where applicable) with respect to the subordination in right of payment, payment blockage, restrictions on enforcement, turnover, release and other customary senior debt protections (or, in the case of any such terms, terms more favorable to the Holders of the Notes).

(b)                           Such amendment or restatement of the Guarantee Subordination Agreement or such entry into an Additional Guarantee Subordination Agreement, as the case may be, shall not impose any personal obligations on the Trustee or adversely affect the rights, duties, liabilities or immunities of the Trustee or the Holders of Notes under this Indenture, the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement or result in the Trustee or the Holders of the Notes being in breach, or otherwise in violation, of the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement.

(c)                            Subject to Section 9.8, without the consent of the Holders of the Notes, the Trustee will, upon the direction of the Issuer, from time to time enter into one or more amendments to the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement to: (i) cure any ambiguity, omission, defect or inconsistency therein; (ii) increase the amount of Indebtedness of the types covered by the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement in a manner not prohibited by this Indenture and in a manner substantially consistent with the ranking and terms of such Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement; (iii) add Guarantors or other parties (such as representatives of new issuances of Indebtedness) thereto; (iv) make any change necessary or desirable, in the good faith determination of an Officer of the Issuer, in order to implement any transactions permitted under Section 5.1; provided that any such change does not adversely affect the rights of the Holders of the Notes in any material respect; or (v) make any other such change thereto that does not adversely affect the rights of the Holders of the Notes in any material respect.

(d)                           The Issuer shall not otherwise direct the Trustee to enter into any amendment or restatement of the Guarantee Subordination Agreement or enter into any Additional Guarantee Subordination Agreement without the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding, except as otherwise permitted under Section 9.2.

(e)                            The Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement may be discharged at the option of the Issuer if at the date of such discharge the Indebtedness of the Issuer or a Restricted Subsidiary in respect of Senior Liabilities (as defined in the Guarantee Subordination Agreement or any relevant Additional Guarantee Subordination Agreement) has been discharged or refinanced. The Trustee shall take all necessary actions to effectuate the discharge of the Guarantee Subordination Agreement or any relevant Additional Guarantee Subordination Agreement in accordance with these provisions, subject to Section 9.8.

(f)                             Each Holder of a Note, by accepting such Note, will be deemed to have:

(i)                               appointed and authorized the Trustee to give effect to this Section 9.9;

(ii)                            authorized the Trustee to become a party to the Guarantee Subordination Agreement and any Additional Guarantee Subordination Agreements;

(iii)                         agreed to be bound by this Section 9.9 and the Guarantee Subordination Agreement and any Additional Guarantee Subordination Agreements; and

(iv)                        irrevocably appointed the Trustee to act on its behalf to enter into and comply with this Section 9.9 and the Guarantee Subordination Agreement and any Additional Guarantee Subordination Agreements.

10.                                   NOTE GUARANTEES

10.1                            Note Guarantee

(a)                           Each of the Guarantors hereby fully, unconditionally and irrevocably guarantees, on a senior subordinated, joint and several basis, to each Holder and to the Trustee and its successors and assigns on behalf of each Holder, that: the principal of, premium, if any, interest, if any, and Additional Amounts, if any on, the Notes will be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes, if lawful, and all other monetary obligations of the Issuer to the Holders or the Trustee hereunder or thereunder (including obligations to the Trustee and the Agents hereunder and the obligation to pay Additional Amounts, if any) will be promptly and completely paid in full or performed, all in accordance with the terms hereof and thereof (all the foregoing being hereinafter collectively called the “Note Obligations”). The Guarantors further agree that the Note Obligations may be extended or renewed, in whole or in part, without notice or further assent from the Guarantors and that the Guarantors will remain bound under this Article 10 notwithstanding any extension or renewal of any Note Obligation. The claims under the Note Guarantee issued by each Guarantor will rank in right and priority of payment subordinate to the Guarantor’s obligations under certain Senior Debt that does not rank pari passu in right of payment with the Note Guarantees on the terms and as provided in the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement, and the subordination is for the benefit of the holders of such Senior Debt. All payments under such Note Guarantee will be made in U.S. dollars. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and performance and not a guarantee of collection.

(b)                           Each of the Guarantors hereby agrees that its obligations hereunder shall be as if it were principal debtor and not merely surety, unaffected by, and irrespective of, any invalidity, irregularity or unenforceability of any Note or this Indenture, any failure to enforce any Note or this Indenture, any amendment, waiver, modification or indulgence granted to the Issuer with respect thereto by the Holders or the Trustee, the recovery of any judgment against the Issuer, any action to enforce the same, any change in the corporate structure or existence of the Issuer, or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor (except payment in full); provided, however, that, notwithstanding the foregoing, no such waiver, modification, indulgence or circumstance shall without the written consent of the relevant Guarantor increase the aggregate principal amount of the Original Notes or any Additional Notes or the interest rate thereon or change the currency of payment with respect to any Note, or alter the Stated Maturity thereof. Without limiting the generality of the foregoing, each Guarantor’s liability under this Note Guarantee shall extend to all obligations under the Notes and this Indenture (including, interest, fees, costs and expenses) that would be owed but for the fact that they are unenforceable or not allowable due to any proceeding under Bankruptcy Law involving the Issuer or any Guarantor. Each of the Guarantors hereby waives diligence, presentment, demand of payment, marshaling, filing of claims with a court in the event of merger, insolvency or bankruptcy of the Issuer, any right to require that the Trustee pursue or exhaust its legal or equitable remedies against the Issuer prior to exercising its rights under the Note Guarantees (including, for the avoidance of doubt, any right which any Guarantor may have to require the seizure and sale of the assets of the Issuer to satisfy the outstanding principal of, interest on or any other amount payable under each Note prior to recourse against any Guarantor or its assets), protest or notice with respect to any Note or the Indebtedness evidenced thereby and all demands whatsoever, and covenants that its Note Guarantee will not be discharged with respect to any Note except by payment in full of the principal thereof and interest thereon or as otherwise provided in this Indenture, including Section 10.7, and covenants that this Indenture and the obligations of each Guarantor under its Note Guarantee shall not be subject to any reduction, limitation, impairment, set-off, defense, counterclaim, discharge or termination for any reason other than the complete payment and performance of the obligations contained in the Notes and this Indenture. If at any time any payment of principal of, premium, if any, interest, if any, or Additional Amounts, if any, on such Note is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Issuer, the Guarantors’ obligations hereunder with respect to such payment shall be reinstated as of the date of such rescission, restoration or returns as though such payment had become due but had not been made at such times.

(c)                            Each of the Guarantors also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.1.

10.2                            Turnover

If at any time on or before the date on which all amounts due under this Indenture have been paid and fully discharged the Trustee receives or recovers an amount owing hereunder from any Guarantor (which shall not include, for the avoidance of doubt, the Issuer) that is not a Permitted Payment (as defined in the Guarantee Subordination Agreement), the Trustee shall comply with its turnover obligations under Clause 5.1 of the Guarantee Subordination Agreement or the corresponding provision in any Additional Guarantee Subordination Agreement. For the avoidance of doubt, payments from the Issuer to the Trustee are not subject to such obligations.

10.3                            Authorization to Effect Subordination

Each Holder of Notes, by the Holder’s acceptance thereof, authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Guarantee Subordination Agreement and any Additional Guarantee Subordination Agreement and this Indenture, and appoints the Trustee to act as such Holder’s attorney-in-fact for any and all such purposes.

10.4                            Reliance by Holders of Senior Debt

Each Holder of Notes, by the Holder’s acceptance thereof, acknowledges and agrees that the subordination provisions in the Guarantee Subordination Agreement and any Additional Guarantee Subordination Agreement are, and are intended to be, an inducement and a consideration to each relevant lender of Senior Debt of any Guarantor that does not rank pari passu in right of payment with the Note Guarantees, regardless of whether such lender was a lender of such Senior Debt before or after the issuance of the Notes or any relevant Note Guarantee, to acquire and continue to hold, or to continue to hold, such Senior Debt and such lender shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Debt.

10.5                            Subject to Guarantee Subordination Agreement and any Additional Guarantee Subordination Agreement

This Indenture is entered into with the benefit of and subject to the terms of the Guarantee Subordination Agreement and any Additional Guarantee Subordination Agreement, as applicable. The rights and benefits of the Noteholders (as defined in the Guarantee Subordination Agreement or such similar term in any Additional Guarantee

Subordination Agreement) are limited by and subject to the terms of the Guarantee Subordination Agreement and any Additional Guarantee Subordination Agreement, as applicable. The Secured Creditors (as defined in the Guarantee Subordination Agreement or such similar term in any Additional Guarantee Subordination Agreement), acting through agents or trustees, have third party beneficiary rights in respect of such statements.

10.6                            Subrogation

(a)                           Each Guarantor shall be subrogated to all rights of the Holders against the Issuer in respect of any amounts paid to such Holders by each Guarantor pursuant to its Note Guarantee.

(b)                           Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Note Obligations guaranteed hereby until payment and performance in full of all Note Obligations. Each Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Note Obligations guaranteed hereby may be accelerated as provided in Section 6.2 for the purposes of its Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Note Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Section 6.2, such Note Obligations (whether or not due and payable) shall forthwith become due and payable by the relevant Guarantor for the purposes of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.

10.7                            Limitation of Note Guarantee

(a)                           Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance, for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar law or voidable preference, financial assistance or improper corporate benefit, or violate the corporate purpose of the relevant Guarantor or any applicable capital maintenance or similar laws or regulations affecting the rights of creditors generally under any applicable law or regulation to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount (as may be set forth in a supplemental indenture to the extent reasonably determined by the Issuer) that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting either a fraudulent transfer or conveyance or voidable preference, financial assistance or improper corporate benefit, or violating the corporate purpose of the relevant Guarantor or any applicable capital maintenance or, in each case, any similar laws or regulations affecting the rights of creditors generally under any applicable law or regulation. To the fullest extent permitted by applicable law, this Section 10.7 shall be for the benefit solely of creditors and representatives of creditors of each Guarantor and not for the benefit of such Guarantor or the holders of any Equity Interest in such Guarantor.

(b)                           No Note Guarantee shall apply to any liability to the extent that it would result in such Note Guarantee constituting unlawful financial assistance within the meaning of section 678 or 679 of the Companies Act.

10.8                            Notation Not Required

Neither the Issuer nor the Guarantors shall be required to make a notation on the Notes to reflect any Note Guarantee or any release, termination or discharge thereof.

10.9                            Successors and Assigns

This Article 10 shall be binding upon the Guarantors and each of their successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assigns, all subject to the terms and conditions of this Indenture.

10.10                     No Waiver

Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 10 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and are not exclusive of any other rights, remedies or benefits which either may have under this Article 10 at law, in equity, by statute or otherwise.

10.11                     Modification

No modification, amendment or waiver of any provision of this Article 10, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstance.

10.12                     Note Guarantees Release

The Note Guarantee of a Guarantor shall be automatically and unconditionally released and discharged without any further action by the Issuer, such Guarantor or the Trustee, and such Guarantor’s obligations under its Note Guarantee, this Indenture, the Guarantee Subordination Agreement and any Additional Guarantee Subordination Agreement will terminate and be of no further force and effect:

(a)                           in connection with any sale or other disposition of all or substantially all of the properties or assets of that Guarantor (including by way of merger, amalgamation or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale or other disposition does not violate Section 4.7;

(b)                           in connection with any sale or other disposition of the Capital Stock of that Guarantor (whether by direct sale or through a holding company) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale or other disposition does not violate Section 4.7 and as a result of such disposition such Guarantor no longer qualifies as a Subsidiary of the Issuer;

(c)                            if the Issuer designates such Guarantor (or any parent entity thereof) as an Unrestricted Subsidiary in accordance with Section 4.15;

(d)                           upon repayment in full of the Notes or upon Legal Defeasance or Covenant Defeasance as provided for in Article 8 or upon satisfaction and discharge of this Indenture as provided for in Section 8.5;

(e)                            upon the liquidation or dissolution of such Guarantor; provided no Default or Event of Default has occurred and is continuing or would be caused thereby;

(f)                             as described under Article 9;

(g)                            upon such Guarantor consolidating or amalgamating with, merging into or transferring all of its properties or assets to the Issuer or another Guarantor, and as a result of, or in connection with, such transaction such Guarantor dissolving or otherwise ceasing to exist;

(h)                           as described in Section 4.13(d); or

(i)                               in connection with certain enforcement actions taken by the creditors under the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement;

provided that any such release of a Guarantee may be evidenced, at the Issuer’s option and expense, by the delivery by the Issuer to the Trustee of an Officer’s Certificate of the Issuer, and the Trustee shall acknowledge and confirm receipt of such Officer’s Certificate.

10.13                     Additional Guarantors to Execute Supplemental Indenture

The Issuer shall cause any Restricted Subsidiary that becomes a Guarantor after the Issue Date to do so by executing a supplemental indenture substantially in the form attached as Schedule 3 hereto.

11.                                   MISCELLANEOUS

11.1                            U.S. Trust Indenture Act Controls

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by section 310(c) of the U.S. Trust Indenture Act, the imposed duties will control.

11.2                            USA PATRIOT Act

In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including section 326 of the USA PATRIOT Act of the United States (“Applicable Law”), the Agents are required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Agents. Accordingly, each of the parties agree to provide to the Agents, upon their request from time to time such identifying information and documentation as may be available for such party in order to enable the Agents to comply with Applicable Law.

11.3                            Notices

(a)                           Any notice or other communication shall be in writing and delivered in person or mailed by first class mail or sent by facsimile transmission addressed as follows:

(i)                               if to the Issuer or any Guarantor:

EnQuest PLC

Fifth Floor

Cunard House

15 Regent Street

London SW1Y 4LR

United Kingdom

Telephone: +44 (0) 20 7925 4900

Facsimile: +44 (0) 20 7925 4936

Attention: Company Secretary

with copies to:

Ashurst LLP

Broadwalk House

5 Appold Street

London EC2A 2HA

United Kingdom

Telephone: +44 (0) 20 7638 1111

Facsimile: +44 (0) 20 7638 1112

Attention: Finance Group/RSSG

(ii)                            if to the Trustee, Principal Paying Agent, Transfer Agent and Registrar:

Deutsche Bank Trust Company Americas

Trust & Agency Services

60 Wall Street, MS NYC60-1630

New York, New York 10005

USA

Attn: Corporates Team — ENQUEST PLC 2022

Telephone: +1 201 593 2204

Facsimile: +1 732 578 4635

with copies to:

Deutsche Bank Trust Company Americas

c/o Deutsche Bank National Trust Company

Trust & Agency Services

100 Plaza One, MS JCY03-0699

Jersey City, New Jersey 07311

Attn: Corporates Team — ENQUEST PLC 2022

Facsimile: +1 732 578 4635

The Issuer, the Guarantors or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications. All communications delivered to the Trustee shall be deemed effective when received.

(b)                           Notices to the Holders regarding the Notes shall be:

(i)                               if and so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, published by the Issuer in the Luxemburger Wort or another leading newspaper having a general circulation in Luxembourg; and

(ii)                            in the case of Definitive Registered Notes, sent to each Holder by first-class mail at such Holder’s address as it appears in the Security Register.

Notices given by first-class mail shall be deemed given five calendar days after mailing and notices given by publication shall be deemed given on the first date on which publication is made. Any notice or communication will also be so mailed to any Person described in section 313(c) of the U.S. Trust Indenture Act, to the extent required by the U.S. Trust Indenture Act. Failure to mail a notice or other communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or other communication is mailed in the manner provided in this Section 11.3(b), it is duly given, whether or not the addressee receives it.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

(c)                            If and so long as the Notes are listed on any securities exchange instead of or in addition to the Luxembourg Stock Exchange, notices shall also be given in accordance with any applicable requirements of such alternative or additional securities exchange.

(d)                           If and so long as the Notes are represented by Global Notes, any notice to Holders, in lieu of being given in accordance with Section 11.3(b), shall be given by delivery to the relevant Clearing System in accordance with its applicable procedures.

(e)                            Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

(f)                             Notwithstanding anything herein to the contrary, any notices required to be delivered to the Trustee hereunder or under the Notes shall not be considered to have been delivered to the Trustee unless (i) a Trust Officer has received such notice, or (ii) such notice shall have been given to the Trustee by the Issuer or by any Holder at the Corporate Trust Office of the Trustee and such notice references this Indenture or the Notes.

11.4                            Communication by Holders with Other Holders

Holders may communicate pursuant to section 312(b) of the U.S. Trust Indenture Act with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of section 312(c) of the U.S. Trust Indenture Act.

11.5                            Certificate and Opinion as to Conditions Precedent

Upon any request or application by the Issuer or any Guarantor to the Trustee to take or refrain from taking any action under this Indenture (except in connection with the original issuance of the Notes on the date hereof), the Issuer or any Guarantor, as the case may be, shall furnish upon request to the Trustee:

(a)                           an Officers’ Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signer, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)                           an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Any Officers’ Certificate may be based, insofar as it relates to legal matters, upon an Opinion of Counsel. Any Opinion of Counsel may be based and may state that it is so based, insofar as it relates to factual matters, upon an Officers’ Certificate stating that the information with respect to such factual matters is in the possession of the Issuer or a Subsidiary of the Issuer.

11.6                            Statements Required in Certificate or Opinion

Every Officers’ Certificate or Opinion of Counsel with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to section 314(a)(4) of the U.S. Trust Indenture Act) shall comply with the provisions of section 314(a)(3) of the U.S. Trust Indenture Act and shall include:

(a)                           a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(b)                           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)                            a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)                           a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

11.7                            Rules by Trustee, Paying Agents and Registrar

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar and any Paying Agent may make reasonable rules for their functions.

11.8                            Legal Holidays

If an Interest Payment Date or other payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a Record Date is not a Business Day, the Record Date shall not be affected.

11.9                            Governing Law

THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

11.10                     Jurisdiction

The Issuer and the Guarantors agree that any suit, action or proceeding against the Issuer or the Guarantors brought by any Holder or the Trustee arising out of or based upon this Indenture, the Note Guarantees or the Notes may be instituted in any competent U.S. federal or New York court located in the City of New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Issuer and Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Note Guarantees or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Issuer and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuer or the Guarantor, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuer or the

Guarantor, as the case may be, is subject by a suit upon such judgment; provided, however, that service of process is effected upon the Issuer or the Guarantor, as the case may be, in the manner provided by this Indenture or by any other legal means. Each of the Issuer and the Guarantors has appointed C T Corporation System, with offices on the date hereof at 111 Eighth Avenue, New York, New York 10011, as its agent (the “Authorized Agent”), for service of process in any suit, action or proceeding arising out of or based upon this Indenture, the Notes or the Note Guarantees which may be instituted in any competent U.S. federal or New York state court located in the City of New York, New York, by any Holder or the Trustee, and expressly accepts the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. Each of the Issuer and the Guarantors hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Issuer and the Guarantors agree to take any and all action, including the filing of any and all documents that may be necessary to continue such respective appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Issuer and the Guarantors. Each of the Issuer and the Guarantors agrees to take any and all action as may be necessary to maintain the designation and appointment of an agent in full force and effect until the Stated Maturity of the Notes (or earlier, if the Notes are prepaid in full).

11.11                     No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, this Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release shall be part of the consideration for the issuance of the Notes.

11.12                     Successors

All agreements of the Issuer and any Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

11.13                     Multiple Originals

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

11.14                     Table of Contents and Headings

The table of contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

11.15                     Severability

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.16                     Judgment Currency

Any payment on account of an amount that is payable in U.S. dollars which is made to or for the account of any Holder or the Trustee in lawful currency of any other jurisdiction (the “Judgment Currency”), whether as a result of any judgment or order or the enforcement thereof or the liquidation of the Issuer or any Guarantor, shall constitute a discharge of the Issuer or the Guarantor’s obligation hereunder and the Notes or Note Guarantee, as the case may be, only to the extent of the amount of U.S. dollars with such Holder or the Trustee, as the case may be, could purchase in the London foreign exchange markets with the amount of the Judgment Currency in accordance with normal banking procedures at the rate of exchange prevailing on the first Business Day following receipt of the payment in the Judgment Currency. If the amount of U.S. dollars that could be so purchased is less than the amount of U.S. dollars originally due to such Holder or the Trustee, as the case may be, the Issuer and the Guarantors shall indemnify and hold harmless the Holder or the Trustee, as the case may be, from and against all loss or damage arising out of, or as a result of, such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Indenture or the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Holder or the Trustee from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

11.17                     Prescription

Claims against the Issuer or any Guarantor for the payment of principal or Additional Amounts, if any, on the Notes will not be permitted ten years after the applicable due date for payment thereof. Claims against the Issuer or any Guarantor for the payment of interest on the Notes will not be permitted five years after the applicable due date for payment of interest.

11.18                     Force Majeure

In no event shall the Trustee, the Authenticating Agent or the Agents be responsible or liable for any failure or delay in the performance of their respective duties, responsibilities or obligations hereunder by reason of or caused by any act or provision of any present or future law or regulation or governmental authority, any civil unrest, local or national disturbance or disaster, any acts of war or terrorism involving the United States, the United Kingdom or any member state of the European Monetary Union, any other national or international calamity or emergency (including natural disasters or acts of God) or the unavailability of the Federal Reserve Bank Wire or facsimile or other wire or communication facility, it being understood that each of the Trustee, the Authenticating Agent and the Agents shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstance.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

ISSUER:

ENQUEST PLC

By:
Name:	STEFAN RICKETTS
Title:	COMPANY SECRETARY

GUARANTORS:

ENQUEST NWO LIMITED

By:
Name:	STEFAN RICKETTS
Title:	DIRECTOR

ENQUEST HEATHER LEASING LIMITED

By:
Name:	STEFAN RICKETTS
Title:	DIRECTOR

ENQUEST BRITAIN LIMITED

By:
Name:	STEFAN RICKETTS
Title:	DIRECTOR

ENQUEST HEATHER LEASING LIMITED

By:
Name:	STEFAN RICKETTS
Title:	DIRECTOR

ENQUEST ENS LIMITED

By:
Name:	STEFAN RICKETTS
Title:	DIRECTOR

ENQUEST GLOBAL LIMITED

By:
Name:	STEFAN RICKETTS
Title:	DIRECTOR

EQ PETROLEUM SABAH LTD (FORMERLY KNOWN AS EQ MALAYSIA LTD)

By:
Name:	STEFAN RICKETTS
Title:	DIRECTOR

[Signature page to the Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Trustee, Principal Paying Agent, Transfer Agent and Registrar

By: Deutsche Bank National Trust Company

By:
Name:	[•]
Title:	[•]

By:
Name:	[•]
Title:	[•]

[Signature page to the Indenture]

Schedule 1                                   FORM OF NOTE

ISIN:

Common Code:

No.

$

Maturity Date: April 15, 2022, unless extended in accordance with this Note

THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND HAS BEEN ISSUED IN RELIANCE ON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PROVIDED BY SECTION 3(a)(10) THEREUNDER. THIS SECURITY AND ANY INTEREST OR PARTICIPATION HEREIN MAY ONLY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE UNITED STATES PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT.

[Global Note Legend and DTC Legend — each Global Note will bear a legend in substantially the form as set forth in Section 2.6(f)(i) of this Indenture and, if applicable, Section 2.6(f)(ii) of this Indenture.]

[If the Notes are issued with original issue discount for U.S. federal income tax purposes, each Note will bear a legend in substantially the form as set forth in Section 2.6(f)(iii) of this Indenture.]

7% PIK TOGGLE SENIOR NOTES WITH A SCHEDULED MATURITY IN 2022

EnQuest PLC, a public limited company incorporated under the laws of England and Wales, for value received promises to pay to                      or registered assigns the principal sum of        U.S. dollars [or such lesser or greater amount as shall be set forth in the “Schedule of Principal Amount of Indebtedness Evidenced by this Note”][to be included in the Global Notes].

From       ,       , or from the most recent Interest Payment Date to which interest has been paid or provided for, interest on this Note will accrue at a rate per annum of 7.000%, payable semi-annually on April 15 and October 15 of each year (or, if any such day is not a Business Day, on the next succeeding Business Day) (the “Interest Payment Date”), beginning on       ,      , to the Person in whose name this Note (or any predecessor Note) is registered at the close of business on the preceding April 1 and October 1 (the “Record Dates”), as the case may be; provided that, if this Note is authenticated between a Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date.

EnQuest PLC shall have the right, at any time prior to the April 15, 2022 to extend the Maturity Date to April 15, 2023 upon notice to the Trustee. Notwithstanding the foregoing, in the event the Senior Facility is not repaid or refinanced in full on or prior to October 30, 2020, the Maturity Date shall automatically be extended to October 15, 2023; provided that an amendment and extension of the Senior Facility shall not constitute such a repayment or refinancing.

EnQuest PLC shall have the right, at any time and from time to time prior to the Maturity Date, to pay interest and any Additional Amounts due on this Note in PIK for one or more consecutive interest periods;.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee referred to on the reverse hereof by manual signature of at least one authorized officer, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof and to the provisions of the Indenture, which provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, EnQuest PLC has caused this Note to be signed manually or by facsimile by its duly authorized signatory.

Dated:

ENQUEST PLC

By:

Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture.

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Trustee

By:	Deutsche Bank National Trust Company

By:
Authorized Officer

REVERSE SIDE OF NOTE

7% PIK Toggle Senior Notes with a scheduled maturity in 2022

1.                                          Interest

(a)                           EnQuest PLC, a public limited company incorporated under the laws of England and Wales (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), for value received promises to pay interest on the principal amount of this Note from [ISSUE DATE] until maturity on April 15, 2022, at the interest rate per annum shown above. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Issuer will pay interest (including post-petition interest in any proceeding under Bankruptcy Law) from time to time on demand on overdue principal (and premium, if any) at a rate that is 1% higher than the then applicable interest rate borne by the Notes, and it shall pay interest on overdue installments of interest and Additional Amounts (without regard to any applicable grace periods) at the same rate to the extent lawful.

(b)                           PIK Interest. Prior to the Senior Facility Repayment Date, the Issuer shall pay interest and any Additional Amounts (i) in cash if the Cash Payment Condition has been satisfied or (ii) in all other cases, through the issuance of Additional Notes in a principal amount equal to such interest amount (in increments of $1). If the Issuer pays interest through the issuance of Additional Notes, then the Issuer shall deliver to the Trustee (A) no later than the Record Date for the relevant Interest Payment Date, a written notice stating such interest payment or Additional Amounts will be made in the form of Additional Notes and (B) no later than two Business Days prior to the relevant Interest Payment Date (X) if the Notes in respect of which interest or Additional Amounts are being paid in the form of Additional Notes are in definitive form, an order to authenticate and deliver the required amount of new definitive Additional Notes to be issued on the relevant Interest Payment Date or (Y) if such Notes are in global form, an order to increase the principal amount of such Notes by the relevant amount (or, if necessary, to authenticate a new Global Note executed by the Issuer in the principal amount of such Additional Notes) in accordance with Section 2.2 of the Indenture.

Notwithstanding any other provision of the Indenture or this Note, the payment of interest through the issuance of Additional Notes in accordance with this Note will not constitute a default by the Issuer or an Event of Default and will not give Noteholders or the Trustee any right under the Indenture or this Note to accelerate repayment of the Notes.

On and after the Senior Facility Repayment Date, the Issuer shall pay interest and any Additional Amounts in cash.

“Cash Payment Condition” will be satisfied in respect of an Interest Payment Date (as determined by the Issuer) if (i) the average of the Daily Brent Oil Prices during the period of six calendar months ending on the Payment Condition Determination Date is equal to or above US$65.00, as determined by the Issuer; (ii) as at the relevant Payment Condition Determination Date, no payment Event of Default (as defined in the Senior Facility) under the Senior Facility has occurred and is continuing, which shall include, for the avoidance of doubt, any such Event of Default (as defined in the Senior Facility) arising as a result of the aggregate amount of the loans and letters of credit outstanding under the Senior Facility exceeding the Aggregate Commitments (as defined in the Senior Facility) applicable at such time.

“Daily Brent Oil Price” means the end of day daily Dated Brent Future published by Platts (or such equivalent price that may replace the dated Brent price from time to time).

“Payment Condition Determination Date” means, in respect of any Interest Payment Date, the date which falls one calendar month prior to such Interest Payment Date, except that if such date is not a Business Day, the Payment Condition Determination Date shall be the immediately preceding Business Day.

“Senior Facility Repayment Date” means the earlier of the date on which:

(a)                       the Senior Facility is repaid in full from cash generated from operations of the Issuer and its Subsidiaries; and

(b)                       the Senior Facility is refinanced on open market terms which are commercially acceptable to the Issuer and which permit all interest accruing under the Notes to be paid in cash on each subsequent Interest Payment Date, provided that the Issuer shall use reasonable efforts to refinance the Senior Facility (as an alternative to repayment from cash generated from operations) on such terms.

(c)                            Notice of PIK Interest. No later the Record Date for the relevant Interest Payment Date, the Issuer shall deliver to the Trustee a written notice stating that interest or Additional Amounts will be made in the form of Additional Notes.

2.                                          Additional Amounts

(a)                           All payments made by or on behalf of the Issuer under or with respect to the Notes or any of the Guarantors with respect to any Note Guarantee shall be made free and clear of and without withholding or deduction for, or on account of, any present or future Taxes unless the withholding or deduction for, or on account of, such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of (i) any jurisdiction in which the Issuer or any Guarantor is then incorporated, organized or resident for tax purposes or any political subdivision thereof or therein or (ii) any jurisdiction from or through which payment is made by or on behalf of the Issuer or any Guarantor (including the jurisdiction of any Paying Agent) or any political subdivision thereof or therein (each, a “Tax Jurisdiction”) will at any time be required to be made from any payments made by the Issuer under or with respect to the Notes or any of the Guarantors with respect to any Note Guarantee, including payments of principal, Redemption Price, purchase price, interest or premium, the Issuer or the relevant Guarantor, as applicable, shall pay, subject to the exceptions and the conditions set forth in Section 4.10 of the Indenture, such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each Holder after such withholding or deduction (including any such withholding or deduction from such Additional Amounts) will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction.

(b)                           Whenever in the Indenture (or this Note) there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or any other amount payable under, or with respect to, any of the Notes or any Note Guarantee, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

3.                                          Method of Payment

The Issuer shall pay interest on this Note (except Defaulted Interest) to the Persons who are registered Holders of this Note at the close of business on the Record Date for the next succeeding Interest Payment Date, even if this Note is cancelled after the Record Date and on or before the Interest Payment Date except as provided in Section 2.11 of the Indenture with respect to Defaulted Interest. The Issuer shall pay principal, premium and Additional Amounts, if any, and interest in U.S. dollars in immediately available funds that at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest on any Definitive Registered Note may be made at the option of the Issuer by check mailed to the Holder at its address set forth in the Security Register.

Payments of principal shall be made upon surrender of this Note to the Principal Paying Agent.

4.                                          Paying Agents and Registrar

Initially, Deutsche Bank Trust Company Americas will act as Principal Paying Agent in New York. Deutsche Bank Trust Company Americas will be the initial Registrar. The Issuer may change any Paying Agent or Registrar without notice to the Holders.

5.                                          Indenture

The Issuer issued the Notes under an indenture dated as of [•], 2016 (the “Indenture”), among the Issuer, the Guarantors, and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), Principal Paying Agent, Transfer Agent and Registrar. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the U.S. Trust Indenture Act. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of those terms.

To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling to the extent permitted by law.

6.                                          Optional Redemption

(a)                           [RESERVED].

(b)                           On or after April 15, 2017, the Issuer may on any one or more occasions redeem all or a part of the Notes at the Redemption Prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed, to the applicable Redemption Date, if redeemed during the twelve-month period beginning on April 15 of the years indicated below, subject to the rights of Holders on the relevant Record Date to receive interest on the relevant Interest Payment Date as provided in Section 3.6 of the Indenture:

Year	Redemption Price
2017	105.250%
2018	103.500%
2019	101.750%
2020 and thereafter	100.000%

(c)                            In addition, at any time prior to April 15, 2017, the Issuer may also redeem, in whole or in part, the Notes at a Redemption Price equal to 100% of the principal amount of Notes to be redeemed, plus the Applicable Premium in respect of, and accrued and unpaid interest to the Redemption Date, subject to the rights of the

Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date as provided in Section 3.6 of the Indenture.

(d)                           In addition, at any time and from time to time, the Issuer may redeem Notes in an aggregate principal amount equal to the total amount of interest paid on the Notes up to the Redemption Date through the issuance of Additional Notes (less the principal amount of all Notes redeemed prior to the Redemption Date pursuant to this Section 3.8(d)) at a Redemption Price equal to 100% of the principal amount of Notes to be redeemed, and accrued and unpaid interest to the Redemption Date, subject to the rights of the Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date as provided in Section 3.6 of the Indenture.

“Applicable Premium” means, with respect to any Note at any time, the greater of (a) 1.0% of the principal amount of such Note and (b) the excess of:

(1)                           the present value at such time of (i) the Redemption Price of the Note on April 15, 2017 (such Redemption Price being set forth in the table appearing in paragraph 6(b) above), plus (ii) all required interest payments due on the Note through April 15, 2017 (excluding accrued but unpaid interest to the Redemption Date) discounted back to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Rate as of such time plus 50 basis points; over

(2)                           the then-outstanding principal amount of the Note.

The Issuer shall calculate the Applicable Premium and, for the avoidance of doubt, calculation of the Applicable Premium shall not be a duty or obligation of the Trustee, the Registrar or any Paying Agent.

“Treasury Rate” means, in respect of any Redemption Date, the yield to maturity as of the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to April 15, 2017; provided, however, that if the period from the Redemption Date to April 15, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Issuer shall calculate the Treasury Rate no later than the second (and no earlier than the fourth) Business Day preceding the applicable Redemption Date.

(e)                            Unless the Issuer defaults in the payment of the Redemption Price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

7.                                          Redemption for Changes in Taxes

Subject to the conditions set forth in Section 3.9 of the Indenture, the Issuer may redeem the Notes, in whole but not in part, at its discretion at any time upon giving not less than 10 nor more than 60 days’ prior notice to the Holders (which notice will be irrevocable and given in accordance with the procedures described in Section 3.4 of the Indenture), at a Redemption Price equal to 100% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed by the Issuer for redemption (a “Tax Redemption Date”) and all Additional Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise

(subject to the right of Holders of the Notes on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the Tax Redemption Date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the Notes, the Issuer or a Guarantor is or would be required to pay Additional Amounts, and the Issuer or Guarantor cannot avoid any such payment obligation by taking reasonable measures available to it, and the requirement arises as a result of:

(i)                               any amendment to, or change in, the laws or treaties (or any regulations or rulings promulgated thereunder) of a relevant Tax Jurisdiction which change or amendment becomes effective on or after the Issue Date (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the Issue Date, such later date); or

(ii)                            any amendment to, or change in, an official position, or the introduction of an official position, regarding the interpretation, administration or application of such laws, regulations, treaties or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice) which amendment, change or introduction becomes effective on or after the Issue Date (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the Issue Date, such later date).

8.                                          Notice of Redemption

Notice of redemption shall be provided in accordance with Section 3.4 of the Indenture. Notice of redemption will be mailed by first-class mail at least 10 days but not more than 60 days before the Redemption Date to each Holder at its registered address, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Article 8 thereof.

Notice of any redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent.

9.                                          Repurchase at the Option of Holders

If a Change of Control occurs at any time, the Holder of this Note will have the right (except as provided in Section 4.9(g) of the Indenture) to require the Issuer to repurchase on the Change of Control Payment Date all or any part (equal to $1,000 or an integral multiple of $1 in excess thereof) of this Note at a purchase price in cash in an amount equal to 101% of the principal amount hereof, plus any accrued and unpaid interest to the Purchase Date (subject to the rights of Holders of record on the relevant Record Dates to receive interest due on the relevant Interest Payment Date), which date shall be no earlier than 10 days nor later than 60 days from the date notice of such offer is mailed or delivered, other than as required by law. The Issuer shall purchase all Notes properly and timely tendered in the Change of Control Offer and not withdrawn in accordance with the procedures set forth in such notice. The Change of Control Offer will state, among other things, the procedures that Holders of the Notes must follow to accept the Change of Control Offer.

In accordance with Section 4.7 of the Indenture, when the aggregate amount of Excess Proceeds exceeds $50.0 million, the Issuer shall be required to make an offer to all Holders and may make an offer to all holders of other Indebtedness that is pari passu with the Notes or any Note Guarantees to purchase, prepay or redeem with the proceeds of sales of assets the maximum principal amount of Notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds, at a purchase price equal to 100% of the principal amount of such Note and other pari passu Indebtedness, plus in each case, accrued and unpaid interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

10.                                   Denominations, Transfer, Exchange

The Notes shall be issued in minimum denominations of $1 and in integral multiples of $1. However, Notes may only be subscribed in minimum amounts $1,000 and integral multiples of $1 in excess thereof and may only be traded in minimum amounts of $1,000 and in integral multiples of $1. The transfer of Notes may be registered, and Notes may be exchanged, as provided in the Indenture. The Transfer Agent or Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents, and the Issuer may require the Holder to pay certain transfer taxes or similar governmental charges payable upon exchange or transfer.

The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

11.                                   Unclaimed Money

All money paid by the Issuer to the Trustee or a Paying Agent for the payment of the principal of, or premium, if any, or interest on, any Notes that remain unclaimed at the end of two years after such principal, premium or interest has become due and payable may be repaid to the Issuer, subject to any applicable escheat or abandoned property law, and the Holder of such Note thereafter may look only to the Issuer or any Guarantor for payment thereof.

12.                                   Discharge and Defeasance

Subject to the conditions set forth in Article 8 of the Indenture, the Issuer at any time may terminate some or all of its obligations and the obligations of the Guarantors under the Notes, the Note Guarantees and the Indenture if the Issuer irrevocably deposits with the Trustee (or an agent designated or appointed by it) U.S. dollars, non-callable U.S. Government Obligations or a combination thereof for the payment of principal and interest on the Notes to redemption or final maturity, as the case may be.

13.                                   Amendment, Supplement and Waiver

(a)                           Except as provided in Article 9 of the Indenture, the Notes, the Note Guarantees, the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreement may be amended or supplemented with the consent of the Issuer and the Holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture, the Notes, the Note Guarantees, the Guarantee Subordination Agreement or any Additional Guarantee Subordination Agreements may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

(b)                           Unless consented to by each of the Holders affected thereby (including consents obtained in connection with a purchase of, or tender offer or exchange offer for,

Notes), without the consent of the Issuer and each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(i)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii)

reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption or repurchase of the Notes (other than provisions relating to Section 4.7 or 4.9 of the Indenture);

(iii)	reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(iv)

waive a Default or Event of Default in the payment of principal of, or interest, Additional Amounts or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(v)	make any Note payable in money other than that stated in the Notes;

(vi)

make any change in the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest, Additional Amounts or premium, if any, on, the Notes (other than as permitted in clause (vii) below);

(vii)	waive a redemption or repurchase payment with respect to any Note (other than a payment required by Section 4.7 or 4.9 of the Indenture);

(viii)

modify or release any of the Note Guarantees in any manner adverse to the Holders, other than in accordance with the terms of the Indenture and the Guarantee Subordination Agreement (or any Additional Guarantee Subordination Agreement);

(ix)

impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes or any Note Guarantee in respect thereof;

(x)	make any change to the ranking of the Notes or Note Guarantees, in each case in a manner that adversely affects the rights of the Holders; or

(xi)	make any change in the preceding amendment, supplement and waiver provisions.

(c)                            Notwithstanding the preceding, without the consent of any Holder, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes, the Note Guarantees, the Guarantee Subordination Agreement and any Additional Guarantee Subordination Agreement for any of the purposes set forth in Sections 9.1 or 9.9 of the Indenture.

(d)                           Notwithstanding the preceding provisions of paragraph 13(b), the right of any Holder to receive payment of the principal of and interest on the Notes, on or after the respective due dates, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

(e)                            The consent of the Holders is not necessary hereunder to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

14.                                   Defaults and Remedies

The Notes have the Events of Default as set forth in Section 6.1 of the Indenture. In the case of an Event of Default arising under Section 6.1(a)(ix) or (x) of the Indenture with respect to the Issuer, all then outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the then outstanding Notes to be due and payable immediately by notice in writing to the Issuer, and, in case of a notice by Holders, also to the Trustee specifying the respective Event of Default and that it is a notice of acceleration.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives security (which may include prefunding) or indemnity satisfactory to it. Subject to certain limitations set forth in the Indenture, Holders of a majority in aggregate principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The description of Events of Default and remedies is qualified by reference, and subject in its entirety, to the more complete description thereof contained in the Indenture.

15.                                   Trustee Dealings with the Issuer

The Trustee under the Indenture, any Paying Agent, the Registrar or any other agent of the Issuer or of the Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes, may make loans to, accept deposits from and perform services for the Issuer or any of its Affiliates and may otherwise deal with the Issuer with the same rights it would have if it were not Trustee, Paying Agent, Registrar or other such agent.

16.                                   No Recourse Against Others

No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release shall be part of the consideration for the issuance of the Notes.

17.                                   Authentication

This Note shall not be valid until at least one authorized officer of the Trustee (or the Authenticating Agent) signs by manual signature the certificate of authentication on the other side of this Note.

18.                                   Persons Deemed Owners

The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

19.                                   ISINs and Common Codes

The Issuer has caused ISINs and Common Codes to be printed on the Notes, and the Trustee may use ISINs and Common Codes in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

20.                                   Subordination

This Note and the Indenture have been issued and entered into, respectively, with the benefit of and subject to the terms of the Guarantee Subordination Agreement and any Additional Guarantee Subordination Agreement, as applicable. The rights and benefits of the Noteholders (as defined in the Guarantee Subordination Agreement or such similar term in any Additional Guarantee Subordination Agreement) are limited by and subject to the terms of the Guarantee Subordination Agreement and any Additional Guarantee Subordination Agreement, as applicable. The Secured Creditors (as defined in the Guarantee Subordination Agreement or such similar term in any Additional Guarantee Subordination Agreement), acting through agents or trustees, have third party beneficiary rights in respect of such statements.

21.                                   Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Issuer shall furnish to any holder upon written request and without charge to the holder a copy of the Indenture. Requests may be made to:

EnQuest PLC
Fifth Floor
Cunard House
15 Regent Street
London SW1Y 4LR

Attention: Company Secretary

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s social security or tax I.D. number)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                       as agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature
Guarantee:
(Participant in a Recognized Signature Guaranty Medallion Program)

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.7 or 4.9 of the Indenture, check the box below:

☐

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.7 or 4.9 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature
Guarantee:
(Participant in a Recognized Signature Guaranty Medallion Program)

Schedule A

Schedule of Principal Amount of Indebtedness Evidenced by this Note

The following decreases/increases in the principal amount of this Note have been made:

Date of Decrease/ Increase	Decrease in Principal Amount	Increase in Principal Amount	Principal Amount Following such Decrease/Increase	Notation Made by

Schedule 2                                   FORM OF CERTIFICATE OF EXCHANGE

[Issuer address]

[Trustee/Registrar address]

Re: 7% PIK Toggle Senior Notes with a scheduled maturity in 2022 of EnQuest PLC

ISIN:

Common Code:

Reference is hereby made to the Indenture, dated as of [•], 2016 (the “Indenture”), among EnQuest PLC, a public limited company incorporated under the laws of England and Wales (the “Issuer”), the Guarantors named therein, and Deutsche Bank Trust Company Americas, as Trustee, Principal Paying Agent, Transfer Agent and Registrar. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                          (the “Owner”) owns and proposes to exchange the Note[s] or Book-Entry Interest in such Note[s] specified in Annex A hereto, in the principal amount of $        (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1.☐                                                                         Check if Exchange is from Book-Entry Interest in a Global Note for Definitive Registered Notes. In connection with the Exchange of the Owner’s Book-Entry Interest in a Global Note for Definitive Registered Notes in an equal amount, the Owner hereby certifies that such Definitive Registered Notes are being acquired for the Owner’s own account without transfer. The Definitive Registered Notes issued pursuant to the Exchange will be subject to restrictions on transfer enumerated in the Indenture and the U.S. Securities Act.

2.☐                                                                         Check if Exchange is from Definitive Registered Notes for Book-Entry Interest in a Global Note. In connection with the Exchange of the Owner’s Definitive Registered Notes for a Book-Entry Interest in a Global Note in an equal amount, the Owner hereby certifies that such Book-Entry Interest in a Global Note is being acquired for the Owner’s own account without transfer. The Book-Entry Interests transferred in exchange will be subject to restrictions on transfer enumerated in the Indenture and the U.S. Securities Act.

This certificate and the statements contained herein are made for your benefit.

[Insert Name of Transferor]

By:

Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF EXCHANGE

(1)                                                                                The Owner owns and proposes to exchange the following:

[CHECK ONE OF (a) OR (b)]

(a)                           ☐ Book-Entry Interest in the Global Note (ISIN                      ), or

(b)                           ☐ Definitive Registered Note.

(2)                                                                                After the Exchange the Owner will hold:

[CHECK ONE OF (a) OR (b)]

(a)                           ☐ Book-Entry Interest in the Global Note (ISIN                     ), or:

(b)                           ☐ Definitive Registered Note.

Schedule 3                                   Form of Supplemental Indenture To Be Delivered by Subsequent Guarantors

This Supplemental Indenture (this “Supplemental Indenture”), dated as of            , among            , a company organized and existing under the laws of             (the “Subsequent Guarantor”), a subsidiary of the Issuer (as such term is defined in the indenture referred to below) (or its permitted successor), EnQuest PLC, a public limited company incorporated under the laws of England and Wales (the “Issuer”), the Guarantors party thereto, and Deutsche Bank Trust Company Americas, as Trustee, Principal Paying Agent, Transfer Agent and Registrar,

W I T N E S S E T H:

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of [•], 2016, providing for the issuance of its 7% PIK Toggle Senior Notes with a scheduled maturity in 2022 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Subsequent Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Subsequent Guarantor shall guarantee on the terms and subject to the provisions, including the limitations and conditions, set forth herein, in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof, all of the Issuer’s Obligations under the Notes and the Indenture (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Issuer and the Trustee are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsequent Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.                                          Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.                                          Agreement to Note Guarantee. The Subsequent Guarantor hereby agrees to provide an unconditional Note Guarantee on the terms and subject to the provisions, including the limitations and conditions, set forth herein, in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof, and hereby further agrees to accede to the Indenture as a Guarantor and be bound by the covenants therein applicable to Guarantors.

3.                                          Execution and Delivery.

(a)                           This Supplemental Indenture shall be executed on behalf of the Subsequent Guarantor by one of its Directors or Officers.

(b)                           The Subsequent Guarantor hereby agrees that its Note Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

(c)                            Upon execution of this Supplemental Indenture, the delivery of any Note by the Trustee, after the authentication thereof under the Indenture, shall constitute due delivery of the Note Guarantee set forth in this Supplemental Indenture on behalf of the Subsequent Guarantor.

4.                                          [The Issuer, as it deems necessary and appropriate, to insert limitation on Guarantor language applicable to the relevant jurisdiction of such Guarantor.]

5.                                          Releases. The Note Guarantee shall be automatically and unconditionally released and discharged in accordance with Section 10.12 of the Indenture.

6.                                          No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Subsequent Guarantor, as such, shall have any liability for any obligations of the Subsequent Guarantor under the Notes, the Note Guarantee, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such waiver is against public policy.

7.                                          Incorporation by Reference. Section 11.10 of the Indenture is incorporated by reference into this Supplemental Indenture as if more fully set out herein.

8.                                          THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

9.                                          Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

10.                                   Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

11.                                   The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each Subsequent Guarantor and the Issuer.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:            ,

[SUBSEQUENT GUARANTOR]

By:
Name:
Title:

ENQUEST PLC

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:
Name:
Title:

Appendix 2

Subordination Agreement and Amendment Agreement to the Subordination Agreement

Execution Version

9 April 2014

ENQUEST PLC
 as Company

BNP PARIBAS
as Facility Agent and Security Trustee

and

DEUTSCHE TRUSTEE COMPANY LIMITED
as Original Notes Trustee

SUBORDINATION AGREEMENT(12)

99 Bishopsgate
London EC2M 3XF
United Kingdom
Tel: +44.20.7710.1000

www.lw.com

THIS AGREEMENT is dated 9 April 2014 and made between:

(1)                                ENQUEST PLC (company number 07140891) (the “Company”);

(2)                                BNP PARIBAS in its capacity as facility agent for and on behalf of the Lenders and the Hedging Banks (the “Facility Agent”);

(3)                                BNP PARIBAS in its capacity as security trustee under the Revolving Credit Facility Agreement (the “Security Trustee”); and

(4)                                DEUTSCHE TRUSTEE COMPANY LIMITED (company number 00338230) as notes trustee under the Original Notes Indenture (the “Original Notes Trustee”).

SECTION 1
INTERPRETATION

IT IS AGREED as follows:

1.                                     DEFINITIONS AND INTERPRETATION

1.1                              Definitions

In this Agreement:

“Business Days” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Paris and New York.

“Creditor Accession Undertaking” means a document substantially in the form set out in Schedule 2 (Form of Creditor Accession Undertaking).

“Creditors” means the Senior Creditors and the Notes Creditors.

“Debt Document” means each of this Agreement, each of the Senior Finance Documents and each of the Notes Documents.

“Debtor” means any member of the Group that is a borrower or a guarantor (howsoever described) under any Debt Document, but excluding any Notes Issuer.

“Default” means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Debt Documents or any combination of any of the foregoing) be an Event of Default.

“Designated Senior Liabilities” means all Senior Liabilities of a Debtor (or any of them) which have been designated as such by the Company in accordance with Clause 7.2 (Designation of Senior Liabilities).

“Enforcement Action” means:

(a)                                in relation to any Liabilities:

(i)                                   the acceleration of any Liabilities or the making of any declaration that any Liabilities are prematurely due and payable (other than as a result of it becoming unlawful for a Senior Creditor to perform its obligations under, or of any voluntary or mandatory prepayment arising under, the Debt Documents);

(ii)                                the making of any declaration that any Liabilities are payable on demand;

(iii)                             the making of any demand against any member of the Group in relation to any Liabilities of that member of the Group arising by way of guarantee; or

(iv)                              the suing for, commencing or joining of any legal or arbitration proceedings against any member of the Group to recover any Liabilities;

(b)                                the entering into of any composition, compromise, assignment or arrangement with any member of the Group which owes any Liabilities, or has given any Security, guarantee or indemnity or other assurance against loss, in respect of the Liabilities (other than any action permitted under Clause 9 (Changes to the Parties)); or

(c)                                 the petitioning, applying or voting for, or the taking of any steps (including the appointment of any liquidator, receiver, administrator or similar officer) in relation to, the winding up, dissolution, administration or reorganisation of any member of the Group which owes any Liabilities, or has given any Security, guarantee, indemnity or other assurance against loss in respect of any of the Liabilities, or any of such member of the Group’s assets or any suspension of payments or moratorium of any indebtedness of any such member of the Group, or any analogous procedure or step in any jurisdiction, except that the following shall not constitute Enforcement Action:

(i)                                   the taking of any action falling within paragraphs (a)(iv) or (c) above which is necessary (but only to the extent necessary) to preserve the validity, existence or priority of claims in respect of Liabilities, including the registration of such claims before any court or governmental authority and the bringing, supporting or joining of proceedings to prevent any loss of the right to bring, support or join proceedings by reason of applicable limitation periods; and

(ii)                                a Notes Trustee bringing legal proceedings against any person solely for the purpose of:

(A)                              obtaining injunctive relief (or any analogous remedy outside England and Wales) to restrain any actual or putative breach of any Debt Document to which it is party;

(B)                              obtaining specific performance (other than specific performance of an obligation to make a payment) with no claim for damages; or

(C)                              requesting judicial interpretation of any provision of any Debt Document to which it is party with no claim for damages.

“Event of Default” means any event or circumstance specified as such in any of the Debt Documents.

“Group” means all Subsidiaries of the Company for the time being and “member of the Group” means each Subsidiary of the Company for the time being.

“Hedging Bank” means each person party to any Senior Facilities Agreement in such capacity.

“Holding Company” has the meaning given to the term “Holding Company” in the Revolving Credit Facility Agreement.

“Insolvency Event” means, in relation to any member of the Group:

(a)                                any resolution is passed or order made for the winding up, dissolution, administration, bankruptcy or reorganisation of that member of the Group, a moratorium is declared in relation to any indebtedness of that member of the Group or an administrator is appointed in respect of that member of the Group;

(b)                                any composition, compromise, assignment or arrangement is made with any of its creditors;

(c)                                 the appointment of any liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of that member of the Group or any of its assets; or

(d)                                enforcement of any Security over any assets of that member of the Group,

or any analogous procedure or step is taken in any jurisdiction.

“Lenders” means each person party to any Senior Facilities Agreement in such capacity.

“Liabilities” means all present and future liabilities and obligations at any time of any Debtor to any Creditor under the Debt Documents, both actual and contingent and whether incurred solely or jointly or as principal or surety or in any other capacity together with any of the following matters relating to or arising in respect of those liabilities and obligations:

(a)                                any refinancing, novation, deferral or extension;

(b)                                any claim for breach of representation, warranty or undertaking or on an event of default or under any indemnity given under or in connection with any document or agreement evidencing or constituting any other liability or obligation falling within this definition;

(c)                                 any claim for damages or restitution; and

(d)                                any claim as a result of any recovery by any Debtor of a Payment to a Creditor on the grounds of preference or otherwise,

and any amounts which would be included in any of the above but for any discharge, non-provability, unenforceability or non-allowance of those amounts in any insolvency or other proceedings.

“Noteholders” means the holders, from time to time, of the Notes, as determined in accordance with any Notes Indenture.

“Notes” means any notes, debt securities or other debt instruments (including the Original Notes and any additional notes) that are issued from time to time after the date of this Agreement under a Notes Indenture.

“Notes Creditors” means the Noteholders and each Notes Trustee.

“Notes Default” means an Event of Default under any Notes Indenture other than any such Event of Default arising solely by reason of a cross default (other than a cross default which is a payment default) to any Senior Finance Document.

“Notes Documents” means:

(a)                                this Agreement;

(b)                                each Notes Indenture;

(c)                                 the Notes; and

(d)                                the Notes Guarantees.

“Notes Enforcement Notice” has the meaning given to that term in Clause 3.8 (Permitted Notes Guarantee Enforcement).

“Notes Guarantee Liabilities” means all Liabilities owed by the Notes Guarantors to the Notes Creditors under the Notes Documents (and a “Notes Guarantee Liability” shall mean any such Liability); provided however that Notes Issuer Liabilities, Notes Trustee Amounts and Notes Security Costs shall not be Notes Guarantee Liabilities.

“Notes Guarantees” means any guarantee or indemnity provided by a Notes Guarantor to any Notes Creditor under the Notes Documents; provided that a guarantee or indemnity by a Notes Issuer of the obligations of another Notes Issuer shall not be a Notes Guarantee.

“Notes Guarantor” means any Debtor (excluding, for the avoidance of doubt, any Notes Issuer) that provides a guarantee or provides an indemnity to the Notes Creditors (or any of them) under any Notes Documents, being as at the date of this Agreement, each of the persons specified in Schedule 1 (Original Notes Guarantors).

“Notes Indenture” means the Original Notes Indenture and any other notes indenture relating to the issuance of any Notes and made between, among others, a Notes Issuer and the relevant Notes Trustee.

“Notes Issuer” means the Company or any direct and wholly owned Subsidiary of the Company which does not itself have any Subsidiaries and which is primarily engaged in the business of effecting or facilitating the issuance of Notes and on-lending the proceeds directly or indirectly to the Company.

“Notes Issuer Liabilities” means the Liabilities owed by any Notes Issuer to the Notes Creditors under the Notes Documents.

“Notes Payment Stop Notice” has the meaning given to that term in Clause 3.3 (Issue of Notes Payment Stop Notice).

“Notes Security Costs” means any and all fees, costs and expenses of any holder of Security (if any) for the benefit of the Noteholders in relation to the protection, preservation or enforcement of such Security or otherwise in relation to carrying out its duties in respect thereof.

“Notes Standstill Period” has the meaning given to that term in Clause 3.9 (Notes Standstill Period).

“Notes Trustee” means the Original Notes Trustee and any entity acting as trustee under any Notes Indenture and which accedes to this Agreement pursuant to Clause 9.3 (Additional Notes Trustee).

“Notes Trustee Amounts” means all fees, costs and expenses (including legal fees) of a Notes Trustee (including any amount payable by way of indemnity, remuneration or reimbursement for expenses incurred) payable to a Notes Trustee for its own account pursuant to the Notes Documents, and the costs of any actual or attempted Enforcement Action which is permitted by this Agreement which are recoverable pursuant to the terms of the Notes Documents (all such amounts together with any applicable VAT).

“Original Notes” means the US$650,000,000 aggregate principal amount of 7.000% Senior Notes due 2022 issued by the Company pursuant to the Original Notes Indenture.

“Original Notes Indenture” means the indenture dated as of the date of this Agreement between, inter alios, the Company, each of the entities listed in Schedule 1 (Original Notes Guarantors) and the Original Notes Trustee.

“Party” means a party to this Agreement.

“Payment” means, in respect of any Liabilities (or any other liabilities or obligations), a payment, prepayment, repayment, redemption, defeasance or discharge of those Liabilities (or other liabilities or obligations).

“Permitted Payment” means any Payment to a Notes Creditor permitted by Clause 3.2 (Payment of Notes Guarantee Liabilities).

“Relevant Liabilities” means:

(a)                                in the case of a Creditor, the Liabilities owed to Creditors ranking (in accordance with the terms of this Agreement) pari passu with or in priority to that Creditor (as the case may be); and

(b)                                in the case of a Debtor, the Liabilities owed to the Creditors.

“Responsible Officer” means any officer within the agency and trust, corporate trust or securities services department (however described) of a Notes Trustee, including any director, associate director, vice president, assistant vice president, assistant treasurer, trust officer or any other officer of a Notes Trustee who customarily performs functions similar to those performed by such officers, or to whom any corporate trust matter is referred because of such individual’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Agreement and any Notes Indenture to which a Notes Trustee is a party.

“Revolving Credit Facility Agreement” means a senior secured revolving credit facility agreement dated 6 March 2012 (as amended and restated on 29 January 2014) between, among others, the Company and the Security Trustee.

“Secured Creditor” means each of:

(a)                                the Lenders; and

(b)                                the Hedging Banks,

together with any other person to whom any Senior Liabilities or Designated Senior Liabilities are owed from time to time where the Senior Creditor Representative in relation to such Liabilities is a Party.

“Security” means a mortgage, standard security, charge, pledge, assignment, assignation, transfer, lien, right of set-off, retention or extended retention of title provision, or any other security interest securing any obligation of any person or any other agreement or arrangement having the effect of giving security or preferential ranking to a creditor, or any other agreement or arrangement having a similar effect.

“Senior Creditor Representative” means the Facility Agent and each entity that accedes to this Agreement as a “Senior Creditor Representative” in accordance with Clause 9.4 (Other new Parties).

“Senior Creditors” means each Secured Creditor and each Senior Representative.

“Senior Default” means an Event of Default under the Senior Finance Documents.

“Senior Discharge Date” means the date on which all Senior Liabilities have been fully and finally discharged to the satisfaction of the relevant Senior Representatives, whether or not as the result of an enforcement, and the Senior Creditors are under no further obligation to provide financial accommodation to any Debtor under any Senior Finance Document.

“Senior Facilities Agreement” means:

(a)                                the Revolving Credit Facility Agreement; and

(b)                                any facility agreement (or equivalent) that is designated as a Senior Facilities Agreement pursuant to Clause 7 (New Senior Liabilities).

“Senior Finance Documents” means this Agreement, the Senior Facilities Agreements, any hedging agreements entered into from time to time between any of the Debtors or the Notes Issuer and the Hedging Banks and any credit support documents entered into by any of the Debtors or the Notes Issuer in respect thereof, and any other agreement or document evidencing Senior Liabilities or Designated Senior Liabilities.

“Senior Liabilities” means the Liabilities owed by the Debtors to the Senior Creditors under the Senior Finance Documents.

“Senior Payment Default” means a Default under:

(a)                                clause 26.1 (Non-payment) of the Revolving Credit Facility Agreement; and

(b)                                any equivalent thereof under any other Senior Facilities Agreement,

other than, in each case, in respect of an amount not exceeding US$1,000,000 (or its equivalent in any other currency).

“Senior Representative” means the Senior Creditor Representatives, the Security Trustee and any other agent, trustee, security agent, security trustee or similar representative in relation to the Senior Liabilities.

“Subsidiary” has the meaning given to the term “Subsidiary” in the Revolving Credit Facility Agreement.

“VAT” means:

(a)                                any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)                                any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

1.2                              Construction

(a)                                Unless a contrary indication appears, a reference in this Agreement to:

(i)                                    any “Creditor”, any “Debtor”, the “Facility Agent”, any “Noteholder”, any “Notes Creditor”, any “Notes Issuer”, any “Notes Trustee”, any “Party”, any “Secured Creditor”, “Security Trustee”, any

“Senior Creditor”, any “Senior Creditor Representative”, and any “Senior Representative”, shall be construed to be a reference to it in its capacity as such and not in any other capacity;

(ii)                                 any “Creditor”, “Debtor”, “Senior Representative”, “Notes Creditor”, “Party”, any “Senior Creditor” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Debt Documents and, in the case of the Security Trustee, any person for the time being appointed as Security Trustee or Security Trustees in accordance with the Senior Finance Documents;

(iii)                              “assets” includes present and future properties, revenues and rights of every description;

(iv)                             a “Debt Document” or any other agreement or instrument is (other than a reference to a “Debt Document” or any other agreement or instrument in “original form”) a reference to that Debt Document, or other agreement or instrument, as amended, novated, replaced, supplemented, extended or restated as permitted or not prohibited by this Agreement;

(v)                                “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)                             the “original form” of a “Debt Document” or any other agreement or instrument is a reference to that Debt Document, agreement or instrument as originally entered into;

(vii)                          a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(viii)                       a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation; and

(ix)                             a provision of law is a reference to that provision as amended or re-enacted.

(b)                                Section, Clause and Schedule headings are for ease of reference only.

(c)                                 A Default or Event of Default is “continuing” if it has not been remedied or waived.

(d)                                In determining whether any Liabilities have been fully and finally discharged, the relevant Senior Creditor Representative (and, if applicable, the Security Trustee) will disregard contingent liabilities (such as the risk of clawback from a preference claim) except to the extent that it reasonably believes (after taking such legal advice as it considers appropriate) there is a reasonable likelihood that those contingent liabilities will become actual liabilities.

(e)                                 References to a Senior Representative acting on behalf of the Secured Creditors means such Senior Representative acting on behalf of the Secured Creditors which it represents or, if applicable, with the consent of the requisite number of Secured Creditors required under and in accordance with the applicable Senior Finance Document for which it is a Senior Representative.  A Senior Representative will be entitled to seek instructions from the Secured Creditors which it represents to the extent required by the applicable Senior Finance Document for which it is a Senior Representative as to any action to be taken by it under this Agreement.

(f)                                  References to a Notes Trustee acting on behalf of the Noteholders means such Notes Trustee acting on behalf of the Noteholders which it represents or, if applicable, with the consent of the requisite number of Noteholders required under and in accordance with the applicable Notes Indenture.  A Notes Trustee will be entitled to seek instructions from the Noteholders which it represents to the extent required by the applicable Notes Indenture as to any action to be taken by it under this Agreement.

(g)                                 Any consent to be given under this Agreement shall mean such consent is to be given in writing which for the purpose of this Agreement will be deemed to include any instructions, waivers or consents provided through any applicable clearance system in accordance with the terms of the relevant Debt Document.

(h)                                References to any matter being “permitted” under one or more Debt Documents shall include references to such matters not being prohibited under such Debt Documents.  For the avoidance of doubt, if the terms of any Debt Document:

(i)            do not require the relevant Senior Representative or Creditors to provide approval (or deem approval to have been provided) for a particular matter, step or action; or

(ii)           do not seek to regulate a particular matter, step or action,

for the purpose of this Agreement, that matter, step or action shall not be prohibited by the terms of that Debt Document.

1.3                              Third party rights

(a)                                Unless expressly provided to the contrary in this Agreement, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)                                Notwithstanding any term of this Agreement, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(c)                                 The Third Parties Act shall apply to this Agreement in respect of any Noteholder which by holding a Note has effectively agreed to be bound by the provisions of this Agreement and will be deemed to receive the benefits hereof, and be subject to the terms and conditions hereof, as if such person was a Party. In relation to any amendment, waiver or rescission of this Agreement, no such person that is deemed to be a party to this Agreement by virtue of this Clause 1.3 is required to consent to or execute any amendment, waiver or rescission in order for such amendment, waiver or rescission to be effective.

2.                                     RANKING AND PRIORITY

(a)                                Subject to paragraph (d) below, each Party agrees that the Liabilities shall rank in right and priority of payment in the following order and are postponed and subordinated to any prior ranking Liabilities as follows:

(i)            first, the Senior Liabilities (and, if applicable, any Designated Senior Liabilities), pari passu and without any preference between them; and

(ii)                                 second, the Notes Guarantee Liabilities, pari passu and without any preference between them.

(b)                                This Agreement does not purport to rank any of the Senior Liabilities as between themselves or any of the Notes Guarantee Liabilities as between themselves.

(c)                                 This Agreement does not purport to rank any of the Liabilities of the Company or any other Notes Issuer.

(d)                                The Parties acknowledge that the Notes Issuer Liabilities, the Notes Trustee Amounts (if any) and the Notes Security Costs (if any) are senior obligations of the relevant Notes Issuer or Notes Guarantor and this Agreement does not purport to rank, postpone and/or subordinate any of them in relation to the other Liabilities.

3.                                     NOTEHOLDER AND NOTES GUARANTEE LIABILITIES

3.1                              Restriction on Payment and dealings: Notes Guarantee Liabilities

Until the Senior Discharge Date, the Company shall procure that no Debtor shall make a Payment to any Notes Creditor in respect of any Notes Guarantee Liability then due in accordance with the Notes Documents other than in accordance with this Clause 3 (Noteholder and Notes Guarantee Liabilities).

3.2                              Payment of Notes Guarantee Liabilities

Any Debtor may:

(a)                                prior to the Senior Discharge Date, make Payments to the Notes Creditors in respect of Notes Guarantee Liabilities then due (or due within five Business Days) in accordance with the Notes Documents:

(i)                                    if:

(A)                              no Notes Payment Stop Notice is outstanding; and

(B)                              no Senior Payment Default has occurred and is continuing;

(ii)                                 if the requisite consent is obtained under the relevant Senior Facilities Agreements; or

(iii)                              if the Payment is of:

(A)                              costs, commissions, taxes, fees payable to solicitation agents or other administrative service providers in connection with any consent process (provided that no portion of such fees may be payable to, or received by, the Noteholders) and expenses incurred in respect of (or reasonably incidental to) the Notes Documents (or any of them);

(B)                              additional amounts payable as a result of the tax gross-up provisions relating to the Notes Guarantee Liabilities and amounts in respect of currency indemnities in the Notes Documents;

(C)                              any amount not exceeding US$2,250,000 (or its equivalent in other currencies) in aggregate in any twelve month period; or

(D)                              the principal amount of the Notes Liabilities on or after the final maturity date thereof (provided that such maturity date is as contained in the relevant Notes Document in its original form); and

(b)                                on or after the Senior Discharge Date, make Payments to the Notes Creditors in respect of the Notes Guarantee Liabilities in accordance with the Notes Documents.

3.3                              Issue of Notes Payment Stop Notice

(a)                                Until the Senior Discharge Date, except with the prior consent of the Senior Creditor Representatives or after the commencement of any Enforcement Action permitted by the terms of this Agreement, the Company shall procure that no Debtor shall make to any Notes Creditor, and no Notes Creditor may receive from any Debtor, any Payments in respect of the Notes Guarantee Liabilities if:

(i)            a Senior Payment Default has occurred and is continuing; or

(ii)           a Senior Default (other than a Senior Payment Default) has occurred and is continuing, from the date on which a Senior Creditor Representative (the “Relevant Representative”) delivers a notice (a “Notes Payment Stop Notice”) specifying the event or circumstance in relation to that Senior Default to the Company and the relevant Notes Trustee until the earliest of:

(A)                              the date on which such Senior Default is waived, remedied or cured in accordance with the relevant Senior Finance Document, is no longer continuing or otherwise ceases to exist;

(B)                              the date falling 179 days after receipt by the relevant Notes Trustee of that Notes Payment Stop Notice;

(C)                              the Liabilities owed by the Debtors to the relevant Senior Creditors under the relevant Senior Finance Documents under which such Senior Default occurred have been fully and finally discharged to the satisfaction of the relevant Senior Representative, whether or not as the result of an enforcement, and those relevant Senior Creditors are under no further obligation to provide financial accommodation to any Debtor under those relevant Senior Finance Documents;

(D)                              the date on which the Relevant Representative delivers a notice to the Company and the relevant Notes Trustee cancelling that Notes Payment Stop Notice;

(E)                               the expiration of any Notes Standstill Period in existence at the time of service of that Notes Payment Stop Notice; and

(F)                                the date on which the relevant Notes Trustee takes any Enforcement Action that it is permitted to take under this Agreement.

(b)                                No more than one Notes Payment Stop Notice may be served with respect to the same event or set of circumstances and no Notes Payment Stop Notice may be served in respect of a Senior Default which has been notified to the relevant Senior Creditor Representative at the time at which an earlier Notes Payment Stop Notice was issued.

(c)                                 No Notes Payment Stop Notice may be delivered by a Senior Creditor Representative in reliance on a Senior Default more than 60 days after the date on which the relevant Senior Creditor Representative received notice of that Senior Default.

(d)                                No more than one Notes Payment Stop Notice may be served in any period of 360 days.

(e)                                 Notwithstanding paragraph (a) above, no Notes Payment Stop Notice will prevent a Notes Issuer from making a Payment to any Notes Creditor from its own assets if such Payment is in respect of any of the Notes Issuer’s obligations under the Notes in respect of which such Notes Payment Stop Notice has been delivered and, for the avoidance of doubt, such Payment is not financed by a payment to such Notes Issuer by a member of the Group which was prohibited by paragraph (a) above.

3.4                              Effect of Notes Payment Stop Notice or Senior Payment Default

Any failure to make a Payment to a Notes Creditor due under the Notes Documents as a result of the issue of a Notes Payment Stop Notice or the occurrence of a Senior Payment Default shall not prevent:

(a)                                the occurrence of an Event of Default as a consequence of that failure to make a Payment to a Notes Creditor in relation to the Notes Documents; or

(b)                                the issue of a Notes Enforcement Notice on behalf of the Notes Creditors.

3.5                              Continuing payment obligations

For the avoidance of doubt:

(a)                                no Debtor shall be released from the obligation to make any Payment (including of default interest, if any, which shall continue to accrue) to a Notes Creditor under any Notes Document by the operation of Clauses 3.1 (Restriction on Payment and dealings: Notes Guarantee Liabilities) to 3.4 (Effect of Notes Payment Stop Notice or Senior Payment Default) even if its obligation to make that Payment is restricted at any time by the terms of any of those Clauses; and

(b)                                the accrual and capitalisation of interest (if any) in accordance with the Notes Documents shall continue notwithstanding the issue of a Notes Payment Stop Notice.

3.6                              Cure of Payment Stop

If:

(a)                                at any time following the issue of a Notes Payment Stop Notice or the occurrence of a Senior Payment Default, that Notes Payment Stop Notice ceases to be outstanding (by way of delivery of a cancellation notice in accordance with Clause 3.3(a)(ii)(D) (Issue of Notes Payment Stop Notice)) and/or (as the case may be) that Senior Payment Default ceases to be continuing; and

(b)                                the relevant Debtor then promptly pays to the Notes Creditors an amount equal to any Payments to those Notes Creditors which have accrued under the Notes Documents and which would have been Permitted Payments but for that Notes Payment Stop Notice or Senior Payment Default, then any Event of Default which may have occurred as a result of that suspension of Payments to the Notes Creditors shall be automatically waived immediately and any Notes Enforcement Notice which may have been issued as a result of that Event of Default shall be automatically waived immediately, in each case without any further action being required on the part of the Notes Creditors.

3.7                              Restriction on Enforcement by Notes Creditors

Subject to Clause 3.8 (Permitted Notes Guarantee Enforcement) and Clause 3.9 (Notes Standstill Period), no Notes Creditor shall take any Enforcement Action against a Notes Guarantor in respect of any of the Notes Guarantee Liabilities prior to the Senior Discharge Date.

3.8                              Permitted Notes Guarantee Enforcement

(a)                                The restrictions in Clause 3.7 (Restriction on Enforcement by Notes Creditors) will not apply in respect of the Notes Guarantee Liabilities:

(i)                                    if:

(A)                              a Notes Default other than any Notes Default referred to or described in paragraph (ii) or (iii) below (the “Relevant Notes Default”) has occurred and is continuing;

(B)                              the Senior Creditor Representatives have received a notice of the Relevant Notes Default specifying the event or circumstance in relation to the Relevant Notes Default from the Notes Trustee;

(C)                              a Notes Standstill Period with respect to the Relevant Notes Default has elapsed or otherwise terminated, even if, at the end of the Notes Standstill Period or at any later time a further Notes Standstill Period has begun as a result of any other Notes Default; and

(D)                              the Relevant Notes Default is continuing at the end of the relevant Notes Standstill Period;

(ii)                                 in circumstances where the Senior Creditors take any Enforcement Action in relation to a Notes Guarantor, provided, however, that the Notes Creditors may only take the same Enforcement Action in relation to that Notes Guarantor as the Enforcement Action taken by the Senior Creditors against that Notes Guarantor and not against any other member of the Group; or

(iii)                              in respect of any Enforcement Action against a Notes Guarantor that is the subject of an Insolvency Event (other than where that Insolvency Event occurs as a result solely of any action taken by a Notes Trustee in relation to any Notes Guarantee Liabilities).

(b)                                Promptly upon becoming aware of a Notes Default, the Notes Trustee may by notice (a “Notes Enforcement Notice”) in writing notify the Senior Creditor Representatives of the existence of such Notes Default.

3.9                              Notes Standstill Period

In relation to a Relevant Notes Default, a “Notes Standstill Period” shall mean the period beginning on the date (the “Notes Standstill Start Date”) the Senior Creditor Representatives receive a Notes Enforcement Notice from the Notes Trustee in respect of such Relevant Notes Default and ending on the earlier to occur of:

(a)                                the date falling 179 days after the Notes Standstill Start Date;

(b)                                the date on which the Senior Creditors take any Enforcement Action in relation to a Notes Guarantor, provided, however, that if a Notes Standstill Period ends pursuant to this paragraph (b), the Notes Creditors may only take the same Enforcement Action in relation to the Notes Guarantor as the Enforcement Action taken by the Senior Creditors against such Notes Guarantor and not against any other Debtor;

(c)                                 the date of an Insolvency Event in relation to a Notes Guarantor against whom Enforcement Action is to be taken (other than where that Insolvency Event occurs as a result solely of any action taken by the Notes Trustee in relation to any Notes Guarantee Liabilities);

(d)                                the expiry of any other Notes Standstill Period outstanding at the date such first mentioned Notes Standstill Period commenced (unless that expiry occurs as a result of a cure, waiver or other permitted remedy);

(e)                                 the date on which a Notes Default occurs for failure to pay principal at the original scheduled maturity of the Notes; and

(f)                                  the date on which the Senior Creditor Representatives consent to the taking of Enforcement Action in respect of that Relevant Notes Default by the relevant Notes Creditor(s).

3.10                       Option to purchase: Notes Creditors

One or more of the Notes Trustees may, at the direction and expense of one or more of the Notes Creditors (the “Purchasing Notes Creditor”) and by giving not less than 10 Business Days’ notice to the Senior Creditor Representatives, at any time when a Notes Payment Stop Notice is outstanding and any Enforcement Action has been taken by or on behalf of any Secured Creditor, require the transfer to them (or to a nominee or nominees), of all, but not part, of the rights and obligations in respect of the Senior Liabilities if:

(a)                                that transfer is lawful;

(b)                                any conditions relating to such a transfer contained in the Senior Facilities Agreement are complied with, other than any requirement to obtain the consent of, or consult with, any Debtor or other member of the Group relating to such transfer, which consent or consultation shall not be required;

(c)                                 payment in full in cash of an amount equal to the Senior Liabilities outstanding as at the date that amount is to be paid, as determined by the Senior Creditor Representatives (acting reasonably) together with costs and expenses (including legal fees) incurred by the Secured Creditors as a consequence of giving effect to the transfer;

(d)                                as a result of that transfer the Secured Creditors have no further actual or contingent liability to any Debtor under the relevant Debt Documents;

(e)                                 an indemnity is provided from each Purchasing Notes Creditor other than the Notes Trustee (or from another third party acceptable to all the Secured Creditors) in a form satisfactory to each Secured Creditor in respect of all losses which may be sustained or incurred by any Secured Creditor in consequence of any sum received or recovered by any Secured Creditor from any person being required (or it being alleged that it is required) to be paid back by or clawed back from any Secured Creditor for any reason; and

(f)                                  the transfer is made without recourse to, or representation or warranty from, the Secured Creditors, except that each Secured Creditor shall be deemed to have represented and warranted on the date of that transfer that it has the corporate power to effect that transfer and it has taken all necessary action to authorise the making by it of that transfer.

4.                                     FILING OF CLAIMS

(a)                                After the occurrence of an Insolvency Event in relation to any Notes Guarantor and until the Senior Discharge Date, each Notes Creditor irrevocably authorises the relevant Senior Creditor Representative(s) acting on behalf of the Senior Creditors, on its behalf, to:

(i)           demand, sue, prove and give receipt for any or all of that Notes Guarantor’s Notes Guarantee Liabilities;

(ii)          collect and receive all distributions on, or on account of, any or all of that Notes Guarantor’s Notes Guarantee Liabilities; and

(iii)        file claims, take proceedings and do all other things the relevant Senior Creditor Representative considers reasonably necessary to recover that Notes Guarantor’s Notes Guarantee Liabilities.

(b)                                If any Senior Creditor Representative collects, receives or recovers any amounts following the exercise any of its rights under paragraph (a) above and, after the Senior Discharge Date, that Senior Creditor Representative continues to hold any such amounts so collected, received or recovered, that Senior Creditor Representative shall, promptly following the Senior Discharge Date, pay all such amounts to the relevant Notes Trustee(s) pro rata to the amounts outstanding under each Notes Document to which the Notes Trustees are a party, for application in accordance with the terms of the Notes Documents.

5.                                     TURNOVER OF RECEIPTS

5.1                              Turnover by the Notes Creditors

If at any time prior to the Senior Discharge Date, a Notes Creditor (subject to Clause 5.2 (Permitted assurance and receipts) and, in the case of a Notes Trustee, to Clause 12.1 (Liability)) receives or recovers any Payment or distribution of, on account of or in relation to, any of the Notes Guarantees Liabilities which is not a Permitted Payment (including by way of set-off), it will in relation to receipts and recoveries from a Notes Guarantor:

(a)                                hold an amount of that receipt or recovery equal to the Relevant Liabilities (or if less, the amount received or recovered) on trust for the Security Trustee;

(b)                                promptly notify the Senior Representatives of such receipt or recovery and request that each Senior Creditor Representative confirm the amount of Liabilities outstanding under the relevant Senior Finance Documents; and

(c)                                 promptly following receipt of the confirmations referred to in paragraph (b) above from each of the Senior Creditor Representatives, pay or distribute such amounts to the Security Trustee for application in accordance with the terms of the relevant Senior Finance Documents (as applicable).

5.2                              Permitted assurance and receipts

Nothing in this Agreement shall restrict the ability of any Creditor to:

(a)                                arrange with any person which is not a member of the Group any assurance against loss in respect of, or reduction of its credit exposure to, a Debtor (including assurance by way of credit based derivative or sub-participation); or

(b)                                make any assignment or transfer permitted by Clause 9 (Changes to the Parties) in the case of a Notes Trustee or, in the case of other Creditors, in accordance with the terms of the relevant Debt Documents, and that Creditor shall not be obliged to account to any other Party for any sum received by it as a result of that action.

5.3                              Saving provision

If, for any reason, any of the trusts expressed to be created in this Clause 5 should fail or be unenforceable, the relevant Notes Creditor will, unless otherwise agreed by the Security Trustee and subject to receiving payment instructions and any other relevant information from the Security Trustee, promptly pay or distribute an amount equal to that receipt or recovery to the Security Trustee to be held on trust by the Security Trustee for application in accordance with the terms of the Senior Finance Documents.

6.                                     REDISTRIBUTION

6.1                              Recovering Creditor’s rights

(a)                                Any amount paid or distributed by a Notes Creditor to the Security Trustee under Clause 5 (Turnover of Receipts) shall be treated as having been paid or distributed by the relevant Debtor and distributed to the Senior Creditors (each a “Sharing Creditor”) in accordance with the terms of the Senior Finance Documents.

(b)                                On a distribution by the Security Trustee under paragraph (a) above of a Payment or distribution received by a Notes Creditor from a Debtor, as between the relevant Debtor and such Notes Creditor, an amount equal to the amount received or recovered by such Notes Creditor and paid or distributed to the Security Trustee (the “Shared Amount”) will be treated as not having been paid or distributed to that Notes Creditor by that Debtor.

6.2                              Reversal of redistribution

(a)                                If any part of the Shared Amount received or recovered by a Notes Creditor becomes repayable or returnable to a Debtor and is repaid or returned by that Notes Creditor to that Debtor, then:

(i)            each Sharing Creditor shall, upon request of the Security Trustee, pay or distribute to the Security Trustee for the account of that Notes Creditor an amount equal to the appropriate part of its share of the Shared Amount (together with an amount as is necessary to reimburse that Notes Creditor for its proportion of any interest on the Shared Amount which that Notes Creditor is required to pay) (the “Redistributed Amount”); and

(ii)           as between the relevant Debtor and each relevant Sharing Creditor, an amount equal to the relevant Redistributed Amount will be treated as not having been paid or distributed by that Debtor.

(b)                                The Security Trustee shall not be obliged to pay or distribute any Redistributed Amount to a Notes Creditor under paragraph (a)(i) above until it has been able to establish to its satisfaction that it has actually received that Redistributed Amount from the relevant Sharing Creditor.

6.3                              Deferral of subrogation

No Notes Creditor will exercise any rights which it may have by reason of the performance by it of its obligations under the Debt Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights under the Debt Documents of any Senior Creditor until the Senior Discharge Date.

7.                                     NEW SENIOR LIABILITIES

7.1                              New Senior Liabilities

The Senior Liabilities may be refinanced, replaced or increased (and such increase may be under additional or separate or replacement credit and other documents (including without limitation indentures and/or trust deeds)) on terms that do not breach the terms of the Senior Finance Documents or the Notes Documents without the consent of any other Creditors, and any obligations incurred by any Debtor or other member of the Group on such refinancing, replacement or increase of the Senior Liabilities will, to the extent designated by the Company as Designated Senior Liabilities, rank under this Agreement pari passu with the Senior Liabilities for all purposes hereunder.

7.2                              Designation of Senior Liabilities

The Company may, at any time without the prior consent of any Creditor, deliver a written notice or notices to the relevant Senior Representatives and the Notes Trustee specifying any Senior Liabilities that are to be designated as “Designated Senior Liabilities”.

7.3                              Designation of Senior Facilities Agreements

The Company may, at any time without the prior consent of any Creditor, deliver a written notice or notices to the relevant Senior Representatives and the Notes Trustee designating any agreement documenting any Designated Senior Liabilities as a “Senior Facilities Agreement” (and accordingly a Senior Finance Document) and the creditors in respect thereof shall be deemed to be Secured Creditors with effect from such designation and the accession of the relevant Senior Creditor Representative in accordance with the terms of this Agreement.

8.                                     RELEASE OF THE NOTES GUARANTEES

If a disposal of shares or assets of any member of the Group is effected pursuant to an Enforcement Action taken by the Security Trustee or a Creditor pursuant to the Senior Finance Documents, any Notes Guarantees from Subsidiaries whose shares or the shares of its direct or indirect Holding Company are sold will be released and any Security in such shares and assets of such subsidiary will be released if:

(a)                                the proceeds of such sale or disposal are in cash (or substantially in cash);

(b)                                all present and future obligations owed to the Creditors under the Senior Finance Documents by a member of the Group are unconditionally released and discharged or sold or disposed of concurrently with such sale; and

(c)                                 such sale or disposal (including any sale or disposal of any claim) is made:

(i)                                    pursuant to a public auction; or

(ii)                                 where an independent investment bank or an internationally recognised firm of accountants selected by the Security Trustee has delivered an opinion to each Notes Trustee in respect of such sale or disposal that the amount received in connection therewith is fair from a financial point of view taking into account all relevant circumstances including the method of enforcement and the circumstances giving rise to such sale.

9.                                     CHANGES TO THE PARTIES

9.1                              Assignments and transfers

(a)                                The Company may not assign or transfer any of its rights (if any) or obligations under this Agreement.

(b)                                Any Senior Representative and any Notes Trustee may assign any of its rights and benefits or transfer by novation any of its rights, benefits and obligations under this Agreement to any person that replaces it as agent or trustee (as the case may be) under the Debt Documents.

9.2                              Change of Senior Representative

No person shall become an agent, trustee, security agent, security trustee or similar representative in relation to the Senior Liabilities, unless at the same time, it accedes to this Agreement as a Senior Representative, pursuant to Clause 9.5 (Creditor Accession Undertaking).

9.3                              Additional Notes Trustee

No person shall become a Notes Trustee unless prior to or substantially concurrent with the issue of any Notes it accedes to this Agreement as a Notes Trustee pursuant to Clause 9.5 (Creditor Accession Undertaking).

9.4                              Other new Parties

Each Party hereto (including parties subsequently becoming bound by this Agreement) irrevocably authorises the Facility Agent to agree on its behalf with any other person intending to become party to this Agreement as a new Senior Representative, Notes Issuer or a Debtor to the execution of an accession agreement or other similar document so as to make such person a party to this Agreement and to effect such amendments to this Agreement as may be in the opinion of the Facility Agent (acting reasonably) necessary for such purpose, provided that any amendment which would materially and adversely affect any right, or impose or vary any material obligation, of any of the Parties hereto may not be made without the consent of that party.

9.5                              Creditor Accession Undertaking

With effect from the date of acceptance by the Senior Creditor Representatives and the Security Trustee of a Creditor Accession Undertaking duly executed and delivered to the Security Trustee by the relevant acceding party or, if later, the date specified in that Creditor Accession Undertaking:

(a)                                any Party ceasing entirely to be a Senior Representative or Notes Trustee shall be discharged from further obligations towards the other Parties under this Agreement and their respective rights against one another shall be cancelled (except in each case for those rights which arose prior to that date); and

(b)                                as from that date, the replacement or new Senior Representative or Notes Trustee shall assume the same obligations and become entitled to the same rights, as if it had been an original Party in the capacity specified in the Creditor Accession Undertaking.

10.                              NOTICES

10.1                       Communications in writing

Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter.

10.2                       Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is:

(a)                                in the case of each of the Facility Agent, the Security Trustee, the Original Notes Trustee and the Company, that as set out on the execution pages hereof; and

(b)                                in the case of any other Party, that notified in writing to the other Parties on or prior to the date on which it becomes a Party,

or any substitute address, fax number or department or officer which that Party may notify to the other Parties, by not less than five Business Days’ notice.

10.3                       Delivery

(a)                                Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:

(i)                                    if by way of fax, when received in legible form; or

(ii)                                 if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 10.2 (Addresses), if addressed to that department or officer.

(b)                                Any communication or document to be made or delivered to the Security Trustee or a Notes Trustee will be effective only when actually received by the Security Trustee or that Notes Trustee and then only if it is expressly marked for the attention of the department or officer identified with the Security Trustee’s or Notes Trustee’s signature below (or any substitute department or officer as the Security Trustee or that Notes Trustee shall specify for this purpose).

(c)                                 Any communication or document made or delivered to the Company in accordance with this Clause 10.3 will be deemed to have been made or delivered to each of the Debtors.

(d)                                Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

10.4                       Electronic communication

(a)                                Any communication to be made between any two Parties under or in connection with this Agreement may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i)            notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)           notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)                                Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Notes Issuer or a Debtor to a Senior Creditor Representative or a Notes Trustee only if it is addressed in such a manner as the relevant Senior Creditor Representative or a Notes Trustee shall specify for this purpose.

(c)                                 Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

10.5                       English language

(a)                                Any notice given under or in connection with this Agreement must be in English.

(b)                                All other documents provided under or in connection with this Agreement must be:

(i)            in English; or

(ii)           if not in English, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

11.                              PRESERVATION

11.1                       Partial invalidity

If, at any time, any provision of this Agreement becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of that provision under the law of any other jurisdiction will in any way be affected or impaired.

11.2                       No impairment

If, at any time after its date, any provision of a Debt Document (including this Agreement) is not binding on or enforceable in accordance with its terms against a person expressed to be a party to that Debt Document, neither the binding nature nor the enforceability of that provision or any other provision of that Debt Document will be impaired as against the other party(ies) to that Debt Document.

11.3                       Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Party, any right or remedy under a Debt Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Debt Document.  No election to affirm any Debt Document on the part of a Secured Creditor shall be effective unless it is in writing.  No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in each Debt Document are cumulative and not exclusive of any rights or remedies provided by law.

11.4                       Waiver of defences

The provisions of this Agreement will not be affected by an act, omission, matter or thing which, but for this Clause 11.4, would reduce, release or prejudice the subordination and priorities expressed to be created by this Agreement including (without limitation and whether or not known to any Party):

(a)                                any time, waiver or consent granted to, or composition with, any Debtor or other person;

(b)                                the release of any Debtor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)                                 the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or Security over assets of, any Debtor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;

(d)                                any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Debtor or other person;

(e)                                 any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of a Debt Document or any other document or Security;

(f)                                  any unenforceability, illegality or invalidity of any obligation of any person under any Debt Document or any other document or Security;

(g)                                 any intermediate Payment of any of the Liabilities owing to the Creditors in whole or in part; or

(h)                                any insolvency or similar proceedings.

11.5                       Priorities not affected

Except as otherwise provided in this Agreement the priorities referred to in Clause 2 (Ranking and Priority) will:

(a)                                not be affected by any reduction or increase in the Liabilities owing to the Creditors or by any intermediate reduction or increase in, amendment or variation to any of the Debt Documents, or by any variation or satisfaction of, any of the Liabilities or any other circumstances;

(b)           apply regardless of the order in which or dates upon which this Agreement and the other Debt Documents are executed or registered or notice of them is given to any person; and

(c)           secure the Liabilities owing to the Creditors in the order specified, regardless of the date upon which any of the Liabilities arise or of any fluctuations in the amount of any of the Liabilities outstanding.

12.                              NOTES TRUSTEE

12.1                       Liability

(a)                                It is expressly understood and agreed by the Parties that this Agreement is executed and delivered by each Notes Trustee not individually or personally but solely in its capacity as trustee in the exercise of the powers and authority conferred and vested in it under the relevant Notes Documents for and on behalf of the Noteholders only for which such Notes Trustee acts as trustee and it shall have no liability for acting for itself or in any capacity other than as trustee and nothing in this Agreement (except to the extent provided herein) shall impose on it any obligation to pay any amount out of its personal assets.  Notwithstanding any other provision of this Agreement, its obligations hereunder (if any) to make any payment of any amount or to hold any amount on trust shall be only to make payment of such amount to or hold any such amount on trust to the extent that:

(i)            it has actual knowledge that such obligation has arisen; and

(ii)           it has received and, on the date on which it acquires such actual knowledge, has not distributed to the Noteholders for which it acts as trustee in accordance with the relevant Notes Indenture (in relation to which it is trustee) any such amount.

(b)                                It is further understood and agreed by the Parties that in no case shall any Notes Trustee be:

(i)            personally responsible or accountable in damages or otherwise to any other party for any loss, damage or claim incurred by reason of any act or omission performed or omitted by that Notes Trustee in good faith in accordance with this Agreement or any of the Notes Documents in a manner that such Notes Trustee reasonably believed to be within the scope of the authority conferred on it by this Agreement or any of the Notes Documents or by law; or

(ii)           personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of any other Party, all such liability, if any, being expressly waived by the Parties and any person claiming by, through or under such Party, provided however, that each Notes Trustee shall be personally liable under this Agreement for its own gross negligence, fraud or wilful misconduct.  It is also acknowledged and agreed that no Notes Trustee shall have any responsibility for the actions of any individual Creditor or Noteholder.

(c)                                 The Parties acknowledge and agree that no Notes Trustee shall be charged with knowledge or existence of facts that would impose an obligation on it hereunder to make any payment or prohibit it from making any payment unless, not less than two Business Days prior to the date of such payment, a Responsible Officer of the Notes

Trustee receives written notice satisfactory to it that such payments are required or prohibited by this Agreement.

(d)                                The Security Trustee agrees and acknowledges that it shall have no claim against a Notes Trustee in respect of any fees, costs, expenses and liabilities due and payable to, or incurred by, the Security Trustee.

12.2                       No action

(a)                                Notwithstanding any other provision of this Agreement, no Notes Trustee shall have any obligation to take any action under this Agreement unless it is indemnified and/or secured to its satisfaction in respect of all costs, expenses and liabilities which it would in its opinion thereby incur (together with any associated VAT).  No Notes Trustee shall have an obligation to indemnify (out of its personal assets) any other person, whether or not a Party, in respect of any of the transactions contemplated by this Agreement.  In no event shall the permissive rights of a Notes Trustee to take action under this Agreement be construed as an obligation to do so.

(b)                                Prior to taking any action under this Agreement, a Notes Trustee may (acting reasonably) request and rely upon an opinion of counsel or opinion of another qualified expert, at the expense of the Company or another Debtor.

(c)                                 Notwithstanding any other provisions of this Agreement or any other Notes Document to which a Notes Trustee is a party to, in no event shall a Notes Trustee be liable for special, indirect, punitive or consequential loss or damages of any kind whatsoever (including, but not limited to, loss of business, goodwill, opportunity or profits) whether or not foreseeable even if such Notes Trustee has been advised of the likelihood of such loss or damage.

12.3                       Reliance and assumptions

A Notes Trustee shall at all times, in the absence of gross negligence, fraud or wilful misconduct on its part, be:

(a)                                entitled to and may rely on any notice, consent or certificate given or granted by any Party; however, the Notes Trustee shall examine the notice, consent or certificate to determine whether or not they conform to the requirements of this Agreement (but need not confirm or investigate the accuracy or mathematical calculations or other facts stated therein);

(b)                                entitled to assume any payment or other distribution made pursuant to this Agreement in respect of the Notes Guarantee Liabilities has been made in accordance with, and is not prohibited by any provisions of this Agreement, unless a Responsible Officer of such Notes Trustee has received written notice to the contrary; and

(c)                                 entitled to assume that no Default, Senior Payment Default or Event of Default or termination event (however described) has occurred, and is not obliged to monitor or enquire as to the same, unless a Responsible Officer of such Notes Trustee has written notice to the contrary.

12.4                       No fiduciary duty

No Notes Trustee shall be deemed to owe any fiduciary duty to any Creditor (save in respect of such persons for whom it acts as trustee) and shall not be personally liable to any Creditor if it shall in good faith mistakenly pay over or distribute to any other Creditor or to any other person cash, property or securities to which any other Creditor shall be entitled by virtue of this Agreement or otherwise.  With respect to the Creditors, each Notes Trustee undertakes to perform or to observe only such of its covenants or obligations as are specifically set forth in the Notes Documents pursuant to which it acts as trustee and this Agreement and no implied agreement, covenants or obligations with respect to the other Creditors shall be read into this Agreement against the Notes Trustee.

12.5                       Departmentalism

In acting as a Notes Trustee, each Notes Trustee shall be treated as acting through its agency division which shall be treated as a separate entity from its other divisions and departments.  Any information received or acquired by a Notes Trustee which, in its opinion, is received or acquired by some other division or department or otherwise than in its capacity as Notes Trustee may be treated as confidential by that Notes Trustee and will not be treated as information possessed by that Notes Trustee in its capacity as such.

12.6                       Illegality

(a)                                Each Notes Trustee may refrain from doing anything (including disclosing any information) which might, in its reasonable opinion, constitute a breach of any law or regulation and may do anything which, in its reasonable opinion, is necessary or desirable to comply with any law or regulation.

(b)                                Furthermore, each Notes Trustee may also refrain from taking such action if it would otherwise render it liable to any person in that jurisdiction or if, in its opinion based upon such legal advice, it would not have the power to do the relevant thing in that jurisdiction by virtue of any applicable law in that jurisdiction or if it is determined by any court or other competent authority in that jurisdiction that it does not have such power.

12.7                       Provisions Survive Termination

The provisions of this Clause 12 shall survive any termination of this Agreement.

13.                              INFORMATION

Subject to the terms of the Senior Finance Documents, the Company consents, until the Senior Discharge Date, to the disclosure by any Senior Creditor and the Senior Representatives to each other (whether or not through a Senior Creditor Representative or the Security Trustee) of such information concerning the Debtors as any Senior Creditor or the Senior Representatives shall see fit.

14.                              FINANCE DOCUMENT

The Facility Agent and the Company hereby designate that this Agreement is a “Finance Document” for the purposes of the Revolving Credit Facility Agreement.

15.                              AMENDMENTS

This Agreement may not be amended or otherwise modified except by an instrument in writing by each Party.

16.                              COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

17.                              GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

18.                              ENFORCEMENT

(a)                                The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)                                The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)                                 This Clause 18 is for the benefit of the Senior Representatives and each Notes Trustee only.  As a result, no Senior Representative or Notes Trustee shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Senior Representatives and any Notes Trustee may take concurrent proceedings in any number of jurisdictions.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

ORIGINAL NOTES GUARANTORS

Company	Jurisdiction	Company number or equivalent
EnQuest NWO Limited	England	08497436
EnQuest Heather Limited	England	02748866
EnQuest Britain Limited	England	03628497
EnQuest Heather Leasing Limited	England	07848449
EnQuest ENS Limited	England	06411750
EnQuest Global Limited	England	08482753
EnQuest Malaysia Limited	England	07211014

SCHEDULE 2

FORM OF CREDITOR ACCESSION UNDERTAKING

To:                             [Insert full name of current Security Trustee] for itself and on behalf of each Secured Creditor (as defined in the Subordination Agreement referred to below).

To:                             [insert name of any Senior Representatives of new senior debt]

From:               [Acceding Creditor]

THIS UNDERTAKING is made on [date] by [insert full name of new Senior Representative / Notes Trustee] (the “Acceding [Senior Representative / Notes Trustee]”) in relation to the subordination agreement (the “Subordination Agreement”) dated [ • ] between, among others, EnQuest plc as the company, the Facility Agent and the Security Trustee (each as defined in the Subordination Agreement). Terms defined in the Subordination Agreement shall, unless otherwise defined in this Undertaking, bear the same meanings when used in this Undertaking.

In consideration of the Acceding [Senior Representative / Notes Trustee] being accepted as a [Senior Representative / Notes Trustee] for the purposes of the Subordination Agreement, the Acceding [Senior Representative / Notes Trustee] confirms that, as from [date], it intends to be party to the Subordination Agreement as a [Senior Representative / Notes Trustee] and undertakes to perform all the obligations expressed in the Subordination Agreement to be assumed by a [Senior Representative / Notes Trustee] and agrees that it shall be bound by all the provisions of the Subordination Agreement, as if it had been an original party to the Subordination Agreement as a [Senior Creditor Representative / Notes Trustee].

The address, fax number, email address and attention details of the Acceding [Senior Representative / Notes Trustee] for notices are:

[insert details]

This Undertaking and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS UNDERTAKING has been entered into on the date stated above and is delivered on the date stated above.

EXECUTED by

[insert full name of Acceding

Creditor]

By:

Address:

Fax:

SIGNATURES

THE COMPANY

ENQUEST PLC

By:	/s/Stefan Ricketts

Signature

Stefan Ricketts, Company Secretary

Print name

	Address:	Cunard House, 5th Floor, 15 Regent Street, London SW1Y 4LR

	Fax:	0207 925 4936

[Signature page to the Subordination Agreement]

THE FACILITY AGENT

BNP PARIBAS

By:	/s/ Etienne Didier	/s/Laurence Le Ridant

Signature

	Etienne Didier	Laurence LE RIDANT

Print name

Address:	16 rue de Hanovre 75002 Paris

Fax:

[Signature page to the Subordination Agreement]

THE SECURITY TRUSTEE

BNP PARIBAS

By:	/s/Laurence Le Ridant		/s/Etienne Didier

Signature

	Laurence Le Ridant		Etienne Didier

Print name

	Address:	16 rue de Hanovre 75002 Paris

Fax:

[Signature page to the Subordination Agreement]

THE ORIGINAL NOTES TRUSTEE

DEUTSCHE TRUSTEE COMPANY LIMITED

By:	/s/TM Dean	/s/Angeline Garvey

Signature

	Tracey Dean	Angeline Garvey
	Associate Director	Director

Print name

Address:

Fax:

[Signature page to the Subordination Agreement]

Execution Version

5 November 2014

ENQUEST PLC
 as Company

BNP PARIBAS
as Facility Agent and Security Trustee

and

DEUTSCHE TRUSTEE COMPANY LIMITED
as Original Notes Trustee

AMENDMENT AGREEMENT

related to a subordination agreement dated 9 April 2014

99 Bishopsgate
London EC2M 3XF
United Kingdom
Tel: +44.20.7710.1000

www.lw.com

THIS AMENDMENT AGREEMENT (this “Agreement”) is dated 5 November 2014 and made between:

(1)                                ENQUEST PLC (company number 07140891) (the “Company”);

(2)                                BNP PARIBAS in its capacity as facility agent for and on behalf of the Lenders and the Hedging Banks (the “Facility Agent”);

(3)                                BNP PARIBAS in its capacity as security trustee under the Revolving Credit Facility Agreement (the “Security Trustee”); and

(4)                                DEUTSCHE TRUSTEE COMPANY LIMITED (company number 00338230) as notes trustee under the Original Notes Indenture (the “Original Notes Trustee”).

WHEREAS:

(A)                              The Company, the Facility Agent, the Security Trustee and the Original Notes Trustee entered into a subordination agreement dated 9 April 2014 (the “Subordination Agreement”).

(B)                              The parties to this Agreement have agreed to enter into this agreement in order to amend the terms of the Subordination Agreement in the manner set out below.

IT IS AGREED as follows:

1.                                     INTERPRETATION

1.1                              Definitions

In this Agreement “Effective Date” means the date upon which each Party has signed this Agreement (whether the same or different counterparts) and has delivered the same to the Facility Agent.

1.2                              Construction

(a)                                Terms defined in the Subordination Agreement (as amended pursuant to this Agreement) shall have the same meaning when used in this Agreement.

(b)                                Clause 1.2 (Construction) of the Subordination Agreement will be deemed to be set out in full in this Agreement, but as if references in that clause to “the Agreement” were references to this Agreement.

1.3                              Third Party Rights

(a)                                Unless expressly provided to the contrary in this Agreement, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)                                Notwithstanding any term of this Agreement, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(c)                                 Notwithstanding Clause 1.3(a) hereof, the Third Parties Act shall apply to this Agreement in respect of any Noteholder which by holding a Note (and, in the case of any Retail Noteholder, by way of the execution and delivery by the Retail Notes Trustee of a Creditor Accession Undertaking) has effectively agreed to be bound by the provisions of this Agreement and will in the case of any Noteholder be deemed to receive solely the benefits hereof, and be subject to the terms and conditions hereof, as if such person was a Party. Without prejudice and subject to the terms of any Notes

Indenture, in relation to any amendment, waiver or rescission of this Agreement, no such person that is deemed to be a Party to this Agreement by virtue of this Clause 1.3 is required to consent to or execute any amendment, waiver or rescission in order for such amendment, waiver or rescission to be effective.

2.                                     AMENDMENT OF THE SUBORDINATION AGREEMENT

2.1                              The Facilities Agreement

With effect from (and including) the Effective Date, the Subordination Agreement shall be amended as set out in Schedule 1 (Amendments).

2.2                              Continuing Effect

Except as varied by the terms of this agreement, the Subordination Agreement will remain in full force and effect and any reference in the amended Subordination Agreement or any other Debt Document or to any provision of the Subordination Agreement will be construed as a reference to the amended Subordination Agreement, or that provision, as amended by this Agreement.

2.3                              Further assurance

The Company shall and shall procure that any other member of the Group will, at the request of the Facility Agent and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.

2.4                              Finance Document

The parties to this Agreement designate this Agreement as a Debt Document.

2.5                              Effective Date

The Facility Agent will notify the other parties to this Agreement promptly when the Effective Date occurs.

2.6                              No Novation

Each of the parties to this Agreement confirms that the amendment of the Subordination Agreement pursuant to this Agreement shall not constitute a novation of the Subordination Agreement.

3.                                     REPRESENTATIONS AND WARRANTIES

3.1                              Reliance

The Company, for itself and on behalf of each Notes Guarantor, represents and warrants as set out in this Clause 3 to each of the Notes Creditors, and acknowledges that each of the Facility Agent, Security Trustee and the Original Notes Trustee has entered into this Agreement and has agreed to the amendments effected by this Agreement in full reliance on those representations and warranties.

3.2                              Binding Obligations

The obligations expressed to be assumed by it under this Agreement are legal, valid, binding and enforceable obligations.

3.3                              Power and Authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement and to carry out the transactions contemplated by this Agreement.

3.4                              No Default

No Default has occurred and is continuing or is reasonably likely to result from the entry into, the performance of or any transaction contemplated by this Agreement.

4.                                     EXPENSES

4.1                              Stamp taxes

The Note Issuer shall pay, or shall procure that one or more of the Notes Guarantors shall pay, or shall indemnify each Note Creditor against any cost, loss or liability that Note Creditor incurs in relation to all stamp duty, registration and other similar taxes payable in respect of this Agreement, or any judgment given in connection with this Agreement.

4.2                              Amendment Expenses

The Note Issuer shall pay, or shall procure that one or more of the Notes Guarantors shall pay, promptly on demand to other parties to this Agreement the amount of all costs and expenses (including legal fees) reasonably incurred by that Party in connection with the negotiation, preparation, printing, execution, and completion of this Agreement and all documents, matters and things referred to in, or incidental to, this Agreement.

5.                                     MISCELLANEOUS

5.1                              Counterparts

This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

5.2                              Partial Invalidity

If, any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law the validity, legality or enforceability of the remaining provisions shall not be affected or impaired in any way.

5.3                              Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Note Creditor, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

6.                                     GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law and the Company submits to the jurisdiction of the English courts in the terms set out in clause 45 (Enforcement) of the Subordination Agreement (as if references in that clause 45 to “this Agreement” were references to this “Agreement”).

IN WITNESS whereof this Agreement has been duly executed on the date first above written.

SCHEDULE 1

AMENDMENTS

1.              In clause 1.1 (Definitions) the definition of “Notes” shall be deleted in its entirety and replaced with the following:

“Notes” means any notes, debt securities or other debt instruments (including the Original Notes, the Retail Notes and any additional notes) that are issued at any time under a Notes Indenture.

2.              In clause 1.1 (Definitions) the following new definition shall be inserted after the definition of “Responsible Officer”:

“Retail Notes” means the Sterling denominated 5.5% notes due 15 February 2022 under the £500,000,000 Euro Medium Term Loan Note Programme issued by the Company.

3.              In clause 1.1 (Definitions) the following new definitions shall be inserted after the insertion of the definition of “Retail Notes” in paragraph 2 above:

“Retail Noteholder” means holders, from time to time, of the Retail Notes, as determined in accordance with the Retail Notes Trust Deed;

“Retail Notes First Supplemental Trust Deed” means the first supplemental trust deed to the Retail Notes Principal Trust Deed to be made between the Company, the Retail Notes Trustee and the Notes Guarantors party thereto;

“Retail Notes Principal Trust Deed” means the trust deed dated 24 January 2013 made between the Company and the Retail Notes Trustee constituting the Retail Notes;

“Retail Notes Trust Deed” means the Retail Notes Principal Trust Deed and the Retail Notes First Supplemental Trust Deed; and

“Retail Notes Trustee” means U.S. Bank Trustees Limited as trustee under the Retail Notes Trust Deed.

4.              Clause 9.3 (Additional Notes Trustee) shall be shall be deleted in its entirety and replaced with the following:

9.3                               Additional Notes Trustee

(a)                                No person shall become a Notes Trustee unless prior to or substantially concurrent with the issue of any Notes it accedes to this Agreement as a Notes Trustee pursuant to Clause 9.5 (Creditor Accession Undertaking).

(b)                                Notwithstanding (a) above, the Retail Notes Trustee may become a Notes Trustee at any time if it accedes to this Agreement as a Notes Trustee pursuant to Clause 9.5 (Creditor Accession Undertaking).

SIGNATORIES

THE COMPANY

ENQUEST PLC

By:	/s/ J. Swinney

Signature

J. SWINNEY

Print name

Address:	5th Floor, Cunard House,
15 Regent Street
London, SWIY 4LR

Fax:	0207 925 4936

THE FACILITY AGENT

BNP PARIBAS

By:	/s/Louis Lecat	/s/Alexandre Pignolet de Fresne

Signature

	Louis LECAT	Alexandre PIGNOLET de FRESNE
	Senior Agency Officer	Senior Agency Officer

Print name

Address:

Fax:

THE SECURITY TRUSTEE

BNP PARIBAS

By:	/s/Xavier Venerau	/s/Remi Collonges-Dufouleur

Signature

	Xavier Venerau	REMI COLLONGES-DUFOULEUR
Managing Director
Head of E&C Structured Debt
Europe, Middle East & Africa

Print name

Address:

Fax:

THE ORIGINAL NOTES TRUSTEE

DEUTSCHE TRUSTEE COMPANY LIMITED

By:	/s/Mahen Surnam	By:	/s/David Contwo

	Signature		Signature

	Mahen Surnam		David Contwo
Associate Director

	Print name		Print name

Address:	WINCHESTER HOUSE
1 GT WINCHESTER ST
LONDON EC2N 2DB

Fax:	+44 (20)754 76129

CREDITOR ACCESSION UNDERTAKING

To:                                                                            BNP PARIBAS for itself and on behalf of each Secured Creditor (as defined in the Guarantee Subordination Agreement referred to below).

From:                                                              U.S. BANK TRUSTEES LIMITED

THIS UNDERTAKING is made as a deed on 5 November 2014 by U.S. BANK TRUSTEES LIMITED (the “Acceding Notes Trustee”) having been authorised, directed, requested and empowered to execute and deliver this Undertaking by an Extraordinary Resolution passed on 5 November 2014 by the holders of £155,000,000 5.5 per cent notes due February 2022 issued by EnQuest PLC, in relation of a guarantee subordination agreement (the “Original Guarantee Subordination Agreement”) dated 9 April 2014 between, among others, EnQuest PLC as the company, the Facility Agent and the Security Trustee (each as defined in the Original Guarantee Subordination Agreement), as amended by an amendment agreement thereto dated 5 November 2014 (the “Amendment Agreement” and the Original Guarantee Subordination Agreement as amended by the Amendment Agreement, the “Guarantee Subordination Agreement”). Terms defined in the Guarantee Subordination Agreement shall, unless otherwise defined in this Undertaking, bear the same meanings when used in this Undertaking.

In consideration of the Acceding Notes Trustee being accepted as a Notes Trustee for the purposes of the Guarantee Subordination Agreement, the Acceding Notes Trustee confirms that, as from 5 November 2014, it intends to be party to the Guarantee Subordination Agreement as a Notes Trustee and undertakes to perform all the obligations expressed in the Guarantee Subordination Agreement to be assumed by a Notes Trustee and agrees that it shall be bound by all the provisions of the Guarantee Subordination Agreement, as if it had been an original party to the Guarantee Subordination Agreement as a Notes Trustee.

The first supplemental trust deed (the “First Supplemental Trust Deed”) dated 5 November 2014 between EnQuest PLC, the Acceding Notes Trustee and the Guarantors (as defined in the First Supplemental Trust Deed) shall be designated as an indenture of the purposes of, and in connection with the acceding Notes Trustee’s accession to the Guarantee Subordination Agreement by way of the execution and delivery of this Undertaking solely for the purposes of including the defined term “Notes Creditor” as set out in the guarantee Subordination Agreement.

The address, fax number, email address and attention details of the Acceding Notes Trustee for notices are:

U.S. Bank Trustees Limited
Fifth Floor, 125 Old Broad Street,
London EC2N 1AR

Fax:                       0207 365 2577

Email:            mbs.relationship.management@usbank.com

This Undertaking and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS UNDERTAKING has been entered into on the date stated above and is delivered on the date stated above.

EXECUTED by
U.S. BANK TRUSTEES LIMITED

By:	/s/ C. Yates	/s/ L. Griffiths

Name:	Chris Yates	Laurence Griffiths
	Authorised Signatory	Authorised Signatory

Appendix 3

Form of Subordination Agreement Accession Deed

CREDITOR ACCESSION UNDERTAKING

To:                            BNP PARIBAS for itself and on behalf of each Secured Creditor (as defined in the Guarantee Subordination Agreement referred to below).

From:              DEUTSCHE BANK TRUST COMPANY AMERICAS

THIS UNDERTAKING is made as a deed on                         2016 by DEUTSCHE BANK TRUST COMPANY AMERICAS (the “Acceding Notes Trustee”) in relation to a guarantee subordination agreement (the “Original Guarantee Subordination Agreement”) dated 9 April 2014 between, among others, EnQuest PLC as the company, the Facility Agent and the Security Trustee (each as defined in the Original Guarantee Subordination Agreement), as amended by an amendment agreement thereto dated 5 November 2014 (the “Amendment Agreement” and the Original Guarantee Subordination Agreement as amended by the Amendment Agreement, the “Guarantee Subordination Agreement”).  Terms defined in the Guarantee Subordination Agreement shall, unless otherwise defined in this Undertaking, bear the same meanings when used in this Undertaking.

In consideration of the Acceding Notes Trustee being accepted as a Notes Trustee for the purposes of the Guarantee Subordination Agreement, the Acceding Notes Trustee confirms that, as from                         2016, it intends to be party to the Guarantee Subordination Agreement as a Notes Trustee and undertakes to perform all the obligations expressed in the Guarantee Subordination Agreement to be assumed by a Notes Trustee and agrees that it shall be bound by all the provisions of the Guarantee Subordination Agreement, as if it had been an original party to the Guarantee Subordination Agreement as a Notes Trustee.

The address, fax number, email address and attention details of the Acceding Notes Trustee for notices are:

Address:                             Deutsche Bank Trust Company Americas

Trust & Agency Services

60 Wall Street, MS NYC60-1630

New York, New York 10005

United States of America

Attention:                     Corporates Team — ENQUEST PLC 2022

Telephone:               +1 201 593 2204

Facsimile:                     +1 732 578 4635
Email:                                       kathryn.fischer@db.com

With copies to:

Address:                             Deutsche Bank Trust Company Americas

c/o Deutsche Bank National Trust Company

Trust & Agency Services

100 Plaza One, MS JCY03-0699

Jersey City, New Jersey 07311

Attention:                     Corporates Team — ENQUEST PLC 2022

Facsimile:                     +1 732 578 4635

This Undertaking and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS UNDERTAKING has been entered into as a deed on the date stated above and is delivered on the date stated above.

EXECUTED by DEUTSCHE BANK TRUST COMPANY AMERICAS

By:

Name:

Title:

By:

Name:

Title:

Appendix 4

Form of Retail Notes Supplemental Trust Deed

Third Supplemental Trust Deed

EnQuest PLC
as Issuer

and

U.S. Bank Trustees Limited
as Trustee

and

EnQuest Britain Limited, EnQuest ENS Limited,
EnQuest Global Limited, EnQuest Heather Limited,
EnQuest Heather Leasing Limited, EnQuest NWO
Limited and EQ Petroleum Sabah Limited
as Guarantors

in relation to the Issuer’s £155,000,000 5.50 per cent.
Notes due February 2022

[•] 2016

THIS THIRD SUPPLEMENTAL TRUST DEED is made on [•] 2016.

BETWEEN:

(1)                                     ENQUEST PLC (the “Issuer”);

(2)                                     U.S. BANK TRUSTEES LIMITED (the “Trustee”); and

(3)                                     ENQUEST BRITAIN LIMITED, ENQUEST ENS LIMITED, ENQUEST HEATHER LIMITED, ENQUEST HEATHER LEASING LIMITED, ENQUEST GLOBAL LIMITED, ENQUEST NWO LIMITED and EQ PETROLEUM SABAH LIMITED (each a “Guarantor” and together the “Guarantors”).

WHEREAS:

I.                                            This Third Supplemental Trust Deed is supplemental to (A) the trust deed dated 24 January 2013 (the “Principal Trust Deed”) made between the Issuer and the Trustee in respect of the Issuer’s £500,000,000 Euro Medium Term Note Programme, (B) the first supplemental trust deed dated 5 November 2014 (the “First Supplemental Trust Deed”) made between the Issuer, the Guarantors and the Trustee pursuant to which the Guarantors acceded to the Principal Trust Deed as guarantors of the Issuer’s £155,000,000 5.50 per cent. Notes due February 2022 (the “Retail Notes”) on and subject to the terms set out therein and (C) the second supplemental trust deed dated 5 May 2015 (the “Second Supplemental Trust Deed” and the Principal Trust Deed as amended and supplemented by the First Supplemental Trust Deed and the Second Supplemental Trust Deed, the “Trust Deed”) pursuant to which the Issuer, the Guarantors and the Trustee made certain amendments and modifications to the terms and conditions of the Retail Notes as set out therein.

II.                                       Pursuant to a scheme of arrangement (the “Scheme of Arrangement”) between the Issuer and certain of its creditors, the Issuer proposed to make certain further amendments and modifications to the terms and conditions of the Retail Notes and the Trust Deed.  On [•] 2016, the Scheme of Arrangement was sanctioned by the court and, on [•] 2016, the Company filed the sanction order in respect of the Scheme of Arrangement with the Registrar of Companies at Companies House.

III.                                  Under the terms of the Scheme, the Trustee is authorised, directed, requested and empowered to enter into this Third Supplemental Trust Deed to effect such amendments and modifications to the Retail Notes and the Trust Deed as specified by the Scheme of Arrangement.

NOW THIS DEED WITNESSES AND IT IS HEREBY DECLARED AS FOLLOWS:

1.                                          DEFINITIONS

1.1                                   Except as provided herein, terms defined in the Principal Trust Deed shall, save to the extent that the context otherwise requires, have the same meanings in this Third Supplemental Trust Deed.

1.2                                   In this Third Supplemental Trust Deed, “Restructuring Effective Date” has the meaning given to it in the Scheme of Arrangement.

2.                                          PRINCIPAL TRUST DEED

References in the Principal Trust Deed to “this Trust Deed” shall be read and construed as references to “this Trust Deed as supplemented by the First Supplemental Trust Deed, the Second Supplemental Trust Deed and the Third Supplemental Trust Deed” and words such as “herein”, “hereof”, “hereunder”, “hereby” and “hereto” where they appear in the Principal Trust Deed shall be construed accordingly.  Subject to the amendments effected hereunder, the Principal Trust Deed remains in full force and effect and the terms thereof shall apply hereto as if set out in full herein and the Principal Trust Deed, the First Supplemental Trust Deed, the Second Supplemental Trust Deed and this Third Supplemental Trust Deed shall be read and construed together as one deed.

3.                                          MODIFICATIONS TO THE RETAIL NOTES AND THE TRUST DEED

3.1                                   With effect from the Restructuring Effective Date:

(a)

(i)                               the Conditions of the Retail Notes; and

(ii)                            Part A (Contractual Terms) of the Final Terms relating to the Retail Notes,

shall be amended and restated in the forms set out in the schedule 1 (Terms and Conditions of the Notes) and schedule 2 (Amended and Restated Final Terms of the Retail Notes) and any reference in the Trust Deed to the “Conditions”, the “Final Terms” or “applicable Final Terms” shall, in relation to the Retail Notes, be a reference to the Conditions and the Final Terms of the Retail Notes as so amended and restated by this Third Supplemental Trust Deed; and

(b)                           the Retail Notes shall be known as the £155,000,000 7.00 per cent. Extendable PIK Toggle Notes due 2022 of the Issuer.

3.2                                   With effect from the Restructuring Effective Date:

(a)                           clause 6 (Release) of the First Supplemental Trust Deed shall be deleted and replaced with the following:

“The guarantee given by a Guarantor under this First Supplemental Trust Deed shall be automatically and unconditionally released and discharged without any further action by the Issuer, such Guarantor or the Trustee, and the obligations of such Guarantor hereunder will terminate and be of no further force and effect, if such Guarantor ceases to be a guarantor of the Issuer’s US$[•] 7% PIK Toggle Senior Notes with a scheduled maturity in 2022 (ISIN: [•], CUSIP: [•]), together with any additional such notes issued by the Issuer from time to time in payment of capitalised interest or additional amounts thereon, provided that any such release shall be evidenced by the delivery by the Issuer to the Trustee of a Directors’ Certificate certifying the facts or circumstances relating to the release and the date from which the release is to be effective.”; and

(b)                           schedule 2 part C (Terms and Conditions of the Notes) of the Trust Deed shall be deleted and replaced by schedule 1 (Terms and Conditions of the Notes) hereto.

4.                                          CONTINUING OBLIGATIONS OF THE GUARANTORS IN RELATION TO RETAIL NOTES

4.1                                   Neither the obligations of the Guarantor under the Retail Notes or the Trust Deed nor the rights, powers and remedies conferred upon the Trustee, the holders of the Retail Notes or any of them thereunder or by law shall be discharged, impaired or otherwise affected by:

(a)                           any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature) or replacement, waiver or release of, any obligation of the Issuer under or in respect of the Retail Notes, including (without limitation) any extension of or any increase of the obligations of the Issuer in respect thereof under or arising out of the implementation of the Scheme of Arrangement or execution of this Third Supplemental Trust Deed; or

(b)                           any other act, event or omission, including (without limitation) under or arising out of the implementation of the Scheme of Arrangement or execution of this Third Supplemental Trust Deed, which might, but for this clause, operate to discharge, impair or otherwise affect the obligations expressed to be assumed by any Guarantor under the Retail Notes or the Trust Deed or any of the rights, powers or remedies conferred upon the Trustee or the holders of the Retail Notes or any of them by the Trust Deed or by law.

4.2                                   The obligations of the Guarantors under the Retail Notes and the Trust Deed shall extend to any Additional Notes issued pursuant to Condition 5A of the Retail Notes.  Any reference in the Trust Deed (including, for the avoidance of doubt, in clause 2 (Addition of Guarantors) of the First Supplemental Trust Deed) to the Retail Notes shall be deemed to include a reference to Additional Notes issued in connection therewith and “Retail Notes” shall be construed accordingly.

5.                                          LIABILITY OF THE TRUSTEE

Without prejudice to any other term of the Trust Deed or the Conditions, the Trustee shall be entitled to rely absolutely on the determination by the Issuer as to whether or not the Cash Payment Condition is or has been satisfied without any further enquiry or investigation and without any liability on the part of the Trustee to any Noteholder or any other person for so doing.  The Trustee shall not be responsible for monitoring or ascertaining whether or not the Cash Payment Condition (or any component thereof) is or will be satisfied and assumes no liability to any person as a result thereof.

6.                                          LEGAL OPINION

The Issuer shall deliver (or procure that Ashurst LLP delivers) to the Trustee a legal opinion as to matters of English law dated the date hereof from Ashurst LLP relating to the capacity and authority of the Issuer and the Guarantors to enter into and the enforceability of this Third Supplemental Trust Deed.

7.                                          FEES

The Issuer shall pay the Trustee fees (including its own fees and those of its legal advisers) in connection with the execution of this Third Supplemental Trust Deed as agreed between the Issuer and the Trustee.

8.                                          CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

The parties to this Third Supplemental Trust Deed do not intend that any term of this Third Supplemental Trust Deed should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Third Supplemental Trust Deed, except and to the extent expressly provided in the Principal Trust Deed.

9.                                          GOVERNING LAW

This Third Supplemental Trust Deed, and any non-contractual obligations arising out of or in connection with it, shall be governed by and construed in accordance with English law.

10.                                   COUNTERPARTS

This Third Supplemental Trust Deed may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument.  A party may enter into this Third Supplemental Trust Deed by executing any such counterpart.

IN WITNESS WHEREOF this Third Supplemental Trust Deed has been executed as a deed on the date first above written.

SCHEDULE 1

TERMS AND CONDITIONS OF THE NOTES

The following is the text of the terms and conditions that, subject to completion in accordance with the provisions of Part A of the relevant Final Terms, shall be applicable to the Notes in definitive form (if any) issued in exchange for the Global Note(s) representing each Series. Either (i) the full text of these terms and conditions together with the relevant provisions of Part A of the Final Terms or (ii) these terms and conditions as so completed (and subject to simplification by the deletion of non-applicable provisions), shall be endorsed on such Bearer Notes or on the Certificates relating to such Registered Notes. All capitalised terms that are not defined in these Conditions will have the meanings given to them in Part A of the relevant Final Terms. Those definitions will be endorsed on the definitive Notes or Certificates, as the case may be. References in the Conditions to “Notes” are to the Notes (including any Additional Notes) of one Series only, not to all Notes that may be issued under the Programme.

The Notes are constituted by a Trust Deed (as amended or supplemented as at the date of issue of the Notes (the “Issue Date”), the (“Trust Deed”) dated 24 January 2013 (as amended or supplemented from time to time) between the Issuer and U.S. Bank Trustees Limited (the “Trustee”, which expression shall include all persons for the time being the trustee or trustees under the Trust Deed) as trustee for the Noteholders (as defined below). These terms and conditions (the “Conditions”) include summaries of, and are subject to, the detailed provisions of the Trust Deed, which includes the form of the Bearer Notes, Certificates, Coupons and Talons referred to below. An Agency Agreement (as amended or supplemented as at the Issue Date, the “Agency Agreement”) dated 24 January 2013 has been entered into in relation to the Notes between the Issuer, the Trustee, Elavon Financial Services Limited as initial issuing and paying agent and the other agents named in it. The issuing and paying agent, the other paying agents, the registrar, the transfer agents and the calculation agent(s) for the time being (if any) are referred to below respectively as the “Issuing and Paying Agent”, the “Paying Agents” (which expression shall include the Issuing and Paying Agent), the “Registrar”, the “Transfer Agents” (which expression shall include the Registrar) and the “Calculation Agent(s)”. Copies of the Trust Deed, the Agency Agreement and the High Yield Notes Indenture (as defined below) are available for inspection by Noteholders during usual business hours at the principal office of the Trustee (presently at Fifth Floor, 125 Old Broad Street, London EC2N 1AR) and at the specified offices of the Paying Agents and the Transfer Agents. The Noteholders and the holders of the interest coupons (the “Coupons”) relating to interest bearing Notes in bearer form and, where applicable in the case of such Notes, talons for further Coupons (the “Talons”) (the “Couponholders”) are entitled to the benefit of, are bound by, and are deemed to have notice of, all the provisions of the Trust Deed and are deemed to have notice of those provisions applicable to them of the Agency Agreement.

As used in these Conditions, “Tranche” means Notes which are identical in all respects.

1                     Form, Denomination and Title

The Notes are issued in bearer form (“Bearer Notes”) or in registered form (“Registered Notes”) in each case in the Specified Denomination(s) shown hereon.

The Issuer may, from time to time without the consent of the Noteholders or Couponholders, create and issue additional notes (“Additional Notes”) in respect of any Series pursuant to and in accordance with Condition 5A which Additional Notes shall be consolidated and form a single series with the then outstanding Notes of such Series.  Additional Notes will have the same terms and conditions in all respects as the Notes of such Series, except that interest on Additional Notes will accrue from (and including) the PIK Interest Payment Date on which such Additional Notes are issued rather than from the relevant Issue Date of the Notes already in issue.  In respect of a Series of Notes, upon the issuance of Additional Notes in respect thereof, references to Notes shall be deemed to include a reference to Additional Notes, and “Notes” shall be construed accordingly.

This Note is a Fixed Rate Note, a Floating Rate Note or a Zero Coupon Note or a combination of any of the foregoing, depending upon the Interest Basis shown hereon.

Bearer Notes are serially numbered and are issued with Coupons (and, where appropriate, a Talon) attached, save in the case of Zero Coupon Notes in which case references to interest (other than in relation to interest due after the Maturity Date), Coupons and Talons in these Conditions are not applicable.

Registered Notes are represented by registered certificates (“Certificates”) and, save as provided in Condition 2(c), each Certificate shall represent the entire holding of Registered Notes by the same holder.

Title to the Bearer Notes and the Coupons and Talons shall pass by delivery. Title to the Registered Notes shall pass by registration in the register that the Issuer shall procure to be kept by the Registrar in accordance with the provisions of the Agency Agreement (the “Register”). Except as ordered by a court of competent jurisdiction or as required by law, the holder (as defined below) of any Note, Coupon or Talon shall be deemed to be and may be treated as its absolute owner for all purposes whether or not it is overdue and regardless of any notice of ownership, trust or an interest in it, any writing on it (or on the Certificate representing it) or its theft or loss (or that of the related Certificate) and no person shall be liable for so treating the holder.

In these Conditions, “Noteholder” means the bearer of any Bearer Note or the person in whose name a Registered Note is registered (as the case may be), “holder” (in relation to a Note, Coupon or Talon) means the bearer of any Bearer Note, Coupon or Talon or the person in whose name a Registered Note is registered (as the case may be) and capitalised terms have the meanings given to them hereon, the absence of any such meaning indicating that such term is not applicable to the Notes.

2                     No Exchange of Notes and Transfers of Registered Notes

(a)                       No Exchange of Notes

Registered Notes may not be exchanged for Bearer Notes. Bearer Notes of one Specified Denomination may not be exchanged for Bearer Notes of another Specified Denomination. Bearer Notes may not be exchanged for Registered Notes.

(b)                       Transfer of Registered Notes

One or more Registered Notes may be transferred upon the surrender (at the specified office of the Registrar or any Transfer Agent) of the Certificate representing such Registered Notes to be transferred, together with the form of transfer endorsed on such Certificate, (or another form of transfer substantially in the same form and containing the same representations and certifications (if any), unless otherwise agreed by the Issuer), duly completed and executed and any other evidence as the Registrar or Transfer Agent may reasonably require. In the case of a transfer of part only of a holding of Registered Notes represented by one Certificate, a new Certificate shall be issued to the transferee in respect of the part transferred and a further new Certificate in respect of the balance of the holding not transferred shall be issued to the transferor. All transfers of Notes and entries on the Register will be made subject to the detailed regulations concerning transfers of Notes scheduled to the Agency Agreement. The regulations may be changed by the Issuer, with the prior written approval of the Registrar and the Trustee. A copy of the current regulations will be made available by the Registrar to any Noteholder upon request.

(c)                        Exercise of Options or Partial Redemption in Respect of Registered Notes

In the case of an exercise of an Issuer’s or Noteholders’ option in respect of, or a partial redemption of, a holding of Registered Notes represented by a single Certificate, a new Certificate shall be issued to the holder to reflect the exercise of such option or in respect of the balance of the holding not redeemed. In the case of a partial exercise of an option resulting in Registered Notes of the same holding having different terms, separate Certificates shall be issued in respect of those Notes of that holding that have the same terms. New Certificates shall only be issued against surrender of the existing Certificates to the Registrar or any Transfer Agent. In the case of a transfer of Registered Notes to a person who is already a holder of Registered Notes, a new Certificate representing the enlarged holding shall only be issued against surrender of the Certificate representing the existing holding.

(d)                       Delivery of New Certificates

Each new Certificate to be issued pursuant to Conditions 2(b) or (c) shall be available for delivery within three business days of receipt of the form of transfer or Exercise Notice (as defined in Condition 6(e)) and surrender of the Certificate for exchange. Delivery of the new Certificate(s) shall be made at the specified office of the Transfer Agent or of the Registrar (as the case may be) to whom delivery or surrender of such form of transfer, Exercise Notice or Certificate shall have been made or, at the option of the holder making such delivery or surrender as aforesaid and as specified in the relevant form of transfer, Exercise Notice or otherwise in writing, be mailed by uninsured post at the risk of the holder entitled to the new Certificate to such address as may be so specified, unless such holder requests otherwise and pays in advance to the relevant Transfer Agent the costs of such other method of delivery and/or such insurance as it may specify. In this Condition 2(d), “business day” means a day, other than a Saturday or Sunday, on which banks are open for business in the place of the specified office of the relevant Transfer Agent or the Registrar (as the case may be).

(e)                        Transfers Free of Charge

Transfers of Notes and Certificates on registration, transfer, exercise of an option or partial redemption shall be effected without charge by or on behalf of the Issuer, the Registrar or the Transfer Agents, but upon payment of any tax or other governmental charges that may be imposed in relation to it (or the giving of such indemnity as the Registrar or the relevant Transfer Agent may require).

(f)                          Closed Periods

No Noteholder may require the transfer of a Registered Note to be registered (i) during the period of 15 days prior to any date on which Notes may be called for redemption by the Issuer at its option pursuant to Condition 6(d), (ii) after any such Note has been called for redemption or (iii) during the period of seven days ending on (and including) any Record Date.

3                     Status of the Notes

The Notes and the Coupons relating to them constitute (subject to Condition 4(a)) unsecured obligations of the Issuer and shall at all times rank pari passu and without any preference among themselves. The payment obligations of the Issuer under the Notes and the Coupons relating to them shall, save for such exceptions as may be provided by applicable legislation and subject to Condition 4(a), at all times rank at least equally with all other unsecured and unsubordinated indebtedness and monetary obligations of the Issuer, present and future.

4                     Covenants

(a)                       Negative Pledge

So long as any Note or Coupon remains outstanding (as defined in the Trust Deed), the Issuer will not, and will ensure that none of its Subsidiaries will create, or have outstanding, any mortgage, charge, lien, pledge or other security interest, upon the whole or any part of its present or future undertaking, assets or revenues (including any uncalled capital) to secure any Relevant Indebtedness or to secure any guarantee or indemnity in respect of any Relevant Indebtedness, without at the same time or prior thereto according to the Notes and the Coupons the same security as is created or subsisting to secure any such Relevant Indebtedness, guarantee or indemnity or such other security as either (i) the Trustee shall in its absolute discretion deem not materially less beneficial to the interest of the Noteholders or (ii) shall be approved by an Extraordinary Resolution (as defined in the Trust Deed) of the Noteholders.

(b)                       Restricted Shareholder Payments

The Issuer shall not make a Restricted Shareholder Payment unless or until, in respect of any Series of Notes, the Issuer has redeemed such Notes pursuant to Condition 6(dd) in a principal amount equal to the aggregate principal amount of any Additional Notes issued prior to the making of such Restricted Shareholder Payment.

The Issuer shall, prior to making any payment or taking any other action which constitutes a Restricted Payment, deliver to the Trustee a Directors’ Certificate certifying that such payment or action is not prohibited by this Condition 4(b).  The Trustee shall be entitled to rely absolutely on such certificate as conclusive evidence thereof without any liability to any person.

If the High Yield Notes are redeemed, purchased and cancelled in full prior to the Maturity Date, the covenant under this Condition 4(b) shall continue to apply notwithstanding such redemption, purchase and cancellation as if the High Yield Notes Indenture remained in full force and effect until such time as the Issuer may (in its absolute discretion) propose an amendment to these Conditions to give effect to the commercial intention of this Condition 4(b) (such amendment to be approved by an Extraordinary Resolution of the Noteholders) and such amendment is implemented.

The Trustee shall not be responsible for monitoring or ascertaining whether or not the Issuer has made a Restricted Shareholder Payment or Restricted Payment and assumes no liability to any person as a result thereof.  The Trustee shall be entitled to assume that the Issuer has made no such payment unless and until the Trustee shall have received express notice to the contrary.

(c)                        Financial Information

(i)                           As soon as they may become available, but in any event within four months of its most recent financial year-end, the Issuer shall send to the Trustee a copy of its audited Consolidated Financial Statements for such financial year, together with the report thereon of the Issuer’s independent auditors, and

(ii)                        within two months of the end of the first half of each financial year, the Issuer shall send to the Trustee a copy of its unaudited Consolidated Financial Statements for such period.

(d)                       Definitions

In these Conditions:

(i)                           “Consolidated Financial Statements” means the Issuer’s audited annual consolidated financial statements or its unaudited semi-annual consolidated financial statements, as the case may be, including the relevant accounting policies and notes to the accounts and in each case prepared in accordance with IFRS from time to time;

(ii)                        “Directors’ Certificate” means a certificate signed on behalf of the Issuer by two directors of the Issuer;

(iii)                     “Group” means the Issuer and its Subsidiaries for the time being;

(iv)                    “High Yield Notes” means the Issuer’s US$[•] 7% PIK Toggle Senior Notes with a scheduled maturity in 2022 (ISIN: [•], CUSIP: [•]), together with any additional notes issued by the Issuer from time to time in payment of capitalised interest or additional amounts on the High Yield Notes;

(v)                       “High Yield Notes Indenture” means the indenture constituting the High Yield Notes dated [•] 2016 and made between, among other, the Issuer and Deutsche Bank Trust Company Americas in force as at the issue date of the High Yield Notes;

(vi)                    “IFRS” means the generally accepted accounting practice and principles applicable to the business the Issuer conducts, currently International Financial Reporting Standards;

(vii)                 “Relevant Indebtedness” means any indebtedness which is in the form of, or represented or evidenced by, bonds, notes, debentures, loan stock or other securities which for the time being are quoted, listed or dealt in or traded on any stock exchange or over-the-counter or other securities market;

(viii)              “Restricted Payment” means any payment or other action which is defined or designated as a “Restricted Payment” under or for the purposes of the High Yield Notes Indenture;

(ix)                    “Restricted Shareholder Payment” means a Restricted Payment other than any such payment or other action that is expressly permitted for the purposes of section 4.6(d) of the High Yield Notes Indenture; and

(x)                       “Subsidiary” means a subsidiary within the meaning of Section 1159 of the Companies Act 2006 as amended.

5                     Interest and other Calculations

(a)                       Interest on Fixed Rate Notes

Each Fixed Rate Note bears interest on its outstanding nominal amount from the Interest Commencement Date at the rate per annum (expressed as a percentage) equal to the Rate of Interest, such interest being payable in arrear on each Interest Payment Date subject to Condition 5A. The amount of interest payable shall be determined in accordance with Condition 5(f).

(b)                       Interest on Floating Rate Notes:

(i)                           Interest Payment Dates: Each Floating Rate Note bears interest on its outstanding nominal amount from the Interest Commencement Date at the rate per annum (expressed as a percentage) equal to the Rate of Interest, such interest being payable in arrear on each Interest Payment Date subject to Condition 5A. The amount of interest payable shall be determined in accordance with Condition 5(f). Such Interest Payment Date(s) is/are either shown hereon as Specified Interest Payment Dates or, if no Specified Interest Payment Date(s) is/are shown hereon, Interest Payment Date shall mean each date which falls the number of months or other period shown hereon as the Interest Period after the preceding Interest Payment Date or, in the case of the first Interest Payment Date, after the Interest Commencement Date.

(ii)                        Business Day Convention: If any date referred to in these Conditions that is specified to be subject to adjustment in accordance with a Business Day Convention would otherwise fall on a day that is not a Business Day, then, if the Business Day Convention specified is (A) the Floating Rate Business Day Convention, such date shall be postponed to the next day that is a Business Day unless it would thereby fall into the next calendar month, in which event (x) such date shall be brought forward to the immediately preceding Business Day and (y) each subsequent such date shall be the last Business Day of the month in which such date would have fallen had it not been subject to adjustment, (B) the Following Business Day Convention, such date shall be postponed to the next day that is a Business Day, (C) the Modified Following Business Day Convention, such date shall be postponed to the next day that is a Business Day unless it would thereby fall into the next calendar month, in which event such date shall be brought forward to the immediately preceding Business Day or (D) the Preceding Business Day Convention, such date shall be brought forward to the immediately preceding Business Day.

(iii)                     Rate of Interest: The Rate of Interest in respect of Floating Rate Notes for each Interest Accrual Period shall be determined in the manner specified hereon and the provisions below relating to either ISDA Determination or Screen Rate Determination shall apply, depending upon which is specified hereon.

(A)                     ISDA Determination

Where ISDA Determination is specified hereon as the manner in which the Rate of Interest is to be determined, the Rate of Interest for each Interest Accrual Period shall be determined by the Calculation Agent as a rate equal to the relevant ISDA Rate. For the purposes of this sub-paragraph (A), “ISDA Rate” for an Interest Accrual Period means a rate equal to the Floating Rate that would be determined by the Calculation Agent under a Swap Transaction under the terms of an agreement incorporating the ISDA Definitions and under which:

(x)                       the Floating Rate Option is as specified hereon

(y)                       the Designated Maturity is a period specified hereon and

(z)                        the relevant Reset Date is the first day of that Interest Accrual Period unless otherwise specified hereon.

For the purposes of this sub-paragraph (A), “Floating Rate”, “Calculation Agent”, “Floating Rate Option”, “Designated Maturity”, “Reset Date” and “Swap Transaction” have the meanings given to those terms in the ISDA Definitions.

(B)                     Screen Rate Determination

(x)                       Where Screen Rate Determination is specified hereon as the manner in which the Rate of Interest is to be determined, the Rate of Interest for each Interest Accrual Period will, subject as provided below, be either:

(1)                       the offered quotation; or

(2)                       the arithmetic mean of the offered quotations,

(expressed as a percentage rate per annum) for the Reference Rate which appears or appear, as the case may be, on the Relevant Screen Page as at either 11.00 a.m. (London time in the case of LIBOR or Brussels time in the case of EURIBOR) on the Interest Determination Date in question as determined by the Calculation Agent. If five or more of such offered quotations are available on the Relevant Screen Page, the highest (or, if there is more than one such highest quotation, one only of such quotations) and the lowest (or, if there is more than one such lowest quotation, one only of such quotations) shall be disregarded by the Calculation Agent for the purpose of determining the arithmetic mean of such offered quotations.

(y)                       if the Relevant Screen Page is not available or if, sub-paragraph (x)(1) applies and no such offered quotation appears on the Relevant Screen Page or if sub-paragraph (x)(2) above applies and fewer than three such offered quotations appear on the Relevant Screen Page in each case as at the time specified above, subject as provided below, the Calculation Agent shall request, if the Reference Rate is LIBOR, the principal London office of each of the Reference Banks or, if the Reference Rate is EURIBOR, the principal Euro-zone office of each of the Reference Banks, to provide the Calculation Agent with its offered quotation (expressed as a percentage rate per annum) for the Reference Rate if the Reference Rate is LIBOR, at approximately 11.00 a.m. (London time), or if the Reference Rate is EURIBOR, at approximately 11.00 a.m. (Brussels time) on the Interest Determination Date in question. If two or more of the Reference Banks provide the Calculation Agent with such offered quotations, the Rate of Interest for such Interest Accrual Period shall be the arithmetic mean of such offered quotations as determined by the Calculation Agent; and

(z)                        if paragraph (y) above applies and the Calculation Agent determines that fewer than two Reference Banks are providing offered quotations, subject as provided below, the Rate of Interest shall be the arithmetic mean of the rates per annum (expressed as a percentage) as communicated to (and at the request of) the Calculation Agent by the Reference Banks or any two or more of them, at which such banks were offered, if the Reference Rate is LIBOR, at approximately 11.00 a.m. (London time) or, if the Reference Rate is EURIBOR, at approximately 11.00 a.m. (Brussels time) on the relevant Interest Determination Date, deposits in the Specified Currency for a period equal to that which would have been used for the Reference Rate by leading banks in, if the Reference Rate is LIBOR, the London inter-bank market or, if the Reference Rate is EURIBOR, the Euro-zone inter-bank market, as the case may be, or, if fewer than two of the Reference Banks provide the Calculation Agent with such offered rates, the offered rate for deposits in the Specified Currency for a period equal to that which would have been used for the Reference Rate, or the arithmetic mean of the offered rates for deposits in the Specified Currency for a period equal to that which would have been used for the Reference Rate, at which, if the Reference Rate is LIBOR, at approximately 11.00 a.m. (London time) or, if the Reference Rate is EURIBOR, at approximately 11.00 a.m. (Brussels time), on the relevant Interest Determination Date, any one or more banks (which bank or banks is or are in the opinion of the Trustee and the Issuer suitable for such purpose) informs the Calculation Agent it is quoting to leading banks in, if the Reference Rate is LIBOR, the London inter-bank market or, if the Reference Rate is EURIBOR, the Euro-zone inter-bank market, as the case may be, provided that, if the Rate of Interest cannot be determined in accordance with the foregoing provisions of this paragraph, the Rate of Interest shall be determined as at the last preceding Interest Determination Date (though substituting, where a different Margin or Maximum or Minimum Rate of Interest is to be applied to the relevant Interest Accrual Period from that which applied to the last preceding Interest Accrual Period, the Margin or Maximum or Minimum Rate of Interest relating to the relevant Interest Accrual Period, in place of the Margin or Maximum or Minimum Rate of Interest relating to that last preceding Interest Accrual Period).

(c)                        Zero Coupon Notes

Where a Note the Interest Basis of which is specified to be Zero Coupon is repayable prior to the Maturity Date and is not paid when due, the amount due and payable prior to the Maturity Date shall be the Early Redemption Amount of such Note. As from the Maturity Date, the Rate of Interest for any overdue principal of such a Note shall be a rate per annum (expressed as a percentage) equal to the Amortisation Yield (as described in Condition 6(b)(i)).

(d)                       Accrual of Interest

Interest shall cease to accrue on each Note on the due date for redemption unless, upon due presentation, payment is improperly withheld or refused, in which event interest shall continue to accrue (both before and after judgment) at the Rate of Interest in the manner provided in this Condition 5 to the Relevant Date (as defined in Condition 8).

(e)                        Margin, Maximum/Minimum Rates of Interest, Redemption Amounts and Rounding

(i)                           If any Margin is specified hereon (either (x) generally, or (y) in relation to one or more Interest Accrual Periods), an adjustment shall be made to all Rates of Interest, in the case of (x), or the Rates of Interest for the specified Interest Accrual Periods, in the case of (y), calculated in accordance with Condition 5(b) above by adding (if a positive number) or subtracting the absolute value (if a negative number) of such Margin, subject always to the next paragraph.

(ii)                        If any Maximum or Minimum Rate of Interest or Redemption Amount is specified hereon, then any Rate of Interest or Redemption Amount shall be subject to such maximum or minimum, as the case may be.

(iii)                     For the purposes of any calculations required pursuant to these Conditions (unless otherwise specified), (x) all percentages resulting from such calculations shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (with 0.000005 of a percentage point being rounded up), (y) all figures shall be rounded to seven significant figures (provided that if the eighth significant figure is a 5 or greater, the seventh significant shall be rounded up) and (z) all currency amounts that fall due and payable shall be rounded to the nearest unit of such currency (with half a unit being rounded up), save in the case of yen, which shall be rounded down to the nearest yen. For these purposes “unit” means the lowest amount of such currency that is available as legal tender in the countries of such currency.

(f)                          Calculations

The amount of interest payable per Calculation Amount in respect of any Note for any Interest Accrual Period shall be equal to the product of the Rate of Interest, the Calculation Amount specified hereon, and the Day Count Fraction for such Interest Accrual Period, unless an Interest Amount (or a formula for its calculation) is applicable to such Interest Accrual Period, in which case the amount of interest payable per Calculation Amount in respect of such Note for such Interest Accrual Period shall equal such Interest Amount (or be calculated in accordance with such formula). Where any Interest Period comprises two or more Interest Accrual Periods, the amount of interest payable per Calculation Amount in respect of such Interest Period shall be the sum of the Interest Amounts payable in respect of each of those Interest Accrual Periods. In respect of any other period for which interest is required to be calculated, the provisions above shall apply save that the Day Count Fraction shall be for the period for which interest is required to be calculated.

(g)                       Determination and Publication of Rates of Interest, Interest Amounts, Final Redemption Amounts, Early Redemption Amounts and Optional Redemption Amounts

The Calculation Agent shall, as soon as practicable on each Interest Determination Date, or such other time on such date as the Calculation Agent may be required to calculate any rate or amount, obtain any quotation or make any determination or calculation, determine such rate and calculate the Interest Amounts for the relevant Interest Accrual Period, calculate the Final Redemption Amount, Early Redemption Amount or Optional Redemption Amount, obtain such quotation or make such determination or calculation, as the case may be, and cause the Rate of Interest and the Interest Amounts for each Interest Accrual Period and the relevant Interest Payment Date and, if required to be calculated, the Final Redemption Amount, Early Redemption Amount or Optional Redemption Amount to be notified to the Trustee, the Issuer, each of the Paying Agents, the Noteholders, any other Calculation Agent appointed in respect of the Notes that is to make a further calculation upon receipt of such information and, if the Notes are listed on a stock exchange and the rules of such exchange or other relevant authority so require, such exchange or other relevant authority as soon as possible after their determination but in no event later than (i) the commencement of the relevant Interest Period, if determined prior to such time, in the case of notification to such exchange of a Rate of Interest and Interest Amount, or (ii) in all other cases, the fourth Business Day after such determination. Where any Interest Payment Date or Interest Period Date is subject to adjustment pursuant to Condition 5(b)(ii), the Interest Amounts and the Interest Payment Date so published may subsequently be amended (or appropriate alternative arrangements made with the consent of the Trustee by way of adjustment) without notice in the event of an extension or shortening of the Interest Period. If the Notes become due and payable under Condition 10, the accrued interest and the Rate of Interest payable in respect of the Notes shall nevertheless continue to be calculated as previously in accordance with this Condition but no publication of the Rate of Interest or the Interest Amount so calculated need be made unless the Trustee in its sole discretion otherwise requires. The determination of any rate or amount, the obtaining of each quotation and the making of each determination or calculation by the Calculation Agent(s) shall (in the absence of manifest error) be final and binding upon all parties.

(h)                       Determination or Calculation by Trustee

If the Calculation Agent does not at any time for any reason determine or calculate the Rate of Interest for an Interest Accrual Period or any Interest Amount, Final Redemption Amount, Early Redemption Amount or Optional Redemption Amount, the Trustee shall do so (or shall appoint an agent on its behalf to do so) but in each case without liability to any person for so doing and such determination or calculation shall be deemed to have been made by the Calculation Agent. In doing so, the Trustee shall apply the foregoing provisions of this Condition, with any necessary consequential amendments, to the extent that, in its opinion, it can do so, and, in all other respects it shall do so in such manner as it shall deem fair and reasonable in all the circumstances.

(i)                          Definitions

In these Conditions, unless the context otherwise requires, the following defined terms shall have the meanings set out below:

“Business Day” means:

(i)                           in the case of a currency other than euro, a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments in the principal financial centre for such currency and/or

(ii)                        in the case of euro, a day on which the TARGET System is operating (a “TARGET Business Day”) and/or

(iii)                     in the case of a currency and/or one or more Business Centres a day (other than a Saturday or a Sunday) on which commercial banks and foreign exchange markets settle payments in such currency in the Business Centre(s) or, if no currency is indicated, generally in each of the Business Centres.

“Day Count Fraction” means, in respect of the calculation of an amount of interest on any Note for any period of time (from and including the first day of such period to but excluding the last) (whether or not constituting an Interest Period or an Interest Accrual Period, the “Calculation Period”):

(i)                           if “Actual/Actual” or “Actual/Actual - ISDA” is specified hereon, the actual number of days in the Calculation Period divided by 365 (or, if any portion of that Calculation Period falls in a leap year, the sum of (A) the actual number of days in that portion of the Calculation Period falling in a leap year divided by 366 and (B) the actual number of days in that portion of the Calculation Period falling in a non-leap year divided by 365)

(ii)                        if “Actual/365 (Fixed)” is specified hereon, the actual number of days in the Calculation Period divided by 365

(iii)                     if “Actual/365 (Sterling)” is specified hereon, the actual number of days in the Calculation Period divided by 365 or, in the case of an Interest Payment Date falling in a leap year, 366

(iv)                    if “Actual/360” is specified hereon, the actual number of days in the Calculation Period divided by 360

(v)                      if “30/360”, “360/360” or “Bond Basis” is specified hereon, the number of days in the Calculation Period divided by 360, calculated on a formula basis as follows:

where:

“Y1” is the year, expressed as a number, in which the first day of the Calculation Period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the Calculation Period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the Calculation Period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the Calculation Period falls;

“D1” is the first calendar day, expressed as a number, of the Calculation Period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the Calculation Period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30

(vi)                    if “30E/360” or “Eurobond Basis” is specified hereon, the number of days in the Calculation Period divided by 360, calculated on a formula basis as follows:

where:

“Y1” is the year, expressed as a number, in which the first day of the Calculation Period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the Calculation Period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the Calculation Period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the Calculation Period falls;

“D1” is the first calendar day, expressed as a number, of the Calculation Period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the Calculation Period, unless such number would be 31, in which case D2 will be 30

(vii)                 if “30E/360 (ISDA)” is specified hereon, the number of days in the Calculation Period divided by 360, calculated on a formula basis as follows:

where:

“Y1” is the year, expressed as a number, in which the first day of the Calculation Period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the Calculation Period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the Calculation Period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the Calculation Period falls;

“D1” is the first calendar day, expressed as a number, of the Calculation Period, unless (i) that day is the last day of February or (ii) such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the Calculation Period, unless (i) that day is the last day of February but not the Maturity Date or (ii) such number would be 31, in which case D2 will be 30

(viii)              if “Actual/Actual-ICMA” is specified hereon,

(A)                     if the Calculation Period is equal to or shorter than the Determination Period during which it falls, the number of days in the Calculation Period divided by the product of (x) the number of days in such Determination Period and (y) the number of Determination Periods normally ending in any year; and

(B)                     if the Calculation Period is longer than one Determination Period, the sum of:

(x)                       the number of days in such Calculation Period falling in the Determination Period in which it begins divided by the product of (1) the number of days in such Determination Period and (2) the number of Determination Periods normally ending in any year; and

(y)                       the number of days in such Calculation Period falling in the next Determination Period divided by the product of (1) the number of days in such Determination Period and (2) the number of Determination Periods normally ending in any year where:

“Determination Period” means the period from and including a Determination Date in any year to but excluding the next Determination Date; and

“Determination Date” means the date(s) specified as such hereon or, if none is so specified, the Interest Payment Date(s)

“Euro-zone” means the region comprised of member states of the European Union that adopt the single currency in accordance with the Treaty establishing the European Community, as amended.

“Interest Accrual Period” means the period beginning on (and including) the Interest Commencement Date and ending on (but excluding) the first Interest Period Date and each successive period beginning on (and including) an Interest

Period Date and ending on (but excluding) the next succeeding Interest Period Date.

“Interest Amount” means:

(i)                           in respect of an Interest Accrual Period, the amount of interest payable per Calculation Amount for that Interest Accrual Period and which, in the case of Fixed Rate Notes, and unless otherwise specified hereon, shall mean the Fixed Coupon Amount or Broken Amount specified hereon as being payable on the Interest Payment Date ending the Interest Period of which such Interest Accrual Period forms part; and

(ii)                        in respect of any other period, the amount of interest payable per Calculation Amount for that period.

“Interest Commencement Date” means the Issue Date or such other date as may be specified hereon.

“Interest Determination Date” means, with respect to a Rate of Interest and Interest Accrual Period, the date specified as such hereon or, if none is so specified, (i) the first day of such Interest Accrual Period if the Specified Currency is Sterling or (ii) the day falling two Business Days in London for the Specified Currency prior to the first day of such Interest Accrual Period if the Specified Currency is neither Sterling nor euro or (iii) the day falling two TARGET Business Days prior to the first day of such Interest Accrual Period if the Specified Currency is euro.

“Interest Period” means the period beginning on and including the Interest Commencement Date and ending on but excluding the first Interest Payment Date and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date.

“Interest Period Date” means each Interest Payment Date unless otherwise specified hereon.

“ISDA Definitions” means the 2006 ISDA Definitions, as published by the International Swaps and Derivatives Association, Inc., unless otherwise specified hereon.

“Rate of Interest” means the rate of interest (whether in cash or in kind) payable from time to time in respect of this Note and that is either specified or calculated in accordance with the provisions hereon.

“Reference Banks” means, in the case of a determination of LIBOR, the principal London office of four major banks in the London inter-bank market and, in the case of a determination of EURIBOR, the principal Euro-zone office of four major banks in the Euro-zone inter-bank market, in each case selected by the Calculation Agent.

“Reference Rate” means the rate specified as such hereon.

“Relevant Screen Page” means such page, section, caption, column or other part of a particular information service as may be specified hereon.

“Specified Currency” means the currency specified as such hereon or, if none is specified, the currency in which the Notes are denominated.

“TARGET System” means the Trans-European Automated Real-Time Gross Settlement Express Transfer (known as TARGET2) System which was launched on 19 November 2007 or any successor thereto.

(j)                          Calculation Agent

The Issuer shall procure that there shall at all times be one or more Calculation Agents if provision is made for them hereon and for so long as any Note is outstanding (as defined in the Trust Deed). Where more than one Calculation Agent is appointed in respect of the Notes, references in these Conditions to the Calculation Agent shall be construed as each Calculation Agent performing its respective duties under the Conditions. If the Calculation Agent is unable or unwilling to act as such or if the Calculation Agent fails duly to establish the Rate of Interest for an Interest Accrual Period or to calculate any Interest Amount, Final Redemption Amount, Early Redemption Amount or Optional Redemption Amount, as the case may be, or to comply with any other requirement, the Issuer shall (with the prior written approval of the Trustee) appoint a leading bank or financial institution engaged in the interbank market (or, if appropriate, money, swap or over-the-counter index options market) that is most closely connected with the calculation or determination to be made by the Calculation Agent (acting through its principal London office or any other office actively involved in such market) to act as such in its place. The Calculation Agent may not resign its duties without a successor having been appointed as aforesaid.

5A            Additional Notes

(a)                       PIK Interest Rate

If PIK Interest is specified hereon, payment of interest on the Notes will be subject to this Condition 5A.

Subject to Condition 5A(c), on each Interest Payment Date in respect of which the Cash Payment Condition is satisfied, interest shall be payable in cash in accordance with Condition 5(a) or Condition 5(b) (as the case may be).  For each Interest Payment Date in respect of which the Cash Payment Condition is not satisfied (each such Interest Payment Date, a “PIK Interest Payment Date”), interest shall not be payable in cash and each Note will bear interest (“PIK Interest”) at a rate equal to the PIK Interest Rate, calculated by reference to its principal amount.  The amount of PIK Interest payable shall be determined in accordance with Condition 5 and this Condition 5A.

PIK Interest accrued in respect of each relevant Interest Period ending on a PIK Interest Payment Date shall, unless such PIK Interest Payment Date is also the due date for redemption or repayment of the Notes, be satisfied upon presentation and surrender of the relevant Coupon(s) (in the case of Bearer Notes) or the relevant Certificate(s) (in the case of Registered Notes) by the issuance of Additional Notes to the holders of the Notes on the relevant PIK Interest Payment Date in an aggregate principal amount equal to the PIK Interest accrued on such Note in respect of the Interest Period ending on such PIK Interest Payment Date.

Where Notes are to be redeemed or repaid pursuant to these Conditions, any PIK Interest accrued on such Notes from the Interest Payment Date immediately preceding the due date for redemption or repayment up to such due date for redemption or repayment shall be payable in cash in the Specified Currency or Specified Currencies of the relevant Notes to be redeemed or repaid.

The aggregate principal amount of Additional Notes to be issued to each holder on a PIK Interest Payment Date will be delivered by reference to the aggregate principal amount of Notes held by such holder on the relevant PIK Interest Payment Date, provided that, for as long as the Notes represented by a Global Note (in the case of Bearer Notes) or a Global Certificate (in the case of Registered Notes), the aggregate principal amount of Additional Notes to be issued on a PIK Interest Payment Date shall be determined by reference to the aggregate principal amount of Notes represented by such Global Note or Global Certificate (as the case may be).

Fractions of an Additional Note will not be issued and any Additional Notes to be issued pursuant to these Conditions, either to a particular holder in circumstances where the Notes are not represented by a Global Note or Global Certificate or in respect of the Global Note or Global Certificate where the Notes are represented thereby, shall (if necessary) be rounded down to the nearest minimum Specified Denomination of Additional Notes in accordance with (where the Notes are represented by a Global Note or Global Certificate) the rules and procedures of the relevant clearing systems.

Where the Notes are represented by a Global Note (in the case of Bearer Notes) or Global Certificate (in the case of Registered Notes), any Additional Notes will be represented by a further global note in bearer form without Coupons (in the case of Bearer Notes) or a further global certificate in registered form (in the case of Registered Notes), which shall be delivered to a common depositary for Euroclear and Clearstream, Luxembourg on or before the relevant PIK Interest Payment Date, and references in these Conditions to the Global Note or Global Certificate (as the case may be) shall be deemed to include any and all such further global notes or global certificates.  Where the Notes are not represented by a Global Note or Global Certificate, any Additional Notes to be issued to a holder will be delivered to such holder upon presentation by such Noteholder of the Notes held by it on the relevant PIK Interest Payment Date at the specified office of any Paying Agent outside the United States (in the case of Bearer Notes) or at the specified office of any Transfer Agent or the Registrar (in the case of Registered Notes) at any time on or after the relevant PIK Interest Payment Date, provided that such date of presentation is a Business Day in the place of the specified office of the relevant Paying Agent or Transfer Agent or the Registrar (as the case may be).

The Trustee shall not be responsible for monitoring or ascertaining whether or not the Cash Payment Condition (or any component thereof) is or will be satisfied and assumes no liability to any person as a result thereof.

In these Conditions:

The “Cash Payment Condition” will be satisfied in respect of an Interest Payment Date (as determined by the Issuer) if (i) the average of the Daily Brent Oil Prices during the period of six calendar months immediately preceding the Cash Payment Condition Determination Date is equal to or above US$65.00; and (ii) as at the relevant Cash Payment Condition Determination Date, no payment “Event of Default” (as defined in the Revolving Credit Facilities Agreement) under the Revolving Credit Facilities Agreement has occurred and is continuing (which shall include, for the avoidance of doubt, any such event of default arising as a result of the aggregate amount of the loans and letters of credit outstanding thereunder exceeding the aggregate commitments under the Revolving Credit Facilities applicable at such time);

“Cash Payment Condition Determination Date” means, in respect of any Interest Payment Date, the date which falls one calendar month prior to such Interest Payment Date, except that if such date is not a Business Day, the Cash Payment Condition Determination Date shall be the immediately preceding Business Day;

“Daily Brent Oil Price” means the end of day daily Dated Brent Future published by Platts (or such equivalent price that may replace the dated Brent price from time to time);

“PIK Interest Rate” means the rate of interest that is either specified as such or calculated in accordance with the provisions hereon;

“Revolving Credit Facilities” means senior, secured revolving credit and letter of credit facilities made available to, among others, the Issuer under the Revolving Credit Facilities Agreement; and

“Revolving Credit Facilities Agreement” means the senior, secured revolving credit and letter of credit facilities agreement between, among other, the Issuer and BNP Paribas as facility agent and security trustee dated 6 March 2012, as amended, restated and supplemented from time to time,

(b)                       Notice

                                      The Issuer shall notify the Trustee and the Paying Agent in writing and the Noteholders in accordance with Condition 16 not less than ten Business Days prior to a PIK Interest Payment Date of the aggregate outstanding principal amount of the Notes, as increased by the Additional Notes.

(c)                        Disapplication of PIK Interest

This Condition 5A shall cease to apply upon the earlier of:

(i)                           the date on which the Revolving Credit Facilities are repaid in full from cash generated from operations of the Group; and

(ii)                        the date on which the Revolving Credit Facilities are refinanced on open market terms which are commercially acceptable to the Issuer and permit the Issuer to disapply this Condition 5A and payment in cash of all interest accruing under the Notes from (and including) the next following Interest Payment Date.

The Issuer shall notify the Trustee and the Paying Agent in writing and the Noteholders in accordance with Condition 16 as soon as reasonably practicable following the occurrence of any such event and interest on (and following) the next Interest Payment Date shall be payable in cash.

Without prejudice to the first paragraph of this Condition 5A(c), so long as any Note or Coupon remains outstanding, the Issuer shall use its reasonable efforts to refinance the Revolving Credit Facilities (as an alternative to repayment from cash generated from operations of the Group) on open market terms which are commercially acceptable to the Issuer and permit the Issuer to disapply this Condition 5A and payment in cash of all interest accruing under the Notes from (and including) the next following Interest Payment Date.

6                     Redemption, Purchase and Options

(a)                       Final Redemption

(i)                           Unless previously redeemed, purchased and cancelled as provided below and subject as provided in Conditions 6(a)(ii) or 6(a)(iii), each Note shall be finally redeemed on the Original Maturity Date specified hereon at its Final Redemption Amount (which, unless otherwise provided hereon, is its nominal amount), together with any interest accrued to (but excluding) the date of redemption in accordance with these Conditions.

(ii)        The Issuer may elect, at any time, by written notice to the Trustee, the Paying Agent and the Noteholders in accordance with Condition 16 to extend the final maturity of the Notes (an “Optional Maturity Extension”), in which case each Note shall, unless previously redeemed, purchased and cancelled or extended pursuant to an Automatic Maturity Extension as provided below, be finally redeemed on the Optional Extended Maturity Date specified hereon at its Final Redemption Amount (which, unless otherwise provided hereon, is its nominal amount), together with any interest accrued to (but excluding) the date of redemption in  accordance with these Conditions.

(iii)       If the Revolving Credit Facilities are not repaid or refinanced in full prior to 15 October 2020, the maturity of the Notes will be extended (an “Automatic Maturity Extension”) irrespective of an Optional Maturity Extension and each Note shall, unless previously redeemed, purchased and cancelled as provided below, be finally redeemed on the Automatic Extended Maturity Date specified hereon at its Final Redemption Amount (which, unless otherwise provided hereon, is its nominal amount), together with any interest accrued to (but excluding) the date of redemption in accordance with these Conditions.  The Revolving Credit Facilities shall not, for the purposes of this Condition 6(a)(iii), be deemed to have been repaid or refinanced in full where such repayment is by way of an amendment and extension of the Revolving Credit Facilities.

In these Conditions, the “Maturity Date” means the Original Maturity Date, the Optional Extended Maturity Date or the Automatic Extended Maturity Date (as the case may be).

(b)                       Early Redemption:

(i)                           Zero Coupon Notes:

(A)                     The Early Redemption Amount payable in respect of any Zero Coupon Note upon redemption of such Note pursuant to Conditions 6(c), 6(d), 6(e) or 6(f) or upon it becoming due and payable as provided in Condition 10 shall be the Amortised Face Amount (calculated as provided below) of such Note unless otherwise specified hereon.

(B)                     Subject to the provisions of sub-paragraph (C) below, the Amortised Face Amount of any such Note shall be the scheduled Final Redemption Amount of such Note on the Maturity Date discounted at a rate per annum (expressed as a percentage) equal to the Amortisation Yield (which, if none is shown hereon, shall be such rate as would produce an Amortised Face Amount equal to the issue price of the Notes if they were discounted back to their issue price on the Issue Date) compounded annually.

(C)                     If the Early Redemption Amount payable in respect of any such Note upon its redemption pursuant to Conditions 6(c), 6(d), 6(e) or 6(f) or upon it becoming due and payable as provided in Condition 10 is not paid when due, the Early Redemption Amount due and payable in respect of such Note shall be the Amortised Face Amount of such Note as defined in sub-paragraph (B) above, except that such sub-paragraph shall have effect as though the date on which the Note becomes due and payable were the Relevant Date. The calculation of the Amortised Face Amount in accordance with this sub-paragraph shall continue to be made (both before and after judgment) until the Relevant Date, unless the Relevant Date falls on or after the Maturity Date, in which case the amount due and payable shall be the scheduled Final Redemption Amount of such Note on the Maturity Date together with any interest that may accrue in accordance with Condition 5(c).

Where such calculation is to be made for a period of less than one year, it shall be made on the basis of the Day Count Fraction shown hereon.

(ii)                        Other Notes: The Early Redemption Amount payable in respect of any Note (other than Notes described in (i) above), upon redemption of such Note pursuant to Conditions 6(c), 6(d), 6(e) or 6(f) or upon it becoming due and payable as provided in Condition 10, shall be the Final Redemption Amount unless otherwise specified hereon.

(c)                        Redemption for Taxation Reasons

The Notes may be redeemed at the option of the Issuer in whole, but not in part, on any Interest Payment Date (if this Note is a Floating Rate Note) or at any time (if this Note is not a Floating Rate Note), on giving not less than 30 nor more than 60 days’ notice to the Noteholders (which notice shall be irrevocable) at their Early Redemption Amount (as described in Condition 6(b) above) (together with interest accrued to the date fixed for redemption), if (i) the Issuer satisfies the Trustee immediately before the giving of such notice that it has or will become obliged to pay additional amounts as described under Condition 8 as a result of any change in, or amendment to, the laws or regulations of the United Kingdom or any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the date on which agreement is reached to issue the first Tranche of the Notes, and (ii) such obligation cannot be avoided by the Issuer taking reasonable measures available to it, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer would be obliged to pay such additional amounts were a payment in respect of the Notes then due. Prior to the publication of any notice of redemption pursuant to this Condition 6(c), the Issuer shall deliver to the Trustee a Directors’ Certificate stating that the obligation referred to in (i) above cannot be avoided by the Issuer taking reasonable measures available to it and the Trustee shall be entitled to accept such certificate as sufficient evidence of the satisfaction of the conditions precedent set out in (i) and (ii) above, in which event it shall be conclusive and binding on Noteholders and Couponholders.

(d)                       Redemption at the Option of the Issuer

If Call Option is specified hereon, the Issuer may, unless either an Exercise Notice or a Change of Control Put Event Notice has been given pursuant to Condition 6(e) or 6(f), on giving not less than 15 nor more than 30 days’ irrevocable notice to the Noteholders (or such other notice period as may be specified hereon) redeem all or, if so provided, some of the Notes on any Optional Redemption Date. Any such redemption of Notes shall be at their Optional Redemption Amount specified hereon (which may be the Early Redemption Amount (as described in Condition 6(b) above)), together with interest accrued to the date fixed for redemption. Any such redemption or exercise must relate to Notes of a nominal amount at least equal to the Minimum Redemption Amount to be redeemed specified hereon and no greater than the Maximum Redemption Amount to be redeemed specified hereon.

All Notes in respect of which any such notice is given shall be redeemed on the date specified in such notice in accordance with this Condition.

If Make-whole Amount is specified hereon as the Optional Redemption Amount, the Optional Redemption Amount per Note shall be equal to the higher of the following, in each case together with interest accrued to but excluding the Optional Redemption Date(s):

(i)                           the nominal amount of the Note; and

(ii)                        the nominal amount of the Note multiplied by the price (as reported in writing to the Issuer and the Trustee by an independent financial adviser acting as expert (the “Financial Adviser”) appointed by the Issuer and approved in writing by the Trustee) expressed as a percentage (rounded to the nearest one hundred-thousandth of a percentage point (with 0.000005 of a percentage point being rounded up)) at which the Gross Redemption Yield on the Notes on the Determination Date is equal to the Gross Redemption Yield at the Quotation Time specified hereon on the Determination Date specified hereon of the Reference Bond specified hereon (or, where the Financial Adviser advises the Issuer and the Trustee that, for reasons of illiquidity or otherwise, such Reference Bond is not appropriate for such purpose, such other government stock as such Financial Adviser may recommend) plus any applicable Redemption Margin specified hereon.

Any such redemption or exercise must relate to Notes of a nominal amount at least equal to the Minimum Redemption Amount to be redeemed specified hereon and no greater than the Maximum Redemption Amount to be redeemed specified hereon. Any notice of redemption given under this Condition 6(d) will override any notice of redemption given (whether previously, on the same date or subsequently) under Condition 6(c).

In the case of a partial redemption, the notice to Noteholders shall also contain the certificate numbers of the Bearer Notes, or in the case of Registered Notes shall specify the nominal amount of Registered Notes drawn and the holder(s) of such Registered Notes, to be redeemed, which shall have been drawn in such place as the Issuer may approve and in such manner as it deems appropriate, subject to compliance with any applicable laws and stock exchange or other relevant authority requirements.

The Trustee shall be entitled to rely on any advice of the Financial Adviser pursuant to this Condition without liability to any person and without further enquiry or evidence and such advice shall be binding on all parties.

In this Condition:

“Gross Redemption Yield” means a yield calculated in accordance with generally accepted market practice at such time, as advised to the Issuer and the Trustee by the Financial Adviser.

(dd)                Redemption at par at the Option of the Issuer

If Par Call Option is specified hereon, the Issuer may, unless either an Exercise Notice or a Change of Control Put Event Notice has been given pursuant to Condition 6(e) or 6(f) (as the case may be), on giving not less than 15 nor more than 30 days’ irrevocable notice to Noteholders (or such other notice period as may be specified hereon) redeem all or some of the Notes at any time at their principal amount outstanding in an amount equal to the aggregate amount of PIK Interest paid on such Notes through the issuance of Additional Notes (less the principal amount of all Notes redeemed prior to the date fixed for redemption pursuant to this Condition 6(bb)) up to the date fixed for redemption, together with interest accrued to the date fixed for redemption.

All Notes in respect of which any such notice is given shall be redeemed on the date specified in such notice in accordance with this Condition.

In the case of a partial redemption, the notice to Noteholders shall also contain the certificate numbers of the Bearer Notes, or in the case of Registered Notes shall specify the nominal amount of Registered Notes drawn and the holder(s) of such Registered Notes, to be redeemed, which shall have been drawn in such place as the Issuer may approve and in such manner as it deems appropriate, subject to compliance with any applicable laws and stock exchange or other relevant authority requirements.

(e)                        Redemption at the Option of Noteholders

If Put Option is specified hereon, the Issuer shall, at the option of the holder of any such Note, upon the holder of such Note giving not less than 15 nor more than 30 days’ notice to the Issuer (or such other notice period as may be specified hereon) redeem such Note on the Optional Redemption Date(s) at its Optional Redemption Amount specified hereon (which may be the Early Redemption Amount (as described in Condition 6(b) above)), together with interest accrued to the date fixed for redemption.

To exercise such option the holder must deposit (in the case of Bearer Notes) such Note (together with all unmatured Coupons and unexchanged Talons) with any Paying Agent or (in the case of Registered Notes) the Certificate representing such Note(s) with the Registrar or any Transfer Agent at its specified office, together with a duly completed option exercise notice (“Exercise Notice”) in the form obtainable from any Paying Agent, the Registrar or any Transfer Agent (as applicable) within the notice period. No Note or Certificate so deposited and option exercised may be withdrawn (except as provided in the Agency Agreement) without the prior consent of the Issuer.

(f)                          Redemption Following Change of Control

If Change of Control Put Option (as defined below) is specified hereon and a Change of Control Put Event occurs, the holder of any such Note will have the option (a “Change of Control Put Option”) (unless prior to the giving of the relevant Change of Control Put Event Notice (as defined below) the Issuer has given notice of redemption under Condition 6(c) or 6(d) above) to require the Issuer to redeem or, at the Issuer’s option, purchase (or procure the purchase of) that Note on the Change of Control Put Date (as defined below) at its principal amount together with interest accrued to (but excluding) the Change of Control Put Date.

A “Change of Control Put Event” will be deemed to occur if any person or any persons acting in concert (as defined in the City Code on Takeovers and Mergers), other than a holding company (as defined in Section 1159 of the Companies Act 2006 as amended) whose shareholders are or are to be substantially similar to the pre-existing shareholders of the Issuer, shall become interested (within the meaning of Part 22 of the Companies Act 2006 as amended) in (A) more than 50 per cent. of the issued or allotted ordinary share capital of the Issuer or (B) shares in the capital of the Issuer carrying more than 50 per cent. of the voting rights normally exercisable at a general meeting of the Issuer (each such event being, a “Change of Control”).

Promptly upon the Issuer becoming aware that a Change of Control Put Event has occurred the Issuer shall, and at any time upon the Trustee having actual notice thereof the Trustee may, and if so requested by the holders of at least one-quarter in principal amount of the Notes then outstanding or if so directed by an Extraordinary Resolution of the Noteholders, shall, (subject in each case to the Trustee being indemnified and/or secured and/or prefunded to its satisfaction) give notice (a “Change of Control Put Event Notice”) to the Noteholders in accordance with Condition 16 specifying the nature of the Change of Control Put Event and the procedure for exercising the Change of Control Put Option.

To exercise the Change of Control Put Option, the holder of a Bearer Note must deliver such Note to the specified office of any Paying Agent at any time during normal business hours of such Paying Agent falling within the period (the “Change of Control Put Period”) of 30 days after a Change of Control Put Event Notice is given, accompanied by a duly signed and completed notice of exercise in the form (for the time being current) obtainable from the specified office of any Paying Agent (a “Change of Control Put Notice”). The Note should be delivered together with all Coupons appertaining thereto maturing after the date which is seven days after the expiration of the Change of Control Put Period (the “Change of Control Put Date”), failing which the Paying Agent will require payment from or on behalf of the Noteholder of an amount equal to the face value of any missing such Coupon. Any amount so paid will be reimbursed to the Noteholder against presentation and surrender of the relevant missing Coupon (or any replacement therefor issued pursuant to Condition 14) at any time after such payment, but before the expiry of the period of five years from the date on which such Coupon would have become due, but not thereafter. The Paying Agent to which such Note and Change of Control Put Notice are delivered will issue to the Noteholder concerned a non-transferable receipt in respect of the Note so delivered. Payment in respect of any Note so delivered will be made, if the holder duly specified a bank account in the Change of Control Put Notice to which payment is to be made, on the Change of Control Put Date by transfer to that bank account and, in every other case, on or after the Change of Control Put Date against presentation and surrender or (as the case may be) endorsement of such receipt at the specified office of any Paying Agent. A Change of Control Put Notice, once given, shall be irrevocable. For the purposes of these Conditions, receipts issued pursuant to this Condition 6(f) shall be treated as if they were Notes.

To exercise the Change of Control Put Option, the holder of a Registered Note must deposit the Certificate evidencing such Note(s) with the Registrar or any Transfer Agent at its specified office, together with a duly signed and completed Change of Control Put Notice obtainable from the Registrar or any Transfer Agent within the Change of Control Put Period. No Certificate so deposited and option so exercised may be withdrawn without the prior consent of the Issuer. Payment in respect of any Certificate so deposited will be made, if the holder duly specified a bank account in the Change of Control Put Notice to which payment is to be made, on the Change of Control Put Date by transfer to that bank account and, in every other case, by cheque drawn on a Bank and mailed to the holder (or to the first named of joint holders) of such Note at its address appearing in the Register.

The Issuer shall redeem or purchase (or procure the purchase of) the relevant Notes on the Change of Control Put Date unless previously redeemed (or purchased) and cancelled.

If 80 per cent. or more in principal amount of the Notes then outstanding have been redeemed or purchased pursuant to this Condition 6(f), the Issuer may, on giving not less than 30 nor more than 60 days’ notice to the Noteholders (such notice being given within 30 days after the Change of Control Put Date), redeem or purchase (or procure the purchase of), at its option, all but not some only of the remaining outstanding Notes at their principal amount, together with interest accrued to (but excluding) the date fixed for such redemption or purchase.

The Trustee is under no obligation to ascertain whether a Change of Control Put Event or Change of Control or any event which could lead to the occurrence of or could constitute a Change of Control Put Event or Change of Control has occurred or may occur, and, until it shall have actual knowledge or express notice pursuant to the Trust Deed to the contrary, the Trustee may assume that no Change of Control Put Event or Change of Control or other such event has occurred.

(g)                       Purchases

The Issuer and its Subsidiaries may at any time purchase Notes (provided that all unmatured Coupons and unexchanged Talons relating thereto are attached thereto or surrendered therewith) in the open market or otherwise at any price.

(h)                       Cancellation

All Notes purchased by or on behalf of the Issuer or any of its Subsidiaries may be held and resold or be surrendered for cancellation at the discretion of the Issuer, in the case of Bearer Notes, by surrendering each such Note together with all unmatured Coupons and all unexchanged Talons to the Issuing and Paying Agent and, in the case of Registered Notes, by surrendering the Certificate representing such Notes to the Registrar and, in each case, if so surrendered for cancellation, shall, together with all Notes redeemed by the Issuer, be cancelled forthwith (together with all unmatured Coupons and unexchanged Talons attached thereto or surrendered therewith). Any Notes so surrendered for cancellation may not be reissued or resold and the obligations of the Issuer in respect of any such Notes shall be discharged.

7                     Payments and Talons

(a)                       Bearer Notes

Payments of principal and interest in respect of Bearer Notes shall, subject as mentioned below, be made against presentation and surrender of the relevant Notes (in the case of payments of principal and, in the case of interest, as specified in Condition 7(f)(v)) or Coupons (in the case of interest, save as specified in Condition 7(f)(ii)), as the case may be, at the specified office of any Paying Agent outside the United States, by transfer to an account denominated in such currency with, a Bank. “Bank” means a bank in the principal financial centre for such currency or, in the case of euro, in a city in which banks have access to the TARGET System.

(b)                       Registered Notes:

(i)                           Payments of principal in respect of Registered Notes shall be made against presentation and surrender of the relevant Certificates at the specified office of any of the Transfer Agents or of the Registrar and in the manner provided in paragraph (ii) below.

(ii)                        Interest on Registered Notes shall be paid to the person shown on the Register at the close of business on the fifteenth day before the due date for payment thereof (the “Record Date”). Payments of interest on each Registered Note shall be made in the relevant currency by transfer to the account denominated in such currency, with a Bank of the holder appearing in the Register. Upon application by the holder to the specified office of the Registrar or any Transfer Agent before the Record Date, such payment of interest may be made by transfer to an account in the relevant currency maintained by the payee with a Bank.

(c)                        Payments in the United States

Notwithstanding the foregoing, if any Bearer Notes are denominated in U.S. dollars, payments in respect thereof may be made at the specified office of any Paying Agent in New York City in the same manner as aforesaid if (i) the Issuer shall have appointed Paying Agents with specified offices outside the United States with the reasonable expectation that such Paying Agents would be able to make payment of the amounts on the Notes in the manner provided above when due, (ii) payment in full of such amounts at all such offices is illegal or effectively precluded by exchange controls or other similar restrictions on payment or receipt of such amounts and (iii) such payment is then permitted by United States law, without involving, in the opinion of the Issuer, any adverse tax consequence to the Issuer.

(d)                       Payments subject to Laws

All payments are subject in all cases to any applicable fiscal or other laws, regulations and directives in the place of payment, but without prejudice to the provisions of Condition 8. No commission or expenses shall be charged to the Noteholders or Couponholders in respect of such payments.

(e)                        Appointment of Agents

The Issuing and Paying Agent, the Paying Agents, the Registrar, the Transfer Agents and the Calculation Agent initially appointed by the Issuer and their respective specified offices are listed below. The Issuing and Paying Agent, the Paying Agents, the Registrar, the Transfer Agents and the Calculation Agent act solely as agents of the Issuer and do not assume any obligation or relationship of agency or trust for or with any Noteholder or Couponholder. The Issuer reserves the right at any time with the approval of the Trustee to vary or terminate the appointment of the Issuing and Paying Agent, any other Paying Agent, the Registrar, any Transfer Agent or the Calculation Agent(s) and to appoint additional or other Paying Agents or Transfer Agents, provided that the Issuer shall at all times maintain (i) an Issuing and Paying Agent, (ii) a Registrar in relation to Registered Notes, (iii) a Transfer Agent in relation to Registered Notes, (iv) one or more Calculation Agent(s) where the Conditions so require, (v) such other agents as may be required by any other stock exchange on which the Notes may be listed in each case, as approved by the Trustee and (vi) at least one Paying Agent with a specified office in a European Union member state that will not be obliged to withhold or deduct tax pursuant to any law implementing European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000.

In addition, the Issuer shall forthwith appoint a Paying Agent in New York City in respect of any Bearer Notes denominated in U.S. dollars in the circumstances described in paragraph (c) above.

Notice of any such change or any change of any specified office shall promptly be given to the Noteholders.

(f)                          Unmatured Coupons and unexchanged Talons:

(i)                           Upon the due date for redemption of Bearer Notes which comprise Fixed Rate Notes, such Notes should be surrendered for payment together with all unmatured Coupons (if any) relating thereto, failing which an amount equal to the face value of each missing unmatured Coupon (or, in the case of payment not being made in full, that proportion of the amount of such missing unmatured Coupon that the sum of principal so paid bears to the total principal due) shall be deducted from the Final Redemption Amount, Early Redemption Amount or Optional Redemption Amount, as the case may be, due for payment. Any amount so deducted shall be paid in the manner mentioned above against surrender of such missing Coupon within a period of 10 years from the Relevant Date for the payment of such principal (whether or not such Coupon has become void pursuant to Condition 9).

(ii)                        Upon the due date for redemption of any Bearer Note comprising a Floating Rate Note, unmatured Coupons relating to such Note (whether or not attached) shall become void and no payment shall be made in respect of them.

(iii)                     Upon the due date for redemption of any Bearer Note, any unexchanged Talon relating to such Note (whether or not attached) shall become void and no Coupon shall be delivered in respect of such Talon.

(iv)                    Where any Bearer Note that provides that the relative unmatured Coupons are to become void upon the due date for redemption of those Notes is presented for redemption without all unmatured Coupons, and where any Bearer Note is presented for redemption without any unexchanged Talon relating to it, redemption shall be made only against the provision of such indemnity as the Issuer may require.

(v)                       If the due date for redemption of any Note is not a due date for payment of interest, interest accrued from the preceding due date for payment of interest or the Interest Commencement Date, as the case may be, shall only be payable against presentation (and surrender if appropriate) of the relevant Bearer Note or Certificate representing it, as the case may be. Interest accrued on a Note that only bears interest after its Maturity Date shall be payable on redemption of such Note against presentation of the relevant Note or Certificate representing it, as the case may be.

(g)                       Talons

On or after the Interest Payment Date for the final Coupon forming part of a Coupon sheet issued in respect of any Bearer Note, the Talon forming part of such Coupon sheet may be surrendered at the specified office of the Issuing and Paying Agent in exchange for a further Coupon sheet (and if necessary another Talon for a further Coupon sheet) (but excluding any Coupons that may have become void pursuant to Condition 9).

(h)                       Non-Business Days

If any date for payment in respect of any Note or Coupon is not a business day, the holder shall not be entitled to payment until the next following business day nor to any interest or other sum in respect of such postponed payment. In this paragraph, “business day” means a day (other than a Saturday or a Sunday) on which banks and foreign exchange markets are open for business in the relevant place of presentation, in such jurisdictions as shall be specified as “Financial Centres” hereon and:

(i)                           (in the case of a payment in a currency other than euro) where payment is to be made by transfer to an account maintained with a bank in the relevant currency, on which foreign exchange transactions may be carried on in the relevant currency in the principal financial centre of the country of such currency or

(ii)                        (in the case of a payment in euro) which is a TARGET Business Day.

8                     Taxation

All payments of principal and interest by or on behalf of the Issuer in respect of the Notes and the Coupons and all issues of Additional Notes shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by the United Kingdom or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law. In that event, the Issuer shall pay such additional amounts or, in the case of

Additional Notes, issue further Additional Notes as shall result in receipt by the Noteholders and Couponholders of such amounts or, as the case may be, the number of Additional Notes as would have been received by them had no such withholding or deduction been required, except that no such additional amounts or, as the case may be, no such further Additional Notes shall be payable with respect to any Note or Coupon:

(a)                       Other connection: to, or to a third party on behalf of, a holder who is liable to such taxes, duties, assessments or governmental charges in respect of such Note or Coupon by reason of his having or having had, directly or indirectly, some personal or business connection with the United Kingdom other than the mere holding of the Note or Coupon or

(b)                       Presentation more than 30 days after the Relevant Date: presented (or in respect of which the Certificate representing it is presented) for payment more than 30 days after the Relevant Date except to the extent that the holder of it would have been entitled to such additional amounts or, as the case may be, Additional Notes on presenting it for payment on the thirtieth day or

(c)                        Payment to individuals: where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive or

(d)                       Payment by another Paying Agent: (except in the case of Registered Notes) presented for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant Note or Coupon to another Paying Agent in a Member State of the European Union.

As used in these Conditions, “Relevant Date” in respect of any Note or Coupon means the date on which payment in respect of it first becomes due or (if any amount of the money payable is improperly withheld or refused) the date on which payment in full of the amount outstanding is made or (if earlier) the date seven days after that on which notice is duly given to the Noteholders that, upon further presentation of the Note (or relative Certificate) or Coupon being made in accordance with the Conditions, such payment will be made, provided that payment is in fact made upon such presentation. References in these Conditions to (i) “principal” shall be deemed to include any premium payable in respect of the Notes, Final Redemption Amounts, Early Redemption Amounts, Optional Redemption Amounts, Amortised Face Amounts and all other amounts in the nature of principal payable pursuant to Condition 6 or any amendment or supplement to it, (ii) “interest” shall be deemed to include all Interest Amounts and all other amounts payable pursuant to Condition 5 or any amendment or supplement to it and (iii) “principal” and/or “interest” shall be deemed to include any additional amounts that may be payable under this Condition or any undertaking given in addition to or in substitution for it under the Trust Deed.

9                     Prescription

Claims against the Issuer for payment in respect of the Notes and Coupons (which, for this purpose, shall not include Talons) shall be prescribed and become void unless made within 10 years (in the case of principal) or five years (in the case of interest) from the appropriate Relevant Date in respect of them.

10              Events of Default

If any of the following events (“Events of Default”) occurs, the Trustee at its discretion may, and if so requested by holders of at least one-quarter in nominal amount of the Notes then outstanding or if so directed by an Extraordinary Resolution shall, subject in each case to its being indemnified and/or secured and/or prefunded to its satisfaction, give notice to the Issuer that the Notes are, and they shall immediately become, due and payable at their Early Redemption Amount together (if applicable) with accrued interest:

(i)                           Non-Payment: default is made for more than 14 days (in the case of interest) or seven days (in the case of principal) in the payment on the due date of interest or principal in respect of any of the Notes or

(ii)                        Breach of Other Obligations: the Issuer does not perform or comply with any one or more of its other obligations in the Notes or the Trust Deed which default is incapable of remedy or, if in the opinion of the Trustee capable of remedy, is not in the opinion of the Trustee remedied within 30 days after notice of such default shall have been given to the Issuer by the Trustee or

(iii)                     Cross-Acceleration and Cross-Default: (A) any other present or future indebtedness of the Issuer or any of its Material Subsidiaries for or in respect of moneys borrowed or raised becomes due and payable prior to its stated maturity by reason of any actual or potential default, event of default or the like (howsoever described), or (B) any such indebtedness is not paid when due or, as the case may be, within any originally applicable grace period, or (C) the Issuer or any of its Material Subsidiaries fails to pay when due any amount payable by it under any present or future guarantee for, or indemnity in respect of, any moneys borrowed or raised provided that the aggregate amount of the relevant indebtedness, guarantees and indemnities in respect of which one or more of the events mentioned above in (A), (B) or (C) of this paragraph (iii) have occurred, and is continuing, equals or exceeds £15,000,000 or its equivalent, or (D) an “Event of Default” (as defined therein) occurs under the High Yield Notes or

(iv)                    Enforcement Proceedings: a distress, attachment, execution or other legal process enforcing a judgment is levied or enforced against a material part of the property, assets or revenues of the Issuer or any of its Material Subsidiaries and is not discharged or stayed within 30 days unless such distress, attachment, execution or other such process is subject to a bone fide dispute being brought by the Issuer or

(v)                       Security Enforced: any mortgage, charge, pledge, lien or other encumbrance, present or future, created or assumed by the Issuer or any of its Material Subsidiaries becomes enforceable and any step is taken to enforce it (including the taking of possession or the appointment of a receiver, administrative receiver, administrator manager or other similar person) and in any such case is not discharged or stayed within 30 days or

(vi)                    Insolvency: the Issuer or any of its Material Subsidiaries is (or is deemed by law or a court to be) insolvent or bankrupt or unable to pay its debts as they fall due, stops, suspends or threatens to stop or suspend payment of all or, in the opinion of the Trustee, a material part of (or of a particular type of) its debts, proposes or makes a general assignment or an arrangement or composition with or for the benefit of the relevant creditors in respect of any of such debts or a moratorium is agreed or declared or comes into effect in respect of or affecting all or any part of (or of a particular type of) the debts of the Issuer or any of its Material Subsidiaries or

(vii)                 Winding-up: an administrator is appointed an order is made or an effective resolution passed for the winding-up or dissolution or administration of the Issuer or any of its Material Subsidiaries, or the Issuer or any of its Material Subsidiaries shall apply or petition for a winding-up or administration order in respect of itself or cease or through an official action of its board of directors threaten to cease to carry on all or substantially all of its business or operations, in each case except for the purpose of and followed by a reconstruction, amalgamation, reorganisation, merger or consolidation (i) on terms approved by the Trustee or by an Extraordinary Resolution (as defined in the Trust Deed) of the Noteholders or (ii) in the case of a Material Subsidiary, whereby the undertaking and assets of the Material Subsidiary are transferred to or otherwise vested in the Issuer or another of the Issuer’s Subsidiaries or for the purposes of a bona fide disposal for full value on an arm’s length basis of all or substantially all of the business or operations of the Issuer or, as the case may be, the Material Subsidiary the proceeds have been reinvested in the Group or

(viii)             Authorisation and Consents: any action, condition or thing (including the obtaining or effecting of any necessary consent, approval, authorisation, exemption, filing, licence, order, recording or registration) at any time required to be taken, fulfilled or done in order (i) to enable the Issuer lawfully to enter into, exercise its rights and perform and comply with its obligations under the Notes and the Trust Deed, (ii) to ensure that those obligations are legally binding and enforceable and (iii) to make the Notes and the Trust Deed admissible in evidence in the courts of England is not taken, fulfilled or done or

(ix)                    Illegality: it is or will become unlawful for the Issuer to perform or comply with any one or more of its obligations under any of the Notes or the Trust Deed,

provided that in the case of any event as is specified in any of paragraphs (ii), (iv), (v), (viii) or (ix) and, in relation of a Material Subsidiary of the Issuer only, (vi) or (vii), the Trustee shall have certified in writing to the Issuer that in its opinion such event is materially prejudicial to the interests of the Noteholders.

“Material Subsidiary” means any Subsidiary:

(a) whose profits before interest, taxation and exceptional or extraordinary items (consolidated in the case of a Subsidiary which itself has Subsidiaries) or whose total net assets (consolidated in the case of a Subsidiary which itself has Subsidiaries) represent not less than 10 per cent. of the consolidated profits before interest, taxation and exceptional or extraordinary items, or, as the case may be, the consolidated total net assets of the Issuer and its Subsidiaries taken as a whole, all as calculated respectively by reference to the latest accounts (consolidated or, as the case may be, unconsolidated) of the Subsidiary and the then latest audited consolidated accounts of the Issuer and its Subsidiaries; provided that in the case of a Subsidiary acquired after the end of the financial period to which the then latest audited consolidated financial statements of the Issuer and its Subsidiaries relate, the reference to the latest audited financial statements for the financial period in which the acquisition is made have been prepared and audited as aforesaid, be deemed to be a reference to such first mentioned financial statements as if such Subsidiary had been shown in such financial statements by reference to its then latest relevant financial statements, adjusted as deemed appropriate by the auditors of the Issuer after consultation with the Issuer; or

(b) to which is transferred all or substantially all of the business, undertaking and assets of another Subsidiary which immediately prior to such transfer is a Material Subsidiary, whereupon (x) in the case of a transfer by a Material Subsidiary, the transferor Material Subsidiary shall immediately cease to be a Material Subsidiary and (y) the transferee Subsidiary shall immediately become a Material Subsidiary, provided that on or after the date on which the financial statements for the financial period current at the date of such transfer are published, whether such transferor Subsidiary or such transferee Subsidiary is or is not a

Material Subsidiary shall be determined pursuant to the provisions of sub-paragraph (a) above.

A Directors’ Certificate stating that a Subsidiary is or is not or was or was not at any particular time or during any particular period a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on the Issuer, the Trustee and the Noteholders.

11              Meetings of Noteholders, Modification, Waiver and Substitution

(a)                       Meetings of Noteholders

The Trust Deed contains provisions for convening meetings of Noteholders to consider any matter affecting their interests, including the sanctioning by Extraordinary Resolution (as defined in the Trust Deed) of a modification of any of these Conditions or any provisions of the Trust Deed. Such a meeting may be convened by Noteholders holding not less than 10 per cent. in nominal amount of the Notes for the time being outstanding. The quorum for any meeting convened to consider an Extraordinary Resolution shall be two or more persons holding or representing a clear majority in nominal amount of the Notes for the time being outstanding, or at any adjourned meeting two or more persons being or representing Noteholders whatever the nominal amount of the Notes held or represented, unless the business of such meeting includes consideration of proposals, inter alia, (i) to amend the dates of maturity or redemption of the Notes or any date for payment of interest or Interest Amounts on the Notes, (ii) to reduce or cancel the nominal amount of, or any premium payable on redemption of, the Notes, (iii) to reduce the rate or rates of interest in respect of the Notes or to vary the method or basis of calculating the rate or rates or amount of interest or the basis for calculating any Interest Amount in respect of the Notes, (iv) if a Minimum and/or a Maximum Rate of Interest or Redemption Amount is shown hereon, to reduce any such Minimum and/or Maximum, (v) to vary any method of, or basis for, calculating the Final Redemption Amount, the Early Redemption Amount or the Optional Redemption Amount, including the method of calculating the Amortised Face Amount, (vi) to vary the currency or currencies of payment or denomination of the Notes, or (vii) to modify the provisions concerning the quorum required at any meeting of Noteholders or the majority required to pass the Extraordinary Resolution, in which case the necessary quorum shall be two or more persons holding or representing not less than 75 per cent., or at any adjourned meeting not less than 25 per cent., in nominal amount of the Notes for the time being outstanding. Any Extraordinary Resolution duly passed shall be binding on Noteholders (whether or not they were present at the meeting at which such resolution was passed) and on all Couponholders.

The Trust Deed provides that (i) a resolution in writing signed by or (ii) consent given by way of electronic consents through the relevant clearing system(s) by or on behalf of the holders of not less than 75 per cent. in nominal amount of the Notes outstanding shall for all purposes be as valid and effective as an Extraordinary Resolution passed at a meeting of Noteholders duly convened and held. Such a resolution in writing may be contained in one document or several documents in the same form, each signed by or on behalf of one or more Noteholders.

(b)                       Modification of the Trust Deed

The Trustee may agree, without the consent of the Noteholders or Couponholders, to (i) any modification of any of the provisions of the Trust Deed that is in its opinion of a formal, minor or technical nature or is made to correct a manifest error, and (ii) any other modification (except as mentioned in the Trust Deed), and any waiver or authorisation of any breach or proposed breach, of any of the provisions of the Trust Deed that is in the opinion of the Trustee not materially prejudicial to the interests of the Noteholders. Any such modification, authorisation or waiver shall be binding on the Noteholders and the Couponholders and, if the Trustee so requires, such modification shall be notified to the Noteholders as soon as practicable.

(c)                        Substitution

The Trust Deed contains provisions permitting the Trustee to agree, subject to such amendment of the Trust Deed, the conditions set out in the Trust Deed and such other conditions as the Trustee may require, but without the consent of the Noteholders or the Couponholders, to the substitution of the Issuer’s successor in business or any Subsidiary of the Issuer or its successor in business in place of the Issuer, or of any previous substituted company, as principal debtor under the Trust Deed and the Notes. In the case of such a substitution the Trustee may agree, without the consent of the Noteholders or the Couponholders, to a change of the law governing the Notes, the Coupons, the Talons and/or the Trust Deed provided that such change would not in the opinion of the Trustee be materially prejudicial to the interests of the Noteholders.

(d)                       Entitlement of the Trustee

In connection with the exercise of its functions (including but not limited to those referred to in this Condition) the Trustee shall have regard to the interests of the Noteholders as a class and shall not have regard to the consequences of such exercise for individual Noteholders or Couponholders and the Trustee shall not be entitled to require, nor shall any Noteholder or Couponholder be entitled to claim, from the Issuer any indemnification or payment in respect of any tax consequence of any such exercise upon individual Noteholders or Couponholders.

12              Enforcement

At any time after the Notes become due and payable, the Trustee may, at its discretion and without further notice, institute such proceedings or take such steps or actions against the Issuer as it may think fit to enforce the terms of the Trust Deed, the Notes and the Coupons, but it need not take any such proceedings, steps or actions unless (a) it shall have been so directed by an Extraordinary Resolution or so requested in writing by Noteholders holding at least one-quarter in nominal amount of the Notes outstanding, and (b) it shall have been indemnified and/or secured and/or prefunded to its satisfaction. No Noteholder or Couponholder may proceed directly against the Issuer unless the Trustee, having become bound so to proceed, fails to do so within a reasonable time and such failure is continuing.

13              Indemnification of the Trustee

The Trust Deed contains provisions for the indemnification of the Trustee and for its relief from responsibility. The Trustee is entitled to enter into business transactions with the Issuer and any entity related to the Issuer without accounting for any profit.

As further specified in the Trust Deed, the Trustee may rely without liability to Noteholders or Couponholders on a report, confirmation or certificate or any advice of any accountants, financial advisers, financial institution or any other expert, whether or not addressed to it and whether their liability in relation thereto is limited (by its terms or by any engagement letter relating thereto entered into by the Trustee or in any other manner) by reference to a monetary cap, methodology or otherwise. The Trustee may accept and shall be entitled to rely without liability to any person for so doing on any such report, confirmation or certificate or advice and such report, confirmation or certificate or advice shall be binding on the Issuer, the Trustee and the Noteholders.

14              Replacement of Notes, Certificates, Coupons and Talons

If a Note, Certificate, Coupon or Talon is lost, stolen, mutilated, defaced or destroyed, it may be replaced, subject to applicable laws, regulations and stock exchange or other relevant authority regulations, at the specified office of the Issuing and Paying Agent in Luxembourg (in the case of Bearer Notes, Coupons or Talons) and of the Registrar (in the case of Certificates) or such other Paying Agent or Transfer Agent, as the case may be, as may from time to time be designated by the Issuer for the purpose and notice of whose designation is given to Noteholders, in each case on payment by the claimant of the fees and costs incurred in connection therewith and on such terms as to evidence, security and indemnity (which may provide, inter alia, that if the allegedly lost, stolen or destroyed Note, Certificate, Coupon or Talon is subsequently presented for payment or, as the case may be, for exchange for further Coupons, there shall be paid to the Issuer on demand the amount payable by the Issuer in respect of such Notes, Certificates, Coupons or further Coupons) and otherwise as the Issuer may require. Mutilated or defaced Notes, Certificates, Coupons or Talons must be surrendered before replacements will be issued.

15              Further Issues

The Issuer may from time to time without the consent of the Noteholders or Couponholders create and issue further securities either having the same terms and conditions as the Notes in all respects (or in all respects except for the first payment of interest on them) and so that such further issue shall be consolidated and form a single series with the outstanding securities of any series (including the Notes) or upon such terms as the Issuer may determine at the time of their issue. References in these Conditions to the Notes include (unless the context requires otherwise) any other securities issued pursuant to this Condition and forming a single series with the Notes. Any further securities forming a single series with the outstanding securities of any series (including the Notes) constituted by the Trust Deed or any deed supplemental to it shall, and any other securities may (with the consent of the Trustee), be constituted by the Trust Deed or any deed supplemental to it. The Trust Deed contains provisions for convening a single meeting of the Noteholders and the holders of securities of other series where the Trustee so decides.

16              Notices

Notices to the holders of Registered Notes shall be mailed to them at their respective addresses in the Register and deemed to have been given on the fourth weekday (being a day other than a Saturday or a Sunday) after the date of mailing. Notices to the holders of Bearer Notes shall be valid if published in a daily newspaper of general circulation in London (which is expected to be the Financial Times). If in the opinion of the Trustee any such publication is not practicable, notice shall be validly given if published in another leading daily English language newspaper with general circulation in Europe. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the first date on which publication is made, as provided above.

Couponholders shall be deemed for all purposes to have notice of the contents of any notice given to the holders of Bearer Notes in accordance with this Condition.

17              Contracts (Rights of Third Parties) Act 1999

No person shall have any right to enforce any term or condition of the Notes under the Contracts (Rights of Third Parties) Act 1999.

18              Governing Law

The Trust Deed, the Notes, the Coupons and the Talons and any non-contractual obligations arising out of or in connection with them are governed by, and shall be construed in accordance with, English law.

SCHEDULE 2

AMENDED AND RESTATED FINAL TERMS OF THE RETAIL NOTES

PART 1

AMENDED AND RESTATED FINAL TERMS OF TRANCHE 1 OF THE RETAIL NOTES

Amended and Restated Final Terms dated [•] 2016
amending the Final Terms dated 24 January 2013, as amended on 6 February 2013, 13 February 2013 and 5 May 2015

EnQuest PLC

£145,000,000 7.00 per cent. Extendable PIK Toggle Notes originally due 15 February 2022, as extended to 15 April 2022

under the £500,000,000

Euro Medium Term Note Programme

PART A — CONTRACTUAL TERMS

1	(a) Series Number:	1
	(b) Tranche Number:	1
	(c) Date on which the Notes will be consolidated and form a single Series:	Not Applicable
2	Specified Currency or Currencies:	Pounds Sterling (“£”)
3	Aggregate Nominal Amount:
	(a) Series:	£145,000,000
	(b) Tranche:	£145,000,000
4	Issue Price:	100 per cent. of the Aggregate Nominal Amount
5	(a) Specified Denominations:	£1
	(b) Calculation Amount:	£1
6	(a) Issue Date:	15 February 2013
	(b) Interest Commencement Date:	Issue Date
7	(a) Original Maturity Date:	15 April 2022, subject to extension in accordance with Condition 6(a)
	(b) Optional Extended Maturity Date:	15 April 2023
	(c) Automatic Extended Maturity Date:	15 October 2023
8	Interest Basis:	From (and including) [•] 2016, 7.00 per cent. Fixed Rate
9	Redemption:	Subject to any purchase and cancellation or early redemption, the Notes will be redeemed on the Maturity Date at 100 per cent. of their nominal amount
10	Change of Interest Basis:	Not Applicable
11	Put/Call Options:	Issuer Call Option Par Call Option Change of Control Put Option
12	(a) Status of the Notes:	Senior
	(b) Date of Board/Committee approval for issuance of Notes obtained:	The Issuer has authorised the issue of the Notes at a meeting of the Board of Directors held on 18 January 2013
PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE
13	Fixed Rate Note Provisions	Applicable
	(a) Rate(s) of Interest:	From (and including) [•] 2016, 7.00 per cent. per annum payable semi-annually in arrear on each Interest Payment Date
	(b) Interest Payment Date(s):	15 February and 15 August in each year, from and including 15 August 2013, up to and including the Maturity Date
	(c) Fixed Coupon Amount(s):	£0.035 per Calculation Amount
	(d) Broken Amount(s):	Not Applicable
	(e) Day Count Fraction:	Actual/Actual (ICMA)
	(f) Determination Dates:	15 February and 15 August in each year
	(g) PIK Interest:	Applicable
	(h) PIK Interest Rate:	7.00 per cent. per annum payable semi-annually in arrear
14	Floating Rate Note Provisions	Not Applicable
15	Zero Coupon Note Provisions	Not Applicable
PROVISIONS RELATING TO REDEMPTION
16	Notice periods for Condition 6(c):	Minimum period: 30 days Maximum period: 60 days
17	Issuer Call Option (Condition 6(d)):	Applicable
	(a) Optional Redemption Date(s):	At any time, in accordance with Condition 6(d)
	(b) Optional Redemption Amount(s):	Make Whole Amount
	(i) Condition 6(b) applies	Not Applicable
	(ii) Make-Whole Amount:	Applicable
	(iii) Quotation Time:	11.00 a.m. (London time)
	(iv) Determination Date:	The second business day in London prior to the relevant Optional Redemption Date
	(v) Reference Bond:	4.00 per cent. United Kingdom Government

Treasury Stock due 7 March 2022
	(vi) Redemption Margin:	0.50 per cent.
	(c) If redeemable in part:	Not Applicable
	(d) Notice period:	Minimum period: 15 days Maximum period: 30 days
18	Par Call Option (Condition 6(dd)):	Applicable
19	Investor Put Option (Condition 6(e)):	Not Applicable
20	Change of Control Put Option (Condition 6(f)):	Applicable
21	Final Redemption Amount:	£1 per Calculation Amount
22	Early Redemption Amount payable on redemption for taxation reasons or on event of default:	£1 per Calculation Amount
GENERAL PROVISIONS APPLICABLE TO THE NOTES
23	Form of Notes:
	(a) Form:	Registered Notes:
Registered Global Note registered in the name of a nominee for a common depositary for Euroclear and Clearstream, Luxembourg
CREST Depository Interests (“CDIs”) representing the Notes may also be issued in accordance with the usual procedures of Euroclear UK & Ireland Limited (“CREST”))
	(b) New Global Note:	No
24	Additional Financial Centre(s):	Not Applicable
25	Talons for future Coupons to be attached to Definitive Notes in bearer form:	No

PART 2

AMENDED AND RESTATED FINAL TERMS OF TRANCHE 2 OF THE RETAIL NOTES

Amended and Restated Final Terms dated [•] 2016
amending the
Final Terms dated 20 November 2013, as amended on 27 November 2013 and 5 May 2015

EnQuest PLC

£10,000,000 7.00 per cent. Extendable PIK Toggle Notes originally due 15 February 2022, as extended to 15 April 2022
(to be consolidated and form a single series with the existing £145,000,000 7.00 per cent. Extendable PIK Toggle Notes originally due 15 February 2022, as extended to 15 April 2022, issued on 15 February 2013)

under the £500,000,000

Euro Medium Term Note Programme

PART A — CONTRACTUAL TERMS

1	(a) Series Number:	1
	(b) Tranche Number:	2
	(c) Date on which the Notes will be consolidated and form a single Series:

On the Issue Date, the Notes shall be consolidated, form a single Series and be interchangeable for trading purposes with, the existing £145,000,000 7.00 per cent. Extendable PIK Toggle Notes originally due 15 February 2022, as extended to 15 April 2022, issued on 15 February 2013 (the “Existing Notes”)

2	Specified Currency or Currencies:	Pounds Sterling (“£”)
3	Aggregate Nominal Amount:
	(a) Series:	£155,000,000
	(b) Tranche:	£10,000,000
4	Issue Price:

101.65 per cent. of the Aggregate Nominal Amount (to which will be added an amount of 1.629076 per cent. of the Aggregate Nominal Amount in respect of interest accrued from and including 15 August 2013 (being the most recent Interest Payment Date for the Existing Notes)).

5	(a) Specified Denominations:	£1
	(b) Calculation Amount:	£1
6	(a) Issue Date:	2 December 2013
	(b) Interest Commencement Date:	15 August 2013
7	(a) Original Maturity Date:	15 April 2022, subject to extension in accordance with Condition 6(a)

	(b) Optional Extended Maturity Date:	15 April 2023
	(c) Automatic Extended Maturity Date:	15 October 2023
8	Interest Basis:	From (and including) [•] 2016, 7.00 per cent. Fixed Rate
9	Redemption:	Subject to any purchase and cancellation or early redemption, the Notes will be redeemed on the Maturity Date at 100 per cent. of their nominal amount
10	Change of Interest Basis:	Not Applicable
11	Put/Call Options:	Issuer Call Option Par Call Option Change of Control Put Option
12	(a) Status of the Notes:	Senior
	(b) Date of Board/Committee approval for issuance of Notes obtained:	21 November 2013
PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE
13	Fixed Rate Note Provisions	Applicable
	(a) Rate(s) of Interest:	From (and including) [•] 2016, 7.00 per cent. per annum payable semi-annually in arrear on each Interest Payment Date
	(b) Interest Payment Date(s):	15 February and 15 August in each year, from and including 15 February 2014, up to and including the Maturity Date
	(c) Fixed Coupon Amount(s):	£0.035 per Calculation Amount
	(d) Broken Amount(s):	Not Applicable
	(e) Day Count Fraction:	Actual/Actual (ICMA)
	(f) Determination Dates:	15 February and 15 August in each year
	(g) PIK Interest:	Applicable
	(h) PIK Interest Rate:	7.00 per cent. per annum payable semi-annually in arrear
14	Floating Rate Note Provisions	Not Applicable
15	Zero Coupon Note Provisions	Not Applicable
PROVISIONS RELATING TO REDEMPTION
16	Notice periods for Condition 6(c):	Minimum period: 30 days Maximum period: 60 days
17	Issuer Call Option (Condition 6(d)):	Applicable
	(a) Optional Redemption Date(s):	At any time, in accordance with Condition 6(d)
	(b) Optional Redemption Amount(s):	Make Whole Amount
	(i) Condition 6(b) applies	Not Applicable

	(ii) Make-Whole Amount:	Applicable
	(iii) Quotation Time:	11.00 a.m. (London time)
	(iv) Determination Date:	The second business day in London prior to the relevant Optional Redemption Date
	(v) Reference Bond:	4.00 per cent. United Kingdom Government Treasury Stock due 7 March 2022
	(vii) Redemption Margin:	0.50 per cent.
	(c) If redeemable in part:	Not Applicable
	(d) Notice period:	Minimum period: 15 days Maximum period: 30 days
18	Par Call Option (Condition 6(dd)):	Applicable
19	Investor Put Option (Condition 6(e)):	Not Applicable
20	Change of Control Put Option (Condition 6(f)):	Applicable
21	Final Redemption Amount:	£1 per Calculation Amount
22	Early Redemption Amount payable on redemption for taxation reasons or on event of default:	£1 per Calculation Amount
GENERAL PROVISIONS APPLICABLE TO THE NOTES
23	Form of Notes:
	(a) Form:	Registered Notes:
Registered Global Note registered in the name of a nominee for a common depositary for Euroclear and Clearstream, Luxembourg
CREST Depository Interests (“CDIs”) representing the Notes may also be issued in accordance with the usual procedures of Euroclear UK & Ireland Limited (“CREST”))
	(b) New Global Note:	No
24	Additional Financial Centre(s):	Not Applicable
25	Talons for future Coupons to be attached to Definitive Notes in bearer form:	No

SIGNATURES

Issuer

This deed is delivered on the date stated at the beginning.

ENQUEST PLC

By:

Name of Director:

In the presence of

Witness signature:

Name of Witness:

Address of Witness:

Occupation of Witness:

U.S. BANK TRUSTEES LIMITED This deed is delivered on the date stated at the beginning.

By:

Name

By:

Name:

As authorised signatories for U.S. BANK TRUSTEES LIMITED

Guarantors

This deed is delivered on the date stated at the beginning.

ENQUEST BRITAIN LIMITED

By:

Name of Director:

In the presence of

Witness signature:

Name of Witness:

Address of Witness:

Occupation of Witness:

ENQUEST ENS LIMITED

By:

Name of Director:

In the presence of

Witness signature:

Name of Witness:

Address of Witness:

Occupation of Witness:

ENQUEST GLOBAL LIMITED

By:

Name of Director:

In the presence of

Witness signature:

Name of Witness:

Address of Witness:

Occupation of Witness:

ENQUEST HEATHER LIMITED

By:

Name of Director:

In the presence of

Witness signature:

Name of Witness:

Address of Witness:

Occupation of Witness:

ENQUEST HEATHER LEASING LIMITED

By:

Name of Director:

In the presence of

Witness signature:

Name of Witness:

Address of Witness:

Occupation of Witness:

ENQUEST NWO LIMITED

By:

Name of Director:

In the presence of

Witness signature:

Name of Witness:

Address of Witness:

Occupation of Witness:

EQ PETROLEUM SABAH LIMITED

By:

Name of Director:

In the presence of

Witness signature:

Name of Witness:

Address of Witness:

Occupation of Witness:

Appendix 5

Form of High Yield Notes Deed of Release

Deed of Waiver and Release

in relation to the High Yield Notes

by
The High Yield Notes Scheme Creditors

in favour of

The Released Parties

Dated [•] 2016

THIS DEED is dated [•] 2016 and is made

BY:

(1)                                 THE HIGH YIELD NOTES SCHEME CREDITORS (as defined in the Explanatory Statement), acting by EnQuest PLC (the “Company”) pursuant to the authority conferred upon the Company by the High Yield Notes Scheme Creditors under clause 4.5 (Deeds of Release) and clause 5.1(a) (The Company) of the Scheme (as defined below),

IN FAVOUR OF:

(2)                                 THE RELEASED PARTIES (as defined below).

BACKGROUND

(A)                                   The Company has entered into the Scheme with, among others, the High Yield Notes Scheme Creditors.

(B)                                   The High Yield Notes Scheme Creditors are Scheme Creditors pursuant to the Scheme.

(C)                                   The Company is authorised, under clause 4.5 (Deeds of Release) and clause 5.1(a) (The Company) of the Scheme, to execute and deliver this Deed on behalf of each of the High Yield Notes Scheme Creditors.

(D)                                   It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

IT IS AGREED as follows:

1.                                          INTERPRETATION

1.1                                   Definitions

In this Deed:

“Adviser Released Party” means the persons listed at part 2 of appendix 1 of this Deed;

“Explanatory Statement” means the Explanatory Statement dated 25 October 2016 and made in connection with the Scheme pursuant to section 897 of the Companies Act 2006;

“Released Parties” means the Adviser Released Parties and the Transaction Released Parties;

“Scheme” means the scheme of arrangement pursuant to Part 26 of the Companies Act 2006 between the Company and, among others, the High Yield Notes Scheme Creditors as sanctioned by the Court on or about the date of this Deed; and

“Transaction Released Parties” means the persons listed at part 1 of appendix 1 of this Deed.

1.2                                   Construction

(a)                           Capitalised terms used in this Deed but not defined in this Deed shall have the meaning given to such terms in the Explanatory Statement.

(b)                           In this Deed, unless the context otherwise requires or otherwise expressly provides for:

(i)                               references to clauses are references to clauses of this Deed;

(ii)                            references to a person include references to an individual, firm, partnership, company, corporation, unincorporated body of persons or any state or state agency;

(iii)                         references to a statute or statutory provision include references to the same as subsequently modified, amended or re-enacted from time to time;

(iv)                        the singular includes the plural and vice versa and words importing one gender shall include all genders; and

(v)                           headings to clauses are for ease of reference only and shall not affect the interpretation of this Deed.

2.                                          WAIVER AND RELEASE

2.1                                   With effect from the Restructuring Effective Date and subject to the provisions of the Scheme, each of the High Yield Notes Scheme Creditors (and any person to whom any such High Yield Notes Scheme Creditor may have transferred an interest in any High Yield Notes Scheme Claim after the Record Time) hereby irrevocably and unconditionally:

(a)                           waive, release and discharge fully and absolutely, to the fullest extent permitted by law, all Liabilities of the Released Parties to the High Yield Notes Scheme Creditors (other than any Liability of the Company or any Guarantor to the High Yield Notes Trustee in its personal capacity but excluding, for the avoidance of doubt, any Liability as principal or surety in respect of the covenant to repay principal and interest on the High Yield Notes pursuant to the High Yield Notes Indenture) or any person to whom any such High Yield Notes Scheme Creditor may have transferred an interest in any High Yield Notes Scheme Claim after the Record Time, in relation to or in connection with or in any way arising out of the High Yield Notes Indenture, the High Yield Notes, the preparation, negotiation or implementation of the Scheme and/or the Restructuring and/or the execution of the Scheme Restructuring Documents and the carrying out of the actions, steps and transactions contemplated thereby; and

(b)                           waive, to the fullest extent permitted by law, each and every claim which the High Yield Notes Scheme Creditors (or any person to whom any such High Yield Notes Scheme Creditor may have transferred an interest in any High Yield Notes Scheme Claim after the Record Time) may have in relation to or in connection with or in any way arising out of the preparation, negotiation or implementation of the Scheme and/or the Restructuring and/or the execution of the Scheme Restructuring Documents and the carrying out of the actions, steps and transactions contemplated thereby against the Released Parties.

2.2                                   Each release, waiver and discharge effected by the terms of clause 2.1 (Waiver and Release) above shall not extend to:

(a)                           any Liability of any Adviser Released Party arising under a duty of care to such Adviser Released Party’s client or arising under a duty of care to another person which has been specifically and expressly accepted or acknowledged in writing by that Adviser Released Party;

(b)                           any Liability arising or resulting from fraudulent misrepresentation, fraudulent concealment or wilful misconduct;

(c)                            any Liability in any Lock-up Arrangement; or

(d)                           any rights in respect of any Allowed Proceedings.

2.3                                   Nothing in this Deed shall release, waive or discharge any Liability of any person under the Scheme Restructuring Documents.

3.                                          COVENANTS NOT TO SUE

3.1                                   Without prejudice to clause 2.1 (Waiver and Release) above, each of the High Yield Notes Scheme Creditors (or any person to whom any such High Yield Notes Scheme Creditor may have transferred an interest in any High Yield Notes Scheme Claim after the Record Time) hereby irrevocably covenants with the Company and for the benefit of the Company and each of the Released Parties, on and from the date of this Deed, to the extent permitted by law:

(a)                           not to commence, take or continue or support any person commencing, taking or continuing or instruct any person to commence, take or continue any Proceedings, other than any Allowed Proceedings in accordance with clause 6.1(d) (Undertakings from Scheme Creditors) of the Scheme, against any of the Released Parties in respect of any claim in respect of any Liability of the relevant Released Parties to any person arising out of an interest in the High Yield Notes, arising on or before the Record Date or which may arise after the Record Date as a result of:

(i)          the preparation, negotiation or implementation of the Scheme and/or the Restructuring; or

(ii)         the execution of the Scheme Restructuring Documents and/or the carrying out of the actions, steps and transactions contemplated thereby,

nor otherwise to assert any such claim against any of the Released Parties;

(b)                           not to commence, take or continue or support any person commencing, taking or continuing or instruct any person to commence, take or continue any Proceedings, other than any Allowed Proceedings in accordance with clause 6.1(d) (Undertakings from Scheme Creditors) of the Scheme, against any Released Party which imposes or attempts to impose upon any of them any Liability whatsoever in connection with the implementation of the Scheme, the Scheme Restructuring Steps and/or the Restructuring or any of the transactions contemplated thereby (for the avoidance of doubt, this clause 3.1(b) (Covenants not to sue) shall not apply to the extent that the relevant Liability arises out of any fraudulent misrepresentation or fraudulent concealment of the part of any person seeking to benefit from this clause 3.1(b) (Covenants not to sue)); and

(c)                            not to prove, or seek to prove, in the insolvencies of any member of the Group (if any insolvency occurs), or any other affiliate or subsidiary operated or owned by the Company, in respect of any High Yield Notes Scheme Claims.

4.                                          FURTHER ASSURANCES

Each High Yield Notes Scheme Creditor (and any person to whom any such High Yield Notes Scheme Creditor may have transferred an interest in any High Yield Notes Scheme Claim after the Record Time) will take whatever action is reasonably necessary to effect the waiver, release and discharge referred to in clause 2 (Waiver and Release) of this Deed.

5.                                          CONTRACTS (RIGHTS OF THIRD PARTIES) ACT

5.1                                   Other than as provided in clause 5.2 (Contracts (Rights of Third Parties) Act) below, a person who is not party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed.

5.2                                   A Released Party may rely on and enforce the terms of this Deed.

5.3                                   The parties may not amend, vary or terminate this Deed in such a way as may affect any rights or benefits of a Released Party without the consent of such Released Party.

6.                                          WAIVER

6.1                                   A waiver of any term, provision or condition of, or consent granted under, this Deed shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

6.2                                   No failure or delay on the part of any party in exercising any right, power or privilege under this Deed shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

6.3                                   No breach of any provision of this Deed shall be waived or discharged except with the express written consent of the parties.

6.4                                   The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

7.                                          COUNTERPARTS

This Deed may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Deed.

8.                                          GOVERNING LAW AND JURISDICTION

This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.  The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed or any non-contractual obligations connected with it.

This Deed has been entered into and delivered as a deed on the date stated at the beginning of this Deed.

APPENDIX 1

RELEASED PARTIES

PART 1

TRANSACTION RELEASED PARTIES

1.                                          The Company and its directors, officers, members and representatives;

2.                                          The following entities, each in its capacity as Guarantor:

(a)                           EnQuest NWO Limited;

(b)                           EnQuest Heather Limited;

(c)                            EnQuest Britain Limited;

(d)                           EnQuest Heather Leasing Limited;

(e)                            EnQuest ENS Limited;

(f)                             EnQuest Global Limited; and

(g)                            EQ Petroleum Sabah Limited;

3.                                          Deutsche Trustee Company Limited in its capacity as High Yield Notes Trustee;

4.                                          Deutsche Bank Trust Company Americas as principal paying agent, transfer agent and registrar in respect of the High Yield Notes;

5.                                          Deutsche Bank AG, London Branch as London paying agent in respect of the High Yield Notes; and

6.                                          The Depository Trust Company in its capacity as High Yield Notes Registered Holder.

PART 2

ADVISER RELEASED PARTIES

1.                                          Ashurst LLP as legal adviser to the Company;

2.                                          Rothschild & Co as financial adviser to the Company;

3.                                          J.P. Morgan Cazenove as Sponsor and Joint Bookrunner;

4.                                          Merrill Lynch International as Joint Bookrunner;

5.                                          Lucid Issuer Services Limited as Information Agent;

6.                                          Weil Gotshal & Manges LLP as legal adviser to the Noteholders;

7.                                          Houlihan Lokey as financial adviser to the Noteholders; and

8.                                          Allen & Overy as legal adviser to the High Yield Notes Trustee.

SIGNATORIES

SCHEME CREDITORS

EXECUTED AND DELIVERED AS A DEED by	)
ENQUEST PLC	)
)

acting pursuant to the authority conferred on EnQuest PLC	)
for this purpose under the Scheme	)

acting by

Signature of director

Signature of witness

Name of witness

Address of witness

Occupation of witness

Appendix 6

Form of Retail Notes Deed of Release

Deed of Waiver and Release

in relation to the Retail Notes

by
The Retail Notes Scheme Creditors

in favour of
The Released Parties

Dated [•] 2016

THIS DEED is dated [•] 2016 and is made

BY:

(1)                                     THE RETAIL NOTES SCHEME CREDITORS (as defined in the Explanatory Statement), acting by EnQuest PLC (the “Company”) pursuant to the authority conferred upon the Company by the Retail Notes Scheme Creditors under clause 4.5 (Deeds of Release) and clause 5.1(a) (The Company) of the Scheme (as defined below).

IN FAVOUR OF:

(2)                                     THE RELEASED PARTIES (as defined below).

BACKGROUND

(A)                                   The Company has entered into the Scheme with, among others, the Retail Notes Scheme Creditors.

(B)                                   The Retail Notes Scheme Creditors are Scheme Creditors pursuant to the Scheme.

(C)                                   The Company is authorised, under clause 4.5 (Deeds of Release) and clause 5.1(a) (The Company) of the Scheme, to execute and deliver this Deed on behalf of each of the Retail Notes Scheme Creditors.

(D)                                   It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

IT IS AGREED as follows:

1.                                          INTERPRETATION

1.1                                   Definitions

In this Deed:

“Adviser Released Party” means the persons listed at part 2 of appendix 1 of this Deed;

“Explanatory Statement” means the Explanatory Statement dated 25 October 2016 and made in connection with the Scheme pursuant to section 897 of the Companies Act 2006;

“Released Parties” means the Adviser Released Parties and the Transaction Released Parties;

“Scheme” means the scheme of arrangement pursuant to Part 26 of the Companies Act 2006 between the Company and, among others, the Retail Notes Scheme Creditors as sanctioned by the Court on or about the date of this Deed; and

“Transaction Released Parties” means the persons listed at part 1 of appendix 1 of this Deed.

1.2                                   Construction

(a)                           Capitalised terms used in this Deed but not defined in this Deed shall have the meaning given to such terms in the Explanatory Statement.

(b)                           In this Deed, unless the context otherwise requires or otherwise expressly provides for:

(i)                               references to clauses are references to clauses of this Deed;

(ii)                            references to a person include references to an individual, firm, partnership, company, corporation, unincorporated body of persons or any state or state agency;

(iii)                         references to a statute or statutory provision include references to the same as subsequently modified, amended or re-enacted from time to time;

(iv)                        the singular includes the plural and vice versa and words importing one gender shall include all genders; and

(v)                           headings to clauses are for ease of reference only and shall not affect the interpretation of this Deed.

2.                                          WAIVER AND RELEASE

2.1                                   With effect from the Restructuring Effective Date and subject to the provisions of the Scheme, each of the Retail Notes Scheme Creditors (and any person to whom any such Retail Notes Scheme Creditor may have transferred an interest in any Retail Notes Scheme Claim after the Record Time) hereby irrevocably and unconditionally:

(a)                           waive, release and discharge fully and absolutely, to the fullest extent permitted by law, all Liabilities of the Released Parties (other than the Company’s Liabilities in respect of the covenant to pay principal and accrued but unpaid interest arising out of the Retail Notes Trust Deed and/or the Retail Notes and the Guarantors’ obligations as surety in respect of such Liabilities) to the Retail Notes Scheme Creditors (other than the Retail Notes Trustee in its personal capacity) or any person to whom any such Retail Notes Scheme Creditor may have transferred an interest in any Retail Notes Scheme Claim after the Record Time, in relation to or in connection with or in any way arising out of the Retail Notes Trust Deed, the Retail Notes, the preparation, negotiation or implementation of the Scheme and/or the Restructuring and/or the execution of the Scheme Restructuring Documents and the carrying out of the actions, steps and transactions contemplated thereby; and

(b)                           waive, to the fullest extent permitted by law, each and every claim which the Retail Notes Scheme Creditors (or any person to whom any such Retail Notes Scheme Creditor may have transferred an interest in any Retail Notes Scheme Claim after the Record Time) may have in relation to or in connection with or in any way arising out of the preparation, negotiation or implementation of the Scheme and/or the Restructuring and/or the execution of the Scheme Restructuring Documents and the carrying out of the actions steps and transactions contemplated thereby against the Released Parties.

2.2                                   Each release, waiver and discharge effected by the terms of clause 2.1 (Waiver and Release) above shall not extend to:

(a)                           any Liability of any Adviser Released Party arising under a duty of care to such Adviser Released Party’s client or arising under a duty of care to another person which has been specifically and expressly accepted or acknowledged in writing by that Adviser Released Party;

(b)                           any Liability arising or resulting from fraudulent misrepresentation, fraudulent concealment or wilful misconduct;

(c)                            any Liability in any Lock-up Arrangement; or

(d)                           any rights in respect of any Allowed Proceedings.

2.3                                   Nothing in this Deed shall release, waive or discharge any Liability of any person under the Scheme Restructuring Documents.

3.                                          COVENANTS NOT TO SUE

3.1                                   Without prejudice to clause 2.1 (Waiver and Release) above, each of the Retail Notes Scheme Creditors (or any person to whom any such Retail Notes Scheme Creditor may have transferred an interest in any Retail Notes Scheme Claim after the Record Time) hereby irrevocably covenants with the Company and for the benefit of the Company and each of the Released Parties, on and from the date of this Deed, to the extent permitted by law:

(a)                           not to commence, take or continue or support any person commencing, taking or continuing or instruct any person to commence, take or continue any Proceedings, other than any Allowed Proceedings in accordance with clause 6.1(d) (Undertakings from Scheme Creditors) of the Scheme, against any of the Released Parties in respect of any claim in respect of any Liability of the relevant Released Parties to any person arising out of an interest in the Retail Notes, arising on or before the Record Date or which may arise after the Record Date as a result of:

(i)          the preparation, negotiation or implementation of the Scheme and/or the Restructuring; or

(ii)         the execution of the Scheme Restructuring Documents and/or the carrying out of the actions, steps and transactions contemplated thereby,

nor otherwise to assert any such claim against any of the Released Parties;

(b)                           not to commence, take or continue or support any person commencing, taking or continuing or instruct any person to commence, take or continue any Proceedings, other than any Allowed Proceedings in accordance with clause 6.1(d) (Undertakings from Scheme Creditors) of the Scheme, against any Released Party which imposes or attempts to impose upon any of them any Liability whatsoever in connection with the implementation of the Scheme, the Scheme Restructuring Steps and/or the Restructuring or any of the transactions contemplated thereby (for the avoidance of doubt, this clause 3.1(b) (Covenants not to sue) shall not apply to the extent that the relevant Liability arises out of any fraudulent misrepresentation or fraudulent concealment of the part of any person seeking to benefit from this clause 3.1(b) (Covenants not to sue)); and

(c)                            not to prove, or seek to prove, in the insolvencies of any member of the Group (if any insolvency occurs), or any other affiliate or subsidiary operated or owned by the Company, in respect of any Retail Notes Scheme Claims.

4.                                          FURTHER ASSURANCES

Each Retail Notes Scheme Creditor (and any person to whom any such Retail Notes Scheme Creditor may have transferred an interest in any Retail Notes Scheme Claim after the Record Time) will take whatever action is reasonably necessary to effect the waiver, release and discharge referred to in clause 2 (Waiver and Release) of this Deed.

5.                                          CONTRACTS (RIGHTS OF THIRD PARTIES) ACT

5.1                                   Other than as provided in clause 5.2 (Contracts (Rights of Third Parties) Act) below, a person who is not party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed.

5.2                                   A Released Party may rely on and enforce the terms of this Deed.

5.3                                   The parties may not amend, vary or terminate this Deed in such a way as may affect any rights or benefits of a Released Party without the consent of such Released Party.

6.                                          WAIVER

6.1                                   A waiver of any term, provision or condition of, or consent granted under, this Deed shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

6.2                                   No failure or delay on the part of any party in exercising any right, power or privilege under this Deed shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

6.3                                   No breach of any provision of this Deed shall be waived or discharged except with the express written consent of the parties.

6.4                                   The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

7.                                          COUNTERPARTS

This Deed may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Deed.

8.                                          GOVERNING LAW AND JURISDICTION

This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.  The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed or any non-contractual obligations connected with it.

This Deed has been entered into and delivered as a deed on the date stated at the beginning of this Deed.

APPENDIX 1

RELEASED PARTIES

PART 1

TRANSACTION RELEASED PARTIES

1.                                          The Company and its directors, officers, members and representatives.

2.                                          The following entities, each in its capacity as Guarantor:

(a)                           EnQuest NWO Limited;

(b)                           EnQuest Heather Limited;

(c)                            EnQuest Britain Limited;

(d)                           EnQuest Heather Leasing Limited;

(e)                            EnQuest ENS Limited;

(f)                             EnQuest Global Limited; and

(g)                            EQ Petroleum Sabah Limited.

3.                                          U.S. Bank Trustees Limited in its capacity as Retail Notes Trustee.

4.                                          Elavon Financial Services DAC, UK Branch (formerly Elavon Financial Services Limited, London Branch) in its capacity as issuing and paying agent, paying agent and transfer agent in respect of the Retail Notes.

5.                                          Elavon Financial Services DAC, UK Branch in its capacity as registrar in respect of the Retail Notes.

6.                                          Société Générale Bank and Trust in its capacity as the Retail Notes Depositary.

7.                                          Euroclear UK & Ireland Limited (or its nominee) in its capacity as the holder (through its account(s) in Euroclear) of underlying Retail Notes which are represented by CDIs.

PART 2

ADVISER RELEASED PARTIES

1.                                          Ashurst LLP as legal adviser to the Company.

2.                                          Rothschild & Co as financial adviser to the Company.

3.                                          J.P. Morgan Cazenove as Sponsor and Joint Bookrunner.

4.                                          Merrill Lynch International as Joint Bookrunner.

5.                                          Lucid Issuer Services Limited as Information Agent.

6.                                          Linklaters LLP as legal adviser to the Retail Notes Trustee.

SIGNATORIES

SCHEME CREDITORS

EXECUTED AND DELIVERED AS A DEED by	)
ENQUEST PLC	)
)
acting pursuant to the authority conferred on
EnQuest PLC	)
for this purpose under the Scheme	)

acting by

Signature of director

Signature of witness

Name of witness

Address of witness

Occupation of witness

APPENDIX 2

Instructions and guidance for Scheme Creditors and any person with an interest in the Notes

THIS APPENDIX SETS OUT INSTRUCTIONS AND GUIDANCE FOR VOTING AT THE SCHEME MEETING AND PROCEDURES TO RECEIVE SCHEME CONSIDERATION IN ACCORDANCE WITH THE TERMS OF THE SCHEME AND CERTAIN ADDITIONAL MATTERS. ALL SCHEME CREDITORS AND ANY PERSON WITH AN INTEREST IN THE NOTES ARE REQUESTED TO READ:

(1)                  THE GENERAL GUIDANCE IN SECTION 1 OF THIS APPENDIX;

(2)                  THE GUIDANCE ON VOTING AT THE SCHEME MEETING IN SECTION 2 OF THIS APPENDIX; AND

(3)                  THE GUIDANCE ON THE DISTRIBUTION OF SCHEME CONSIDERATION IN SECTION 3 OF THIS APPENDIX.

1.                                          GENERAL GUIDANCE

1.1                                   Scheme Meeting

(a)                           Before the Scheme can become effective and binding on the Company and the Scheme Creditors, a resolution to approve it must be passed by the Scheme Creditors by the requisite majority required by section 899 of the Companies Act. The requisite majority is a majority in number representing at least 75 per cent. in value of the Scheme Creditors who, being so entitled, are present in person, by a duly authorised representative if a corporation, or by proxy and vote at the Scheme Meeting. The Scheme Meeting has been ordered by the Court to be summoned to take place at 11.00 a.m. (London time) on 14 November 2016.

(b)                           Formal notice of the Scheme Meeting is set out in appendix 5 (Notice of Scheme Meeting) to this Explanatory Statement.

(c)                            If the Scheme Creditors do not approve the Scheme at the Scheme Meeting, then the Company will not be able to implement the Scheme and the Restructuring.

(d)                           The Scheme Creditors and any other person with an interest in the Notes for the purposes of voting on the Scheme at the Scheme Meeting are each High Yield Noteholder and the Retail Noteholders. The Noteholders, as the beneficial owners of and/or the persons with the ultimate economic interest in the Notes, are the persons with the “real” interest in the Scheme Claims and accordingly they will be entitled to vote in respect of the Scheme. To avoid double counting in respect of the Scheme Claims, each of the Trustees have confirmed to the Company that it does not currently intend to exercise any voting rights to which it may be entitled as a Scheme Creditor at the Scheme Meeting. The voting procedure for the Notes will be in accordance with the steps specified in this Explanatory Statement and the customary procedures of Euroclear and Clearstream, Luxembourg and, in the case of High Yield Notes, DTC (where applicable). This has been done to ensure an orderly voting procedure and is considered by the legal advisers to the Company to represent current market practice in this type of situation.

1.2                                   Deadline for voting at the Scheme Meeting

Voting will take place at the Scheme Meeting by Noteholders appearing in person, by a duly authorised representative or by proxy as explained in more detail in section 2 (Voting) of this appendix 2 (Instructions and guidance for Scheme Creditors and any person with an interest in the Notes) below.

1.3                                   Voting

(a)                           As explained in more detail in section 2 (Voting) below, each Noteholder must ensure that it completes and submits or its Account Holder on its behalf completes and submits a valid Account Holder Letter to the Information Agent in order to vote at the Scheme Meeting. Account Holder Letters for the purpose of voting must be submitted to the Information Agent before the Voting Instruction Deadline, being 5.00 p.m. (London time) on 10 November 2016.

(b)                           A valid Account Holder Letter for the purposes of voting means an Account Holder Letter which has been signed by an Account Holder duly authorised by a Noteholder and in respect of which part 2 (Voting and Lock-up), section 3 (Voting) of the relevant Account Holder Letter has been completed, including all confirmations required to be given by the Account Holder.

(c)                            Failure to deliver a valid Account Holder Letter on behalf of a Noteholder by the Voting Instruction Deadline will mean that the voting instructions contained in that Account Holder Letter will be disregarded for the purposes of voting at the Scheme Meeting and the relevant Noteholder will not be entitled to vote at the Scheme Meeting.

(d)                           Notwithstanding any other provision of this Explanatory Statement, the Chairman will be entitled, at his/her sole discretion, to permit a Noteholder in respect of which a completed Account Holder Letter has not been delivered prior to the Voting Instruction Deadline to vote at the Scheme Meeting if the Chairman considers that the relevant Noteholder has produced sufficient proof that it is a Scheme Creditor.

Noteholders should immediately contact their Account Holders (through any Intermediaries, if appropriate) to ensure that a valid Account Holder Letter is submitted in respect of their interests in the Notes.

1.4                                   Assessment of Scheme Claims for Voting Purposes

(a)                           The amount of the Scheme Claims of each Noteholder which submits a valid Account Holder Letter in respect of the Notes will be calculated as at the Record Time based on information confidentially provided to the Company by the Information Agent. This information will be used by the Chairman to determine whether the Scheme is approved at the Scheme Meeting. Accordingly, Noteholders do not need to take any action in respect of confirming the amount of their Scheme Claims other than providing the details requested in the Account Holder Letter.

(b)                           As the High Yield Notes are denominated in US Dollars and the Retail Notes are denominated in Sterling, the Scheme Claims in respect of the Retail Notes of each Noteholder which submits a valid Account Holder Letter shall be notionally converted from Sterling into US Dollars at the Scheme FX Rate for the purposes of calculating the value of those Scheme Claims in connection with voting at the Scheme Meeting.

(c)                            The High Yield Noteholders and the Retail Noteholders, are entitled to attend and vote, either in person, by a duly authorised representative if a corporation, or by proxy at the Scheme Meeting.

(d)                           The assessment of Scheme Claims for voting purposes shall be carried out by the Chairman. The Chairman may, for voting purposes only, reject a Scheme Claim in whole or in part if he/she considers that it does not constitute a fair and reasonable assessment of the relevant sums owed to the relevant Noteholder by the Company or if the relevant Noteholder has not complied with the voting procedures described in this Explanatory Statement. If a Scheme Claim is unascertained, contingent or disputed (in part) but the Chairman is able to place a minimum value on that Scheme Claim, he/she may admit the Scheme Claim for voting purposes at that value. If a Scheme Claim is disputed in its entirety, or the Chairman is otherwise unable to place a minimum value on it, that Scheme Claim may be valued at US$1.00 for voting purposes.

(e)                            The Chairman will report to the Court, at the Scheme Sanction Hearing (which it is anticipated will take place on 16 November 2016), his/her decision to reject Scheme Claims (if any), with details of those Scheme Claims and the reasons for rejection.

(f)                             The admission and valuation of any Scheme Claim for voting purposes does not (in itself) constitute an admission of the existence or value of the Scheme Claim and will not bind the Company or the Noteholders concerned.

1.5                                   Transfers/Assignments after the Record Time

Under the Scheme, the Company is under no obligation to recognise any assignment or transfer of any Scheme Claim after the Record Time, provided that where the Company has received from the relevant parties in writing notice of such assignment or transfer, the Company may, in its absolute discretion and subject to such evidence as it may reasonably require, agree to recognise such assignment or transfer for the purposes of the Scheme. Any assignee or transferee of a Scheme Claim recognised under the Scheme at the discretion of the Company shall be bound by the terms of the Scheme and be a Scheme Creditor for the purposes of the Scheme.

2.                                          VOTING

2.1                                   General

(a)                           Each Noteholder should immediately contact its Account Holder (through any Intermediaries, if appropriate) to ensure that a valid Account Holder Letter in respect of its Scheme Claim is delivered to and received by the Information Agent.

(b)                           If you hold an interest in the Retail Notes indirectly through CDIs in CREST and are not a CREST Account Holder, you must contact your CREST Account Holder as soon as possible in connection with participation in the Scheme. A separate CREST Account Holder Letter must be completed by CREST Account Holders in respect of CDIs representing Retail Notes. For further information, please see the instructions and guidance set out in part B (Summary of actions to be taken by Retail Noteholders) of the Explanatory Statement. The form of CREST Account Holder Letter will be available from the Scheme Website at www.lucid-is.com/enquest.

(c)                            It will be the responsibility of Account Holders to obtain from the Noteholders (through any Intermediaries, if applicable) on whose behalf they are acting in accordance with the procedures established between them, whatever information or instructions they may require to identify in an Account Holder Letter the relevant Noteholder and to provide the information, instructions, confirmations and representations required to be given by the Account Holder Letter for and on behalf of the relevant Noteholder. To assist this process, each Noteholder must contact its Account Holder (through any Intermediaries, if appropriate) to enable that Account Holder to complete an Account Holder Letter and deliver such Account Holder Letter to the Information Agent before the Voting Instruction Deadline.

(d)                           Before the Voting Instruction Deadline, each Noteholder that wishes to attend and vote at the Scheme Meeting (or to instruct a person to attend the Scheme Meeting and vote on its behalf) and in respect of which an Account Holder Letter is completed will be required to ensure that its Account Holder has instructed the relevant Clearing System in which the Notes which are the subject of the Account Holder Letter are held to block those interests in the Notes, by giving Custody Instructions to that effect to the relevant Clearing System or, in the case of High Yield Notes held through DTC outside of Euroclear or Clearstream, Luxembourg, procuring that its Account Holder medallion guarantee stamps its Account Holder Letter and confirms it holds a position in the High Yield Notes as at the Record Time. The procedure for doing this is described further below.

(e)                            If a person is in any doubt as to whether or not it is a Noteholder, such person should contact the Information Agent using the contact details in the Account Holder Letters set out in appendix 3 (Form of High Yield Notes Account Holder Letter) and appendix 4 (Form of Retail Notes Account Holder Letter).

(f)                             Noteholders may also wish to refer to the overview set out in the section entitled “Are you a Scheme Creditor or any other person with an interest in the Notes” beginning at page 9 of the Explanatory Statement to see the relationship between Noteholders, Intermediaries and Account Holders.

2.2                                   Appointment of the Information Agent

The Information Agent has been appointed to facilitate communications with Noteholders. The Information Agent’s remuneration and expenses, and all costs incurred by it on behalf of the Company, shall be met by the Company.

2.3                                   Voting Undertakings

(a)                           As described in part 2 (Overview of the Scheme) of the Explanatory Statement, a Noteholder may enter into a Lock-up Arrangement by instructing its Account Holder in the Account Holder Letter to elect to enter into Voting Undertakings on its behalf.

(b)                           If a Noteholder wishes to enter into Voting Undertakings, it should instruct its Account Holder to confirm to the Company and the Information Agent that the Noteholder has authorised the Account Holder to enter into Voting Undertakings on its behalf by making the appropriate elections in the Account Holder Letter.

2.4                                   Voting at the Scheme Meeting

(a)                           In order to vote for or against the Scheme, each Noteholder (through any Intermediaries, if applicable) should instruct its Account Holder to complete and sign an Account Holder Letter as described below and deliver the completed and signed Account Holder Letter to the Information Agent before the Voting Instruction Deadline.

(b)                           In order to vote for or against the Scheme, each CDI Holder should (through any CREST Account Holder, if applicable) instruct its CREST Account Holder to complete and sign a CREST Account Holder Letter as described below and deliver the completed and signed CREST Account Holder Letter to the Information Agent before the Voting Instruction Deadline.

2.5                                   Procedure for blocking High Yield Notes held through DTC

(a)                           Where interests in the High Yield Notes are held through DTC outside of Euroclear or Clearstream, Luxembourg, High Yield Notes Account Holders should, prior to delivering a High Yield Notes Account Holder Letter to the Information Agent:

(i)                               confirm the instructions contained in the High Yield Notes Account Holder Letter; and

(ii)                            arrange for the High Yield Notes referred to in the High Yield Notes Account Holder Letter to be signature medallion guarantee stamped by the High Yield Notes Account Holder.

(b)                           The Company will request DTC to provide an omnibus proxy confirming the identity of High Yield Notes Account Holders and their positions as of the Record Time. In the event that DTC fails to do so, the Information Agent may reject the High Yield Notes Account Holder Letter.

(c)                            The New High Yield Notes will only be eligible for clearing and settlement through Euroclear and Clearstream, Luxembourg. It is highly recommended that High Yield Notes Account Holder move any positions in the High Yield Notes that they may currently hold in an account with DTC to an account with either Euroclear or Clearstream, Luxembourg to receive their Scheme Consideration without delay.

2.6                                   Procedure for blocking High Yield Notes held through Euroclear or Clearstream, Luxembourg

(a)                           Where interests in the High Yield Notes are held through Euroclear or Clearstream, Luxembourg, High Yield Notes Account Holders should, prior to delivering a High Yield Notes Account Holder Letter to the Information Agent, submit Custody Instructions in respect of the High Yield Notes referred to in the High Yield Notes Account Holder Letter to the relevant Clearing System in accordance with the procedures of the relevant Clearing System and the deadlines required by that Clearing System. The Custody Instruction reference numbers should then be listed in part 1 (Noteholder and Holding Details), section 2 (Holding Details) of the High Yield Notes Account Holder Letter in appendix 3 (Form of High Yield Notes Account Holder Letter).

(b)                           The Information Agent will request the relevant Clearing System to confirm to its satisfaction that the High Yield Notes that are the subject of the relevant High Yield Notes Account Holder Letter have been blocked with effect from or before the date of the relevant High Yield Notes Account Holder Letter. In the event that the Clearing System fails to do so, the Information Agent may reject the High Yield Notes Account Holder Letter and the voting instructions contained in that High Yield Notes Account Holder Letter will be disregarded for the purposes of voting at the Scheme Meeting and the relevant High Yield Noteholder will not be entitled to vote at the Scheme Meeting.

(c)                            The Information Agent will request the relevant Clearing System to confirm to its satisfaction that the High Yield Notes that are subject of the relevant High Yield Notes Account Holder Letter have been blocked with effect from or before the date of the relevant High Yield Notes Account Holder Letter. In the event that the relevant Clearing System fails to do so, the Information Agent may reject the relevant High Yield Notes Account Holder Letter.

(d)                           In order to give the requested confirmation for the purpose of voting, the Clearing Systems will need to have received the Custody Instructions no later than the Custody Instruction Deadline, being 5.00 p.m. (local time in the place of the relevant Clearing System) on 8 November 2016.

(e)                            After submitting Custody Instructions to the Clearing Systems, the High Yield Notes Account Holder’s position will be blocked until the occurrence of any of the following events and cannot be transferred or sold until the occurrence of such event:

(i)          at a Scheme Meeting at which a vote takes place, the Scheme is not approved by the requisite majorities of the Scheme Creditors specified in section 899(1) of the Companies Act;

(ii)         the earlier of the Restructuring Effective Date and the Longstop Date;

(iii)        the Company gives the High Yield Noteholder or any other High Yield Noteholder written notice of an intention either:

(A)                         not to proceed with the Scheme; or

(B)                         to proceed with a proposed scheme of arrangement on terms which are different to the Scheme in any material respect; or

(iv)                        the High Yield Noteholder sells, transfers, assigns or otherwise disposes of all of the High Yield Notes subject of the relevant High Yield Notes Account Holder Letter in the manner permitted by the terms thereof.

2.7                                   Procedure for blocking Retail Notes held in Euroclear or Clearstream, Luxembourg

(a)                           A Retail Notes Account Holders should, prior to delivering a Retail Notes Account Holder Letter to the Information Agent, submit Custody Instructions in respect of the Retail Notes referred to in the Retail Notes Account Holder Letter to the relevant Clearing System in accordance with the procedures of the relevant Clearing System and the deadlines required by that Clearing System. The Custody Instruction reference numbers should then be listed in part 1 (Retail Noteholder and Holding Details), section 2 (Holding Details) of the Retail Notes Account Holder Letter in appendix 4 (Form of Retail Notes Account Holder Letter).

(b)                           The Information Agent will request the relevant Clearing System to confirm to its satisfaction that the Retail Notes that are the subject of the relevant Retail Notes Account Holder Letter have been blocked with effect from or before the date of the relevant Retail Notes Account Holder Letter. In the event that the Clearing System fails to do so, the Information Agent may reject the Retail Notes Account Holder Letter and the voting instructions contained in that Retail Notes Account Holder Letter will be disregarded for the purposes of voting at the Scheme Meeting and the relevant Retail Noteholder will not be entitled to vote at the Scheme Meeting.

(c)                            In order to give the requested confirmation for the purpose of voting, the Clearing Systems will need to have received the Custody Instructions no later than the Custody Instruction Deadline, being 5.00 p.m. (local time in the place of the relevant Clearing System) on 8 November 2016.

(d)                           After submitting Custody Instructions to the Clearing Systems, the Retail Notes Account Holder’s position will be blocked until the occurrence of any of the following events and cannot be transferred or sold until the occurrence of such event:

(i)          at a Scheme Meeting at which a vote takes place, the Scheme is not approved by the requisite majorities of the Scheme Creditors specified in section 899(1) of the Companies Act;

(ii)         the earlier of the Restructuring Effective Date and the Longstop Date;

(iii)        the Company gives the Retail Noteholder or any other Retail Noteholder written notice of an intention either:

(C)                         not to proceed with the Scheme; or

(D)                         to proceed with a proposed scheme of arrangement on terms which are different to the Scheme in any material respect; or

(iv)                        the Retail Noteholder sells, transfers, assigns or otherwise disposes of all of the Retail Notes subject of the relevant Retail Notes Account Holder Letter in the manner permitted by the terms thereof.

2.8                                   Procedure for blocking CDI representing the Retail Notes in CREST

(a)                           A CREST Account Holder should, prior to delivering a CREST Account Holder Letter to the Information Agent, submit TTE Instructions in respect of the CDIs representing Retail Notes referred to in the CREST Account Holder Letter to the CREST Receiving Agent by no later than the CREST TTE Instruction Deadline. The CREST Transaction ID(s) in respect of the TTE Instructions given to the CREST Receiving Agent should be listed in part 2 of the CREST Account Holder Letter. Further details of how to submit TTE Instructions can be found in schedule 2 (“Transfer to Escrow” Instructions) to the CREST Account Holder Letter. The form of CREST Account Holder Letter will be available from the Scheme Website at www.lucid-is.com/enquest.

(b)                           Provided that the Information Agent has received the CREST Account Holder Letter by the Voting Instruction Deadline and confirmation from the CREST Receiving Agent that TTE Instructions in respect of the CDIs representing Retail Notes which are the subject of such CREST Account Holder Letter were received by Euroclear UK & Ireland Limited (or its nominee) by no later than the CREST TTE Instruction Deadline, Euroclear UK & Ireland Limited (or its nominee) will instruct Euroclear to block the Retail Notes in respect of which such CDIs relate in the relevant Clearing System immediately following the Voting Instruction Deadline.

(c)                            In order to give the relevant directions described above for the purpose of voting, the CREST Receiving Agent will need to have received the TTE Instructions no later than the CREST TTE Instruction Deadline.

(d)                           After submitting TTE Instructions to the CREST Receiving Agent, the CREST Account Holder’s position will be blocked until the occurrence of any of the following events and cannot be transferred or sold until the occurrence of such event:

(i)                               at a Scheme Meeting at which a vote takes place, the Scheme is not approved by the requisite majorities of the Scheme Creditors specified in section 899(1) of the Companies Act;

(ii)                            the earlier of the Restructuring Effective Date and the Longstop Date;

(iii)                         the Company gives any Noteholder written notice of an intention either:

(A)                         not to proceed with the Scheme; or

(B)                         to proceed with a proposed scheme of arrangement on terms which are different to the Scheme in any material respect; and

(iv)                        the CDI Holder or person with an interest in the CDIs representing Retail Notes sells, transfers, assigns or otherwise disposes of all of the CDIs representing Retail Notes subject of the relevant CREST Account Holder Letter in the manner permitted by the terms thereof.

2.9                                   Instructions Irrevocable

Any Account Holder Letter delivered will be irrevocable after the Record Time until the occurrence of any of the following events:

(a)                           at a Scheme Meeting at which a vote takes place, the Scheme is not approved by the requisite majorities of the Scheme Creditors specified in section 899(1) of the Companies Act;

(b)                           the earlier of the Restructuring Effective Date and the Longstop Date;

(c)                            the Company gives Euroclear as the Retail Noteholder in respect of the CDIs or any other Retail Noteholder written notice of an intention either:

(i)                               not to proceed with the Scheme; or

(ii)                            to proceed with a proposed scheme of arrangement on terms which are different to the Scheme in any material respect; and

(d)                           the Noteholder sells, transfers, assigns or otherwise disposes of all of the Notes subject of the relevant Account Holder Letter in the manner permitted by the terms thereof.

2.10                            Completing the Account Holder Letter for the purposes of voting

(a)                           The Information Agent will use its reasonable endeavours to assist Noteholders to complete their Account Holder Letters validly, should it receive any Account Holder Letters which are not valid. However, failure to deliver a valid Account Holder Letter on behalf of a Noteholder to the Information Agent in the manner and within the deadlines referred to above will mean that the voting instructions contained in such Account Holder Letter will be disregarded for the purposes of voting at the Scheme Meeting and the relevant Noteholder will not be entitled to vote at the Scheme Meeting.

(b)                           None of the Company, the Group, the Information Agent or any other person will be responsible for any loss or liability incurred by a Noteholder as a result of any determination by the Information Agent that an Account Holder Letter contains an error or is incomplete, even if this is subsequently shown not to have been the case.

(c)                            Each Noteholder will need to give its Account Holder information and instructions as to voting and certain other matters.

(d)                           In summary, each Noteholder may elect:

(i)                               to attend and vote at the Scheme Meeting in person or by a duly authorised representative if a corporation; or

(ii)                            to instruct the Chairman as its proxy to cast its vote in accordance with the wishes of that Noteholder; or

(iii)                         to appoint someone else as its proxy to attend and vote at the Scheme Meeting in person on its behalf,

in each case, by ensuring that such election is recorded in the Account Holder Letter delivered on its behalf and that the voting intention section of the Account Holder Letter is completed.

(e)                            Each Noteholder which has not entered into the Lock-up Agreement prior to the submission of its Account Holder Letter may also elect to enter into Voting Undertakings as described in paragraph 2.3 above.

(f)                             Each Noteholder is recommended to appoint a proxy (either the Chairman or someone else of its choice who would be willing to attend the Scheme Meeting) in any event, even if that Noteholder intends to attend and vote in person or by a duly authorised representative, if a corporation, in case such Noteholder is unable to do so for some reason. If a Noteholder appoints a proxy and then decides to attend and vote at the Scheme Meeting in person or by a duly authorised representative, if a corporation, that Noteholder will be entitled to do so.

(g)                            Each Noteholder which submits, delivers or procures the delivery of an Account Holder Letter will be required to make (or authorise its Account Holder to make on its behalf) the representations, warranties and undertakings to the Company, the Guarantors, the New High Yield Notes Trustee (in the case of the High Yield Noteholders), the Retail Notes Trustee (in the case of the Retail Noteholders) and the Information Agent set out in schedule 1 (Representations, warranties and undertakings) of the relevant Account Holder Letter.

(h)                           Any Noteholder that is unable to give any of the representations, warranties and undertakings referred to in sub-paragraph 2.10(g) above should contact the Information Agent directly as soon as possible, as there may be additional procedures involved in respect of that Noteholder’s participation in the Scheme. A valid Account Holder Letter for the purposes of confirming eligibility to receive Scheme Consideration means an Account Holder Letter which has been signed by an Account Holder duly authorised by a Noteholder and including all confirmations required to be given by the Account Holder.

(i)                               Each Noteholder should also ensure that the following is included in the Account Holder Letter delivered on its behalf:

(i)          its identity (or the identity of its representative);

(ii)         details of the Notes which are the subject of the Account Holder Letter, including (to the extent required by the relevant Account Holder Letter) the ISIN number(s), the principal amount of the Notes held at the relevant Clearing System(s), the identity of the relevant Clearing System(s), the name and account number of the Account Holder in the relevant Clearing System(s) and the Custody Instruction reference number(s);

(iii)        its country of domicile;

(iv)        the appropriate confirmations to be given by the Account Holder; and

(v)         its voting instructions.

2.11                            Delivery of Account Holder Letters for the purposes of voting

(a)                           Account Holder Letters for the purposes of voting at the Scheme Meeting should be delivered by Account Holders as soon as possible to the Information Agent and, in any event, before the Voting Instruction Deadline, being 5.00 p.m. (London time) on 10 November 2016.

(b)                           Each Noteholder should note that, unless a valid Account Holder Letter is delivered on its behalf to the Information Agent before the Voting Instruction Deadline, the voting instructions contained in that Account Holder Letter will be disregarded for the purposes of voting at the Scheme Meeting and the Noteholder will not be entitled to vote at the Scheme Meeting.

(c)                            Any Account Holder Letter delivered will be irrevocable from and after the Voting Instruction Deadline unless and until the Scheme is not approved by the requisite majorities at the Scheme Meeting or the Scheme is withdrawn.

(d)                           By delivering an Account Holder Letter to the Information Agent, the Account Holder:

(i)                               confirms to the Company and the Information Agent that Custody Instructions in respect of the Notes which are the subject of that Account Holder Letter have been issued to the relevant Clearing System with effect from or before the Voting Instruction Deadline in accordance with the normal procedures of such Clearing System and after taking into account the deadlines imposed by such Clearing System;

(ii)                            instructs the relevant Clearing System to transmit to the Information Agent (for onward transmission to the Company) the information contained within the Custody Instructions; and

(iii)                         gives the other confirmations required by the Account Holder Letter in favour of the Company, the Guarantors and the Information Agent.

2.12                            Attending the Scheme Meeting

(a)                           The Scheme Meeting will take place at 11.00 a.m. on 14 November 2016 at the offices of Ashurst LLP at Broadwalk House, 5 Appold Street, London EC2A 2HA, United Kingdom.

(b)                           If a Noteholder wishes to attend the Scheme Meeting, it should produce a duplicate copy of the Account Holder Letter delivered on its behalf, evidence of corporate authority (in the case of a corporation) (for example, a valid power of attorney and/or board minutes) and evidence of personal identity (for example, a passport or other picture identification) at the registration desk no later than one hour before the scheduled time of the Scheme Meeting.

(c)                            Any proxy attending the Scheme Meeting on behalf of a High Yield Noteholder should produce a duplicate copy of the High Yield Notes Account Holder Letter in which he/she is named as proxy. Where this copy can be matched against one of the copies provided by the relevant High Yield Notes Account Holder to the Information Agent on behalf of the Company, that High Yield Noteholder’s proxy will be admitted to the Scheme Meeting upon providing evidence of his/her personal identity (for example, a passport or other picture identification). Where the High Yield Notes Account Holder Letter cannot be produced by the person purporting to have been appointed by a High Yield Noteholder as its proxy, that person will need to provide evidence of his/her personal identity (for example, a passport or other picture identification) and, provided that the evidenced identity conforms with the details in the relevant copy of the High Yield Notes Account Holder Letter provided by the relevant High Yield Notes Account Holder to the Information Agent on behalf of the Company, that person will be admitted to the Scheme Meeting.

(d)                           If a Noteholder appoints the Chairman as its proxy, there is no need for the Chairman to take the Account Holder Letter to the Scheme Meeting.

3.                                          DISTRIBUTION OF THE NEW HIGH YIELD NOTES

3.1                                   In order to receive the New High Yield Notes to which a High Yield Noteholder is entitled, a High Yield Noteholder must have complied with the procedures set out in this appendix 2 (Instructions and guidance for Scheme Creditors and any person with an interest in the Notes).

Eligible High Yield Noteholders

3.2                                   Each High Yield Noteholder that has submitted a validly completed High Yield Notes Account Holder Letter prior to the Voting Instruction Deadline shall be eligible to receive its High Yield Notes Scheme Entitlement.

3.3                                   If the Information Agent has not received a validly completed High Yield Notes Account Holder Letter in respect of a High Yield Noteholder prior to the Voting Instruction Deadline, such High Yield Noteholder (or its Nominated Recipient) may nonetheless receive its High Yield Notes Scheme Entitlement if a validly completed High Yield Notes Account Holder Letter (and, if it is not a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive or it is a Disqualified Person, the required details with respect to a Nominated Recipient) is submitted to and received by the Information Agent prior to the expiry of the Holding Period (being the date one year after the Restructuring Effective Date).

3.4                                   If the Information Agent receives a validly completed High Yield Notes Account Holder Letter from a High Yield Noteholder after the Voting Instruction Deadline but before the expiry of the Holding Period, that High Yield Noteholder (or its Nominated Recipient) will receive their High Yield Notes Scheme Entitlement within ten Business Days of the date on which the Information Agent receives such High Yield Notes Account Holder Letter (but after the Scheme Effective Date).

Ineligible High Yield Noteholders

3.5                                   A High Yield Noteholder (and, if applicable, its Nominated Recipient) will not be able to receive its entitlement to its High Yield Notes Scheme Entitlement if it does not submit a validly completed High Yield Notes Account Holder Letter (and, if it is not a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive or it is a Disqualified Person, the required details with respect to a Nominated Recipient) to the Information Agent before the expiry of the Holding Period.

DELIVERY OF HIGH YIELD NOTES ACCOUNT HOLDER LETTERS FOR THE PURPOSES OF CONFIRMING ELIGIBILITY TO RECEIVE SCHEME CONSIDERATION

3.6                                   The Company will issue New High Yield Notes on the Restructuring Effective Date to High Yield Noteholders on whose behalf valid High Yield Notes Account Holder Letters have been delivered to and received by the Information Agent before the Voting Instruction Deadline.

3.7                                   The Company may also issue New High Yield Notes on the Restructuring Effective Date to High Yield Noteholders (if any) on whose behalf valid High Yield Notes Account Holder Letters have been delivered to and received by the Information Agent between the Voting Instruction Deadline and the Business Day preceding the Restructuring Effective Date (or, to the extent applicable their Nominated Recipients), in each case at the sole discretion of the Company.

3.8                                   If the Scheme is implemented and a High Yield Note Scheme Entitlement cannot be issued to a High Yield Noteholder (or its Nominated Recipient) because:

(a)                           that High Yield Noteholder is not a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive;

(b)                           that High Yield Noteholder is a Disqualified Person; or

(c)                            the Information Agent has not received a validly completed High Yield Notes Account Holder Letter from or on behalf of that High Yield Noteholder or its Nominated Recipient prior to the Voting Instruction Deadline (or as the Company may decide in its absolute discretion), that High Yield Noteholder’s High Yield Note Scheme Entitlement will be issued to the Holding Period Trustee who will hold the High Yield Note Scheme Entitlement on trust for the relevant High Yield Noteholder for the Holding Period.

3.9                                   If a High Yield Noteholder whose High Yield Notes Scheme Entitlement has been issued to the Holding Period Trustee under the Scheme does not submit to the Information Agent a validly completed High Yield Notes Account Holding Letter (and, if it is not a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive or it is a Disqualified Person, the required details with respect to a Nominated Recipient) and a request in writing to transfer the relevant High Yield Notes Scheme Entitlement to it (or its Nominated Recipient) within the Holding Period then, upon the expiration of the Holding Period, the Holding Period Trustee will sell such High Yield Note Scheme Entitlement on the Open Market and the cash proceeds of such sale (after deduction of the reasonable costs and expenses of the Holding Period Trustee incurred in respect of such sale) shall be paid to that High Yield Noteholder. If that is not possible, the Holding Period Trustee shall decide what to do with the net cash proceeds and shall have absolute discretion to make such decision as it thinks fit in the circumstances (including, if necessary or desirable, paying the monies into Court or gifting the same to the NSPCC or such other children’s charity as the Holding Period Trustee thinks fit).

3.10                            The Holding Period Trustee shall have the power to appoint an additional or replacement trustee over the Trust Securities at any time, subject to any additional or replacement trustee agreeing to be bound by the terms of the Scheme.

3.11                            On submitting a validly completed High Yield Notes Account Holder Letter to the Information Agent during the Holding Period, a High Yield Notes Account Holder shall, if requested to do so by its underlying High Yield Noteholder, indicate that such High Yield Noteholder wishes to instruct the Holding Period Trustee to sell its High Yield Notes Scheme Entitlement on the Open Market and receive the net cash proceeds of such sale in lieu of its High Yield Notes Scheme Entitlement.

APPENDIX 3

Form of High Yield Notes Account Holder Letter

HIGH YIELD NOTES ACCOUNT HOLDER LETTER

For use by High Yield Notes Account Holders in DTC, Euroclear or Clearstream, Luxembourg in respect of the

US$650,000,000 7 per cent. Senior Notes due 2022

(Rule 144A Notes: CUSIP: 29357JAA4 / ISIN US29357JAA43;
Regulation S Notes: CUSIP: G315APAB4 / ISIN USG315APAB40)
(the “High Yield Notes”)

issued by

ENQUEST PLC

(the “Company”)

in relation to

the Company’s scheme of arrangement under
Part 26 of the Companies Act (the “Scheme”)

The Scheme will, if implemented, materially affect certain creditors of the Company, including the holders of the High Yield Notes.

Capitalised terms used in this High Yield Notes Account Holder Letter but not defined in it have the same meaning as given to them in the explanatory statement relating to the Scheme dated 25 October 2016 (the “Explanatory Statement”), subject to any amendments or modifications made by the Court.

Persons who are account holders with DTC, Euroclear or Clearstream, Luxembourg must use this High Yield Notes Account Holder Letter to register details of their interests in the High Yield Notes and to make certain elections with respect to voting in respect of the Scheme.

The New High Yield Notes will only be eligible for clearing and settlement through Euroclear and Clearstream, Luxembourg. It is highly recommended that each High Yield Notes Account Holder move any positions in the High Yield Notes that they may currently hold from DTC to an account with either Euroclear or Clearstream, Luxembourg to receive their Scheme Consideration without delay.

INSTRUCTIONS AND DEADLINE FOR RECEIPT OF CUSTODY INSTRUCTIONS AND HIGH YIELD NOTES ACCOUNT HOLDER LETTER

THIS HIGH YIELD NOTES ACCOUNT HOLDER LETTER HAS 3 PARTS.

Part 1 of this High Yield Notes Account Holder Letter: High Yield Noteholder and Holding details must be completed.

Part 2 of this High Yield Notes Account Holder Letter: In order to vote and (if applicable) lock up your High Yield Notes in respect of the Scheme, part 2 (Voting and Lock-up) of this High Yield Notes Account Holder Letter must be completed

Part 3 of this High Yield Notes Account Holder Letter: In order to be valid, this High Yield Notes Account Holder Letter must be signed by the High Yield Notes Account Holder.

Parts 1, 2 and 3 of this High Yield Notes Account Holder Letter must be completed and submitted online, by email, by post or by facsimile to the Information Agent using the contact details set out below and must be received by the Information Agent by no later than 5.00 p.m. (London time) on 10 November 2016 (the “Voting Instruction Deadline”). High Yield Notes Account Holder Letters received after the Voting Instruction Deadline will not constitute valid voting instructions for the purposes of the Scheme. If applicable, the High Yield Notes identified in this High Yield Notes Account Holder Letter must be blocked by no later than 5.00 p.m. (local time in the place of the relevant Clearing System) on 8 November 2016 (the “Custody Instruction Deadline”).

A separate High Yield Notes Account Holder Letter must be completed in respect of each separate beneficial holding of/interest in High Yield Notes.

You are strongly advised to read the Explanatory Statement and the Scheme and, in particular, appendix 2 (Instructions and guidance for Scheme Creditors and any person with an interest in the Notes) to the Explanatory Statement, before you complete this High Yield Notes Account Holder Letter. appendix 2 (Instructions and guidance for Scheme Creditors and any person with an interest in the Notes) to the Explanatory Statement contains detailed information on the various options contained in this High Yield Notes Account Holder Letter. All relevant documentation can be found at the Scheme Website at www.lucid-is.com/enquest.

If the Restructuring Effective Date occurs, the Scheme will become effective and binding on all Scheme Creditors, regardless of whether you voted in favour or against the Scheme or abstained from voting. The New High Yield Notes will be effective from (and including) the Restructuring Effective Date.

This High Yield Notes Account Holder Letter and any non-contractual obligations arising out of or in relation to this High Yield Notes Account Holder Letter shall be governed by, and interpreted in accordance with, English law.

FOR ASSISTANCE CONTACT THE INFORMATION AGENT:

Lucid Issuer Services Limited
Tankerton Works
12 Argyle Walk
London WC1H 8HA
United Kingdom

Attention: David Shilson
Telephone: +44 20 7704 0880
Facsimile: + 44 20 3004 1590
Email: enquest@lucid-is.com
Scheme Website: www.lucid-is.com/enquest

PART 1: NOTEHOLDER AND HOLDING DETAILS

SECTION 1: HIGH YIELD NOTEHOLDER DETAILS

If you are a High Yield Notes Account Holder who has interests in the High Yield Notes for your own account (in which case, you are the beneficial owner of and/or the holder of the ultimate economic interest in the relevant High Yield Notes held in global form through the Clearing Systems with a claim in respect of any amount outstanding under the High Yield Notes as at the Record Time (being 5.00 p.m. (New York time) on 10 November 2016) (unless the Company, in its sole discretion, elects to recognise a transfer of High Yield Notes after the Record Time)), please provide all information required below.

If you are a High Yield Notes Account Holder who has interests in the High Yield Notes on behalf of a High Yield Noteholder (in which case, you are not the beneficial owner of and/or the holder of the ultimate economic interest in the relevant High Yield Notes held in global form through the Clearing System with a claim in respect of any amount outstanding under the High Yield Notes as at the Record Time (being 5.00 p.m. (New York time) on 10 November 216) (unless the Company, in its sole discretion, elects to recognise a transfer of Retail Notes after the Record Time)), please identify below the High Yield Noteholder on whose behalf you are submitting this High Yield Notes Account Holder Letter. If such High Yield Noteholder does not wish to provide details of its identity, please identify a person with full legal right and authority to act on behalf of that High Yield Noteholder as its representative.

Full name of High Yield Noteholder (or representative):

Country of domicile:

Email address:

Telephone number (with country code):

SECTION 2: HOLDING DETAILS

Details of the High Yield Notes to which this High Yield Notes Account Holder Letter relates

If this High Yield Notes Account Holder Letter is delivered before the Record Time, the High Yield Notes Account Holder on behalf of the relevant High Yield Noteholder holds the following High Yield Notes, which have been “blocked” (i) in the case of High Yield Notes Account Holders in Euroclear or Clearstream, Luxembourg, through delivery of Custody Instructions to the relevant Clearing System by the Custody Instruction Deadline, the reference number in relation to which is identified below, or (ii) in the case of High Yield Notes Account Holders who hold positions in the High Yield Notes in DTC and outside of Euroclear and Clearstream, Luxembourg by affixing a Signature Medallion Guarantee Stamp to this section 2 below.

CUSIP or ISIN	Amount blocked at Clearing System	Clearing System account number	Custody Instruction reference number(1)

(1)         Where the High Yield Notes are held through Euroclear or Clearstream, Luxembourg, the reference number should be the reference number of the Custody Instructions submitted in respect of the Notes to Euroclear or Clearstream, Luxembourg (as applicable).

For High Yield Notes Account Holders who hold positions in the High Yield Notes in DTC and outside of Euroclear or Clearstream, Luxembourg

Signature Medallion Guarantee Stamp*

* By affixing its Signature Medallion Guarantee Stamp, the High Yield Notes Account Holder is hereby instructed by the Scheme Creditor in respect of which this High Yield Notes Account Holder Letter is being submitted to confirm to the Company and the Information Agent that such Scheme Creditor (i) holds the High Yield Notes detailed in this section 2 and will do so as at the Record Time; (ii) will not trade such High Yield Notes unless otherwise agreed by the Company or the Information Agent; and (iii) agrees that the Company shall be entitled to treat such Scheme Creditor (or its Designated Recipient) as the party entitled to receive the Scheme Consideration (if any) in respect of such holding of High Yield Notes.

High Yield Notes Account Holder’s authorised
employee/representative
Name

Executed by authorised employee/representative for and on
behalf of High Yield Notes Account Holder
(sign)

Date

PART 2: VOTING AND LOCK-UP

SECTION 1: HIGH YIELD NOTES ACCOUNT HOLDER CONFIRMATIONS

The High Yield Notes Account Holder which submits, delivers or procures the submission and/or delivery of a High Yield Notes Account Holder Letter in part 3 (Execution of High Yield Notes Account Holder Letter by High Yield Notes Account Holder) for itself hereby confirms to the Company, the Guarantors and the Information Agent as follows (select “yes” or “no” as appropriate for each item):

A.                                        That all authority conferred or agreed to be conferred pursuant to this High Yield Notes Account Holder Letter and every obligation of the High Yield Notes Account Holder under this High Yield Notes Account Holder Letter (including any elections made in this High Yield Notes Account Holder Letter) shall be binding upon the successors and assigns of the High Yield Notes Account Holder (in the case of a corporation or institution) or the successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of the High Yield Notes Account Holder (in the case of a natural person) and shall not be affected by, and shall survive, the insolvency, bankruptcy, dissolution, death or incapacity (as the case may be) of the High Yield Notes Account Holder and that all of the information in this High Yield Notes Account Holder Letter is complete and accurate.

☐ Yes

☐ No

B.                                        That the High Yield Notes Account Holder has irrevocably instructed Euroclear or Clearstream, Luxembourg, as the case may be, to block the High Yield Notes identified in part 1, section 2 (Holding Details) of this High Yield Notes Account Holder Letter before the date that this High Yield Notes Account Holder Letter is delivered to the Information Agent and that the applicable reference number for each such Custody Instruction appears in this High Yield Notes Account Holder Letter under “Custody Instruction reference number” in part 1, section 2 (Holding Details) of the High Yield Notes Account Holder Letter or the affixing of a signature medallion guarantee stamp, if a DTC Participant.

☐ Yes

☐ No

C.                                        That, in relation to the High Yield Notes identified in part 1, section 2 (Holding Details) of this High Yield Notes Account Holder Letter, the High Yield Notes Account Holder has authority to (i) give the voting instructions set out in part 2, section 3 (Voting) of this High Yield Notes Account Holder Letter and, if applicable, to nominate the person named in part 2, section 3 (Voting) of this High Yield Notes Account Holder Letter to attend and speak at the Scheme Meeting, and (ii) make the elections and/or give the confirmations set out in part 2, section 2 (Lock-up) below on behalf of the High Yield Noteholder.

☐ Yes

☐ No

Appointment of Nominated Recipients

Any High Yield Noteholder wishing to participate in the Scheme may appoint a nominated recipient (the “Nominated Recipient”) to receive its High Yield Notes Scheme Consideration on or prior to the Voting Instruction Deadline. Any such appointment made after the Voting Instruction Deadline will not be accepted.

Any High Yield Noteholder (a) who is not a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive, (b) who is a Disqualified Person or (c) in respect of whom the Information Agent has not received a validly completed High Yield Notes Account Holder Letter prior to the Voting Instruction Deadline may appoint a Nominated Recipient to receive its High Yield Notes Scheme Entitlements from the Holding Period Trustee at any time prior to the expiry of the Holding Period.

Where a High Yield Noteholder holds High Yield Notes through Euroclear or Clearstream, Luxembourg, the Nominated Recipient appointed by such High Yield Noteholder to receive the High Yield Notes Scheme Entitlements must hold an account at the same High Yield Notes Account Holder at the same Clearing System as that High Yield Noteholder.

Full name of High Yield Noteholder:

Name of Nominated Recipient:

Contact name:

Telephone number:

Email:

A High Yield Notes Account Holder who is unable to confirm “yes” in respect of paragraphs A to C above should contact the Information Agent using the contact details set out in this High Yield Notes Account Holder Letter for assistance.

By delivering this High Yield Notes Account Holder Letter to the Information Agent, the High Yield Notes Account Holder confirms for itself, or for the High Yield Noteholder on whose behalf it is acting, that it agrees that it, or the High Yield Noteholder (as applicable), shall be deemed to have made the representations, warranties and undertakings set out in schedule 1 (Representations, warranties and undertakings) of this High Yield Notes Account Holder Letter in favour of the Company and the Information Agent as at the date on which this High Yield Notes Account Holder Letter is delivered to the Information Agent.

SECTION 2: LOCK-UP

The High Yield Notes Account Holder which submits, delivers or procures the submission and/or delivery of a High Yield Notes Account Holder Letter in part 3 (Execution of High Yield Notes Account Holder Letter by High Yield Notes Account Holder) hereby confirms to the Company, the Guarantors and the Information Agent that it agrees that it shall be deemed to have made and given, or the High Yield Noteholder on whose behalf it is acting agrees that it shall be deemed to have made and given, the representations, warranties, waivers and undertakings set out in this part 2, section 2 (Lock-up) below (select “yes” or “no” as appropriate):

☐ Yes

☐ No

(a)                                     The High Yield Noteholder which submits, delivers or procures the submission and/or delivery of a High Yield Notes Account Holder Letter represents and warrants to the Company, the Guarantors and the Information Agent that:

(i)

it is legally entitled and able to control the exercise and the casting of votes in relation to its High Yield Notes in order to comply with the waivers and undertakings set out in paragraphs (b) and (c) below; and

(ii)

it has all requisite power, authority and legal capacity to make and give the representations, warranties, waivers and undertakings, and to carry out the transactions contemplated by, and to perform its obligations under such undertakings, in each case as set out in paragraphs (b) and (c) below (as applicable).

(b)                                     The High Yield Noteholder which submits, delivers or procures the submission and/or delivery of a High Yield Notes Account Holder Letter hereby consents to waive any Event of Default which would otherwise arise solely as a result of:

(i)	the entry by the relevant High Yield Noteholders into the Voting Undertaking; and/or

(ii)

the launch and/or implementation of the Restructuring, including, for the avoidance of doubt, the launch and/or sanction of the Scheme and/or the application for and/or approval of the recognition of the Scheme under Chapter 15.

(c)                                      The High Yield Noteholder undertakes in favour of the Company and the Guarantors that it will (or, as applicable, will procure that a duly authorised representative, proxy or nominee will):

(i)

attend the Scheme Meeting in person or by proxy and exercise and cast all of its votes in respect of its High Yield Notes which are subject to the Lock-up Agreement or the Voting Undertaking (as the case may be) (the “Locked-up High Yield Notes”) in favour of the Scheme and any amendment or modification to the Scheme or adjournment to the Scheme Meeting, provided that they are proposed by the Company and that the terms of the Scheme as amended or modified are and remain consistent in all material respects with the key agreed terms of the Restructuring taken as a whole without such amendments or modifications and are consistent with and do not include any additional material terms which are likely to adversely affect or conflict with the terms of the Restructuring or its implementation;

(ii)

not take any Enforcement Action, direct or encourage any other person to take any Enforcement Action or vote, or allow any proxy to vote or instruct another relevant person to vote (to the extent it is legally entitled to instruct that person to vote) in favour of any Enforcement Action, including any Enforcement Action in respect of or as a consequence of any failure by the Company or any Guarantor to pay the October Interest Payment within the applicable grace period;

(iii)

promptly take all actions reasonably necessary in order to support, facilitate, implement, consummate or otherwise give effect to the Restructuring and not take, encourage, assist or support (or procure that any other person takes, encourages, assists or supports) any action which would, or would reasonably be expected to, delay, impede, prevent or frustrate the implementation of the Scheme or the Restructuring;

(iv)

use all reasonable efforts to maintain, comply with and do all that is necessary to maintain in full force and effect any necessary authorisation required under any applicable law or regulation to enable it to perform the undertakings set out in this paragraph (c) and ensure the legality, validity, enforceability or admissibility in evidence in any relevant jurisdiction of any Restructuring Document to which it will be a party;

(v)

promptly notify the Company, by sending an additional High Yield Notes Account Holder Letter (with part 2, section 2 (Lock-up) duly completed to provide the waivers and undertakings set out in paragraphs (b) and (c) of part 2, section 2 (Lock-up) of that High Yield Notes Account Holder Letter) to the Company and/or the Information Agent, of any change (whether an increase or decrease) to the aggregate principal amount of its High Yield Notes; and

(vi)

not, from the date of this High Yield Notes Account Holder Letter until the date on which the undertakings set out in this paragraph (c) are terminated in accordance with paragraph (d) below, sell, transfer, assign or otherwise dispose of its interest in all or any part of its Locked-up High Yield Notes to any person unless that person has agreed to provide Voting Undertakings to the Company.

(d)                                     Subject to paragraph (e) below, the waivers set out in paragraph (b) above will cease to be effective immediately upon the earliest of (ii) to (vi) below and the undertakings set out in paragraph (c) above will terminate immediately upon the earliest of (i) to (vi) below:

(i)	the Restructuring Effective Date;

(ii)	the Scheme not being approved by the requisite majorities of the Scheme Creditors specified in section 899(1) of the Companies Act at a Scheme Meeting;

(iii)	the Longstop Date;

(iv)

the occurrence of Insolvency Proceedings in respect of the Company or any members of the Group (other than, among other things, as contemplated in connection with the Restructuring or where instigated with the agreement of the Company, the Super Majority Lenders and the Majority Participating Noteholders);

(v)	the Company giving the Noteholders written notice of an intention either:

(A)                     not to proceed with the Scheme; or

(B)                     to proceed with a proposed scheme of arrangement on terms which are different to the Scheme in any material respect; or

(vi)                        the High Yield Noteholder selling, transferring, assigning or otherwise disposing of all of its Locked-up High Yield Notes in the manner permitted by paragraph (c)(vi) above.

(e)                                      The High Yield Notes Account Holder which submits, delivers or procures the submission and/or delivery of a High Yield Notes Account Holder Letter confirms that it, or the High Yield Noteholder on whose behalf it is acting (as applicable), agrees and acknowledges to the Company and the Guarantors that damages are not an adequate remedy for a breach of any of the waivers or undertakings set out in paragraphs (b) and (c) above by it and specific performance and/or relief to compel performance are appropriate remedies for any such breach and any such remedies shall not be exclusive but shall be cumulative and in addition to any other remedies available to the Company.

(f)                                       The High Yield Noteholder which submits, delivers or procures the submission and/or delivery of a High Yield Notes Account Holder Letter represents and warrants to the Company, the Guarantors and the Information Agent that it irrevocably agrees that the courts of England shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in any way relate to the Scheme or the Restructuring (respectively, “Proceedings” and “Disputes”) and that, for these purposes, it irrevocably submits to the jurisdiction of the courts of England. By submitting, delivering or procuring the submission and/or delivery of a High Yield Notes Account Holder Letter, the High Yield Noteholder waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum for any such Proceedings or Disputes and further irrevocably agrees that a judgment in any Proceedings or Dispute brought in the courts of England shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

(g)                                      No undertaking set out in paragraph (c) above will prevent the High Yield Noteholder from buying High Yield Notes (including High Yield Notes which are not subject to a Lock-Up Arrangement) provided that the High Yield Notes Account Holder which submits, delivers or procures the submission and/or delivery of a High Yield Notes Account Holder Letter confirms that it, or the High Yield Noteholder on whose behalf it is acting (as applicable), undertakes to the Company and the Guarantors that it will deliver an additional High Yield Notes Account Holder Letter which will include the waivers and undertakings set out in paragraphs (b) and (c) above in respect of such High Yield Notes unless and to the extent that such High Yield Notes are (i) held in custody for a third party; or (ii) (unless and to the extent that the High Yield Noteholder agrees otherwise) held or otherwise acquired by one or more of the High Yield Noteholder’s proprietary trading desks when acting as a market maker.

SECTION 3: VOTING

(A)                                   Attendance at the Scheme Meeting

The Noteholder wishes:

Tick only ONE of the boxes below.

☐                                    to appoint the Chairman as its proxy to attend and vote on its behalf at the Scheme Meeting (please now only complete paragraph (B) (Appointment of proxy and voting instructions to proxy) below)

☐                                    to attend and vote at the Scheme Meeting in person or by duly authorised representative of a corporation (please now only complete paragraph (C) (Indication of voting intention) below)

☐                                    to appoint a proxy (other than the Chairman of the Scheme Meeting) to attend and vote on its behalf at the Scheme Meeting (please now only complete paragraph (B) (Appointment of proxy and voting instructions to proxy) below)

(B)                                   Appointment of proxy and voting instructions to proxy

The High Yield Noteholder wishes to appoint (and the High Yield Notes Account Holder is hereby authorised to appoint on its behalf):

Tick only ONE of the boxes below.

☐                                    the Chairman (tick box if appropriate); or

☐                                    the following individual (tick box if appropriate and fill in the details immediately below)

Name:

Address:

Passport Number:

or failing him:

(Name):	(“Alternate 1”)

(Address):

(Passport number):

or failing Alternate 1:

the Chairman

as its proxy and wishes its proxy to vote:

Tick only ONE of the boxes below.

☐                                    FOR the Scheme

☐                                    AGAINST the Scheme

(C)                                   Indication of voting intention (for High Yield Noteholders that intend to attend and vote at the Scheme Meeting in person)

The High Yield Noteholder intends to attend and vote (and the High Yield Notes Account Holder is hereby authorised to vote on its behalf) at the Scheme Meeting as follows. The High Yield Noteholder understands that this expression of intention is not binding and that it may vote as it sees fit at the Scheme Meeting (provided the authorised representative of a High Yield Noteholder wishing to attend the Scheme Meeting must bring his or her passport to the Scheme Meeting):

Tick only ONE of the boxes below.

☐                                    FOR the Scheme

☐                                    AGAINST the Scheme

PART 3 : EXECUTION OF HIGH YIELD NOTES ACCOUNT HOLDER LETTER BY HIGH YIELD NOTES ACCOUNT HOLDER

Full name of High Yield Notes Account Holder:

Clearing System and Clearing System account number:

Authorised employee of High Yield Notes Account Holder:	(print name)

Telephone number of authorised employee (with country code):

Email of authorised employee:

Authorised employee signature:	(sign)

Date:

Before returning this High Yield Notes Account Holder Letter, please make certain that you have provided all the information requested.

By signing above, the High Yield Notes Account Holder confirms that it has obtained all necessary consents, authorisations, approvals and/or permissions required to be obtained by it under the laws and regulations applicable to it in any jurisdiction in order to sign this High Yield Notes Account Holder Letter for itself or on behalf of the High Yield Noteholder (as applicable).

Acceptance of this High Yield Notes Account Holder Letter by the Information Agent is subject to: (i) DTC confirming to the satisfaction of the Company that the High Yield Notes identified in part 1 of this High Yield Notes Account Holder Letter are consistent with the positions represented in the omnibus proxy as of the Record Time; and (ii) the relevant Clearing System confirming to the satisfaction of the Information Agent that the High Yield Notes identified in part 1 of this High Yield Notes Account Holder Letter have been blocked with effect from the date of this High Yield Notes Account Holder Letter. In addition, where the High Yield Noteholder on whose behalf this High Yield Notes Account Holder Letter is submitted holds its interests in the High Yield Notes identified in part 1 of this High Yield Notes Account Holder Letter through Euroclear or Clearstream, Luxembourg, acceptance of this High Yield Notes Account Holder Letter by the Information Agent is subject to the Information Agent reconciling the Custody Instruction reference number allocated by Euroclear or Clearstream, Luxembourg. Information in this High Yield Notes Account Holder Letter must be consistent with such Custody Instructions and in the event of any ambiguity, the Custody Instructions shall take precedence.

If the High Yield Notes Account Holder is acting on behalf of a High Yield Noteholder, such High Yield Notes Account Holder may complete and submit this High Yield Notes Account Holder Letter on behalf of the High Yield Noteholder if the High Yield Notes Account Holder has authority to do so and it discloses the name of such High Yield Noteholder.

Scanned or PDF copies of this High Yield Notes Account Holder Letter will be accepted and originals are not required.

SCHEDULE 1

Representations, warranties and undertakings

1.                                          Voting representations, warranties and undertakings

Each High Yield Noteholder which submits, delivers or procures the delivery of a High Yield Notes Account Holder Letter represents, warrants and undertakes to the Company, the Guarantors, the New High Yield Note Trustee and the Information Agent that:

(a)                           it has received, and has reviewed, the Scheme and the Explanatory Statement;

(b)                           it accepts and acknowledges the statements made in Important Notice on pages 1 to 4 and Important Securities Law Notice on pages 5 and 6 in the Explanatory Statement;

(c)                            it has complied with all laws and regulations applicable to it with respect to the Scheme and this High Yield Notes Account Holder Letter;

(d)                           it is lawful to seek voting instructions from that High Yield Noteholder in respect of the Scheme;

(e)                            it is assuming all of the risks inherent in that High Yield Noteholder participating in the Scheme and has undertaken all the appropriate analysis of the implications of participating in the Scheme for that High Yield Noteholder without relying on the Company, the Guarantors or the Information Agent (other than any representations or warranties given in favour of that High Yield Noteholder by the Company and the Guarantors under the Explanatory Statement and, if applicable, a Lock-up Agreement to which that High Yield Noteholder is a party);

(f)                             the High Yield Notes which are the subject of the High Yield Notes Account Holder Letter are, at the time of delivery of such High Yield Notes Account Holder Letter, held by it (directly or indirectly) or on its behalf at the relevant Clearing System (and that High Yield Noteholder will use all reasonable endeavours to ensure that those High Yield Notes will continue to be so held up to and including the Restructuring Effective Date);

(g)                            it has not given voting instructions or submitted a High Yield Notes Account Holder Letter with respect to High Yield Notes other than those which are the subject of this High Yield Notes Account Holder Letter;

(h)                           by instructing the relevant Clearing System, it will be deemed to have authorised the relevant Clearing System to provide details concerning its identity, the High Yield Notes which are the subject of the High Yield Notes Account Holder Letter delivered on its behalf and its applicable account details to the Company and the Information Agent and their respective legal and financial advisers at the time the High Yield Notes Account Holder Letter is submitted;

(i)                               it agrees to be bound by the terms of the Scheme from (and including) the Restructuring Effective Date, regardless of whether it voted for or against the Scheme or abstained from voting, and agrees not to take any step, action or proceeding to challenge the Scheme or enforce the terms of the High Yield Notes in effect prior to the Restructuring Effective Date unless permitted to do so (and only to the extent permitted) by the High Yield Notes Indenture;

(j)                              it will designate an account in either Euroclear or Clearstream, Luxembourg where it may receive its Scheme Consideration;

(k)                           it empowers, authorises, requests and instructs the High Yield Notes Trustee, the New High Yield Notes Trustee, the Company, the Guarantors, the Information Agent and any of their officers, employees or agents to do all such things as may be necessary or expedient to carry out or give effect to the Scheme and the Restructuring and it declares and acknowledges that:

(i)                               none of the High Yield Notes Trustee, the New High Yield Notes Trustee, the Company, the Guarantors, the Information Agent or any of their officers, employees, agents and advisers (each a “Relying Person”) will be held responsible for any liabilities or consequences arising directly or indirectly as a result of acts taken by them or pursuant to the Restructuring (other than by reason of their fraud, gross negligence or wilful default which will not be the case if any Relying Person acts in accordance with the steps and instructions contemplated in the Scheme Restructuring Documents (as applicable)) and it further declares that none of the Relying Persons has responsibility for the terms of the Restructuring; and

(ii)                            it will not take any action or commence or pursue any proceeding or claim against any of the Relying Persons in respect of any claim it might have against any of them or in respect of any act or omission of any kind by any Relying Person in relation to the Restructuring (other than by reason of their fraud, gross negligence or wilful default which will not be the case if such Relying Person acts in accordance with the steps and instructions contemplated in the Scheme Restructuring Documents (as applicable)), and it hereby expressly and unreservedly waives its rights to take such proceedings;

(l)                               neither the Information Agent nor any of their Affiliates, directors, officers or employees has made any recommendation to that High Yield Noteholder as to whether, or how, to vote in relation to the Scheme, and that it has made its own decision with regard to voting based on any legal, tax or financial advice that it has deemed necessary to seek;

(m)                       all authority conferred or agreed to be conferred pursuant to these representations, warranties and undertakings shall be binding on the successors and assigns of that High Yield Noteholder (in the case of a corporation or institution) or the successors, assigns, heirs, executors, trustees in bankruptcy and legal representatives of that High Yield Noteholder (in the case of a natural person) and shall not be affected by, and shall survive, the insolvency, bankruptcy, dissolution, death or incapacity (as the case may be) of that High Yield Noteholder; and

(n)                           no information has been provided to it by the Company, the Guarantors, the Information Agent or any of their respective Affiliates, directors, officers, advisers or employees with regard to the tax consequences to that High Yield Noteholder arising from voting in favour of the Scheme, and that it is solely liable for any taxes or similar payments imposed on it under the laws of any applicable jurisdiction as a result of voting in favour of the Scheme, and that it will not and does not have any right of recourse (whether by way of reimbursement, indemnity or otherwise) against the Company, the Guarantors, the Information Agent or any of their Affiliates, directors, officers, advisers or employees in respect of such taxes or similar payments.

2.                                          Securities law confirmations and undertakings

Each High Yield Noteholder which submits, delivers or procures the delivery of a High Yield Notes Account Holder Letter represents, warrants and undertakes to the Company, the Guarantors, the High Yield Notes Trustee, the New High Yield Note Trustee and the Information Agent that:

(a)                           it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive;

(b)                           it is not located or resident in the UK or, if it is a resident of or located in the UK, it is (i) a person who has professional experience in matters relating to investments and qualifies as an Investment Professional in accordance with Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); (ii) a high net worth company, unincorporated association, partnership, trustee or any person to whom communication may otherwise lawfully be made in accordance with Article 49(2) of the Order; or (iii) a person falling with Article 43(2) of the Order;

(c)                            it understands that the New High Yield Notes to be issued pursuant to the Scheme have not been and will not be registered under the Securities Act or any other jurisdiction;

(d)                           it understands that the Company intends to rely on the exemption from the registration requirements of the Securities Act provided in section 3(a)(10) thereof for the issuance of the New High Yield Notes to the High Yield Noteholders in exchange for their Scheme Claims, as contemplated in the Scheme;

(e)                            if it is an affiliate of the Company or if it was an affiliate of the Company within 90 days prior to the Restructuring Effective Date, it understands that it may not resell the New High Yield Notes in the United States without registration under the Securities Act, except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, such as in an offshore transaction in accordance with Regulation S under the Securities Act or in accordance with Rule 144 under the Securities Act. If it believes that it may be an affiliate for the purposes of the Securities Act, it should and will consult its own legal advisers prior to any resale of New High Yield Notes;

(f)                             it has consulted and will continue to consult its own legal, financial and tax advisers, as needed, with respect to the legal, financial and tax consequences of the Scheme, the New High Yield Notes and the Restructuring in its particular circumstances;

(g)                            either (i) it is not (1) an employee benefit plan that is subject to Title I of the US Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) a plan, individual, retirement account or other arrangement that is subject to section 4975 of the US Internal Revenue Code of 1986, as amended (the “US Tax Code”), (3) an entity whose underlying assets are considered to include “plan assets” (as defined in US Department of Labor Regulation section 2510.3-101, as modified by section 3(42) of ERISA) of any plan, account or arrangement described in preceding clauses (1) or (2), or (4) a governmental plan, church plan or other investor subject to any US federal, state, local, or other US law or regulation substantially similar to Title I of ERISA or section 4975 of the US Tax Code (a “Similar Law”) (any of the foregoing, an “ERISA Plan”), or (ii) it is an ERISA Plan and (ii) to the best of its knowledge, the consummation of the distributions and other transactions contemplated hereunder will not constitute or result in a non-exempt prohibited transaction with respect to it under Title I of ERISA or section 4975 of the US Tax Code or a violation of any Similar Law;

(h)                           it understands that the foregoing representations, warranties and agreements are required in connection with US securities laws and that the Company, the Guarantors and others will rely upon the truth and accuracy of the foregoing acknowledgements, representations and agreements. It agrees that, if any of the acknowledgements, representations and warranties made in connection with its receipt of the New High Yield Notes are no longer accurate, it will promptly, and in any event prior to the issuance of the New High Yield Notes, notify the Company in writing;

(i)                               it will comply with all securities laws relating to the New High Yield Notes that apply to it in any place in which it accepts, holds or sells any New High Yield Notes. It has obtained all consents or approvals that it needs in order to receive its New High Yield Notes, and the Company and the Guarantors are not responsible for compliance with these legal requirements; and

(j)                              it will not offer or resell any of its New High Yield Notes, or cause any offer for the resale of its New High Yield Notes, in any state or jurisdiction in which such offer, a solicitation for the purchase of, or resale of its New High Yield Notes would be unlawful under, or cause the Company and/or the Guarantors to be in breach of, the securities laws of such state or jurisdiction and it has complied and will comply with all applicable laws and regulations with respect to anything done by it in relation to the New High Yield Notes. In particular, it acknowledges that the New High Yield Notes have not been and will not be qualified or registered under the securities laws of any US state.

Any Scheme Creditor that is unable to give any of the representations, warranties or undertakings above should contact the Information Agent for assistance.

APPENDIX 4

Form of Retail Notes Account Holder Letter

RETAIL NOTES ACCOUNT HOLDER LETTER

For use by Retail Notes Account Holders in Euroclear and Clearstream, Luxembourg in respect of

£155,000,000 5.50 per cent. Notes due 15 February 2022

(ISIN: XS0880578728, Common Code: 088057872) (the “Retail Notes”)

issued pursuant to the £500,000,000 Euro Medium Term Note Programme by

ENQUEST PLC

(the “Company”)

in relation to

The Company’s scheme of arrangement under
Part 26 of the Companies Act 2006 (the “Scheme”)

The Scheme will, if implemented, materially affect certain creditors of the Company, including the holders of the Retail Notes.

Capitalised terms used in this Retail Notes Account Holder Letter but not defined in it have the same meaning as given to them in the explanatory statement relating to the Scheme dated 25 October 2016 (the “Explanatory Statement”), subject to any amendments or modifications made by the Court.

Retail Notes Account Holders in Euroclear and Clearstream, Luxembourg must use this Retail Notes Account Holder Letter to register details of their interests in the Retail Notes and to make certain elections in relation to the voting in respect of the Scheme.

Investors who hold interests in the Retail Notes indirectly through CDIs in CREST and who are not a CREST Account Holder must contact their CREST Account Holder as soon as possible in connection with participation in the Scheme. A separate CREST Account Holder Letter must be completed by CREST Account Holders in respect of CDIs representing Retail Notes. For further information, please see the instructions and guidance set out in appendix 2 (Instructions and guidance for Scheme Creditors and any person with an interest in the Notes). The form of CREST Account Holder Letter will be available from the Scheme Website at www.lucid-is.com/enquest.

INSTRUCTIONS AND DEADLINE FOR RECEIPT OF CUSTODY INSTRUCTIONS AND RETAIL NOTES ACCOUNT HOLDER LETTER

THIS RETAIL NOTES ACCOUNT HOLDER LETTER HAS 3 PARTS.

Part 1 of this Retail Notes Account Holder Letter: Retail Noteholder and Holding details must be completed.

Part 2 of this Retail Notes Account Holder Letter: In order to vote and (if applicable) lock up your Retail Notes in respect of the Scheme, part 2 (Voting and Lock-up) of this Retail Notes Account Holder Letter must be completed.

Part 3 of this Retail Notes Account Holder Letter: In order to be valid, this Retail Notes Account Holder Letter must be signed by the Retail Notes Account Holder.

Parts 1, 2 and 3 of this Retail Notes Account Holder Letter must be completed and submitted online, by email, by post or by facsimile to the Information Agent using the contact details set out below and must be received by the Information Agent by no later than 5.00 p.m. (London time) on 10 November 2016 (the “Voting Instruction Deadline”). Retail Notes Account Holder Letters received after the Voting Instruction Deadline will not constitute valid voting instructions for the purposes of the Scheme. The Retail Notes identified in this Retail Notes Account Holder Letter must be blocked by no later than 5.00 p.m. (local time in the place of the relevant Clearing System) on 8 November 2016 (the “Custody Instruction Deadline”).

A separate Retail Notes Account Holder Letter must be completed in respect of each separate beneficial holding of/interest in the Retail Notes.

You are strongly advised to read the Explanatory Statement and the Scheme and, in particular, appendix 2 (Instructions and guidance for Scheme Creditors and any person with an interest in the Notes) to the Explanatory Statement, before you complete this Retail Notes Account Holder Letter. appendix 2 (Instructions and guidance for Scheme Creditors and any person with an interest in the Notes) to the Explanatory Statement contains detailed information on the various options contained in this Retail Notes Account Holder Letter. All relevant documentation can be found at the Scheme Website at www.lucid-is.com/enquest.

If the Restructuring Effective Date occurs, the Scheme will become effective and binding on all Scheme Creditors, regardless of whether you voted in favour or against the Scheme or abstained from voting. The Amended Retail Notes will be effective from (and including) the Restructuring Effective Date.

This Retail Notes Account Holder Letter and any non-contractual obligations arising out of or in relation to this Retail Notes Account Holder Letter shall be governed by, and interpreted in accordance with, English law.

FOR ASSISTANCE CONTACT THE INFORMATION AGENT:

Lucid Issuer Services Limited
Tankerton Works
12 Argyle Walk
London WC1H 8HA
United Kingdom

Attention: David Shilson

Telephone: +44 20 7704 0880
Facsimile: + 44 20 3004 1590
Email: enquest@lucid-is.com
Scheme Website: www.lucid-is.com/enquest

PART 1: RETAIL NOTEHOLDER AND HOLDING DETAILS

SECTION 1: RETAIL NOTEHOLDER DETAILS

If you are a Retail Notes Account Holder who has interests in the Retail Notes for your own account (in which case, you are the beneficial owner of and/or the holder of the ultimate economic interest in the relevant Retail Notes held in global form through Euroclear or Clearstream, Luxembourg with a claim in respect of any amount outstanding under the Retail Notes as at the Record Time (being 5.00 p.m. (New York time) on 10 November 2016) (unless the Company, in its sole discretion, elects to recognise a transfer of Retail Notes after the Record Time)), please provide all information required below.

If you are a Retail Notes Account Holder who has interests in the Retail Notes on behalf of a Retail Noteholder (in which case, you are not the beneficial owner of and/or the holder of the ultimate economic interest in the relevant Retail Notes held in global form through Euroclear or Clearstream, Luxembourg with a claim in respect of any amount outstanding under the Retail Notes as at the Record Time (being 5.00 p.m. (New York time) on 10 November 2016) (unless the Company, in its sole discretion, elects to recognise a transfer of Retail Notes after the Record Time)), please identify below the Retail Noteholder on whose behalf you are submitting this Retail Notes Account Holder Letter. If such Retail Noteholder does not wish to provide details of its identity, please identify a person with full legal right and authority to act on behalf of that Retail Noteholder as its representative.

Full name of Retail Noteholder (or representative):

Country of domicile:

Email address:

Telephone number (with country code):

SECTION 2: HOLDING DETAILS

Details of Retail Notes to which this Retail Notes Account Holder Letter relates

If this Retail Notes Account Holder Letter is delivered before the Voting Instruction Deadline, the Retail Notes Account Holder on behalf of the relevant Retail Noteholder holds the following Retail Notes, which have been “blocked” through delivery of Custody Instructions to the relevant Clearing System, the Custody Instruction reference number(s) in relation to which is/are identified below.

Amount blocked at Clearing System	Clearing System Account number	Custody Instruction reference number(1)

(1)                       Corresponding to your blocking instruction.

PART 2: VOTING AND LOCK-UP

SECTION 1: RETAIL NOTES ACCOUNT HOLDER CONFIRMATIONS

The Retail Notes Account Holder which submits, delivers or procures the submission and/or delivery of a Retail Notes Account Holder Letter in part 3 (Execution of Retail Notes Account Holder Letter by Retail Notes Account Holder) for itself hereby confirms to the Company and the Information Agent as follows (select “yes” or “no” as appropriate for each item):

A.                                        That all authority conferred or agreed to be conferred pursuant to this Retail Notes Account Holder Letter and every obligation of the Retail Notes Account Holder under this Retail Notes Account Holder Letter (including any elections made in this Retail Notes Account Holder Letter) shall be binding upon the successors and assigns of the Retail Notes Account Holder (in the case of a corporation or institution) or the successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of the Retail Notes Account Holder (in the case of a natural person) and shall not be affected by, and shall survive, the insolvency, bankruptcy, dissolution, death or incapacity (as the case may be) of the Retail Notes Account Holder and that all of the information in this Retail Notes Account Holder Letter is complete and accurate.

☐ Yes

☐ No

B.                                        That the Retail Notes Account Holder has irrevocably instructed Euroclear and/or Clearstream, Luxembourg, as the case may be, pursuant to Custody Instructions to block the Retail Notes identified in part 1, section 2 (Holding Details) of this Retail Notes Account Holder Letter on or before the date that this Retail Notes Account Holder Letter is delivered to the Information Agent and that a Custody Instruction reference number for each such Custody Instruction appears in this Retail Notes Account Holder Letter under “Custody Instruction reference number” in part 1, section 2 (Holding Details) of the Retail Notes Account Holder Letter.

☐ Yes

☐ No

C.                                        That, in relation to the Retail Notes identified in part 1, section 2 (Holding Details) of this Retail Notes Account Holder Letter, the Retail Notes Account Holder has authority to (i) give the voting instructions set out in part 2, section 3 (Voting) of this Retail Notes Account Holder Letter and to nominate the person named in part 2, section 3 (Voting) of this Retail Notes Account Holder Letter to attend the Scheme Meeting, and (ii) make the elections and/or give the confirmations set out in part 2, section 2 (Lock-up) below on behalf of the Retail Noteholder.

☐ Yes

☐ No

A Retail Notes Account Holder who is unable to confirm “yes” in respect of paragraphs A to C above should contact the Information Agent using the contact details set out in this Retail Notes Account Holder Letter for assistance.

By delivering this Retail Notes Account Holder Letter to the Information Agent, the Retail Notes Account Holder confirms for itself, or for the Retail Noteholder on whose behalf it is acting, that it agrees that it or the Retail Noteholder (as applicable) shall be deemed to have made the representations, warranties and undertakings set out in schedule 1 (Representations, warranties and undertakings) of this Retail Notes Account Holder Letter in favour of the Company and the Information Agent as at the date on which this Retail Notes Account Holder Letter is delivered to the Information Agent.

SECTION 2: LOCK-UP

The Retail Notes Account Holder which submits, delivers or procures the submission and/or delivery of a Retail Notes Account Holder Letter in part 3 (Execution of Retail Notes Account Holder Letter by Retail Notes Account Holder) hereby confirms to the Company, the Guarantors and the Information Agent that it agrees that it shall be deemed to have made and given, or the Retail Noteholder on whose behalf it is acting agrees that it shall be deemed to have made and given, the representations, warranties and undertakings set out in this part 2, section 2 (Lock-up) below (select “yes” or “no” as appropriate):

☐ Yes

☐ No

(a)                                     The Retail Noteholder which submits, delivers or procures the submission and/or delivery of a Retail Notes Account Holder Letter represents and warrants to the Company, the Guarantors and the Information Agent that:

(i)

it is legally entitled and able to control the exercise and the casting of votes in relation to its Retail Notes in order to comply with the waivers and undertakings set out in paragraphs (b) and (c) below; and

(ii)

it has all requisite power, authority and legal capacity to make and give the representations, warranties, waivers and undertakings, and to carry out the transactions contemplated by, and to perform its obligations under such undertakings set out in paragraphs (b) and (c) below (as applicable).

(b)                                     The Retail Noteholder which submits, delivers or procures the submission and/or delivery of a Retail Notes Account Holder Letter hereby consents to waive any Event of Default which solely would otherwise arise as a result of:

(i)	the entry by the relevant Retail Noteholders into the Voting Undertaking; and/or

(ii)

the launch and/or implementation of the Restructuring, including, for the avoidance of doubt, the launch and/or sanction of the Scheme and/or the application for and/or approval of the recognition of the Scheme under Chapter 15.

(c)                                      The Retail Noteholder undertakes in favour of the Company and the Guarantors that it will (or, as applicable, will procure that a duly authorised representative, proxy or nominee will):

(i)

attend the Scheme Meeting in person or by proxy and exercise and cast all of its votes in respect of its Retail Notes which are subject to the Lock-up Agreement or the Voting Undertaking (as the case may be) (the “Locked-up Retail Notes”) in favour of the Scheme and any amendment or modification to the Scheme or adjournment to the Scheme Meeting, provided that they are proposed by the Company and that the terms of the Scheme as amended or modified are and remain consistent in all material respects with the key agreed terms of the Restructuring taken as a whole without such amendments or modifications and are consistent with and do not include any additional material terms which are likely to adversely affect or conflict with the terms of the Restructuring or its implementation;

(ii)

not take any Enforcement Action, direct or encourage any other person to take any Enforcement Action or vote, or allow any proxy to vote or instruct another relevant person to vote (to the extent it is legally entitled to instruct that person to vote) in favour of any Enforcement Action, including any Enforcement Action in respect of a cross default arising as a result of any failure by the Company or any Guarantor to pay the October Interest Payment relating to the High Yield Notes within the applicable grace period;

(iii)

promptly take all actions reasonably necessary in order to support, facilitate, implement, consummate or otherwise give effect to the Restructuring and not take, encourage, assist or support (or procure that any other person takes, encourages, assists or supports) any action which would, or would reasonably be expected to, delay, impede, prevent or frustrate the implementation of the Scheme or the Restructuring;

(iv)

use all reasonable efforts to maintain, comply with and do all that is necessary to maintain in full force and effect any necessary authorisation required under any applicable law or regulation to enable it to perform the undertakings set out in this paragraph (c) and ensure the legality, validity, enforceability or admissibility in evidence in any relevant jurisdiction of any Restructuring Document to which it will be a party;

(v)

promptly notify the Company, by sending an additional Retail Notes Account Holder Letter (with part 2, section 2 (Lock-up) duly completed to provide the waivers and undertakings set out in paragraphs (b) and (c) of part 2, section 2 (Lock-up) of that Retail Notes Account Holder Letter) to the Company and/or the Information Agent, of any change (whether an increase or decrease) to the aggregate principal amount of its Retail Notes;

(vi)

not, from the date of this Retail Notes Account Holder Letter until the date on which the undertakings set out in this paragraph (c) are terminated in accordance with paragraph (d) below, sell, transfer, assign or otherwise dispose of its interest in all or any part of its Locked-up Retail Notes to any person unless that person has agreed to provide Voting Undertakings to the Company.

(d)                                     Subject to paragraph (e) below, the waivers set out in paragraph (b) above will cease to be effective immediately upon the earliest of (ii) to (vi) below and the undertakings set out in paragraph (c) above will terminate immediately upon the earliest of (i) to (vi) below:

(i)	the Restructuring Effective Date;

(ii)	the Scheme not being approved by the requisite majorities of the Scheme Creditors specified in section 899(1) of the Companies Act at a Scheme Meeting;

(iii)	the Longstop Date;

(iv)

the occurrence of Insolvency Proceedings in respect of the Company or any members of the Group (other than, among other things, as contemplated in connection with the Restructuring or where instigated with the agreement of the Company, the Super Majority Lenders and the Majority Participating Noteholders);

(v)	the Company giving the Noteholders written notice of an intention either:

(A)                     not to proceed with the Scheme;

(B)                     to proceed with a proposed scheme of arrangement on terms which are different to the Scheme in any material respect; or

(vi)	the Retail Noteholder selling, transferring, assigning or otherwise disposing of all of its Locked-up Retail Notes in the manner permitted by paragraph (c)(vi) above.

(e)                                      The Retail Notes Account Holder which submits, delivers or procures the submission and/or delivery of a Retail Notes Account Holder Letter confirms that it, or the Retail Noteholder on whose behalf it is acting (as applicable), agrees and acknowledges to the Company and the Guarantors that damages are not an adequate remedy for a breach of any of the waivers or undertakings set out in paragraphs (b) and (c) above by it and specific performance and/or relief to compel performance are appropriate remedies for any such breach and any such remedies shall not be exclusive but shall be cumulative and in addition to any other remedies available to the Company.

(f)                                       The Retail Noteholder which submits, delivers or procures the submission and/or delivery of a Retail Notes Account Holder Letter represents and warrants to the Company, the Guarantors and the Information Agent that it irrevocably agrees that the courts of England shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in any way relate to the Scheme or the Restructuring (respectively, “Proceedings” and “Disputes”) and that, for these purposes, it irrevocably submits to the jurisdiction of the courts of England. By submitting, delivering or procuring the submission and/or delivery of a Retail Notes Account Holder Letter, the Retail Noteholder waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum for any such Proceedings or Disputes and further irrevocably agrees that a judgment in any Proceedings or Dispute brought in the courts of England shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

(g)                                      No undertaking set out in paragraph (c) above will prevent the Retail Noteholder from buying Retail Notes (including Retail Notes which are not subject to a Lock-Up Arrangement) provided that the Retail Notes Account Holder which submits, delivers or procures the submission and/or delivery of a Retail Notes Account Holder Letter confirms that it, or the Retail Noteholder on whose behalf it is acting (as applicable), undertakes to the Company and the Guarantors that it will deliver an additional Retail Notes Account Holder Letter which will include the waivers and undertakings set out in paragraphs (b) and (c) above in respect of such Retail Notes unless and to the extent that such Retail Notes are (i) held in custody for a third party; or (ii) (unless and to the extent that the Retail Noteholder agrees otherwise) held or otherwise acquired by one or more of the Retail Noteholder’s proprietary trading desks when acting as a market maker.

SECTION 3: VOTING

(A)                                   Attendance at the Scheme Meeting

The Retail Noteholder wishes:

Tick only ONE of the boxes below

☐            to appoint the Chairman as its proxy to attend and vote on its behalf at the Scheme Meeting (please now only complete paragraph B (Appointment of proxy and voting instructions to proxy) below).

☐            to appoint a proxy (other than the Chairman) to attend and vote on its behalf at the Scheme Meeting (please now only complete paragraph B (Appointment of proxy and voting instructions to proxy) below).

☐            to attend and vote at the Scheme Meeting in person or by a duly authorised representative, if a corporation (please now only complete paragraph C (Indication of voting intention) below).

(B)                                   Appointment of proxy and voting instructions to proxy

The Retail Noteholder wishes to appoint (and the Retail Notes Account Holder is hereby authorised to appoint on its behalf):

Tick only ONE of the boxes below.

☐  the Chairman (tick box if appropriate); or

☐  the following individual (tick box if appropriate and fill in the details immediately below)

(Name):

(Address):

(Passport number):

or failing him:

(Name):	(“Alternate 1”)

(Address):

(Passport number):

or failing Alternate 1:

the Chairman

as its proxy and wishes its proxy to vote:

Tick only ONE of the boxes below.

☐      FOR the Scheme

☐      AGAINST the Scheme

(C)                                   Indication of voting intention (for Retail Noteholders that intend to attend and vote at the Scheme Meeting in person)

The Retail Noteholder wishes to vote (and the Retail Notes Account Holder is hereby authorised to vote on its behalf) at the Scheme Meeting as follows. The Retail Noteholder understands that this expression of intention is not binding and that it may vote as it sees fit at the Scheme Meeting (provided the authorised representative of a Retail Noteholder wishing to attend the Scheme Meeting must bring his or her passport to the Scheme Meeting):

Tick only ONE of the boxes below.

☐      FOR the Scheme

☐      AGAINST the Scheme

PART 3: EXECUTION OF RETAIL NOTES ACCOUNT HOLDER LETTER BY RETAIL NOTES ACCOUNT HOLDER

Full name of Retail Notes Account Holder:

Clearing System and Clearing System account number of Retail Notes Account in Euroclear or Clearstream, Luxembourg:

Authorised employee of Retail Notes Account Holder:	(print name)

Telephone no. of authorised employee (with country code):

Email of authorised employee:

Authorised employee signature:	(sign)

Date:

Before returning this Retail Notes Account Holder Letter, please make certain that you have provided all the information requested.

By signing above, the Retail Notes Account Holder confirms that it has obtained all necessary consents, authorisations, approvals and/or permissions required to be obtained by it under the laws and regulations applicable to it in any jurisdiction in order to sign this Retail Notes Account Holder Letter for itself or on behalf of the Retail Noteholder (as applicable).

Before returning this Retail Notes Account Holder Letter or either part of this Retail Notes Account Holder Letter, please make certain that you have provided all the information requested.

Acceptance of part 2 (Voting and Lock-up) of this Retail Notes Account Holder Letter by the Information Agent is subject to receipt by the Information Agent by no later than the Voting Instruction Deadline of valid Custody Instruction reference numbers in respect of the Retail Notes which are the subject of this Retail Notes Account Holder Letter. Custody Instructions must be delivered to Euroclear or Clearstream, Luxembourg, as the case may be, in respect of the Retail Notes identified in part 1, (Retail Noteholder and Holding Details), section 2 (Holding Details) of this Retail Notes Account Holder Letter as being held in one of those Clearing Systems prior to the Custody Instruction Deadline. Information in this Retail Notes Account Holder Letter must be consistent with such Custody Instructions and in the event of any ambiguity, the Custody Instructions shall take precedence.

If the Retail Notes Account Holder is acting on behalf of a Retail Noteholder, such Retail Notes Account Holder may complete and submit this Retail Notes Account Holder Letter on behalf of the Retail Noteholder if the Retail Notes Account Holder has authority to do so and it discloses the name of such Retail Noteholder.

Scanned or PDF copies of this Retail Notes Account Holder Letter will be accepted and originals are not required.

SCHEDULE 1

Representations, warranties and undertakings

Each Retail Noteholder which submits, delivers or procures the delivery of a Retail Notes Account Holder Letter represents, warrants and undertakes to the Company, the Guarantors, the Retail Notes Trustee and the Information Agent that:

(a)                       it has received, and has reviewed, the Scheme and the Explanatory Statement;

(b)                       it accepts and acknowledges the statements made in “Important Notice “ and “Important Securities Law Notice” in the Explanatory Statement;

(c)                        it has complied with all laws and regulations applicable to it with respect to the Scheme and this Retail Notes Account Holder Letter;

(d)                       it is lawful to seek voting instructions from that Retail Noteholder in respect of the Scheme;

(e)                        it is assuming all of the risks inherent in that Retail Noteholder participating in the Scheme and has undertaken all the appropriate analysis of the implications of participating in the Scheme for that Retail Noteholder without relying on the Company, the Guarantors or the Information Agent (other than any representations or warranties given in favour of that Retail Noteholder by the Company and the Guarantors under the Explanatory Statement and, if applicable, a Lock-up Agreement to which that Retail Noteholder is a party);

(f)                         the Retail Notes which are the subject of the Retail Notes Account Holder Letter are, at the time of delivery of such Account Holder Letter held by it (directly or indirectly) or on its behalf at Euroclear or Clearstream, Luxembourg (and that Retail Noteholder will use all reasonable endeavours to ensure that those Retail Notes will continue to be so held up to and including the Restructuring Effective Date);

(g)                        it has not given voting instructions or submitted a Retail Notes Account Holder Letter with respect to Retail Notes other than those which are the subject of this Retail Notes Account Holder Letter;

(h)                       by instructing the relevant Clearing System, it will be deemed to have authorised the relevant Clearing System to provide details concerning its identity, the Retail Notes which are the subject of the Retail Notes Account Holder Letter delivered on its behalf and its applicable account details to the Company and the Information Agent and their respective legal and financial advisers at the time the Retail Notes Account Holder Letter is submitted;

(i)                           it agrees to be bound by the terms of the Scheme from (and including) the Restructuring Effective Date as if it were a Scheme Creditor, regardless of whether it voted for or against the Scheme or abstained from voting, and agrees not to take any step, action or proceeding to challenge the Scheme or enforce the terms of the Retail Notes in effect prior to the Restructuring Effective Date unless permitted to do so (and only to the extent permitted) by the Retail Notes Trust Deed;

(j)                          it empowers, authorises, requests and instructs the Retail Notes Trustee, the Company, the Guarantors, the Information Agent and any of their officers, employees or agents to do all such things as may be necessary or expedient to carry out or give effect to the Scheme and the Restructuring and it declares and acknowledges that:

(i)                           none of the Retail Notes Trustee, the Company, the Guarantors, the Information Agent, or any of their officers, employees, agents and advisers (each a “Relying Person”) will be held responsible for any liabilities or consequences arising directly or indirectly as a result of acts taken by them or pursuant to the Restructuring (other than by reason of their fraud, gross negligence or wilful default which will not be the case if any Relying Person acts in accordance with the steps and instructions contemplated in the Scheme Restructuring Documents (as applicable)) and it further declares that none of the Relying Persons has responsibility for the terms of the Restructuring; and

(ii)                        it will not take any action or commence or pursue any proceeding or claim against any of the Relying Persons in respect of any claim it might have against any of them or in respect of any act or omission of any kind by any Relying Person in relation to the Restructuring (other than by reason of their fraud, gross negligence or wilful default which will not be the case if such Relying Person acts in accordance with the steps and instructions contemplated in the Scheme Restructuring Documents (as applicable)), and it hereby expressly and unreservedly waives its rights to take such proceedings;

(k)                       neither the Information Agent nor any of their Affiliates, directors, officers or employees has made any recommendation to that Retail Noteholder as to whether, or how, to vote in relation to the Scheme, and that it has made its own decision with regard to voting based on any legal, tax or financial advice that it has deemed necessary to seek;

(l)                           all authority conferred or agreed to be conferred pursuant to these representations, warranties and undertakings shall be binding on the successors and assigns of that Retail Noteholder (in the case of a corporation or institution) or the successors, assigns, heirs, executors, trustees in bankruptcy and legal representatives of that Retail Noteholder (in the case of a natural person) and shall not be affected by, and shall survive, the insolvency, bankruptcy, dissolution, death or incapacity (as the case may be) of that Retail Noteholder; and

(m)                   no information has been provided to it by the Company, the Guarantors, the Information Agent or any of their respective Affiliates, directors, officers, advisers or employees with regard to the tax consequences to that Retail Noteholder arising from voting in favour of the Scheme, and that it is solely liable for any taxes or similar payments imposed on it under the laws of any applicable jurisdiction as a result of voting in favour of the Scheme, and that it will not and does not have any right of recourse (whether by way of reimbursement, indemnity or otherwise) against the Company, the Guarantors, the Information Agent or any of their Affiliates, directors, officers, advisers or employees in respect of such taxes or similar payments.

Any Retail Noteholder that is unable to give any of the representations, warranties or undertakings above should contact the Information Agent for assistance.

APPENDIX 5

NOTICE OF SCHEME MEETING

IN THE HIGH COURT OF JUSTICE	No. CR-2016-6707
CHANCERY DIVISION
COMPANIES COURT

IN THE MATTER OF ENQUEST PLC

and

IN THE MATTER OF THE COMPANIES ACT 2006

US$650,000,000 7 per cent. Senior Notes due 2022 (CUSIP: Rule 144A Notes: 29357JAA4; Regulation S Notes G315APAB4; ISIN: Rule 144A Notes US29357JAA43; Regulation S Notes USG315APAB40) (the “High Yield Notes”)

and

£155,000,000 5.50 per cent. Notes due 2022 (XS0880578728, Common Code: 088057872)
(the “Retail Notes”)

issued by the Company (the High Yield Notes and the Retail Notes together, the “Notes”)

NOTICE IS HEREBY GIVEN that, by an order dated 24 October 2016 made in the above matter, the High Court of England and Wales (the “Court”) has directed that a meeting (the “Scheme Meeting”) be convened of the Scheme Creditors (as such term is defined in the scheme of arrangement referred to below) of EnQuest PLC (the “Company”) for the purposes of considering and, if thought fit, approving (with or without modification, addition or condition approved or imposed by the Court and/or agreed by the Company) a scheme of arrangement proposed to be made between the Company and the Scheme Creditors (the “Scheme”). The Scheme forms an integral part of a wider restructuring of the Company’s and its subsidiaries’ financing arrangements (the “Restructuring”).

The Scheme Meeting will be held at the offices of Ashurst LLP, Broadwalk House, 5 Appold Street, London EC2A 2HA at 11.00 a.m. (London time) on 14 November 2016. All Scheme Creditors are requested to attend at such place and time either in person, by a duly authorised representative if a corporation, or by proxy.

The Record Time for the Scheme is 5.00 p.m. (New York time) on 10 November 2016.

A copy of the Scheme and a copy of the statement required to be furnished pursuant to section 897 of the Companies Act (the “Explanatory Statement”) are incorporated in the document of which this notice forms part.

Holders of the Notes (“Noteholders”) who are Scheme Creditors may vote at the Scheme Meeting in person or by a duly authorised representative, if a corporation, or they may appoint another person, whether a Scheme Creditor or not, as their proxy to attend and vote in their place. Noteholders may appoint proxies to vote at the Scheme Meeting by filling out section 3 (Voting) of part 2 of the relevant Account Holder Letter (as defined in the Scheme). If a Scheme Creditor is a corporation, it must appoint an authorised representative or proxy to vote on its behalf at the Scheme Meeting by filling out section 3 (Voting) of part 2 (Voting and Lock-up) of the relevant Account Holder Letter in order to be entitled to vote at the Scheme Meeting.

To avoid double counting, each of the trustees for the High Yield Notes and the Retail Notes have confirmed in writing that they will not exercise any voting rights to which they may be entitled as a Scheme Creditor.

Each Scheme Creditor or proxy will be required to register its attendance at the Scheme Meeting prior to the commencement of the Scheme Meeting. Registration will commence at 10.00 a.m. (London time) on the date of the Scheme Meeting and each Scheme Creditor and each proxy must be registered no later than 30 minutes prior to the commencement of the Scheme Meeting. Each Scheme Creditor that is not a proxy must bring to the Scheme Meeting a copy of the relevant Account Holder Letter, evidence of corporate authority (in the case of a corporation) (for example, a valid power of attorney and/or board minutes) and evidence of personal identity (for example, a passport or other picture identification). Each proxy must bring to the Scheme Meeting a copy of the relevant Account Holder Letter authorising him or her to act as proxy on behalf of the Scheme Creditor and evidence of personal identity (for example, a passport or other picture identification).

In order to vote on the Scheme and attend the Scheme Meeting (in person, by a duly authorised representative if a corporation, or by proxy), Noteholders who are Scheme Creditors must ensure that an Account Holder Letter is completed, delivered to and received by the Information Agent (marked for the attention of David Shilson) in accordance with the instructions set out in the relevant Account Holder Letter before 5.00 p.m. (London time) on 10 November 2016.

The Scheme, the Explanatory Statement and the Account Holder Letters will be available to download from the Scheme Website on www.lucid-is.com/enquest (the “Scheme Website”) on 25 October 2016 and thereafter.

By the order referred to above, the Court has appointed Jonathan Swinney or, failing him, Jock Lennox to act as chairman of the Scheme Meeting and has directed the chairman to report the result of the Scheme Meeting to the Court.

The Scheme will be subject to the subsequent approval of the Court and will be conditional on all other elements of the Restructuring being effected.

As at the date of this notice, holders of the High Yield Notes representing approximately 61 per cent. in value of the High Yield Notes have entered into a Lock-Up Agreement in support of the terms of the Scheme.

For further information of a general nature regarding the scheme please contact Rothschild, the Company’s financial advisers, and for further information on the voting procedure please contact Lucid Issuer Services Limited, the information agent, using the following contact details:

Rothschild as the Company’s Financial Adviser

Telephone: +44 20 7280 5506 / +44 20 7280 1275

Email: glen.cronin@rothschild.com / sebastien.dormeuil@rothschild.com

Attention: Glen Cronin / Sebastien Dormeuil

Lucid Issuer Services Limited as the Information Agent

Telephone: +44 20 7704 0880

Email: enquest@lucid-is.com

Scheme Website: www.lucid-is.com/enquest

Attention: David Shilson

Ashurst LLP as the Company’s Solicitors

Telephone: +44 20 7638 1111

Email: giles.boothman@ashurst.com

Attention: Giles Boothman

Dated 25 October 2016

EnQuest PLC

This notice is neither an offer to purchase nor a solicitation of an offer to sell securities. The Scheme is not being made to any person in any jurisdiction in which the making of the Scheme would not be in compliance with the securities or other laws of such jurisdiction. The securities referred to herein have not been and will not be registered under the US Securities Act of 1933, as amended (the “Securities Act”) and any issuance of new securities pursuant to the Scheme will be made in reliance upon the exemption from the registration requirements of the Securities Act provided by section 3(a)(10) thereof.

Statements contained herein may constitute “forward-looking statements”. Forward-looking statements are generally identifiable by the use of the words “may”, “will”, “should”, “aim”, “plan”, “expect”, “anticipate”, “estimate”, “believe”, “intend”, “project”, “goal” or “target” or the negative of these words or other variations on these words or comparable terminology.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. The Company does not undertake publicly to update or revise any forward-looking statement that may be made herein, whether as a result of new information, future events or otherwise.

No party accepts any responsibility or liability whatsoever for any loss or damage occasioned to any person arising out of the process described in this notice.

APPENDIX 6

Estimated Outcome Statement

Estimated Outcome Statement

Estimated recovery

$m	Low case	High case
Estimated enterprise value	650	900
Consolidated cash (excluding cash held in JV accounts and restricted cash related to Malaysia Guarantee / DBS Facility) - 30 September 2016	61	61
Total value for distribution	711	961

Debt position as at 30 September 2016 ($m)	Low case	High case
Revolving Credit Facility utilised ($976m drawn and $7m utilised as Letters of Credit)	983	983
High Yield Bonds	650	650
Retail Bonds - £155m (assumed 1.297 USD / GBP fx rate)	201	201

Recovery ($m)	Low case	High case
Revolving Credit Facility utilised	711	961
High Yield Bonds	—	—
Retail Bonds	—	—
Value for distribution to Shareholders	—	—

Recovery (%)	Low case	High case
Revolving Credit Facility	72%	98%
High Yield Bonds	—	—
Retail Bonds	—	—

Notes:

1.                                      This recovery analysis is for illustrative purposes only.

2.                                      For the purpose of the Estimated Outcome Statement, the Directors have assumed:

(a)                       the estimated enterprise value of the Group’s business on a debt-free/cash-free basis (except in relation to the Tanjong Baram Facility and the Company’s share of cash in joint venture accounts) pursuant to an accelerated marketing and sales process would be within the range provided in the Accelerated Sale Analysis not taking into account transaction costs and any preferential claims (to the extent that the accelerated sale is effected through an administration or other insolvency proceeding);

(b)                       the Group’s business will be sold as a whole and all assets and liabilities within the Group will be rolled into the new group structure including the Tanjong Baram Facility, which is a limited recourse facility provided to one of the Company’s subsidiaries, EP Malaysia, and excluding the obligations and liabilities of the Company and the guarantees provided by the Guarantors in respect of those obligations or liabilities;

(c)                        all cash which is held by the Group in joint venture accounts and in restricted accounts is excluded for the purposes of the Estimated Outcome Statement as the use of such cash is restricted and in a sale scenario is unlikely to be freely available to a potential purchaser; and

(d)                       the Surety Bond Facilities will be renewed, or replaced following expiry, by the potential purchaser.

APPENDIX 7

Retail Notes Deed of Covenant

EXECUTION VERSION

Deed of Covenant

Relating to

EnQuest PLC

£155,000,000 5.50 per cent. Notes due 2022

Irrevocably and unconditionally guaranteed by

EnQuest Britain Limited
EnQuest ENS Limited
EnQuest Global Limited
EnQuest Heather Leasing Limited
EnQuest Heather Limited
EnQuest NWO Limited
EQ Petroleum Sabah Limited

12 October 2016

THIS DEED OF COVENANT is made on 12 October 2016

BY ENQUEST PLC (the “Issuer”)

IN FAVOUR OF the Noteholders (as defined below).

RECITALS:

(A)                                   The Issuer has issued £155,000,000 5.50 per cent. Notes due 2022 (the “Notes”) pursuant to its £500,000,000 Euro Medium Term Note Programme.  The Notes are irrevocably and unconditionally guaranteed by EnQuest Britain Limited, EnQuest ENS Limited, EnQuest Global Limited, EnQuest Heather Leasing Limited, EnQuest Heather Limited, EnQuest NWO Limited and EQ Petroleum Sabah Limited.

(B)                                   In connection with the Notes, the Issuer has entered into a trust deed (the “Trust Deed”) dated 24 January 2013 with U.S. Bank Trustees Limited (the “Trustee”) and an agency agreement (the “Agency Agreement”) dated 24 January 2013 with (among others) Elavon Financial Services DAC (the “Registrar”).

(C)                                   Pursuant to clause 16.1 (Notes held in Clearing Systems) of the Trust Deed, the Trustee is entitled, in considering the interests of holders of the Notes, to regard accountholders and participants of a clearing system with entitlements to the Notes as holders of the Notes.  The Issuer now wishes to give Noteholders direct rights against it upon the terms, and subject to the provisions of, this Deed of Covenant.

NOW THIS DEED WITNESSES as follows:

1.                                          DEFINITIONS AND INTERPRETATION

1.1                                   Definitions

All terms and expressions which have defined meanings in the terms and conditions of the Notes (the “Conditions”) or the Trust Deed shall have the same meanings in this Deed of Covenant, except where the context requires otherwise or unless otherwise stated.  In addition, in this Deed of Covenant:

“Accountholder” means, in respect the Global Certificate representing the Notes, a holder of a securities account with a Clearing System which has credited to it from time to time Notes represented by such Global Certificate;

“Clearing System” means Clearstream, Luxembourg or Euroclear;

“Clearstream, Luxembourg” means Clearstream Banking, société anonyme, Luxembourg;

“Euroclear” means Euroclear Bank SA/NV;

“Noteholder” means:

(a)                           each Accountholder; and

(b)                           each beneficial owner of Notes holding such Notes, directly or indirectly, in accounts in the name of any Accountholder acting on the beneficial owner’s behalf; and

“Payment Default” means any default in the payment of any interest or principal in respect of the Notes on the due date therefor or within any originally applicable grace period.

1.2                                   Clauses and Conditions

Any reference in this Deed of Covenant to a clause is, unless otherwise stated, to a clause hereof and any reference to a numbered Condition is to the relevant provision in the Conditions.

1.3                                   Other Agreements

All references in this Deed of Covenant (including the recitals) to an agreement, instrument or other document shall be construed as a reference to that agreement, instrument or other document as the same may be amended, supplemented, restated, extended, replaced or novated from time to time.

1.4                                   Legislation

Any reference in this Deed of Covenant to any legislation (whether primary legislation or regulations or other subsidiary legislation made pursuant to primary legislation) shall be construed as a reference to such legislation as the same may have been, or may from time to time be, amended or re-enacted.

1.5                                   Headings

Headings and sub-headings are for ease of reference only and shall not affect the construction of this Deed of Covenant.

2.                                          THE NOTES

The Issuer hereby covenants and undertakes with each Noteholder that it will duly perform and comply with the obligations expressed to be undertaken by it in the Notes and in the Conditions applicable thereto (and, for this purpose, any reference in the Conditions to any obligation or payment under or in respect of the Notes shall be construed to include a reference to any obligation or payment under or in respect of this clause).

3.                                          DIRECT RIGHTS

The Issuer hereby covenants and undertakes with each Noteholder (other than any Clearing System which is an Accountholder of any other Clearing System) that each Noteholder shall, upon a Payment Default, automatically acquire, without the need for any further action on behalf of any person, against the Issuer all those rights which the Noteholder would have had if, at such time, it was registered pursuant to Condition 2(b) (Transfer of Registered Notes) as the holder of such Note in the register of Noteholders maintained by the Registrar for such purposes and held and beneficially owned duly executed and issued Individual Certificates in respect of each Note represented by the Global Certificate which, at such time, the Noteholder has credited to its securities account with the relevant Clearing System or has a direct or indirect interest in.  Enforcement of any direct rights conferred on any Noteholder pursuant to this clause 3 shall only be made in accordance with and subject to the terms of the Trust Deed.  For the avoidance of doubt, references in the Trust Deed to “Noteholders” or “holder” shall be deemed to include a reference to “Noteholder” as defined in this Deed of Covenant where the context so permits.

4.                                          EVIDENCE OF OWNERSHIP

(a)                           In the case of any Noteholder which is an Accountholder, the records of the relevant Clearing System shall be conclusive evidence of the identity of such Accountholder and the number of Notes credited to the securities account of each Accountholder.  For these purposes, a statement issued by the relevant Clearing System stating:

(i)                               the name of the Accountholder to which the statement is issued; and

(ii)                            the aggregate nominal amount of Notes credited to the securities account of the Accountholder as at the opening of business on the first day following the Payment Default on which the relevant Clearing System is open for business, provided that if such Clearing System is closed for a continuous period of 14 days or more, then as at the end of business on the last day on which such Clearing System was open for business, shall be conclusive evidence (save in the case of manifest error) of the records of the relevant Clearing System at the time of a Payment Default.

(b)                           In the case of any Noteholder which is not an Accountholder, the information referred to in paragraph (a) above relating to the Accountholder of such Noteholder, together with written confirmation from such Accountholder (or other intermediaries) that it is holding the Notes directly or indirectly on such Noteholder’s behalf, shall be conclusive evidence of the identity of such Noteholder.

5.                                          COMPLIANCE WITH THE CONDITIONS

The Issuer undertakes in favour of each Noteholder that, in relation to any payment to be made by it under this Deed of Covenant, it will comply with the provisions of Condition 8 (Taxation) to the extent that they apply to any payments in respect of the Notes as if those provisions had been set out in full in this Deed of Covenant.

6.                                          DEPOSIT OF DEED OF COVENANT

This Deed of Covenant shall be deposited with and held by the Trustee until the date which is two years after all the obligations of the Issuer under or in respect of the Notes have been discharged in full.  The Issuer hereby acknowledges the right of every Noteholder to the production of this Deed of Covenant.

7.                                          STAMP DUTIES

The Issuer shall pay all stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) which are payable upon or in connection with the execution and delivery of this Deed of Covenant, and shall indemnify each Noteholder against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees and any applicable value added tax) which it incurs as a result or arising out of or in relation to any failure to pay or delay in paying any of the same.

8.                                          BENEFIT OF DEED OF COVENANT

8.1                                   Deed Poll

This Deed of Covenant shall take effect as a deed poll for the benefit of the Noteholders of from time to time.

8.2                                   Benefit

This Deed of Covenant shall enure to the benefit of each holder of a Note and each Noteholder and its (and any subsequent) successors and assigns, each of which shall be entitled severally to enforce this Deed of Covenant against the Issuer.

8.3                                   Assignment

The Issuer shall not be entitled to assign or transfer all or any of its rights, benefits and obligations under this Deed of Covenant.  Each Noteholder shall be entitled to assign all or any of its rights and benefits under this Deed of Covenant.

9.                                          NOTICES

9.1                                   Address for Notices

Any notice or other communication given or made to the Issuer under or in connection with the matters contemplated by this Deed of Covenant shall be in writing and shall be delivered by hand or by courier or sent by facsimile or e-mail to the Issuer at:

Fifth Floor, Cunard House
15 Regent Street
London SW1Y 4LR
United Kingdom

Fax:	+44(0) 20 7925 4936
E-mail:	Amjad.Bseisu@enquest.com
Jonathan.Swinney@enquest.com
Stefan.Ricketts@enquest.com
Attention:	Chief Executive, EnQuest PLC
Chief Financial Officer, EnQuest PLC
General Counsel, EnQuest PLC

and shall be deemed to have been duly given or made as follows:

(a)                           if delivered by hand or by courier, upon delivery at the address of the Issuer;

(b)                           if sent by facsimile, when dispatched;

(c)                            if sent by e-mail when actually received by the Issuer in readable form;

provided that if, in accordance with the above provision, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.00 p.m. such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next business day in the place of the Issuer.

9.2                                   Change of Address

The Issuer may by notice to the Noteholders in the manner prescribed for the giving of notices in connection with the Notes change its address (including e-mail address) or fax number for the purposes of clause 9.1.

10.                                   INVALIDITY AND SEVERABILITY

10.1                            Invalidity, Illegality or Unenforceability

If any provision of this Deed of Covenant is or becomes (whether or not pursuant to any judgment or otherwise) invalid, illegal or unenforceable in any respect under the law of any jurisdiction:

(a)                           the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

(b)                           the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision,

shall not be affected or impaired in any way thereby.

10.2                            Severability

If any provision of this Deed of Covenant shall be held to be void or declared illegal, invalid or unenforceable for any reason whatsoever, such provision shall be divisible from this Deed of Covenant and shall be deemed to be deleted from this Deed of Covenant and the validity, legality and enforceability of the remaining provisions shall not be affected.

11.                                   MODIFICATION

The Trust Deed contains provisions for convening meetings of Noteholders to consider matters relating to Notes and the Trust Deed.  Such provisions shall apply mutatis mutandi to this Deed of Covenant as if this Deed of Covenant was expressly referenced therein.  Any such modification to this Deed of Covenant may be made by supplemental deed poll if sanctioned by an Extraordinary Resolution and shall be binding on all Noteholders.

12.                                   GOVERNING LAW

This Deed of Covenant (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Deed of Covenant or its formation, including any non-contractual disputes) is governed by and shall be construed in accordance with English law.

13.                                   JURISDICTION

13.1                            Courts of England

For the benefit of the Noteholders and subject to clause 13.2, the Issuer irrevocably agrees that the courts of England are to have exclusive jurisdiction for the purpose of hearing and determining any suit, action or proceedings and/or to settle any disputes arising out of or in connection with this Deed of Covenant or its formation (respectively “Proceedings” and “Disputes”) and for the purpose of enforcement of any judgment against its property or assets.

13.2                            Proceedings in Other Courts

Nothing in this clause shall (or shall be construed so as to) limit the right of any Noteholder to take Proceedings against the Issuer in the courts of any country in which the Issuer has assets or in any other court of competent jurisdiction nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

13.3                            Appropriate Forum

The Issuer irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum for any such Proceedings or Disputes and further irrevocably agrees that a judgment in any Proceedings or Dispute brought in any court referred to in this clause shall be conclusive and binding upon the Issuer and may be enforced in the courts of any other jurisdiction.

IN WITNESS whereof this Deed of Covenant has been entered into as a deed by the Issuer on the date which appears first on page 1.

SIGNATURE PAGE

EXECUTED as a deed	)
by ENQUEST PLC	)
)
) /s/ Jonathan Swinney
Signature of Director

Jonathan Swinney
Name of Director

in the presence of:

Signature of witness:	/s/ Kiara de Silva

Name of witness:	Kiara de Silva

Address:	5 Appold Street

London

EC2A 2HA

Occupation:	Trainee Solicitor

APPENDIX 8

Risk factors

The Scheme and any investment in the New High Yield Notes or the Amended Retail Notes is subject to a number of risks. Accordingly, Noteholders and prospective investors should carefully consider the factors and risks associated with any investment in the New High Yield Notes or the Amended Retail Notes, the Group’s business and the industry in which the Group operates, together with all other information contained in this Explanatory Statement and all of the information incorporated by reference into this Explanatory Statement, including, in particular, the risk factors described below, and their personal circumstances prior to making any investment decision. Some of the following factors relate principally to the Group’s business. Other factors relate principally to the Scheme and an investment in the New High Yield Notes or the Amended Retail Notes. The Group’s business, prospects, financial condition and results of operations could be materially adversely affected by any of the risks described below.

The Directors consider the following risks to be material for prospective investors in the Company. However, the following is not an exhaustive list or explanation of all risks which investors may face when making an investment in the New High Yield Notes or the Amended Retail Notes and should be used as guidance only. Additional risks and uncertainties relating to the Group that are not currently known to the Group, or that it currently deems immaterial, may individually or cumulatively also have a material adverse effect on the Group’s business, prospects, financial condition and results of operations. If any such risk, or any of the risks described below, should materialise, the price of the New High Yield Notes or the Amended Retail Notes may decline and investors could lose all or part of their investment. Investors should consider carefully whether an investment in the New High Yield Notes or the Amended Retail Notes is suitable for them in the light of the information in this Explanatory Statement and their personal circumstances. The order in which risks are presented is not necessarily an indication of the likelihood of the risks actually materialising, of the potential significance of the risks or of the scope of any potential harm to the Group’s financial condition, business, prospects and results of operations.

Prospective investors should read this appendix in conjunction with this entire Explanatory Statement (including the information incorporated into this Explanatory Statement by reference).

Risks relating to the Restructuring and the Group’s financing arrangements

If the Scheme and the Restructuring do not proceed, the Group’s financial position will be materially adversely affected and there is a significant risk that a marketing process could be commenced for the sale of the Group on an accelerated basis (which may involve the appointment of administrators to the Company), following completion of which the Company would be likely to be placed into insolvent liquidation

If Shareholders do not approve the Resolutions to be proposed at the General Meeting of the Company to be held at 9.00 a.m. on 14 November 2016, the Placing and Open Offer cannot proceed and the Company will not receive any of the expected net proceeds of the Placing and Open Offer. Due to the inter-conditionality of the respective elements of the Restructuring (as described further in Part 1 (Background and Rationale to the Restructuring) of this Explanatory Statement) if the relevant Resolutions are not passed and the Placing and Open Offer does not proceed, the Proposed Notes Changes, the Proposed RCF Amendments and the renewal of the Surety Bond Facilities will not become effective.

The Company is of the opinion that the Group does not have sufficient working capital available for its present requirements, that is, for at least 12 months from the date of this Explanatory Statement.

Without further action, the Directors believe that the Group would experience a maximum working capital shortfall of approximately US$150 million in May 2017. The Company was also required to make an interest payment in respect of the Group’s High Yield Notes on 17 October 2016 which the Company has not and does not anticipate that it will be able to pay. If the October Interest Payment is not paid within the applicable 30 day grace period and there is no interest payment deferral agreed by the requisite majority of Noteholders (being 90 per cent. or more of the aggregate principal amount outstanding), this would constitute a default under the High Yield Notes and a cross default under certain of the Group’s key debt instruments and facilities, including the Existing RCF and the Retail Notes.

In addition, the Group has, since January 2015, obtained waivers from the Existing RCF Lenders in respect of the liquidity covenant contained in the Existing RCF and the current waiver from this covenant expires on 31 December 2016. To the extent the Group is unable to improve its liquidity position or obtain further waivers from the Existing RCF Lenders, the Group could fail to meet the liquidity covenant in the Existing RCF when next tested on 31 December 2016 or on a subsequent test date, which would constitute an event of default under the Existing RCF.

In order to address the Company’s working capital shortfall, the Directors have undertaken a number of measures prior to the announcement of the Restructuring, including:

•                                the measures set out in paragraph 4.2 of Part 1 (Background to the Restructuring);

•                                agreeing with the Existing RCF Lenders further utilisations of approximately US$20 million and US$26 million under the Existing RCF, in September 2016 and October 2016, respectively; and

•                                agreeing the deferral of certain payments to trade suppliers until between October 2016 and April 2019.

The Directors have now proposed the Restructuring, including Scheme, to improve the Group’s capital structure and to improve the on-going liquidity position of the Group. The Proposed Notes Changes would capitalise the Group’s cash interest expense under the New High Yield Notes and the Amended Retail Notes unless the oil price is equal to or above an average of US$65.00 per barrel for the six-month period ending one month prior to the interest payment date (and certain other conditions are met) and the Proposed RCF Amendments and Proposed Notes Changes would extend the maturity date for the repayment of the Existing RCF to October 2021, extend the scheduled maturity in respect of New High Yield Notes and Amended Retail Notes to April 2022, further automatically extend the maturity date in respect of the New High Yield Notes and the Amended Retail Notes to October 2023 if the Company has not repaid or refinanced the Existing RCF by 15 October 2020, amend the Group’s financial covenants to provide additional flexibility under the RCF, remove certain financial covenants from the Retail Notes and amend certain financial indebtedness baskets under the New High Yield Notes. The proceeds of the Placing and Open Offer are expected to enable the Group to complete the Kraken development and bring it to first oil on schedule in the first half of 2017, which the Directors believe will considerably improve the Group’s cash flows.

Assuming and following completion of the Restructuring, the maximum remaining facilities available to the Group under the Existing RCF will be US$197.7 billion, less any further interim utilisations agreed with the Existing RCF Lenders between 14 October 2016 and completion of the Restructuring and the Proposed RCF Amendments.

If the Scheme and the rest of the Restructuring do proceed, and taking into account the facilities available to the Group under the Existing RCF, the Company is of the opinion that the Group will have sufficient working capital for its present requirements, that is, for at least 12 months from the date of this Explanatory Statement.

The Scheme forms part of the Restructuring, which the Company announced on 13 October 2016, following negotiation with relevant stakeholders including the Existing RCF Lenders, the Hedging Banks and the Ad Hoc Noteholder Committee. The key features of the Restructuring are: (i) the Proposed Notes Changes; (ii) the Proposed RCF Amendments; and (iii) the renewal of the Surety Bond Facilities and (iv) the Placing and Open Offer.

All of the elements of the Restructuring are inter-conditional, meaning that none of the components of the Restructuring will be completed if any of the other components of the Restructuring are not consented to and/or completed. The completion of the Restructuring remains subject to a number of conditions that remain outstanding as of the date of this Explanatory Statement and which are out of the control of the Company:

•                                The Proposed Notes Changes are proposed to be effected pursuant to an English scheme of arrangement, which must be approved by more than 50 per cent. in number and at least 75 per cent. in value of Scheme Creditors attending and voting in person or by proxy at the meeting of Scheme Creditors convened with the permission of the English Court and sanctioned by the Court at the Scheme Sanction Hearing. The Scheme Meeting is anticipated to take place on 14 November 2016. Although holders of High Yield Notes representing approximately 61 per cent. in value of the High Yield Notes have entered into the Lock-Up Agreement pursuant to which they have agreed to attend the Scheme Meeting in person or by proxy and to vote in favour of the Scheme, there is no assurance that sufficient further votes in favour of the Scheme will be received to enable it to be approved. Due to the diverse nature of the holdings of the Retail Notes, it was not possible for the Company to approach all of the holders of Retail Notes in advance of announcement of the Restructuring and the Scheme. However, the Company has consulted on a confidential basis with a number of holders who together hold a significant proportion of the Retail Notes, in order to obtain their indicative support for the proposals contemplated by the Scheme and the Restructuring. The feedback from such holders of Retail Notes was positive and indicated support for the Restructuring from professional investors. In addition, it is within the Court’s discretion to determine whether to sanction the Scheme at the Scheme Sanction Hearing.

•                                The Proposed Notes Changes are also conditional upon the granting of a recognition order in connection with the Scheme under Chapter 15. Although the Company does not foresee any difficulties in obtaining this approval and anticipates that this approval will be given shortly after the sanction of the Scheme (if it is approved by the requisite percentages of holders of the Notes), the Company ultimately has no control over the granting of such a recognition order or the timing thereof and there can be no assurance that it will be given on a timely basis or at all.

•                                The Proposed RCF Amendments must be approved by Existing RCF Lenders and Hedging Banks representing 100 per cent of the aggregate principal amount of the Existing RCF and the Existing Hedging Liabilities. As of the date of this Explanatory Statement, all of the Existing RCF Lenders and all of the Hedging Banks have entered into the Lock-up Agreement pursuant to which they have agreed to vote in favour of the Proposed RCF Amendments.

•                                The Resolutions must be passed by Shareholders at the General Meeting.

•                                Certain other procedural steps must take place.

The Longstop Date for completion of the Restructuring, as set out in the Lock-up Agreement, is 2 December 2016. All of the elements of the Restructuring are inter-conditional and if any of these steps does not take place by the Longstop Date (as it may be amended or extended), then neither the Scheme nor the rest of the Restructuring are likely to be consummated. In these circumstances, the Group would not have sufficient working capital for its present requirements.

In these circumstances, the Directors believes that, in light of the considerable effort and time which it has taken for the Company to agree the Restructuring with its key stakeholders (including the Existing RCF Lenders, the Hedging Banks, the Noteholders, the Surety Bond Providers, Double A Limited and various other key stakeholders), the prospects of the Company and such key stakeholders agreeing an alternative transaction which would leave the Group with a viable capital structure before it would become necessary to place the Company (and possibly other companies in the Group) into an insolvency procedure are unlikely. The Directors have based their assessment that the Group continues to be a going concern on the basis that the Group can rely on the ability to access adequate funds under the Existing RCF, agree necessary amendments across its debt and credit facilities and with certain vendors, and/or access alternative sources of funding. The Company has enjoyed the support of its Existing RCF Lenders throughout the negotiation of the Restructuring. The continued support of the Existing RCF Lenders is now predicated upon and would be in accordance with the Restructuring as currently proposed.

The Directors believe that if and shortly after it becomes apparent that the Restructuring is not capable of being implemented (for example, if the requisite majority of Scheme Creditors do not vote in favour of the Scheme or if the Court decides not to exercise its discretion to sanction the Scheme), it is likely that the Company will commence a marketing and sales process of the Company and/or its subsidiaries with a view to effecting the sale in a short period of two to three months. Completion of the sale is likely to involve the appointment of administrators to the Company.

The Directors believe that if the Restructuring does not proceed and a marketing process for the sale of the Group on an accelerated basis is undertaken, there is likely to be no value for Noteholders. In addition, if the Company is unable to pay the October Interest Payment on the High Yield Notes within the 30 day grace period as described above and there is no interest payment deferral agreed by the requisite majority of High Yield Noteholders (being 90 per cent. or more of the aggregate principal amount outstanding), the Company is likely to become subject to Enforcement Action (including, for example, the filing of a winding up petition against the Company) which if, not terminated or withdrawn, could result in the majority Existing RCF Lenders appointing an administrator to the Company, with a view to the administrator commencing and/or continuing a marketing process for the sale of the Group on an accelerated basis. In this scenario, the Directors believe that there is likely to be no value for Noteholders. However the Ad Hoc Committee may propose an alternative debt restructuring and seek to engage in discussions with the Existing RCF Lenders and the Company (which may involve providing a deferral of the October Interest Payment if the requisite majority has approved such deferral). The Existing RCF Lenders may or may not decide to give consideration to any such proposal or may consider any such proposal in the context of the Company’s sales process.

See section 8 (Consequences of a failure to implement the Restructuring) of Part 1 (Background and Rationale to the Restructuring) of this Explanatory Statement.

The Group may default on the High Yield Notes following a failure to make interest payments under the High Yield Notes and/or the commencement of the Scheme which may also lead to cross defaults under the Group’s other financing arrangements

The Company did not pay the October Interest Payment due in respect of the Group’s High Yield Notes on 17 October 2016 and the Company does not anticipate that it will be able to pay the October Interest Payment within the applicable 30 day grace period. If the Company does not pay the October Interest Payment within the applicable 30 day grace period and there is no interest payment deferral agreed by the requisite majority of Noteholders (being 90 per cent. or more of the aggregate principal amount outstanding), this would constitute an event of default under the High Yield Notes and would give rise to certain rights under, amongst other things, the High Yield Notes, the Retail Notes and the Subordination Agreement (as applicable) and the Existing RCF.

The Proposed Notes Changes also provide that, among other things, future interest payments on the Amended Retail Notes and the New High Yield Notes will not by payable in cash on any interest payment date, unless the Cash Interest Payment Condition is met. This Cash Interest Payment Condition includes that (i) during the six months immediately preceding the day which is one month prior to the relevant interest payment date, the average end of day daily Dated Brent Future (as published by Platts) (or such equivalent price that may replace the dated Brent price from time to time) is equal to or above US$65.00 per barrel and (ii) in respect of such interest payment date, no payment event of default is outstanding under the Existing RCF (which shall include any such event of default arising as a result of the loans and letters of credit outstanding under the Existing RCF exceeding the aggregate commitments applicable at such time).

In addition, the Proposed Notes Changes provide that each High Yield Noteholder will be entitled to be issued New High Yield Notes in proportion to its interest in the High Yield Notes (including the October Interest Payment and any accrued but unpaid interest up to the Restructuring Effective Date) pursuant to the Scheme on or about the Restructuring Effective Date. As mentioned above, since the Company does not anticipate that it will be able to pay the October Interest Payment within the applicable 30 day grace period, if the Proposed Notes Changes are not passed at the Scheme Meeting or otherwise do not become effective (including as a result of another condition to the Restructuring not being met), and there is otherwise no interest payment deferral agreed by the requisite majority of Noteholders (being 90 per cent. or more of the aggregate principal amount outstanding), this would constitute an event of default under the High Yield Notes and a cross default under certain of the Group’s key debt instruments and facilities, including the Existing RCF and the Retail Notes. In addition, certain subsidiaries of the Company have guaranteed the Company’s obligations in respect of the High Yield Notes. Upon the Company failing to make the October Interest Payment, the Guarantors would be jointly and severally obliged to pay the October Interest Payment. A failure by the Guarantors to make the October Interest Payment may result in the Guarantors being in default of their obligations under the guarantee (a “Guarantee Default”) which may also give rise to cross defaults and corresponding rights under certain of the Group’s key debt instruments and facilities, including the Existing RCF and the Retail Notes.

In addition, under the terms of the Retail Notes, an event of default will occur upon the Company making a formal application to the English Court for an order to convene a meeting of Scheme Creditors to vote on the Scheme, and under the terms of the High Yield Notes, an event of default or a potential event of default may occur upon the Court making an order to sanction the Scheme (the “Scheme Defaults”). The Scheme will include a waiver of the Scheme Defaults (and any other potential or actual events of default which may arise as a result of or in connection with the Scheme) and, therefore, the Company believes that it is unlikely that any dissenting holders of Notes would seek to delay or compromise the Scheme by relying on the Scheme Defaults to accelerate and enforce the Notes. Should any holders of Notes seek to rely on the Scheme Defaults prior to the completion of the Scheme process, the Company may, depending on the relevant circumstances at the time, apply to the English Court for a stay on those proceedings whilst the Scheme is pursued. However, there can be no assurances that the Company will be successful in obtaining such a stay.

Non-payment or acceleration of any of the Group’s material indebtedness following the occurrence of any of an October Interest Event of Default, a Guarantee Default or one of the Scheme Defaults could trigger cross-defaults under any of the Group’s other material indebtedness, including the Notes, the Existing RCF and certain of the Group’s hedging arrangements and a default under the Tanjong Baram Facility. Please see the last two paragraphs of the Risk Factor “If the Scheme and the Restructuring do not proceed, the Group’s financial position will be materially adversely affected and there is a significant risk that a marketing process could be commenced for the sale of the Group on an accelerated basis (which may involve the appointment of administrators to the Company), following completion of which the Company would be likely to be placed into insolvent liquidation” above and section 8 (Consequences of a failure to implement the Restructuring) of Part 1 (Background and Rationale to the Restructuring) of this Explanatory Statement for further detail on the likely consequences in this situation.

The Group will remain highly indebted even after the Restructuring, if completed, and its leverage and debt service obligations, its credit standing as well as general market conditions could adversely affect its business, financial condition, results of operations and its ability to procure additional financing or satisfy its debt obligations

The Group is highly leveraged. As of 31 July 2016, the Group’s total debt, excluding unamortised arrangement fees, was US$1,857.9 million, including US$956.3 million under the Existing RCF, US$871.7 million under the Notes and US$30.1 million under the Tanjong Baram Facility. Since 30 June 2016, the Group has drawn down a further approximately US$46 million under the Existing RCF. Assuming and following completion of the Restructuring and the Proposed RCF Amendments, the maximum remaining facilities available to the Group under the Existing RCF will be US$197.7 million less any further interim utilisations agreed with the Existing RCF Lenders between 14 October 2016 and completion of the Restructuring and the Proposed RCF Amendments. See section 16.6 (Description of certain financing arrangements) of appendix 16 (Additional information) to this Explanatory Statement.

The degree to which the Group is leveraged and is required to pay interest under these financing arrangements, its credit standing as well as market conditions and confidence in the industry in which the Group operates, could have important consequences to its business, including:

•                                increasing the Group’s vulnerability to, and reducing its flexibility to respond to, general adverse economic and industry conditions (including changes in the oil price);

•                                requiring the dedication of a substantial portion of the Group’s cash flow from operations to make interest and principal payments on its debt, thereby reducing the availability of such cash flow for other purposes;

•                                limiting the Group’s ability to obtain additional financing to fund working capital, capital investments, acquisitions, debt service requirements, business ventures, or other general corporate purposes;

•                                limiting the Group’s ability to post security to sufficiently cover its decommissioning liabilities, as is periodically required in relation to certain of its existing field facilities;

•                                limiting the Group’s flexibility in planning for, or reacting to, changes in its business, the competitive environment and the industry in which it does business; and

•                                adversely affecting the Group’s competitive position due to its debt burden being higher than that of its competitors.

The Group’s high level of indebtedness has had a significant negative impact on its liquidity and cash flow position in recent years, particularly in the low oil price environment. Due to a combination of the Group’s high level of indebtedness and the impact of the fall in oil prices on the Group’s EBITDA, the Group had to negotiate temporary amendments to certain of its financial covenants in the Existing RCF in January 2015 in order to ensure that these covenants would not be breached, raising the net debt/EBITDA covenant to five times and reducing the ratio of EBITDA to financing charges to a minimum of three times, both until mid-2017. In May 2015, following approval by the holders of the Retail Notes, the financial covenants in the Retail Notes were amended for consistency with the amendments to the Existing RCF. The Group has also needed to obtain waivers from the Existing RCF Lenders in respect of the liquidity covenant in the Existing RCF since January 2015.

Additionally, the Group has been required to devote a significant portion of its cash flow from operations to making interest payments under the Existing RCF and under the Notes. Due to the Group’s current liquidity position, the Group has not paid and does not expect to pay the interest that was due on the High Yield Notes on 17 October 2016, which if not remedied during the 30-day grace period could give rise to a default under the High Yield Notes and cross-defaults under the Group’s other indebtedness. See “The Group may default on the High Yield Notes following a failure to make interest payments under the High Yield Notes and/or commencement of the Scheme, which may also lead to a cross default on the Group’s other financing arrangements”.

The Group is seeking to improve the on-going liquidity position of the Group by means of the Restructuring, which includes, inter alia, the Placing and Open Offer, the Proposed RCF Amendments and the Proposed Notes Changes. The Proposed Notes Changes would capitalise the Group’s cash interest expense under the New High Yield Notes and the Amended Retail Notes unless the oil price is equal to or above an average of US$65.00 per barrel for the six-month period ending one month prior to the interest payment date (and certain other conditions are met). The Proposed Notes Changes would also allow the Company to extend, at any time, the scheduled maturity dates for the repayment of the New High Yield Notes and Amended Retail

Notes for one year at its discretion and would automatically extend the maturity dates for one and a half years if the Company has not repaid or refinanced the Existing RCF by 15 October 2020. The Proposed RCF Amendments would extend the maturity date for repayment of the Existing RCF. In addition, the Proposed RCF Amendments and the Proposed Notes Changes would amend the Group’s financial covenants to provide additional flexibility under the RCF, remove existing financial covenants from the Retail Notes, amend certain financial indebtedness baskets in the New High Yield Notes and include a restriction on certain payments to shareholders (and their affiliates) if the Company has not redeemed in cash at par an aggregate principal amount of the New High Yield Notes or Amended Retail Notes (as applicable) in an amount equal to any capitalised interest, together with any accrued and unpaid interest thereon. However, there can be no assurance that the Restructuring will successfully complete. Additionally, even if the Restructuring successfully completes, it will not reduce the overall amount or level of the Group’s indebtedness and the Group will remain highly leveraged, and to the extent that any of the Group’s indebtedness allows payment of PIK Interest, the Group’s indebtedness will increase. In particular, the Proposed Notes Changes, if implemented, are likely to have the effect of increasing the Group’s overall indebtedness, as any interest that is capitalised in respect of the New High Yield Notes or the Amended Retail Notes (for example, because the oil price has not reached an average of US$65.00 per barrel during the period of six months ending one month prior to the interest payment date) will be added to the principal amount of the New High Yield Notes or Amended Retail Notes that ultimately must be repaid by the Group and interest will continue to accrue on the increased aggregate principal amount of the New High Yield Notes or Amended Retail Notes (as the case may be). If the price of oil remains at current depressed levels, the Group may not, in the longer term, generate sufficient cash flow to satisfy payment of principal on the New High Yield Notes and Amended Retail Notes when ultimately due (with the originally scheduled maturity date for each being 15 April 2022, assuming the Proposed Notes Changes are implemented) and to repay the principal on the Existing RCF when it falls due (with the final maturity date being 1 October 2021, assuming the Proposed RCF Amendments are implemented). Although the Directors expect that the Group will seek to refinance its significant indebtedness when it falls due, there can be no assurance that the Group will be able to do so on favourable terms or at all. In addition, if the Group’s credit standing were to deteriorate, it would be more difficult for the Group to obtain adequate refinancing and/or such refinancing might be more costly than the Group’s existing financing.

Further, if certain events occur, including breach of financial covenants, the Group’s borrowings (and any hedging arrangements entered into in respect of them) may be repayable prior to the date on which they are originally scheduled for repayment. If the Group is required to repay borrowings early or is unable to comply with its financial covenants, it may not have sufficient financial resources to do so and could be forced to sell assets when it would not otherwise choose to do so in order to make the payments. It could also be subject to pre-payment and other penalties which would further aggravate the situation. If the Group is not able to access sufficient financing when required, its creditors could also force the sale of an asset through foreclosure or through the Company being put into administration.

Any one, or a combination, of the foregoing events and factors could have a material adverse effect on the Group’s business, prospects, financial condition and results of operations and the Group’s ability to satisfy its debt obligations.

The Group is subject to restrictive debt covenants that may limit its ability to finance its future operations and capital needs and to pursue business opportunities and activities

Certain of the Group’s existing financing arrangements, including the Existing RCF and Notes, restrict, and should the Restructuring be completed successfully, the New High Yield Notes, the Amended Retail Notes and the Existing RCF as amended by the Proposed RCF Amendments will (individually or together) restrict, among other things, the Group’s ability to:

•                                incur additional debt and issue guarantees and preferred stock;

•                                make certain payments, including dividends and other distributions, with respect to outstanding share capital;

•                                repay or redeem subordinated debt or share capital;

•                                create or incur certain liens;

•                                in the case of the High Yield Notes and the New High Yield Notes, allow subsidiaries to pay dividends or make other payments to the Company and other subsidiaries;

•                                make certain acquisitions and investments or loans;

•                                sell, lease or transfer certain assets, including shares of any of the Company’s restricted subsidiaries, or incur expenditure on exploration and appraisal activities;

•                                in the case of the High Yield Notes, the New High Yield Notes and the Existing RCF as amended by the Proposed RCF amendments, guarantee certain types of the Group’s other indebtedness;

•                                expand into unrelated businesses;

•                                merge or consolidate with other entities; and

•                                enter into certain transactions with affiliates.

All these limitations are subject to significant exceptions and qualifications. The Group’s compliance with these and other covenants could reduce its flexibility in conducting its operations, particularly by:

•                                affecting the Group’s ability to react to changes in market conditions, whether by increasing its vulnerability in relation to unfavourable economic conditions or by preventing it from profiting from an improvement in those conditions;

•                                affecting the Group’s ability to pursue business opportunities and activities that may be in its interest;

•                                limiting the Group’s ability to obtain certain additional financing in order to meet the Group’s working capital requirements, make investments, or acquisitions or exploration and appraisal activities and carry out refinancings; and

•                                forcing the Group to dedicate a significant portion of its cash flows to payment of the sums due for such loans, thus reducing the Group’s ability to utilise its cash flows for other purposes.

In addition, the Group is subject to affirmative financial covenants contained in the Existing RCF, and will be subject to amended affirmative covenants if the Proposed RCF Amendments become effective including the requirement to maintain no more than a specified ratio of consolidated net financial indebtedness to EBITDA, no less than a specified ratio of consolidated EBITDA to finance charges and, in the Existing RCF (but not following the Proposed RCF Amendments becoming effective) the reserve and resource base value at or above the amount of utilisations outstanding together with interest, fees and other amounts accrued in relation thereto. See section 16.6 (Description of certain financing arrangements) of appendix 16 (Additional information) to this Explanatory Statement. The Group’s ability to meet financial ratios and other tests can be affected by events beyond its control. A breach of any of those covenants, ratios, tests or restrictions could result in an event of default under the Existing RCF and, should any or all utilisations under the Existing RCF be accelerated, the New High Yield Notes and the Amended Retail Notes. Upon the occurrence of any event of default under the Existing RCF, subject to applicable cure periods and other limitations on acceleration or enforcement, the relevant creditors could cancel the availability of the facilities and elect to declare all amounts outstanding, together with accrued interest, immediately due and payable. Furthermore, the Existing RCF prohibits the Group from withdrawing funds from bank accounts that consist of amounts that the Group has received in connection with certain assets or any disposal of such assets or of any subsidiary that holds, whether directly or indirectly, any such asset.

In addition, any default under the Existing RCF, the New High Yield Notes or the Amended Retail Notes could lead to an event of default and acceleration under other of the Group’s indebtedness that contain cross-default or cross-acceleration provisions, including the Tanjong Baram Facility. Please see the last two paragraphs of Risk Factor “If the Scheme and the Restructuring do not proceed, the Group’s financial position will be materially adversely affected and there is a significant risk that a marketing process could be commenced for the sale of the Group on an accelerated basis (which may involve the appointment of administrators to the Company), following completion of which the Company would be likely to be placed into insolvency liquidation” above and section 8 (Consequences of a failure to implement the Restructuring) of Part 1 (Background and Rationale to the Restructuring) of this Explanatory Statement for further detail on the likely consequences in this situation

Risks relating to the oil and gas industry

Volatility and further decreases in oil prices could materially adversely affect the Group’s business, prospects, financial condition and results of operations

The Group’s business, prospects, financial condition and results of operations depend substantially upon oil prices, which may be adversely impacted by unfavourable global, regional and national macroeconomic conditions. Oil prices declined significantly beginning in the second half of 2014 and, although they have stabilised somewhat, remain volatile and significantly below the levels that prevailed in 2013 and the first half of 2014. There can be no assurance that oil prices will not remain at currently suppressed levels or decrease further. Oil is a commodity for which prices are determined based on world demand, supply and other factors, all of which are beyond the Group’s control. Historically, prices for oil have fluctuated widely for many reasons, including:

•                                global and regional supply and demand, and expectations regarding future supply and demand, for oil products;

•                                decrease in demand with weak macro-economic growth;

•                                increased production due to new extraction developments and improved extraction and production methods;

•                                geopolitical uncertainty;

•                                the threat of terrorism from which some producing areas suffer periodically;

•                                weather conditions, natural disasters and environmental incidents;

•                                access to pipeline systems, storage platforms, shipping vessels and other means of transporting and storing oil;

•                                prices and availability of and competition from alternative fuels and energy sources;

•                                prices and availability of new technologies;

•                                the ability of the members of OPEC, and other oil producing nations, to set and maintain specified levels of production and prices;

•                                political, economic and military developments in oil producing regions generally;

•                                governmental regulations and actions, including the imposition of export restrictions and taxes and environmental requirements and restrictions; and

•                                market uncertainty and speculative activities by those who buy and sell oil on the world markets.

Oil prices are continually subject to volatility as a result of market uncertainties over the supply and demand of this commodity due to the current state of the world’s economies, actions of OPEC and on-going global credit and liquidity concerns.

Historically, crude oil prices have been highly volatile and subject to large fluctuations in response to relatively minor changes in the demand for oil. During 2015, prices for ICE Brent crude oil decreased from a daily peak of US$67.77 per barrel in May 2015 to a daily low of US$36.11 per barrel in December 2015. The monthly average price for Brent crude oil in 2015 was US$52 per barrel, a decrease of 47.5 per cent. from the monthly average price of US$99 per barrel in 2014. Price volatility was even more prominent in other recent years: in 2014 the daily maximum and minimum Brent prices were approximately US$115.06 per barrel and US$57.33 per barrel while in 2013 they were approximately US$118.90 per barrel and US$97.69 per barrel. The Company can provide no assurance as to the level of oil prices that will be achievable in the future.

The Group’s revenues, operating results, profitability, future rate of growth and the carrying value of its oil properties depend heavily on the prices the Group receives for oil sales. Oil prices also affect the Group’s cash flows available for capital investments and other items, including the amount and value of the Group’s oil reserves. In addition, the Group may face property impairments if prices fall significantly. No assurance can be given that oil prices will remain at levels which enable the Group to do business profitably or at levels that make it economically viable to produce from certain wells and any material decline in oil prices could result in a reduction of the Group’s net production volumes and revenue, a decrease in the Group’s reserves and a decrease in the valuation of the Group’s exploration, appraisal, development and production properties.

The decrease in oil prices that commenced in the second half of 2014 impacted the Group’s revenue and other financial results considerably in 2014 and 2015. The Group has engaged in a degree of hedging to mitigate against fluctuations in oil prices, with realised gains from commodity derivatives contracts offsetting the decline in the Group’s revenue by US$261.2 million in 2015. During the six months ended 30 June 2016, the Group entered into a “chooser option” in respect of the first half of 2017: the counterparty can choose to sell £47.5 million to the Company at an exchange rate of US$1.4:£1.0 or purchase 1,320,000 barrels of oil at US$58 per barrel. Based on current oil prices and exchange rates, the Group expects the counterparty would currently choose to exchange currency and the chooser option has therefore been presented with other foreign currency contracts. Since 30 June 2016, the Group entered hedging arrangements over 1 millions of barrels of 2017 production (83 kbbls per month) at a fixed price of US$51.50 per barrel. The Group has also sold 500,000 bbls per month for the first half of 2017 (3 millions of barrels total) at a fixed price of US$49 per barrel and has bought a call (nil cost) for the same notional quantity, with a strike price of US$57.25. Should the price rise above US$57.25 per barrel, the Group will receive the difference to offset the loss it would make on the US$49 per barrel swaps. In addition, the Group has hedged 500,000 bbls for the first half of 2017 at US$54.50 per barrel. There can be no assurance that the Group’s existing hedging arrangements will be effective or sufficient, or that the Group will be able to effectively hedge further declines in oil prices in the future. If prices for the oil the Group produces fall further or remain at suppressed levels, this could materially adversely affect the Group’s business, prospects, financial condition and results of operations.

The levels of the Group’s 2P reserves and contingent resources, their quality and production volumes may be lower than estimated or expected

The 2P reserves and contingent resources set forth in this Explanatory Statement represent estimates only and are based on the Group’s internal assessments as audited by GCA. The standards utilised to prepare the 2P reserves and contingent resources information set forth in this Explanatory Statement are in accordance with resource definitions jointly set out by the Society of Petroleum Engineers, the World Petroleum Council, the American Association of Petroleum Geologists and the Society of Petroleum Evaluation Engineers in March 2007 in the “Petroleum

Resources Management System”, which may be different from the standards of reporting adopted in the United States and other jurisdictions. Investors, therefore, should not assume that the data found in the reserves and resources information set forth in this Explanatory Statement is directly comparable to similar information that has been prepared in accordance with the reserve and resource reporting standards of other jurisdictions.

In general, estimates of economically recoverable oil reserves are based on a number of factors and assumptions made as of the date on which the reserves estimates were determined, all of which may vary considerably from actual results. Underground accumulations of hydrocarbons cannot be measured in an exact manner and estimates thereof are a subjective process aimed at understanding the statistical probabilities of recovery. The variables and assumptions upon which estimates of economically recoverable oil reserves depend, include, among others, the following:

•                                production history from the properties compared with production from other comparable producing areas;

•                                quality and quantity of available data;

•                                interpretation of the available geological and geophysical data;

•                                geological and engineering estimates (which have inherent uncertainties);

•                                effects of regulations adopted by governmental agencies;

•                                future percentages of international sales;

•                                future oil and other commodity prices;

•                                capital investments;

•                                effectiveness of the applied technologies and equipment;

•                                future operating costs, tax on the extraction of commercial minerals, development costs and workover and remedial costs; and

•                                the judgement of the persons preparing the estimates.

As all reserve estimates are subjective, each of the following items may differ materially from those assumed in estimating reserves:

•                                the quantities and qualities of oil reserves that are ultimately recovered;

•                                the timing of the recovery of oil reserves;

•                                the production and operating costs incurred;

•                                the amount and timing of additional exploration and future development expenditures; and

•                                future hydrocarbon sales prices.

Many of the factors in respect of which assumptions are made when estimating reserves are beyond the Group’s control and therefore these estimates may prove to be incorrect over time. Evaluations of reserves necessarily involve multiple uncertainties. The accuracy of any reserves or resources evaluation depends on the quality of available information and oil engineering and geological interpretation. Exploration drilling, interpretation, testing and production after the date of the estimates may require substantial upward or downward revisions in the Group’s reserves or resources data. Moreover, different reserve engineers may make different estimates of reserves and cash flows based on the same available data. Actual production, revenues and expenditures with respect to reserves and resources will vary from estimates and the variations may be material. Therefore, potential investors should not place undue reliance on reserves or resources data contained herein or on any specific field, reservoir, fluid or production profile or reserve estimate.

The uncertainties in relation to the estimation of reserves summarised above also exist with respect to the estimation of resources. The probability that 2C contingent resources will be economically recoverable is considerably lower than for 2P reserves. Volumes and values associated with contingent resources should be considered highly speculative.

If the assumptions upon which the estimates of the Group’s oil reserves and resources have been based prove to be incorrect or if the actual reserves or recoverable resources available to the Group are otherwise less than the current estimates or of lesser quality than expected, the Group may be unable to recover and produce the estimated levels or quality of oil set out in this Explanatory Statement and this may materially adversely affect the Group’s business, prospects, financial condition and results of operations.

The Group faces drilling, exploration and production risks and hazards that may affect the Group’s ability to produce oil at expected levels, quality and costs and that may result in additional liabilities to the Group

The Group’s oil exploration and production operations are subject to numerous risks common to the Group’s industry, including premature decline of reservoirs, invasion of water into producing formations, encountering unexpected formations or pressures, low permeability of reservoirs, contamination of oil and gas, blowouts, oil and other chemical spills, explosions, fires, equipment damage or failure, natural disasters, geological uncertainties, unusual or unexpected rock formations and abnormal geological pressures, uncontrollable flows of oil, gas or well fluids, adverse weather conditions, shortages of skilled labour, pollution and other environmental risks.

As all of the Group’s production is offshore, its facilities are also subject to hazards inherent in marine operations, such as capsizing, sinking, grounding, vessel collision and damage from natural catastrophes, severe storms or other severe weather conditions. The offshore drilling the Group conducts could involve increased risks due to risks inherent in the nature of drilling in complicated and harsh environments and complex geological formations including blowouts, encountering formations with abnormal pressure and oil spills. In particular, the Group’s hub-based model requires that substantially all the Group’s production is produced through offshore facilities, so any technical failure or accident involving these facilities could have a material negative impact on the Group’s production from multiple fields and its resulting cash flow therefrom. Such technical failure or accident may also result in unplanned expenditure, in particular where remediation may be dependent on suitable weather conditions offshore.

If any of these events occur, environmental damage, including biodiversity loss or habitat destruction, injury to persons and other species and organisms, loss of life, failure to produce oil in commercial quantities or an inability to fully produce discovered reserves could result. These events could also cause substantial damage to the Group’s property and the Group’s reputation and put at risk some or all of the Group’s interests in licences, which enable it to explore and produce, and could result in fines or penalties, criminal sanctions against the Group and its management and other governmental and third-party claims. Consequent production delays and declines from normal field operating conditions and other adverse actions taken by host governments and third parties may result in revenue and cash flow levels being adversely affected. Moreover, should any of these risks materialise, the Group could incur legal defence costs, remedial costs and substantial losses, including those due to injury or loss of life, human health risks, severe damage to or destruction of property, natural resources and equipment, environmental damage, unplanned production outages, clean-up responsibilities, regulatory investigations and penalties, increased public interest in the Group’s operational performance and suspension of operations. Similar hazards and impacts from third-party operations also could result in increased regulatory costs and operational restrictions impacting the Group’s operations.

The Group faces significant uncertainty as to the success of any drilling appraisal, exploration and development activities

The Group’s success depends in part on its bringing both re-developments and new developments of oil fields to production on budget and on schedule. Oil development activities are capital intensive and subject to financing limitations and successful outcomes cannot be assured. For example, first oil at Alma/Galia was pushed back from an initial target of the second half of 2014 to the fourth quarter of 2015 primarily due to delays on the EnQuest Producer FPSO. The Group undertakes development activities, which may be subjected to unexpected problems and delays, and incurs significant costs, which can differ significantly from estimates, with no guarantee that such expenditure will result in the recovery of oil in sufficient quantities to justify the Group’s investments. The Group may be required to curtail, delay or cancel any development operations because of a variety of factors, including unexpected drilling conditions, pressure or irregularities in geological formations, equipment failures or accidents, breaches of security, title problems, adverse weather conditions, compliance with governmental requirements and shortages or delays in the availability of drilling rigs and the delivery of equipment. Any such curtailment, delay or cancellation could delay or prevent production, which reduces cash flows and can lead to impairment charges.

In addition, the Group’s exploration activities may not be successful. Although historically the Group has undertaken lower-risk exploration activities in the neighbouring regions to the Group’s existing producing assets and development projects (or to other producing oil fields) to take advantage of existing infrastructure, the Group may still incur unexpected costs that differ significantly from estimates. Further, appraisal results for discoveries are uncertain. Appraisal and development activities involving the drilling of wells across a field may be unpredictable and may not result in the outcome planned, targeted or predicted, as only by extensive testing can the properties of an entire field be more fully understood. The Group may also be required to curtail, delay or cancel any drilling operations because of a variety of factors, including unexpected drilling conditions, pressure or irregularities in geological formations, equipment failures or accidents, breaches of security, adverse weather conditions, compliance with governmental requirements and shortages or delays in the availability of drilling rigs and the delivery of equipment.

Even if the Group’s development operations lead to wells that are productive, these wells may not produce sufficient net revenues to return a profit after drilling, operating and other costs. Completion of the Group’s development plans does not assure a profit on the investment or recovery of drilling, completion and operating costs and drilling hazards and environmental damage can further increase the cost of operations to be recovered. In addition, various field operating conditions may also adversely affect production from successful wells including delays in obtaining governmental approvals, permits, licences, authorisations or consents, shut-ins of connected wells, insufficient storage or transportation capacity or other geological and mechanical conditions.

If the Group is unable to replace the 2P reserves that it produces, the Group’s reserves and revenues will decline

The Group’s future success depends on its ability to develop or acquire additional 2P reserves that are economically recoverable, which depends in part on oil prices. While well supervision and effective maintenance operations can contribute to sustaining production rates over time, production delays and declines from normal field operating conditions cannot be eliminated and the Group targets maturing fields that typically have fewer reserves than could be expected in new discoveries. Although the Group’s current assets have a reserve life of 18 years, in the longer term without continued successful exploration, development and acquisition activities, the Group’s reserves and revenues will decline over time as a result of the Group’s current reserves being depleted by production.

As the Group’s strategy depends in part on acquiring relatively mature assets, the Group frequently holds assets with declining production that, prior to the Group’s ownership, have not been drilled, developed or maintained for significant periods of time. The Group seeks to use improved recovery methods to increase the production of oil at these fields, including the injection of water into formations to provide pressure support and sweep oil towards production wells and the injection of gas into production wells to facilitate lifting of oil and water. If the Group’s recovery methods do not allow for the extraction of oil in the manner or to the extent that it anticipates, its future results of operations and financial condition could be materially adversely affected.

Future increases in the Group’s reserves will depend not only on its ability to appraise, develop and explore the Group’s existing assets but also on the Group’s ability to select and acquire suitable additional assets either through awards at licensing rounds or through acquisitions. The Group may seek to increase its 2P reserves and contingent resources through acquisitions. Although the Group continues to evaluate further acquisition opportunities, it has not entered into any binding or non-binding agreements, memoranda of understanding or other commitments in respect of any such opportunities, and there can be no assurances that the Group will be successful in identifying and completing further acquisitions. Successful acquisitions require an assessment of a number of factors, including estimates of recoverable reserves and resources, exploration potential, future oil prices, operating costs and potential environmental and other liabilities. Such assessments are imprecise and cannot be made with a high degree of accuracy. While the Group routinely performs due diligence reviews of all potential acquisition targets, such reviews will not reveal all existing or potential problems or liabilities. In addition, the Group’s review may not permit it to become sufficiently familiar with the assets or properties to fully assess their deficiencies and capabilities.

Any failure by the Group to successfully replace reserves, whether through further exploring and developing its existing assets or through the award or acquisition of additional assets, could materially adversely affect the Group’s business, prospects, financial condition and results of operations.

The Group carries out business in a highly competitive industry

The oil industry is highly competitive, including in the Group’s key jurisdictions of operation, the UKCS and Malaysia. The key areas in respect of which the Group faces competition include:

•                                engagement of third-party service providers whose capacity to provide key services may be limited;

•                                purchasing, leasing, hiring, chartering or other procuring of equipment that may be scarce;

•                                acquisition of existing hydrocarbon assets;

•                                acquisition of exploration and production licences, or interests in such licences, at auctions or sales run by governmental authorities;

•                                ability to sell assets;

•                                access to key skilled personnel;

•                                differentiating technologies; and

•                                access to bank lending capacity.

Competition in the Group’s markets is intense and depends, among other things, on the number of competitors in the market, their financial power, their degree of geological, geophysical, engineering and management expertise, their degree of vertical integration, pricing policies, their ability to develop properties on time and on budget, their ability to select, acquire and develop reserves and their ability to foster and maintain relationships with host governments of the countries in which they have assets. The Group’s competitors include entities with greater technical, physical and financial resources. When looking at acquisition opportunities, the Group also competes with major national and state-owned enterprises, which typically possess significant financial resources and are able to offer attractive and favourable prices to sellers. Larger and better capitalised competitors may be in a position to outbid the Group for particular licences and acquisition opportunities.

The effects of operating in a competitive industry may include higher than anticipated prices for the acquisition of licences or assets, the hiring by competitors of key management or other personnel, competitors being able to secure rigs for drilling operations preferentially to the Group and restrictions on the availability of equipment or services.

Larger and better capitalised competitors may also be better able to withstand sustained periods of suppressed oil prices. They may also be more successful in diversifying and reducing risk and may be able to absorb the burden of any changes in law and regulations more easily than the Group, which would adversely affect the Group’s competitive position. In addition, many of the Group’s competitors have been operating for a much longer time and have demonstrated the ability to operate through industry cycles.

If the Group is unsuccessful in competing against other companies, its business, prospects, financial condition and results of operations could be materially adversely affected.

The results of the United Kingdom’s referendum on withdrawal from the EU may have a negative effect on global economic conditions, financial markets and the Group’s business

A majority of the Group’s producing assets are located in the UKCS, within the territory of the UK. On 23 June 2016, a majority of voters in the UK voted in favour of the UK withdrawing from the EU in a national referendum. The referendum was advisory, and the UK’s actual withdrawal from the EU depends upon the government of the UK triggering Article 50 of the Lisbon Treaty (“Article 50”). The terms of any withdrawal would then be subject to a negotiation period that could last two years or more after the government of the UK formally initiates a withdrawal process. Therefore, the timing and manner of the UK’s exit from the EU (if such exit proceeds) remain uncertain. Nevertheless, the referendum has created significant uncertainty about the future relationship between the UK and the EU, including with respect to the laws and regulations that will apply as the UK determines which EU-derived laws to replace or replicate in the event of a withdrawal. This may significantly affect the fiscal, monetary and regulatory landscape in the UK. The result of the referendum has also had significant political implications in the UK, with Prime Minister David Cameron resigning and a new prime minister, Theresa May, being appointed on 13 July 2016. On 2 October 2016, Prime Minister may announced that her government would trigger Article 50 by the end of March 2017. The referendum has also given rise to calls for the governments of other EU member states to consider withdrawal. These developments have had and may continue to have an effect on UK, European and global market conditions and the stability of global financial markets, and it is possible that they may reduce global market liquidity and restrict the ability of key market participants to operate in certain financial markets. These developments may make it more difficult for the Group to access capital, and it is possible that they could also result in reduced economic activity, which could give rise to a reduction in the demand for oil and a downward pressure on oil prices. If such events come to pass, this could have a material adverse effect on the Group’s business, prospects, financial condition and results of operations.

Additionally, since the result of the referendum held on 23 June 2016, there has been some speculation that a second referendum could be held in Scotland to decide whether it should remain part of the UK or become independent. To date, no such referendum has been called. However, should such a referendum be called in the future and result in Scotland leaving the UK, this would give rise to further risks for the Group’s business as a majority of the Group’s producing assets are located in the UKCS, which might be considered the territorial waters of any future Scottish state. Should Scotland become an independent state in the future, there may be changes in laws, rules and regulations that could result in increased costs for the Group, changes in its operating standards which adversely affect the Group’s production and costs, increased taxes or other negative consequences.

Climate change abatement legislation or protests against fossil fuel extraction may have a material adverse effect on the Group’s industry

Continued political attention to issues concerning climate change, the role of human activity in it and potential mitigation through regulation could have a material impact on the Group’s business. International agreements, national and regional legislation, and regulatory measures to limit greenhouse emissions are currently in various stages of discussion or implementation. Like other oil companies, given that the Group’s operations involve, and the Group’s products are associated with, emissions of greenhouse gases, these and other greenhouse gas emissions-related laws, policies and regulations may result in substantial capital, compliance, operating and maintenance costs. The level of expenditure required to comply with these laws and regulations is difficult to accurately predict and will vary depending on, among other things, the laws enacted by particular countries. As such, climate change legislation and regulatory initiatives restricting emissions of greenhouse gases may materially adversely affect the Group’s operations and increase its cost structure. Such legislation or regulatory initiatives could also have a material adverse effect by diminishing the demand for oil, increasing the Group’s cost structure or causing disruption to the Group’s operations by regulators. In addition, the Group may be subject to activism from groups campaigning against fossil fuel extraction, which could affect its reputation, disrupt the Group’s operations or development programmes or otherwise negatively impact the Group’s business.

For example, as a company incorporated in England and Wales, the Group is currently subject to EU climate change abatement legislation. Due to the requirements of the EU’s Emissions Trading Scheme (the “EU ETS”), the governments of member states, including the UK, have put forward national plans that set carbon dioxide emission reduction requirements for various industrial activities, including offshore oil exploration and production facilities incorporating combustion plants (including flaring) with aggregate thermal ratings of greater than 20 megawatts (thermal input).

Under the currently applicable EU ETS, EU member states allocate emissions allowances to installations within the scheme. Therefore, if the Group’s verified emissions are less than its prescribed allocation, then the Group may sell its excess allocations by means of a market auction. However, if the Group’s verified emissions from an installation exceed its allocated allowances, then the Group will have to purchase extra allowances to cover those excess emissions from the market.

During Phase II EU ETS (which ran from 2008 to 2012, coinciding with the applicable time period of the Kyoto Protocol to the United Nations Framework Convention on Climate Change), the majority of allowances for emissions were allocated to individual installations free of charge based on forecast emissions. However, under the current Phase III of EU ETS (which runs from 2013 to 2020), an increasing level of an installation’s allowances will have to be purchased at market auctions. Furthermore, the number of allowances available to installations will decrease and allocations will be managed centrally by the EU Commission rather than by EU member states. The costs of emissions allowances to which the Group may be subject are built into the life-of-field cost forecasts for the Group’s assets.

Although a majority of voters in the UK voted in favour of the UK leaving the EU in the referendum held on 23 June 2016, the timing and manner of the UK’s exit from the EU (if such exit proceeds), as well as the implications for EU legislation currently applicable in the UK, including the climate change abatement legislation, remain uncertain. Pending its exit from the EU, the UK remains party to the EU ETS. Further, as the UK will still be subject to various commitments in respect of climate change, including the Kyoto protocol, following its exit from the EU, it may put in place a replacement emissions trading scheme once it is no longer party to the EU ETS in order to help it meet such commitments. It is currently unknown what the terms and requirements of any such replacement emissions trading scheme would be and whether it would be linked to the EU ETS. It is possible that the terms and requirements of any such replacement emissions trading scheme could be more onerous than those of the EU ETS. The EU ETS, as well as any applicable replacement trading scheme following the UK’s exit from the EU, may change considerably if a successor to the Kyoto Protocol is agreed. Additional requirements may also be enacted in the jurisdictions in which the Group operates in the future.

In addition, the Group’s operations in Malaysia are subject to Malaysia’s environmental laws and regulations, such as the Environmental Quality Act 1974, which prohibits industrial activities which cause pollution without obtaining a valid licence, and the Occupational Health and Safety Act 1974. The level of expenditure required to comply with such laws and regulations, including to obtain any licence, permit or approval required under such laws and regulations, is difficult to accurately predict and may result in substantial capital, and operating costs. Any amendments to current laws, regulations, licences, permits or approvals could also have a material adverse effect on the Group’s operations and increase its cost structure.

The Group may not be able to keep pace with technological developments in its industry

The oil industry is characterised by rapid and significant technological advancements and introductions of new products and services using new technologies. As others use or develop new technologies, the Group may be placed at a competitive disadvantage or may be forced by competitive pressures to implement those new technologies at substantial costs. In addition, other oil companies may have greater financial, technical and personnel resources that allow them to enjoy technological advantages, which may in the future allow them to implement new technologies before the Group can. The Group may not be able to respond to these competitive pressures or implement new technologies on a timely basis or at an acceptable cost. If one or more of the technologies the Group uses now or in the future were to become obsolete, the Group’s business, prospects, financial condition and results of operations could be materially adversely affected. In addition, any new technology that the Group implements may have unanticipated or unforeseen adverse consequences, either to the Group’s business or the industry as a whole.

Risks relating to the Group’s business

All of the Group’s production comes from a small number of offshore assets in the UKCS and Malaysia, making it vulnerable to risks associated with having significant production in two countries and regions and only a small number of assets

The Group’s six offshore assets in the UKCS and two offshore assets in Malaysia accounted for 75.2 per cent. and 24.8 per cent. of its production in the year ended 31 December 2015, respectively. From 1 January 2015 to 31 December 2015, the Group’s net average daily production was 36,567 boepd of which 27,505 boepd were produced from its assets in the UKCS and 9,062 boepd were produced from its assets in Malaysia. As this demonstrates, the Group’s operations are limited to a small number of geographic areas and, in particular, the UKCS. The Group is, therefore, exposed disproportionately to the impact of regional supply and demand factors, delays or interruptions of production from wells in these areas caused by processing or transportation capacity constraints, governmental regulation, political changes, availability of equipment, facilities, personnel or services, infrastructure disruptions, natural disasters, weather events or interruption of the processing or transportation of oil. The UKCS and Malaysia are prone to difficult weather conditions that can in some cases prevent the Group from shipping supplies, personnel and fuel to the Group’s facilities, each of which can cause production shut downs or slowdowns. Unusually difficult weather conditions may lead to a heightened risk of floating facilities detaching from their moorings and difficulties in supplying these facilities with fuel and the Company cannot assure you that its floating facilities will not be affected in the future. Adverse changes in weather and natural hazards, including the occurrence of monsoon seasons, typhoons and tsunamis in Malaysia, may cause damage to the Group’s vessels resulting in delays or suspension in the Group’s operations. If mechanical problems, storms or other events curtail a substantial portion of the Group’s production in the UKCS or cause damage to any of the Group’s facilities, the Group’s results of operations and financial condition could be adversely affected.

Mechanical problems, accidents, oil leaks or other events at any of the Group’s installations, FPSOs or the related pipeline systems or subsea infrastructure or third-party-operated infrastructure on which the Group relies, may cause a widespread, unexpected production shut down of the Group’s operations in the UKCS. The Group’s hub-focused model means that it leverages its infrastructure to service multiple fields, which magnifies the impact of any unexpected shut downs at its infrastructure. Most of the Group’s producing assets in the UKCS are connected via pipeline systems or subsea tieback so that the Group exports oil from multiple fields to shore. For instance, oil produced at the Broom field is transported to the Heather platform via a subsea tie-back and oil from the Don fields is exported through the Thistle Alpha platform at the Thistle oil field. Any unplanned production shut down of the Group’s facilities could have a material adverse effect on the Group’s business, prospects, financial condition and results of operations if the shutdown impairs the Group’s ability to export oil from connected fields.

Due to the concentration of the Group’s assets in two regions, a number of its assets could experience any of the same conditions at the same time, resulting in a relatively greater impact on the Group’s results of operations than they might have on other companies that have a more diversified portfolio of producing assets and wider geographic exposure. Such conditions could have a material adverse effect on the Group’s business, prospects, financial condition and results of operations. See also “The Group’s business is subject to licensing and other regulatory requirements, which are subject to change, in the countries in which it operates, and it is subject to the risks of licences or other agreements being withheld, suspended, revoked or terminated and of the Group’s failing to comply with relevant licences, agreements or other regulatory requirements”.

Much of the Group’s future growth depends on successful development of Kraken and the Group’s production at Alma/Galia

The Group expects that a significant proportion of its future production will be from its largest development asset, Kraken, and from production at Alma/Galia. Alma/Galia achieved first oil on 27 October 2015 and Kraken is scheduled to achieve first oil in the first half of 2017. Future production at Kraken and/or Alma/Galia may not be substantially in line with the Group’s projections. Any decrease in production volumes or reserve estimates would adversely affect the Group’s results of operation and financial condition. Moreover, the Group has made significant capital expenditures with regard to the development of Kraken. The gross full cycle capital expenditure for the Kraken development is currently estimated to be approximately US$2.5 billion. The Group’s capital expenditures may not guarantee the successful production of oil in line with its projections. The Company also cannot guarantee that unexpected conditions, such as unexpected drilling conditions, equipment failures or accidents, adverse weather, breaches of security and the unavailability of drilling rigs, among others, will not delay or curtail future production. See “Risks relating to the oil and gas industry—The Group faces significant uncertainty as to the success of any drilling appraisal, exploration and development activities”.

The Group relies on third-party infrastructure such as the Sullom Voe Terminal and the Terengganu Crude Oil Terminal that it does not control and is subject to tariff charges that it does not control

A significant proportion of the Group’s current production in the UKCS passes through some third party owned and controlled infrastructure. In particular, a substantial majority of the Group’s UKCS production is sold after processing through the Sullom Voe Terminal (“SVT”), an oil terminal located in the Shetland Islands that receives oil from the Brent and Ninian pipeline systems. SVT was the terminal through which the Group shipped 2015 production for all of its UKCS producing assets with the exception of Alba, Alma/ Galia and GKA. If SVT (or any infrastructure connecting to the terminal) experiences mechanical problems, an explosion, adverse weather conditions, a terrorist attack or any other event that causes an interruption in operations or a shutdown, the Group’s ability to transport its oil could be severely affected. Any decrease in the Group’s ability to transport its oil through SVT or other key infrastructure could have a material adverse effect on the Group’s business, prospects, financial condition and results of operations.

Production from PM8/Seligi is transported via the Tapis pipeline (operated by ExxonMobil) to the Terengganu Crude Oil Terminal for processing and sale. If the Terengganu Crude Oil Terminal (or any infrastructure connecting to the terminal) experiences mechanical problems, an explosion, adverse weather conditions, a terrorist attack or any other event that causes an interruption in operations or a shutdown, the Group’s ability to transport its oil could be severely affected. Any decrease in the Group’s ability to transport its oil through Terengganu Crude Oil Terminal or other key infrastructure could have a material adverse effect on the Group’s business, prospects, financial condition and results of operations.

Additionally, the Group’s use of third-party infrastructure in general and SVT in particular is subject to tariff charges. These charges can be substantial and the per barrel charge is not subject to the Group’s direct control. SVT tariff costs increased from approximately US$4.4 per barrel in 2011 to US$8.9 per barrel in 2014, with a large part of the increase taking effect in 2013, when the tariff rate was US$10.9 per barrel. Since 2013, unit costs at SVT have been reduced substantially. While the Company continues to work with the SVT operator to reduce gross cost levels, there can be no assurances tariffs will not increase.

A significant proportion of the Group’s equipment has substantial prior use and any unplanned failures or outages could harm the Group’s operations

As the Group’s strategy depends in part on acquiring relatively mature assets, the Group frequently holds assets which utilise equipment that has had substantial prior use. In addition, many of the assets, prior to the Group’s ownership, had not been drilled, developed or maintained for significant periods of time and in some cases the equipment at such assets had been subject to lengthy periods out of commercial operation. Such equipment can be subject to higher levels of wear and tear, can be subject to a greater risk of failure and outage, can give rise to higher maintenance costs and may need to be replaced more quickly than newer assets There are inherent risks involved with the operation of this equipment, and any unexpected failures or outages leading to additional expenses could have a negative impact on the Group’s production in both UKCS and Malaysia. In addition, part of the Group’s business strategy is to re-use, retrofit or refurbish producing assets where possible to maximise the efficiency of its operations while avoiding significant expenses associated with purchasing new equipment. The Company cannot guarantee that such re-use, retrofitting or refurbishment will be commercially feasible to undertake in the future and the Company cannot assure you that it will not face unexpected costs during the re-use, retrofitting or refurbishment process. The Company cannot assure you that it will not be subject to such unexpected costs in the future and such costs could negatively impact the Group’s results of operation and financial condition.

A significant proportion of third-party infrastructure upon which the Group’s operations rely is old, and if it lacks proper maintenance and repair it could harm the Group’s operations in the UKCS

A significant proportion of the Group’s current production in the UKCS relies on some third-party owned and controlled infrastructure that is old. The Brent and Ninian pipeline systems, for instance, were first constructed in the 1970s. The Group relies on the Brent pipeline system for the transport of produced oil at Thistle/Deveron and Dons and the Ninian pipeline system for the transport of produced oil at Thistle/Deveron. As the Brent and Ninian pipeline systems have been extensively used, they require frequent maintenance and repair to maintain efficiency. The pipeline systems may also need to be shut down to stop oil and gas leaks. For example, in January 2013, the Brent pipeline was shut down for three days because of a leak at a pumping station. If the owners or operators of these pipeline systems, as well as of other, old third-party infrastructure upon which the Group’s operations rely, fail to adequately maintain their integrity, the Group may not be able to efficiently transport oil to onshore terminals for sale. A reduction or potential stoppage in the transport of the Group’s oil or the efficiency of its operations could have a material adverse effect on the Group’s business, prospects, financial condition and results of operations.

The Group’s business is subject to licensing and other regulatory requirements, which are subject to change, in the countries in which it operates, and it is subject to the risks of licences or other agreements being withheld, suspended, revoked or terminated and of the Group’s failing to comply with relevant licences, agreements or other regulatory requirements

The Group’s current operations are, and its future operations will be, subject to licences, approvals, authorisations, consents and permits from governmental authorities for exploration, development, construction, operation, production, marketing, pricing, transportation and storage of oil, taxation and environmental and health and safety matters. Relevant legislation provides that fines may be imposed and a licence may be suspended or terminated if a licence holder, or party to a related agreement, fails to comply with its obligations under such licence or agreement, or fails to make timely payments of levies and taxes for the licensed activity, provide the required geological information or meet other reporting requirements. It may from time to time be difficult to ascertain whether the Group has complied with obligations under licences as the extent of such obligations may be unclear or ambiguous and regulatory authorities may not be forthcoming with confirmatory statements that work obligations have been fulfilled, which can lead to further operational uncertainty. In addition, the Group and its commercial partners, as applicable, have obligations to develop the fields in accordance with specific requirements under certain licences and related agreements, field development plans, laws and regulations. If the Group or its commercial partners were to fail to satisfy such obligations with respect to a specific field, the licence or related agreements for that field might be suspended, revoked or terminated.

With regard to the Group’s operations in the UKCS, UK authorities are typically authorised to, and do from time to time, inspect to verify compliance by the Group or the Group’s commercial partners, as applicable, with relevant laws and the licences or the agreements pursuant to which the Group conducts its business. The views of the relevant government agencies regarding the development of the fields that the Group or its commercial partners operate or the compliance with the terms of the licences pursuant to which the Group conducts such operations may not coincide with the Group’s views, which might lead to disagreements that may not be resolved.

With regard to the Group’s operations in Malaysia, upstream petroleum activities in Malaysia are primarily regulated by PETRONAS, which derives its powers from the Petroleum Development Act 1974 and the Petroleum Regulations 1974. Pursuant to the terms of the PM8/Seligi PSC and the Tanjong Baram SFRSC, PETRONAS regulates the petroleum operations through its approval of well locations, area and field development plans, production operations, annual work programmes and budget, and procurement of goods and services above a certain monetary threshold. PETRONAS’ approval is also required for the disclosure of any data from the PM8/Seligi PSC and/or the Tanjong Baram SFRSC contract areas, for any public announcement or for the sale or assignment of any of the interest in the PM8/Seligi PSC and/or the Tanjong Baram SFRSC. The PM8/Seligi PSC, the Tanjong Baram SFRSC and the PETRONAS Procedures and Guidelines for Upstream Activities contain strict provisions relating to procurement of goods and services. The Petroleum Regulations 1974 of Malaysia stipulates that all goods and services for upstream petroleum operations in Malaysia can only be supplied by companies which are licensed by PETRONAS. Non-compliance with the guidelines or procurement of goods and/or services from non-licensed companies would bar the relevant PSC contractor from recovering their costs under a PSC or the relevant RSC contractor from reimbursement of costs under a RSC. All PSC and RSC accounts are subject to annual audits by PETRONAS.

The Group’s rights to exploit many of the Group’s oil and gas assets are limited in time. There can be no assurance that such rights can be extended or that new rights can be obtained to replace any rights that expire. A portion of the licences pursuant to which the Group conducts operations are solely exploration licences, and as such the assets which are the subject of such licences are not currently producing, and may never produce commercial quantities of oil. Rather, these licences have a limited life before the Group is obliged to seek to convert the licence to a production licence, extend the licence or relinquish the licence area. If hydrocarbons are discovered during the exploration licence term, the Group or its commercial partners, as applicable, may be required to apply for a production licence before commencing production. If the Group or its commercial partners, as applicable, comply with the terms of the relevant licence, the Group would normally expect that a production licence would be issued; however, no assurance can be given that any necessary production licences will be granted by the relevant authorities.

Each of the exploration and production licences or related agreements pursuant to which the Group conducts operations have incorporated detailed work programmes which are required to be fulfilled, normally within a specified timeframe. These may include seismic surveys to be performed, wells to be drilled, production to be attained, limits to production levels and construction matters. Material non-compliance with these work programmes within the required timeframes, or failure to successfully negotiate extensions to the time permitted to carry out these work programmes, could result in the premature termination, suspension or withdrawal of licences and the Group’s losing the associated resource potential therein. It may also restrict the ability to obtain new licences in the relevant jurisdictions.

The suspension, revocation, withdrawal or termination of any of the licences or related agreements pursuant to which the Group conducts business, as well as any delays in the continuous development of or production at the Group’s fields caused by the issues detailed above, or by similar issues caused by a third-party incident (such as a significant spill), could materially adversely affect the Group’s business, prospects, financial condition and results of operations. In addition, failure to comply with the obligations under the licences or agreements pursuant to which the Group conducts business, whether inadvertent or otherwise, may lead to fines, penalties, restrictions, withdrawal of licences and termination of related agreements, which could materially adversely affect the Group’s business, prospects, financial condition and results of operations.

Moreover, the Group is subject to extensive government laws and regulations governing prices, taxes, royalties, allowable production, waste disposal, pollution control and similar environmental laws, the export of oil and many other aspects of the oil and gas business. These laws and regulations are subject to change as the political and regulatory landscape evolves, and any amendments to or reforms of the laws and regulations to which the Group is subject could make compliance with them more challenging, onerous or expensive. The actions of present or future governments in the countries in which the Group does business or of governments of other countries in which the Group may acquire assets in the future may materially adversely affect the Group’s business, prospects, financial condition and results of operations.

The Group’s oil exploration and production operations are principally subject to the laws and regulations of the UK and Malaysia, including those relating to health and safety and the production, pricing and marketing of oil. The grant, continuity and renewal of the necessary approvals, permits, licences and contracts, including the timing of obtaining such licences and the terms on which they are granted, are subject to the discretion of the relevant governmental and local authorities in the UK and Malaysia.

In addition, the laws and regulations applicable to the Group’s UKCS operations are potentially subject to change as a result of the vote in favour of the UK leaving the EU in the referendum held on 23 June 2016. The timing and manner of the UK’s exit from the EU, as well as the implications for laws and regulations regarding licensing and other matters applicable to oil and gas companies, remain uncertain.

If the Group is unable to obtain, maintain or comply with necessary licences or comply with other applicable regulatory requirements, or if any of the licensing or other regulatory requirements to which the Group’s business is subject are amended in a way that makes compliance with them more difficult or expensive, this could have a material adverse effect on the Group’s business, prospects, financial condition and results of operations.

There are risks inherent in the Group’s acquisitions of exploration, development and production properties

The Group has historically undertaken a number of acquisitions of oil and gas assets (and of companies holding such assets) as part its strategy in maintaining and growing the Group’s reserves. The Directors may consider further acquisition opportunities in maturing hydrocarbon basins both inside and outside of the UKCS, in respect of assets that fit within the Group’s overall strategy. Although the Group continues to evaluate further acquisition opportunities, it has not entered into any binding or non-binding agreements, memoranda of understanding or other commitments in respect of any such opportunities, and there can be no assurances that the Group will be successful in identifying and completing further acquisitions. Prior to entering into an agreement to acquire an oil and gas asset (or companies holding such assets), the Group performs due diligence on the proposed acquisition. However, reviews of properties prior to acquisitions in the oil industry are inherently incomplete, even if consistent with market practice. Even an in-depth review of all properties and records may not reveal existing or potential problems, nor will it always permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Physical inspections may not be performed on every well and other infrastructure, and structural or environmental problems are not necessarily observable even when an inspection is undertaken. There can be no assurance that the due diligence carried out by the Group or by third parties on its behalf in connection with any acquisition will reveal all of the risks associated with that asset, or the full extent of such risks. To the extent that the Group or third parties acting on the Group’s behalf underestimate or fail to identify risks and liabilities associated with an acquisition or overestimate the value of an acquisition to the Group’s business, it may be subject to one or more of the following risks:

•                                environmental, structural or operational defects or liabilities requiring remediation or decommissioning;

•                                an inability to obtain (or secure the transfer of) or maintain licences or other relevant agreements enabling the Group to use or develop the asset as intended;

•                                defects in title;

•                                the asset containing less oil reserves than anticipated or not being commercially viable to develop; and

•                                acquiring assets that are not consistent with the Group’s strategy or that fail to perform in accordance with the Group’s expectations.

The Group may be required to assume pre-closing liabilities with respect to an acquisition, including known and unknown environmental and decommissioning liabilities, and may acquire interests in properties on an “as is” basis without recourse to the seller of such interest.

If the Group’s acquisitions, whether acquired historically or in the future, fail to perform as expected, or give rise to significant unforeseen costs or liabilities, this could have a material adverse effect on its business, prospects, financial condition and results of operations.

If the Group fails to integrate acquisitions successfully, its financial condition and future performance could be adversely affected

Historically, the Group has acquired interests in additional assets on a regular basis. Although, in the current low oil price environment, it is not the Group’s intention to purchase assets that would affect cash flows negatively, the Directors will continue to consider acquisition opportunities that fit within the Group’s overall strategy. Although the Group continues to evaluate further acquisition opportunities, it has not entered into any binding or non-binding agreements, memoranda of understanding or other commitments in respect of any such opportunities, and there can be no assurances that the Group will be successful in identifying and completing further acquisitions. Integrating operations, technology, systems, management, personnel and pre or post-completion costs for future acquisitions may prove more difficult or expensive than anticipated, thereby rendering the value of any company or assets acquired less than the amount paid. The integration of acquired businesses requires significant time and effort on the part of the Group’s management. Integration of new businesses can be difficult and disrupt the Group’s own business because its operational and business culture may differ from the cultures of the businesses it acquires, unpopular cost-cutting measures may be required, internal controls may be more difficult to maintain and control over cash flows and expenditures may be difficult to establish. The Group could experience difficulties in successfully integrating future acquisitions, which could materially adversely affect its business, prospects, financial condition and results of operations.

The Group conducts most of its operations with commercial partners which may increase the risk of delays, additional costs and the suspension or termination of the licences or the agreements that govern the Group’s assets

The Group has entered into business ventures with commercial partners in respect of most of the Group’s assets. While the Group is typically the operator of the Group’s assets, the Group requires cooperation from its commercial partners in obtaining approval of field development plans and in funding the development of and production from an asset. The relevant operating agreement typically provides that the project partner(s) must be consulted or that they must provide their consent in relation to significant matters. In an industry where there is often a lack of collaboration and overzealous legal and commercial behaviour between operators, there are often increased costs and delays that lead to the poorer recovery of oil as a result of such behaviour. There is also a risk that a commercial partner with interests in the Group’s properties may elect not to participate in certain activities relating to those properties that require that party’s consent (including decisions relating to drilling programmes, including the number, identity and sequencing of wells, appraisal and development decisions and decisions relating to production). In these circumstances, it may not be possible for such activities to be undertaken by the Group alone or in conjunction with other commercial partners at the desired time or at all or, to the extent permitted, such activities may need to be undertaken with the Group bearing a greater proportion of the risks and costs involved.

Where the Group is not the operator of an asset (currently the case with respect to one of the Group’s assets, Alba), the Group is dependent on a commercial partner (in the case of Alba, Chevron) acting as operator. The Group is thus not be able to direct or control operations, the timing and performance of activities or the costs thereof as it often would if it were the operator. The terms of the Group’s operating agreement generally impose standards and requirements in relation to the operatorship of the oil field. However, there can be no assurance that the operator will observe such standards or requirements.

For other producing assets, some of the Group’s partners retain voting rights that are greater than their equity interests in those assets. For instance, Britoil Limited, the Group’s partner at Thistle, retains a 1 per cent. working interest but also retains a 50 per cent. voting interest with respect to decommissioning-related decisions. The Group’s partner at Thistle may not vote in accordance with or uphold the standards or requirements of the agreements that apply to operations at Thistle or vote in accordance with the Group’s own objectives.

The Group’s exit strategy in relation to any particular oil interest may also be subject to the prior approval of its commercial partners. The terms of operating agreements often require commercial partners to approve of an incoming participant to the business venture or provide the Group’s commercial partners with pre-emption rights with respect to the transfer of the Group’s interest, either of which could affect the Group’s ability to sell or transfer an interest.

The Group may suffer unexpected costs or other losses if a commercial partner does not meet obligations under agreements governing the Group’s relationship. For example, other commercial partners who have invested in the Group’s properties may default in their obligations to fund capital or other funding obligations in relation to such properties. In such circumstances, the Group may be required under the terms of the relevant operating agreement to contribute all or part of any such funding shortfall, regardless of the percentage interests that it agreed with such commercial partner under such arrangements. Additionally, the Group may be required to increase its ownership stake and fundraising commitments in respect of assets to the extent its commercial partners exit their investment sooner than anticipated. For example, in respect of Kraken, as a result of the Group’s partner First Oil plc going into administration, the Group was obliged to take up an additional 10.5 per cent. interest in Kraken in February 2016, which at the time increased the proportion of the development costs on Kraken that the Group was required to bear. The Group may also be subject to claims by its commercial partners regarding potential non-compliance with the Group’s obligations. It is also possible that the Group’s interests, on the one hand, and those of its commercial partners, on the other, may not be aligned, resulting in possible project delays, additional costs or disagreements.

Failure by the Group’s commercial partners to comply with obligations under relevant licences or the agreements pursuant to which it operates may lead to fines, penalties, restrictions and withdrawal of licences or the agreements under which it operates. If any of the Group’s commercial partners becomes insolvent or otherwise unable to pay debts as they come due, licences or agreements awarded to them may revert to the relevant governmental authority who will then reallocate the licence. Although the Group anticipates that the relevant governmental authority may permit it to continue operations at a field during a reallocation process, there can be no assurances that the Group will be able to continue operations pursuant to these reclaimed licences or that any transition related to the reallocation of a licence would not materially disrupt the Group’s operations or development and production schedule. The occurrence of any of the situations described above could materially adversely affect the Group’s business, prospects, financial condition and results of operations.

Failure by the Group, its contractors or its offtakers to obtain access to necessary equipment, services and transportation systems could materially adversely affect its business, prospects, financial condition and results of operations

The Group relies on oil field suppliers and contractors to provide materials and services in conducting its exploration and production activities. Any competitive pressures on the oil field suppliers and contractors, or substantial increases in the worldwide prices of commodities, such as steel, could result in a material increase of costs for the materials and services required to conduct the Group’s business. Such equipment, personnel and services can be scarce and may not be readily available at the times and places required. Future cost increases could have a material adverse effect on the Group’s operating income, cash flows and borrowing capacity and may require a reduction in the carrying value of the Group’s properties, the Group’s planned level of spending for exploration and development and the level of the Group’s reserves. Prices for the materials and services that the Group depends upon to conduct its business may not be sustained at levels that enable it to operate profitably. In certain cases, the Group may extend or provide financing to such parties in connection with the equipment or services they provide, sell or lease to it.

Oil development and exploration activities are dependent upon the availability of drilling rigs and related third-party equipment. High demand for equipment such as drilling rigs or access restrictions may affect the availability and cost of, and the Group’s access to, such equipment and may delay the Group’s development and exploration activities. Additionally, the wage rates of qualified drilling rig crews generally rise in response to the increased number of active rigs in service and could increase sharply in the event of a shortage. Failure by the Group or its contractors to secure necessary equipment and services or a material increase in the costs of such equipment and services could materially adversely affect the Group’s business, prospects, financial condition and results of operations.

The availability of materials, services and equipment is also subject to changes in the oil and gas industry. In respect of the UKCS, there has been speculation that a number of oil and gas producers may accelerate the decommissioning of oil fields as a result of the decline in oil prices during and since 2014. As the number of actively producing oil fields in the UKCS declines, the number of suppliers of materials, services and equipment may decrease and such materials, services and equipment may become more scarce and expensive to procure.

Any future offtakers will rely upon the availability of storage tanks and transportation systems, such as pipeline systems and oil tankers, including such infrastructure systems that are owned and operated by third parties. The Group may be unable to access such infrastructure and systems that the Group uses currently or alternative infrastructure or systems, or may otherwise be subject to interruptions or delays in the availability of infrastructure which could result in disruptions to the Group’s projects thereby impacting its ability to deliver oil to commercial markets. See “A significant proportion of the Group’s equipment has substantial prior use and any unplanned failures or outages could harm the Group’s operations”.

The Group may face unanticipated increased or incremental costs in connection with decommissioning obligations

The Group is obliged under UK law to dismantle and remove equipment, to cap or seal wells and generally to remediate production sites. Although the Group typically aims to and has contracted for limited decommissioning liabilities, typically assuming responsibility for a portion of the costs relative to the Group’s working interest, it may retain additional potential liability to third parties under applicable regulations. Once the Group is required to submit a decommissioning plan, it will be jointly and severally liable for implementing that plan with former or current commercial partners. If the Group’s commercial partners default on their obligations, the Group will remain liable and its decommissioning liabilities could be magnified significantly through such default. Where the UK Secretary of State deems that a party with liability for a decommissioning programme is unlikely to be able to fulfil that liability, it is empowered to require the provision of appropriate financial security to cover those decommissioning costs.

In Malaysia, PETRONAS regulates decommissioning of oil and gas structures through PSCs and PETRONAS’ Guidelines for Decommissioning of Upstream Installations as part of its Procedure and Guidelines for Upstream Activities. The Group’s obligation under the PM8/Seligi PSC includes the decommissioning of all assets approved by PETRONAS under the PM8/Seligi PSC as well as an annual contribution of a decommissioning fund for the PM8/Seligi PSC assets. This obligation to decommission the assets ceases at the expiry of the PM8/Seligi PSC or when the assets are being used by other PSC operators for their petroleum operations or by PETRONAS. As at 12 October 2016, no asset under the PM8/Seligi PSC has been approved for decommissioning. Any decommissioning activity must be approved by PETRONAS before commencement and must be performed pursuant to a work programme and budget, which must include detailed decommissioning plans and itemised cost estimates, approved by PETRONAS. If the Group is required to undertake decommissioning works during the term of the PM8/Seligi PSC, the Group may request from PETRONAS an amount equal to the lower of the cumulative decommissioning fund paid by the Group and the actual cost of the decommissioning operations. Under the PM8/Seligi PSC, the Group is liable for any damages, costs, claims or expenses arising out of any decommissioning operations caused by its wilful misconduct or negligence. PETRONAS has the sole obligation to decommission any facilities under a RSC.

Under the law of the jurisdictions in which the Group operates, the UK included, the Group may be liable for up to 100 per cent. of decommissioning liabilities with respect to enhancements that it makes to assets after it acquires them. In connection with the sale or transfer of the Group’s assets, the Group may retain or be liable for decommissioning liabilities, even if it has not contractually agreed to accept these liabilities.

The Group’s financial statements for the year ended 31 December 2015 include a provision of US$506.8 million for decommissioning liabilities, based on internal and third-party estimates taking into account current legal and constructive requirements and current technology and price levels for the removal of facilities and plugging and abandoning of wells. These estimates include the application of an annual inflation rate of 2 per cent. and an annual discount rate of 3 per cent. The ultimate costs of decommissioning wells and sites are difficult to accurately predict and may depend on a number of factors. The Group’s decommissioning provisions may not be sufficient and it may be required to provide new or increased financial security to the UK government or to its counterparties. Any increase in estimated decommissioning liability or in the amount of financial security the Group is required to provide could materially adversely affect the Group’s business, prospects, financial condition and results of operations.

In addition, the oil and gas industry currently has limited experience in decommissioning petroleum infrastructure in the UKCS as few such structures have been removed in the region to date. The costs of decommissioning may exceed the value of the long-term provision set aside to cover such decommissioning costs. These costs may rise further as decommissioning activity in the oil and gas industry accelerates and competition for decommissioning equipment and services increases. The Group may have to draw on funds from other sources to fund such decommissioning costs.

It is also possible that the Group could incur decommissioning liabilities sooner than anticipated, if further declines in oil prices resulted in production from certain oil fields no longer being economically viable, although the Directors do not currently anticipate that the Group will have any material decommissioning costs in the short to medium term.

To the extent the Group’s costs in connection with decommissioning are higher than anticipated, this could have a material adverse effect on the Group’s business, prospects, financial condition and results of operations.

The Group’s commodity hedging activities may not be effective

The nature of the Group’s operations results in exposure to fluctuations in commodity prices. The Group’s policy is to have the flexibility to hedge oil prices up to a maximum of 75 per cent. of the next 12 months’ productions on a rolling annual basis, up to 60 per cent. in the following 12 month period and 50 per cent. in the subsequent 12 month period. The Group uses financial instruments and physical delivery contracts to hedge its exposure to these risks and may continue to do so in the future. As of 31 December 2015, the Group’s commodity hedging contracts included bought put options over 8 millions of barrels maturing throughout 2016 with an average strike price of US$68 per barrel, oil swap contracts to sell 2 millions of barrels at an average price of US$66.64 per barrel maturing throughout 2016 and net sold call options in respect of 2 millions of barrels maturing throughout 2016. In addition, during the six months ended 30 June 2016, the Group entered into a “chooser option” in respect of the first half of 2017: the counterparty can choose to sell £47.5 million to the Company at an exchange rate of US$1.4:£1.0 or purchase 1,320,000 barrels of oil at US$58 per barrel. Based on current oil prices and exchange rates, the Group expects the counterparty would currently choose to exchange currency and the chooser option has therefore been presented with other foreign currency contracts. Since 30 June 2016, the Group entered hedging arrangements over 1 millions of barrels of 2017 production (83 kbbls per month) at a fixed price of US$51.50 per barrel. The Group has also sold 500,000 bbls per month for the first half of 2017 (3 millions of barrels total) at a fixed price of US$49 per barrel and has bought a call (nil cost) for the same notional quantity, with a strike price of US$57.25 per barrel. Should the price rise above US$57.25 per barrel, the Group will receive the difference to offset the loss it would make on the US$49 per barrel swaps. In addition, the Group has hedged 500,000 bbls for the first half of 2017 at US$54.50 per barrel.

However, hedging could fail to protect the Group or could adversely affect the Group due to, among other reasons:

•                                the available hedging instruments failing to correspond directly with the risk for which protection is sought;

•                                the duration or nominal amount of the hedge failing to match the duration or amount of the related liability;

•                                the Group’s hedge counterparty defaulting on its obligation to pay the Group;

•                                the credit quality of the Group’s hedge counterparty being downgraded to such an extent that it impairs the ability of the relevant member of the Group to sell or assign its side of the hedging transaction; and

•                                the value of the derivatives used for hedging being adjusted from time to time in accordance with applicable accounting rules to reflect changes in fair value, and any downward adjustments reducing the Group’s net assets and profits.

In addition, hedging involves transaction costs. These costs may increase as the period covered by the hedging increases and during periods of volatility. In periods of extreme volatility, it may not be commercially viable to enter into hedging transactions due to the high costs involved, which may in turn increase the Group’s exposure to financial risks. The Company does not yet have hedging arrangements in place beyond 2017, and there can be no assurance that the Group will be able to enter into hedging contracts on suitable terms in the future.

If the Group experiences losses as a result of its hedging activities, or if it is unable to hedge its commodity price effectively in the future, this could have a material adverse effect on its business, prospects, financial condition and results of operations.

The Group depends on the board of directors, key members of management, independent experts and technical and operational service providers and on its ability to retain and hire such persons to effectively manage its business

The Group’s future operating results depend in significant part upon the continued contribution of the Board, key senior management and technical, financial and operations personnel. The loss of the services of any of these key personnel could have a material adverse effect on the Group’s business and prospects. Management of the Group’s business requires, among other things, stringent control of financial systems and operations, the continued development of its management control, the ability to attract and retain sufficient numbers of qualified management and other personnel, the continued training of such personnel and the presence of adequate supervision.

In addition, the expertise and relationships of the Board and key management are important to the conduct of its business. If the Group was to unexpectedly lose a member of its key management or fail to maintain one of the strategic relationships of its key management team, the Group’s business and results of operations could be materially adversely affected.

The Group uses independent contractors to provide the Group with certain technical assistance and services. In certain cases, the Group may exercise limited control over the activities and business practices of these providers and any inability on its part to maintain satisfactory commercial relationships with them or their failure to provide quality services could materially adversely affect the Group’s business, prospects, results of operations and financial condition.

Attracting and retaining appropriate skilled personnel will be fundamental to the execution of the Company’s strategy continued growth of the Group’s business. The Group requires skilled personnel in the areas of exploration and development, operations, engineering, business development, oil marketing, finance and accounting relating to the Group’s projects. The competition for qualified personnel in the oil and gas industry was, and may be in the future, intense. The Group may not successfully attract new personnel and retain existing personnel required to continue to operate its business effectively and to successfully execute and implement its business strategy; and any inability to do so could have a material adverse effect on its business, prospects, financial condition and results of operations.

The Group’s business reputation is important to its continued viability and any damage to such reputation could materially adversely affect its business

The Group’s reputation is important to its business for reasons including, but not limited to, finding commercial partners for business ventures, securing licences with governments, attracting contractors and employees and negotiating favourable terms with suppliers. In addition, as a publicly listed company, the Group may be subject to shareholder activism, which may have adverse consequences for its reputation and business.

Any damage to the Group’s reputation, whether arising from litigation, regulatory, supervisory or enforcement actions, matters affecting the Group’s financial reporting, alleged non-compliance with administrative agencies in the jurisdictions in which it does business or environmental or safety incidents, negative publicity, including from environmental activists, or the conduct of the Group’s business or otherwise, could materially adversely affect its business, prospects, financial condition and results of operations.

The Group does not insure against certain risks and its insurance coverage may not be adequate for covering losses arising from potential operational hazards and unforeseen interruptions

Oil and gas development and production operations are inherently risky and hazardous and involve environmental, technical and logistical difficulties. Losses resulting from the occurrence of any such risks could result in delays, or interruption (permanent or temporary) to production, cost overruns, substantial losses and/or exposure to substantial environmental and other liabilities. The Group believes that the extent of its insurance cover is reasonable based on the costs of cover, the risks associated with its business, availability of insurance and industry practice. However, insurance is subject to limitations on liability and, as a result, may not be sufficient to cover all of the Group’s losses. In addition, the risks and hazards associated with the Group’s operations may not in all circumstances be insurable or, in certain circumstances, the Group may elect not to obtain insurance to deal with certain events due to the high premiums associated with such insurance or for other reasons. Consistent with insurance coverage generally available to the industry, the Group’s insurance currently includes cover for damage to physical assets, operator’s extra expense (well control, seepage and pollution clean-up and re-drill costs) and third-party liabilities for the Group’s global exploration and production activities, in each case subject to excesses, exclusions and limitations. The Group does not carry business interruption insurance. There can be no assurance that the Group’s insurance will be adequate to cover any losses or exposure for liability, or that the Group will continue to be able to obtain insurance to cover such risks.

The Group is unable to give any guarantee that expenses relating to losses or liabilities will be fully covered by the proceeds of applicable insurance. Consequently, the Group may suffer material losses from uninsurable or uninsured risks or insufficient insurance coverage. The Group is also subject to the future risk of unavailability of insurance, increased premiums or excesses, and expanded exclusions.

The Group’s operations are subject to the risk of litigation

From time to time, the Group may be subject to litigation or arbitration arising out of the Group’s operations. Damages claimed under such proceedings may be material or may be indeterminate, and the outcome of such litigation or arbitration could materially adversely affect the Group’s business, results of operations and financial condition. While the Group assesses the merits of each lawsuit and defends accordingly, the Group may be required to incur significant expenses in defending against such litigation or arbitration and there can be no guarantee that a court or tribunal finds in its favour. The Group is currently engaged in a dispute with KUFPEC with respect to an alleged breach of warranty provided by the Group pursuant to the Alma/Galia Farm-in Agreement as well as a dispute relating to variation works with EMAS, one of its contractors for the Kraken development. For further details about these disputes, see section 13 (Legal and arbitration proceedings) of appendix 9 (Information about the Group) to this Explanatory Statement and section 17 (EnQuest Litigation) of appendix 16 (Additional information) to this Explanatory Statement.

The Group is subject to both transactional and translational foreign exchange risks, which might adversely affect its financial condition and results of operations

Substantially all of the Group’s revenues are in, and most of its working capital is in, US Dollars. However, the Group’s operations are entirely outside the United States and substantially all of the Group’s operating costs, including labour and employee costs, are typically incurred in local currencies other than US Dollars, in particular, Sterling and Malaysian ringgits. The Group also incurs capital expenditure costs in both Euro and NOK in connection with the Kraken development.

The Group’s transactional foreign currency risk arises primarily from sales or purchases in currencies other than its functional currency, the US Dollar. The Group converts funds to foreign currencies to meet its payment obligations in jurisdictions where the US Dollar is not an accepted currency as required. Additionally, a significant proportion of the Group’s debt is denominated in currencies other than the US Dollar. In particular, a portion of the Group’s borrowings under the Existing RCF are denominated in Sterling and Euro and the Retail Notes are denominated in Sterling. The Group’s outstanding debt requires the payment of interest in currencies other than US Dollars and will ultimately need to be repaid in currencies other than US Dollars. The Group’s translational foreign currency exposure arises from the translation of assets and liabilities denominated in currencies other than US Dollars into US Dollars in the Group’s financial statements and results.

Exchange rates between Sterling and US Dollars have fluctuated significantly in the past and may do so in the future. As of 12 October 2016, the exchange rate was £1.00/$1.22. Consequently, construction, exploration, development, administration and other costs may be lower in terms of US Dollars or other relevant currencies. However, if Sterling were to strengthen against US Dollars, these costs would increase.

The Group engages in certain currency hedging activities to hedge the risk of substantial fluctuations in the currency markets. The hedging policy agreed by the Board allows for up to 70 per cent. of non-US Dollar-denominated operating and capital expenditures to be hedged. The Group has entered into a number of foreign exchange currency forward contracts and structures products to hedge the Group’s foreign currency risk. The Group had foreign exchange hedge contracts in place totalling over £463.6 million, expiring throughout 2016 and with a negative net fair value of US$9.2 million at 31 December 2015. However, the Group’s hedging activities do not cover the entirety of the currency exchange risks that the Group faces, there can be no guarantee that these hedging activities will be effective.

The Group may be unable to dispose of assets on attractive terms and may be required to retain liabilities for certain matters

The Group regularly reviews its asset base to assess the market value versus holding value of existing assets, with a view to best managing its capital structure. For example, in 2015 the Group disposed of interests in Norway, Egypt and Tunisia and sold its exploration assets in Malaysia. The decision to dispose of an asset may be influenced by a variety of factors, including the Group’s overall development and production strategy, prioritisation of projects and the commercial viability of development or production (which is affected by factors such as the oil price and expected costs). However, there can be no guarantee that the Group will be able to dispose of assets at the times it wants to do so on attractive terms. The Group’s ability to dispose of non-strategic assets could be affected by various factors, including the availability of purchasers willing to purchase such assets at prices acceptable to the Group. Further, sellers typically retain certain liabilities or agree to indemnify buyers for certain matters and in order to divest certain assets the Group may provide an indemnity to a buyer. The magnitude of any such retained liability or indemnification obligation may be difficult to quantify at the time of the transaction and ultimately may be material. Also, as is typical in divestiture transactions, third parties may be unwilling to release the Group from guarantees or other credit support provided by the Group while the owner of the divested assets. As a result, after a sale, the Group may remain secondarily liable for the obligations guaranteed or supported to the extent that the buyer of the assets fails to perform these obligations. See “Risks relating to the Group’s business—The Group may face unanticipated increased or incremental costs in connection with decommissioning obligations”.

The Group could incur material costs to comply with, or as a result of liabilities under, health and safety and environmental regulations

The Group operates in an industry that is inherently hazardous and consequently subject to comprehensive health and safety and environmental regulation, including that governing discharges of pollutants to air and water, the management of produced water and wastes and the cleaning of contamination. Failure to adequately mitigate health and safety and environmental risks may result in loss of life, injury, or adverse impacts on health of employees, contractors and third parties or the environment. Such failure, whether inadvertent or otherwise, by the Group to comply with applicable legal or regulatory requirements may give rise to significant liabilities, reputational damage and/or the loss of or delays in obtaining necessary licences or other permits.

As a result, the Group could incur material costs, including clean-up costs, civil and criminal fines and sanctions and third-party claims for personal injury, wrongful death and natural resource and property damages, as a result of violations of the Group’s obligations under environmental, health and safety requirements.

Further, health, safety and environment laws and regulations may expose the Group to liability for the conduct of others and legal and regulatory changes that are applied retroactively may expose it to liability for acts that complied with all applicable health, safety and environment laws when they were performed.

The terms of licences or permissions necessary for the Group’s operations may include more stringent environmental and/or health and safety requirements over time. Since the Group’s operations have the potential to impact air and water quality, biodiversity and ecosystems, obtaining exploration, development or production licences and permits may become more difficult or may be delayed due to governmental, regional or local environmental consultation, scientific studies, approvals or other considerations or requirements.

The Group incurs, and expects to continue to incur, substantial capital and operating costs in an effort to comply with increasingly complex health and safety and environmental laws and regulations and to develop and implement robust health, safety, environment and assurance (“HSE&A”) systems to enable the Group to ensure compliance with all applicable requirements as the duty holder at many of the Group’s operated interests. The Group has taken over the duty holdership of many of the Group’s operated interests. This has increased the Group’s liability to the UK government with respect to its interests in the UKCS, and the failure to comply with current health, safety and environment laws and regulations may result in regulatory action, the imposition of fines or the payment of compensation to third parties which each could in turn have a material adverse effect on the Group’s business, prospects, financial condition and results of operations. Although the Group believes that the assumption of duty holdership mitigates some of the risk associated with the lack of direct control over these conditions when the responsibility for them lies with other entities, it may expose the Group to more direct liability for HSE&A conditions.

With regard to the Group’s operations in Malaysia, the PM8/Seligi PSC and the Tanjong Baram SFRSC requires the Group as contractor to conduct an initial assessment of the environment, health and safety risks involved in the execution of petroleum operations in the relevant contract area. Under the PM8/Seligi PSC and the Tanjong Baram SFRSC, the Group is also required to take appropriate measures to prevent any environment, health and safety incidents from occurring offshore and to minimise the consequences of such incidents in the event they do occur. The Group has to ensure that all its personnel are competent, fully trained, experienced, skilled and certified to carry out the tasks of operating all machinery, equipment and tools offshore, and that its personnel comply with PETRONAS’ environment, health and safety requirements and all safety manual policies and procedures. These requirements are subject to an annual audit by PETRONAS and, to the extent any gaps are identified, the Group will be required to ensure that all such gaps are addressed to PETRONAS’ satisfaction.

New laws and regulations, the imposition of tougher requirements in licences, increasingly strict enforcement of, or new interpretations of, existing laws, regulations and licences, or the discovery of previously unknown contamination may require further expenditures to, for example:

•                                modify operations;

•                                install pollution control equipment;

•                                perform site clean ups;

•                                curtail or cease certain operations; or

•                                pay fees or fines or make other payments for pollution, discharges or other breaches of environmental requirements.

Although the costs of the measures taken to comply with environmental regulations have not had a material adverse effect on the Group’s business, prospects, financial condition or results of operations to date, the costs of such measures and liabilities for any environmental damage caused by the Group’s operations in the future may increase, which could materially adversely affect the Group’s business, prospects, financial condition and results of operations. In addition, it is not possible to predict with certainty what future environmental regulations will be enacted or how current or future environmental regulations will be applied or enforced in the future. Environmental laws may result in a curtailment of production and/or a material increase in the cost of production, development or exploration activities.

The Group is also affected by international treaties on the environment to which the UK is a party such as the OSPAR Commission. Controls on the quantities of oil that can be discharged in process waters in the course of offshore operations have been implemented in the UK by the Offshore Petroleum Activities (Oil Pollution Prevention and Control) Regulations 2005 (the “OPPC”). The OPPC was amended by the Offshore Petroleum Activities (Oil Pollution Prevention and Control) (Amendment) Regulations 2011 which, among other things, extends the scope of the OPPC to apply to all emissions of oil from pipelines used for offshore oil and gas activities and for gas storage and unloading activities. The Group may incur material expenditure to comply with the OPPC if it is required to modify the Group’s operations, specifically with regard to the Kittiwake, Heather Alpha and Thistle Alpha platforms, the Northern Producer FPF and the EnQuest Producer FPSO.

The Offshore Combustion Installations (Pollution Prevention and Control) Regulations 2013 (the “PPC”) have been implemented in the UK and apply to the Heather Alpha and Thistle Alpha platforms, the Northern Producer FPF and EnQuest Producer FPSO. Permits under the PPC have been issued to the Group by the UK Department for Business, Energy and Industrial Strategy (formerly the Department of Energy and Climate Change). Applications for these PPC permits normally contain an energy efficiency survey. Energy efficiency surveys that the Group has conducted as part of the PPC application process have identified potential energy efficiency measures and other upgrades to the installations that may be implemented by the Group, which have been built into the assets’ life-of-field opportunity registers maintained by it, for future investment opportunities for improved performance. The PPC revoked the Offshore Combustion Installations (Prevention and Control of Pollution) Regulations 2001 and The Offshore Combustion Installations (Prevention and Control of Pollution) (Amendment) Regulations 2007. The costs associated with the PPC permit compliance and other measures to be undertaken are material for the Group.

Although a majority of voters in the UK voted in favour of the UK leaving the EU in the referendum held on 23 June 2016, pending the UK’s exit from the EU, as a company incorporated under the laws of England and Wales, the Group remains subject to the provisions of EU environment laws. The potential withdrawal from the EU by the UK may have an impact on the above mentioned regulations which apply to the Group. For example, although the OPPC does not specifically transpose EU legislation, its permit conditions are likely to reflect the requirements of EU law. The PPC partially transposes EU legislation through the Industrial Emissions Directive 2010 and the Environmental Impact Directive. Both sets of regulations may therefore be modified expressly and/or in the way they are applied when the Brexit process has been completed, although the substance and manner of implementation of these changes remains uncertain.

To the extent the Group incurs material costs to comply with, or as a result of liabilities, under HSE&A regulations, this could have a material adverse effect on the Group’s business, prospects, financial condition and results of operations.

The Group may be subject to work stoppages or other labour disturbances, and the Group’s employees and those employed by its contractors may become unionised

Work stoppages or other labour disturbances, such as industrial action, with the Group’s employees or those of the Group’s contractors, suppliers and customers, may occur in the future. Such disturbances could have a material adverse impact on the Group’s production and development activities in the periods during which they occur. In addition, the Group’s employees, and those employed by the Group’s contractors, may become members of or represented by labour unions. If this occurred, the Group or its contractors may not be able to negotiate acceptable collective bargaining agreements or future restructuring agreements or may become subject to material cost increases or additional work rules imposed by such agreements. The occurrence of any of the foregoing could materially adversely affect the Group’s business, prospects, financial condition and results of operations.

The Group’s website and internal systems may be subject to intentional and unintentional disruption, and its confidential information may be misappropriated, stolen or misused, which could adversely impact its reputation and future sales

The Group could be a target of cyber-attacks designed to penetrate its network security or the security of its internal systems, misappropriate proprietary information and/or cause interruptions to the Group’s services. Such attacks could include hackers obtaining access to the Group’s systems, the introduction of malicious computer code or denial of service attacks. If an actual or perceived breach of the Group’s network security occurs, it could adversely affect its business or reputation, and may expose it to the loss of information, litigation and possible liability. Such a security breach could also divert the efforts of the Group’s technical and management personnel. In addition, such a security breach could impair its ability to operate its business. If this happens, the Group’s reputation could be harmed, its revenues could decline and its business could suffer.

In addition, confidential information that the Group maintains may be subject to misappropriation, theft and deliberate or unintentional misuse by current or former employees, third-party contractors or other parties who have had access to such information. Any such misappropriation and/or misuse of the Group’s information could result in it, among other things, being in breach of certain data protection and related legislation. The Group expects that it will need to continue closely monitoring the accessibility and use of confidential information in its business, educate its employees and third-party contractors about the risks and consequences of any misuse of confidential information and, to the extent necessary, pursue legal or other remedies to enforce its policies and deter future misuse.

The Group does not register trademarks, service marks and trade names that it uses in conjunction with the operation of its business

The image and reputation of the Group constitutes a significant part of its business. The Group does not currently register trademarks, service marks and trade names that it uses in its business, including the “EnQuest” name and logo. In addition, the Group cannot assure you that third parties will not infringe on or misappropriate its rights or assert rights in, or ownership of, its trademarks and other intellectual property rights or in trademarks that are similar to trademarks that the Group uses. Litigation may be necessary to enforce the Group’s intellectual property rights or to defend it against claimed infringement of the rights of third parties. If the Group is unable to protect its intellectual property rights against infringement or misappropriation, or if others assert rights in or seek to invalidate its intellectual property rights, this could materially harm the Group’s future financial results and the Group’s ability to develop its business.

The Group’s tax liability is subject to estimation and the Group may be adversely affected by changes to tax legislation or its interpretation or increases in effective tax rates in the jurisdictions in which it does business

The Group is subject to corporate tax and production tax in the UK and oil sale tax in Malaysia. Fluctuations in these tax rates can have an impact on projects and make certain projects less economically viable. The Group’s tax rate, including its effective tax rate and VAT, may be affected by changes in tax laws or interpretations of tax laws in any jurisdiction in which the Group operates and in any financial year will reflect a variety of factors that may not be present in succeeding financial years. During periods of high profitability in the oil industry, there are often calls for increased or windfall taxes on oil revenue. Taxes have increased or been imposed in the past and may increase or be imposed again in the future. As a result, the Group’s tax rate may increase or tax allowances may be withdrawn or curtailed in future periods, which could have a material adverse effect on the Group’s financial results and, specifically, its net income, cash flow and earnings may decrease.

Tax regimes in certain jurisdictions can be subject to differing interpretations and tax rules in any jurisdiction are subject to legislative change and changes in administrative and regulatory interpretation. The interpretation by the Company’s relevant subsidiaries of applicable tax law as applied to their transactions and activities may not coincide with that of the relevant tax authorities. As a result, transactions may be challenged by tax authorities and any of the Group’s profits from activities in those jurisdictions in which the Group operates may be subject to additional tax or additional unexpected transactional taxes (e.g., stamp duty, VAT or capital gains tax), which, in each case, could result in significant legal proceedings and additional taxes, penalties and interest, any of which could have a material adverse effect on the Group’s business, prospects, financial condition and results of operations. In addition, taxing authorities could review and question the Group’s tax returns leading to additional taxes and penalties which could be material. For example, the Group has engaged in an exchange of correspondences with HMRC in respect of leasing arrangements for equipment entered into by it, having initially disclosed such arrangements pursuant to UK laws requiring that transactions meeting certain criteria be notified to HMRC. If additional taxes were assessed on the Group as a result of such arrangements, the Group’s cumulative tax loss position could be negatively affected and the Group could potentially become liable to pay cash tax at an earlier date than expected. In addition, interest and penalties could apply.

Additionally, the Group’s tax provision is subject to estimation. In the UK, the Group prepares its tax provision before it files its UK corporation tax and supplementary charge returns with HMRC and thus it must make estimates and judgements on factors in the tax provision process. Such estimates and judgements include those required in calculating the effective tax rate. In considering the tax on exceptional items, the Group applies the appropriate statutory tax rate to each exceptional item to calculate the relevant tax charge. The Group also makes judgements and assumptions regarding the likelihood of future taxable profits and the amount of deferred tax that can be recognised on unused tax losses where it is probable that future taxable profits will be available for utilisation. Although the Company does not expect to pay material UK cash corporation tax on operational activities within the ring fence for the foreseeable future, the Company cannot assure you that it will not be required to pay taxes under current or future laws.

The Group may not have good title to all its assets and licences

There can be no assurance that the Group has good title to all of its assets and the rights to explore for, develop and produce oil from the Group’s assets. Moreover, the Group’s predecessors from which it acquired its interests in the Group’s assets may not have had good title to those interests.

There may be disputes concerning the validity of the Group’s production and exploration licences in the UKCS and in other countries in the future. Changing regulatory and environmental conditions may create disputes with the BEIS in the UK or other oil companies with operations in the UKCS. Similarly, the same may occur with other regulatory bodies and oil companies in other countries where the Group has assets (currently Malaysia).

The Group’s international operations will require it to comply with various regulatory regimes and subject it to the challenges of running a business with global operations

The Group currently operates its business in the UK and in Malaysia. Accordingly, the Group is subject to political, economic and social factors affecting Malaysia, regional diplomatic developments affecting Malaysia and changes in Malaysian laws, regulations and policies implemented by the local government from time to time.

In addition, the Group’s Malaysian operations are potentially subject to some or all of the following risks of doing business internationally, among others:

•                                foreign laws and governmental regulation, including those governing tax, worker immigration and customs;

•                                expropriation, confiscatory taxation and nationalisation of the Group’s assets;

•                                unfavourable changes in foreign monetary and tax policies, and unfavourable and inconsistent interpretation and application of foreign tax laws; and

•                                foreign currency fluctuations and restrictions on currency repatriation.

The Group’s Malaysian operations are subject to the laws and regulations of Malaysia. If the existing body of laws and regulations in Malaysia are interpreted or applied, or relevant discretions exercised, in an inconsistent manner by the courts or applicable regulatory bodies, this could result in ambiguities, inconsistencies and anomalies in the enforcement of such laws and regulations, which in turn could hinder the Group’s long-term planning efforts and may create uncertainties in the Group’s operating environment. Additionally, the Group’s ability to compete in international markets may be adversely affected by governmental regulations or other policies that favour the awarding of contracts to contractors in which nationals of those countries have substantial ownership interests. The Group’s international operations may also face governmentally imposed restrictions or taxes from time to time on the transfer of funds to it.

Various national and local taxing authorities may also periodically examine the Group’s operations. Such examinations, including audits, may result in an assessment of additional taxes and other costs payable in relation to prior periods.

Any acts of terrorist activity, piracy, social and civil unrest, political upheaval and armed conflicts causing disruptions of oil and gas exports could materially adversely affect the Group’s business, prospects, financial condition and results of operations.

Certain emerging and developing market economies have been, and may continue to be, adversely affected by market downturns and economic slowdowns elsewhere in the world. As has happened in the past, financial problems outside countries with emerging or developing economies or an increase in the perceived risks associated with investing in such economies could discourage foreign investment in and adversely affect the economies of these countries (including countries in which the Group has assets).

Risks relating to an Investment in the New High Yield Notes or the Amended Retail Notes

Interest on the Notes may be paid in PIK interest

The Proposed Notes Changes would capitalise the Group’s cash interest expense under the New High Yield Notes and the Amended Retail Notes unless the oil price is equal to or above an average of US$65.00 per barrel for the six-month period ending one month prior to the interest payment date (and certain other conditions are met). As a result, this Cash Interest Payment Condition under the Notes is in part based on a market-driven criteria beyond the Group’s control and the Company cannot assure you that it will make cash interest payments on the New High Yield Notes or the Amended Retail Notes (as the case may be). In addition, if these conditions are not met, Noteholders will not receive interest on the relevant interest payment date in cash but instead additional notes of a principal amount equal to the interest amount due. The payment of PIK interest would also increase the amount of the Company’s indebtedness and may exacerbate the risks associated with its high level of indebtedness. Therefore, a Noteholder may be subject to greater risk of loss of interest if the Company is unable to repay all outstanding principal amount of Notes on the maturity date. In addition, since the issuance of PIK Notes increases the outstanding principal amount of the relevant series of Notes, the Company will incur additional future interest expense to the extent of such increase in outstanding principal amount, which, in turn, may materially and adversely affect the Company’s liquidity and financial condition. The Cash Interest Payment Condition in the New High Yield Notes and the Amended Retail Notes will cease to apply (and thereafter all payments of interest will be made in cash) upon the earlier of the repayment in full of the Existing RCF from cash generated from assets of the Group or the repayment or refinancing in full of the Existing RCF on terms that enable the disapplication of the Cash Interest Payment Condition and future interest on the New High Yield Notes and the Amended Retail Notes to be paid in cash, provided that the Issuer uses reasonable efforts to refinance the Senior Facility (as an alternative to repayment from cash generated from operations) on such terms. However, there can be no assurance that the Cash Interest Payment Condition will be met at some point in the future or at all.

The Company may extend the maturity of the Notes and the maturity of the Notes will automatically extend if the Company has not repaid or refinanced the Existing RCF by 15 October 2020.

The changes to the Notes would also allow the Company to extend, at any time, the scheduled maturity dates for the repayment of the Notes for one year to 15 April 2023 at its discretion and would automatically extend the maturity dates of the Notes for one and a half years to 15 October 2023 if the Company has not repaid or refinanced the Existing RCF by 15 October 2020. Whether the Company chooses to extend the maturity of the Notes and its ability to repay or refinance the Existing RCF will depend on a number of factors, some of which are beyond its control. This may result in uncertainty as to when the Notes will become due and when returns on investments in the Notes may be realized, which could adversely impact your investment in the Notes.

The New High Yield Notes and the Amended Retail Notes are subject to optional redemption by the Company

The optional redemption features of the New High Yield Notes and the Amended Retail Notes are likely to limit their market value. During any period when the Company may elect to redeem the New High Yield Notes or the Amended Retail Notes, the market value of those notes generally will not rise substantially above the price at which they can be redeemed. This also may be true prior to any redemption period.

If the Company redeems the New High Yield Notes or the Amended Retail Notes when its cost of borrowing is lower than the interest rate on the notes, an investor generally would not be able to reinvest the redemption proceeds at an effective interest rate as high as the interest rate on the notes being redeemed and may only be able to do so at a significantly lower rate. Potential investors should consider reinvestment risk in light of other investments available at that time.

Each of the Notes Guarantees will be subordinated to our existing and future senior debt

The Notes Guarantees will each be the senior subordinated obligations of the Guarantors and:

•                                subordinated in right of payment to all existing and future senior obligations of the respective Guarantor, including, where applicable, such Guarantor’s obligations under the Existing RCF Facility;

•                                pari passu in right of payment with all future senior subordinated obligations of that Guarantor;

•                                senior in right of payment to all future obligations of that Guarantor that are expressly contractually subordinated to that Guarantor’s Note Guarantee; and

•                                effectively subordinated to all existing and future secured obligations of that Guarantor (including under the Existing RCF Facility, where applicable), to the extent of the value of the property and assets securing such obligations, unless such assets also secure the Notes Guarantees on an equal and ratable or prior basis.

In addition, no Enforcement Action with respect to the Notes Guarantees (or any future guarantee of the Notes) may be taken unless (subject to certain limited exceptions): (i) any Enforcement Action has been taken with respect to a Guarantor in relation to our senior debt (provided that the

Trustee on its own behalf and on behalf of the holders of the Notes will be limited to taking the same action against that same Guarantor); (ii) certain insolvency, liquidation or other similar enforcement events with respect to a Guarantor have occurred and such actions are taken with respect to such Guarantor (subject to certain limited exceptions) or (iii) there is a continuing event of default under the Notes after a period of 179 days (or earlier in limited circumstances) from the date the agents with respect to our senior debt received written notice of such default.

Upon any distribution to the creditors of a Guarantor in a liquidation, administration, bankruptcy, moratorium of payments, dissolution or other winding-up of such Guarantor, the holders of senior debt of such Guarantor will be entitled to be paid in full before any payment may be made with respect to the Guarantor’s Note Guarantee. In addition, any amount available for distribution to the Noteholders after senior creditors of such Guarantor, including lenders under the Senior Facility, have been repaid in full would be shared on a pro rata basis with other creditors of such Guarantor who also benefit from a senior subordinated guarantee of such Guarantor. As a result, holders of the Notes may receive less than the holders of senior debt of the Guarantors and may not be able to recover their investment in full.

We may not be able to obtain the funds required to repurchase the New High Yield Notes upon a change of control

The New High Yield Notes Indenture will contain provisions relating to certain events constituting a “change of control” of the Company. Upon the occurrence of a change of control, we will be required to offer to repurchase all outstanding New High Yield Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional amounts, if any, to the date of repurchase. If a change of control were to occur, we cannot assure you that we would have sufficient funds available at such time to pay the purchase price of the outstanding New High Yield Notes or that the restrictions under our other then existing contractual obligations would allow us to make such required repurchases. A change of control may result in an event of default under, or acceleration of, our indebtedness. For example, lenders under the Senior Facility may require the repayment of their respective loans outstanding thereunder upon the occurrence of a change of control. The repurchase of the New High Yield Notes pursuant to such a change of control offer could also cause a default under our indebtedness, even if the change of control itself does not. The source of funds for any repurchase required will be available cash or cash generated from operating activities or other sources, including borrowings, sales of assets or sales of equity or funds provided by subsidiaries. The ability of the Company to receive cash from its subsidiaries to allow it to pay cash to the holders of the Notes following the occurrence of a change of control may be limited by our then existing debt instruments as well as applicable law. If we require third party financing to make an offer to repurchase the New High Yield Notes upon a change of control, we cannot assure you that we will be able to obtain such financing.

Any failure by the Company to offer to purchase the Notes upon a change of control would constitute a default under the New High Yield Notes Indenture, which would, in turn, trigger cross-defaults under the Amended Retail Notes and the Group’s other material indebtedness, including the Existing RCF and certain of the Group’s hedging arrangements. The change of control provision contained in the New High Yield Notes Indenture may not necessarily afford you protection in the event of certain important corporate events, including a reorganization, restructuring, merger, recapitalization or other similar transaction involving us that may adversely affect you, because such corporate events may not involve a shift in voting power or beneficial ownership or, even if they do, may not constitute a “change of control” as defined in the New High Yield Notes Indenture.

The definition of “change of control” in the New High Yield Notes Indenture will include a direct or indirect disposition of all or substantially all the assets of the Company and its restricted subsidiaries, taken as a whole, to any person. Although there is a limited body of case law interpreting the phrase “all or substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances, there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company and its restricted subsidiaries taken as a whole. As a result, it may be unclear as to whether a change of control has occurred and whether the Company is required to make an offer to repurchase the New High Yield Notes.

The market value of listed securities may fluctuate and may not reflect the underlying asset value of the Group

Prospective investors should be aware that the value of an investment in the Company may go down as well as up. The market value of the New High Yield Notes or the Amended Retail Notes could be subject to significant fluctuations and may not always reflect the underlying value of the Group. A number of factors outside the control of the Group may impact on its performance and the price of the New High Yield Notes or the Amended Retail Notes. Such factors include the operating and share price performance of other companies in the industry and markets in which the Group operates, speculation about the Group’s business in the press, media or investment community, market perceptions to changes affecting the Group’s operations or variations in the Group’s profit estimates, the publication of research reports by analysts and general market or economic conditions. The market price of the New High Yield Notes or the Amended Retail Notes may be adversely affected by any of the preceding or other factors regardless of the Group’s actual results of operations and financial condition. Moreover, the financial results and prospects of the Company may be below the expectations of market analysts and investors from time to time. Any of these events could result in a decline in the market price of the New High Yield Notes or the Amended Retail Notes.

There may not be an active trading market for the New High Yield Notes or the Amended Retail Notes, in which case your ability to sell the New High Yield Notes or the Amended Retail Notes (as the case may be) may be limited

The New High Yield Notes are new securities for which there is currently no market and any existing market in the Retail Notes may not continue or be as liquid. The Company cannot assure you as to:

•                                the liquidity of any market in the New High Yield Notes or the Amended Retail Notes;

•                                your ability to sell your New High Yield Notes or the Amended Retail Notes; or

•                                the prices at which you may be able to sell your New High Yield Notes or the Amended Retail Notes.

Future trading prices for the New High Yield Notes and the Amended Retail Notes will depend on many factors, including the liquidity of the market for the New High Yield Notes and the Amended Retail Notes, prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the Group’s own financial condition, performance and prospects, as well as third-party recommendations. Historically, the market for non-investment grade securities has from time to time been subject to disruptions that have caused substantial volatility in the prices of securities similar to the New High Yield Notes and the Amended Retail Notes. The liquidity of a trading market for the New High Yield Notes or the Amended Retail Notes (as the case may be) will depend on the number of holders of the New High Yield Notes or the Amended Retail Notes (as the case may be), and may be adversely affected by a general decline in the market for similar securities. In addition, the trading market for the New High Yield Notes or Amended Retail Notes may attract different investors and this may affect the extent to which the New High Yield Notes or the Amended Retail Notes may trade. The Company cannot assure you that an active trading market for the New High Yield Notes and the Amended Retail Notes will develop or, if one does develop, that it will be maintained, and any disruption in the trading market for the New High Yield Notes or the Amended Retail Notes (as the case may be) may have a negative effect on your investment regardless of the Group’s prospects and financial performance. If no active trading market develops, you may not be able to resell your New High Yield Notes or Amended Retail Notes at fair value, if at all.

Although an application has been made for the New High Yield Notes to be listed on the Official List of the Luxembourg Stock Exchange and to be admitted to trading on the Euro MTF Market, the Company cannot assure you that the New High Yield Notes will be or remain listed. Although no assurance is made as to the liquidity of the New High Yield Notes as a result of the admission to trading on the Euro MTF Market, failure to be approved for listing or the delisting of the New High Yield Notes (whether or not for an alternative admission to listing on another stock exchange), as applicable, from the Official List of the Luxembourg Stock Exchange may have a material effect on a holder’s ability to resell the New High Yield Notes in the secondary market.

The New High Yield Notes will be held in book-entry form through Euroclear and Clearstream, Luxembourg and ultimate beneficial owners of the New High Yield Notes will have to rely on the procedures of Euroclear and Clearstream, Luxembourg, instead of DTC

Pursuant to the Scheme, all High Yield Notes, which are currently held through book-entry interests through DTC, will be exchanged for New High Yield Notes, which will be held through book-entry interests through Euroclear and Clearstream, Luxembourg. Unlike holders of New High Yield Notes themselves, the ultimate beneficial owners of the book-entry interests in the New High Yield Notes will not have the direct right under the New High Yield Notes Indenture to act upon solicitations by the Company of consents or requests by the Company for waivers or other actions from holders of the New High Yield Notes. Instead, the ultimate beneficial owners of book-entry interests in the New High Yield Notes will be permitted to act only to the extent it has received appropriate proxies to do so from Euroclear and Clearstream, Luxembourg, and their respective participants. Ownership of interests in the Book-Entry Interests and transfers thereof will be subject to restrictions on transfer and certification requirements as set forth herein. In addition, transfers of book-entry Interests between participants in Euroclear or Participants in Clearstream, Luxembourg, will be effected by Euroclear or Clearstream, Luxembourg, pursuant to customary procedures and subject to the applicable rules and procedures established by Euroclear or Clearstream, Luxembourg, and their respective Participants.

There can be no assurance that procedures implemented for the granting of such proxies are or will be sufficient to enable the ultimate beneficial owners of book-entry interests in the New High Yield Notes to vote on any requested actions on a timely basis. Similarly, upon the occurrence of an event of default under the New High Yield Notes, the ultimate beneficial owners of book-entry interests in the New High Yield Notes are restricted to acting through Euroclear or Clearstream, Luxembourg, until the issuance of certificated notes is requested. The procedures to be implemented by Euroclear or Clearstream, Luxembourg, under such circumstances may not be adequate to ensure the timely exercise of remedies under the New High Yield Notes Indenture.

You may face currency exchange risks or adverse tax consequences by investing in the New High Yield Notes denominated in currencies other than your reference currency

The New High Yield Notes will be denominated and payable in US Dollars. If you are a Sterling, Euro or other non-US Dollar investor, an investment in the New High Yield Notes will entail currency exchange-related risks due to, among other factors, possible significant changes in the value of the US Dollar to Sterling, Euro or other relevant currencies because of economic, political or other factors over which the Group has no control. There may be tax consequences for you as a result of any foreign currency exchange gains or losses resulting from your investment in the High Yield Notes. You should consult your tax advisor concerning the tax consequences to you of acquiring, holding and disposing of the High Yield Notes.

The ability of overseas Noteholders to bring actions or enforce judgments against the Group or its directors or officers may be limited

The ability of an overseas Noteholders to bring an action against the Group may be limited under law. The Company is a public limited company incorporated in England and Wales. An overseas Noteholders may not be able to enforce a judgement against some or all of the Directors and/or Senior Managers. The majority of the Directors and Senior Managers are and will continue to be residents of the UK. Consequently, it may not be possible for an overseas Noteholders to effect service of process upon the Directors and/or the Senior Managers in any original action based solely on foreign securities laws brought against the Group or the Directors and/or the Senior Managers in a court of competent jurisdiction in England or other countries.

APPENDIX 9

Information about the Group

The following information should be read in conjunction with the information appearing elsewhere in, or incorporated by reference in, this Explanatory Statement, including the financial and other information in, or incorporated by reference into, appendix 11 (Operating and Financial Review) and appendix 12 (Financial statements) to this Explanatory Statement.

1.                                          Introduction

The Company is an oil and gas production and development company focused on turning opportunities into value by targeting maturing assets and undeveloped oil fields.

The Company was founded in 2010 through a combination of PEDL and certain assets of Lundin. The Company purchased PEDL and the UKCS assets of Lundin in exchange for shares. Following the Company’s initial public offering in April 2010, its shares are listed and trade on both the London Stock Exchange and the NASDAQ Stockholm.

2.                                          Business overview

The Company is the largest independent UK oil producer in the UK North Sea (as last measured for the twelve months ended 31 May 2016) and had interests in 29 UK production licences, 26 of which the Group operates, covering 41 blocks or part blocks in the UKCS as of 30 June 2016. In addition, the Group has interests in Malaysia through the PM8/Seligi PSC and the Tanjong Baram SFRSC. The Group’s average daily production on a working interest basis for the six months ended 30 June 2016 was 42,520 boepd. The Group’s average daily production on a working interest basis for the year ended 31 December 2015 was 36,567 boepd and its net 2P reserves were 203 Mmboe as of 31 December 2015. As a result of the increase in the Group’s interest in the Kraken development from 60 per cent. to 70.5 per cent., its net 2P reserves increased to 216 Mmboe as of 1 January 2016. In the six years since the Company’s inception, it has increased its net 2P reserves to 216 Mmboe as of 1 January 2016, representing a net 167 per cent. increase or a growth of 18 per cent. per annum, and converted the equivalent of 68 per cent. of its original 81 Mmboe reserves into produced oil. As of 31 December 2015, the Group’s assets had a reserve life of 18 years.

The Company’s strategic intention is to deliver sustainable growth by focusing on exploiting its existing reserves, commercialising and developing discoveries, pursuing selective acquisitions and converting contingent resources into reserves. In the current low oil price environment, the Company’s priorities are to deliver on execution, streamline operations and strengthen its balance sheet. The Group’s producing assets generated EBITDA of US$464.8 million during 2015. During the first half of 2016, the Group’s producing assets generated EBITDA of US$242.9 million, representing an increase of US$16.2 million, or 7.1 per cent., over the first half of 2015.

In 2015, as part of its investment prioritisation programme, the Group disposed of its interests in assets in Norway, Egypt and Tunisia and its exploration assets in Malaysia. The Group also relinquished its interests in a number of exploration licences in the UK.

Most of the Group’s existing assets are located in the UKCS in the North Sea. The Group’s currently producing operated assets in the UKCS include the Thistle/Deveron fields, the Heather/Broom fields, the Don fields, the GKA fields and the Alma/Galia fields. In addition, the Group has an interest in the non-operated Alba producing oil field. The Group also has two currently producing assets located in Malaysia, PM8/Seligi and Tanjong Baram.

The following table sets forth the Group’s working interests in its producing assets:

Asset	Field	Working interest
UKCS

Thistle/Deveron	Thistle	99%
	Deveron	99%
Dons	Don Southwest	60%
	Conrie	60%
	West Don	78.6%
	Ythan	60%
Heather/Broom	Heather	100%
	Broom	63%
GKA	Kittiwake	50%
	Grouse	50%
	Mallard	50%
	Gadwall	50%
	Goosander	50%
Alma/Galia	Alma	65%
	Galia	65%
Alba(1)	—	8%
Malaysia

PM8/Seligi	—	—
	PM8	50%
	Seligi	50%
Tanjong Baram	Tanjong Baram	70%

Notes:
(1) Non-operated

The following table sets forth the net daily average production on a working interest basis for each of the Group’s producing assets for the years ended 31 December 2013, 2014 and 2015 and the six month periods ended 30 June 2015 and 30 June 2016:

	Net daily average production (boepd)
	Year ended 31 December						Six months ended 30 June
Asset	2013		2014		2015		2015	2016
Thistle/Deveron	7,925		9,025		8,930		7,690	8,966
Dons	11,014		8,835		7,690		6,419	6,600
Heather/Broom	4,339		4,081		4,643		3,615	6,114
GKA	—		1,281	(1)	3,981		2,915	3,738
Alma/Galia	—		—		1,083	(2)	—	6,433
Alba	922	(3)	1,214		1,178		1,249	1,236
Total UKCS	24,200		24,436		27,505		21,888	33,087
PM8/Seligi	—		3,459	(4)	8,689		7,777	8,152
Tanjong Baram	—		—		373	(5)	—	1,281
Total Malaysia	—		3,459		9,062		7,777	9,433
Total	24,200		27,895		36,567		29,665	42,520

Notes:

(1)             Production since the completion of the acquisition on 1 March 2014, averaged over the twelve months to 31 December 2014.

(2)             Production since first oil on 27 October 2015, averaged over the twelve months to the end of 2015.

(3)             Production since the completion of the acquisition on 22 March 2013, averaged over the twelve months to the end of 2013.

(4)             Production since the completion of the acquisitions on 13 June 2014, averaged over the twelve months to 31 December 2014.

(5)             Production since first oil in June 2015, averaged over the twelve months to 31 December 2015.

The Group’s primary development asset is the Kraken development, in which it owns a 70.5 per cent. working interest. The Company is the operator of the Kraken development. It is the Group’s largest project to date and one of the largest projects in the UKCS in recent years. The Directors expect it to deliver first oil in the first half of 2017. The Company also owns a 50 per cent. working interest in, and is the operator of, the Scolty/Crathes development, which was the only offshore pure oil field approved by the Oil & Gas Authority in 2015. The Scolty/Crathes development comprises two wells tied back to the GKA hub. The Directors expect that the Scolty/Crathes fields will deliver first oil around the end of 2016.

3.                                          Strengths

The Directors believe that the UKCS represents a significant hydrocarbon basin, which continues to benefit from an extensive installed infrastructure base and skilled workforce. The Directors believe that the Group’s assets offer significant organic growth opportunities, driven by exploitation of current infrastructure on the UKCS and the development of low risk near field opportunities.

The Company has begun to successfully replicate its UKCS model by targeting previously underdeveloped assets in another maturing region, Malaysia, complementing the Group’s UKCS operations and utilising the Group’s substantial experience in the North Sea.

The Directors believe that the Group’s operational capabilities and experienced technical staff and management have allowed it to grow continuously since 2010 and that through further development in the UKCS and other geographic regions, the Company has substantial opportunities to continue to grow, while maintaining a focus on health and safety and the environmental impact of its operations.

Large diversified asset base with substantial reserves

The Directors believe the Group’s large diversified asset base provides substantial potential for growing its production through extending the field life of producing assets, realising the reserves and resources of development assets and integrating infrastructure. As of 1 January 2016, the Group had net 2P reserves of 216 Mmboe and net contingent resources of 146 Mmboe and the reserve life of its assets as at 31 December 2015 was 18 years. As of 30 June 2016, the Group had interests in 29 UK production licences, covering 41 blocks or part blocks and was the operator of 26 of these production licences.

The table below sets forth the changes in the Group’s net 2P reserves for the years ended 31 December 2013, 31 December 2014 and 31 December 2015 and at 1 January 2016.

(Mmboe)	2P reserves 1 January		Production(1)	Additions	2P reserves 31 December	Reserve life (years)
2013	129		(9)	75	195	22
2014	195		(10)	35	220	22
2015	220		(12)	(5)	203	18
2016	216	(2)	—	—	—	—

Notes:

(1)             Sales volume for the period.

(2)     Includes the acquisition of an additional 10.5 per cent. working interest in Kraken, which was economically effective as of 1 January 2016.

Production from the Group’s existing assets is diversified across six main hubs. During the first half of 2016, the Group’s production was primarily sourced from Thistle/Deveron (21 per cent.), PM8/Seligi (19 per cent.), Dons (16 per cent.), Heather/Broom (14 per cent.), Alma/Galia (15 per cent.) and GKA (9 per cent.). The production from Alma/Galia for the first half of 2015 is not representative, as first oil production only occurred on 27 October 2015 and during the first half of 2016 the asset was still in the process of building up to peak production. Post-first oil optimisation of production levels at Alma/Galia has continued in the second half of 2016, including two well interventions and acid treatments, following which, between 5 and 31 August 2016, gross Alma/Galia production averaged 18,785 boepd. The Directors expect to further diversify the Group’s production in 2016 and 2017, with first oil from Scolty/Crathes expected around the end of 2016 and first oil from Kraken expected in the first half of 2017.

High potential development assets

In addition to its current producing assets, the Group’s portfolio includes certain development assets. The Group’s most substantial development asset is Kraken, which is expected to achieve first oil in the first half of 2017. The field development plan for Kraken was approved by the DECC in 2013. According to the Group’s estimates, which are annually audited by independent reserve engineering firm, GCA, Kraken has a productive life of over 20 years. In addition, Scolty/Crathes is a significant development adjacent to the Group’s GKA assets, utilising existing GKA infrastructure to unlock profitable production. Production from the Scolty/Crathes fields is expected to commence around the end of 2016 and continue until 2025, which also extends the life of GKA to 2025.

In the second quarter of 2016, the Group undertook the drilling of the Eagle exploration well. Eagle was acquired along with the Group’s other interests in GKA in 2014. The Eagle exploration well was completed in the second quarter of 2016 and confirmed as a discovery. Preliminary analysis of the results indicated that a Fulmar oil bearing reservoir was encountered with a vertical thickness of 67 feet and excellent reservoir properties. Additionally no oil water contact was encountered, representing potential upside volumes on the flank of the structure. The encouraging results of the initial analysis lead the Company to anticipate gross total recoverable reserves to be of a similar order of magnitude to those in the nearby Gadwall producing oil field; it is estimated that total gross ultimate recovery from Gadwall will be approximately 6 MMstb. Further evaluation of the Eagle results is on-going, but given the expected low cost of the tie back, it is expected to be commercial.

There are also potential development opportunities in other assets in which the Group holds a working interest. In addition, the Group’s existing producing assets have further development potential with substantial stock tank oil initially in place, in particular at Thistle/Deveron, Heather/Broom and PM8/Seligi, which means that a small increase in the recovery factor can lead to a large increase in oil reserves.

Operator status and significant control over capital expenditure plan

The Group generally seeks to be the operator of its assets and currently operates 26 of its 29 UK production licences, including those in respect of each of the Group’s six main production hubs, the major Kraken development and the Scolty/Crathes development. The Group also typically seeks to hold a significant equity interest in its producing assets and developments, with a 100 per cent. working interest at Heather; 99 per cent. at Thistle/Deveron; 78.6 per cent. at West Don; 63 per cent. at Broom; 60 per cent. at Don Southwest; 50 per cent. at GKA; 65 per cent. at Alma/Galia; 70.5 per cent. at Kraken; and 50 per cent. at Scolty/Crathes. Through operatorship and holding a significant equity interest, the Company is better able to shape the development plan of an asset and thus has a significant degree of control over the timing and magnitude of capital expenditures at that asset.

The Company has also achieved a degree of control over capital expenditures on its development assets through disciplined acquisition structures. Under the structures used to acquire interests in, among others, Kraken, it was agreed that, subject to achieving certain milestones such as commercial viability, the Company would carry the selling partners initially only up to a certain cap, thus reducing the initial consideration and only committing to additional cash consideration once higher levels of reserves have been de-risked and confirmed. These arrangements reduce the initial capital investment the Company is required to make and, combined with operatorship, allow the Company to better determine the timing and feasibility of development expenses and thus execute its strategy of developing new assets.

Proven operational track record and significant technical and operating experience

The Group’s in-house technical and operations teams underpin its development and operations-focused strategies. The Group is differentiated by the breadth and depth of these teams, their knowledge and experience in engineering, subsurface, execution and operations and the Group’s leadership in innovative integrated developments. The spectrum of integrated technical capabilities present in the Group, combining subsurface, facilities planning and drilling, provide the Group with the right mix of capabilities to successfully deliver new oil field developments and strong production from producing assets in maturing basins. Through the Company’s proven skills, it delivers industry leading levels of production efficiency and of cost control, creating opportunities for it to add value to the assets it manages.

In a low oil price environment in which development of new production is constrained, the Company’s low cost approach is a competitive advantage. The Company is continuing to adapt its business model to address the possibility of an extended period of low oil prices through its cost optimisation programme (as described further below at “Significant cash flow generation from producing assets and strong cost control capabilities”). The Group reduced average unit operating costs in 2015 to US$30 per barrel (compared to US$42 per barrel in 2014) and in the first half of 2016 to US$23 per barrel (compared to US$39 per barrel in the first half of 2015). The Directors believe average unit operating costs for the full year 2016 should be around the lower end of the guidance of US$25-$27 per barrel and expect that unit operating costs will decrease to the low US$20s per barrel when Kraken comes fully on-stream.

The Group’s strong production performance in 2015 (demonstrated by a 31.1 per cent. increase in net daily average production) was underpinned by high operational uptimes and strong levels of production efficiency. The Group’s North Sea operations achieved excellent levels of production efficiency in 2015. In 2014, the Group had a top quartile position in Oil & Gas UK’s rankings with a total Company production efficiency of 81 per cent. compared to a UKCS average rating of 65 per cent. Oil & Gas UK’s ranking for production efficiency is a measure of a field’s performance by comparing actual production as a percentage of the maximum production potential, after allowing for, among other things, the natural decline of a reservoir, the reliability of infrastructure, the effects of shutdowns and major maintenance. The production efficiency data for UKCS operators is not yet available for 2015. However, despite a longer than normal planned maintenance shutdown period, the Group delivered a very strong performance and its internal data assesses its 2015 production efficiency rate to be 77 per cent. and, without the losses due to planned maintenance shut downs, 82 per cent.

The Group has demonstrated the ability to improve the performance of maturing assets which have had historically high operating costs and low levels of production efficiency. The following graphs illustrate the increased production trends experienced by four of the Group’s assets after the Group took over operatorship.

The Group’s work programme for Thistle, which began in 2010, included the use of modern seismic technology, the successful reactivation of the old drill rig, the drilling of new wells, a major power supply upgrade, the introduction of new and simplified process controls and safety systems and integrity work on the platform topsides. These measures returned Thistle to production levels it had not achieved since the 1990s. In 2015, five years after the Group started this programme, Thistle was still delivering very high levels of production efficiency; based on the Group’s data and analysis, the rate of production efficiency for Thistle in 2015 is estimated to have been in the mid-80s per cent.

The Group adopted a similar approach at Heather/Broom, with the successful completion of the Heather rig reactivation programme in the fourth quarter of 2013. Rig reactivation, drilling workovers and new wells, a new injection flowline and significantly increased water injection have all materially increased production levels. Heather/Broom also achieved high levels of production efficiency; based on the Company’s data and analysis, the rate of production efficiency for Heather/Broom in 2015 is estimated to have been in the mid-80s per cent.

In 2014, the Group acquired interests in both GKA in the North Sea and PM8/Seligi in Malaysia. In respect of both of these assets, the Group has already recouped its original investment and the assets achieved strong production growth in 2014 and 2015.

At GKA, the Company’s first priorities were to rejuvenate the well stock, raise production efficiency and significantly reduce unit operating costs (which exceeded US$100 per barrel at the time of the acquisition in 2014). Workover operations were carried out on the Mallard well, the Gadwall well was side-tracked and dissolver treatments were implemented, all of which has driven gross production levels from 2,000 boepd in 2014 to between 12,000 boepd and 14,000 boepd for much of the last quarter of 2015. Production efficiency was taken from low levels in 2014 to approximately 80 per cent. in 2015, with unit operating costs substantially down from over US$100 per barrel prior to March 2014 to below US$30 per barrel by the fourth quarter of 2015.

At PM8/Seligi in Malaysia, the Group assumed operatorship in October 2014 and through a programme focusing on improving facility integrity, gas compressor reliability and idle well restoration, the Company increased gross production from 12,400 boepd in 2014 to 15,100 boepd in 2015. These improvements were achieved before any new drilling had taken place. Production efficiency has also been enhanced, from 82 per cent. in 2014, to over 90 per cent. in 2015.

In addition to its technical, development and operational expertise, the Group’s extensive focus on HSE&A operations supports its operating success. The Company is committed to operating responsibly and has a public HSE&A policy that commits it to never knowingly compromising its health, safety or environmental standards.

In the UK, the Group had strong HSE&A performance levels in 2015. Most of the Group’s assets achieved its Lost-Time Incident Frequency Rate target of 0.7 and Recordable Injury Frequency Rate target of 3.5, although Thistle recorded a Lost-Time Incident Frequency Rate of 4.07 (three events) and Recordable Injury Frequency Rate of 5.53 (four events), respectively and Northern Producer recorded a Recordable Injury Frequency Rate of 8.57 (two incidents). Overall rates of High-Potential Incidents and Dangerous Occurrences were lower than the targeted rate of two events (one event recorded by the Group) and the targeted frequency of 5.00 (4.28 recorded by the Group (six events)). As of 31 December 2015, the Company had no backlog of safety critical maintenance issues. In Malaysia, the Company completed its first full year of operations in 2015 with no lost-time incidents. The Company completed 700,000 man hours on the Tanjong Baram project with no accidents or injuries. Total long-term incident-free man-hours for Malaysia in 2015 were 1.7 million, with one medical treatment case at Seligi.

Significant cash flow generation from producing assets and strong cost control capabilities

The Group generated EBITDA of US$621.3 million, US$581.0 million and US$464.8 million during 2013, 2014 and 2015, respectively and US$242.9 million during the first half of 2016. The Group’s revenue for 2015 and for the first half of 2016 were derived principally from the sale of oil from six main production assets (Thistle/Deveron, Dons, Heather/Broom, GKA, Alma/Galia and PM8/Seligi) as well as from Alba, where it has an 8 per cent. interest, and from Tanjong Baram in Malaysia, where it has a 70 per cent. interest. The Company has not paid a dividend since its incorporation in 2010.

Although the Group’s revenues from oil sales declined in 2015 as a result of the significant fall in oil prices that started in the second half of 2014, it was able to maintain relatively stable cash flows in 2015 through a combination of continuing strong production, hedging activities and an on-going cost optimisation programme. The Company has actively managed its commodity hedge portfolio during 2015, which has generated cash flows of US$68.6 million and revenue and other operating income of US$264.0 million (including US$119.1 million of gains realised in 2014 and deferred until 2015 to match the timing of the underlying production the options were hedging).

The Company seeks to obtain the most efficient return on its assets by limiting the costs within its control. The Group’s unit operating costs (i.e. operating expenses before third-party transportation costs) were broadly flat during the Company’s first five years of operation beginning in 2010, a period when the average unit operating costs for North Sea operators doubled. Since the fall of the oil price during the second half of 2014, the Company has implemented further cost saving measures, which, together with production increases, have resulted in lower unit operating costs, and the Company continues to work with its supply chain and contractors to achieve additional savings. Despite having extensive operations in the relatively higher cost operating environment of the North Sea, the Company reduced average unit operating costs in 2015 to US$30 per barrel (compared to US$42 per barrel in 2014) and in the first half of 2016 to US$23 per barrel (compared to US$39 per barrel in the first half of 2015). The Directors expect average unit operating costs for the full year 2016 to be around the lower end of the guidance of US$25-$27 per barrel and expect that unit operating costs will decrease to the low US$20s per barrel when Kraken comes fully on-stream.

The Group’s production efficiency and cost control skills are especially essential in the current low oil price environment. The Directors believe the Group is managing its cost base in a manner that provides it with resilience in a prolonged period of low oil prices.

The Group’s unit operating costs (i.e. operating expenses before third-party transportation costs) were broadly flat during EnQuest’s first five years of operation beginning in 2010 and since 2014, new cost saving measures have been put in place and existing measures have been increased across the business. In 2015, for example, the Group’s cost optimisation programme included the following key areas:

•                                         lowering unit operating costs: the Group has seen improvements in unit operating costs as a result of scale treatments, subsea inspections, regular repairs and maintenance, logistics, equal time rotas, employee headcount reductions and reduced contractor rates;

•                                         incentivising contract structures: the Group has implemented KPI structures for some the Group’s service providers to ensure payment is linked to performance; and

•                                         enhancing contract and procurement practices: the Group has moved its procurement team to Dubai to take advantage of lower costs in that location.

The Company has also reduced its transportation costs, primarily through a reduction in tariff expenses paid through its use of SVT. The oil from the majority of the Group’s producing assets in the UKCS is transported through SVT in the Shetland Islands. The Group’s use of third-party infrastructure in general and SVT in particular is subject to tariff charges. These charges can be substantial and the per barrel charge is not subject to the Group’s direct control. SVT tariff costs increased from approximately US$4.4 per barrel in 2011 to US$8.9 per barrel in 2014, with a large increase having taking effect in 2013, when the tariff rate was US$10.9 per barrel. Since then, unit costs at SVT were reduced substantially. These SVT costs are the predominant element of tariff and transportation costs and the continued scale of the reduction was evident in the fact that total tariff and transportation costs reduced from US$10.6 per barrel in 2014 to US$6.3 per barrel in 2015. The Company continues to work with the SVT operator to reduce gross cost levels, although there can be no assurances tariffs will not increase.

General and administration expenses for 2015 were US$18.0 million, an increase of 9.1 per cent. from US$16.5 million for 2014. This increase was primarily due to a US$3.6 million provision for costs relating to a rent free period in connection with the sub-let of the Group’s Aberdeen office. General and administration expenses before depletion of fair value uplift, re-measurements, impairments and other exceptional items was US$14.4 million for 2015 as compared to US$16.5 million in 2014. This decrease reflected further savings initiatives under the Group’s cost optimisation programme, including reductions in the size of the direct workforce and decreased contractor related costs. The overall 2015 drilling programme was below budget, with high efficiency levels across the Group’s operated rigs and with significantly lowered supplier rates. General and administration expenses for the six months ended 30 June 2016 were 5.4 million, compared to US$5.2 million for the same period in 2015.

In addition the Group has limited future cash tax liability and with the investment allowances that were set in connection with its continuing investment in the Group’s existing assets and major developments (in particular, the Kraken development), the Group does not expect to pay material cash income tax for the foreseeable future. Additionally, the Group does not expect material decommissioning spending in the short to medium term.

Lower risk business model and growth strategy

The Directors believe that the Group’s production and development-focused approach exposes it to fewer risks than other oil and gas companies which focus on exploration activities. The Company targets assets that are more likely to have commercial production solutions by developing marginal fields and seeking to acquire assets with known production potential. The Group’s exploration activities are generally limited to appraisal and evaluation of assets in close proximity to its existing producing fields so as to utilise existing infrastructure and therefore minimise development costs. In the case of assets in close proximity to the Group’s own existing fields, the Group’s existing knowledge of the subsurface in these locations also reduces the risks associated with the exploration and development.

The Group’s assets are principally located in the UKCS, which the Directors believe is an attractive and mature operating region. The UKCS has a robust supply of industry infrastructure and personnel and the Directors believe that the UK has a constructive, positive and reasonably manageable regulatory climate. The Group also benefits from governmental support through fiscal incentives. As of 30 June 2016, the Group has a cumulative tax loss equivalent to approximately US$2.73 billion and it benefits from UK tax incentive programmes known as investment allowances. This regime basically provides for a reduction in ring fence SCT (10 per cent.) for qualifying investments in new or existing UKCS assets. Investment allowances are only triggered when production from the field commences. The Group is eligible for a number of investment allowances which will materially reduce the level of future supplementary corporation taxation. Investment allowances are recognised as a reduction in the charge to taxation in the years claimed. Prior to the implementation of the Finance Act 2015, the Group received tax relief on certain of its UKCS assets in the form of field allowances. These existing field allowances have been reclassified as investment allowances as of 1 April 2015. As a result, with the Group’s continuing investment in its existing assets and major developments, the Group does not expect to pay material corporation tax or supplementary corporation tax on UK operational activities before for the foreseeable future.

The Group also holds assets in Malaysia, which shares many characteristics of the UK in terms of the oil and gas industry, such as a developed oil and gas infrastructure, a progressive regulator, an attractive and incentivising fiscal regime, a large established oil and gas industry with many local and international companies, a steady supply of skilled industry professionals and a substantial quantity of reserves remaining in place in this maturing basin. Malaysia has the added attraction of being a low operating cost environment. In Malaysia, the Group pays cash corporate income tax on PM8/Seligi assets which will continue throughout the life of the PM8/Seligi PSC.

Several of the Group’s assets have long production histories and the Directors believe that these established, proven and mature fields have the potential for lower-risk growth through application of modern technology, including seismic mapping, improvements on existing technology, infill drilling and near-field appraisals.

Highly-experienced innovative leadership team with a proven track record of success

EnQuest’s Board and senior management team has significant oil and gas experience, both collectively and individually. Amjad Bseisu, the Company’s co-founder and chief executive officer, was a founder of Petrofac’s operations and investment business in 1998, with responsibility for Petrofac’s development business in North Africa and Southeast Asia. Mr Bseisu has substantial experience in operating globally and, in particular, in the key regions where the Group seeks to execute its strategy of pursuing lower-risk development opportunities, including the UKCS and Malaysia. Collectively, EnQuest’s Board and senior management team has over 150 years of experience in the energy, oil and gas industries. See also section 4 (Directors and Senior Managers) of appendix 16 (Additional information) to this Explanatory Statement for further information on the experience of EnQuest’s Board and senior management team.

In addition to its extensive experience in the energy, oil and gas industries, the Company’s leadership team features individuals with extensive experience in finance and law that the

Directors believe is vital to managing a company that identifies value-creating opportunities in maturing oil field assets. The Directors believe that the Group’s leadership team has the varied experience and proven track record in the oil and gas industry necessary to provide a strong platform to deliver long-term growth and identify new production and development opportunities.

4.                                          Strategy

EnQuest’s overall strategy is to deliver sustainable growth by focusing on exploiting the Group’s existing reserves, commercialising and developing new fields, converting contingent resources into reserves and pursuing selective acquisitions particularly maturing assets and undeveloped oil fields.

EnQuest’s overall strategy is implemented through a number of specific strategies, discussed below. Since the second half of 2014, in light of the low oil price environment, the Group’s strategic priorities have been focused on delivering on execution targets, streamlining operations and strengthening its balance sheet:

•                                         Delivering on execution: Production in 2015 and in the first half of 2016 was strong across the Group’s portfolio, averaging 36,567 boepd and 42,520 boepd, respectively. The Kraken project continued on schedule, with the gross full cycle capital expenditure estimate reduced to US$2.5 billion from the US$3.2 billion level at the time of project sanction. The Scolty/Crathes development is progressing both ahead of schedule and below budget. At the mid-point of EnQuest’s guidance range for average full year production for 2016, it is forecasting a further 18 per cent. growth in production over 2015.

•                                         Streamlining operations: Despite having extensive operations in the relatively higher cost operating environment of the North Sea, the Company reduced average unit operating costs in 2015 to US$30 per barrel (compared to US$42 per barrel in 2014) and in the first half of 2016 to US$23 per barrel (compared to US$39 per barrel in the first half of 2015). The Directors believe average unit operating costs for the full year 2016 should be around the lower end of the guidance of US$25-$27 per barrel and expect that unit operating costs will decrease to the low US$20s per barrel when Kraken comes fully on-stream.

•                                         Strengthening the balance sheet: In addition to the Restructuring, the Company is seeking to continue to improve its balance sheet through good operational and production performance, the implementation of cost saving measures and operating efficiencies and potential asset sales. For example, the gross full cycle capital expenditure estimate on the Kraken development has been reduced to US$2.5 billion from US$3.2 billion at sanction in 2013, a reduction of approximately 22 per cent. The 2015 drilling programme was below budget and the 2016 drilling programme has been ahead of schedule, with high operational efficiency levels across the Group’s operated rigs and lowered supplier rates.

The Group’s capital investment in 2015 was 29 per cent. less than in 2014 and capital investment for the first six months of 2016 was 35 per cent. less than for the same period in 2015. Although capital investment is expected to remain at substantial levels through the rest of 2016 and into 2017 as a result of the Group’s focus on the Kraken development, the Directors expect that after Kraken is brought on-stream in 2017, there will be an initial reduction in capital investment levels, followed by the completion of the full Kraken development.

Extending the lives of maturing assets and optimising production: Turning opportunities into value by targeting maturing assets and undeveloped oil fields

The Company primarily targets opportunities in maturing basins and acquires development and production assets which are not large enough to be of interest to the major global oil companies. In-house, the Company has the full spectrum of integrated technical capabilities needed to successfully deliver new oil field developments and to enhance the performance of assets which are already in production. These capabilities include subsurface, facilities planning and drilling. In 2015, the Group delivered a level of production efficiency levels which the Directors believe ranks the Company as one of the top operators in the North Sea. These levels of performance are being replicated in Malaysia. Already in Malaysia, the Company has had considerable success with its programme to revitalise previously idle wells. The Directors believe that these technical skills, its operational scale and high levels of operating and cost efficiency all leave the Company well positioned to deliver its sustainable growth strategy.

Grow production, reserves and cash flow from the Group’s existing assets

The Group intends to continue to generate the best return that it can from its existing assets through pro-active management and lower-risk upgrades using proven technologies. The Group’s status as operator and its substantial equity positions at key assets enhance its ability to pursue this strategy and the Group intends to continue to seek operational control as it obtains or acquires additional assets and interests.

The Group aims to increase production at its producing assets by investing in drilling new wells and workovers of existing wells. The Directors also believe that there remains potential to find new accumulations at the Group’s producing assets through the use of modern seismic technology.

Deliver sustainable growth through selective acquisitions

The Group intends to continue to consider opportunities to acquire additional oil and gas assets and related infrastructure in maturing hydrocarbon basins, both inside and outside of the UKCS, in respect of assets that fit within the Group’s overall strategy and is currently evaluating additional opportunities, although it has not entered into any binding or non-binding agreements, memoranda of understanding or other commitments in respect of any such opportunities. The Directors believe that pursuing strategic acquisitions, in a disciplined and prudent manner, can form a part of the Group’s effort to deliver sustainable growth. It is the Group’s current intention that during the period in which the Group remains capital constrained, it would seek to structure any acquisitions to avoid negative cash flows. In the current low oil price environment, it is not the Group’s intention to purchase assets which would affect cash flows negatively. There can, however, be no assurances that the Group will be successful in identifying and completing further acquisitions.

In the past, the Company has been successful in pursuing an acquisition strategy. An example of this is the acquisition of its interest in GKA in 2014. This acquisition gave the Company not only GKA’s production (average of approximately 2,400 boepd net to prior owners) and approximately 4.7 Mmboe of 2P reserves, but also the possibility of further developing the production hub centred on the Kittiwake platform. For example, the Mallard well was worked over, the Gadwall well was side-tracked and dissolver treatments were implemented. Gadwall was successfully returned to production by the Group in the second half of 2015. The potential for the Scolty and Crathes fields to be tied back to the Kittiwake platform was part of the rationale for the acquisition of GKA. Production for the Scolty/Crathes fields is expected to continue until 2025, which would also extend the life of GKA itself to 2025. The Group’s interests in the GKA platform and the pipeline connecting GKA to the Forties Pipeline provide a potential commercial solution for these nearby fields.

In the past few years the Group has begun to replicate its UKCS model in another maturing region, Malaysia. In June 2014, the Group acquired an interest in the Seligi oil field and the production sharing contract for PM8. The Company also signed an agreement to extend the term of the PM8/Seligi PSC in respect of these assets to 2033. This acquisition was a good strategic fit and offered considerable potential for the Company to use its core skills in enhancing value from maturing fields. The Group assumed operatorship in October 2014 and through a programme focusing on improving facility integrity, gas compressor reliability and idle well restoration, increased gross production from 12,400 boepd in 2014 to 15,100 boepd in 2015. These improvements were achieved before any new drilling had taken place. Net production increased from 3,459 boepd in 2014 (being the net production from June 2014, when the Group acquired its 50 per cent. working interest in PM8/Seligi, to December 2014, averaged over the full year) of which the Group was entitled to 2,078 boepd, to 8,689 boepd in 2015, of which the Group was entitled to 5,958 boepd. Including the Group’s additional interest in Tanjong Baram, Malaysian operations represented 25 per cent. of the Group’s entire production in 2015. The Directors believe that the success of PM8/Seligi demonstrates the exportability of the Group’s model outside of the UKCS.

5.                                          The Group’s operations and assets

The Group’s principal UKCS assets as of 30 June 2016 were its interests in the producing operated oil fields Heather/Broom, Thistle/Deveron, Dons, GKA and Alma/Galia, its interests in the Kraken and Scolty/Crathes developments and its non-operating interest in the producing Alba oil field. The Group’s principal Malaysian assets as of 30 June 2016 were its interests in the producing operated oil fields PM8/Seligi and Tanjong Baram.

In 2015, as part of its programme of investment prioritisation and asset disposals, the Company disposed of its interests in Egypt, Tunisia and Norway and also sold its exploration assets in Malaysia. As of 30 June 2016, the Group had interests in 29 UK production licences, covering 41 blocks or part blocks and was the operator of 26 of these production licences. See “There are risks inherent in the Group’s acquisitions of exploration, development and production properties” in appendix 8 (Risk factors) to this Explanatory Statement.

The following maps set forth the locations of the Group’s assets in the UKCS and Malaysia.

6.                                          Summary of historical reserves, resources and operating data

The Company retains GCA as its independent reserve engineer for the purpose of auditing the Group’s 2P reserves. The Company estimates the Group’s reserves and resources internally. The Group’s 2P reserve estimates, but not its contingent resource estimates, are audited by GCA. The Group’s 2P reserves and contingent resources are estimated using the classifications as defined by the SPE PRMS and supporting guidelines issued by the Society of Petroleum Engineers.

Typical to the industry in which the Group operates, there are a number of uncertainties inherent in estimating quantities of 2P reserves. The reserve information, which is audited annually by GCA, is based on the Company’s assessments of the Group’s asset base and its opinion as to the reasonableness of such assessments and represent only estimates. Reserve assessment is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of a number of variable factors and assumptions, many of which are beyond the Group’s control, including the quality of available data and of engineering and geological interpretation and judgement and assumptions as to oil price. As a result, estimates of different reserve assessors may vary. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revising the original estimate. Accordingly, due to the inherent uncertainties and the limited nature of reservoir data and the inherently imprecise nature of reserves estimates, the initial reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered. The significance of such estimates depends primarily on the accuracy of the assumptions upon which they were based. Thus, investors should not place undue reliance on the accuracy of the reserves information in this Explanatory Statement in predicting actual reserves or on comparisons of similar estimates/information concerning companies established in other economic systems. In addition, except to the extent that the Group acquires additional properties containing 2P reserves or conduct successful exploration and development activities, or both, the Group’s 2P reserves will decline as reserves are produced. The following reserve information should be read along with the section entitled “Risks relating to the oil and gas industry” in appendix 8 (Risk factors) to this Explanatory Statement.

2P reserves are defined as those quantities of oil which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be commercially recoverable, from a given date forward, from known reservoirs and under defined economic conditions, operating methods and government regulations (“proved reserves”), plus those additional reserves which analysis of geoscience and engineering data indicate are less likely to be recovered than proved reserves but more certain to be recovered than possible reserves (“probable reserves”); it is equally likely that actual remaining quantities recovered will be greater than or less than the sum of the estimated proved plus probable reserves (2P reserves).

The following table sets forth certain information with respect to the Group’s 2P reserves for the years ended 31 December 2013, 31 December 2014 and 31 December 2015 and as at 1 January 2016.

(Mmboe)	2P reserves 1 January		Production(1)	Additions	2P reserves 31 December	Reserve life (years)
2013	129		(9)	75	195	22
2014	195		(10)	35	220	22
2015	220		(12)	(5)	203	18
2016	216	(2)	—	—	—	—

Notes:

(1)             Sales volume for the period.

(2)             Represents the acquisition of an additional 10.5 per cent. in the Group’s working interest in Kraken, which was economically effective as at 1 January 2016.

Internal controls over reserves estimates

EnQuest’s policy regarding internal controls over the recording of reserves is structured to objectively and accurately estimate the Group’s oil reserve quantities and values in compliance with SPE PRMS. These definitions and guidelines are designed to provide a common reference for the international petroleum industry, including national reporting and regulatory disclosure agencies, and to support petroleum project and portfolio management requirements. They are intended to improve clarity in global communications regarding petroleum resources. Each of the Group’s assets is managed by a dedicated asset team staffed with technically qualified industry professionals and led by a highly experienced team leader. Preliminary reserve estimates are prepared by the asset teams for review with the regional senior management and with technical advisers based in the Company’s head office. All staff are graduates in a relevant technical discipline and have substantial industry experience. The review teams in particular are typically comprised of individuals with over thirty years’ experience in reservoir and petroleum engineering and include experts in reserves auditing standards.

2P reserves are estimated using standard recognised evaluation techniques. The estimates for each asset are reviewed by GCA annually or more frequently upon the occurrence of a material change or acquisition. The Company provides GCA technical information including production, geological, geophysical, petrophysical, engineering and financial data as well as fiscal terms applicable to the various assets. Future development costs are provided consistent with the activities required to produce the 2P reserves. GCA audits the information provided and recommends changes to the technical assumptions as required. Approved profiles and cost estimates are used to carry out economic modelling to determine economic cut-offs of profiles. These models are provided to GCA, which then reports 2P reserve figures.

Qualifications of third-party engineers

The technical personnel responsible for auditing the reserve estimates at GCA meet the requirements regarding qualifications, independence, objectivity and confidentiality set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by SPE PRMS. GCA is an independent international energy advisory company; it does not own an interest in the Group’s properties and is not employed on a contingent fee basis.

7.                                          Production and development

As of 30 June 2016, the Group had interests in 29 UK production licences, covering 41 blocks or part blocks and was the operator of 26 of these production licences. The Group’s average daily production on a working interest basis in 2015 was 36,567 boepd and in the first half of 2016 was 42,520 boepd.

The following table sets out the Group’s licences as of 30 June 2016.

UK

Production & Development

Licence	Block(s)	Working Interest (%)		Field Name
P073	21/12a	50		Goosander (GKA)
P213(1)	16/26a	8		Alba
P236	211/18a	99		Thistle and Deveron
P236	211/18a	60		Don Southwest and Conrie
P236	211/18b	61.6	(5)	West Don
P238	21/19a & 21/19b	50		Grouse, Mallard and Gadwall (GKA)
P242	2/5a	63 & 100		Broom and Heather
P351	21/18a	50		Kittiwake
P475	211/19s	99		Thistle
P902	2/4a	63		Broom
P1077	9/2b	70.5		Kraken and Kraken North
P1200	211/13b	100	(5)	West Don
P1765/P1825	30/24c & 25c, 30/24b	65		Alma and Galia
P2137	211/18e & 19c	60		Ythan (Dons)
P1107/P1617	21/8a, 21/12c & 13a	50		Scolty and Crathes

Discoveries	Block(s)	Working Interest (%)	Name
P238	21/19a & 21/19b	50	Eagle
P220/P250/P585	15/12b, 17a & 17n	60	Kildrummy
P2006	21/6b	50	Avalon

Other Licences	Block(s)	Working Interest (%)	Name
P90	9/15a	33	—
P209	9/28a	19	—
P1976	8/5 & 9/1b	60	—
P1996(2)	28/2b & 28/3b	100	—
P2005	22/11b	50	—
P2143	3/1b	100	—
P2148	9/2c	60	—
P2173	20/15b, 21/11 & 21/16a	50	—
P2176	21/8b	100	—
P2177	21/14b, 19c & 20b	50	—
P2201	211/13c & 211/18c	60	—

Malaysia

Licence	Block(s)	Working Interest (%)	Name
PM8/ Seligi(3)	PM8 Extension	50	Seligi, North Raya, South Raya, Lawang, Langat, Yong and Serudon
Tanjong Baram SFRSC(4)	Tanjong Baram	70	Tanjong Baram

Notes:

(1)             Not operated.

(2)             The disposal of this licence was agreed at the end of 2015. However, the transaction is still subject to completion.

(3)             Official reference PM-8 Extension PSC.

(4)             Small Field Risk Service Contract. PETRONAS remains the asset owner.

(5)             On 2 August 2016, the Group’s working interest in the West Don unitised area increased to 78.6 per cent. following the transfer to the Group of the holding previously owned by First Oil PLC.

The following table sets forth certain information with respect to the Group’s production volumes and realised pricing (which reflects the impact of derivatives) for the years ended 31 December 2013, 2014 and 2015.

	Year ended 31 December
Production/Sales:	2013	2014	2015

Production volume (boepd)	24,200	27,895	36,567
Average realised oil price ($/boe)	109.7	100.6	72.0	(1)

Note:

(1)             $72.0 is the realised oil price including realised revenue of US$263 million associated with the effective portions of the Company’s oil price hedges.

7.1                                   Thistle/Deveron

The Group’s offshore operations at the oil fields of Thistle and Deveron produced an average of 8,930 boepd in 2015, a 95 boepd, or a 1.05 per cent., decrease from an average production of 9,025 boepd in 2014. The Group’s average production in the first half of 2016 was 8,966 boepd, up 17 per cent. a 1,276 boepd, or a 16.6 per cent., increase from an average production of 7,690 boepd in the first half of 2015.

	Thistle	Deveron
Location	Offshore, UKCS,	Offshore, UKCS
Production Facility	Thistle Alpha platform	Thistle Alpha platform
EnQuest Working Interest	99.00%	99.00%
Operator	EnQuest	EnQuest
Field Partners	Britoil Limited	Britoil Limited
Decommissioning liabilities	Original liabilities remain with former owner

Overview

Thistle and Deveron are adjacent offshore oil fields in the UKCS, located approximately three kilometres from each other. Thistle is located approximately 201 kilometres northeast of Sumburgh in the Shetland Islands and approximately 443 kilometres northeast of Aberdeen, Scotland, in blocks 211/18a and 211/19s in the UKCS. Thistle was first discovered in 1973 and achieved first oil production in 1978. In 1978, Thistle had 43 producing wells and 15 water injection wells. Prior to the Group’s involvement, Thistle’s oil production declined over time. However, the Directors believe that the Group’s improvements at Thistle have prolonged the production capabilities of the oil field.

Deveron lies to the west of Thistle in block 211/18a and is a separate, smaller accumulation. Deveron was discovered in 1972 and first produced oil in 1984.

The Group obtained a 99 per cent. working interest in both the Thistle and Deveron fields from Lundin upon EnQuest’s formation in 2010. Britoil Limited, whose ultimate parent company is BP plc, retains the remaining 1 per cent. working interest in each of Thistle and Deveron. The Group has no decommissioning liability for Thistle/Deveron as acquired and is liable for 99 per cent. of any costs incurred to the extent they arise solely as a result of the decommissioning of property the Group purchased for field operations since completion of the acquisition.

Field and processing technical background

Thistle has an offshore platform, Thistle Alpha, which was first installed on the jacket in 1978. The platform stands in a water depth of approximately 162 metres and is a 60 slot drilling and production installation. The platform comprises a conventional steel jacket with four main legs, equipment and machinery that constitute the production, utilities, drilling systems and facilities. The remaining eight modules, situated on the southeast end of the installation, contain living quarters, offices, the central control room, the helideck and workshops.

Thistle Alpha processes oil from both Thistle and Deveron reservoirs. The Deveron reservoir is immediately adjacent to the Thistle reservoir and both reservoirs lie at a depth of 2,800 metres and are accessed by wells drilled from the Thistle Alpha platform. There are 14 active producing wells and 7 active water injection wells in Thistle/Deveron. After oil recovery, the commingled Thistle and Deveron oil flows through the two-stage production separation system. Following the separation process, the Group metres and exports the stabilised oil using the main oil line pumps to the Brent pipeline system. Because the original gas compression system for Thistle and Deveron was decommissioned, the Group flares a small volume of gas that is separated from the oil. The Group treats any produced water and then discharges it back into the sea. Once the oil is separated from both gas and water, the Group exports the oil, along with oil produced from Dons, in a 16” oil export pipeline through the Brent Pipeline System via the Dunlin and Cormorant platforms to SVT.

Developments

The Group has undertaken numerous projects at Thistle/Deveron to improve production at these maturing oil fields, an important element of which is the Thistle life extension project. As part of the first stage of the project, the Group reactivated the platform rig and drilled five new wells to improve production at Thistle. The Group also installed one new generator and modified another to improve its uptime. Since undertaking these developments, Thistle has generated its highest production levels since the 1990s.

In 2014, a new production well was drilled in the West Fault Block. The A61/34 well was brought on-stream in May 2015 and has been performing well. An additional production well A62/53 was drilled and was placed on production in August 2015. An ESP workover on well A59/45 was completed successfully in August 2015, with the well reinstated to production. Due to the strong performance of the drilling programme, two wells which were expected to be drilled in 2016 were brought forward into 2015. Well A64/40 was drilled in the crest of the Western Fault Block and was brought online in October 2015. This was followed by completion of the Deveron A63/07 well with a dual ESP, which was brought online in November 2015 and the workover of the Deveron A58 well to upgrade the ESP. The strong drilling performance has delivered considerable savings against budgeted costs.

Recent performance and activity programme

Thistle/Deveron’s production of 8,966 boepd during the first half of 2016 represented a 17 per cent. increase over the same period in 2015 with the benefit of the 2015 work programme and a further phase of the field life extension programme. The latest programme of Thistle drilling activities was brought to a close in January 2016. Maintenance, integrity and life extension projects are continuing throughout 2016, including a routine planned shutdown of approximately two weeks in the second half of the year, which will include further field life extension work which will increase the plant’s capacity to handle produced water.

7.2                                   Dons

The Group’s offshore operations at Dons produced an average of 7,690 boepd in 2015, a 1,145 boepd, or a 12.96 per cent., decrease from an average production of 8,835 boepd in 2014. The Group’s average production in the first half of 2016 was 6,600 boepd, a 181 boepd, or a 3 per cent., increase from an average production of 6,419 boepd in the first half of 2015.

	Don Southwest	West Don	Conrie	Ythan
Location	Offshore, UKCS	Offshore, UKCS,	Offshore, UKCS	Offshore, UKCS
Production Facility	Northern Producer floating platform	Northern Producer floating platform	Northern Producer floating platform	Northern Producer floating platform
EnQuest Working Interest	60%	78.6%	60%	60%
Operator	EnQuest	EnQuest	EnQuest	EnQuest
Field Partners	Ithaca Energy (UK) Limited	Ithaca Energy (UK) Limited	Ithaca Energy (UK) Limited	Ithaca Gamma Limited
Decommissioning liabilities	As per working interests

Overview

Dons are a collection of offshore oil fields located in blocks 211/13b (West Don), 211/18a (Don Southwest, West Don and Conrie) and 211/18e and 211/19c (Ythan) in the UKCS and approximately 150 kilometres northeast of the Shetland Islands. Don Southwest was first discovered in 1976 and developed by BP, with first oil produced in 1993. BP ceased production in 2001. West Don was discovered in 1976, but it was not developed for production until 2009 by one of the Company’s predecessor companies, PEDL. The Group first discovered the smaller Conrie oil field in January 2011 and developed the field for production.

The Group first acquired its working interest in West Don and Don Southwest through the acquisition of PEDL. PEDL had acquired a 40 per cent. working interest in West Don in February 2006 and a 60 per cent. working interest in Don Southwest in December 2006, in each case from Britoil Limited and ConocoPhillips. In May 2007, PEDL acquired a further 3.12 per cent. working interest in West Don. Following the unitisation of West Don in 2008, PEDL’s corresponding interest in West Don under the unitisation agreement became 27.7 per cent. after accounting for added acreage. The Group acquired this working interest upon its acquisition of PEDL in 2010. The Group also acquired a 17.25 per cent. working interest upon its acquisition of Stratic Energy Corporation in 2010, bringing the Group’s total working interest in West Don to 44.95 per cent. On 29 March 2012, the Group acquired an additional 18.5 per cent. working interest in West Don from JX Nippon Exploration and Production (U.K.) Limited, resulting in the Group’s total working interest in West Don increasing to 63.45 per cent. Following the default of First Oil PLC in February 2016, a process was initiated which resulted in the transfer to the Group of 15.15 per cent. of First Oil’s previous 19.275 per cent. working interest in the West Don Field for nil consideration. The transfer was completed on 2 August 2016. Production from this additional 15.15 per cent. interest became effective from August 2016 onwards. Following completion of the transfer, the Group has a 78.6 per cent. working interest in the West Don field.

In the first quarter of 2014, EnQuest applied for and was offered an ‘out of round’ licence (P.2137) in the Don North East area for blocks 211/18e and 211/19c, including the Area 23 and Area 24 discovered oil accumulations and an undrilled extension to the Don North East field. The Area 24 discovery, which lies adjacent to the Don Southwest field, progressed rapidly to development with the Field Development Plan, for the renamed ‘Ythan’ field approved by DECC and the first well spudded in November 2014.

The Group’s partner at West Don is Ithaca Energy (UK) Limited which holds a 17.28 per cent. working interest. The Group’s partner at both Don Southwest and Conrie is Ithaca Energy (UK) Limited, with a 40 per cent. working interest in each case. The Group’s partner at Ythan is Ithaca Gamma Limited, with a 40 per cent. working interest. The Group’s decommissioning liability for Dons is in each case equivalent to its working interest. The Group does not have full control over operations at the Don fields as all development and production plans and budgets must be submitted to a management committee for approval. See the summary of the shared facilities operating agreement at section 16.5(b)(ii) (Material contracts—Agreements relating to EnQuest’s assets—Dons agreements—Shared facilities operating agreement) of appendix 16 (Additional information) to this Explanatory Statement for further information.

Field and processing technical background

The water depth of Dons is 160 metres, while the oil reservoir lies at a depth of approximately 3,200 metres. Don Southwest comprises eight producing wells and four injectors, while West Don comprises three producing wells and two injectors and Conrie and Ythan comprise one producing well each.

The Don fields are all connected via subsea tieback to the Northern Producer FPF. The Group does not own the Northern Producer FPF, but it has contracted with Sea Production Ltd., the owner of the facility, to use the Northern Producer FPF to process oil from Dons. Once the oil is processed at the Northern Producer FPF, the processed oil is exported via pipeline to the Thistle Alpha platform where it is exported with the processed oil from Thistle and Deveron through the Brent pipeline system to SVT. Natural gas liquids are separated from oil at SVT. The Group also uses the Northern Leg gas pipeline for the purchase of fuel for use on the Thistle platform.

Developments

The new Ythan production well was completed in April 2015 and tied in and brought online in late May 2015, and continues to deliver oil rates above expectations. Production efficiency in Dons was strong in 2015, with high levels of water injection efficiency also supporting production. Production at Dons in 2015 was down year on year due partly to the planned maintenance shutdown in June and to the operational shut-in of a well in the West Don oil field in January and February 2015 due to scale build up.

Recent performance and activity programme

The Don fields’ production of 6,600 boepd during the first half of 2016 represented an increase of 3 per cent. over the same period in 2015. This increase related to strong reservoir performance generally, the benefit of the Ythan well which was drilled in 2015 as well as the positive impact of the start of gas import, which has increased plant efficiency and reduced platform fuel costs.

The 2016 Dons work programme includes chemical treatment programmes and routine maintenance, including a planned two week shutdown during the second half of the year. The shutdown is being planned to coincide with a Brent pipeline system maintenance outage.

7.3                                   Heather/Broom

The Group’s offshore operations at Heather and Broom had an average production of 4,643 boepd in 2015, a 562 boepd, or a 13.77 per cent., increase from an average production of 4,081 boepd in 2014. The Group’s average production in the first half of 2016 was 6,114 boepd, a 2,498 boepd, or a 69.1 per cent., increase from an average production of 3,615 boepd in the first half of 2015.

	Heather	Broom
Location	Offshore, UKCS,	Offshore, UKCS
Production Facility	Heather A platform	Heather A platform
EnQuest Working Interest	100.00%	63.00%

	Heather	Broom
Operator	EnQuest	EnQuest
Field Partners	None	MOL GROWEST (I) Limited, MOL GROWEST (II) Limited and Ithaca Minerals (North Sea) Limited
Decommissioning liabilities	37.50%(1)	63.00%

Note:

(1)             The Company’s decommissioning liability for Heather as acquired is 37.50 per cent., with 100 per cent. decommissioning liability for any developments it undertakes.

Overview

Heather and Broom are adjacent oil fields located in blocks 2/5a and 2/4a in the UKCS. Heather is located approximately 145 kilometres northeast of the Shetland Islands. The oil field was discovered in 1973, with first oil achieved in 1978. Broom is located west seven kilometres east of Heather at the western edge of the North Viking Graben. The oil field was originally known as West Heather and its oil deposits were discovered in 1976 and 1977. Broom first produced oil in 2004.

The Group acquired its working interests in Heather/Broom from Lundin upon EnQuest’s formation. The Group owns a 100 per cent. working interest in Heather and a 63 per cent. working interest in Broom. Its partners at Broom include MOL GROWEST (I) Limited, MOL GROWEST (II) Limited and Ithaca Minerals (North Sea) Limited, with 26 per cent., 3 per cent. and 8 per cent. working interests, respectively. The Group’s decommissioning liability for Heather as acquired is 37.5 per cent. with 100 per cent. decommissioning liability for any new developments it undertakes. The Group’s decommissioning liability for Broom is equivalent to its working interest. Although they no longer retain a working interest in Heather, each of BG Great Britain Limited and Chevron North Sea Limited remain a party to the Heather Joint Operating Agreement and retain voting rights in relation to their interests in the Ninian pipeline systems and SVT and in respect of any matters relating to decommissioning (including health, safety and environmental matters).

Field and processing technical background

The water depth at Heather and Broom is approximately 143 metres while the oil reservoir lies at a depth of 3,210 metres. A total of 66 wells have been drilled at Heather, the majority of which were initially completed as gas-lifted production wells. Heather currently has 13 producing wells and five water injection wells in operation. Broom has four gas-lifted producing wells and two water injection wells.

The Heather oil field contains a fixed steel offshore platform, the Heather A platform, constructed in 1977. This installation accepts production fluids from both Heather and Broom via subsea tieback from the wells at each oil field. At this installation, the Group processes the production fluids from both oil fields and separates them into oil, gas and water. The Group passes the produced oil through a single train, two stage separation process. The Group then exports the processed oil to SVT via the Ninian pipeline system.

After the separation process, the Group treats any produced water and then discharges it back into the sea. The Group routes produced gas through compression trains for artificial lift and also uses produced gas for fuel gas requirements. The Group imports fuel gas from the Western Leg Gas pipeline system as required to meet any fuel gas deficiencies. Finally, the Group injects sea-water into both Heather and Broom to optimise production and maintain the fields’ pressure.

Developments

The Heather H66 production well was brought onstream in March 2015 and has performed well. The rig crew on Heather has since moved to Thistle. The water injection flowline at the Broom field failed at the end of August 2014. Following the replacement of a flowline, water injection was reinstated to the Broom field as planned in the second quarter of 2015. Overall production at Heather/Broom in 2015 was ahead of 2014 reflecting the increase in production at Heather following 2014 drilling, offset by the water injection outage on Broom and the planned maintenance shutdown of the Heather and Broom fields in June 2015. High levels of operational uptime have been achieved. Overall levels of water injection improved in 2015 and this increased production rates on both Heather and Broom.

Recent performance and activity programme

Heather/Broom’s production of 6,114 boepd for the six months ended 30 June 2016 represented a 69.1 per cent. increase over the same period in 2015. This increase was due to the Heather production well that was brought onstream in March 2015, the reinstatement of water injection to the Broom field in the second quarter of 2015 and very high levels of production efficiency. The Heather platform recently completed one year without an unplanned production outage. The Heather/Broom hub has proved to be particularly responsive to water injection.

7.4                                   Greater Kittiwake Area

GKA had an average production of 3,981 boepd in 2015, a 2,700 boepd, or a 210.77 per cent., increase, compared to an average production of 1,281 boepd in 2014 (based on the net production since the acquisition at the start of March 2014, as averaged over the full year). The Group’s average production in GKA for the first half of 2016 was 3,738 boepd, a 823 boepd, or a 28.2 per cent., increase from the Group’s average production of 2,915 boepd in the first half of 2015.

	Kittiwake	Gadwall	Grouse	Goosander	Mallard
Location	Offshore, UKCS
Production Facility	Kittiwake platform
EnQuest Working Interest	50.00%	50.00%	50.00%	50.00%	50.00%
Operator	EnQuest
Field Partners	Dana Petroleum (E&P) Limited

Decommissioning liabilities	25.00%	50.00%	50.00%	50.00%	30.50%

Overview

GKA is located in UKCS blocks 21/12a, 21/18a, 21/19a and 21/19b, and the Group’s assets there comprise five offshore oil fields: Kittiwake, Mallard, Gadwall, Goosander and Grouse. The Group also has exploration opportunities in the Eagle and Duck prospects, also located at GKA.

The Group completed its acquisition of a 50 per cent. working interest in GKA on 1 March 2014 and assumed the role of operator of the fields from Centrica North Sea Oil Limited. The Group’s partner at GKA is Dana Petroleum (E&P) Limited with a 50 per cent. working interest. The Group’s decommissioning liability is 25 per cent. for Kittiwake, 30.5 per cent. for Mallard and 50 per cent. for Grouse, Gadwall and Goosander, in each case for the assets as acquired, and equivalent to its working interest for any developments it undertakes. The Group does not have full control over operations at GKA as a joint operating committee of interest holders has been established to prepare and approve programmes, budgets and authorisations for expenditures proposed by it as operator. See the summary of the GKA joint operating agreement at section 16.5(g)(ii) (Material contracts—Agreements relating to EnQuest’s assets—GKA agreements—GKA joint operating agreement) of appendix 16 (Additional information) to this Explanatory Statement for further information.

Field and processing technical background

GKA lies in water at depths ranging from 85 to 90 metres while the oil reservoir lies at a depth of approximately 85 metres. These fields have been developed as subsea tie-backs to a steel offshore platform located at Kittiwake. Oil from GKA is processed at the offshore platform and then exported via a 33 kilometre 10” pipeline, in which the Group has taken a 100 per cent. interest following its acquisition of its working interest in GKA, to the Forties Unity platform. From there, the oil is exported to shore at Cruden Bay via the Forties Unity Pipeline system and then on to Grangemouth for further processing

Developments

GKA has demonstrated continual improvement in production efficiency since its acquisition in March 2014, achieving a production efficiency level of approximately 80 per cent. during 2015, including the impact of a planned maintenance shutdown. The redundant Gadwall production well was successfully side-tracked to an up-dip location and was brought onstream in August 2015 with encouraging results. A successful chemical treatment has also been undertaken on Goosander raising production levels substantially. The planned three week GKA maintenance shutdown was successfully completed in September 2015. Gross production in 2015 was over three times the level in 2014, with Gadwall’s gross daily peak reaching over 19,000 boepd.

The Directors believe the success of GKA demonstrates the transferability of the EnQuest model and of its ability to create value from mature assets.

Recent performance and activity programme

GKA’s production of 3,738 boepd for the six months ended 30 June 2016 represented a 28 per cent. increase over the same period in 2015, with continuing improvements in production efficiency. Gadwall was brought back onstream in August 2015 and has performed well. GKA production is continuing to benefit from chemical treatments on Goosander made in 2015. The 2016 shutdown was delivered securely and successfully during the second half of the year.

In the second quarter of 2016, the Group undertook the drilling of the Eagle exploration well. The Group acquired Eagle along with its other interests in GKA in 2014. The Eagle exploration well was completed in the second quarter of 2016 and was confirmed as a discovery. The preliminary analysis of the results indicated a Fulmar oil bearing reservoir was encountered with a vertical thickness of 67 feet with excellent reservoir properties. In addition, no oil water contact was encountered, representing potential upside volumes on the flank of the structure. The encouraging results of the initial analysis lead the Group to anticipate gross total recoverable reserves to be a similar order of magnitude to those in the nearby Gadwall producing oil field. It is estimated that total gross ultimate recovery from Gadwall will be approximately 6 MMstb. Further evaluation of the Eagle results is on-going, but given the expected low cost of the tie back, it is expected to be commercial. The Group has also corresponded and met with Dana to discuss a dispute over Dana’s claimed 50 per cent. ownership interest in the Eagle exploration well under the Joint Operating Agreement between the Group and Dana relating to GKA.

On 4 July 2016, Dana, the Group’s field partner in GKA, issued a press release in respect of a dispute it had recently entered into with the Group regarding the Eagle exploration well. At issue is whether the Group followed the sole risk process in the Joint Operating Agreement relating to GKA correctly and, if not, whether Dana would retain its 50 per cent. interest in the Eagle well discovery without any obligation to contribute to cost. Dana has alleged that, prior to the Group’s proceeding to drill the Eagle exploration well, Dana had asserted to the Group that the Group did not have authority to do so. Dana further stated in the press release that it remains its position that it has a 50 per cent. ownership interest in the Eagle well discovery and that Dana has reserved its rights under the relevant licence, under the Joint Operating Agreement and at law. The Group disputes the allegations put forward by Dana, maintains that it has followed the sole risk process in the Joint Operating Agreement and maintains that Dana’s position is not supported by the provisions of the Joint Operating Agreement. The Directors believe that, to date, Dana has failed to provide a clear basis for its assertion that it retains a 50 per cent. interest in Eagle without any obligation to contribute to cost. No formal court action has been commenced or threatened by Dana, but the Group and Dana have been corresponding and meeting in respect of these allegations and assertions.

7.5                                   Alma/Galia

First oil from the Alma/Galia development was achieved on 27 October 2015. Net production at Alma/Galia since first oil to 31 December 2015, averaged over the twelve months to 31 December 2015, was 1,083 boepd. The Group’s average production in the first half of 2016 was 6,433 boepd.

	Alma	Galia
Location	Offshore, UKCS	Offshore, UKCS
Production Facility	EnQuest Producer FPSO	EnQuest Producer FPSO
EnQuest Working Interest	65.00%	65.00%
Operator	EnQuest	EnQuest
Field Partners	KUFPEC	KUFPEC
Decommissioning liabilities	As per working interest

Overview

Alma and Galia were dormant offshore oil fields that were previously known as Argyll and Duncan, respectively. Alma was the first oil field to be developed in the UKCS and first produced oil in 1975. Alma and Galia lie 5.4 kilometres from each other, approximately 310 kilometres southeast of Aberdeen, Scotland, in blocks 30/24b, 30/24c and 30/25c.

The Group was awarded a 100 per cent. working interest in Alma/Galia in 2011 through the 26th licensing round conducted by the DECC. In 2012, the Group farmed out a 35 per cent. interest in each field to KUFPEC, who became its commercial partner in development. The Group’s decommissioning liability for Alma/Galia is equivalent to its working interest. The Group is currently engaged in a dispute with KUFPEC in relation to the farm out. For further details, see section 13 (Legal and arbitration proceedings) of appendix 9 (Information about the Group) to this Explanatory Statement and section 17 (EnQuest Litigation) of appendix 16 (Additional information) to this Explanatory Statement.

Field and processing technical background

The water depth at the Alma and Galia fields is approximately 80 metres, while the Alma oil reservoir lies at a depth of approximately 2,740 metres. Six wells were originally drilled on Alma, although one was subsequently abandoned due to well blockage and is in the process of being replaced. All of the wells on Alma/Galia feature dual ESP completions which provide the wells with artificial lift. In addition, there is a water injection well at the Alma water injection drill centre. Oil from Alma/Galia is transmitted through a series of flowlines to the EnQuest Producer FPSO, where it is processed and stored. From there, the oil is offloaded onto a tanker and transported to buyers. Offloading is scheduled for once every four weeks and is subject to change depending on production levels.

Developments

In the first half of 2015, the EnQuest Producer FPSO left the yard in Newcastle, successfully completed marine performance trials and was towed out to the field, where it was securely moored. It was first made “storm safe” and then all the remaining anchor chains were installed. All the risers were then pulled in and the ship was able to weathervane. The subsea equipment was successfully function tested from the vessel via the umbilicals. The Galia production well was also completed and tied into the production manifold.

First oil from the Alma/Galia development was achieved on 27 October 2015, following the safe delivery of final commissioning of all the required systems. In the second half of November 2015, production from the first two Alma ESP wells was increased as the Galia well was also brought onstream.

The EnQuest Producer FPSO has performed consistently well since first oil. High levels of uptime have been achieved on the EnQuest Producer FPSO, with 77 per cent. in 2015 and over 90 per cent. in early 2016.

Recent performance and activity programme

Six Alma/Galia production wells were commissioned by March 2016. All these wells were brought onstream by early second quarter 2016 and after analysis of the initial results, a production performance enhancing work programme was established. This programme is now complete. The K2 (AP5) well cleaned up naturally after a number of weeks of production, resulting in a substantial increase in production, K1 (AP4) required a chemical treatment which was successful, and the workover of another production well, K3z (AP1), was carried out in early August, further increasing production, taking gross Alma/Galia production levels to around 18,785 boepd between 5 August 2016 and 31 August 2016.

The drilling of well K7, the replacement for the uncompleted K6, is on track, with completion operations underway. K7 should be online by around the end of 2016.

7.6                                   Alba

Alba had an average production of 1,178 boepd in 2015, a 36 boepd decrease from an average production of 1,214 boepd in 2014. Alba had an average production of 1,236 boepd in the first half of 2016, a 13 boepd, or a 1.0 per cent., decrease from an average production of 1,249 boepd in the first half of 2015.

Location	Offshore, UKCS
Production Facility	Alba Northern platform
EnQuest Working Interest	8.00%
Operator	Chevron North Sea Limited
Field Partners	Chevron North Sea Limited, Centrica Resources Limited, Endeavour Energy UK Limited, Mitsui E&P UK Limited and Statoil (U.K.) Limited
Decommissioning liability	As per working interest

Overview

Alba is located in block 16/26a in the UKCS, approximately 209 kilometres northeast of Aberdeen, Scotland. Alba was discovered in 1984 and first produced oil in 1994. Chevron is the operator of the Alba oil field.

In January 2013, the Group acquired an 8 per cent. working interest in Alba upon acquiring two affiliate companies of CIECO Energy (UK) Limited. The Group’s partners at Alba include Chevron North Sea Limited, the operator (23.37 per cent. working interest), Centrica Resources Limited (12.65 per cent.), Endeavour Energy UK Limited (25.68 per cent.), Mitsui E&P UK Limited (13.3 per cent.) and Statoil (U.K.) Limited (17 per cent.). The Group’s decommissioning liability for Alba is equivalent to its working interest.

Field and processing technical background

As of 30 June 2016, there were 21 active platform production wells, five injector wells and ten active producing wells, consisting of eight producing wells and two injector wells, at Alba. The Alba Northern offshore platform is located in the northern area of the oil field, and there are two subsea manifolds located in the south of the field that are tied back to the platform. Oil is exported from the Alba Northern platform by offload tankers and delivered to onshore oil terminals.

Recent performance and activity programme

Production at Alba during the six months ended 30 June 2016 was 1,236 boepd, closely in line with production for the first six months ended 30 June 2015. This reflected the net effect of the A70 production well being brought online in April, with its performance exceeding expectations, and the two week shutdown early in the year as a consequence of bad weather, followed subsequently by high operational uptime. The A71 production well was drilled in August 2016 and is anticipated to be online later in the second half of 2016.

7.7                                   PM8/Seligi

The Group’s offshore operations at PM8/Seligi had an average production of 8,689 boepd in 2015, of which it was entitled to 5,958 boepd, compared to an average production of 3,459 boepd in 2014 (being the net production from June 2014, when the Group acquired its 50 per cent. working interest in PM8/Seligi, to December 2014, averaged over the full year), of which it was entitled to 2,078 boepd.

	North Raya, South Raya, Lawang, Langat, Yong and Serudon	Seligi
Location	Offshore Malaysia	Offshore Malaysia
Production Facility	Raya Alpha, Raya Bravo, Lawang, Serudon platforms	Seligi platforms (Alpha, Bravo, Charlie, Delta, Echo, Foxtrot, Golf, Hotel)
EnQuest Working Interest	50.00%	50.00%
Operator	EnQuest	EnQuest
Field Partners	PETRONAS Carigali Sdn Bhd	PETRONAS Carigali Sdn Bhd

	North Raya, South Raya, Lawang, Langat, Yong and Serudon	Seligi
Decommissioning liabilities	As per working interest	Based on proportionate share of remaining oil reserves from 1 January 2014 plus as per working interest for new platforms, facilities and wells installed after 1 January 2014

Overview

The production sharing contract for PM8/Seligi covers a group of oil fields, including the producing Seligi oil field. The Seligi oil field is located in the Malay basin, approximately 240 kilometres offshore Peninsular Malaysia in a water depth of 73 metres. The field was discovered in 1971 through the Seligi-1 exploration well, and a total of 11 appraisal wells were drilled to delineate the fields. First oil at Seligi oil field was achieved in 1988. The Seligi oil field encompasses approximately 80 square kilometres.

PM8 comprises six developed fields, Lawang, Langat, Serudon, North Raya, South Raya and Yong. The fields were discovered between 1990 and 1994 and were progressively developed between 1998 and 2003, with first oil production occurring in 1998. PM8 fields together encompasses approximately 20 square kilometres. PM8 fields are developed with unmanned minimum facility type platforms which are linked back to the Seligi oil field. A total of 26 wells have been drilled to date.

The Group acquired a 50 per cent. working interest in the Seligi oil field and the PSC in respect of PM8 from ExxonMobil Exploration and Production Malaysia Inc. in June 2014. It also entered into an agreement with the state-owned PETRONAS for the continuing development and production of petroleum resources from the PSC in respect of PM8 and the Seligi oil field until 2033. The Group’s working interest in the PM8/Seligi PSC is 50 per cent. The Group’s partners under the PM8/Seligi PSC are PETRONAS Carigali Sdn Bhd and E&P Malaysia Venture Sdn Bhd, with working interests of 40 per cent. and 10 per cent., respectively.

Field and processing technical background

The Seligi oil field encompasses approximately 80 square kilometres and was developed via eight platforms which were installed between 1988 and 2001. A total of more than 228 wells have been drilled to date. The manned Seligi-A complex, which includes a main production platform and separate bridge-linked gas compression platform, serves as the main hub. Seven unmanned, minimum facilities satellite platforms are tied back to the Seligi-A platform complex via full well-stream producing pipelines and lift gas supply pipelines.

The adjacent PM8 fields together encompass approximately 20 square kilometres and were developed with four unmanned, minimum facility type platforms which are linked back to the Seligi-A platform via full well-stream producing pipelines and lift gas supply lines. A total of 26 wells have been drilled to date.

After separation, crude oil from PM8/Seligi is transported via the Tapis pipeline (operated by ExxonMobil) to the Terengganu Crude Oil Terminal for processing and sale to the domestic market or export.

Developments

The Group assumed offshore field operations in October 2014 and the overall transition was completed in December 2014. The PM8/Seligi asset has delivered strong production performance, well above target, due to improved production efficiency and to the successful idle well restoration activities completed since the Group assumed operatorship. In 2015, the Group was able to deliver material production improvements in both facility uptime and production.

The 2015 PM8/Seligi field infrastructure work programme focused on inspections to establish pipeline, vessel and structural integrity baselines and on overhauls and repairs to gas compression trains. As a result, compressor availability was improved from 70 per cent. to 95 per cent. and overall production efficiency was increased from approximately 80 per cent. to over 90 per cent., delivering an immediate boost to production. In addition, well intervention activities were completed to restore idle wells and optimise existing wells, leading to a production gain of approximately 3,000 gross boepd in the fourth quarter of 2015.

Recent performance and activity programme

Production of 8,152 boepd from PM8/Seligi during the first six months of 2016 was up 5 per cent. on production for the same period during 2015. Production in 2016 started strongly as a result of unusually calm January weather and a successful well intervention. In the second quarter of 2016, a pro-active 11-day shutdown was executed to complete safety checks and inspections that were deemed prudent, after which production returned to good levels. PM8/Seligi’s performance is supported by strong production efficiency and the on-going idle well restoration programme.

In the near term, the Group will continue to enhance production by investing in well interventions and facility integrity to maximise both reliability and production efficiency at low cost. Longer term, development drilling, secondary recovery and field life extension activities will contribute to improved recovery and additional reserves.

7.8                                   Tanjong Baram

The Tanjong Baram field had an average production of 373 boepd in 2015 (based on net production from first production in June 2015 averaged over the twelve months to the end of December 2015), of which the Group was entitled to 261 boepd.

Location	Offshore, Malaysia
Production Facility	Tanjong Baram wellhead platform
EnQuest Working Interest	70.00%
Operator	EnQuest
Field Partner	Uzma Energy Venture (Sarawak) Sdn Bhd
Decommissioning liability	No decommissioning liabilities under the RSC

Overview

The Tanjong Baram field was discovered in 1995 in the West Baram Delta province, in water depths of 10 — 20 metres and around 6 kilometres off the coast of Sarawak, East Malaysia. In March 2014, the Group signed a SFRSC with Uzma and PETRONAS to develop and produce the Tanjong Baram field for a period up to March 2023. See section 16.5(m) (Material contracts—Agreements relating to EnQuest’s assets—Tanjong Baram agreements) of appendix 16 (Additional information) to this Explanatory Statement for further details.

Field and processing technical background

The Tanjong Baram field is designated by PETRONAS as a small marginal field.

The Tanjong Baram development currently consists of an unmanned lightweight wellhead platform located in 10 metres of water, a single flexible pipeline and two producing wells. Production is evacuated through an 8-kilometre tie-back to the West Lutong-A platform operated by PETRONAS under a Production Handling Agreement.

Developments

First production from the Tanjong Baram field was achieved on schedule in June 2015. The host platform operator PETRONAS requested changes to the receiving vessel to accommodate the volumes of liquids in the associated gas. This required the field to be shut-in two months while the work was completed. Tanjong Baram was successfully restarted on 18 August 2015 and the field was producing close to 3,000 gross boepd by the end of 2015 and 2,000 gross boepd at the end of the first half of 2016.

Recent performance and activity programme

Tanjong Baram produced 1,281 net boepd during the first six months of 2016, its first full six months of operation. Production had not yet commenced for the same period in 2015.

8.                                          Operated development assets

All of the Group’s operated development assets are offshore oil fields in the UKCS.

8.1                              Kraken

The Kraken development asset is the Group’s largest development project to date.

Location	Offshore, UKCS
Production Facility	Kraken FPSO
EnQuest Working Interest	70.50%(1)
Operator	EnQuest Heather
Field Partners	Cairn Energy PLC
Decommissioning liability	As per working interest

Note:

(1)             With economic effect from 1 January 2016, the Group increased its working interest in Kraken from 60 per cent. to 70.5 per cent.

Overview

Kraken is a large heavy oil accumulation in the East Shetland basin, located in block 9/2b to the west of the North Viking Graben located approximately 350 kilometres northeast of Aberdeen, Scotland. The Group is the operator of the asset with a 70.5 per cent. working interest and are continuing to progress it to development following appraisal and well test results with first oil expected in the first half of 2017. The Group’s current partner at Kraken is Cairn Energy PLC, with a working interest of 29.5 per cent.

The Group acquired its first working interest in Kraken in January 2012 when it acquired two companies from Canamens Limited, whose assets included a 20 per cent. working interest in Kraken. Later that month, the Group acquired a further 25 per cent. working interest from Nautical Petroleum plc and it became the new operator of Kraken by way of vote of interest holders under the joint operating agreement. In September 2012, the Group acquired a further 15 per cent. working interest in Kraken from First Oil plc. Cairn Energy PLC became a field partner following its acquisition of Nautical Petroleum PLC, the Group’s previous field partners at Kraken. As a result of First Oil plc going into administration, EnQuest and Cairn Energy PLC took up First Oil plc’s interest pro rata to their then holdings and thus, with effect from 1 January 2016 the Group acquired an additional 10.5 per cent. interest, bringing its total interest to 70.5 per cent. The Group’s decommissioning liability for Kraken is equivalent to its working interest. See also section 16.5(j)(iii) (Material contracts—Agreements relating to EnQuest’s assets—Kraken agreements—First oil agreements) of appendix 16 (Additional information) to this Explanatory Statement.

Field technical background and development

Kraken has two separate heavy oil fields: Kraken and Kraken North. The oil fields lie at water depths ranging from approximately 107 to 125 metres. In 2013, the DECC approved the Group’s field development plan for Kraken.

To date, the Company has conducted extensive subsurface analysis and has drilled an appraisal well at Kraken North with the aid of the Geostreamer Seismic Survey.

The fixed pipeline systems for the first two Kraken drill centres were installed on the seabed in the first half of 2015. Installation of the mooring system for the Kraken FPSO also commenced in the first half of 2015. Following manufacture, the submerged turret/buoy was transported to the field and successfully installed. Drill centre one and two were fully connected to the turret/buoy.

In the second half of 2015, following the completion of the Kraken batch top-hole drilling programme at drill centre one, the drilling rig progressed with the drilling of individual wells into the reservoir. Reservoir analysis of the two full well penetrations completed as of the end of 2015 correlated very closely with the previous subsurface prognosis based on the Group’s subsurface analysis. Procurement, manufacture and installation are continuing in relation to the next phases of wells, subsea infrastructure and the Kraken FPSO.

Expected gross capex for the Kraken development was reduced by an additional approximately US$100 million in October 2016. The gross full cycle capital expenditure estimate has now been reduced to US$2.5 billion from US$3.2 billion at sanction in 2013.

The Group expects Kraken to have a long field life of over 20 years with the prospect of relatively low decommissioning costs.

Recent progress and activity programme.

Overall the project remains on schedule and below budget, with first oil anticipated in the first half of 2017.

The Kraken FPSO is nearing mechanical completion with focus now on pre-commissioning and commissioning activities. All four boilers are mechanically complete and commissioned. All four engines are mechanically complete and have been fully tested on load individually and in synchronised mode and the turret area is also mechanically complete. The accommodation module is fully operational and the operations crew are living on-board. Commissioning activities are ramping up at the quayside before sailing the vessel to deep-water anchorage in order to commission systems such as water injection pumps, HSP power fluid pumps, sulphate reduction package, fire water and deluge, lifeboats.

The subsea installation programme is now complete, with all three drill centres fully connected to the STP buoy for hook up to the FPSO. There is one short programme planned to install the last mooring pile and wire/chain.

The drilling programme continues to make excellent progress. A total of four producer and four injector wells have now been safely drilled and completed, with results meeting or exceeding pre-drill predictions. In October 2016, the Group announced a further approximately US$100 million reduction in the gross full cycle Kraken capital expenditure estimates to approximately US$2.5 billion. This reduction was primarily possible because of the progress on drilling, the execution of the subsea programme and contingency reductions; these capital expenditure reductions will reduce cash outflow in 2017 and beyond.

8.2                                   Scolty/Crathes

Location	Offshore, UKCS
Production Facility	Kittiwake platform
EnQuest Working Interest	50%
Operator	EnQuest
Field Partner	MOL GROWEST (I) Limited
Decommissioning liability	As per working interest

Overview

The Scolty/Crathes development assets are in blocks 21/8a (Scolty) and 21/12c and 13a (Crathes) of the UKCS. Scolty was discovered in 2007 by well 21/8-3 and Crathes was discovered in 2011 by well 21/13a-5. The Group has a 50 per cent. working interest in each of Scolty and Crathes and is the operator of both. The Scolty/Crathes development received regulatory approval and was sanctioned by the Company in the second half of 2015. Scolty/Crathes was the only pure oil offshore development approved by the Oil & Gas Authority in 2015.

Field technical background and development

The Scolty/Crathes development consists of single horizontal wells, equipped with gas lift, to be drilled in each of the Scolty and Crathes fields. The fields will be tied back to the Kittiwake platform, in the Greater Kittiwake Area where the fluids will be processed and the oil exported to shore via the Forties pipeline system. The two fields will pay a processing tariff to GKA up to the end of 2020 after which they will share operating expenditure. Regional pressure history and partial pressure depletion in the wells supports the connectivity through an aquifer to the Forties field. A strong aquifer is expected to support well productivities and pressure maintenance with water injection is not planned.

Recent progress and activity programme

The Scolty/Crathes development remains ahead of schedule and under budget, with the subsea and topside programmes both progressing well. First oil is expected to be deliverable around the end of 2016. The execution of the Group’s 2016 drilling programme has been particularly noteworthy with both wells being drilled and completed safely, ahead of time and under budget. The Scolty reservoir was on prognosis and the Crathes reservoir exceeded expectations, with a small reserves upgrade anticipated. The wells are complete and ready to deliver production through the subsea infrastructure to the Kittiwake Host platform. Construction work on the GKA platform has also progressed well, with all major units having now been installed offshore; the subsea scope is also progressing well. A planned shutdown is currently taking place, allowing essential tie-in work to be carried out in preparation for first oil.

9.                                          Competition

The oil industry is competitive, and the Group competes with a substantial number of other companies, many of which have greater resources than it does. Many of these companies explore for, produce and market oil and natural gas, have refining operations and market the resulting products on a worldwide basis. EnQuest’s competitors include national oil and gas companies, major international oil and gas companies and independent oil and gas companies. The oil and gas business is highly competitive in the search for and acquisition of reserves, in the procurement of rigs and other production equipment, in the production and marketing of oil and gas and in the recruitment and employment of qualified personnel. See “Risks relating to the Group’s business—The Group depends on its board of directors, key members of management, independent experts and technical and operational service providers and on its ability to retain and hire such persons to effectively manage its business” in appendix 8 (Risk factors) to this Explanatory Statement.

In addition, EnQuest competes with oil and gas companies in the bidding for production licences, farm-ins and other contractual interests in licences that are made available by governments or are for sale by third parties. Competition for such assets is likely to come from companies already present in the region in which the production licences are located as well as new entrants. Competition also exists between producers of oil and natural gas and other industries producing alternative energy and fuel, such as solar and wind energy.

Furthermore, competitive conditions may be substantially affected by various forms of energy legislation and/or regulation considered from time to time by the governments of the jurisdictions in which the Group operates. It is not possible to predict the nature of any such legislation or regulation that may ultimately be adopted or their effects upon the Group’s future operations. Such legislation and regulations may, however, substantially increase the costs of developing, producing, marketing or exploring for oil and may prevent or delay the commencement or continuation of a given operation. The effect of these risks cannot be accurately predicted. See “Risks relating to the Group’s business—The Group’s business is subject to licensing and other regulatory requirements, which are subject to change, in the countries in which it operates, and it is subject to the risks of licences or other agreements being withheld, suspended, revoked or terminated and of the Group’s failing to comply with relevant licences, agreements or other regulatory requirements” in appendix 8 (Risk factors) to this Explanatory Statement.

10.                                   Business arrangements

10.1                            Product lifting and distribution

Petroleum from Heather/Broom is processed at the Heather A offshore platform and then transported through the Ninian pipeline system to SVT. The Group also has the capability to import fuel gas from the Western Leg pipeline to the Heather A platform. Petroleum from Thistle/Deveron is processed at the Thistle Alpha offshore platform and then is transported to SVT through the Brent System pipeline via the Dunlin and Cormorant platforms.

The Group’s participation in these pipeline systems and SVT is regulated by various operating agreements and the Group holds equity interests in these assets. The costs of maintaining and operating these facilities are shared among the users thereof on a throughput-related basis. The Group is party to a cross-user liability agreement that provides indemnities between the various groups of owners and between the individual owners for injury or damage caused by the performance or non-performance of their obligations in respect of SVT, the Ninian pipeline system, the Dunlin to Cormorant pipeline and the Brent system pipeline. See “Risks relating to the Group’s business—The Group relies on third-party infrastructure such as the Sullom Voe Terminal and the Terengganu Crude Oil Terminal that it does not control and is subject to tariff charges that it does not control” in appendix 8 (Risk Factors) to this Explanatory Statement.

Petroleum from Alba, where the Group holds a minority interest, is transported by offload tanker from the Alba Northern platform to onshore terminals. With respect to production from GKA (including future production from the tied-back Scolty/Crathes development), the Group holds an equity interest in an offshore platform at Kittiwake and a 100 per cent. interest in a pipeline linking this platform to the Forties Unity platform. GKA fields are tied via subsea infrastructure to the offshore platform at Kittiwake. Petroleum from the platform at Kittiwake is transported via pipeline to the Forties Unity platform where it is then transported to shore at Cruden Bay via the Forties Unity pipeline system. The petroleum is taken from Cruden Bay to Grangemouth for further processing.

Production from Tanjong Baram is evacuated through an 8-kilometre tie-back to the West Lutong-A platform operated by PETRONAS under a Production Handling Agreement. Production from PM8/Seligi is transported via the Tapis pipeline (operated by ExxonMobil) to the Terengganu Crude Oil Terminal for processing and sale.

With respect to future production from Kraken, the Kraken FPSO will be connected to wells via subsea infrastructure. Offload tankers will transport produced oil from the Kraken FPSO to onshore oil terminals.

10.2                            Sales and customers

The Company’s entitlement to oil (in terms of Brent Blend) is made available for sale at SVT for the Group’s UKCS production (excluding GKA and Alma/Galia), the Kinneil Oil Terminal for the Group’s GKA production and the Terengganu Crude Oil Terminal for the Group’s Malaysian production. Production from Alma/Galia is lifted by tanker and cargoes which have been sold are then delivered to the relevant buyer’s terminal.

The Group’s oil sales for its UKCS assets are primarily priced using the Platts Dated Brent crude oil benchmark and the majority of sales are priced on a month average basis. Differentials to the benchmark price are negotiated with customers. Fixed differentials are negotiated for term sales and differentials on spot sales are negotiated on a cargo-by-cargo basis. Prices for the Group’s Malaysian oil sales are set by the Malaysian OSP, which is generally a significant premium to the Platts Dated Brent benchmark. A Tapis differential is then applied to the Malaysian OSP and further differentials are negotiated with customers.

As of 31 December 2015, the Group had three customers accounting for 65 per cent. of outstanding trade and other receivables (2014: three customers, 89 per cent.; 2013: two customers, 72 per cent.) and five joint venture partners accounting for 98 per cent. of joint venture receivables (2014, three joint venture partners, 95 per cent.; 2013: three joint venture partners, 99 per cent.). Substantially all of the Group’s oil sales during 2015 were to three counterparties: Vitol (28.4 per cent.), TOTSA (18.7 per cent.) and Petron (11.2 per cent.). The Company is considering alternative sales and marketing options for its production, which may help it to diversify its customer base, in particular with respect to production from Alma/Galia and Kraken (where oil will also be lifted by tanker and delivered for sale to a port).

10.3                            Suppliers and third-party contractors

The Group relies on the services of various contractors and advisers in the performance of the Group’s activities, including drilling and related operations.

The Group has an agreement with KCA Deutag, an international drilling contractor. KCA Deutag provides platform drilling services on Heather and Thistle under this framework agreement. This is a call-out services agreement and the value of these depend on the level of drilling activity performed during the year.

Engineering and construction services for the Heather, Broom and Thistle fields have been provided by the PSN Wood Group since November 2009. The annual value of the Group’s contract with the PSN Wood Group varies dependent upon the level of activity performed during the year.

10.4                            Field and commercial partners

The majority of the Group’s assets are owned, explored and developed through commercial partnerships with international and national oil and gas companies. When EnQuest evaluates whether to enter into a commercial partnership or joint venture, it seeks prospective commercial partners who will complement the Group’s existing strengths. EnQuest conducts thorough business and financial diligence on all its prospective commercial partners and strive to ensure they will be able to finance their portion of any development.

During the life-cycle of the commercial partnership or joint venture, EnQuest often has a very active role in the technical, financial and administrative management of operations including in situations in which it does not take on an official operator role. The Group typically maintains involvement with many aspects of operations and works closely with its commercial partners to ensure that it remains in compliance with the on-going obligations under the licences or agreements pursuant to which the Group operates. For a discussion of certain risks associated with the Group’s reliance on commercial partners, see “Risks relating to the Group’s business—The Group conducts most of its operations with commercial partners which may increase the risk of delays, additional costs or the suspension or termination of the licences or the agreements that govern the Group’s assets” in appendix 8 (Risk factors) to this Explanatory Statement.

10.5                            Seasonality

Seasonal weather conditions (particularly winter in the UKCS and the monsoon season in Malaysia) and licence stipulations can limit the Group’s drilling and producing activities and other oil and natural gas operations in certain areas. These seasonal anomalies can increase competition for equipment, supplies and personnel during the spring and summer months, which can lead to shortages and increase costs or delay the Group’s operations. These seasonal anomalies may also reduce the available weather windows for hooking up the Kraken FPSO.

10.6                            Health, safety, environment and assurance

The Group is subject to a wide range of laws, regulations, directives and other requirements governing the protection of the environment and health and safety matters. See “Risks relating to the Group’s business—The Group could incur material costs to comply with, or as a result of liabilities under, health and safety and environmental regulations” in appendix 8 (Risk factors) to this Explanatory Statement. One of its top priorities is to achieve and maintain high health, safety and environmental performance. The Directors believe the Group has robust management systems, a culture of positive engagement and a commitment to continuous improvement. It is committed to respecting the people and environments that its business may affect, and it aims to operate its business to achieve safe results, with minimal or no harm to people or the environment. To achieve this the Company aims to manage its business in compliance with legislation and industry standards, maintain high-quality systems and processes and seek to maintain safe and healthy workplaces.

Health and safety

To help ensure that the Group maintains safe and healthy workplaces for all the Group’s employees and contractors, the Group has developed a Health & Safety Management System that is aligned with the requirements of the Occupational Health and Safety Assessment Series Standard—OHSAS 18001:2007.

Each of the Group’s assets are inspected periodically by the Health and Safety Executive. There have been three instances of non-compliance with health and safety legislation reported, with improvement notices issued. The non-compliance and remediation has not had and is not expected to have a material impact on the Group.

Environmental

The Group has in place an Environmental Management System to ensure its activities are conducted in such a way that the Group manages and mitigates its impact on the environment.

The Group’s system is aligned with the requirements of the International Organization for Standardization’s environmental management system standard—ISO 14001:2004. The Group’s

Environmental Management System was verified under The Convention for the Protection of the Marine Environment of the North-East Atlantic OSPAR Recommendation 2003/5 and applicable guidance in October 2012.

Assurance

The Group strives for continuous improvement in its HSE&A performance. EnQuest periodically audits and reviews the Group’s HSE&A management system, to help ensure compliance with all applicable regulations, as well as the Group’s policies, principles, processes and procedures, and to identify areas for improvement.

The Group’s risk-based audit and assurance programme is designed to measure the conformance and effectiveness of HSE&A management across all operations, including contractor and supplier organisations as applicable. Other assurance activities are also periodically conducted to ensure that the Group learns, and proactively identifies areas to improve its HSE&A performance.

10.7                            Insurance

The Group maintains the types and amounts of insurance coverage that it believes are consistent with customary industry practices in the jurisdictions in which the Group operates. The Group’s oil and gas properties and liabilities are insured within an operational energy insurance package. Coverage under the terms of this insurance package includes physical damage, operators extra expense (well control, seepage, pollution clean-up and re-drill) and third party liabilities. Coverage is placed in respect of scheduled worldwide oil and gas exploration and production activities. The Directors believe limits and deductibles in force for the Group are in line with applicable oil industry insurance standards.

Where applicable, construction all risks insurance coverage is procured in respect of development projects. Such coverage is generally for works executed anywhere in the world in performance of contracts wherein the Group is at risk including loss of, or damage to, the pipeline systems, risers, umbilicals, Christmas trees and completions to be installed and liabilities to third parties arising therefrom.

The Group’s philosophy is to arrange such other insurance from time to time in respect of its other operations as required and in accordance with industry practice and at levels which it feels adequately provide for the Group’s needs and the risks that it faces. The Group has not had any material claims under its insurance policies that would either make them void or materially increase their premiums. There can be no assurance, however, that the Group’s insurance coverage will adequately protect it from all risks that may arise or in amounts sufficient to prevent any material loss. See “Risks relating to the Group’s business—The Group does not insure against certain risks and its insurance coverage may not be adequate for covering losses arising from potential operational hazards and unforeseen interruptions” in appendix 8 (Risk Factors) to this Explanatory Statement.

11.                                   Employees

As at 31 August 2016, the Group had 433 full-time equivalent employees. As of 31 December 2013, 2014 and 2015, the Group employed 514, 765 and 642 full-time employees, respectively. As of 30 June 2015 and 2016, the Group employed 731 and 625 full-time employees, respectively.

The following table sets forth the Group’s full-time employees as of 31 December 2013, 2014 and 2015 and as of 30 June 2015 and 2016.

	As of 31 December			As of 30 June
	2013	2014	2015	2015	2016
Directors	7	7	8	7	7
Operational (onshore)	206	255	277	280	266
Operational (offshore)	13	120	137	140	130
Corporate	38	28	24	28	24
Contractors(1)	250	355	196	276	198
Total	514	765	642	731	625

Note:

(1)             Excluding contractors who are employed through a third party.

	As of 31 December			As of 30 June
	2013	2014	2015	2015	2016
UK	507	648	491	590	458
Malaysia	4	112	138	128	152
Dubai	3	5	13	13	15
Total	514	762	642	731	625

The Directors believe that the Group has satisfactory working relationships with its employees and have not experienced any significant labour disputes or work stoppages. The Directors believe that the Group has good working relationships with its employees in all territories. There is no unionisation currently in place for EnQuest employees at any of the Group’s locations and the Group has not suffered any labour disputes or stoppages.

12.                                   Bribery laws

The Group has consolidated anti-bribery policies in light of the guidance provided by the UK authorities following the introduction of the UK Anti-Bribery Act. The Company has implemented company-wide training on these policies.

13.                                   Legal and arbitration proceedings

The Group becomes involved from time to time in various claims and lawsuits arising in the ordinary course of its business. Other than as discussed below, the Company is not, nor has been during the past 12 months, involved in any governmental, legal or arbitration proceedings which, either individually or in the aggregate, have had, or are expected to have, a material adverse effect on the Company’s and/or the Group’s financial position or profitability, nor, so far as the Company is aware, are any such proceedings pending or threatened. See “Risks relating to the Group’s business—The Group’s operations are subject to the risk of litigation” in appendix 8 (Risk factors) to this Explanatory Statement.

The Group is currently engaged in a dispute with KUFPEC, the Group’s field partner in respect of Alma/Galia. KUFPEC has commenced a court action in the High Court of Justice claiming an alleged breach of one of the Group’s warranties provided under the Alma/Galia Farm-in Agreement and seeking damages of US$91 million (the maximum breach of warranty claim permitted under the Alma/Galia Farm-in Agreement), together with interest. The court proceedings are currently stayed as the parties attempt to resolve the disputed issues. In the event that no agreement is reached and the court proceedings are recommenced, the Directors believe that a considerable period will elapse before a decision is reached by the courts. The Directors consider the merits of the claim to be poor and the Group intends to vigorously defend itself. The Group has not made any provisions in respect of this claim as the Directors believe the claim is unlikely to be successful; and in any event the Directors believe the chances of an outcome exposing the Group to material damages are remote. There can, however, be no assurances that this claim will not ultimately be successful, or that the Group would not otherwise seek to enter into a settlement or compromise in respect of this claim, or that in the event of any such circumstances the Group would not incur costs and expenses in excess of its estimates.

The Group is also currently engaged in discussions with EMAS, one of the Group’s contractors on Kraken who performed the installation of a buoy and mooring system, in relation to the payment of approximately US$20 million of variation claims which EMAS claims is due as a result of soil conditions at the work site being materially different from those reasonably expected to be encountered based on soil data previously provided. The Group is confident that such variation claims are not valid and that accordingly such amount is not due and payable by the Group under the terms of the contract with EMAS. No formal court action has been commenced or threatened by EMAS. The parties are currently in discussions pursuant to the dispute resolution process under the contract.

APPENDIX 10

Overview of EnQuest’s market

Certain of the projections and other information set forth in this appendix have been derived from external sources including Oil & Gas UK (a non-profit organisation whose members comprise oil and gas companies with active operations in the UKCS), International Energy Agency, PWC — The Malaysian Oil & Gas Industry, Malaysia Energy Statistics Handbook 2015, Factset, the U.K. government website (www.gov.uk), UKCS Maximising Recovery Review: Final Report and the Department of Energy and Climate Change. A member of the Company’s Senior Management serves on the board of directors for Oil & Gas UK. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. The Company believes that these industry publications, surveys and forecasts are reliable, but the Company has not independently verified them and cannot guarantee their accuracy or completeness.

The projections and forward-looking statements in this appendix are not guarantees of future performance and actual events and circumstances could differ materially from current expectations. Numerous factors could cause or contribute to such differences. See appendix 8 (Risk factors) to this Explanatory Statement and the section entitled “Forward-looking statements” under “Important Notice” at the front of this Explanatory Statement.

1.                                          Introduction

Following years of stability, crude oil prices collapsed by approximately 77 per cent. with the Brent Global Spot ICE decreasing from a high of US$115 per barrel in June 2014 to US$27.88 per barrel in January 2016. The collapse in prices was largely driven by a combination of a slowdown in global demand and a surge in supply from countries outside of OPEC. However, prices recovered during the first half of 2016 peaking at approximately US$50 per barrel in June 2016 following production outages due to wildfires in Canada and several attacks on Nigeria’s oil network by rebel groups. (Source: International Energy Agency Oil Medium-Term Market 2015).

Global crude oil demand increased by 1.78 thousand barrels per day year on year (“YoY”) in 2015 with countries outside the Organization for Economic Cooperation and Development (“OECD”) accounting for approximately 51 per cent. of global demand and representing approximately 78 per cent. of the 1.78 thousand barrels per day increase. China was the largest contributor to Non-OECD demand, with 11.4 thousand barrels per day. OECD members’ demand grew marginally in 2015 by 0.4 thousand barrels per day. (Source: International Energy Agency — Oil Market Report, July 2016).

The decision against a reduction in supply to rebalance the global oil markets in 2014 by OPEC member states resulted in crude oil prices spiralling downwards. OPEC members increased production in 2015 by 1.2 thousand barrels per day representing a significant step up given OPEC supply was flat between 2013 and 2014. Non-OPEC supply increased as well, however the YoY change between 2014 and 2015 of 1.3 thousand barrels per day was considerably lower compared to the 2.5 thousand barrels per day increase between 2013 and 2014. The slowdown in non-OPEC supply was a function of the lower oil price environment which rendered the costs involved with unconventional production, particularly in North America, too high to carry on with at the same rate in 2014. (Source: International Energy Agency Oil Market Report, January 2016).

2.                                          UK Continental Shelf

2.1                                   Overview of the UKCS

The UKCS can be broadly divided into five main areas: the Central North Sea, the Northern North Sea, the Southern Gas Basin, the West of Britain and the Atlantic Margin. Amoco discovered the first oil in the U.K. sector of the North Sea in 1969 in what is now the Arbroath field and the first U.K. offshore oil production commenced in June 1975 from the Argyll field. BP discovered the first North Sea gas field in 1965 (West Sole) and production of gas in the UKCS began in March 1967 when the West Sole field was brought on-stream in the Southern Gas Basin. After the first exploration success, the surge in activity led to more than 25 bboe being discovered by the mid-1970s. More than 43 bboe have been recovered from 1967 to 2015, with further overall recovery forecast to be up to 22 bboe. The UK has the potential to deliver 8 to 12 bboe in existing reserves, 1.5 to 4 bboe in potential additional resources and 2 to 6 bboe in yet-to-find potential. (Source: Oil & Gas UK Economic Report 2015)

2.2                                   Activity in the UKCS

Production from the UKCS averaged 1.64 million boepd in 2015, a 9.7 per cent. increase from 2014. This increase is the result of improved production efficiency and asset upgrades, as well as production from new field start-ups. Despite the improvement in production, revenues fell by 30 per cent. between 2014 and 2015 to £18.1 billion — a consequence of the lower oil price environment. The industry has made substantial progress in reducing costs and improving efficiency, with unit operating costs falling from US$29.30 per barrel to US$20.95 per barrel in 2015. Costs are expected to fall another 20 per cent. to around US$17 per barrel during the course of 2016. (Source: Oil & Gas UK Activity Survey, 2016)

2.3                                   Exploration and appraisal activity

Exploration drilling is at its lowest since exploration on the UKCS began in 1964. In 2015, 13 exploration wells were drilled, discovering 150 Mmboe of recoverable reserves (the best success per exploration well in ten years). From 2000 to 2015, 400 exploration wells were drilled, resulting in 4.4 bboe of reserves being discovered. Exploration has continued on its downward trend since 2008, with only 13 wells drilled in 2015 compared with 44 in 2008. This represents a 70 per cent. fall. Lack of funding has had a significant effect on exploration and appraisal activity. In 2015, 12 wells were affected by difficulties in obtaining capital. Just over £780 million was spent on exploration and appraisal activity in 2015, including seismic data acquisition and interpretation. E&A activity is expected to fall in 2016, with 7 — 10 exploration wells and 6 — 9 appraisal wells expected. (Source: Oil & Gas UK Activity Survey, 2016)

2.4                                   Production history

In 2015, the production of 1.64 million barrels per day from the UKCS was 9.7 per cent. higher than the previous year. This represents the first annual production increase on the UKCS since 2000. The rise was driven by a combination of improved performance from existing assets, increased output from fields that came on-stream in 2014 and new start-ups in 2015.

(Source: Oil & Gas UK Activity Survey 2016)

2.5                                   Unit operating costs have fallen significantly

Given the low oil price environment leading to a focus on costs and efficiencies, unit operating costs have fallen from almost US$30 per barrel in 2014 to US$20.95 per barrel in 2015. Unit operating costs are expected to continue to fall in 2016 to US$17 per barrel — a total decrease of 42 per cent. in two years. Despite this reduction in costs and the 10 per cent. increase in production in 2015, if current prices prevail, nearly half of UKCS oil fields will not cover their operating costs in 2016. (Source: Oil & Gas UK Activity Survey 2016)

2.6                                   Sharp reduction in capital expenditures

Capital expenditures decreased by 22 per cent. in 2015 (£11.6 billion) as some large projects reached completion and increased capital discipline in the context of low oil prices saw investments in greenfield or brownfield developments drastically reduced. The majority of capital invested in 2015 was spent on projects which had been approved in previous years, and producing assets accounted for more than a third of total capital expenditures, mostly in order to maintain production levels. Capital expenditures are expected to continue falling and are likely to be below £10.0 billion in 2016, while already approved projects and maintenance investments will continue to represent the majority of capital expenditures in the near future. (Source: Oil & Gas UK Activity Survey 2016)

2.7                                   Significant potential remains

Despite more than 43 bboe of reserves already recovered, the UKCS still has substantial oil and gas resources and exploration potential. Based on the DECC’s latest figures, Oil & Gas UK has estimated that there are up to 22 bboe still to be developed. Current investment plans have the potential to deliver 8 to 12 bboe of reserves from existing fields and already approved investments and an additional 1.5 to 4.0 bboe from incremental and new field developments that have not yet been approved. (Source: Oil & Gas UK Economic Report 2015)

Oil & Gas UK estimates that between 2 and 6 bboe have yet to be discovered. Significant additional investment will be required if these undiscovered resources are to be recovered from the UKCS and recovery will rely, to a large extent, on the availability of existing infrastructure. (Source: Oil & Gas UK Economic Report 2015)

2.8                                   Government measures to encourage activities in the UKCS

Since 1970, the UKCS has seen over £590 billion of investment comprising of £375 billion of capital investment in exploration drilling and field development, £215 billion on production operations and £4 billion on decommissioning assets that have ceased production. In 2014 rising expenditure and falling revenues led to a £4.2 billion cash-flow deficit, the largest on the UKCS since 1976. UKCS capital investment in 2014 was at a record high of £14.8 billion. However, continued decline in production and oil prices has resulted in tax receipts falling sharply since reaching £14 billion in 2008-09. HM Treasury estimates tax receipts of £2.2 billion in the fiscal year 2015-15, which is expected to decline further to just £0.5 billion by 2021. (Source: Oil & Gas UK Economic Report 2015). In addition, rapid decline in exploration has led to fewer hydrocarbon discoveries. (Source: UKCS Maximising Recovery Review: Final Report, Sir Ian Wood, February 2014) A number of initiatives are under way which have the potential to increase the UKCS’s competitiveness and to attract international investment.

2.9                                   The Wood Report

On 10 June 2013, Edward Davey MP, Secretary of State for Energy and Climate Change, announced a review of U.K. offshore oil and gas recovery and its regulation, led by Sir Ian Wood (ex-Chair of the Wood Group). Interim findings of this review were published in November 2013 and a final report was issued in February 2014. The report (the “Wood Report”) identified key issues facing the UKCS:

•                                         Lack of focus on maximising economic recovery: Operators have pursued individual commercial objectives in isolation, with limited shared commitment or obligation to maximise economic recovery across fields. New resources and infrastructure are being designed for specific developments without taking into account wider potential demand.

•                                         Fiscal policy: Fiscal instability has been identified as a significant factor in the basin underperformance.

•                                         Government stewardship: The regulator situated within DECC (the “Regulator”), is significantly under resourced and is not adequate to effectively respond to many of the demands of managing an increasingly complex business and operating environment.

•                                         Industry stewardship: Rapid fall in production efficiency is an indication of poor asset stewardship which the Regulator has not been able to adequately confront. Industry participants must be encouraged to invest more in Enhanced Oil Recovery (“EOR”) and Improved Oil Recovery (“IOR”) techniques in order to avoid leaving significant value behind.

•                                         Lack of collaboration and overzealous legal and commercial behaviour between operators: A lack of collaboration across the industry has increased costs, caused delays and led to poorer recovery.

•                                         High quality strategic thinking by PILOT, but poor implementation: On issues such as exploration, infrastructure and decommissioning, the UKCS requires integrated planning and collaboration to ensure the most efficient approach is adopted across the UKCS. The Regulator and the industry must continue to work together through PILOT, a joint programme involving the Government and the UK oil and gas industry, to implement the strategies already developed in a number of key areas.

The Wood Report made the following recommendations:

•                                         Government and industry to develop and commit to a new strategy for Maximising Economic Recovery from the UKCS (“MER UK”);

•                                         DECC to create a new arm’s length independent regulatory body charged with effective stewardship and regulation of the UKCS hydrocarbon recovery, and maximising collaboration in exploration development and production;

•                                         The Regulator to take additional powers to facilitate implementation of MER UK;

•                                         Develop and implement important sector strategies. The new Regulator should work with the industry to develop and implement strategies outlined in the report which build on the work undertaken within PILOT to underpin the MER UK strategy;

•                                         Exploration (including access to data);

•                                         Asset stewardship (including production efficiency and improved oil recovery);

•                                         Regional development (starting with the southern North Sea);

•                                         Infrastructure;

•                                         Technology (including Enhanced Oil Recovery and Carbon Capture and Storage); and

•                                         Decommissioning.

(Source: UKCS Maximising Recovery Review: Final Report, 24 February 2014)

In July 2014, the Government published its response to the Wood Review. It accepted all the Wood Review’s recommendations, and established the Wood Review Implementation Team to implement the recommendations. This includes:

•                                         the foundation of the UK Oil and Gas Authority, a new regulatory body headquartered in Aberdeen with significant presence in London. On 1 April 2015, the UK Oil and Gas Authority was established as an Executive Agency; and

•                                         the formation of an interim advisory panel to advise on the implementation of the Wood Review, chaired by Sir Ian Wood.

2.10                            Fiscal Regime and Tax Reforms

In the 2014 Budget, the government announced that they would revise the UK’s oil and gas regime to ensure it continues to incentivise economic recovery as the basin matures. In December 2014, the government published a report titled Driving Investment: a Plan to Reform the Oil and Gas Fiscal Regime. In this report, the government recognised that the tax burden has to fall as the basin matures. It also addressed that fiscal policy should be internationally competitive, and that the UKCS would no longer be viewed as a revenue raising asset, but for the full economic value it could deliver across the oil & gas value chain.

In the March 2015 Budget, HM Treasury announced a range of tax reforms to help attract fresh investment. This received continued endorsement in the summer Budget 2015, with further measures announced in the March 2016 Budget. The SCT was reduced to 20 per cent. from 1 January 2015 and to 10 per cent. from 1 January 2016; the PRT was reduced from 35 per cent. to 0 per cent. from 1 January 2016. A new investment allowance was also introduced, which replaces various field allowances that previously existed (including small field allowances, a West of Shetland allowance, a heavy oil allowance, an HPHT allowance and a Brownfield allowance). The new investment allowance is based on capital expenditure and generates an allowance of 62.5 pence in the pound against adjusted ring fence profits for SCT purposes. This reduced the headline tax rate on a portion of production up to the Ring Fence Corporation Tax at 30 per cent.

3.                                          MALAYSIA

3.1                                   Overview of the Malaysian Upstream Oil and Gas Sector

Malaysia’s upstream oil and gas sector dates back to the early 1900s when the first oil well was drilled by Shell in Sarawak in 1910. Malaysia’s initial oil and gas activities was governed by the 1966 legislation, primarily the Petroleum Mining Act which gave rights to Exxon and Shell to explore and produce resources in return for royalties and taxes paid to the government. However, in 1974 the Malaysian government introduced the Petroleum Development Act 1974, which saw the creation of PETRONAS, Malaysia’s national oil company. Under the Petroleum Development Act 1974, all exclusive rights to all oil and gas resources in Malaysia were transferred to PETRONAS.

Malaysia’s oil and gas industry makes a significant contribution to the Malaysian economy, accounting for 20 per cent. of the country’s Gross Domestic Production in recent years. The domestic upstream sector is comprised broadly of three geographic areas: Peninsular Malaysia, Sabah and Sarawak. Existing assets have matured and focus has shifted towards under explored deepwater areas and EOR projects to extend the field life of mature assets.

Malaysia’s upstream activities are governed by 101 PSCs and 6 RSCs. (Source: PWC — The Malaysia Oil and Gas Industry — Challenging times, but fundamentals intact, May 2016)

(Source: Malaysia Energy Statistic Handbook, 2015)

PETRONAS is the largest player in the Malaysian upstream sector. The company announced that they are aiming to reduce capital expenditure and operating expenses by RM50 billion due to the prolonged low oil price environment. Given PETRONAS’ dominant position in the Malaysian upstream sector, this is expected to have a negative impact on investments across the country’s upstream sector. (Source: PWC — The Malaysia Oil and Gas Industry — Challenging times, but fundamentals intact, May 2016)

3.2                                   Deepwater

Malaysia’s deepwater acreage remains largely underexplored with an estimated 7 bboe of resources yet to be discovered. Almost half of the resources have been discovered to date. However, given the low oil price environment, there is pressure to reduce costs thus delaying the exploitation of Malaysia’s deepwater resources. (Source: PWC — The Malaysia Oil and Gas Industry — Challenging times, but fundamentals intact, May 2016)

3.3                                   Marginal Fields

Malaysia introduced RSCs in the hope of unlocking approximately 0.6 bboe of resources spread across 100+ marginal fields, however with breakeven costs around US$55 per barrel, these projects may face challenges in the current low oil price environment. (Source: PWC — The Malaysia Oil and Gas Industry — Challenging times, but fundamentals intact, May 2016)

3.4                                   Enhanced Oil Recovery

14 oilfields have been identified where EOR technology could be implemented. These projects have the scope to unlock 0.8 to 1 bboe of resources. There are 10 EOR projects in the pipeline to be developed, however these projects are expensive requiring an investment of US$14 billion to execute them, making them difficult to execute in the low commodity price environment. (Source: PWC — The Malaysia Oil and Gas Industry — Challenging times, but fundamentals intact, May 2016)

APPENDIX 11

Operating and financial review

The following review should be read in conjunction with appendix 9 (Information about the Group) to this Explanatory Statement, the financial information set out in appendix 12 (Financial statements) to this Explanatory Statement and the other financial information contained elsewhere in this Explanatory Statement. Prospective investors should read this entire Explanatory Statement (including information incorporated into this Explanatory Statement by reference) and not just rely on the information set out below, and you should not rely solely on key and summarised information. Ernst & Young LLP issued an audit opinion in respect of the financial information for the Company for each of the financial years ended 31 December 2013, 31 December 2014 and 31 December 2015.

The Company encourages you to read the following discussion in conjunction with the Group’s consolidated financial statements and the related notes thereto referred to in appendix 12 (Financial statements) to this Explanatory Statement, which have been incorporated into this Explanatory Statement by reference.

The 2P reserves data presented in this appendix have been audited by GCA in accordance with SPE PRMS guidelines and definitions. Estimated 2P reserves presented herein may differ from estimates made in accordance with guidelines and definitions used by other companies in the industry. See “Presentation of financial and other information” and “Presentation of Reserves” under section 22 (Presentation of information) of appendix 16 (Additional information) to this Explanatory Statement. Unless otherwise indicated, all production figures are presented on a net to the Group’s working interest basis. Where gross amounts are indicated, they are presented on a total basis — i.e. the actual interest of the relevant licence holder in the relevant fields and licence areas without deduction for the working interest of the Group’s commercial partners, taxes or royalty interests or otherwise. The Group’s legal and working interests in the relevant fields and licence areas are separately disclosed. See section 16.5 (Material contracts—Agreements relating to EnQuest’s assets) of appendix 16 (Additional information) to this Explanatory Statement for a more detailed discussion of the terms of the agreements governing the Group’s interests. The following discussion includes forward-looking statements which, although based on assumptions that the Directors considers reasonable, are subject to risks and uncertainties which could cause actual events or conditions to differ materially from those expressed or implied by the forward-looking statements. For a discussion of some of those risks and uncertainties please refer to the section entitled “Forward-looking statements” under “Important Notice” at the front of this Explanatory Statement and appendix 8 (Risk factors) to this Explanatory Statement.

1.                                          Overview

The Group is the largest independent UK oil producer in the North Sea (as last measured for the twelve months ended 31 May 2016) and, as of 30 June 2016, had interests in 29 UK production licences, covering 41 blocks or part blocks and was the operator of 26 of these production licences. The Group also has two currently producing assets located in Malaysia. The Group’s average daily production on a working interest basis for the six months ended 30 June 2016 was 42,520 boepd. The Group’s average daily production on a working interest basis for the year ended 31 December 2015 was 36,567 boepd and its 2P reserves were 203 Mmboe as of 31 December 2015. As a result of the increase in the Group’s interest in the Kraken development from 60 per cent. to 70.5 per cent., its net 2P reserves increased to 216 Mmboe as of 1 January 2016. The Group’s 2P reserves included 200 Mmboe from the Group’s UKCS operations and 16 Mmboe from the Group’s Malaysian operations. In the six years since EnQuest’s inception, it has increased its net 2P reserves to 216 Mmboe as of 1 January 2016, representing a net 167 per cent. increase or a growth of 18 per cent. per annum, and converted the equivalent of 68 per cent. of its original 81 Mmboe reserves into produced oil. As of 31 December 2015, the Group’s assets had a reserve life of 18 years.

EnQuest’s strategic intention is to deliver sustainable growth by focusing on exploiting its existing reserves, commercialising and developing discoveries, pursuing selective acquisitions and converting contingent resources into reserves. In the current low oil price environment, the

Company’s priorities are to deliver on execution, streamline operations and strengthen its balance sheet. The Group’s eight producing assets generated EBITDA of US$464.8 million during 2015 and US$242.9 million during the first half of 2016, in each case including the benefit of the Group’s hedging activities.

The following table sets forth the Group’s working interests in its producing assets:

Asset	Field	Working interest
UKCS
Thistle/Deveron	Thistle	99%
	Deveron	99%
Dons	Don Southwest	60%
	Conrie	60%
	West Don	78.6%
	Ythan	60%
Heather/Broom	Heather	100%
	Broom	63%
GKA	Kittiwake	50%
	Grouse	50%
	Mallard	50%
	Gadwall	50%
	Goosander	50%
Alma/Galia	Alma	65%
	Galia	65%
Alba	—	8%
Malaysia
PM8/Seligi	—	—
	PM8	50%
	Seligi	50%
Tanjong Baram	Tanjong Baram	70%

The following table sets forth the net daily average production on working interest basis for each of the Group’s producing assets for the years ended 31 December 2013, 2014 and 2015 and the six month periods ended 30 June 2015 and 30 June 2016:

	Net daily average production (boepd)
	Year ended 31 December						Six months ended 30 June
Asset	2013		2014		2015		2015	2016
Thistle/Deveron	7,925		9,025		8,930		7,690	8.966
Dons	11,014		8,835		7,690		6,419	6,601
Heather/Broom	4,339		4,081		4,643		3,615	6,114
GKA	—		1,281	(1)	3,981		2,915	3,738
Alma/Galia	—		—		1,083	(2)	—	6,433
Alba	922	(3)	1,214		1,178		1,249	1,236
Total UKCS	24,200		24,436		27,505		21,888	33,087
PM8/Seligi	—		3,459	(4)	8,689		7,777	8,152
Tanjong Baram	—		—		373	(5)	—	1,281
Total Malaysia	—		3,459		9,062		7,777	9,433
Total	24,200		27,895		36,567		29,665	42,520

Notes:

(1)             Production since the completion of the acquisition on 1 March 2014, averaged over the twelve months to 31 December 2014.

(2)             Production since first oil on 27 October 2015, averaged over the twelve months to the end of 2015.

(3)             Production since the completion of the acquisition on 22 March 2013, averaged over the twelve months to 31 December 2013.

(4)             Production since the completion of the acquisitions at 27 June 2014, averaged over the twelve months to 31 December 2014.

(5)             Production since completion of the project in June 2015 and first oil on 18 August 2015, averaged over the twelve months to 31 December 2015.

All of the Group’s assets, with the exception of the Group’s Malaysian assets, PM8/Seligi and Tanjong Baram, are located in the UKCS in the North Sea. In 2015, in the context of low oil prices and as part of its investment prioritisation programme, the Group disposed of its interests in assets in Norway, Egypt and Tunisia and its exploration assets in Malaysia. The Group also relinquished interests in a number of exploration licences in the UK.

The Group’s primary development asset is the Kraken development, in which it currently owns a 70.5 per cent. interest. The Kraken development, of which the Group is the operator, is its largest development to date and one of the largest projects in the UKCS in recent years. The Directors expect it to deliver first oil in the first half of 2017. The Group is also the operator of the Scolty/Crathes development, which was the only offshore pure oil field approved by the Oil & Gas Authority in 2015. The Scolty/Crathes development comprises two wells tied back to the Group’s GKA hub. The Directors expect that the Scolty/Crathes fields will deliver first oil around the end of 2016, with anticipated net peak oil of approximately 5,000 boepd.

The Company was founded in 2010 through a combination of PEDL and certain assets of Lundin. Following the Company’s initial public offering in April 2010, its shares are listed and trade on both the London Stock Exchange and the NASDAQ Stockholm. The Directors believe that the Company’s operational capabilities and experienced technical staff and management have allowed it to grow significantly since 2010. More recently, the Company has reacted to the current low oil price environment by implementing streamlining and cost controlling initiatives across the Company’s business, prioritising the achievement of the Company’s production and execution targets, disposing of selected assets and strengthening its balance sheet. The Company has pursued these objectives while maintaining a focus on the health, safety and environmental impact of its operations.

2.                                          Significant factors affecting results of operations

2.1                                   Price of oil

The prevailing price of oil significantly affects the Group’s operations and also affects the levels of the Group’s reserves and, therefore, depreciation. Substantially all the Group’s reserves are constrained by a commercial materiality threshold and therefore are impacted by changes in oil prices. Although Brent oil prices have recently recovered somewhat from the low of US$27.88 per barrel reached on 20 January 2016, they still remain significantly below the levels that prevailed in 2013 and the first half of 2014. Further decreases in oil prices could lead to reduction in the economic life of a field, which will decrease the reserves. Oil prices have historically been volatile, dependent upon the balance between supply and demand and particularly sensitive to changes in OPEC and other production levels. The Group’s policy is to attempt to manage the impact of oil prices to protect against volatility and to ensure the availability of cash flow for reinvestment in order to drive business growth. As part of this strategy, the Group entered into commodity hedging contracts in 2014 partially hedging the Group’s exposure to fluctuations in oil prices. In response to the continued low oil price environment, the Group entered into additional hedging contracts in 2015, which will expire throughout 2016. During the six months ended 30 June 2016, the Group entered into a “chooser option” in respect of the first half of 2017: the counterparty can choose to sell £47.5 million to EnQuest at an exchange rate of US$1.4:£1.0 or purchase 1,320,000 barrels of oil at US$58 per barrel. Based on current oil prices and exchange rates, the Group expects the counterparty would currently choose to exchange currency and the chooser option has therefore been presented with other foreign currency contracts. Since 30 June 2016, the Group entered hedging arrangements over 1 millions of barrels of 2017 production (83 kbbls per month) at a fixed price of US$51.50 per barrel. The Group has also sold 500,000 bbls per month for the first half of 2017 (3 millions of barrels total) at a fixed price of US$49 per barrel and has bought a call (nil cost) for the same notional quantity, with a strike price of US$57.25 per barrel. Should the price rise above US$57.25 per barrel, the Group will receive the difference to offset the loss it would make on the US$49 per barrel swaps. In addition, the Group has hedged 500,000 bbls for the first half of 2017 at US$54.50 per barrel. See section 8.4 (Qualitative and quantitative disclosures about market risk—Commodity price risk management) below.

The Group’s oil sales for its UKCS assets are primarily priced using the Platts Dated Brent crude oil benchmark and the majority of sales are priced on a month average basis. Differentials to the benchmark price are negotiated with customers. Fixed differentials are negotiated for term sales and differentials on spot sales are negotiated on a cargo-by-cargo basis. Prices for the Group’s Malaysian oil sales are set by the Malaysian OSP, which is generally a significant premium to the Platts Dated Brent benchmark. A Tapis differential is then applied to the Malaysian OSP and further differentials are negotiated with customers. The average realised price for the Group’s UKCS and Malaysian oil sales (excluding hedging) together decreased by 29.3 per cent. to US$41 per barrel for the six months ended 30 June 2016 from US$58 per barrel for the six months ended 30 June 2015. The average realised price per barrel sold (excluding hedging) decreased by 49.4 per cent. to US$50.9 per barrel for the year ended 31 December 2015 from US$100.6 per barrel for the year ended 31 December 2014 and decreased by 8.3 per cent. to US$100.6 per barrel for the year ended 31 December 2014 from US$109.7 per barrel for the year ended 31 December 2013.

The average quoted price decreased by 30.6 per cent. to US$41.21 per barrel for the six months ended 30 June 2016 from US$59.35 per barrel for the six months ended 30 June 2015. The average quoted price decreased by 46 per cent. to US$53.60 per barrel for the year ended 31 December 2015 from US$99.45 per barrel for the year ended 31 December 2014 and decreased by 9 per cent. to US$99.45 per barrel for the year ended 31 December 2014 from US$108.70 per barrel for the year ended 31 December 2013.

The following table sets forth information on Brent oil prices for the six month periods ended 30 June 2016 and 30 June 2015 and the years ended 31 December 2013, 2014 and 2015.

	Year ended 31 December			Six months ended 30 June
(in US$ per barrel)	2013	2014	2015	2015	2016
Average price for the period	108.70	99.45	53.60	59.35	41.21
Highest price for the period	118.90	115.06	67.77	67.77	52.51
Lowest price for the period	97.69	57.33	36.11	46.59	27.88

(Source: International Commodities Exchange)

2.2                                   Production volumes

In addition to oil prices, production volumes are a primary revenue driver. The Group’s production levels also affect the level of the Group’s reserves and depletion charges. The volume of the Group’s oil reserves and resources and production volumes may be lower than estimated or expected. See “Risks relating to the oil and gas industry—The level of the Group’s 2P reserves and contingent resources, their quality and production volumes may be lower than estimated or expected” in appendix 8 (Risk factors) to this Explanatory Statement. In addition, many of the Group’s interests are in maturing fields that currently have or previously had declining production.

Based on the Group’s anticipated production, volumes are nominated for lifting approximately two months in advance. Customers are then invoiced for the volume nominated as measured by the fiscal meter or for agreed payment quantities at SVT for the Group’s UKCS production (excluding GKA and Alma/Galia), the Kinneil Oil Terminal for the Group’s GKA production and the Terengganu Crude Oil Terminal for the Group’s Malaysian production. Volumes lifted and sold out of the terminals will normally be lower than those fiscally measured as being produced at the Group’s platforms, reflecting “shrinkage”. Shrinkage may occur from three potential sources — process fuel, terminal flaring and value adjustment. The Group is required to contribute fuel necessary to process the hydrocarbons at the Kinneil Oil Terminals. There is also flaring at the terminals to which all pipeline entrants are required to contribute. Oil from Thistle/Deveron and Dons is exported through the Brent pipeline and oil from Heather/Broom is exported through the Ninian pipeline. SVT uses commingled crude (Brent and Ninian), which results in a “blend” oil price being calculated. A value adjustment is then calculated based on the relative quality of the Group’s crude against the blend as a whole and this normally results in a further element of shrinkage. Historically, the Group’s shrinkage factor has been less than 3 per cent. of produced volumes for total gross production across all the Group’s assets. The resulting invoice volume after deduction of shrinkage is the Group’s sales volume. The following table sets forth information on the Group’s oil production and sales volumes for the six month periods ended 30 June 2016 and 2015 and the years ended 31 December 2013, 2014 and 2015.

	Year ended 31 December			Six months ended 30 June
(boepd)	2013	2014	2015	2015	2016
Total average daily production for the period	24,200	27,895	36,567	29,665	42,520
Total average daily sales volume for the period	23,814	26,430	34,142	28,040	34,175

2.3                                   Reserves

The Group estimates its 2P reserves, which are reflected in the Group’s financial statements, using standard recognised evaluation techniques. This estimate is reviewed internally at least annually and is also audited annually by GCA. The Group estimates future development costs taking into account the level of development required to produce the reserves the Group has elected to develop by reference to other similar operators, where applicable, reviews by external engineers and the Group’s experience. The amount of development costs in turn influences the economic recoverability of resources and, therefore, what proportion of resources are recognised as reserves. See section 2.1(Price of oil) above.

Separately, the depletion of oil assets charged to the Group’s income statement under operating costs is dependent on the estimate of the Group’s oil reserves. An increase in estimated reserves will cause a reduction in the charge to the Group’s annual income statement because a larger base exists on which to depreciate the asset. Correspondingly, a decrease in estimated reserves will cause an increase in the charge to the Group’s annual income statement. The estimate of oil reserves also underpins the net present value of a field used for impairment calculations, and in significant cases a reduction to the reserves estimate can lead to an impairment charge. These impairment charges would not impact the Group’s cash flow nor the Group’s UK tax charges.

2.4                                   Development and production success and impairment

The Group faces inherent risks in connection with its development and production activities. These risks include the difference between estimated and actual reserves, the Group’s cost efficiency in development, timing of production activities and its level of production. The Group reviews its development and production projects at least semi-annually for indicators of impairment. Where such an indicator does exist, the Group compares the net present value of the asset (based on discounted cash flows) with the carrying value on the Group’s balance sheet. If the net present value is lower than the carrying value, the Group records any impairment to the “Impairment of oil and gas assets” line of the Group’s income statement.

The Group’s success in developing Scolty/Crathes and, in particular, Kraken will significantly affect the Group’s results of operations once production commences, which is expected to be in the first half of 2017. The Group is undertaking extensive capital expenditures in connection with these developments and its future production volumes are substantially dependent on whether it is successful in producing from these assets. See section 5.5 (Liquidity—Capital investment) below. The Company cannot assure you that these developments will be successful. See also “Risks relating to the Group’s business—Much of the Group’s future growth depends on successful development of Kraken and the Group’s production at Alma/Galia” in appendix 8 (Risk factors) to this Explanatory Statement.

For the years ended 31 December 2014 and 2015, the impairments to the Group’s tangible oil and gas assets were US$679 million and US$1,224 million, respectively. The impairment charges in

2015 related to the Heather/Broom, Thistle/Deveron, Dons, Alma/Galia, Alba and Tanjong Baram assets, and were triggered by the continued decline in oil prices and the resulting reduction in expected future revenues and reserves. The impairments in 2014 related to both Alma/Galia and Dons and were caused by the significant fall of the price of oil in the latter half of 2014 and, in the case of Alma/Galia, a delay in the achievement of first oil and cost increases relating to higher than expected works on the EnQuest Producer FPSO. There were no such impairment charges during 2013.

2.5                                   Underlying operating costs

Fixed

Fixed operating costs are substantially independent from production levels and therefore do not increase (or decrease) with an increase (or decrease) of the Group’s level of production. Fixed operating costs include routine and non-routine maintenance costs, certain labour costs and power costs. Certain regular maintenance programmes also result in the temporary shut-in of production. An increase in fixed operating costs will result in an increase in underlying operating costs per barrel due to higher costs with no associated increase in production.

Variable

The variable element of operating costs will increase (or decrease) with the level of production. An increase (or decrease) in production will result in an increase (or decrease) in underlying variable operating costs. The primary variable operating costs that affect the Group’s results include the costs associated with the use of infrastructure (including third-party infrastructure such as pipeline systems and terminals), consumable well supplies and fuel. The Group pays tariffs for use of third-party infrastructure based on the Group’s proportionate use of the infrastructure and such tariffs are likely to increase as the Group’s production increases. Tariffs are set in part based on the infrastructure operator’s total expenses.

The greatest portion of the Group’s third-party infrastructure costs arise through tariffs charged for the use of SVT, through which the oil from the Thistle, Heather and Northern Producer is transported and marketed. These charges are based on a cost share commercial model. These costs (calculated with reference to production from Thistle, Heather Broom and the Dons fields) increased from approximately US$4.4 per barrel in 2011 to US$9.6 per barrel in 2014, with most of the increase taking effect in 2013, where the tariff rate was US$10.9 per barrel.

The higher rates attributable to years 2013 and 2014 were due to high terminal operating costs against a backdrop of declining throughput. The Group’s production was also exposed to a surplus charge for gassy crude processing; this charge has since been abolished. Also, in both 2013 and 2014, there were prior year charges allocated as a result of an actualisation process, which also led to the high cost per barrel.

Costs at SVT are now trending downwards. In 2015, these charges decreased to US$8.46 per barrel. The forecast rate for 2016 is US$5.10 per barrel. This marked decrease is due to a substantial decrease in terminal operating costs, and the Group expects this trend to continue. Although the Company is working with the SVT operator to reduce gross cost levels and agree cost allocation based on usage, it cannot assure you tariffs will not increase. See “Risks Relating to the Group’s business—The Group relies on third-party infrastructure such as Sullom Voe Terminal that it does not control and is subject to tariff charges that it does not control” in appendix 8 (Risk factors) to this Explanatory Statement.

Oil from certain of the Group’s assets is and will be transported and marketed through infrastructure other than SVT. With respect to production from GKA, the Group holds an equity interest in an offshore platform at Kittiwake and a 100 per cent. interest in a pipeline linking Kittiwake to the Forties Unity pipeline. GKA fields are tied via subsea infrastructure to the offshore platform at Kittiwake. Oil from the platform at Kittiwake is transported via pipeline to the Forties Unity platform where it is then transported to shore at Cruden Bay through the Forties Unity pipeline system. The oil then continues through the pipeline to Hound Point, Scotland, where it is loaded on tankers, and raw gas and natural gas liquids are taken to Grangemouth, Scotland for further processing. Oil produced at Alma/Galia is loaded from the EnQuest Producer FPSO onto shuttle tankers and then delivered to buyers in Northwest Europe. Oil from Alba, where the Group holds a minority interest, is also transported by shuttle tanker from the Alba Northern platform to onshore terminals. With respect to future production from Kraken, the Group has contracted with Bumi Armada UK Limited for the construction, delivery, operation and maintenance of a FPSO. Bumi Armada UK Limited have secured a vessel for conversion and work is nearing completion at the Keppel yard in Singapore. The Kraken FPSO will be connected to wells via subsea infrastructure and shuttle tankers will transport produced oil to onshore terminals. Production from Tanjong Baram is transported through an 8-kilometre tie-back to the West Lutong A platform operated by PETRONAS under a Production Handling Agreement and production from PM8/Seligi is transported via the Tapis pipeline (operated by ExxonMobil) to the Terengganu Crude Oil Terminal for processing and sale.

2.6                                   Acquisitions and disposals

The Group’s results will be affected by acquisitions and disposals of assets that take place during the period. Any acquisition of or sale of interests in producing assets will affect the Group’s production volumes and revenues. If the Group elects to divest an asset, it could impact several line items in the Group’s income statement depending, in part, on the stage of the asset’s life in which the disposal occurs. For example, a farm-down during the development phase may result in either a gain or loss. When the Group enters the development phase of a project with a high equity stake and farm-down a portion of the equity in that licence in return for cash consideration and a carry of all, or a portion of, the Group’s share of development costs, the cash consideration and/or the fair value of the carry will be assessed against the carrying value of the percentage disposal to calculate the gain or loss on disposal. The Group continually evaluates potential acquisitions and dispositions and the timing of any such transaction is uncertain.

The Group’s results also may be affected by acquisitions, although the extent of the impact largely depends on the mix of assets acquired or sold. For example, the Group’s acquisition of an 8 per cent. interest in Alba in 2013 resulted in limited additional production volume and revenues. Acquisitions and disposals also affect the Group’s liquidity and cash position in the relevant period to the extent the purchase price is paid or received in cash.

Acquisitions and disposals during the periods presented included, among others, those set forth below.

•                                         February 2016: Increased the Group’s stake in Kraken from 60 per cent. to 70.5 per cent. through the acquisition of a portion of First Oil’s interest;

•                                         2015: Exited investments in Egypt, Norway and Tunisia, sold exploration interests in Malaysia and relinquished a number of exploration licences in the UK;

•                                         July 2014: Acquired interest in Didon field in Tunisia from PA Resources;

•                                         June 2014: Acquired ExxonMobil Exploration and Production Malaysia Inc’s interest in Seligi/PM8;

•                                         March 2014: Acquired Centrica North Sea Oil Limited’s share of GKA and its 100 per cent. interest in the Kittiwake to Forties oil export pipeline;

•                                         August 2013: Acquired a 50 per cent. interest in Avalon, an exploration asset;

•                                         January 2013: Acquired an 8 per cent. interest in Alba.

See section 16.5 (Material Contracts—Agreements relating to EnQuest’s assets) in appendix 16 (Additional information) to this Explanatory Statement for further details of the terms of the agreements governing the Group’s interests.

2.7                                   Currency exchange rates

The Group’s functional and presentational currency is the US Dollar, primarily because the Group prices its oil sales in US Dollars and substantially all of the Group’s revenues are denominated in US Dollars. However, because a significant percentage of the Group’s staffing and other administration costs are denominated in Sterling, the Group’s results are affected by changes in the US Dollar/Sterling exchange rate. The Group also incurs capital expenditure costs in both Euro and NOK in connection with the Kraken development.

For the six months ended 30 June 2016, 79 per cent. of the Group’s costs including capital expenditure were denominated in currencies other than the US Dollar, as compared to 84 per cent. for the six months ended 30 June 2015. Costs denominated in currencies other than the US Dollar were 85 per cent., 91 per cent. and 91 per cent. for the years ended 31 December 2015, 2014 and 2013, respectively.

	Year ended 31 December			Six months ended 30 June
(in £/$)	2013	2014	2015	2015	2016
Average rate for the period	0.640	0.607	0.655	0.657	0.698
Highest rate for the period	0.673	0.645	0.683	0.683	0.757
Lowest rate for the period	0.604	0.583	0.630	0.630	0.675

See section 8.3 (Quantitative and qualitative disclosures on market risk—Foreign currency risk management) below.

2.8                                   Derivative financial instruments

The Group’s results are affected by commodity, foreign currency and interest rate hedging. The Group’s commodity hedging policy allows it to hedge oil prices up to a maximum of 75 per cent. of the next 12 months’ production on a rolling annual basis, up to 60 per cent. in the following 12 month period and up to 50 per cent. in the subsequent 12 month period. In 2014, as a response to the decrease in oil prices which began in the second half of the year, the Group entered into commodity hedging contracts, partially hedging its exposure to fluctuations in oil prices. The Group further hedged its exposure to oil price fluctuations by entering into additional hedging contracts in 2015, as a response to the continued low oil price environment. As of 31 December 2015, the Group’s commodity hedging contracts included bought put options over 8 millions of barrels, maturing throughout 2016, with an average strike price of US$68 per barrel and oil swap contracts to sell 2 millions of barrels at an average price of US$66.64 per barrel maturing throughout 2016. As of 30 June 2016, the Group’s commodity hedging contracts included bought put options over 4.3 millions of barrels at an average price of US$68 per barrel maturing throughout 2016 and oil swap contracts to sell 1.3 millions of barrels at an average price of US$67 per barrel maturing throughout 2016. In addition, the Group entered into a “chooser option” hedging contract on 28 June 2016, hedging either 0.2 millions of barrels per month at US$58 per barrel or £7.9 million per month at a fixed rate of US$1.40 for the first half of 2017. The Group’s counterparty has the right to choose whether to settle the oil price hedge or the currency hedge each month. In addition, on 28 September 2016, the Group entered hedging arrangements over 1 millions of barrels of 2017 production (83kbbls per month) at a fixed price of US$51.50 per barrel. The Group uses interest rate swaps to hedge interest rate risks relating to the Group’s borrowings under the Tanjong Baram Facility. The Group’s foreign currency hedging policy generally allows for up to 70 per cent. of non-US Dollar-denominated operating and capital expenditure to be hedged (although the Group may hedge up to 100 per cent. of non-US Dollar capital expenditure in relation to specific contracted capital expenditure projects). The Group has hedged its exposures to Sterling, NOK and the Euro in line with this policy. See section 8 (Quantitative and qualitative disclosures on market risk) below.

The Group categorises its derivative instruments for accounting purposes as follows:

Cash flow hedge

The effective portion of the gain or loss on the hedging instrument is recognised in the cash flow hedge reserve, while the ineffective portion is recognised in the profit and loss under revenue for the Group’s commodity hedges or under cost of sales for its foreign exchange hedges. A cash flow hedge only has measured ineffectiveness where the change in the fair value of the derivative instrument exceeds the change in the present value of the future cash flows of the hedged item. Amounts transferred to the cash flow hedge reserve are transferred to the income statement under other comprehensive income when the underlying hedged transaction affects profit or loss. When a hedging instrument expires or is sold or terminated, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognised when the forecast transaction is ultimately recognised in the statement of comprehensive income. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately recognised in other comprehensive income.

Derivatives that do not qualify for hedge accounting

When derivatives do not qualify for hedge accounting, changes in fair value are recognised immediately within revenue for commodity derivatives and within cost of sales for foreign exchange derivatives.

2.9                                   Exploration and evaluation success and exploration costs written-off or impaired

The Group faces inherent risks in connection with its exploration and evaluation activities. The success or failure of the Group’s exploration and evaluation activities will affect the level of the Group’s resources recognised and the Group’s future development plans for a particular licence area. After the acquisition of an exploration licence, exploration costs (e.g. seismic purchase and evaluation and exploration drilling) are capitalised as intangible assets. The value of the Group’s intangible assets is reviewed regularly throughout the year and, when appropriate, values are impaired or written off where the Company does not expect to make a sufficient economic return from the investment (e.g. if an exploration well is dry or has insufficient reserves to be commercial or if a licence has insufficient commercial prospectivity).

For the six months ended 30 June 2016 and 2015, the Group either wrote off or impaired costs totalling US$0.9 million and US$4.8 million, respectively, in relation to the Group’s intangible exploration and evaluation assets following unsuccessful exploration and evaluation activities. For the years ended 31 December 2015, 2014 and 2013, the Group either wrote off or impaired such costs totalling US$9.1 million, US$152.0 million and US$2.0 million, respectively. The extent of the Group’s write-offs and impairments in a period relates to the Group’s success in evaluating assets prior to receipt of a licence. Such evaluations have become less significant to the Group’s operations because of its decreased exploration and evaluation activities and its prioritisation of the on-going developments at Kraken and Scolty/Crathes. Write-offs and impairments of intangible exploration and evaluation assets are expensed through the exploration and evaluation expenses line of the Group’s income statement. For example, there was a US$152.0 million impairment charge to exploration and evaluation assets in 2014, primarily relating to the Crawford Porter, Kildrummy and Cairngorm fields as well as certain GKA acreage, which were impaired due to the significant decline in oil prices in the second half of 2014, as a result of which the Group determined commercial production in these fields to be unfeasible. The Group accounts for such write-offs and impairments using the successful efforts method of accounting. In line with the successful efforts method of accounting, all licence acquisition, exploration and evaluation costs are initially capitalised as intangible oil and gas assets in cost centres by field or exploration area, as appropriate, pending determination of commerciality of the relevant property. Directly attributable administration costs are capitalised insofar as they relate to specific exploration activities. Pre-licence costs and general exploration costs not specific to any particular licence or prospect are expensed as incurred. If prospects are deemed to be impaired on completion of the evaluation, the associated costs are charged to the income statement. If the field is determined to be commercially viable, the attributable costs are transferred to property, plant and equipment in single field cost centres. These costs are then depreciated on a unit of production basis. All field development costs are capitalised as property, plant and equipment. Property, plant and equipment related to production activities are amortised in accordance with the Group’s depletion and amortisation accounting policy. See section 10 (Critical accounting estimates and judgments) below.

2.10                            Interest rates

The Group’s exposure to the risk of changes in market interest rates relates primarily to the Group’s borrowings under the Existing RCF, which has a floating EURIBOR or LIBOR-linked interest rate, and the Tanjong Baram Facility, which has a floating US Dollar LIBOR-linked interest rate. In 2015, the Group entered an interest rate swap which effectively swapped 50 per cent. of floating US Dollar LIBOR rate interest on the Tanjong Baram Facility into a fixed rate of 1.035 per cent. until 2018. To the extent the Group has hedged its floating EURIBOR or LIBOR linked borrowings, it may be affected by changes in market interest rates at the time it seeks to refinance these borrowings.

2.11                            Taxation

Taxation can have a significant impact on the Group’s results of operations. The Group is subject to corporate income taxes in the UK as well as petroleum and corporate income taxes in Malaysia. The Group had a cumulative UK corporate tax losses of US$2,536 million as of 31 December 2015. The Group recognises deferred tax assets on unused tax losses where it is probable that future taxable profits will be available for utilisation. This requires the Group’s management to make judgements and assumptions regarding the amount of deferred tax that can be recognised, as well as the likelihood of future taxable profits.

In respect of the Group’s UKCS operations, it also has paid PRT, which is based on taxable profits of individual production fields. However, beginning on 1 January 2016, the PRT rate was reduced to 0 per cent. Therefore, during the first six months of 2016 the Group paid no PRT in relation to its UKCS operations. In 2015, the Group received a US$11,000 PRT refund relating to PRT losses at Alba. With respect to its Malaysian operations, the Group pays a 38 per cent. petroleum income tax on the profit oil derived from the production sharing agreement under which it operates its Malaysian assets in addition to a royalty payable on its oil sales. There are no tax losses carried forward in relation to the Group’s Malaysian operations.

The Group’s taxation is also affected by UK tax incentive programmes known as investment allowances. This regime basically provides for a reduction in ring fence supplementary corporation tax (10 per cent.) where investments in new or existing UKCS assets qualify for a relief known as investment allowances. Investment allowances are only triggered when production from the field commences. The Group is eligible for a number of investment allowances which will materially reduce the level of future SCT. Investment allowances are recognised as a reduction in the charge to taxation in the years claimed. Prior to the implementation of the Finance Act 2015, the Group received tax relief on certain of its UKCS assets in the form of field allowances. These existing field allowances have been reclassified as investment allowances as of 1 April 2015.

Asset	Unutilised investment allowance as at 31 December 2015 (in US$ millions)
Alma/Galia	293
Thistle/Deveron	399
Kraken North	720
Kraken South	720
Heather/Broom	133
Greater Kittiwake Area	22
West Don/Don South West	—
Alba	3

Asset	Unutilised investment allowance as at 31 December 2015 (in US$ millions)
Ythan	135
Conrie	40
Crathes	—
Scolty	—

Investment allowances reduce payments of SCT, which the Company would only expect to be incurred if oil prices rise above US$75 per barrel. With continuing investment in the Group’s existing assets and major developments (in particular, the Kraken development), the Group does not expect to pay material UK cash income tax for the foreseeable future, but will continue to pay petroleum income taxes in Malaysia throughout the life of the PSC.

The Group is subject to various tax claims which arise in the ordinary course of its business, including tax claims from tax authorities in the UK and Malaysia. For example, the Group has engaged in an exchange of correspondences with HMRC in the UK in respect of leasing arrangements for equipment entered into by it, having initially disclosed such arrangements pursuant to UK laws requiring that transactions meeting certain criteria be notified to HMRC. The Group assesses all such claims in the context of the tax laws of the countries in which the Group operates and, where applicable, make provision for any settlements which the Company considers to be probable. See also section 13 (Legal and arbitration proceedings) in appendix 9 (Information about the Group) to this Explanatory Statement, section 17 (EnQuest litigation) of appendix 16 (Additional information) to this Explanatory Statement and “Risks relating to the Group’s business—The Group’s tax liability is subject to estimation and the Group may be adversely affected by changes to tax legislation or its interpretation or increases in effective tax rates in the jurisdictions in which it does business” in appendix 8 (Risk Factors) to this Explanatory Statement.

The Company may also be affected by how taxes impact its counterparties and contracts. For example, in 2014 the UK tax treatment of certain oil and drilling service providers was modified, resulting in an increased tax burden. This and other similar modifications may cause certain third parties with which the Group contracts to experience increased costs, which they may seek to pass on to the Group through contractual pass-through provisions or in future negotiations. The Group may be required to pay some or all of these increased costs.

2.12                            Exceptional items and depletion of fair value uplift to property, plant and equipment on acquiring strategic investments

The Group’s results are affected by exceptional items and depletion of fair value uplift. The effect of exceptional items and depletion of fair value uplift during the periods presented is set forth below.

	Year ended 31 December			Six months ended 30 June
(in US$ millions)	2013	2014	2015	2015	2016
Recognised in arriving at profit/(loss) from operations before tax:
Unrealised mark-to-market losses/(gains)	(1.7)	(19.2)	45.3	29.1	33.4
Write off and Impairment of Investments, oil and gas and exploration and evaluation assets	0.3	832.1	1,234.1	4.8	0.9
Impairment of land and buildings	—	—	—	5.9	—
Loss/(Gain) on disposal of assets	—	(2.0)	10.7	—	—
Write down of receivable and inventory	—	—	17.9	4.2	—
Depletion of fair value uplift	8.5	6.9	3.8	1.9	0.8
Change in surplus lease provision	—	—	26.6	—	(22.8)
Change in GKA contingent consideration	—	—	—	—	(3.3)
SVT tariff operator reconciliation	—	32.8	—	—	—
Negative goodwill	—	(28.6)	—	—	—
Other(1)	—	—	0.9	—	(0.6)
	7.1	821.9	1,339.4	46.0	8.5
Tax on items above	(5.3)	(508.1)	(634.4)	(111.4)	(6.4)
Change in tax rate	—	—	(56.8)	—	(13.1)
Reduction in the carrying amount of deferred tax assets	—	—	239.1	—	—
Total	1.8	(313.8)	887.3	(65.4)	(11.0)

Note:

(1)                       Includes the valuation of contingent consideration due from the Group to the former owner of the GKA assets, the recovery of an overcall from the operator of SB307/308 and an adjustment relating to the acquisition of the PM8/Seligi assets.

The income and costs represented by these items are not typical to the Group’s results and in certain cases apply only in one period. For example, “Change in surplus lease provision” relates to a 20 year lease that the Company entered into for its office building in Aberdeen, Scotland, with part of the building being sub-let. A provision was recognised for the costs in relation to the sub-let space due primarily to a rent-free period that was offered.

IFRS requires that a fair value exercise is undertaken allocating the cost of acquiring controlling interests to the fair value of the acquired identifiable assets, liabilities and contingent liabilities. Any difference between the cost of acquiring the interest and the fair value of the acquired net assets, which includes identified contingent liabilities, is recognised as acquired goodwill and the Group’s assets are increased by this fair value uplift. The fair value exercise is performed as at the date of acquisition. The Group is required to recognise depletion charges for the fair value uplift, which are accounted for as part of cost of sales.

3.                                          Explanation of income statement items

3.1                                   Revenue and other operating income

Revenue is primarily derived from oil sales and is recognised to the extent that it is probable that economic benefits will accrue to the Group and the revenue can be measured reliably. The Group typically recognises revenue from oil sales on lifting and delivery of production to the purchaser, at which time it generates an invoice. Tariff revenue related to third-party use of the Company’s infrastructure is recognised in the period in which the services are provided at the agreed contract rates. Revenue also includes sales of any over-lifted positions, which are then recognised as a current liability.

Other operating income is comprised of realised gains and unrealised gains on the Group’s commodity hedging contracts. See section 8.4 (Qualitative and quantitative disclosures about market risk—Commodity price risk management) below.

3.2                                   Cost of sales

The Group’s cost of sales consists of the costs of operations, changes in lifting position, oil inventory movements, depletion of oil and gas assets and underlying operating costs such as tariff and transportation expenses charged back to the Group based on its proportionate use of third-party infrastructure and according to the total costs of the operator of such infrastructure. Inventories of consumable well supplies are stated at the lower of cost and net realisable value, cost being determined on a first in first out basis. Inventories of hydrocarbons are stated at the lower of cost and net realisable value. Oil assets are depleted, on a field-by-field basis, using the unit-of-production method based on 2P reserves, taking account of capital expenditures to date as well as an estimate of total future capital expenditure, in each case relating to those reserves.

The Group includes in cost of sales an amount for changes in lifting position. Changes in lifting position occur when there has been a change in the Group’s cumulative “over-lift” or “under-lift” for the period ending on a balance sheet date. Over-lifts/under-lifts occur when there is an imbalance during a given period between the amount of saleable production (which is the Group’s interest in gross production less shrinkage, e.g. due to process fuel used at the terminal or to value adjustments) and the Group’s sales. Such an imbalance occurs because the Group typically nominates the volume to be lifted and invoiced approximately two months in advance and cannot estimate future saleable production volumes with certainty. Where multiple production companies share the pipeline and processing infrastructure, any over-lift is effectively a sale of another producer’s production. Underlift for Alma/Galia, which does not utilise shared infrastructure, represents the Group’s share of the oil which has been produced but has yet to be sold (i.e. stored on the EnQuest Producer FPSO or being transported to discharge). Under-lifted or over-lifted positions are valued at market prices prevailing at the balance sheet date. An under-lift of production from a field is included in current receivables and valued at the reporting date spot price or prevailing contract price and an over-lift of production from a field is included in current liabilities and valued at the reporting date spot price or prevailing contract price.

Cost of sales also includes gains or losses related to the ineffective portion of the Group’s foreign exchange hedging contracts.

3.3                                   Exploration and evaluation expenses

The Group’s exploration and evaluation expenses include write-offs and impairments in respect of expenditures on unsuccessful exploration and evaluation activities and pre-licence costs expensed. These expenses relate primarily to the write-off or impairment of costs such as exploration drilling and seismic purchase and evaluation previously capitalised and held in intangible oil and gas assets. The Group typically impairs or writes off such assets at the point it determines that commercial production from the asset is unlikely to be feasible and write down the value of those assets when a decision to relinquish the Group’s interest is taken. Such charges are recognised as exploration and evaluation expenses. The Group also recognises as exploration and evaluation expenses costs associated with pre-licence activity, such as costs relating to the acquisition of seismic data and related geological and geophysical studies, and with evaluating potential licences and exploration and evaluation opportunities, such as seismic surveys, but only until a licence is awarded, after which costs are capitalised.

3.4                                   Impairment of investments and Impairment of oil and gas assets

At each balance sheet date, the Group reviews the carrying amounts of its investments and oil and gas assets to assess whether there is an indication that those assets may be impaired. If any such indication exists, the Group makes an estimate of the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s fair value less costs to sell and its value in use. In assessing value in use, the estimated future cash flows attributable to the asset are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount and the Group recognises a non-cash impairment loss.

Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, but only so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset in prior years.

3.5                                   Goodwill and Negative goodwill

Goodwill acquired in a business combination is initially measured at cost, being the excess of the cost of the business combination over the net fair value of the identifiable assets, liabilities and contingent liabilities of the entity at the date of acquisition. Following initial recognition, goodwill is stated at cost less any accumulated impairment losses. Goodwill is reviewed for impairment annually or more frequently if events or changes in circumstances indicate that such carrying value may be impaired. If, subsequent to the transaction, the Group determines that the fair value of the identifiable assets, liabilities and contingent liabilities is higher than the consideration that was paid for the entity, the Group may recognise the difference between the two figures as a gain on its income statement under Negative Goodwill.

For the purposes of impairment testing, goodwill acquired is allocated to the cash-generating units that are expected to benefit from the synergies of the combination. Each unit or units to which goodwill is allocated represents the lowest level at which the goodwill is monitored for internal management purposes.

Impairment is determined by assessing the recoverable amount of the cash-generating unit to which the goodwill relates. Where the recoverable amount of the cash-generating unit is less than the carrying amount of the cash-generating unit and related goodwill, an impairment loss is recognised. Impairment losses relating to goodwill cannot be reversed in future periods.

Where goodwill has been allocated to a cash-generating unit and part of the operation within the unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the cash-generating units retained.

3.6                                   Gain/loss on disposal of land and buildings and Gain/loss on disposal of intangible oil and gas assets

The Group recognises a non-cash gain or loss on the difference between the price at which it disposed of an asset or of property, plant and equipment and the carrying value of that asset prior to the sale.

3.7                                   General and administration expenses

General and administration expenses include administrative and head office staff costs, depreciation and other general and administration costs net of the recharge of costs to commercial partners. Staff costs are capitalised or expensed based on time writing entries. Capitalised staff costs are included within property, plants and equipment or intangible oil and gas assets based on the balance sheet classification on the underlying assets on which the employee has worked. With respect to the assets at which the Group is the operator, the Group’s joint venture agreements typically allow it to charge back its expenses as operator to its partners at specified percentages and subject to certain conditions. These agreements typically allow the Group to charge to its commercial partners an additional amount up to a specified percentage of the total costs at an asset to compensate for parent company overhead. Payments received through such chargebacks offset general and administration costs.

General and administration expenses also include business development costs, such as the costs of evaluating potential acquisitions and disposals.

3.8                                   Other income

For the periods presented, other income is comprised mainly of net foreign exchange gains relating to the effective portion of the Group’s foreign currency forwards and trades, as well as foreign exchange gains on other working capital.

3.9                                   Other expenses

For the periods presented, other expenses is comprised mainly of a change in surplus lease provision relating to a 20 year lease that the Group entered into for its office building in Aberdeen, Scotland, and a provision for the costs in relation to a rent-free period on the sub-let space, as well as net foreign exchange losses.

3.10                            Finance costs

Finance costs primarily include loan and bond interest payable, unwinding of discount on decommissioning provisions, amortisation of premium on options designated as hedges of production and the unwinding of the KUFPEC cost recovery provision in relation to a receivable for the farm-out of Alma/Galia. As part of the agreement, a cost recovery protection mechanism was agreed under which, from 1 January 2017, the Group must pay KUFPEC 20 per cent. of net revenue from Alma/Galia to recoup its investment to the date of first production if its costs have not been recovered. A provision was made for the expected payments that the Group will make to KUFPEC under this arrangement. Finance costs also include commitment and letter of credit fees and amortisation of finance fees relating to arrangement fees for bank facilities and bonds.

3.11                            Finance income

Finance income includes bank interest receivable, fair value gain on financial instruments at fair value through profit or loss, unwinding of financial assets, which includes the unwinding of a discount for deferred consideration due to the Group under the farm-out of Alma/Galia to KUFPEC, and other financial income.

3.12                            Income tax

Income tax represents the sum of tax currently payable and deferred tax under the laws of each jurisdiction in which the Group do business. This includes UK corporation and SCT as well as PRT which is payable on profits from individual fields and Malaysian petroleum and corporate income taxes.

3.13                            Other comprehensive income

Cash flow hedges

For cash flow hedges, the effective portion of the gain or loss on the hedging instrument is recognised directly as other comprehensive income in the cash flow hedge reserve. Upon settlement of the hedged item, the change in fair value is transferred to the statement of comprehensive income. The gain or loss relating to the ineffective portion is recognised immediately in the profit or loss. Amounts accumulated in the cash flow hedge reserve are transferred to the profit or loss in the period when the hedged item will affect the profit or loss. When the hedged item no longer meets the requirements for hedge accounting, expires or is sold, any accumulated gain or loss recognised in the cash flow hedge reserve is transferred to profit and loss when the forecast transaction which was the subject of the hedge occurs.

Available-for-sale financial assets

Listed and unlisted shares held by the Group that are traded in an active market are classified as being available-for-sale and are stated at fair value. Gains and losses arising from changes in fair value are recognised in other comprehensive income and accumulated in the available-for-sale reserve with the exception of impairment losses which are recognised directly in profit or loss. Where the investment is disposed of or is determined to be impaired, the cumulative gain or loss previously recognised in the available-for-sale reserve is reclassified to profit or loss.

4.                                          Results of operations

4.1                                   Results of operations for the six months ended 30 June 2016 and 2015

The following table sets forth certain of the Group’s historical revenue and expense items for the six month periods ended 30 June 2016 and 2015.

	Six months ended 30 June			Six months ended 30 June
	2015			2016
(in US$ millions, unless stated)	Business performance	Depletion of fair value uplift, re- measurements, impairments and other exceptional items	Reported in year	Business performance	Depletion of fair value uplift, re- measurements, impairments and other exceptional items	Reported in year
Revenue and other operating income	444.0	(29.4)	414.6	391.3	(9.1)	382.2
Cost of sales	(335.6)	12.8	322.8	(273.6)	(44.1)	(317.7)
Gross profit/(loss)	108.4	(16.6)	91.8	117.7	(53.2)	64.6
Exploration and evaluation expenses	—	(4.8)	(4.8)	—	(0.9)	(0.9)
Impairment of investments	—	—	—	—	—	—
Impairment of oil and gas assets	—	—	—	—	—	—
Impairment of land and buildings	—	(5.9)	(5.9)	—	—	—
General and administration expenses	(5.2)	—	(5.2)	(5.4)	(0.1)	(5.5)
Other income	—	—	—	37.3	27.6	64.9
Other expenses	(4.1)	(4.2)	(8.4)	—	—	—
Profit/(loss) from operations before tax and finance income (costs)	99.1	(31.6)	67.5	149.7	(26.7)	(123.0
Finance costs	(88.2)	(14.4)	(102.6)	(66.8)	18.2	(48.6)
Finance income	0.5	—	0.5	0.5	—	0.5
Profit/(loss) before tax	11.4	(46.0)	(34.6)	83.4	(8.5)	74.9
Income tax	22.4	111.4	133.8	56.9	19.5	76.4
Profit/(loss) for the year attributable to owners of the parent	33.8	65.4	99.2	140.3	11.0	151.3
Other comprehensive income for the year, after tax
Cash flow hedges:
Reclassified to profit or loss	—	—	(95.9)	—	—	(127.1)
May be classified subsequently to profit or loss when specific conditions are met	—	—	8.9	—	—	(41.3)
Deferred tax on gain on cash flow hedges	—	—	62.3	—	—	84.1
Available-for-sale financial assets	—	—	—	—	—	—
Total other comprehensive income for the year	—	—	(24.8)	—	—	(84.3)
Total comprehensive income for the year, attributable to owners of the parent	—	—	74.4	—	—	67.0

4.2                                   Comparison of results of operations for the six months ended 30 June 2016 and 2015

Revenue and other operating income

Revenue and other operating income decreased by US$32.4 million, or 7.8 per cent., to US$382.2 million for the six months ended 30 June 2016, from US$414.6 million for the six months ended 30 June 2015, primarily due to the lower realised oil price in the six months ended 30 June 2016 compared to the six months ended 30 June 2015, partially offset by the increase in the volume of oil sold and the benefit of the Group’s hedging activities.

Revenue is predominantly derived from oil sales and also includes gains or losses from the Group’s commodity hedging activities. For the six months ended 30 June 2016, oil sales were US$256.5 million compared with US$294.1 million in the six months ended 30 June 2015. The decrease in oil sales reflected the decrease in the Group’s blended average realised price per barrel of oil sold (excluding hedging) by US$17, or 29.3 per cent., to US$41 for the six months ended 30 June 2016 from US$58 for the six months ended 30 June 2015.

Revenue derived from sales from the Group’s UKCS operations was US$211.4 million for the six months ended 30 June 2016, a decrease of US$7.7 million, or 3.5 per cent., from US$219.1 million for the six months ended 30 June 2015. This decrease was primarily due to the reduction in the average realised oil price, partially offset by an increase in the volume of oil sold from 3.7 Mmboe in the six months ended 30 June 2015 to 4.9 Mmboe in the six months ended 30 June 2016. The Group’s UKCS production, on a working interest basis, increased by 11,199 boepd, or 51 per cent., to 33,087 boepd for the six months ended 30 June 2016 from 21,888 boepd for the six months ended 30 June 2015. This increase was primarily attributable to production from Alma/Galia (which only started producing in October 2015) plus increases in all other operated assets reflecting the results from new wells.

Revenue derived from the Group’s Malaysian operations was US$51.7 million for the six months ended 30 June 2016, a decrease of US$26.6 million, or 34.0 per cent., from US$78.3 million for the six months ended 30 June 2015. This decrease was primarily due to the reduction in the average realised oil price, partially offset by an increase in the volume of oil sold. The Group’s Malaysian production, on a working interest basis, for the six months ended 30 June 2016 averaged 9,433 boepd, an increase of 1,656 boepd, or 21 per cent., from 7,777 boepd for the six months ended 30 June 2015. The increase in production was primarily attributable to production from Tanjong Baram (which only started producing in June 2015).

The decrease in revenue during the six months ended 30 June 2016 was also partially offset by the benefit of the Group’s hedging activities. The Group recognised US$128.1 million of realised gains and US$9.1 million of unrealised losses from its commodity derivatives contracts in the six months ended 30 June 2016, as compared to US$146.7 million and US$29.4 million, respectively, for the six months ended 30 June 2015.

Cost of sales

Cost of sales decreased by US$5.1 million, or 1.8 per cent., to US$317.7 million for the six months ended 30 June 2016 from US$322.8 million for the six months ended 30 June 2015. Cost of sales before depletion for fair value uplift, re-measurements, impairments and other exceptional items decreased by US$62.0 million, or 18 per cent., to US$273.6 million for the six months ended 30 June 2016 from US$335.6 million for the six months ended 30 June 2015. The decrease in cost of sales was primarily due to the weakening of Sterling against the US Dollar and the Company’s on-going cost savings initiatives. A US$44.8 million change in the lifting position, reflecting the unwinding of an overlift balance that had accrued for Thistle and GKA at 31 December 2015, further reduced cost of sales. This was partially offset by US$8.7 million of additional depletion expense due to higher production. Due to these reasons, cost of sales before depletion for fair value uplift, re-measurements, impairments and other exceptional items fell to 69.9 per cent. of revenue for the six months ended 30 June 2016 from 75.6 per cent. of revenue for the six months ended 30 June 2015.

Operating costs, which include production costs, tariff and transportation costs and the effect of any realised foreign exchange hedging gains or losses relating to the ineffective portion of the Group’s hedging arrangements, decreased by US$16.7 million, or 8.5 per cent., to US$178.9 million for the six months ended 30 June 2016 from US$195.6 million for the six months ended 30 June 2015, primarily as a result of the Group’s on-going cost saving initiatives as well as the favourable exchange rate fluctuations mentioned above. Tariff and transportation costs increased to US$31.8 million for the six months ended 30 June 2016 from US$28.0 million in the six months ended 30 June 2015, primarily due to higher volumes of oil sold. Production costs decreased to US$138.9 million for the six months ended 30 June 2016 from US$164.9 million for the six months ended 30 June 2015, primarily due to the Group’s on-going cost savings initiatives. As a result of the foregoing, the Group’s unit operating costs per barrel decreased by US$16 to US$23 for the six months ended 30 June 2016 from US$39 for the six months ended 30 June 2015. The Group’s depletion expense per barrel for the six months ended 30 June 2016 was US$18 per barrel, a decrease of US$6.0 from US$24 per barrel for the six months ended 30 June 2015. This decrease was primarily due to increases in production, partially offset by the impact of impairments recognised for the year ended 31 December 2015.

The Group’s change in lifting position was a credit of US$34.8 million for the six months ended 30 June 2016, compared with an expense of US$10.0 million for the six months ended 30 June 2015. The net under-lift during the first half of 2016 was primarily due to the timing of liftings at Thistle and GKA.

Exploration and evaluation expenses

Exploration and evaluation expenses amounted to US$0.9 million for the six months ended 30 June 2016, compared to US$4.8 million for the six months ended 30 June 2015. The expenses for the six months ended 30 June 2016 consisted primarily of impairment charges. The Group incurred impairment charges of US$4.8 million during the first six months of 2015, primarily relating to the write off of costs capitalised in respect of the Group’s Norwegian licences.

Impairment of land and buildings

The Group recognised impairment of land and buildings of US$5.9 million for the six months ended 30 June 2015, relating to the write down of the Group’s Aberdeen office to the expected sales proceeds. There was no impairment for the six months ended 30 June 2016.

General and administration expenses

General and administration expenses of US$5.5 million for the six months ended 30 June 2016 were in line with the charge of US$5.2 million for the six months ended 30 June 2015.

Other income/expense

The following table sets forth details of the Group’s other income/expense for the six months ended 30 June 2015 and the six months ended 30 June 2016.

	Six months ended 30 June
(in US$ millions)	2015	2016
Foreign currency exchange gains/(losses)	(4.3)	37.3
Other	0.2	—
Business performance	(4.1)	37.3
Release of provision for unused Stena Spey days	—	22.8
Release of GKA contingent consideration provision	—	3.4
Write down of receivable from PA Resources	(4.2)	—
Other	—	1.3
Total	(8.4)	64.9

Other income/expense moved from a loss of US$8.4 million for the six months ended 30 June 2015 to a gain of US$64.9 million for the six months ended 30 June 2016. The loss for the six months ended 30 June 2015 included foreign exchange losses on the Group’s non-US Dollar monetary assets and liabilities (predominantly the Sterling-denominated Retail Notes), and a US$4.2 million write down of a receivable from PA Resources following the unwinding of a Tunisian acquisition. The gain for the six months ended 30 June 2016 includes a US$37.3 million foreign exchange gain following the devaluation of Sterling against the US Dollar. The gain also included US$22.8 million for the release of the provision for unused Stena Spey drilling days following a revision to the drilling schedule and a US$3.4 million release of a portion of the contingent consideration provision in respect of the GKA acquisition, mainly following the results of the Eagle well.

Finance costs

The following table sets forth details of the Group’s finance costs for the six months ended 30 June 2016 and 2015.

	Six months ended 30 June
(in US$ millions)	2015	2016	% Change
Loan interest payable	6.8	23.4	244%
Bond interest payable	29.3	28.6	(2)%
Unwinding of discount on decommissioning provisions	9.7	6.2	56%
Unwinding of discount on other provisions	2.4	1.4	50%
Unwinding of discount on financial liabilities	0.1	0.2	100%
Fair value loss on financial instruments at fair value through profit or loss	34.0	20.1	(41)%
Finance charges payable under finance leases	—	—	—
Amortisation of finance fees on loans and bonds	3.5	3.3	(6)%
Other financial expenses	7.1	6.5	(8)%
	92.9	89.9	(3)%
Less: amounts included in the cost of qualifying assets	(4.7)	(23.1)	391%
Business performance finance expenses	88.2	66.8	(24)%
Fair value (gain)/loss on financial instruments at fair value	14.4	(18.2)	(226)%
Unwinding of discount on other provisions.	—	—	—
Finance costs	102.6	48.6	(53)%

Finance costs decreased by US$54.0 million, or 53 per cent., to US$48.6 million for the six months ended 30 June 2016 from US$102.6 million for the six months ended 30 June 2015. This decrease was caused by a reduction in the fair value movements on derivative financial instruments of US$46.5 million, or 96 per cent., to US$1.9 million due to mark to market movements on the time value of the Group’s oil hedges, together with an increase of US$18.4 million, or 391 per cent., to US$23.1 million, in amounts capitalised on qualifying assets, representing the on-going investment in Kraken.

Finance income

The following table sets forth details of the Group’s finance income for the six months ended 30 June 2016 and 2015.

	Six months ended 30 June
(in US$ millions)	2015	2016	% Change
Bank interest receivable	0.1	0.2	100%
Unwinding of discount on financial asset	0.3	0.2	(35)%
Other financial income	0.1	0.1	—
Finance income	0.5	0.5	—

Finance income for each of the six months ended 30 June 2016 and the six months ended 30 June 2015 was US$0.5 million.

Income tax

Due to the fall in profits triggered primarily by the decline in oil prices, capital allowances from investment in UKCS assets and ring fence expenditure supplement, the Group had no UK corporation tax or SCT liability at 30 June 2016, which remains unchanged from 30 June 2015. The Group’s income tax credit decreased by US$57.4 million, or 42.9 per cent., to US$76.4 million for the six months ended 30 June 2016 from US$133.8 million for the six months ended 30 June 2015. The credit in the six months ended 30 June 2016 primarily related to ring fence expenditure supplement and the impact of the reduction to PRT.

Other comprehensive income

Other comprehensive income decreased by US$59.5 million, or 240 per cent., to a loss of US$84.3 million for the six months ended 30 June 2016 from a loss of US$24.8 million for the six months ended 30 June 2015, reflecting the higher mark to market value of the Group’s hedges as at 31 December 2015, compared to 31 December 2014 which were subsequently released of profit in the subsequent six months. See paragraph “Cash flow hedges” under 3.13 (Explanation of income statement items—Other comprehensive income) above.

Total comprehensive income for the year attributable to owners of the parent

As a result of the factors described above, the Group’s total comprehensive income attributable to owners of the parent for the six months ended 30 June 2016 was US$67.0 million, compared to income of US$74.4 million for the six months ended 30 June 2015.

4.3                                   Results of operations for the years ended 31 December 2013, 2014 and 2015

The following table sets forth certain of the Group’s historical revenue and expense items for the years ended 31 December 2013, 2014 and 2015.

	For the year ended 31 December
	2013			2014			2015
(in US$ millions, unless stated)	Business performance	Depletion of fair value uplift, re- measurements, impairments and other exceptional items	Reported in year	Business performance	Depletion of fair value uplift, re- measurements, impairments and other exceptional items	Reported in year	Business performance	Depletion of fair value, uplift, re- measurements, impairments and other exceptional items	Reported in year
Revenue and other operating income	961.2	(6.0)	955.2	1,009.9	18.6	1,028.5	906.6	1.9	908.5
Cost of sales	(526.3)	(0.8)	(527.1)	(654.1)	(57.8)	(711.9)	(733.4)	(15.1)	(748.5)
Gross profit/(loss)	434.9	(6.8)	428.1	355.8	(39.2)	316.6	173.2	(13.2)	160.0
Exploration and evaluation expenses	(8.6)	—	(8.6)	(4.0)	(152.0)	(156.0)	(0.3)	(9.1)	(9.4)
Impairment of investments	—	(0.3)	(0.3)	—	(1.3)	(1.3)	—	(0.6)	(0.6)
Impairment of oil and gas assets	—	—	—	—	(678.8)	(678.8)	—	(1,224.5)	(1,224.5)
Negative goodwill	—	—	—	—	28.6	28.6	—	—	—
Gain/(loss) on disposal of land and buildings	—	—	—	—	—	—	—	(8.5)	(8.5)
Gain/(loss) on disposal of intangible oil and gas assets	—	—	—	—	2.0	2.0	—	(2.3)	(2.3)
General and administration expenses	(25.0)	—	(25.0)	(16.5)	—	(16.5)	(14.4)	(3.6)	(18.0)
Other income	—	—	—	27.2	—	27.2	15.4	1.9	17.4
Other expenses	(26.4)	—	(26.4)	—	—	—	—	(29.6)	(29.6)
Profit/(loss) from operations before tax and finance income (costs)	338.0	(7.1)	367.7	362.5	(840.6)	(478.1)	173.9	(1,289.3)	(1,115.4)
Finance costs	(38.8)	—	(38.8)	(121.1)	18.7	(102.4)	(176.4)	(50.1)	(226.5)
Finance income	2.0	—	2.0	1.8	—	1.8	1.0	—	1.0
Profit/(loss) before tax	375.5	(7.1)	330.9	243.3	(821.9)	(578.7)	(1.5)	(1,339.4)	(1,340.9)
Income tax	(146.6)	(5.3)	(141.3)	(105.8)	508.1	402.3	129.3	452.1	581.5
Profit/(loss) for the year attributable to owners of the parent	191.4	(1.8)	189.6	137.4	(313.8)	(176.4)	127.8	(887.3)	(759.5)
Other comprehensive income for the year, after tax
Cash flow hedges:
Reclassified to profit or loss	—	—	—	—	—	—	—	—	(244.4)
May be classified subsequently to profit or loss when specific conditions are met	—	—	0.1	—	—	156.3	—	—	356.5
Deferred tax on gain on cash flow hedges	—	—	(0.08)	—	—	(96.9)	—	—	(37.3)
Available-for-sale financial assets	—	—	0.4	—	—	(0.4)	—	—	—
Total other comprehensive income for the year	—	—	0.4	—	—	59.0	—	—	74.8
Total comprehensive income for the year, attributable to owners of the parent	—	—	190.0	—	—	(117.4)	—	—	(684.7)

4.4                                   Comparison of results of operations for the years ended 31 December 2014 and 2015

Revenue and other operating income

Revenue and other operating income decreased by US$120.0 million, or 11.7 per cent., to US$908.5 million for the year ended 31 December 2015, from US$1,028.5 million for the year ended 31 December 2014, primarily due to a decrease in oil prices. This decrease was partially offset by increases in production and the recognition of gains from the Group’s commodity derivatives contracts.

Revenue is predominantly derived from oil sales and also includes gains or losses from the Group’s commodity hedging activities. For the year ended 31 December 2015, oil sales were US$634.3 million compared with US$970.5 million in the year ended 31 December 2014. The decrease in the price of oil was reflected by the decrease in the Group’s blended average realised price per barrel of oil sold (excluding hedging) by US$49.7, or 49.4 per cent., to US$50.9 for the year ended 31 December 2015 from US$100.6 for the year ended 31 December 2014.

Revenue derived from sales from the Group’s UKCS operations was US$528.2 million for the year ended 31 December 2015, a decrease of US$396.6 million, or 42.9 per cent., from US$924.8 million for the year ended 31 December 2014. This decrease was primarily due to the decline in oil prices and was partially offset by an increase in production. The Group’s UKCS production, on a working interest basis, increased by 3,069 boepd, or 12.6 per cent., to 27,505 boepd for the year ended 31 December 2015 from 24,436 boepd for the year ended 31 December 2014. This increase was caused by additional production from Gadwall and Goosander in GKA due to improvements such as a chemical treatment and sidetracking as well as the impact of initial production from Alma/Galia, which was brought on-stream in October. This increase in production was partially offset by the expected natural decline in production from Dons.

Revenue derived from the Group’s Malaysian operations was US$117.2 million for the year ended 31 December 2015, an increase of US$63.9 million, or 119.8 per cent., from US$53.3 million for the year ended 31 December 2014. The impact of the lower oil price was more than offset by increased production. The Group’s Malaysian production, on a working interest basis, for the year ended 31 December 2015 averaged 9,062 boepd, an increase of 5,603 boepd, or 162.0 per cent., from 3,459 boepd for the year ended 31 December 2014. The increase in production was primarily caused by the impact of the first full year of production from PM8/Seligi and initial production from Tanjong Baram, which was brought on-stream in July.

The decrease in revenue during the year ended 31 December 2015 was also partially offset by the benefit of the Group’s hedging activities with the recognition of US$261.2 million of realised gains and US$1.9 million of unrealised gains from the Group’s commodity derivatives contracts, as compared to US$31.7 million and US$18.6 million, respectively, for the year ended 31 December 2014. These gains related to the portion of the Group’s commodity hedging contracts that were ineffective for hedging purposes or held for trading purposes. Unrealised gains are recorded upon the closing of the contracts and realised to match the timing of the underlying production hedged by the contract.

Cost of sales

Cost of sales increased by US$36.6 million, or 5.1 per cent., to US$748.5 million for the year ended 31 December 2015 from US$711.9 million for the year ended 31 December 2014. Cost of sales before depletion for fair value uplift, re-measurements, impairments and other exceptional items increased by US$79.3 million, or 12.1 per cent., to US$733.4 million for the year ended 31 December 2015 from US$654.1 million for the year ended 31 December 2014.

The increase in cost of sales was primarily due to an increase of US$61.2 million in depreciation, depletion and amortisation charges, driven by an increase in production in PM8/Seligi and GKA and the commencement of production in Alma/Galia. This was increased by an US$11.1 million addition in supplemental tax payments due on the Group’s profit oil under the Group’s PM8/Seligi production sharing contract in Malaysia as a result of the inclusion of a full year of operations at PM8/Seligi PSC as well as a US$15.8 million increase due to an increase in over-lift and inventory movements. These increases were partially offset by a US$67.2 million decrease in lifting costs and tariffs, reflecting the continuation of the Group’s cost reductions programme, which includes logistical improvements, equal time rotas and reduced contractor rates, as well as the lower percentage of throughput at SVT, caused by an increase in utilisation by non- EnQuest operated fields in the area. Due to these reasons, as well as the decrease in revenues due to lower oil prices, cost of sales before depletion for fair value uplift, re-measurements, impairments and other exceptional items rose to 80.9 per cent. of revenue for the year ended 31 December 2015 from 64.8 per cent. of revenue for the year ended 31 December 2014.

Operating costs, which include production costs, tariff and transportation costs and the effect of any realised foreign exchange hedging gains or losses relating to the ineffective portion of the Group’s hedging arrangements, decreased by US$8.7 million, or 2.2 per cent., to US$390.7 million for the year ended 31 December 2015 from US$399.4 million for the year ended 31 December 2014, primarily as a result lower production costs as well as reductions in tariff and transportation costs. Production costs decreased to US$318.5 million for the year ended 31 December 2015 from US$347.2 million for the year ended 31 December 2014, due to the Group’s on-going cost optimisation activities. This was partially offset by the impact of the first full year of production at PM8/Seligi and increased production from Alma/Galia. Tariff and transportation costs decreased to US$69.1 million for the year ended 31 December 2015 from US$107.5 million in the year ended 31 December 2014, primarily due to lower unit costs per barrel at Sullom Voe Terminal resulting from cost reduction initiatives by the operator. As a result of the above, the Group’s unit operating costs per barrel decreased by US$12 to US$30 for the year ended 31 December 2015 from US$42 for the year ended 31 December 2014. The Group’s depletion expense per barrel for the year ended 31 December 2015 was US$25.0 per barrel, a slight increase over US$24.6 per barrel for the year ended 31 December 2014. This increase was due to the commencement of production on Alma/Galia, which has a higher depletion rate than the rest of the Group’s hubs due to having been acquired at an earlier stage of development than the rest of the Group’s hubs, which were typically acquired as mature assets. The decreases in the Group’s operating costs were partially offset by the impact of the foreign exchange hedging gains in 2014 primarily relating to a negative movement on the currency swaps which the Group entered into in 2014, in order to swap US$550 million of the US Dollar proceeds of the High Yield Notes into Sterling to enable it to repay Sterling drawings under the Existing RCF.

The Group’s change in lifting position was an expense of US$23.9 million for the year ended 31 December 2015, compared with an expense of US$8.2 million for the year ended 31 December

2014. The net over-lift during 2015 was primarily due to the timing of liftings at GKA, together with nominators of lifting volumes at Thistle for the last two months of 2015 exceeding production in those months due to some short-term performance issues which were subsequently remedied.

Exploration and evaluation expenses

Exploration and evaluation expenses decreased by US$146.6 million, or 94.0 per cent., to US$9.4 million for the year ended 31 December 2015 from US$156.0 million for the year ended 31 December 2014. The decrease was primarily due to the decrease in impairment charges to US$9.1 million for the year ended 31 December 2015 from US$152.5 million for the year ended 31 December 2014. The impairment charges in 2015 consisted of charges of US$1.9 million, relating to the withdrawal from SB307/308 blocks in Malaysia, and unsuccessful exploration write-offs of US$7.2 million, primarily relating to the Cairngorm and Elke licences.

Exploration and evaluation expenses before depletion of fair value uplift, re-measurements, impairments and other exceptional items decreased by US$3.7 million, or 92.5 per cent., to US$0.3 million for the year ended 31 December 2015 from US$4.0 million for the year ended 31 December 2014 reflecting the significant decrease in the Group’s exploration and evaluation activities in response to the current low-price oil environment. The expenses for the year ended 31 December 2015 consisted primarily of pre-licence costs in respect of the 28th licence round in the UK awarded in the first half of 2015. The expenses in 2014 primarily related to pre-licence costs in Norway and pre-licence costs relating to the application for UKCS licences under the 28th Licence Round in the UK.

Impairment of investments

Impairment of investments decreased by US$0.7 million, or 53.8` per cent., to US$0.6 million for the year ended 31 December 2015 from US$1.3 million for the year ended 31 December 2014. This decrease was primarily due to a change in the value of the Group’s investment in Ascent Resources plc, which was acquired in 2011 as consideration for an asset disposal.

Impairment of oil and gas assets

Impairment of oil and gas assets increased by US$545.7 million, or 80.4 per cent., to US$1,224.5 million for the year ended 31 December 2015 from US$678.8 million for the year ended 31 December 2014.

Impairment of oil and gas assets for the Group’s UKCS operations was US$1,217 million for the year ended 31 December 2015, an increase of US$538.2 million, or 77 per cent., from US$678.8 million for the year ended 31 December 2014. The impairments in 2015 related to Heather/Broom ($120.3 million), Thistle/Deveron ($263.1 million), Dons ($182.4 million), Alma/Galia ($595.5 million) and Alba ($25.3 million).

Impairment of oil and gas assets for the Group’s Malaysian operations for the year ended 31 December 2015 amounted to US$7.8 million. This consisted entirely of an impairment to Tanjong Baram ($7.8 million). There were no such impairments for the year ended 31 December 2014.

The impairments to the Group’s UKCS and Malaysian oil and gas assets were principally due to the continuing decline in the price of oil during 2015 and the resulting reduction in estimated future revenues and 2P reserves.

Negative goodwill

There was no adjustment for negative goodwill in the year ended 31 December 2015, while in the year ended 31 December 2014 the Group recorded a gain of US$28.6 million in negative goodwill, relating to the Group’s acquisition in 2014 of PM8/Seligi. The assets and liabilities on acquisition were fair valued and, as the fair value was greater than the deemed consideration, a gain of US$28.6 million was recognised.

Gain/loss on disposal of land and buildings

The Group had a loss on disposal of land and buildings of US$8.5 million for the year ended 31 December 2015, relating to a sale and leaseback arrangement for the Aberdeen office. The loss of US$8.5 million represents the difference between the sale proceeds of US$69.5 million and the carrying value of the property. There was no gain/loss on disposal of land and buildings for the year ended 31 December 2014.

Gain/loss on disposal of intangible oil and gas assets

Gain/loss on disposal of intangible oil and gas assets decreased by US$4.3 million to US$2.3 million for the year ended 31 December 2015 from a gain of US$2.0 million for the year ended 31 December 2014, due to a loss incurred from the disposal of the Group’s Norwegian licences in October 2015.

General and administration expenses

General and administration expenses increased by US$1.5 million, or 9.1 per cent., to US$18.0 million for the year ended 31 December 2015 from US$16.5 million for the year ended 31 December 2014. This increase was primarily due to a US$3.6 million provision for costs relating to a rent free period in connection with the sub-let of the Group’s Aberdeen office. General and administration expenses before depletion of fair value uplift, re-measurements, impairments and other exceptional items was US$14.4 million for 2015 as compared to US$16.5 million in 2014. This decrease was primarily due to a reduction in the Group’s contractor related expenses as a result of its cost optimisation activities, which included renegotiation of contractor rates and headcount reductions.

Other income

Other income decreased by US$11.8 million, or 43.3 per cent., to US$15.4 million for the year ended 31 December 2015 from US$27.2 million for the year ended 31 December 2014. This was a result of negative foreign exchange movements relating to the revaluation of the Group’s NOK, Sterling and Euro balances (i.e. the Retail Notes and other non-US Dollar-denominated payables).

Other expenses

Other expenses amounted to US$29.6 million for the year ended 31 December 2015, primarily a result of a provision relating to the Group’s agreement to hire the Stena Spey drilling vessel in 2016. Based on the Group’s current drilling forecasts for 2016, the vessel will not be fully utilised over this period and as a result at 31 December 2015 a provision was made for the unavoidable costs and charged to other expenses. Other expenses for 2015 also included a US$4.4 million write down of a receivable from the Group’s now discontinued Tunisian operations as well as a US$2.3 million change in deferred consideration in connection with the Group’s acquisition of GKA in 2014. There were no other expenses for the year ended 31 December 2014.

The following table sets forth details of the Group’s finance costs for the years ended 31 December 2015 and 2014.

	Year ended 31 December
(in US$ millions)	2014	2015	% Change
Loan interest payable	5.9	22.0	271.3%
Bond interest payable	46.2	58.2	26.1%
Unwinding of discount on decommissioning provisions	12.1	17.0	40.9%
Unwinding of discount on other provisions	—	4.9	—
Unwinding of discount on financial liabilities	0.1	0.3	144.7%
Fair value loss on financial instruments at fair value through profit or loss	22.7	70.0	209.1%
Finance charges payable under finance leases	0.0	0.0	—
Amortisation of finance fees on loans and bonds	6.8	7.3	7.6%
Other financial expenses	11.8	11.0	(6.8)%
	105.5	190.8	80.7%
Less: amounts included in the cost of qualifying assets	(3.2)	(14.4)	(353.5)%
Business performance finance expenses	121.1	176.4	45.7%
Fair value (gain)/loss on financial instruments at fair value	(18.7)	49.8
Unwinding of discount on other provisions	—	0.3	—
Finance costs	102.4	226.5	121.2%

Finance costs increased by US$124.1 million, or 121.2 per cent., to US$226.5 million for the year ended 31 December 2015 from US$102.4 million for the year ended 31 December 2014. This increase was partly caused by an increase in loan and bond interest payables of US$16.1 million and US$12.0 million, respectively, as a result of increased borrowings under the Existing RCF, the execution of and initial utilisation under the Tanjong Baram Facility in June 2015 and a full year of interest payments on the High Yield Notes. More significantly, the Group also incurred a US$47.4 million increase in fair value losses on the Group’s financial instruments at fair value through profit or loss caused by losses on the time value portion of the Group’s commodity put option contracts as they relate to the amortisation of the option premium paid over the life of the contracts and a US$4.9 million increase in each of unwinding of discount on decommissioning provisions and unwinding of discount on other provisions, in each case from the year ended 31 December 2014. The increase in the unwinding of discount on decommissioning provisions was due to increased decommissioning provisions for Kraken, reflecting the subsea infrastructure which was put in place throughout 2015 as well as for Alma/Galia, reflecting revised cost estimates that were determined after first oil in October 2015.

Finance costs for 2015 also included a US$49.8 million fair value loss on financial instruments at fair value, a decrease of US$68.5 million from a gain of US$18.7 million for 2014. The loss in 2015 related to the decrease in the time value portion of the Group’s commodity put option contracts below the premium paid for the options that did not relate to the amortisation of the option premium paid over the life of the contract. The gain in 2014 related to the increase in the time value portion of these options above the premium paid.

Finance income

The following table sets forth details of the Group’s finance income for the years ended 31 December 2014 and 2015.

	Year ended 31 December
(in US$ millions)	2014	2015	% Change
Bank interest receivable	0.3	0.3	(5.6)%
Unwinding of financial asset	0.9	0.5	(38.0)%
Other financial income	0.6	0.1	(79.0)%
Finance income	1.8	1.0	(44.4)%

Finance income decreased by US$0.8 million, or 44.4 per cent., to US$1.0 million for the year ended 31 December 2015 from US$1.8 million for the year ended 31 December 2014. Finance income for the year ended 31 December 2015 includes a US$0.5 million unwinding of discount on the financial asset created in 2012 as part of the consideration for the farm-out of Alma/Galia to KUFPEC.

Income tax

Due to the fall in profits triggered primarily by the decline in oil prices, capital allowances from on-going investment in UKCS assets and ring fence expenditure supplement, the Group has no UK corporation tax or SCT liability at 31 December 2015, which remains unchanged from 2014. The

Group’s income tax credit increased by US$179.2 million, or 44.5 per cent., to US$581.5 million for the year ended 31 December 2015 from US$402.3 million for the year ended 31 December 2014, primarily due to a higher tax credit relating to the increase in the ring fence expenditure supplement caused by the Group’s increased investment in the Kraken development and the release of deferred tax liabilities following impairments of UK oil and gas assets. Current income tax charges increased by US$5.4 million, or 88.5 per cent., from US$6.1 million for the year ended 31 December 2014 to US$11.5 million for the year ended 31 December 2015, due to increased overseas current petroleum income tax charges due to the rise in production at the Group’s Malaysian assets.

Other comprehensive income

Other comprehensive income increased by US$15.8 million, or 26.8 per cent., to US$74.8 million for the year ended 31 December 2015 from US$59.0 million for the year ended 31 December 2014, due to gains relating to the effective portion of the Group’s cash flow hedging of the Group’s commodity hedging contracts. See paragraph “Cash flow hedges” under 3.13 (Explanation of income statement items—Other comprehensive income) above.

Total comprehensive income for the year for the year attributable to owners of the parent

As a result of the factors described above, the Group’s total comprehensive income for the year ended 31 December 2015 was a loss of US$684.7 million, a decrease of US$567.3 million, or 483.2 per cent., from the loss of US$117.4 million for the year ended 31 December 2014.

4.5                                   Comparison of results of operations for the years ended 31 December 2013 and 2014

Revenue and other operating income

Revenue and other operating income increased by US$73.3 million, or 7.7 per cent., to US$1,028.5 million for the year ended 31 December 2014 compared to US$955.2 million for the year ended 31 December 2013. This increase was primarily due to increases in production relating to the commencement of the Group’s Malaysian operations and was partially offset by the significant decline in oil prices during the second half of 2014.

Revenue is predominantly derived from oil sales and also includes gains or losses from the Group’s commodity hedging activities. For the year ended 31 December 2014, oil sales were US$1,002.2 million compared with US$953.7 million for the year ended 31 December 2013. The increase in revenue was due to higher production and an over-lift of US$8.2 million for the year ended 31 December 2014 compared with an over-lift of US$2.6 million for the year ended 31 December 2013 and was partly offset by the significant reduction in the oil price during the second half of 2014. The Group’s blended average realised price per barrel of oil sold decreased by US$9.1 million, or 8.3 per cent., from US$109.7 during 2013 to US$100.6 during 2014.

Revenue derived from sales from the Group’s UKCS operations was US$924.8 million for the year ended 31 December 2014, a decrease of US$36.4 million, or 3.8 per cent., from US$961.2 million for the year ended 31 December 2013. This decrease was primarily due to the decline in oil prices that began in the second half of 2014 and was partially offset by an increase in production. The Group’s UKCS production, on a working interest basis, increased by 236 boepd, or 1.0 per cent., to 24,436 boepd for the year ended 31 December 2015 from 24,200 boepd for the year ended 31 December 2014. This increase was caused by higher production efficiency at Thistle and ten months of initial production from GKA, which was acquired during the first quarter of 2014. These production gains were themselves partially offset by an expected natural decline in production from Dons.

Revenue derived from sales from the Group’s Malaysian operations was US$53.3 million for the year ended 31 December 2014. This revenue reflects the initial production from PM8/Seligi. The Group’s Malaysian production, on a working interest basis, was 3,459 boepd for the year ended 31

December 2014. The Group had no production nor revenue from its Malaysian operations for the year ended 31 December 2013.

Included within revenue and other operating income for the year ended 31 December 2014 are realised gains of US$31.7 million and unrealised gains of US$18.6 million on the Group’s commodity hedging contracts as compared to no unrealised gains and unrealised losses of US$6.0 million in the year ended 31 December 2013.

Cost of sales

Cost of sales was US$711.9 million during the year ended 31 December 2014 compared with US$527.1 million in the year ended 31 December 2013. The increase of US$184.8 million, or 35.0 per cent., was primarily due to an increase in operating costs.

Operating costs, which include production costs, tariff and transportation costs. And the effect of any realised foreign exchange hedging gains or losses relating to the ineffective portion of the Group’s hedging arrangements, increased by US$128.5 million, or 41.7 per cent., to US$436.5 million for the year ended 31 December 2014 from US$308.0 million for the year ended 31 December 2013 due to higher production, tariff and transportation costs. Tariff and transportation costs increased by US$66.8 million, or 90.9 per cent., to US$140.3 million for the year ended 31 December 2014 from US$73.5 million for the year ended 31 December 2013, primarily due to significantly higher unit costs per barrel at Sullom Voe Terminal. These costs increased by US$28.9 million during the year ended 31 December 2014, reflecting higher base level tariffs as well as increased throughput at SVT resulting from the Group’s additional production. Production costs increased by US$61.7 million, or 26.3 per cent., to US$296.2 million for the year ended 31 December 2014 from US$234.5 million for the year ended 31 December 2013, due primarily to the Group’s commencement of production at GKA and PM8/Seligi following their acquisition. This was partially offset by overall gains relating to both the Group’s bond proceeds currency transactions and realised mark to market valuations on foreign exchange trades. The gain relating to the Group’s bond proceeds currency transactions arose when it entered into a number of foreign exchange transactions to swap US$550 million of the US Dollar proceeds of the High Yield Notes into Sterling to enable it to repay Sterling drawings under the Existing RCF. The transactions required the Group to swap Sterling back into US Dollars between October and December 2014 at a fixed rate. In early October 2014 the transactions were closed out and the Group realised a gain of US$46.7 million.

As a result of the foregoing, the Group’s unit operating costs per barrel increased by US$6 to US$42 for the year ended 31 December 2014 from US$36 for the year ended 31 December 2013.

The Group’s depletion expense per barrel for the year ended 31 December 2014 was unchanged from the US$24.6 per barrel for the year ended 31 December 2013. An increased rate of depletion in Heather and Thistle due to a higher capital expenditure profile was offset by lower production from Dons.

The Group’s change in lifting position was a US$8.2 million expense for the year ended 31 December 2014, compared with a US$2.6 million expense for the year ended 31 December 2013. The higher net over-lift during 2014 was primarily due to increased over-lift in the Group’s UKCS operated assets, except for Alba in which there was an under-lift, and was partially offset by an under-lift at the Group’s Malaysian assets.

Exceptional items in 2014 included Sullom Voe Terminal costs of US$32.8 million invoiced by the operator in 2014, but relating to 2012 and 2013 production, as well as depletion of the fair value uplift of Petrofac Energy Developments Limited’s oil and gas assets on acquisition. The exceptional charge for SVT costs was driven by increased costs at SVT for maintenance/inspection work scopes together with the Group’s share of throughput being higher than expected due to shut-ins at other user’s fields.

Exploration and evaluation expenses

Exploration and evaluation expenses increased by US$147.4 million to US$156.0 million for the year ended 31 December 2014 from US$8.6 million for the year ended 31 December 2013. This increase was due to an impairment charge of US$152.0 million, primarily relating to the Crawford Porter, Kildrummy and Cairngorm fields as well as certain GKA acreage, which were impaired due to the significant decline in oil prices in the second half of 2014, as a result of which the Group determined commercial production in these fields to be unfeasible. The impairment charge also included costs relating to relinquished licences, primarily the South West Heather licence. The Group had no such impairment charges in 2013.

Exploration and evaluation expenses before depletion of fair value uplift, re-measurements, impairments and other exceptional items decreased by US$4.6 million, or 53.5 per cent., to US$4.0 million for the year ended 31 December 2014 compared to US$8.6 million for the year ended 31 December 2013. The Group’s exploration and evaluation expenses in 2014 primarily related to pre-licensing costs related to obtaining new licences in Norway, which were awarded in January 2014, and in the UK, in the 28th Licensing Round in April 2014. The decrease in pre-licencing costs of US$3.2 million, or 97.8 per cent., from US$6.7 million for the year ended 31 December 2013 to US$3.5 million for the year ended 31 December 2014 was primarily due to the decrease in Norwegian pre-licensing activities following the awarding of licences in Norway in January 2014.

Impairment of investments

Impairment of investments increased by US$1.0 million, or 333.3 per cent., to US$1.3 million for the year ended 31 December 2014 from US$0.3 million for the year ended 31 December 2013. This increase was primarily due to a change in the value of the Group’s investment in Ascent Resources plc, which was acquired in 2011 as consideration for an asset disposal.

Impairment of oil and gas assets

Impairment of oil and gas assets was US$678.8 million for the year ended 31 December 2014. There was no impairment of oil and gas assets for the year ended 31 December 2013. These impairment charges were primarily caused by the significant fall in the price of oil in the second half of 2014 and the resulting reduction in expected future revenues from oil sales and 2P reserves. Impairments were recorded for Alma/Galia, with an impairment charge of US$675.6 million which, in addition to the factors mentioned above, also related to delays in first oil and cost increases, as well as a smaller charge to Dons assets.

Negative goodwill

The adjustment for negative goodwill was US$28.6 million for the year ended 31 December 2014. The assets and liabilities relating to the PM8/Seligi acquisition were fair valued and, as the fair value was greater than the deemed consideration, a gain was recognised. There was no negative goodwill recorded for the year ended 31 December 2013.

Gain/loss on disposal of intangible oil and gas assets

The Group had a gain on disposal of intangible oil and gas assets of US$2.0 million for the year ended 31 December 2014. The gain related to the Group’s disposal of its interest in the P8a asset in the Dutch North Sea. There was no gain/loss on disposal of intangible oil and gas assets in 2013.

General and administration expenses

General and administration expenses decreased by US$8.5 million, or 34 per cent., to US$16.5 million for the year ended 31 December 2014 compared to US$25.0 million for the year ended 31 December 2013, primarily due to a reduction in business development specific and higher parent company overhead recovery through the Kraken and Alma/Galia developments.

Other income

Other income was US$27.1 million for the year ended 31 December 2014. Other income in 2014 was comprised of net foreign exchange gains in connection with positive foreign exchange movements relating to the revaluation of the Group’s NOK, Sterling and Euro balances (i.e. the Retail Notes and other non-US Dollar-denominated payables). The Group had no other income for the year ended 31 December 2013.

Other expenses

The Group had no other expenses for the year ended 31 December 2014. Other expenses of US$26.4 million for the year ended 31 December 2013 represented negative foreign exchange movements in connection with revaluation of the Company’s non-US Dollar-denominated balances.

Finance costs

Finance costs increased by US$63.6 million, or 163.9 per cent., to US$102.4 million for the year ended 31 December 2014 compared to US$38.8 million for the year ended 31 December 2013.

The following table sets forth details of the Group’s finance costs for the years ended 31 December 2013 and 2014.

	Year ended 31 December
(in US$ millions)	2013	2014	% Change
Loan interest payable	3.0	5.9	100.2%
Bond interest payable	10.4	46.2	345.9%
Unwinding of discount on decommissioning provisions	12.6	12.1	(3.9)%
Unwinding of discount on other provisions	—	—	—
Unwinding of discount on financial liabilities	—	0.1	—
Fair value loss on financial instruments at fair value through profit or loss	—	22.7	—
Finance charges payable under finance leases	0.0	0.0	—
Amortisation of finance fees on loans and bonds	7.7	6.8	(12.1)%
Other financial expenses	6.5	11.8	82.0%
	40.0	105.5	163.4%
Less: amounts included in the cost of qualifying assets	(1.2)	(3.2)	155.4%
Business performance finance expenses	38.8	121.1	211.8%
Fair value (gain)/loss on financial instruments at fair value through profit or loss	—	(18.7)	—
Unwinding of discount on other provisions	—	—	—
Finance costs	38.8	102.4	163.6%

This increase in finance costs was primarily caused by a US$35.8 million increase in bond interest payable as a result of the issue of the High Yield Notes as well as the impact of the first full year of interest under the Retail Notes. The Group also incurred US$22.7 million of costs relating to fair value losses on the Group’s financial instruments at fair value through profit or loss in connection with its hedging arrangements. These costs consisted of the realised loss on the time value portion of the Group’s commodity hedging contracts of US$38.8 million, which was offset by an increase of US$16.2 million in the time value portion above the premium paid for the hedging contracts. The increase in finance costs in 2014 was partially offset by a US$18.7 million fair value gain on financial instruments at fair value through profit or loss. This gain related to the increase in the time value portion of the Group’s commodity put option contracts above the premium paid for the options that did not relate to the amortisation of the option premium paid over the life of the contract.

Finance income

Finance income decreased by US$0.2 million, or 10 per cent., to US$1.8 million for the year ended 31 December 2014 compared to US$2.0 million for the year ended 31 December 2013.

The following table sets forth details of the Group’s finance income for the years ended 31 December 2013 and 2014.

	Year ended 31 December
(in US$ millions)	2013	2014	% Change
Bank interest receivable	0.4	0.3	(29.1)%
Unwinding of financial asset	1.4	0.9	(39.4)%
Other financial income	0.2	0.6	311.0%
Finance income	2.0	1.8	(10.6)%

The US$0.9 million charge for unwinding of financial asset in 2014, representing a decrease of US$0.5 million from 2013, relates to the unwinding of the discount on the financial asset created as part of the consideration for the farm out of the Alma/Galia development to KUFPEC.

Income tax

The Group had no UK corporation tax or SCT liability for the year ended 31 December 2014 as the Group recorded losses from its operations in connection with the decline in oil prices during the second half of the year and the Group’s on-going investment in UKCS assets. The Group’s reported income tax was a credit of US$402.3 million for the year ended 31 December 2014 compared to a charge of US$141.3 million for the year ended 31 December 2013. The movement is primarily due to the release of deferred tax liabilities following impairment of UK oil and gas assets. Current income tax charges decreased by US$3.6 million, or 37.11 per cent., from US$9.7 million for the year ended 31 December 2013 to US$6.1 million for the year ended 31 December 2014, due to decreased PRT in relation to the Alba field due to lower profits in connection with the decline in oil prices. This decrease was partially offset by tax charges in connection with the Group’s Malaysian assets, which came into operation during 2014.

Total comprehensive income for the year for the year attributable to owners of the parent

As a result of the factors described above, the Group’s total comprehensive income for the year ended 31 December 2014 was a loss of US$117.4 million, a decrease of US$307.5 million from the gain of US$190.0 million for the year ended 31 December 2013. This was primarily due to the US$678.8 million impairment to the Group’s oil and gas assets as a result of decreases in the price of oil during the second half of 2014.

5.                                          Liquidity

The Group closely monitors and manages its funding position and liquidity risk throughout the year, including monitoring forecast covenant results to ensure the Group has sufficient funds to meet forecast cash requirements. The Group regularly produces cash forecasts and sensitivity tests relating to changes in crude oil prices, production rates and development project timing and costs.

The Group’s liquidity requirements arise principally from its capital investment and working capital requirements. For the periods presented, the Group met its working capital requirements primarily from oil revenues from the Group’s producing assets and debt financing through on-going drawings on the Existing RCF, the issue of the High Yield Notes and the Retail Notes. The Group had headroom of US$235 million as of 31 December 2015. As of 30 June 2016, the Group had drawn down US$956.3 million under the Existing RCF.

Following the significant decline in oil prices in the second half of 2014, the Group implemented certain cost saving programmes with the aim of reducing planned operational expenditure, general and administrative spend and capital expenditure. In addition, the Group renegotiated certain liquidity covenant within the Existing RCF and the Retail Notes in 2015.

The Company is of the opinion that the Group does not have sufficient working capital available for its present requirements, that is, for at least 12 months from the date of this Explanatory Statement. In order to address the Company’s working capital shortfall, the Directors have undertaken a number of measures, culminating in the proposal of the Restructuring (as described further in Part 1 (Background and Rationale to the Restructuring) of this Explanatory Statement). The measures undertaken prior to the announcement of the Restructuring include:

•                                         agreeing with the Existing RCF Lenders further utilisations of approximately US$20 million and US$26 million under the Existing RCF in September 2016 and October 2016, respectively; and

•                                         agreeing the deferral of certain payments to trade suppliers between October 2016 and April 2019.

The Directors have now proposed the Restructuring, including the Scheme, to improve the Group’s capital structure and to improve the on-going liquidity position of the Group. The proposed changes to the Notes would capitalise the Group’s cash interest expense under the New High Yield Notes and the Amended Retail Notes unless the oil price is equal to or above an average of US$65.00 per barrel for the six-month period ending one month prior to the interest payment date (and certain other conditions are met) and the Proposed RCF Amendments and the proposed changes to the Notes would extend the maturity date for the repayment of the Existing RCF to October 2021, extend the scheduled maturity in respect of New High Yield Notes and Amended Retail Notes to April 2023, further automatically extend the maturity date in respect of the New High Yield Notes and the Amended Retail Notes to October 2023 if the Company has not repaid or refinanced the Existing RCF by 15 October 2020, amend the Group’s financial covenants to provide additional flexibility under the RCF, remove certain financial covenants from the Retail Notes and amend certain financial indebtedness baskets under the New High Yield Notes. The proceeds of the Placing and Open Offer are expected to enable the Group to complete the Kraken development and bring it to first oil on schedule in the first half of 2017, which the Directors believe will considerably improve the Group’s cash flows.

The Group held cash and cash equivalents of US$93.3 million as of 31 July 2016, US$163.3 million and US$305.6 million as of 30 June 2016 and 2015, respectively and US$269.0 million, US$176.8 million and US$72.8 million as of 31 December 2015, 2014 and 2013, respectively.

5.1                                   Cash flow

The following table sets forth consolidated cash flow information for the years ended 31 December 2013, 2014 and 2015 and for the six month periods ended 30 June 2015 and 30 June 2016.

	Year ended 31 December			Six months ended 30 June
(in US$ millions)	2013	2014	2015	2015	2016
Cash flow from operating activities
Profit/(loss) before tax	330.9	(578.7)	(1,340.9)	(34.6)	(74.9)
Depreciation	6.9	7.4	7.0	3.5	2.0
Depletion	255.7	244.5	302.7	121.8	129.3
Exploration costs impaired and written off	2.0	152.6	9.1	4.8	0.6
Impairment of oil and gas assets	—	678.8	1,224.5	—	—
Impairment on assets held for sale	—	—	—	—	203.4
Loss on disposal of land and buildings	—	—	8.5	5.9	—
Write down of receivable	—	—	4.4	4,242	—
Write down of inventory	—	—	13.6	—	—
Loss on disposal of intangible oil and gas assets	—	(2.0)	2.3	—	—
Impairment of available-for-sale investments	0.3	1.3	0.6	—	0.05
Negative goodwill	—	(28.6)	—	—	—
Share-based payment charge	8.2	8.5	5.7	3.8	3.9
Unwinding of discount on decommissioning provisions	12.6	12.1	17.0	9.7	6.2
Unwinding of other discount	—	—	5.0	2.5	1.6
Change in deferred consideration	—	—	2.3	—	(3.5)
Change in surplus lease provision	—	—	26.6	—	(22.8)
Hedge accounting deferral	—	—	(119.1)	(63.9)	(1.8)
Amortisation of option premiums	—	(6.8)	(111.6)	(55.4)	(15.2)
Unrealised gains/(losses) on financial instruments	(5.9)	5.4	(3.9)	14.7	52.4
Unrealised exchange gains	26.4	(27.2)	(15.0)	4.3	(37.3)
Net finance costs	22.5	88.5	203.5	90.0	40.3
Operating profit before working capital changes	629.5	555.7	242.1	111.2	230.7
(Increase)/decrease in trade and other receivables	(30.8)	91.4	(76.4)	(0.05)	(13.2)
(Increase)/decrease in inventories	(30.8)	(41.7)	10.1	(7.4)	(6.7)
Increase/(decrease) in trade and other payables	(5.1)	26.9	46.0	(20.6)	(28.2)
Cash generated from operations	562.7	632.2	221.7	83.3	182.6
Cash received on sale of financial instruments	—	100.1	29.6	(5.7)	(7.9)
Decommissioning spend	—	(7.2)	(5.3)	(3.9)	(4.3)
Income taxes paid	(11.3)	(12.5)	(1.4)	(3.0)	(0.1)
Net cash flows from operating activities	551.4	712.7	244.6	70.7	170.2
Investing activities
Purchase of property, plant and equipment	(950.3)	(990.6)	(807.0)	(386.3)	(259.4)
Purchase of intangible oil and gas assets	(36.6)	(69.8)	(19.6)	(18.0)	(2.2)
Proceeds from disposal of land and buildings	—	—	68.4	—	—
Proceeds from disposal of intangible oil and gas assets	—	2.2	7.1	—	—
Acquisitions	—	(58.2)	(3.0)	—	—
Prepayment of finance lease	—	(100.0)	—	—	—
Proceeds from farm-out	2.6	—	—	—	—
Interest received	0.6	0.9	0.4	0.2	0.3
Net cash flows used in investing activities	(983.7)	(1,215.5)	(753.7)	(404.1)	(261.3)
Financing activities
Proceeds from bank facilities	182.7	42.0	736.1	474.7	49.1
Repayment of bank facilities	—	—	(48.5)	—	—
Proceeds from bond issue	246.3	650.0	—	—	—
Shares purchased by Employee Benefit Trust	(7.4)	(15.9)	—	—	—
Repayment of obligations under finance leases	0.0	0.0	0.0	(0.04)	(0.04)
Interest paid	(9.0)	(43.6)	(76.1)	(21.5)	(50.5)
Other finance costs paid	(35.7)	(23.0)	(15.2)	(8.5)	(6.6)
Net cash flows from/(used) in financing activities	376.9	609.5	592.2	444.6	(7.9)
Net (decrease)/increase in cash and cash equivalents	(55.4)	106.7	87.1	111.2	(99.0)
Net foreign exchange on cash and cash equivalents	3.7	(7.6)	(1.5)	10.4	(2.2)
Cash and cash equivalents at January 1	124.5	72.8	171.9	171.9	257.5
Cash and cash equivalents at 31 December	72.8	171.9	257.5	293.5	156.3
Reconciliation of cash and cash equivalents
Cash and cash equivalents per cash flow statement	72.8	171.9	257.5	293.5	156.3
Restricted cash	—	4.9	11.5	12.1	7.0
Cash and cash equivalents per balance sheet	72.8	176.8	269.0	305.6	163.3

5.2                                        Net cash from operating activities

Net cash generated from operating activities was US$170.2 million generated for the six months ended 30 June 2016 compared to US$70.7 million generated for the same period of 2015. This was primarily due to higher profit/loss before tax relating to an increase in other income and expenses, comprised of net foreign exchange gains relating to the devaluation of Sterling against the US Dollar, from a gain of US$37.3 million during the six months ended 30 June 2016 from a loss of US$8.3 million for the same period in 2015.

Net cash generated from operating activities was US$244.6 million generated for the year ended 31 December 2015 compared to US$712.7 million generated for the year ended 31 December 2014. The decrease in operating cash flows was primarily due to the significant decrease in revenues stemming from the substantial decline in the price of oil.

Net cash generated from operating activities was US$712.7 million for the year ended 31 December 2014 compared to US$551.4 million generated for the year ended 31 December 2013. The increase in operating cash flows was mainly due to a US$100.1 million increase in cash received on sale of financial instruments, reflecting the net gain from the sale of certain commodity hedges.

5.3                                        Net cash used in investing activities

Net cash used in investment activities was US$261.3 million for the six months ended 30 June 2016 compared to US$404.1 million for the same period of 2015. Net cash used in investing activities was US$983.6 million for the year ended 31 December 2013, compared to US$1,215.5 million for the year ended 31 December 2014. The net cash used in investing activities for the six months ended 30 June 2016 and for the year ended 31 December 2015 primarily related to spending on development projects, including the following:

•                                the continued Kraken development, including completion of drill centres and the installation of the submerged turret/buoy and mooring system;

•                                the continued Scolty/Crathes development, including progression of the subsea and topside programmes as well as the execution of the drilling plan;

•                                the drilling and evaluation of the Eagle exploration well;

•                                the continued Alma/Galia development ahead of the achievement of first oil in the fourth quarter of 2015;

•                                the Thistle life extension project, as well as the commencement of the construction of additional wells;

•                                the chemical treatments at Goosander well in GKA;

•                                the on-going programme of well intervention work in PM8/Seligi;

•                                the completion of the Tanjong Baram development;

•                                the completion of the Ythan production well in Dons; and

•                                the replacement of the Broom water injection flow line and the completion of the drilling programme on Heather.

Net cash used or generated in investing activities amounted to US$1,215.5 million used for the year ended 31 December 2014, compared to US$983.6 million of net cash used in investing activities for the year ended 31 December 2013. The net cash used in investing activities for the year ended 31 December 2014 was primarily related to spending on development projects, including the following:

•                                the completion of the GKA acquisition and subsequent operation improvements;

•                                the continued Alma/Galia development, including the completion of five production wells;

•                                the acquisition of PM8/Seligi;

•                                the continued Kraken development, including the installation of two subsea integrated template structures, water injection and production templates for the first drill centre, as well as the execution of the drilling rig contract; and

•                                the acquisition of Tanjong Baram.

The net cash used in investing activities for the year ended 31 December 2013 was primarily related to spending on development projects, including the following

•                                the Alma/Galia development including the FPSO and further drilling of the production wells;

•                                the Kraken development including drilling the head target well, FPSO FEED costs and project management activities;

•                                the Thistle life extension programme and drilling programme including the A60 well and A59 well work-over;

•                                the Dons drilling programme with the DS producer and the OB injector; and

•                                the Heather/Broom return to drilling programme and additional living quarters.

For a more detailed description of the Group’s recent capital expenditure, see section 5.5 (Capital investment) below.

5.4                                        Net cash from financing activities

Net cash from financing activities amounted to US$596.2 million, US$609.5 million and US$376.9 million in the years ended 31 December 2015, 2014 and 2013, respectively.

The Group’s recent financing activities include the execution of the Tanjong Baram Facility in 2015, the issue of the High Yield Notes and the issue of the Retail Notes in 2013. For a more detailed description of these activities, see section 7 (Financing) below.

5.5                                   Capital investment

The primary objective of the Group’s capital management is to optimise the return on investment, by managing its capital structure to achieve capital efficiency while maintaining flexibility for the investment of additional capital where required. The Group regularly monitors the capital requirements of the business over the short, medium and long term, in order to enable the Group to better anticipate the timing of requirements for additional capital.

Capital investment represents the Group’s cash outflow on capital additions. The following table sets forth a reconciliation of the Group’s capital investment to capital additions.

	Year ended 31 December			Six months ended 30 June
(in US$ millions)	2013	2014	2015	2015	2016
Capital additions	1,367.3	1,180.6	764.0	480.6	465.2
Cost carry (KUFPEC)	(95.3)	—	—	—	—
Cost carry (Kraken) (firm)	(164.2)	97.7	66.5	66.5	—
Cost carry (Kraken) (contingent)	(80.0)	—	80.0	—	(26.6)
GKA acquisition	—	(55.3)	—	—	—
PM8/Seligi PSC acquisition	—	(150.9)	—	—	—
Alba acquisition	(52.5)	—	—	—	—
Non-cash acquisition of 10.5 per cent. of Kraken	—	—	—	—	(33.6)
Proceeds on disposal of building	—	—	(68.4)	—	—
Other proceeds	—	(2.2)	(7.1)	(5.0)	—
Capitalised interest	(1.2)	(3.2)	(14.4)	(4.7)	23.1
Working capital (including deferrals)/Other	10.3	(8.6)	(69.5)	(133.1)	(120.3)
Capital investment	984.3	1,058.1	751.1	404.3	261.6

“Cost carry (KUFPEC)” represents amounts capitalised due to KUFPEC’s obligations to carry the Group’s development costs at Alma/Galia. “Cost carry (Kraken) (firm)” relates to the Group’s obligations to carry the development costs of Nautical Petroleum plc and First Oil plc in the event of approval of a field development plan, which took place in 2013. In 2013 this represents amounts capitalised due to these obligations (being the US$240 million initial value of the carry less US$75.8 million, being the amount of cash paid carrying the Group’s partners during the year) and in 2014 and 2015 this represents the amount of cash paid carrying the Group’s partners during the year. “Cost carry (Kraken) (contingent)” represents amounts capitalised due to the Group’s obligations to carry Nautical Petroleum plc and First Oil plc based on the volume of 2P reserves in the field development plan for Kraken. “Alba acquisition” represents the value ascribed to oil and gas assets upon the Group’s acquisition of Alba. “Other” primarily includes the movement in capital accruals.

Capital investment has historically comprised the costs of construction of oil and gas facilities, the acquisition of interests in new assets and farm-ins to additional equity in existing assets, costs of technical services and studies, seismic acquisition and interpretation, exploration, evaluation, development and productivity enhancement drilling and well testing.

The following tables set forth the Group’s cash outflow on capital expenditure for the years ended 31 December 2015, 2014 and 2013 and the six month periods ended 30 June 2015 and 2016.

	Year ended 31 December			Six months ended 30 June
(in US$ millions)	2013	2014	2015	2015	2016
North Sea capital expenditure	926.5	922.1	677.4	314.9	250.9
Malaysia capital expenditure	—	19.1	90.2	53.0	6.9
Exploration and evaluation capital expenditure	36.6	69.7	19.6	18.0	2.2
Other capital expenditure	23.8	49.5	39.4	18.4	1.6
Proceeds on disposal of Aberdeen new buildings	—	—	(68.4)	—	—
Other proceeds	2.6	(2.2)	(7.1)	—	—
	989.5	1,058.2	751.1	404.3	261.6

The Group’s capital investment during the six months ended 30 June 2016 primarily related to (i) Kraken development, including the continuation of the drilling programme and completion of the drill centre projects; (ii) execution of the Scolty/Crathes drilling programme; and (iii) the drilling and evaluation of the Eagle exploration well.

The Group’s capital investment in 2015 principally related to the continued development of Kraken, including work on the subsea systems and risers, and drill centres 1 and 2, and the Group’s currently-owned producing fields. In light of the low oil price environment, capital investment was reduced for both the Group’s development and producing assets as part of its cost optimisation programme.

The Group’s capital investment in 2014 principally related to (i) the Alma/Galia development, including the FPSO and further drilling of the production wells ($399.3 million); (ii) the Thistle life extension programme ($50.2 million); (iii) the Dons drilling programme ($45.9 million); (iv) GKA ($40.8 million); and (vi) exploration ($69.7 million).

The Group’s capital investment in the year ended 31 December 2013 principally related to (i) Alma/Galia development, including the FPSO and further drilling of the production wells ($460.5 million); (ii) Kraken including drilling the head target well, FPSO work and project management activities ($171.5 million); and (iii) approximately US$294.5 million on the Group’s currently-owned producing fields.

5.6                                   Future capital investment

The Group’s capital investments are driven largely by its development of new oil and gas projects through to production. The Group’s priorities for 2016 include delivering its investment programme, including sail-away of the Kraken FPSO and first oil at Scolty/Crathes, on time and on budget. The Group’s 2016 capital expenditure budget was further reduced as a result of a decrease in the planned capital expenditure on Kraken, despite including additional capital expenditures associated with the 10.5 per cent. increase in its working interest in Kraken. This has been reduced from an original Kraken capital expenditure budget for 2016 of approximately US$950 million. The Group’s predominant focus areas are the next phases of the Kraken development, with the FPSO being a critical path element. The Group intends to use the proceeds of the Placing and Open Offer to continue the development of the Group’s Kraken and Scolty/Crathes assets.

6.                                          Contractual obligations and contingent liabilities

The following table sets forth the Group’s remaining contractual maturity for its non-derivative financial liabilities with contractual repayment periods as of 31 December 2015. The table reflects the undiscounted cash flows of financial liabilities based on the earliest date on which the Group could be required to pay including interest projected to be paid thereon.

Payments due by period

Contractual obligations (in US$ millions)	Total	On demand	Less than 1 year	1-2 years	2-5 years	More than 5 years
Loans and borrowings	1,065.0	—	52.0	56.5	956.5	—
Bond(1)	1,245.9	—	58.1	58.1	174.4	955.2
Obligations under finance leases	0.0	—	0.0	—	—	—
Accounts payable and accrued liabilities	543.5	543.5	—	—	—	—
Other liabilities	8.3	—	—	8.3	—	—
Total	2,862.8	543.5	110.2	122.9	1,130.9	955.2

Note:

(1)    Includes both the High Yield Notes and the Retail Notes.

As is common within the Group’s industry, the Group has entered into various commitments related to the exploration and evaluation of, and production from, commercial oil and gas properties. As of 31 December 2015, 2014 and 2013, the Group had future capital commitments of US$433.5 million, US$788.3 million and US$447.3 million, respectively. These amounts represent the Group’s obligations during the course of the following years to fulfil its contractual commitments.

The decrease in capital commitments from US$788.3 million as of 31 December 2014 to US$433.5 million as of 31 December 2015 is primarily due to decreased future expenses at Alma/Galia as the asset reached the production phase, as well as a general reduction in the Group’s planned expenses as a result of its cost optimisation programmes.

As of 31 December 2015, potential future capital commitments, which relate to contingent future events, primarily in respect of the continued development of Kraken and Scolty/Crathes.

The Group also has potential liability for decommissioning the Group’s assets. The Group makes full provision for the future costs of decommissioning the Group’s oil production facilities and pipeline systems on a discounted basis based on the Group’s decommissioning liability. With respect to Heather/Broom, GKA and PM8/Seligi, the decommissioning provisions are based on the

Group’s contractual obligations rather than its equity interest in the fields. These contractual obligations range from a low of 25 per cent. for the Kittiwake field to a high of 63 per cent. for the Broom field. Decommissioning provisions at Thistle/Deveron remain with the former owner of the asset. The Group makes decommissioning provisions on a working interest basis for Dons, Alma/Galia and Alba. The provisions the Group makes represent the present value of decommissioning costs which are expected to be incurred up to 2034 assuming no further development of the Group’s assets and are discounted at a risk-free rate based on the yields of government bonds. As of 31 December 2015, the Group has discounted this liability at a rate of 3.0 per cent., whereas previously it had discounted it at a rate of 5.0 per cent. The unwinding of the discount is classified as a finance cost.

These provisions have been created based on internal and third-party estimates. Assumptions based on the current economic environment have been made which the Directors believe are a reasonable basis upon which to estimate the future liability. These estimates are reviewed regularly to take into account any material changes to the assumptions. The Company cannot assure you, however, that actual decommissioning costs will not be materially greater than its estimates. See “Risks relating to the Group’s business—The Group may face unanticipated increased or incremental costs in connection with decommissioning obligations” in appendix 8 (Risk factors) to this Explanatory Statement. See section 10 (Critical accounting estimates and judgments) below.

7.                                          Financing

The Group’s liquidity requirements arise principally from its capital investment and working capital requirements. For the periods presented, the Group met its capital investment and working capital requirements primarily from oil sales revenues, oil hedge proceeds and the proceeds of debt financing.

7.1                                   Equity financing

As of 30 June 2016 and 31 December 2015, 2014 and 2013, the Group had 802.7 million allotted and fully paid ordinary shares of 5 pence each.

7.2                                   Debt financing

Total debt as of 31 July 2016, excluding unamortised arrangement fees, amounted to US$1,858.0 million.

Notes

As of 31 July 2016, the Group’s total debt in respect of the Retail Notes together with the High Yield Notes was US$871.7 million.

In April 2014, the Company issued the High Yield Notes in an aggregate principal amount of US$650.0 million, which mature in 2022 and pay a coupon of 7 per cent., payable semi-annually in April and October.

On 24 January 2013, the Company established a £500 million euro medium term note programme the (the “EMTN Programme”). On 15 February 2013, the Company issued an initial tranche of £145 million 5.50 per cent. Notes due 15 February 2022 pursuant to the EMTN Programme. On 2 December 2013, the Company issued a further tranche of £10 million 5.50 per cent. Notes due 15 February 2022 under the EMTN Programme, which were consolidated with and formed a single series with the initial tranche of £145 million 5.50 per cent. Notes and together form the Retail Notes.

The Retail Notes initially carried interest at a fixed rate of 5.50 per cent. per annum payable semi-annually in arrear. On 5 May 2015, the Company agreed, with the consent of the holders of Retail Notes, to amend the rate of interest payable from time to time in respect of the Retail Notes for a limited period of time such that if the Company delivers to the Retail Notes Trustee a compliance certificate certifying that the ratio of net financial indebtedness to EBITDA was more than 3.0:1.0 in respect of any test period, the rate of interest for the immediate next following interest period commencing after the date of such compliance certificate will be 7.00 per cent. per annum. This amended rate of interest only applies where compliance certificates are delivered in respect of the dates at which the Company produces its audited annual financial statements or unaudited semi-annual financial statements from 5 May 2015 to (and including) 31 December 2016.

Both the High Yield Notes and the Retail Notes require the Group to comply with certain financial covenants. See section 16.6(h) (Material contracts—Description of certain financing arrangements—High Yield Notes) of appendix 16 (Additional information) to this Explanatory Statement.

The Proposed Notes Changes, which form part of the Restructuring, will, if approved, capitalise the Group’s cash interest expense unless the oil price is equal to or above an average US$65.00 per barrel for a six-month period (and certain other conditions are met), extend the maturity dates for the repayment of such indebtedness and amend the Group’s financial covenants to provide additional flexibility under the RCF, remove certain financial covenants from the Retail Notes and amend certain financial indebtedness baskets under the New High Yield Notes. The Amended Retail Notes covenants would be aligned with the New High Yield Notes covenants. See section 6 (Scheme overview) of Part 1 (Background and Rationale to the Restructuring) of this Explanatory Statement for a more detailed discussion of the proposed changes to the Notes.

Tanjong Baram Facility

In July 2015, the Company entered into the Tanjong Baram Facility with DBS Bank. The facility is a five year US$35.0 million senior secured loan facility with interest payable at US Dollar LIBOR plus a margin of 2.25 per cent. Under the terms of the facility, the Company may only use loan proceeds in connection with the development of the Tanjong Baram field. The principal of the loan is repayable in three month intervals from 31 December 2015 to 31 March 2020. The facility requires the Group to comply with a debt service coverage ratio financial covenant and restricts its ability to incur additional indebtedness. The Company fully drew down US$35 million under the facility in June 2015, and the balance at 31 July 2016 amounted to US$30.1 million. See section 16.6(b) (Material contracts—Description of certain financing arrangements—Tanjong Baram Facility) of appendix 16 (Additional information) to this Explanatory Statement.

Revolving Credit Facility

The Company and certain of its subsidiaries entered into an agreement establishing the Existing RCF on 6 March 2012, subsequent to which the Company has amended and restated the agreement, including on 29 January 2014. The mandated lead arrangers are BNP Paribas and The Bank of Nova Scotia and the facility agent is BNP Paribas. The Existing RCF may be utilised in US Dollars, Sterling or Euro by drawing of cash advances or by issuances of letters of credit. Borrowings may be used for the purposes of funding oil and gas related expenditure of the Company and its subsidiaries from time to time. As of 31 July 2016, the Group had drawn US$956.3 million under the Existing RCF and utilised letters of credit of US$7.0 million. After netting off unamortised facility fees, the balance sheet amount for the Group’s liability represented by the Existing RCF was US$940.0 million as of 31 July 2016.

Since 31 July 2016, the Group has drawn down an additional approximately US$46 million under the Existing RCF.

Assuming and following completion of the Restructuring and the Proposed RCF Amendments, the maximum remaining facilities available to the Group under the Existing RCF will be US$197.7 million, less any further interim utilisations agreed with the Existing RCF Lenders between 14 October 2016 and completion of the Restructuring and the Proposed RCF Amendments.

One of the elements of the Restructuring is the Proposed RCF Amendments, which would amend the Existing RCF to, among other things, extend the final maturity date of the Existing RCF to October 2021, to split the maximum aggregate commitments into the Term Facility and a revolving credit facility, relax certain of the financial covenants in the Existing RCF and incorporate terms allowing for new super senior hedging. In addition, there will be a fee of 100 bps payable to Existing RCF Lenders who have entered into the Lock-up Agreement by 5.00 p.m. (London time) on 11 October 2016 (or such later time as the Company may agree) on their proportionate share of the Aggregate Commitments of US$1.2 billion on the first scheduled amortisation date, being 31 March 2018, in consideration for the various consents necessary and provided by the Existing RCF Lenders in order to implement the Restructuring.

The following table sets forth information on the Group’s total debt as of 31 July 2016, excluding unamortised arrangement fees.

	As of 31 July 2016
(in US$ millions)	Current	Non-current
Revolving Credit Facility	—	956.3
Tanjong Baram Facility	10.2	19.9
Bonds(1)	837.9	857.9
Total	10.2	1,834.1

Note:

(1) Includes both the High Yield Notes and the Retail Notes.

The following table sets forth the Group’s remaining contractual maturity for debt as of 31 July 2016. The table has been compiled based on the undiscounted cash flows of financial liabilities on the earliest date on which the Group can be required to pay.

(in US$ millions)	as of 31 July 2016
Due within one year	26.3
Due within one to five years	976.2
Due after five years	855.4
Total	1,858.0

For a more detailed description of the Group’s financing arrangements, see section 16.6 (Material contracts—Description of certain financing arrangements) of appendix 16 (Additional information) to this Explanatory Statement.

7.3                                   Letters of credit and surety bonds

The Group enters into letters of credit and surety bonds principally to provide security for its leases and decommissioning obligations.

The Group has a letter of credit of £5.2 million in respect of the Group’s lease at Annan House in Aberdeen, expiring 31 October 2019.

The Group has two surety bonds of £27.0 million and £45.0 million (expiring 31 December 2016) in respect of its decommissioning obligations in Heather and benefitting BG Great Britain Limited and two surety bonds of £12.9 million and £2.3 million (expiring 31 December 2016) in respect of its decommissioning obligations in Alba and benefitting Chevron North Sea Limited; the Group also has surety bonds of $5.0 million and £2.0 million expiring 31 December 2016 and 30 September 2017, respectively, and benefitting Chevron North Sea Limited and TAQA Bratani Limited, respectively.

The renewal of Surety Bond Facilities comprises one of the elements of the Restructuring (as described further in paragraph 5.4(f) of section 5 (Restructuring Overview) of Part 1 (Background and Rationale to the Restructuring) of this Explanatory Statement).

The Group does not currently have letters of credit or surety bonds in respect of its other assets. See “Risks relating to the Group’s business—The Group may face unanticipated increased or incremental costs in connection with decommissioning obligations” in appendix 8 (Risk Factors) to this Explanatory Statement.

8.                                          Qualitative and quantitative disclosures about market risk

8.1                                   Credit risk management

Credit risk refers to the risk that a counterparty will fail to perform or fail to pay amounts due, resulting in financial loss to the Group. The Group has a credit policy that governs the management of credit risk, including the establishment of counterparty credit limits and specific transaction approvals. The Group trades only with recognised international oil and gas operators and, as of each of 31 December 2013, 2014 and 2015, has no trade receivables past due. The Group has joint venture receivables past due but not impaired of US$2.0 million, US$0.5 million and US$1.5 million as of 31 December 2013, 2014 and 2015, respectively.

As of 31 December 2015, the Group had three customers accounting for 65 per cent. of outstanding trade and other receivables (2014: three customers, 89 per cent.; 2013: two customers, 72 per cent.) and five joint venture partners accounting for 98 per cent. of joint venture receivables (2014: three joint venture partners, 95 per cent.; 2013: three joint venture partners, 99 per cent.). Substantially all of the Group’s oil sales during 2015 were to three counterparties: Vitol (28.4 per cent.), TOTSA (18.7 per cent.) and Petron (11.2 per cent.). The Company is considering alternative sales and marketing options for its production, which may help it to diversify its customer base. Following Alma/Galia coming onstream and with Kraken expected to come onstream in 2017, the Group will be able to diversify its customer base by selling its production lifted by tanker and delivering to buyers to ports in northwestern Europe.

With respect to credit risk arising from the Group’s other financial assets, which comprise cash and cash equivalents, the Group’s exposure to credit risk arises from default of the counterparty, with a maximum exposure equal to the carrying amount of these instruments.

The Group’s cash balances can be invested in short term bank deposits and AAA rated liquidity funds, subject to Board-approved limits and with a view to minimising counterparty credit risks.

With respect to the Group’s decommissioning obligations, it is exposed to the risk of its commercial partners defaulting on their proportionate share of decommissioning costs once such costs became payable, which could result in the Group being required to bear such costs. The Group does not expect material decommissioning costs in the short to medium term.

8.2                                   Liquidity risk management

Liquidity and refinancing risks refer to the risk that the Group will not be able to obtain sufficient financing from lenders and the capital markets to meet the Group’s working capital and project financing and refinancing requirements. The Group monitors its liquidity risk by reviewing the Group’s cash flow requirements on a regular basis relative to the Group’s existing bank facilities and outstanding debt instruments and the maturity profile of these facilities and instruments. The Group closely monitors and manages the Group’s liquidity requirements through the use of both short-term and long-term cash flow projections, supplemented by maintaining debt financing plans and active portfolio management. Cash forecasts are regularly produced and sensitivities run for different scenarios including, but not limited to, changes in commodity prices, different production rates from the Group’s portfolio of producing fields and potential delays in development projects. In addition to the Group’s operating cash flows, portfolio management opportunities are reviewed to potentially enhance the Group’s financial capacity and flexibility. Ultimate responsibility for liquidity risk management rests with the Board, which has built a liquidity risk management framework which it believes to be appropriate for the management of all the Group’s funding and liquidity management requirements. Throughout the year ending and as of 31 December 2015, the Group was in compliance with all applicable financial covenant ratios agreed.

As of 30 June 2016, the Group had drawn down US$956.3 million under the Existing RCF. The Group had headroom of US$235 million as of 31 December 2015. Assuming and following completion of the Restructuring and the Proposed RCF Amendments, the maximum remaining facilities available to the Group under the Existing RCF will be US$197.7 million less any further interim utilisations agreed with the Existing RCF Lenders between 14 October 2016 and completion of the Restructuring and the Proposed RCF Amendments. See section 16.6(a) (Material contracts—Description of certain financing arrangements—Existing RCF) of appendix 16 (Additional information) to this Explanatory Statement. The Group held cash and cash equivalents of US$93.3 million as of 31 July 2016, US$163.3 million and US$305.6 million as of 30 June 2016 and 2015, respectively and US$72.8 million, US$171.9 million and US$257.5 million as of 31 December 2013, 2014 and 2015, respectively.

8.3                                   Foreign currency risk management

The Group is exposed to foreign currency risk arising from movements in currency exchange rates. The Group’s functional currency is the US Dollar, primarily because it prices its oil in US Dollars and substantially all of the Group’s revenues (99 per cent. in each of 2015, 2014 and 2013) are denominated in US Dollars. However, the Group’s operations are entirely outside the United States and the majority of the Group’s costs are denominated in currencies other than the US Dollar. Additionally, a significant portion of the Group’s debt is denominated in currencies other than the US Dollar. As a result, the Group is exposed to both transactional and translational foreign exchange risk.

The Group’s transactional foreign currency risk arises primarily from sales or purchases in currencies other than the Group’s functional currency, the US Dollar. The Group manages this risk by converting US Dollar receipts at spot rates periodically and as required for payments in other currencies. In 2015, approximately 1 per cent. (2014: 1 per cent.; 2013: 1 per cent.) of the Group’s sales and 99 per cent. (2014: 91 per cent.; 2013: 91 per cent.) of costs were denominated in currencies other than the US Dollar.

Additionally, the Group’s £155.2 million Retail Notes require the payment of interest and principal in Sterling.

The Group’s translational foreign currency exposure arises from the translation of assets and liabilities denominated in currencies other than US Dollars. To mitigate the risks of substantial fluctuations in the currency markets, the hedging policy agreed by the Board allows for up to 70 per cent. of non-US Dollar-denominated operating and capital expenditure to be hedged.

The Group has entered into a number of foreign exchange currency forward contracts and structured products to hedge the Group’s foreign currency risk. At the end of 2015, the Group had foreign exchange hedge contracts in place totalling over £463.6 million, with a protection rate of approximately US$1.49/£1.00, €13.0 million with a protection rate of approximately €1.12/£1.00 and forward contracts over NOK74.6 million at an average fixed rate of NOK7.84/£1.00. These contracts had a negative net fair value of US$9.2 million at 31 December 2015 and expire throughout 2016. For the year ended 31 December 2015, the Group’s foreign currency hedging portfolio realised a loss of US$3.2 million, and it also recognised unrealised gains of US$2.3 million.

During the years ended 31 December 2015, 2014 and 2013, the Group entered into the following foreign currency hedging transactions:

•                                         In December 2015, the Group entered into forward contracts to mitigate the foreign currency risk arising on £313.3 million of Sterling-based expenditure for 2016. Between the range of US$1.493 and US$1.43 they trade at spot, outside of this range the Group trades at US$1.493. Should the rate rise above US$1.65, then there is no trade. The contracts mature between December 2015 and December 2016;

•                                         In January 2015, the Group entered into forward contracts in order to mitigate the foreign currency risk arising on £307.0 million of Sterling-based capital expenditure. Between the range US$1.505 and US$1.42, they trade at spot, outside of this range the Group trades at US$1.505. Should the rate rise above US$1.611, then there is no trade. The contracts mature between January 2015 and February 2016;

•                                         In January 2015, the Group entered into a series of forward contracts to purchase £283.3 million to fund the Group’s Sterling operations expenditure. The Group will trade at spot price between the range US$1.532 and US$1.42, outside of this range, the Group will trade at US$1.532. The contracts mature between February 2015 and October 2016;

•                                         In March 2015, the Group entered a series of forward contracts to purchase €32.6 million of the Group’s Euro capital expenditure specifically in relation to the Kraken development project. The Group will trade at spot price when the Euro/US Dollar rate is between US$1.195 and US$0.97. Outside of this range the Group will trade at US$1.1195;

•                                         In 2015, the Group entered into two forward contracts totalling NOK74.6 million with an average strike price of NOK7.84:£1, in order to hedge against currency fluctuations in the Group’s capital expenditure in relation to the Kraken development project. These will mature in August and November 2016;

•                                         In 2014, the Group hedged a total of £182.0 million of Sterling exposure using a structured product with an average strike price of US$1.46:£1.00. The remaining contracts matured during 2015. The same structure was also used to hedge the Group’s NOK exposure arising as part of the Kraken development project. In 2014, a total of NOK367.0 million was hedged and any remaining contracts matured during 2015; and

•                                         Also during 2014, the Group entered several foreign exchange swap contracts when Sterling were trading above US$1.66:£1.00. The realised impact of US$46.8 million was recognised in the income statement within cost of sales in the year ended 31 December 2014.

The Company will continue to consider opportunities to enter into foreign exchange hedging contracts.

The following table sets forth the impact on the Group’s pre-tax profit (due to change in the fair value of monetary assets and liabilities) of the variations in the US Dollar to Sterling exchange rate covered below.

	Pre-tax profit
(in US$ millions)	+10% US Dollar rate increase	-10% US Dollar rate increase
31 December 2015	(58.2)	58.2
31 December 2014	(76.0)	76.0
31 December 2013	(68.9)	68.9

The Company cannot assure you that its financial condition and results of operations will not be negatively affected by risks related to foreign currency movements. See “Risks relating to the Group’s business—The Group is subject to both transactional and translational foreign exchange risks, which might adversely affect its financial condition and results of operations” in appendix 8 (Risk factors) to this Explanatory Statement.

8.4                                   Commodity price risk management

The Group is exposed to the impact of changes in oil prices on the its revenue and profits. The Group’s policy is to have the flexibility to hedge oil prices up to a maximum of 75 per cent. of the next 12 months’ production on a rolling annual basis, up to 60 per cent. in the following 12 month period, and 50 per cent. in the subsequent 12 month period.

During 2014, the Group entered into commodity hedging contracts to hedge partially the Group’s exposure to fluctuations in oil prices during 2015. The Group increased the amount of these hedging contracts during 2015 in response to the continued low oil price environment. As of 31 December 2015, the Group’s commodity hedging contracts include bought put options over 8 millions of barrels, maturing throughout 2016 with an average strike price of US$68 per barrel and a positive fair value of US$164.8 million (including deferred premiums of US$53.5 million). The Group also has oil swap contracts to sell 2 millions of barrels at an average price US$66.64 per barrel maturing throughout 2016 with a positive fair value of US$49.7 million, and net sold call options which, based on the current forward curve, are not expected to result in any loss, and had a positive net fair value of US$42.0 million (including deferred premiums of US$44.4 million). The Group has actively managed this hedge portfolio during 2015, which has generated cash flows of US$68.6 million and revenue and other operating income of US$264.0 million. The revenue recognised in 2015 includes US$119.1 million of gains realised in 2014 which were deferred until 2015 to match the timing of the underlying production the options were hedging. In addition, the Group entered into a “chooser option” hedging contract in June 2016, hedging either 0.2 millions of barrels per month at US$58 per barrel or £7.9 million per month at a fixed rate of US$1.40 for the first half of 2017. The Group’s counterparty has the right to choose whether to settle the oil price hedge or the currency hedge each month. Since 30 June 2016, the Group entered hedging arrangements over 1 millions of barrels of 2017 production (83 kbbls per month) at a fixed price of US$51.50 per barrel. The Group has also sold 500,000 bbls per month for the first half of 2017 (3 millions of barrels total) at a fixed price of US$49 per barrel and has bought a call (nil cost) for the same notional quantity, with a strike price of US$57.25 per barrel. Should the price rise above US$57.25 per barrel, the Group will receive the difference to offset the loss it would make on the US$49 per barrel swaps). In addition, the Group has hedged 500,000 bbls for the first half of 2017 at US$54.50 per barrel.

The mark to market of the intrinsic value portion of these contracts as of 31 December 2015 was US$217.2 million, which has been deferred as it relates to contracts hedging future production. Mark to market losses on the time value element of these put options, totalling US$119.8 million were recognised in finance costs in 2015. Of this amount, US$70.0 million has been recognised within the Group’s business performance results as it relates to the amortisation of the option premium paid, over the life of the option. The balance of the mark to market losses have been recognised as an exceptional charge in line with the Group’s accounting policy.

9.                                          Interest rate risk management

Interest rate risk refers to the risk that market interest rates will increase, resulting in higher borrowing costs under the Group’s Tanjong Baram Facility and Existing RCF. In 2015, the Group entered an interest rate swap which effectively swapped 50 per cent. of the floating US Dollar LIBOR rate interest on the Tanjong Baram Facility into a fixed rate of 1.035 per cent. until 2018. The Group may be affected by changes in market interest rates at the time it needs to refinance any of its indebtedness.

10.                                   Critical accounting estimates and judgements

This “Operating and Financial Review” discusses the Group’s consolidated financial statements, which have been prepared in accordance with IFRS. Accounting estimates are an integral part of the preparation of the financial statements and the financial reporting process and are based upon current judgements. The preparation of financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Certain accounting estimates are particularly sensitive because of their complexity and the possibility that future events affecting them may differ materially from the Group’s current judgements and estimates. See “Risks relating to the Group’s business—The Group’s tax liability is subject to estimation and the Group may be adversely affected by changes to tax legislation or its interpretation or increases in effective tax rates in the jurisdictions in which it does business” of appendix 8 (Risk factors) to this Explanatory Statement.

This listing of critical accounting policies is not intended to be a comprehensive list of all the Group’s accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by IFRS, with no need for management’s judgement regarding accounting policy. The Directors believe that of the Company’s significant accounting policies, the following policies may involve a higher degree of judgement and complexity.

10.1                            Reserves estimates

Reserves are estimated using standard recognised evaluation techniques. The Group reviews the estimate at least once annually and independent consultants annually review such estimate. The Group estimates future development costs taking into account the level of development required to produce the reserves by reference to other operators, where applicable, and internal engineers. Estimates of reserves are used in the calculations for impairment tests and accounting for depletion and decommissioning. Changes in estimates of reserves resulting in different future production estimates affect impairment testing, decommissioning and depletion charges.

10.2                            Intangible oil and gas assets

Expenditure directly associated with the Group’s evaluation or evaluation activities is capitalised as an intangible asset. Such costs include the costs of acquiring an interest, evaluation well drilling costs, payments to contractors and an appropriate share of directly attributable overheads incurred during the evaluation phase. For such evaluation activity, which may require drilling of further wells, costs continue to be carried as an asset while related hydrocarbons are considered capable of commercial development. Such costs are subject to technical, commercial and management review to confirm the continued intent to develop, or otherwise extract value. When this is no longer the case, the costs are impaired and any impairment loss is recognised in the statement of comprehensive income. When exploration licences are relinquished without further development, any previous impairment loss is reversed and the carrying costs are written off through the statement of comprehensive income. When assets are declared part of a commercial development, related costs are transferred to property, plant and equipment oil and gas assets. All intangible oil and gas assets are assessed for any impairment prior to transfer and any impairment loss is recognised in the statement of comprehensive income.

10.3                            Carrying value of property, plant and equipment

Property, plant and equipment is stated at cost less accumulated depreciation and any impairment in value. Cost comprises the purchase price or construction cost and any costs directly attributable to making that asset capable of operating as intended. The purchase price or construction cost is the aggregate amount paid and the fair value of any other consideration given to acquire the asset.

Oil and gas assets are depleted, on a field-by-field basis, using the unit-of-production method based on entitlement to proven and probable reserves, taking account of estimated future development expenditure relating to those reserves.

The carrying amount of an item of property, plant and equipment is derecognised on disposal or when no future economic benefits are expected from its use or disposal. The gain or loss arising from the derecognition of an item of property, plant and equipment is included in the statement of comprehensive income when the item is derecognised. Gains are not classified as revenue.

10.4                            Decommissioning costs

Decommissioning

The Group makes for provisions for future decommissioning costs in full when it has an obligation to dismantle and remove a facility or an item of plant and to restore the site on which it is located, and when a reasonable estimate of that liability can be made. The amount recognised is the present value of the estimated future expenditure. An amount equivalent to the discounted initial provision for decommissioning costs is capitalised and amortised over the life of the underlying asset on a unit-of-production basis over proven and probable reserves. Any change in the present value of the estimated expenditure is reflected as an adjustment to the provision and the oil and gas asset. The unwinding of the discount applied to future decommissioning provisions is included under finance costs in the statement of comprehensive income.

Other

Provisions are recognised when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

10.5                            Income tax

Current tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities, based on tax rates and laws that are enacted or substantively enacted by the balance sheet date.

Deferred tax is provided in full on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the Group’s financial statements. However, deferred tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred tax is measured on an undiscounted basis using tax rates (and laws) that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred tax asset is realised or the deferred tax liability is settled. Deferred tax assets are recognised to the extent that it is probable that future taxable profits will be available against which the temporary differences can be utilised.

Deferred tax is provided in full on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the Group’s financial statements. However, deferred tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred tax is measured on an undiscounted basis using tax rates (and laws) that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred tax asset is realised or the deferred tax liability is settled. Deferred tax assets are recognised to the extent that it is probable that future taxable profits will be available against which the temporary differences can be utilised. The Company’s judgement is required to determine the value of the deferred tax asset, based upon the timing and level of future taxable profits.

Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries and interests in joint ventures, except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. The carrying amount of deferred income tax assets is reviewed at each balance sheet date. Deferred income tax assets and liabilities are offset only if a legal right exists to offset current tax assets against current tax liabilities, the red income taxes relate to the same taxation authority and that authority permits the Group to make a single net payment.

10.6                            Other tax provisions

The Group is subject to various claims which arise in the ordinary course of its business. The Group assesses all such claims and, where applicable, make provisions for any settlements which it considers probable. Estimating the amount of such claims is inherently uncertain, given the unpredictability of dispute resolution processes and other factors.

APPENDIX 12

Financial statements

1.                                          Background

The consolidated financial statements of the Group as at and for the year ended 31 December 2013, as set out in the 2013 Financial Statements, the consolidated financial statements of the Group as at and for the financial year ended 31 December 2014, as set out in the 2014 Financial Statements, the consolidated financial statements of the Group as at and for the financial year ended 31 December 2015, as set out in the 2015 Financial Statements and the consolidated financial statements of the Group as at and for the six months ended 30 June 2016, as set out in the 2016 Unaudited Interim Financial Statements, are incorporated by reference into this Explanatory Statement. See section 2 (Documents incorporated by reference) below. A copy of each of these documents is available for inspection in accordance with section 24 (Documents available for inspection) of appendix 16 (Additional Information) of this Explanatory Statement.

The audit reports for each of the financial years ended 31 December 2013, 31 December 2014 and 31 December 2015 were unqualified.

The consolidated financial statements for the financial years ended 31 December 2013, 31 December 2014 and 31 December 2015 and for the six months ended 30 June 2016 (unaudited) were prepared in accordance with IFRS.

2.                                          Documents incorporated by reference

The table below sets out the documents of which certain parts are incorporated by reference into, and form part of, this Explanatory Statement. The parts of these documents which are not incorporated by reference are either not relevant for investors or are covered elsewhere in this Explanatory Statement. To the extent that any information incorporated by reference itself incorporates any information by reference, either expressly or impliedly, such information will not form part of this Explanatory Statement. Except as set forth below, no other portion of the below documents is incorporated by reference into this Explanatory Statement.

Any statement contained in a document which is deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Explanatory Statement to the extent that a statement contained herein (or in a later document which is incorporated by reference herein) modifies or supersedes such earlier statement (whether expressly, by implication or otherwise).

These documents incorporated by reference are available for inspection in accordance with section 24 (Documents available for inspection) of appendix 16 (Additional information) of this Explanatory Statement.

Information incorporated by reference	Pages of the reference document

2013 Financial Statements
Independent Auditor’s Report on the annual report and accounts to the members of EnQuest PLC	82 to 84
Group statement of comprehensive income	85
Group balance sheet	86
Group statement of changes in equity	87
Group statement of cash flows	88
Notes to the Group financial statements	89 to 121
Independent Auditor’s report to the members of EnQuest PLC	123
Company balance sheet	124
Notes to the financial statements	125 to 130

Information incorporated by reference	Pages of the reference document

2014 Financial Statements
Independent Auditor’s Report on the Annual Report and accounts to the members of EnQuest PLC	79 to 82
Group statement of comprehensive income	83
Group balance sheet	84
Group statement of changes in equity	85
Group statement of cash flows	86
Notes to the Group financial statements	87 to 118
Company balance sheet	120
Notes to the financial statements	121 to 124

2015 Financial Statements
Independent Auditor’s Report on the Annual Report and accounts to the members of EnQuest PLC	83 to 89
Group statement of comprehensive income	90
Group balance sheet	91
Group statement of changes in equity	92
Group statement of cash flows	93 to 94
Notes to the Group financial statements	95 to 131
Company balance sheet	133
Company Statement of Changes in Equity	134
Company Statement of Cash Flows	135
Notes to the financial statements	136 to 144

2016 Unaudited Interim Financial Statements
Half Year Group statement of comprehensive income	7
Group balance sheet	8
Group statement of changes in equity	9
Group statement of cash flows	10 to 11
Notes to the Group Half Year Condensed Financial statements	12 to 24
Independent Review	27

APPENDIX 13

Unaudited pro forma financial information

The unaudited pro forma balance sheet set out below has been prepared for the purpose of illustrating the effect of the Placing and Open Offer and the proposed changes to the Notes on the balance sheet of the Company as at 30 June 2016 as if it had taken place on that date. The unaudited pro forma balance sheet has been prepared for illustrative purposes only and, by its nature, addresses a hypothetical situation and, does not, therefore, represent the Group’s actual financial position or results.

The pro forma balance sheet has been prepared on the basis set out in the notes below and has been prepared in a manner consistent with the accounting policies adopted by the Group for the year ended 31 December 2015.

The unaudited pro forma balance sheet does not constitute financial statements within the meaning of section 434 of the Companies Act.

Unaudited Pro Forma Balance Sheet

(in US$ thousands)	As at 30 June 2016(1)	Placing and Open Offer adjustments(2)	Proposed Notes restructuring adjustments(3)	Pro forma

Non-current assets
Property, plant and equipment	2,777,561	—	—	2,777,561
Goodwill	189,317	—	—	189,317
Intangible oil and gas assets	65,740	—	—	65,740
Investments	73	—	—	73
Deferred tax asset	265,060	—	—	265,060
Other financial assets	10,214	—	—	10,214
	3,307,965	—	—	3,307,965
Current assets
Inventories	72,657	—	—	72,657
Trade and other receivables	318,246	—	—	318,246
Current tax receivable	1,196	—	—	1,196
Cash and cash equivalents	163,290	95,299	—	258,5899
Other receivables	—	—	—	—
Other financial assets	105,301	—	—	105,301
	660,690	95,299	—	755,989
Total assets	3,968,655	95,299	—	4,063,954

Equity and liabilities
Share capital	113,433	21,756	—	135,189
Share premium	—	78,320	—	78,320
Merger reserve	662,855	—	—	662,855
Cash flow hedge reserve	49,946	—	—	49,946
Share based payment reserve	(8,095)	—	—	(8,095)
Retained earnings	(80,010)	(4,777)	—	(84,787)
Total equity	738,129	95,299	—	84,787

Non-current liabilities
Borrowings	958,969	—	—	958,969
Bonds	849,615	—	11,639	861,254
Obligations under finance leases	10,763	—	—	10,763
Provisions	724,370	—	—	724,370
Other financial liabilities	8,067	—	—	8,067
Deferred tax liabilities	19,717	—	—	19,717
	2,571,501	—	11,639	2,583,410

(in US$ thousands)	As at 30 June 2016(1)	Placing and Open Offer adjustments(2)	Proposed Notes restructuring adjustments(3)	Pro forma
Current liabilities
Borrowings	9,951	—	—	9,951
Bonds	11,639	—	(11,639)	—
Trade and other payables	578,209	—	—	568,628
Obligations under finance leases	—	—	—	—
Other financial liabilities	52,715	—	—	52,715
Current tax payable	6,511	—	—	6,511
	659,015	—	(11,639)	647,386
Total liabilities	3,230,526	—	—	3,230,526
Total Equity and liabilities	3,968,655	95,299	—	4,063,954

Notes:

(1)                       The consolidated statement of financial position of the Group as at 30 June 2016 has been extracted without material adjustment from the Unaudited Interim Financial Statements of EnQuest PLC.

(2)                       Reflects the net estimated proceeds of the Placing and Open Offer:

$’000
Placing and Open Offer proceeds	100,076
Placing and Open Offer expenses	(4,777)
Net estimated proceeds of the offer	95,295

(3)                       Reflects bond restructuring

EnQuest have agreed to add the Cash Interest Payment Condition which makes payment of interest on the New High Yield Notes and the Amended Retail Notes conditional on the prevailing oil price. As the Cash Interest Payment Condition is linked to the oil price, this represents an embedded derivative.

No account has been taken of any trading or other transactions since 30 June 2016.

APPENDIX 14

Capitalisation and indebtedness

The following tables show the capitalisation and indebtedness of EnQuest as at 30 June 2016 and net indebtedness as at 31 July 2016. The following tables do not reflect the impact of the Scheme or other components of the Restructuring on the Group’s capitalisation and indebtedness. Please refer to appendix 13 (Unaudited pro forma financial information) to this Explanatory Statement for an illustration of the impact of the Scheme and other components of the Restructuring on the consolidated net assets of the Group.

1.                                     Capitalisation and indebtedness

The information contained in this table sets out the unaudited capitalisation and indebtedness of EnQuest as at 30 June 2016, and has been extracted from the Group’s 2016 Unaudited Interim Financial Statements.

(in US$ thousands)	30 June 2016
Current debt
Guaranteed	—
Secured(1)	9,951
Unguaranteed/Unsecured(2)	11,639
Total current debt	21,590
Total non-current debt (excluding current portion of long term debt)
Guaranteed	—
Secured(1)	958,969
Unguaranteed/Unsecured(2)	849,615
Total non-current debt	1,808,584
Shareholders’ equity
Share capital	113,433
Merger reserve	662,855
Cash flow hedge reserve	49,946
Share based payment reserve	(8,095)
Total shareholders’ equity	818,139
Total capitalisation	2,648,313

Notes:

(1)                       Secured debt comprises:

(a)                       The Existing RCF, which is secured by way of:

•                                fixed charges over (i) EnQuest’s shares in EnQuest Britain Limited and EnQuest Global Limited; (ii) EnQuest Britain Limited’s shares in EnQuest Heather, EnQuest ENS Limited, Nio Petroleum Sabah Limited, EnQuest Production Limited and EnQuest Energy Limited; (iii) EnQuest Heather’s shares in EnQuest Heather Leasing Limited; and (iv) EnQuest Global Limited’s shares in EnQuest I Limited;

•                                floating charges over the assets of the entities listed above; and

•                                pledge of EnQuest’s shares in EnQuest Norge AS and charge over plant and machinery, as described more fully in section 16.6 (Material contracts—Description of certain financing arrangements) of appendix 16 (Additional information) to this Explanatory Statement.

(b)                       The Tanjong Baram Facility in Malaysia.

(2)                       Unsecured debt represents the High Yield Notes and the Retail Notes, as described more fully in section 16.6 (Material contracts—Description of certain financing arrangements) of appendix 16 (Additional information) to this Explanatory Statement.

(3)                       Capitalisation and indebtedness does not include the fair value of the Group’s derivatives.

(4)                       The indebtedness amounts above include accrued interest and unamoritsed facility fees totalling US$35.7 million.

There has been no material change in the Group’s capitalisation and indebtedness since 30 June 2016.

2.                                     Net indebtedness

The information contained in this table sets out the unaudited net indebtedness of EnQuest as at 31 July 2016.

(in US$ thousands)	31 July 2016

Cash(1)	(93,253)
Cash equivalents	—
Trading securities	—
Liquidity	(93,253)

Current financial receivable	—

Current bank debt	—
Current portion of non current debt	26,260
Other current financial debt	—
Current financial debt	26,260

Net current financial indebtedness	(66,993)

Non-current bank loans	959,402
Bonds issued	847,234
Other non-current loans	—
Non-current financial indebtedness	1,806,636

Net financial indebtedness(2)	1,739,643

Notes:

(1)                       Cash includes the restricted cash in relation to cash held in escrow in respect of the unwound acquisition of Tunisian assets of PA Resources and cash collateral held to issue bank guarantees in Malaysia. See note 4 to the 2015 Financial Statements, as incorporated by reference in appendix 12 (Financial statements) to this Explanatory Statement.

(2)                       The Company did not have any indirect or contingent indebtedness as at 31 July 2016.

(3)                       Net financial indebtedness does not include the fair value of the Group’s derivatives.

(4)                       The above amounts include accrued interest and unamortised facility fees.

APPENDIX 15

Taxation

The statements on taxation referred to in this appendix are for general information purposes only and are not intended to be a comprehensive summary of all technical aspects of the structure and are not intended to constitute legal or tax advice to potential investors.

The statements on taxation below are intended to be a general summary of certain tax consequences that may arise for prospective investors in relation to the Scheme, the New High Yield Notes and the Amended Retail Notes (which may vary depending upon the particular individual circumstances and status of Noteholders). These comments are based on the laws and published practices as at the time of writing and may be subject to future revision. This discussion is not intended to constitute advice to any person and should not be so construed.

Each Noteholder should consult their own tax advisers as to the possible tax consequences of the Scheme and an investment into the New High Yield Notes and/or Amended Retail Notes under the laws of their country of citizenship, residence or domicile or other jurisdictions in which they are subject to tax.

1.                                     US federal income taxation with respect to the High Yield Notes

The following is a summary of certain US federal income tax considerations of the exchange of the Scheme for United States Holders (as defined below) and the ownership and disposition of the New High Yield Notes by United States Holders exchanging their High Yield Notes for New High Yield Notes. This summary is based upon existing US federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. This summary is written for United States Holders that hold their High Yield Notes, and will hold their New High Yield Notes, as “capital assets” (generally, property held for investment) for US federal income tax purposes. Further this summary does not address the alternative minimum tax, the Medicare tax on investment income or state, local, or non-US consequences of the Scheme, nor does it discuss all aspects of US federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, partnerships and their partners, tax-exempt organisations (including private foundations), investors who are not United States Holders, investors who own (directly, indirectly, or constructively) 5 per cent. or more of the Company’s voting stock, investors who are traders in securities that have elected the mark-to-market method of accounting, investors who may seek to apply the instalment sale provisions of the US Tax Code, investors who hold High Yield Notes, or will hold New High Yield Notes as part of a hedge, straddle, constructive sale, conversion, or other integrated security transaction, or investors whose functional currency is not the US Dollar, all of whom may be subject to tax rules that differ significantly from those summarised below. In addition, this summary assumes that the New High Yield Notes will be classified as indebtedness for federal income tax purposes. No ruling will be sought from the US Internal Revenue Service with respect to any statement or conclusion in this summary, and no assurance can be given that the US Internal Revenue Service will not challenge such statement or conclusion in this summary or, if challenged, a court will uphold such statement or conclusion. Each United States Holder is urged to consult its tax advisor regarding the US federal, state, local, and non-US income and other tax considerations of the Scheme and the ownership and disposition of the New High Yield Notes.

UNITED STATES HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT US TAX ADVISOR.

For purposes of this summary, a “United States Holder” is a beneficial owner of High Yield Notes that receives (a) New High Yield Notes in exchange, or in a deemed exchange, for High Yield Notes that is, for US federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation created in, or organised under the law of, the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for US federal income tax purposes regardless of its source or (iv) a trust (a) the administration of which is subject to the primary supervision of a

US court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (b) that has otherwise elected to be treated as a United States person under the US Tax Code.

If a partnership exchanges High Yield Notes for New High Yield Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Each partnership and partners in such partnership are urged to consult their tax advisors regarding the US federal, state, local, and non-US income and other tax considerations relating to the Scheme.

Exchange of High Yield Notes for New High Yield Notes

The US federal income tax consequences (including the character, timing, and amount of income, gain or loss recognised) of the High Yield Notes for the New High Yield Notes to United States Holders will depend upon, among other things, (1) whether the High Yield Notes and New High Yield Notes are “securities” for US federal income tax purposes; (2) the manner in which a United States Holder acquired its High Yield Notes; (3) the length of time the High Yield Notes have been held by the United States Holder; (4) whether the High Yield Notes were acquired by the United States Holder at a discount; (5) whether the United States Holder has previously included in its taxable income accrued but unpaid interest with respect to the High Yield Notes; and (6) the United States Holder’s method of tax accounting. Each United States Holder is therefore urged to consult its tax advisor regarding its particular facts and circumstances that may be relevant to determining the tax consequences of the Scheme.

United States Holders tendering High Yield Notes

Recapitalisation

As indicated above, the US federal income tax consequences to United States Holders participating in the Scheme will depend upon, among other things, whether the High Yield Notes constitute securities for US federal income tax purposes. Neither the US Tax Code nor the Treasury regulations promulgated thereunder (the “Treasury Regulations”) define the term security. The determination of whether a debt instrument, such as a High Yield Note or a New High Yield Note constitutes a security depends upon an evaluation of the nature of the debt instrument and, in particular, authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for US federal income tax purposes. Generally, debt instruments with terms of less than five years have been held not to be securities, but debt instruments with terms of ten years or more have been held to be securities. Courts have also, among other approaches, used a “continuity-of-creditor” approach and have held that the maturity date of a debt instrument alone is not decisive and the overall nature of the debt instrument must be considered, including the degree of participation and continuing interest in the affairs of the business, the extent of the proprietary interest of the instrument in the corporate assets, and the purposes underlying the advances made. Each United States Holder is urged to consult its tax advisor regarding the classification of the High Yield Notes and the New High Yield Notes as securities for US federal income tax purposes.

If both the High Yield Notes and the New High Yield Notes are securities for US federal income tax purposes, then under the “recapitalisation” rules, a United States Holder will not recognise gain or loss on the exchange of High Yield Notes for New High Yield Notes (but will have ordinary income in respect of New High Yield Notes received in respect of accrued and unpaid interest to the extent not previously included in income). The adjusted tax basis of the New High Yield Notes received in the exchange will be equal to the adjusted tax basis of the High Yield Notes surrendered in exchange therefor (the “Exchange Tax Basis”). The holding period of the New High Yield Notes (other than New High Yield Notes received for accrued and unpaid interest)will include the United States Holder’s holding period for the High Yield Notes surrendered in the exchange therefor. Any New High Yield Notes received in respect of accrued but unpaid interest will have a basis equal to the issue price and a new holding period. See discussion below under the heading “Market discount” for rules applicable to High Yield Notes held by United States Holders subject to the market discount bond rules of the US Tax Code.

Non-recapitalisation

If either the High Yield Notes or the New High Yield Notes are not “securities” for US federal income tax purposes, the exchange of High Yield Notes for New High Yield Notes, will constitute a taxable exchange for US federal income tax purposes. As a result, a United States Holder would generally recognise capital gain or loss (but will have ordinary income in respect of New High Yield Notes received in respect of accrued and unpaid interest to the extent not previously included in income) in an amount equal to the difference between (x) the issue price of the New High Yield Notes received in the exchange, as determined on the Effective Date and (y) the United States Holder’s adjusted tax basis in the High Yield Notes surrendered in exchange therefor. Subject to the market discount rules set forth below under the heading “Market discount”, any such gain or loss will be long-term if the United States Holder has held its High Yield Notes for more than one year. The deductibility of capital loss may be subject to limitations. A United States Holder’s tax basis in the New High Yield Notes in the exchange should be equal to their issue price as determined on the Effective Date. The holding period for the New High Yield Notes received in the exchange should commence on the day after the Effective Date.

Market discount

The market discount provisions of the US Tax Code may apply to United States Holders. In general, a debt obligation is a “market discount bond” as to that holder if the stated redemption price at maturity (or, in the case of an obligation with OID, the revised issue price) of such obligation exceeds the adjusted tax basis of the bond in the holder’s hands immediately after its acquisition by more than a statutorily-defined de minimis amount. United States Holders who hold High Yield Notes subject to the market discount provisions of the US Tax Code but have elected not to include market discount in income on a current basis should be aware that all or a portion of accrued market discount not previously included in income may be required to be recognised as ordinary income (and for some purposes as interest income) to the extent of any gain recognised upon consummation of the Scheme. In the case of an exchange constituting a “recapitalisation”, any accrued but unrecognised market discount on the High Yield Notes would carry over to the New High Yield Notes (to the extent such notes are “securities” for federal income tax purposes) and, with limited exceptions, otherwise be recognised as ordinary income (and for some purposes as interest income) to the extent of any gain recognised on a future disposition of New High Yield Notes.

Ownership and disposition of the New High Yield Notes

Issue price of New High Yield Notes

The issue price of the New High Yield Notes will depend upon whether the High Yield Notes and the New High Yield Notes are “publicly traded”, within the meaning of applicable Treasury Regulations. Very generally, debt instruments will be considered to be publicly traded if(i) a price for an executed purchase or sale of the New High Yield Notes within the 31-day period ending 15 days after the Effective Date appears in a medium that is made available to issuers of debt instruments, persons that regularly purchase or sell debt instruments or persons that broker purchases and sale of debt instruments or (ii) at any time during the 31-day period ending 15 days after the Effective Date, there are one or more “firm quotes” or “indicative quotes” (as defined in the regulations). Due to the inherently factual nature of the determination, it is uncertain whether the High Yield Notes are, or the New High Yield Notes will be, publicly traded within the meaning of the applicable Treasury Regulations. Each United States Holder is urged to consult its tax advisor regarding whether the High Yield Notes are and whether the New High Yield Notes will be, publicly traded, within the meaning of the applicable Treasury Regulations and regarding the determination of the issue price of the New High Yield Notes.

With respect to the New High Yield Notes, if neither the High Yield Notes (tendered in exchange therefor), nor the New High Yield Notes are publicly traded, the issue price of the New High Yield Notes will be equal to their stated principal amount. If, however, the New High Yield Notes are considered to be publicly traded, the issue price of the New High Yield Notes will be equal to their fair market value on the Effective Date. If the New High Yield Notes are not, but the High Yield Notes are, considered to be publicly traded, the issue price of the New High Yield Notes will be equal to the fair market value of the High Yield Notes tendered in exchange therefor on the Effective Date.

Effect of certain Contingencies; non-application of CPDI Rules

The Company will take a position, and the balance of the discussion assumes, that the New High Yield Notes are not subject to the Treasury Regulations applicable to contingent payment debt instruments (the “CPDI rules”). Holders of the New High Yield Notes should consult their own tax advisors regarding the potential applicability of the CPDI rules.

Original issue discount

A New High Yield Note will be considered to be issued with original issue discount (“OID”) in an amount equal to any excess of its stated redemption price at maturity (the sum of all payments to be made on the New High Yield Note other than qualified stated interest) over its issue price, determined as described above by more than a statutorily defined de minimis amount. Because interest payments on the New High Yield Notes may be deferred and capitalised, no stated interest on the Notes will be qualified stated interest for US federal income tax purposes (even if stated interest is expected to be paid, and actually is paid, in cash). As a result, the New High Yield Notes will be treated as issued with OID for US federal income tax purposes. Interest, including OID, on the Notes will be treated as foreign source income for US federal income tax purposes.

A United States Holder generally will be required to include OID in income before the receipt of the associated cash payment, regardless of the United States Holder’s accounting method for tax purposes. A United States Holder will be required to include OID in income for US federal income tax purposes as it accrues on a constant yield basis in advance of the receipt of cash payments to which such income is attributable.

For information reporting purposes, in computing the yield to maturity of the New High Yield Notes and the amount of OID attributable to each accrual period, the Company will use an expected payment schedule that makes assumptions regarding the potential capitalisation of interest and deferrals of maturity. The assumed payment schedule is used solely for US federal income tax purposes and does not constitute a representation by the Company regarding the likelihood that interest on the New High Yield Notes will be paid or capitalised for any particular period or the maturity of the New High Yield Notes will or will not be extended. If a different combination of interest payments and capitalisation or maturity deferrals occur then, solely for the purposes of recomputing future OID accruals on the New High Yield Notes, the New High Yield Notes will be treated as retired and reissued on the date of such change in circumstances for an amount equal to their then-adjusted issue price, the yield to maturity on the newly issued bonds will be redetermined taking into account such change in circumstances.

United States Holders may obtain information regarding the amount of OID, the issue price, the issue date and yield to maturity by contacting the Company at its registered office (5th Floor Cunard House, 15 Regent Street, London SW1Y 4LR, telephone +44 20 7925 4900).

Each payment of interest on a New High Yield Note will be treated first as a payment of any accrued OID on the New High Yield Note to the extent such accrued OID has not been allocated to prior cash payments and second as a payment of principal on the New High Yield Note. United States Holders generally will not be required to separately include interest on the New High Yield Notes to the extent such cash payments constitute payments of previously accrued OID or payments of principal.

The rules regarding OID are complex and the rules described above may not apply in all cases. If other rules apply instead, United States Holders of the New High Yield Notes could be treated differently than described above. Prospective United States Holders of the New High Yield Notes are urged to consult their own tax advisors regarding the potential application of the OID rules to the notes and the consequences thereof.

Sale, exchange, retirement or other disposition by a United States Holder

Subject to the market rules discussed above, a United States Holder generally will recognise capital gain or loss on the sale, exchange, retirement or other taxable disposition of a New High Yield Note equal to the difference, if any, between the amount realised on the sale, exchange, retirement or other disposition of the New High Yield Note and the United States Holder’s adjusted tax basis in the New High Yield Note. A United States Holder’s adjusted tax basis will be its original basis plus any OID that has accrued (and any market discount income included in income) less any payments received on the New High Yield Notes. (A United States Holder’s initial tax basis in a New High Yield Note will depend on whether the exchange of High Yield Notes for New High Yield Notes is a taxable exchange or not, as discussed in above.)

Any gain or loss recognised on the sale, exchange, retirement, or other disposition of a New High Yield Note will be capital gain or loss, and will be long-term capital gain or loss if the United States Holder has held the New High Yield Note for more than one year as of the date of disposition. Long-term capital gain of a non-corporate United States Holder generally is taxed at preferential rates. Any gain or loss recognised on the sale, exchange, retirement or other disposition of a New High Yield Note generally will be treated as income from sources within the United States or loss allocable to income from sources within the United States. The deductibility of capital losses is subject to certain limitations.

2.                                     Certain UK Tax considerations relating to the Amended Retail Notes

The following is a general description of certain UK tax considerations including the UK withholding tax and direct tax treatment of payments of interest in respect of the Amended Retail Notes and is based on current law and practice in the UK, both of which are subject to change, possibly with retrospective effect. It does not purport to be a complete analysis of all tax considerations relating to the Amended Retail Notes. It relates to the position of persons who are the absolute beneficial owners of the Amended Retail Notes and some aspects do not apply to certain classes of persons (such as holders of the Amended Retail Notes who are connected or associated with the Company for relevant tax purposes) to whom special rules may apply.

This description does not purport to constitute legal or tax advice, and prospective holders of the Amended Retail Notes who may be subject to tax in a jurisdiction other than the UK or who may be unsure as to their tax position should seek their own professional advice as to the consequences of the purchase, ownership and disposal of the Notes in light of their particular circumstances.

Interest on the Amended Retail Notes

UK withholding tax considerations

The UK potentially imposes withholding tax on payments of interest, but not principal. However, the obligation to withhold or deduct UK income tax from payments of interest is subject to certain exemptions.

Any payment of interest in respect of the Amended Retail Notes (or any additional Amended Retail Notes (“Additional Amended Retail Notes”)) may be made without withholding or deduction for or on account of UK income if the Amended Retail Notes (or, as the case may be, Additional Amended Retail Notes) are and continue to be “quoted Eurobonds” as defined in section 987 of the Income Tax Act 2007 (the “Quoted Eurobond Exemption”). The Amended Retail Notes and Additional Amended Retail Notes will constitute “quoted Eurobonds” if they carry a right to interest and are and continue to be listed on a recognised stock exchange within the meaning of section

1005 of the Income Tax Act 2007. The London Stock Exchange is a recognised stock exchange for these purposes. Securities will be treated as listed on the London Stock Exchange if they are included in the Official List by the UK Listing Authority and are submitted to trading on the London Stock Exchange.

The Retail Notes are (and the Amended Retail Notes will continue to be) admitted to the Official List and to trading on the London Stock Exchange. Whenever Additional Amended Retail Notes are issued, it is intended that an application will be made to the London Stock Exchange for admission of the Additional Amended Retail Notes to the Official List and to trading on the London Stock Exchange. While the Amended Retail Notes or Additional Amended Retail Notes are and continue to be “quoted Eurobonds”, payments of interest on the Amended Retail Notes or Additional Amended Retail Notes by the Issuer can be made without withholding or deduction for or on account of UK income tax.

Irrespective of the availability of the Quoted Eurobond Exemption, there will be generally no UK withholding tax on interest payments by the Company where the Company reasonably believes that the person beneficially entitled to the interest is:

(a)                       a company resident in the UK;

(b)                       a company not resident in the UK which carries on a trade in the UK through a permanent establishment and the interest falls to be brought into account in computing its profits chargeable to UK corporation tax; or

(c)                        a partnership each member of which is a company mentioned in (a) or (b) above or a combination of companies mentioned in (a) or (b) above, and HM Revenue & Customs has not given a direction that the interest should be paid under deduction of tax.

In cases falling outside the Quoted Eurobond Exemption and the circumstances set out in (a) to (c) above, interest on the Amended Retail Notes may fall to be paid under deduction of UK income tax at the basic rate (currently 20 per cent.) subject to such relief as may be available under the provisions of any applicable double taxation treaty or to any other exemption which may apply.

The above description of the UK withholding tax position assumes that there will be no substitution of the Company and does not consider the tax consequences of any such substitution.

UK direct tax considerations

Interest on the Amended Retail Notes constitutes UK source income for UK tax purposes and, as such, may be subject to UK income tax by direct assessment even where paid without deduction or withholding. However, interest with a UK source received without deduction or withholding on account of UK tax will not be chargeable to UK tax in the hands of an Amended Retail Noteholder who is not resident for tax purposes in the UK unless that Amended Retail Noteholder carries on a trade, profession or vocation in the UK through a UK branch or agency or for Amended Retail Noteholders who are companies through a UK permanent establishment, in connection with which the interest is received or to which the Amended Retail Notes are attributable. There are exemptions for interest received by certain categories of agent (such as some brokers and investment managers).

UK corporation taxpayers

Under the “loan relationship” rules set out in Part 5 of the Corporation Tax Act 2009, Amended Retail Noteholders who are within the charge to UK corporation tax will generally be taxed in respect of their holdings of the Amended Retail Notes on a basis which is consistent with their statutory accounting treatment (so long as the accounting treatment is in accordance with generally accepted accounting practice as that term is defined for UK tax purposes), including in respect of any interest received on the Amended Retail Notes in the form of cash or Additional Amended Retail Notes.

Other UK taxpayers

Amended Retail Noteholders who are individuals will be subject to UK income tax on any cash interest arising in the relevant tax year. Amended Retail Noteholders who are individuals will also be subject to UK income tax on interest paid in the form of Additional Amended Retail Notes. The issue of the Additional Amended Retail Notes will be treated for UK income tax purposes as if it were the payment of interest equal to the market value of the Additional Amended Retail Notes at the time of their issue.

Stamp duty and stamp duty reserve tax (“SDRT”)

No UK stamp duty or SDRT should be payable on the issue of any Additional Amended Retail Note or on the transfer of any Amended Retail Note or Additional Amended Retail Note within a clearance system.

APPENDIX 16

Additional information

1.                                          Incorporation and registered office

1.1                                        The Company was incorporated and registered in England and Wales on 29 January 2010 under the name EnQuest PLC as a public company limited by shares under the Companies Act 2006 with the registered number 7140891. The principal legislation under which the Company operates and under which the New Ordinary Shares will be created is the Companies Act 2006.

1.2                                        The Company’s registered office is at 5th Floor Cunard House, 15 Regent Street, London, SW1Y 4LR (telephone number +44 (0)20 7925 4900).

2.                                          Share capital

2.1                                        As at 12 October 2016, the issued share capital of the Company was £40,133,037.85 divided into 802,660,757 Ordinary Shares of 5 pence each (all of which were fully paid or credited as fully paid). As at 12 October 2016, the Company did not hold any shares in treasury.

2.2                                        There were no changes in the share capital of the Company in the years ended 31 December 2013, 31 December 2014 and 31 December 2015 and the six months ended 30 June 2016.

2.3                                   Existing Shareholder authorities

(a)                           By an ordinary resolution at EnQuest’s annual general meeting held on 1 June 2016, the Directors were generally and unconditionally authorised by the Shareholders pursuant to section 551 of the Companies Act to allot shares in the Company and to grant rights to subscribe for or to convert any security into shares in the Company:

(i)                               up to an aggregate nominal amount of £13,377,679 (such amount to be reduced by the nominal amount allotted or granted under paragraph (ii) below in excess of such sum); and

(ii)                            comprising equity securities (as defined in section 560 of the Companies Act) up to an aggregate nominal amount of £26,755,359 (such amount to be reduced by allotments or grants made under paragraph (i) above) in connection with an offer by way of a rights issue in favour of holders of Ordinary Shares in proportion (as nearly as may be practicable) to their respective existing holdings (and holders of any other class of equity securities entitled to participate therein or, if the Directors consider it necessary, as permitted by the rights of those securities, but subject to such exclusions or other arrangements as the Directors may consider necessary or appropriate to deal with fractional entitlements, treasury shares, record dates or legal, regulatory or practical difficulties which may arise under the laws of, or the requirements of any regulatory body or stock exchange in any territory or any other matter whatsoever, these authorisations to expire at the conclusion of the next annual general meeting of the Company in 2017 (or, if earlier, on 30 June 2017), save that the Company may before such expiry make any offer or agreement which would or might require shares to be allotted or rights to subscribe for or convert any security into shares, in pursuance of any such offer or agreement as if the authorisations conferred had not expired).

(b)                           By a special resolution at EnQuest’s annual general meeting held on 1 June 2016, the Directors were generally empowered, pursuant to sections 570 and 573 of the Companies Act, to allot equity securities (as defined in section 560 of the Companies Act) of the Company for cash pursuant to the authority conferred by the resolution in paragraph (a) above (or by way of a sale of treasury shares) as if section 561 of the Companies Act did not apply to such allotment. This power is limited to the allotment of equity securities for cash and the sale of treasury shares:

(i)                               in connection with or pursuant to an offer of or invitation to acquire equity securities in favour of holders of Ordinary Shares in proportion (as nearly as practicable) to the their respective existing holdings but subject to such exclusions or other arrangements as the Directors may consider necessary or appropriate to deal with fractional entitlements, treasury shares, record dates or legal, regulatory or practical difficulties which may arise under the laws of or the requirements of any regulatory body or stock exchange in any territory or any other matter whatsoever; and

(ii)                            otherwise than pursuant to paragraph (i) above, up to an aggregate nominal amount of £2,006,652, and shall expire at the conclusion of the next annual general meeting of the Company in 2017 (or, if earlier, on 30 June 2017), save that the Company may before such expiry make any offer or agreement that would or might require equity securities to be allotted, or treasury shares to be sold, after such expiry and the Directors may allot equity securities, or sell treasury shares in pursuance of any such offer or agreement as if the power conferred had not expired.

2.4                                   Shareholder authorities to be proposed at the General Meeting

For the purpose of implementing the Placing and Open Offer, the following Resolutions will be proposed at the General Meeting:

(a)                           an ordinary resolution to authorise the Directors pursuant to section 551 of the Companies Act to allot shares in the Company and to grant rights to subscribe for or to convert any security into shares in the Company of an aggregate nominal amount of approximately £82 million (representing approximately 44.4 per cent. of the existing issued share capital of the Company) in connection with the Placing and Open Offer which authority shall be in addition to the existing authority conferred. This authority expires at the conclusion of the next annual general meeting of the Company or, if earlier, the date 15 months from the date of passing this resolution;

(b)                           a special resolution empowering the Directors to allot equity securities (as defined in section 560 of the Companies Act) of the Company pursuant to the authority conferred by paragraph (a) above for cash as if section 561 of the Companies Act did not apply to such allotment, such power is in addition to all other existing powers of the Directors under section 570 of the Companies Act and shall expire at the conclusion of the next annual general meeting of the Company or, if earlier, the date 15 months from the date of passing of this resolution;

(c)                            an ordinary resolution to approve the issue of the New Ordinary Shares at an issue price of 23.0 pence per share (equivalent to SEK 2.48 per share at the exchange rate of SEK1.00 = £0.0928 on 12 October 2016); and

(d)                           an ordinary resolution to approve, as a related party transaction, the participation of Double A Limited in the Placing and Open Offer, including the payment of a commission to Double A Limited in consideration of its commitment under the Double A Placing Letter.

2.5                                        Pursuant to the Placing and Open Offer, 356,738,114 New Ordinary Shares will, subject to London Admission and Stockholm Admission, be issued at a price of 23.0 pence per New Ordinary Share.

2.6                                        As at 12 October 2016, the following options to subscribe for Ordinary Shares have been granted to employees and Directors under the Share Option Plans and remain outstanding:

Share Option Plan	Date of grant	Number of Ordinary Shares under option	Exercise price (£)	Exercisable from	Exercisable to
Sharesave Scheme (3 yr)	10 May 2013	20,700	1.00	10 May 2016	10 November 2016
Sharesave Scheme (5 yr)	10 May 2013	17,400	1.00	10 May 2018	10 November 2018
Sharesave Scheme (3 yr)	7 May 2014	32,645	1.02	7 May 2017	7 November 2017
Sharesave Scheme (5 yr)	7 May 2014	34,703	1.02	7 May 2019	7 November 2019
Sharesave Scheme (3 yr)	6 May 2015	1,986,861	0.32	6 May 2018	6 November 2018
Sharesave Scheme (5 yr)	6 May 2015	403,125	0.32	6 May 2020	6 November 2020
Sharesave Scheme (3 yr)	4 May 2016	7,396,920	0.20	6 May 2018	1 June 2019
Sharesave Scheme (5 yr)	4 May 2016	2,115,000	0.20	6 May 2020	1 June 2021

As at 12 October 2016, the following awards to acquire Ordinary Shares have been granted to employees and Directors under the Share Option Plans and remain outstanding:

Share Option Plan	Date of grant	Number of Ordinary Shares subject to award	Vesting period	Expiry date
PSP NCO	19 April 2011	605,679	3 years	19 April 2021
PSP NCO	19 April 2012	572,833	3 years	19 April 2022
PSP NCO	29 April 2013	874,516	3 years	29 April 2023
PSP	29 April 2013	428,960	3 years	29 April 2016
PSP NCO	22 April 2014	1,700,825	3 years	22 April 2024
PSP	22 April 2014	2,157,497	3 years	22 April 2017
PSP NCO	27 March 2015	3,460,000	3 years	27 March 2025
PSP	27 March 2015	7,537,548	3 years	27 March 2018
PSP NCO	22 April 2016	15,020,072	3 years	22 April 2026
PSP	22 April 2016	26,296,553	3 years	22 April 2019

Share Option Plan	Date of grant	Number of Ordinary Shares subject to award	Vesting period	Expiry date
RSP NCO	1 April 2010	2,228,849	1 year, then 25%, 25%, 50% yearly	1 April 2020
RSP NCO	19 April 2010	754,711	1 year, then 25%, 25%, 50% yearly	19 April 2020
RSP NCO	19 April 2012	75,000	1 year, then 25%, 25%, 50% yearly	19 April 2022
RSP	19 April 2012	45,000	1 year, then 25%, 25%, 50% yearly	19 April 2016
RSP	20 August 2012	15,000	1 year, then 25%, 25%, 50% yearly	20 August 2016
RSP	21 January 2013	7,014	1/3rd yearly	21 January 2016
RSP	29 April 2013	357,046	1 year, then 25%, 25%, 50% yearly	29 April 2017
RSP	23 October 2013	218,958	1 year, then 25%, 25%, 50% yearly	23 October 2017
RSP NCO	22 April 2014	100,000	1 year, then 25%, 25%, 50% yearly	22 April 2024
RSP	22 April 2014	32,750	1 year, then 25%, 25%, 50% yearly	22 April 2018
RSP	20 August 2014	95,447	1 year, then 25%, 25%, 50% yearly	20 August 2018
RSP	27 March 2015	420,000	1 year, then 25%, 25%, 50% yearly	27 March 2019
RSP NCO	20 August 2015	200,000	1 year, then 25%, 25%, 50% yearly	20 August 2025
RSP	20 August 2015	730,555	1 year, then 25%, 25%, 50% yearly	20 August 2019
RSP	22 April 2016	1,218,647	1 year, then 25%, 25%, 50% yearly	22 April 2020
RSP NCO	22 April 2016	5,750,000	1 year, then 25%, 25%, 50% yearly	22 April 2026
DBSP	29 April 2013	99,018	1/3rd yearly	29 April 2016
DBSP	22 April 2014	339,903	1/3rd yearly	22 April 2017
DBSP	27 March 2015	1462,967	1/3rd yearly	27 March 2018
DBSP	22 April 2016	993,046	1/3rd yearly	22 April 2019

Some awards under the RSP and PSP were granted on a nil cost basis. The vesting of awards under the PSP are subject to achievement of performance conditions. The vesting of awards under the PSP, RSP and DBSP are subject to completion of the vesting period. The awards under the PSP first vest on the third anniversary of the date of grant, subject to the achievement of performance.

Other than pursuant to the Placing and Open Offer and the vesting of awards and the exercise of options to be granted under the Share Option Plans, there is no present intention to issue any shares in the capital of the Company.

2.7                                   Save as disclosed in this section 2 (Share capital):

(a)                                          no share capital of the Company has, since the date of incorporation of the Company, been issued or agreed to be issued, or is now proposed to be issued fully or partly paid, either for cash or for a consideration other than cash, to any person;

(b)                                          no commissions, discounts, brokerages or other special terms have been granted by the Company in connection with the issue or sale of any share capital of any such company; and

(c)                                           no share capital of the Company is under option or agreed conditionally or unconditionally to be put under option.

2.8                                        The Company will be subject to the continuing obligations of the Listing Rules with regard to the issue of shares for cash.

3.                                          ARTICLES OF ASSOCIATION

The Articles were adopted pursuant to a special resolution passed on 22 February 2010 and subsequently amended by special resolution passed on 18 March 2010 and on 28 May 2014 and are available for inspection as set out in section 24 (Documents available for inspection) below. The Articles contain provisions, inter alia, to the following effect:

3.1                                   Objects

In accordance with section 31 of the Companies Act, the objects of the Company are unrestricted.

3.2                                   Voting rights in respect of Ordinary Shares

(a)                       Shareholders shall have the right to receive notice of, to attend and to vote at all general meetings of the Company. Save as otherwise provided in the Articles, on a show of hands each holder of shares present in person and entitled to vote shall have one vote and upon a poll each such holder who is present in person or by proxy and entitled to vote shall have one vote in respect of every share held by him.

(b)                       No member shall be entitled to vote either in person or by proxy at any general meeting if any call or other sum presently payable by him in respect of shares remains unpaid or if a member has been served by the Directors with a restriction notice in the manner described in section 3.3 (Restrictions on Ordinary Shares) below.

3.3                                   Restrictions on Ordinary Shares

If a member or any person appearing to be interested in shares in the Company has been duly served with a notice pursuant to section 793 of the Companies Act and is in default in supplying to the Company information thereby required within 14 days from the date of service of such notice the Company may serve on such member or on any such person a notice (a “restriction notice”) in respect of the shares in relation to which the default occurred (the “Default Shares”) and any other shares held at the date of the restriction notice directing that the member shall not be entitled to be present or to vote at any general meeting or class meeting of the Company. Where the Default shares represent at least 0.25 per cent. in nominal value of the issued shares of the Company of the same class the restriction notice may in addition direct, inter alia, that any dividend or other money which would otherwise be payable on the Default Shares shall be retained by the Company without liability to pay interest; where the Company has offered the right to elect to receive shares instead of cash in respect of any dividends any election by such member of such restricted shares will not be effective; and no transfer of any of the shares held by the member shall be registered unless the member is not himself in default in supplying the information requested and the transfer is part only of the member’s holding and is accompanied by a certificate given by the member in a form satisfactory to the Directors to the effect that after due and careful enquiry the member is satisfied that none of the shares the subject of the transfer are restricted shares.

3.4                                   Variation of class rights

If at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class of shares may, subject to the certain company law acts as defined in the Companies Act (for the purposes of this paragraph 3.4 only, the “Statutes”), be abrogated or varied either with the consent in writing of the holders of three fourths in nominal value of the issued shares of that class (excluding any shares of that class held as treasury shares) or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. To every such separate general meeting the provisions of Chapter 3 of part 13 of the Companies Act (save as stated in sections 334(2) to (3)) and the provisions of the Articles relating to general meetings shall apply, mutatis mutandis, but so that the necessary quorum at any such meeting other than an adjourned meeting shall be two persons holding or representing by proxy at least one third in nominal value of the issued shares of the relevant class (excluding any shares of that class held as treasury shares) and at an adjourned meeting one person holding shares of the class or his proxy. Any holder of shares of the relevant class present in person or by proxy may demand a poll upon which every holder of shares of that class shall be entitled to one vote for every such share held by him. The rights attached to any class of shares shall, unless otherwise expressly provided by the terms of issue of such shares or by the terms upon which such shares are for the time being held, be deemed not to be modified, abrogated or varied by the creation or issue of further shares ranking pari passu therewith.

3.5                                   Alteration of capital

(a)                       The Company may by ordinary resolution increase its share capital, consolidate and divide all or any of its share capital into shares of larger amount, sub-divide all or any of its shares into shares of smaller amount.

(b)                       Subject to the provisions of the Statutes, the Company may by special resolution reduce its share capital, any capital redemption reserve and any share premium account in any way.

(c)                        Subject to the provisions of the Statutes, any shares may be allotted on terms that they are redeemed or liable to be redeemed at the option of the Company or the shareholders on the terms and in the manner provided for by the Articles.

(d)                       Subject to the provisions of the Statutes, the Company may purchase its own shares (including any redeemable shares).

3.6                                   Transfer of Ordinary Shares

(a)                       All transfers of certificated shares shall be effected by instrument in writing in any usual or common form or any other form which the Directors may approve. The instrument of transfer of a certificated share shall be signed by or on behalf of the transferor (and, in the case of a share which is not fully paid, by or on behalf of the transferee) and the transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the register in respect thereof. Subject to the provisions of the Articles, the Directors may, in their absolute discretion and without giving any reason, refuse to register the transfer of a share which is not fully paid (whether certificated or uncertificated) provided that where such shares are admitted to the Official List of the FCA or admitted to AIM, such discretion may not be exercised in a way which the FCA or the London Stock Exchange regards as preventing dealings in the shares of the relevant class or classes from taking place on an open and proper basis. The Directors may refuse to register any transfer of a share (whether certificated or uncertificated), whether fully-paid or not, in favour of more than four persons jointly.

(b)                       In relation to a certificated share, the Directors may decline to recognise any instrument of transfer unless:

(i)                           the instrument of transfer is left at the registered office of the Company, or at such other place as the Directors may from time to time determine, accompanied by the certificate(s) of the shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person to do so); and

(ii)                        the instrument of transfer is in respect of only one class of share.

(c)                                 Notwithstanding any other provision of the Articles to the contrary, unless otherwise determined by the Directors, any shares in the Company may be held in uncertificated form and all transfers of uncertificated shares shall be made in accordance with and be subject to the provisions of the CREST Regulations and the facilities and requirements of the relevant system (as defined in the CREST Regulations) and, subject thereto, in accordance with any arrangements made by the Directors.

3.7                                   General meetings

(a)                       An annual general meeting shall be called by not less than 21 clear days’ notice, and a meeting of the Company other than an annual general meeting shall be called by not less than 14 clear days’ notice. If the Company is a traded company (as defined in section 360C of the Companies Act), the provisions of section 307A of the Companies Act must be complied with if the meeting is to be called by less than 21 clear days’ notice). The notice shall specify the place, the day and time of meeting and, in the case of any special business, the general nature of that business. A notice calling an annual general meeting shall specify the meeting as such and a notice convening a meeting to pass a special resolution shall specify the intention to propose the resolution as such and shall include the text of the resolution.

(b)                       The accidental omission to give notice of a meeting, or to issue an invitation to appoint a proxy with a notice where required by these Articles, to any person entitled to receive notice, or the non-receipt of notice of a meeting or of an invitation to appoint a proxy by any such person, shall not invalidate the proceedings at that meeting.

(c)                        All shareholders present in person or by duly appointed corporate representative, and their duly appointed proxy or proxies shall be entitled to attend all general meetings of the Company.

3.8                                   Directors

(a)                       Unless and until the Company in general meeting shall otherwise determine, the number of Directors shall be not more than 16 and not less than two. A Director shall not be required to hold any shares in the capital of the Company. A Director who is not a member shall nevertheless be entitled to receive notice of and attend and speak at all general meetings of the Company and all separate general meetings of the holders of any class of shares in the capital of the Company.

(b)                       Subject to the provisions of the Statutes, a Director may hold any other office or place of profit with the Company, except that of auditor, in conjunction with the office of Director and may act by himself or through his firm in a professional capacity for the Company (otherwise than as auditor) on such terms as to remuneration and otherwise as the Directors may decide. No Director shall be disqualified by his office from entering into, or being otherwise interested in, any of the foregoing or any contract, arrangement, transaction or proposal with the Company or in which the Company has a direct or indirect interest. Subject to the provisions of the Statutes and save as therein provided, no such contract, arrangement, transaction or proposal shall be liable to be avoided on the grounds of the Director’s interest, nor shall any Director be liable to account to the Company for any remuneration or other benefit which derives from any such contract, transaction or arrangement or interest by reason of such Director holding that office or of the fiduciary relationship thereby established, but he shall declare the nature of his interest in accordance with the requirements of the Statutes.

(c)                        A Director shall (in the absence of some other material interest than is indicated below) be entitled to vote (and be counted in the quorum) in respect of any resolution concerning any of the following matters, namely:

(i)         the giving of any guarantee, security or indemnity in respect of money lent or obligations incurred by him or by any other person at the request of or for the benefit of the Company or any of its subsidiary undertakings;

(ii)        the giving of any guarantee, security or indemnity in respect of a debt or obligation of the Company or any of its subsidiary undertakings for which he himself has assumed responsibility in whole or in part under a guarantee or indemnity or by the giving of security;

(iii)       any proposal concerning an offer of securities of or by the Company or any of its subsidiary undertakings in which offer he is, or may be entitled to, participate as a holder of securities or in the underwriting or sub underwriting of which he is to participate;

(iv)       any contract, arrangement, transaction or other proposal concerning any other body corporate in which he is interested, directly or indirectly and whether as an officer or shareholder or otherwise howsoever, provided that he does not hold an interest (within the meaning of sections 820 to 825 of the Companies Act) in one per cent. or more of any class of the equity share capital of such body corporate or of the voting rights available to members of the relevant body corporate;

(v)        any contract, arrangement, transaction or other proposal for the benefit of employees of the Company which does not accord him any privilege or benefit not generally accorded to the employees to whom the scheme relates; and

(vi)       any contract, arrangement or transaction concerning any insurance which the Company is to purchase and/or maintain for the benefit of Directors or for the benefit of persons who include Directors.

(d)                       If any question shall arise at any meeting as to the materiality of an interest or as to the entitlement of any Director to vote and such question is not resolved by his voluntarily agreeing to abstain from voting, such question shall be referred to the chairman of the meeting and his ruling in relation to any other Director other than himself shall be final and conclusive except in a case where the nature or extent of the interests of the Director concerned have not been fairly disclosed.

(e)                        Save as provided in the Articles, a Director shall not vote or be counted in the quorum present on any motion in respect of any contract, arrangement, transaction or any other proposal in which he has an interest which is to his knowledge a material interest otherwise than by virtue of his interests in shares or debentures or other securities of, or otherwise in or through the Company. A Director shall not be counted in the quorum at a meeting in relation to any resolution on which he is debarred from voting.

(f)                         Each of the directors shall be paid a fee at such rate as may from time to time be determined by the Directors, but the aggregate of all such fees so paid to the directors shall not exceed US$5 million per annum or such larger amount as may from time to time be decided by ordinary resolution of the Company. Any director who is appointed to any executive office or who serves on any committee or who devotes special attention to the business of the Company, or who otherwise performs services which in the opinion of the Directors are outside the scope of the ordinary duties of a Director, shall be entitled to receive such remuneration (whether by way of salary, percentage of profits or otherwise) as the Directors may determine. Each director may be paid his reasonable travelling, hotel and other expenses incurred in attending and returning from meetings of the Directors, or any committee of the Directors or of the Company or of the holders of any class of shares or debentures of the Company or otherwise in connection with the business of the Company. The Articles do not permit a director to vote on, or be counted in the quorum in relation to, any resolution of the Board concerning his own appointment.

(g)                        There shall be no age limit for Directors.

(h)                       Each Director shall have the power at any time to appoint as an alternate Director either (i) another director or (ii) any other person approved for that purpose by a resolution of the Directors, and, at any time, to terminate such appointment.

(i)                           Each Director shall retire from office at the third annual general meeting after the annual general meeting at which he was last elected. A retiring Director shall be eligible for re-election.

(j)                          The Directors may exercise all the powers of the Company to give or award pensions, annuities, gratuities or other retirement, superannuation, death or disability allowances or benefits to, inter alia, any Directors, ex-directors, employees or ex-employees of the Company or of any subsidiary undertaking or parent undertaking of the Company or to the wives, widows, children, other relations and dependants of any such person and may establish, maintain, support, subscribe to and contribute to all kinds of schemes, trusts and funds for the benefit of any such persons.

3.9                                   Borrowing powers

(a)                       The Directors may, save as the Articles otherwise provide, exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property, assets and uncalled capital, or any part thereof, and, subject to the provisions of the Statutes, to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

(b)                       The Directors shall restrict the borrowings of the Company and exercise all voting and other rights or powers of control exercisable by the Company in relation to its subsidiary undertakings (if any) so as to secure (so far, as regards subsidiary undertakings, as by such exercise they can secure) that the aggregate amount for the time being remaining outstanding of all monies borrowed by the Group and for the time being owing to persons outside the Group shall not at any time, without the previous sanction of an ordinary resolution of the Company in general meeting, exceed a sum equal to the higher of US$3 million or three times the aggregate of (i) the amount paid up on the issued share capital of the Company and (ii) the total of the capital and revenue reserves of the Group (including any share premium account, capital redemption reserve and credit balance on the profit and loss or retained earnings account) in each case, whether or not such amounts are available for distribution, all as shown in the latest audited and consolidated balance sheet of the Group but after such adjustments and deductions (including any amounts attributable to intangibles) as are specified in the Articles.

3.10                            Dividends and distributions on liquidation to shareholders

(a)                       The Company in general meeting may declare dividends, but no dividend shall exceed the amount recommended by the Directors. Subject to the Statutes and any priority, preference or special rights, all dividends shall be declared and paid according to the amounts paid up on the shares and shall be apportioned and paid proportionately to the amounts paid up on the shares during any portion of the period in respect of which the dividend is paid.

(b)                       Subject to the provisions of the Statutes, the Directors may pay such interim dividends as they think fit and may pay the fixed dividends payable on any shares of the Company half yearly or otherwise on fixed dates.

(c)                        The Directors may, with the sanction of an ordinary resolution of the Company in general meeting, offer the holders of Ordinary Shares the right to elect to receive new shares credited as fully paid instead of cash in respect of the whole or part of any dividend.

(d)                       Any dividend unclaimed for a period of 12 years after it became due for payment shall be forfeited and shall revert to the Company.

(e)                        On a liquidation, the liquidator may, subject to the Statutes, divide among the members in specie or in kind the whole or any part of the assets of the Company and may, for such purpose, set such value as he deems fair upon any property to be divided and may determine how such division shall be carried out.

3.11                            Non-UK Shareholders

There are no limitations in the Articles on the rights of non-UK shareholders to hold, or to exercise voting rights attached to, the Ordinary Shares. However, non-UK shareholders are not entitled to receive notices unless they have given an address in the UK to which such notices may be sent.

4.                                          Directors and Senior Managers

4.1                                   Directors

The current Directors and their functions are as follows:

Name	Position	Date appointed to the Board
Amjad Bseisu	Chief Executive	22 February 2010
Jock Lennox	Chairman	22 February 2010
Philip Holland	Non-Executive Director	1 August 2015
Helmut Langanger	Senior Independent Director	16 March 2010
Philip Nolan	Non-Executive Director	1 August 2012
Jonathan Swinney	Chief Financial Officer	29 March 2010

The business address of each of the Directors (in such capacity) is 15 Regent Street, London, United Kingdom, SW1Y 4LR.

4.2                                   Profiles of the Directors

The business experience and principal business activities outside of EnQuest of each of the Directors are as follows:

(a)                       Amjad Bseisu (Chief Executive)

Amjad Bseisu holds a BSc Honours degree in Mechanical Engineering and an MSc and D.ENG degree in Aeronautical Engineering. From 1984 to 1998, Amjad worked for the Atlantic Richfield Company (ARCO), eventually becoming president of ARCO Petroleum Ventures and ARCO Crude Trading Inc. In 1998 Amjad founded and was the chief executive of Petrofac Energy Developments International Limited, the operations and investment business for Petrofac Limited, which organically grew an upstream and midstream oil and gas business in South East Asia, the UK and North America. In 2010 Amjad formed EnQuest PLC having previously been a founding non-executive chairman of Serica Energy plc and director of Stratic Energy Corporation.

Other principal external appointments include chairman of the World Economic Forum Independent Oil and Gas Community, British Business Ambassador for Energy, non-executive chairman of Enviromena Power Systems, a private company and the leading developer of solar services in the Middle East, and chairman of the Amjad and Suha Bseisu charity foundation.

Amjad is also a member of the Nomination Committee.

(b)                       Jock Lennox (Chairman)

Jock Lennox holds a law degree and in 1980 qualified as a chartered accountant with Ernst & Young LLP. He is a member of the Institute of Chartered Accountants of Scotland. In 1988 Jock became a partner at Ernst & Young LLP. In his time at Ernst & Young LLP Jock gained a wide range of experience working with multi-national clients, including projects in many countries and a secondment to Seattle, USA in the early 1980s. He held a number of leadership positions in the UK and globally. Jock retired from Ernst & Young LLP in 2009.

Other principal external appointments include non-executive director of Barratt Developments plc, Dixons Carphone plc and A&J Mucklow Group plc (from which he will step down on 15 November 2016). He is a senior independent director of Hill & Smith Holdings plc and a trustee of the Tall Ships Youth Trust.

Jock is also chairman of the Nomination Committee and a member of the Audit Committee.

(c)                        Philip Holland (Non-Executive Director)

Philip Holland holds a BSc in Civil Engineering from Leeds University as well as an MSc in Engineering and Construction Project Management from Cranfield School of Management. Philip has extensive experience in managing large scale oil and gas projects around the globe. In 1980 Philip joined Bechtel Corporation, where for over 20 years he managed major oil and gas projects in a wide range of international locations. In 2004 Philip joined Shell as vice president of projects, Shell Global Solutions International. In 2009 Philip became executive vice-president in Downstream Projects in Shell’s newly formed Projects and Technology Business. In 2010 he was appointed as project director for Shell Development Kazakhstan’s Kashagan Phase 2 Project, and subsequently the Shell/QP Al Karaana Petrochemicals Project. Since 2013 he has operated as an independent project management consultant.

Philip is also the chairman of the Risk Committee and a member of the Remuneration Committee.

(d)                       Helmut Langanger (Senior Independent Director)

Helmut Langanger holds an MSc degree in Petroleum Engineering and an MA in Economics. Between 1974 and 2010, Helmut was employed by OMV, Austria where he was a reservoir engineer until 1980. From 1981 to 1985, Helmut was an evaluation engineer for the technical and economic assessment of international E&P ventures, and from 1985 to 1989 he held the position of vice-president, planning and economics for E&P and natural gas projects. In 1989 Helmut was appointed as senior vice-president of international E&P and in 1992 became senior vice-president of E&P for OMV’s global operations. From 2002 Helmut was the group executive vice-president for E&P, OMV until he retired in 2010. During his tenure, Helmut was in charge of 14 countries and production increased from 80,000 barrels per day to 320,000 barrels per day.

Other principal external appointments include non-executive director of Schoeller Bleckmann Oilfield Equipment A.G. (Austria), Serinus Energy Inc. (formerly Kulczyk Oil Ventures Inc.) (Poland and Canada) and MND (Czech Republic).

Helmut is also chairman of the Remuneration Committee, a member of the Audit Committee and a member of the Nomination Committee.

(e)                        Philip Nolan (Non-Executive Director)

Philip Nolan holds a BSc and PhD in Geology and has an MBA from the London Business School. Philip spent 15 years with BP working in the UK, the US, Australia and Southeast Asia. He was responsible for acquisition and disposals for BP Exploration worldwide and was managing director of Interconnector, UK which built and continues to operate the gas pipeline between Bacton and Zeebrugge. He joined BG plc where he was the chief executive of Transco, which runs the UK gas pipeline network, and sat as an executive member of the board of directors of BG plc. On demerger from BG, Philip was the chief executive of the Lattice Group, a FTSE 100 company. Subsequently, Philip became the chief executive of eircom, the national Irish telecommunications company. He was also a non-executive director of Providence Resources plc, an Irish oil explorer.

Philip is chairman of the John Laing Group plc, an international infrastructure developer and investor with operations in the UK, Europe, Australia, New Zealand, Canada and North America. He is also chairman of the Ulster Bank and Affinity Water Limited.

Philip is also chairman of the Audit Committee and a member of the Remuneration Committee.

(f)                         Jonathan Swinney (Chief Financial Officer)

Jonathan Swinney qualified as a chartered accountant with Arthur Andersen in 1992 and is a member of the Institute of Chartered Accountants of England and Wales. Jonathan qualified as a solicitor in 1997 and trained at Cameron McKenna LLP, joining the acquisition finance team upon qualification. In 1998 Jonathan joined Credit Suisse First Boston working within the corporate broking team. Jonathan later moved to Lehman Brothers where he advised on a wide range of transactions and in 2006 he became a managing director within the corporate broking team. Jonathan joined Petrofac Limited in April 2008 as head of mergers and acquisitions for the Petrofac Group and left in 2010 to join EnQuest PLC.

A list of the companies and partnerships of which the Directors are or have been a director or partner within the past five years is set out in section 10 (Other directorships) below.

4.3                                   Senior Managers

The Senior Managers of the Group are:

Name	Position
Stefan Ricketts	General Counsel & Company Secretary
Graeme Cook	HR Director
Richard Hall	Head of Major Projects
Faysal Hamza	Managing Director — Corporate Development
Neil McCulloch	President, North Sea
Bob Davenport	Managing Director, Malaysia
Imran Malik	Vice President, Finance

4.4                                   Profiles of the Senior Managers

The business experience and principal business activities of each of the Senior Managers are as follows:

(a)                       Stefan Ricketts (General Counsel & Company Secretary)

Stefan joined EnQuest in 2012 and is responsible for all legal, Company secretarial matters and for EnQuest’s Risk Management Framework.

Prior to joining EnQuest, Stefan was a partner at Fulbright & Jaworski, LLP heading its energy and natural resources practice in the Asia-Pacific region. He had previously been general counsel at BG Group plc. Stefan, who graduated from the University of Bristol with a degree in Law, began his early career as a solicitor with Herbert Smith LLP, has significant experience as a lawyer and in management working across the energy chain and in all phases of project development and operations. In previous roles he has been based in London, Paris, Dubai, Jakarta, Singapore and Hong Kong.

(b)                       Graeme Cook (HR Director)

Graeme holds an MA in Accountancy & Economics from the University of Dundee and has over 20 years’ experience in both finance and HR leadership roles. Graeme’s early career was spent predominantly with Schlumberger living and working in the UK, Africa, the Middle East and Asia. He returned to the UK in 2004 and was appointed as HR Director for BG Group’s Mediterranean Basin and Africa region. Prior to this, Graeme was Group Head of Talent and Leadership for Legal & General PLC. Since joining EnQuest in April 2011, Graeme has had responsibility for ensuring that the Company has the necessary people and organisation in place to deliver EnQuest’s ambitious growth agenda.

(c)                        Richard Hall (Head of Major Projects)

Richard Hall graduated from Leeds University with a BSc in Chemical Engineering and spent the first 10 years of his career gaining experience with operating oil companies (such as Amoco, Hess and Murphy Petroleum) as a supervisor in offshore field operations, petroleum engineering, project management and execution and commercial negotiations. Richard was one of four founders and operations directors of the service company UWG Group Ltd (now known as Acteon Group Limited) which won the Institute of Petroleum Platinum award in 2001. He formed and led a team which won the prestigious Queen’s Award for Export. He subsequently went on to join Petrofac as vice president of operations & developments and also became general manager in Malaysia. Before joining EnQuest, Richard was the chief executive and co-founder of Nio Petroleum which was acquired by EnQuest in 2012 when Richard joined the Senior Management Team as Head of Major Projects. His primary responsibility is the delivery of the Kraken development.

(d)                       Faysal Hamza (Managing Director — Corporate Development)

Faysal has an MBA from Georgetown University in Washington and over 26 years of experience in oil and gas finance, business development and private equity. Faysal joined EnQuest in 2011 and prior to that was managing director, private equity at Swicorp, a financial firm operating in the Middle East and North Africa. Faysal has also held roles as senior executive at Arab Petroleum Investment Corporation and group business development manager with the Alturki Group in Saudi Arabia in addition to management positions at Arco International Oil & Gas Company in the US, Saudi International Bank in London and the Saudi Arabian Oil Company (Saudi Aramco).

(e)                        Neil McCulloch (President, North Sea)

Neil is a graduate of Cambridge University and Heriot Watt University and holds a Master’s degree in Petroleum Engineering. He began his career as a graduate trainee with British Gas E&P and from 1996 to 2001 worked in a variety of technical consultancy and investment banking roles. He then went on to spend 11 years with BG Group in a range of senior UK and international roles, latterly as vice president & asset general manager, UK Upstream, with accountability for the delivery of BG’s UK North Sea business. Neil joined EnQuest in March 2014 from international oil and gas company OMV AG, where he held the global role of senior vice president production & engineering. Neil holds a number of external appointments, including operator co-chair of Oil and Gas UK, and is a member of the board of the Oil and Gas Innovation Centre.

(f)                         Bob Davenport (Managing Director, Malaysia)

Bob graduated from the University of Alabama with a BS in Mineral Engineering and holds an MBA from Florida International University. He began his early career in 1984 as a field engineer with Schlumberger and then gained broad international experience in petroleum engineering, project management, subsurface, operations and general management with Texaco, Shell, BP and Apache Corporation. In previous roles he has worked in Indonesia, Egypt, Pakistan, Kuwait, the United Arab Emirates, UK North Sea and the US Gulf Coast. Prior to joining EnQuest, Bob served as North Sea operations director for Apache Corporation and general manager for Khalda where he led the largest oil and gas producer in Egypt’s western desert. Bob joined EnQuest in 2015 and is responsible for delivering the ambitious growth agenda in Malaysia.

(g)                        Imran Malik (Vice President, Finance)

Imran is a chartered accountant and holds a degree in Chemical Engineering from University College London. He has over 25 years of experience in oil and gas and joined the Group from the BG Group, where his most recent role was as Group Head of Planning and Risk. As Vice President, Finance at the Company, Imran has

overall responsibility for ensuring that the Company has the necessary finance capacity and capabilities in place to deliver the Group’s strategy.

A list of the companies and partnerships (other than EnQuest and its subsidiaries) of which the EnQuest Senior Managers are or have been a director or partner within the past five years is set out in section 10 (Other directorships).

5.                                          Directors’ and Senior Managers’ interests

5.1                                   Directors’ and Senior Managers’ interests in share capital

The following table sets out the interests in the share capital of the Company of the Directors and Senior Managers (including beneficial interests or interests of a person connected with a Director or a Senior Manager) (i) as at 12 October 2016; and (ii) immediately following Admission of the New Ordinary Shares:

Director	Ordinary Shares held prior to the Placing and Open Offer(1)	Percentage of issued Ordinary Share capital prior to the Placing and Open Offer(1)	Ordinary Shares held after the Placing and Open Offer(2)	Percentage of issued Ordinary Share capital after the Placing and Open Offer(2)
Chairman and Executive Directors
Double A Limited(3)	71,405,331	8.90%	194,365,112	16.76%
Jock Lennox	20,000	0.00%	28,889	0.00%
Jonathan Swinney	62,033	0.00%	89,603	0.01%
Non-Executive Directors
Philip Holland	74,999	0.01%	108,332	0.01%
Helmut Langanger	200,000	0.02%	288,889	0.02%
Philip Nolan	150,000	0.02%	216,667	0.02%
Senior Managers
Stefan Ricketts	38,106	0.00%	38,106	0.00%
Graeme Cook	44,460	0.01%	44,460	0.00%
Richard Hall	160	0.00%	160	0.00%
Faysal Hamza	430,814	0.05%	430,814	0.04%
Neil McCulloch	15,122	0.00%	15,122	0.00%
Bob Davenport	None	N/A	None	N/A
Imran Malik	None	N/A	None	N/A

Notes:

(1)                       Details of the options and awards over Ordinary Shares and interests in the Share Option Plans held by the Directors are set out in section 5.2 (Directors’ and Senior Managers’ interests in Share Option Plans) below. They are not included in the interests of the Directors shown in the table above.

(2)                       Assuming (i) that no share awards vest and no share options are exercised between 12 October 2016 and Admission and (ii) that the Directors (and their connected persons) take up their entitlements under the Open Offer in full and that Senior Managers do not take up any of their entitlements under the Open Offer;(iii) that the Directors and Senior Managers (and their connected persons) will not take up any New Ordinary Shares pursuant to the Placing, save for the 91,224,079 New Ordinary Shares that Double A Limited has agreed to take up pursuant to the Placing; and (iv) that none of the 91,224,079 New Ordinary Shares that Double A Limited has agreed to take up pursuant to the Placing are clawed back to satisfy valid applications under the Open Offer.

(3)                       These shares are held by Double A Limited, an company beneficially owned by the extended family of Amjad Bseisu.

Taken together, the combined percentage interest of the Directors and the Senior Managers in the issued share capital expected to subsist immediately following the Placing and Open Offer is approximately 16.9 per cent., assuming that the Directors and the Senior Managers take up their entitlements under the Open Offer in full and that none of the 91,224,079 New Ordinary Shares that Double A Limited has agreed to take up pursuant to the Placing are clawed back to satisfy valid applications under the Open Offer.

5.2                                   Directors’ and Senior Managers’ interests in share option plans

As at 12 October 2016, the Directors and Senior Managers have been granted the following options to subscribe for Ordinary Shares which remain outstanding:

Director/Senior Manager	Share Option Plan	Number of Ordinary Shares under option

Jonathan Swinney	Sharesave	56,250
Stefan Ricketts	Sharesave	45,000
Graeme Cook	Sharesave	90,000
Neil McCulloch	Sharesave	150,000
Imran Malik	Sharesave	90,000

As at 12 October 2016, the Directors and Senior Managers have been granted the following awards to acquire Ordinary Shares which remain outstanding:

Director/ Senior Manager	Share Option Plan	Number of Ordinary Shares subject to award
Amjad Bseisu	PSP	8,112,742
	RSP	2,200,387
Jonathan Swinney	PSP	5,201,907
	RSP	699,741
Stefan Ricketts	PSP	1,745,028
	RSP	1,075,334
	DBSP	90,630
Graeme Cook	PSP	1,075,526
	RSP	920,334
	DBSP	16,002
Richard Hall	N/A	N/A
Faysal Hamza	PSP	2,055,573
	RSP	1,000,334
	DBSP	500,038
Neil McCulloch	PSP	1,699,615
	RSP	1,850,00
	DBSP	289,630
Imran Malik	PSP	1,365,384
	RSP	200,000
Bob Davenport	PSP	819,306
	RSP	250,000

The awards under the PSP and RSP were granted on a nil cost basis. The vesting of awards under the PSP are subject to achievement of performance conditions. The vesting of awards under the PSP, RSP and DBSP are subject to completion of the vesting period.

The awards under the PSP first vest on the third anniversary of the date of grant, subject to the achievement of performance.

5.3                                   Save as disclosed in sections 5.1 (Directors’ and Senior Managers’ interests in share capital) and 5.2 (Directors’ and Senior Managers’ interests in Share Option Plans) above, no Director or Senior Manager has any interest in the share capital or loan capital of the Company or any of its subsidiaries nor does any person connected (within the meaning of section 252 of the Companies Act) with the Directors or Senior Managers have any such interests, whether beneficial or non-beneficial.

6.                                          Remuneration and benefits

Executive Directors’ base salaries and benefits are reviewed each year with any changes usually taking effect from January. The fees for the Chairman and Non-Executive Directors are reviewed against market practice from time to time and were last reviewed as of January 2014.

For the year ended 31 December 2015, the aggregate total remuneration paid (including contingent or deferred consideration) and benefits in kind granted (under any description whatsoever) to the directors of the Company by members of the Group was £2.0 million. The remuneration of the directors of the Company for the financial year ended 31 December 2015 is set out in the table below.

Name	Salary and fee (£’000)	All taxable benefits (£’000)	Annual bonus(1) (£’000)	LTIP(2) (£’000)	Pension(3) (£’000)	Total (£’000)
Executive Directors
Amjad Bseisu	430	1	262	95	40	828
Jonathan Swinney	280	1	334	58	30	703
Non-Executive Directors
Philip Holland(4)	21	—	—	—	—	21
Helmut Langanger	70	—	—	—	—	70
Jock Lennox(5)	60	—	—	—	—	60
Philip Nolan	50	—	—	—	—	50
Non-Executive Directors who held office in the year ended 31 December 2015 but have since stood down
Dr James Buckee(6)	220	—	—	—	—	220
Clare Spottiswoode(7)	50	—	—	—	—	50
Total	1,181	2	596	153	70	2,002

Notes:

(1)                       Annual bonus was based on base salary levels and payment was made in respect of the full financial year. The amount stated is the full amount (including the portion deferred). One third of the annual bonus for Amjad Bseisu and Jonathan Swinney is paid in shares, deferred for two years, and subject to continued employment.

(2)                       PSP awarded on 29 April 2013 vested on 29 April 2016. The LTIP value shown in the 2015 single figure is calculated by taking the number of performance shares that have vested (76.6 per cent. of the performance conditions were achieved) multiplied by the average value of the EnQuest share price between 1 October 2015 and 31 December 2015.

(3)                       Cash in lieu of pension and other benefits. Executive Directors do not participate in the EnQuest Pension Plan and instead receive cash in lieu.

(4)                       Philip Holland was appointed with effect from 1 August 2015. His fees were £50,000 per annum in line with the other Non-Executive Directors and the figure shown reflects the pro-rated amount earned during 2015.

(5)                       Jock Lennox was appointed as chairman of the Board with effect from 8 September 2016. With effect from 8 September 2016, Jock Lennox is entitled to a fee of £150,000 per annum (less tax and any necessary statutory deductions) in respect of his appointment as chairman.

(6)                       Dr James Buckee retired as chairman of the Company with effect from 8 September 2016.

(7)                       Clare Spottiswoode retired from the Board with effect from 1 June 2016.

For the year ended 31 December 2015, the aggregate total remuneration paid (including contingent or deferred consideration) and benefits in kind granted (under any description whatsoever) to the Senior Managers was £3.4 million in their capacity as EnQuest Senior Managers during the year ended 31 December 2015.

The total amount set aside or accrued by the Group to provide pension, retirement or similar benefits to the current Directors and the Senior Managers for the year ended 31 December 2015 was £0.1 million (which includes the pension numbers in the table above).

7.                                          Directors’ service contracts and letters of appointment

7.1                                   Executive Directors

The following table summarises the key terms of the Executive Directors’ service contracts or terms of appointment:

Director	Date of service contract	Notice period	Base salary for the 2015 Financial Year	Annual bonus potential for the 2015 Financial Year (% of salary)
Amjad Bseisu	29 March 2010	12 months	£430,000	225%
Jonathan Swinney	29 March 2010	12 months	£280,000	225%

The Company follows best practice under the UK Corporate Governance Code with regard to annual re-election of its Directors. The Company’s policy is that Executive Directors’ service contracts should be capable of being terminated by the Company on not more than 12 months’ notice. Each of the Executive Directors’ service contract entitles the Company to terminate their employment by making a payment in lieu of notice. The Company may elect to make any such payment in equal monthly instalments payable in arrears. On termination, the Executive Directors forgo their entitlement to any bonus, however the Remuneration Committee can choose to approve a special bonus upon completion of agreed objectives under extraordinary circumstances.

A summary of the principal terms of the service agreements of each of the Executive Directors is set out below:

(a)                      Amjad Bseisu

Mr. Bseisu entered into a service agreement with EnQuest Britain, effective from 29 March 2010 pursuant to which he serves as the Chief Executive Officer and an Executive Director of the Company. Mr. Bseisu’s basic salary is £430,000 per annum (less appropriate tax and other statutory deductions) and he is entitled to a benefit allowance of £40,000 per annum. EnQuest Britain offers Mr. Bseisu private health insurance and life assurance cover. The service agreement is terminable by either party giving to the other at least 12 months’ notice in writing at any time. EnQuest Britain has the discretion to terminate Mr. Bseisu’s employment with immediate effect by paying him certain contractual sums in lieu of his notice period or any remainder of his notice period. The service agreement contains a “garden leave” clause entitling EnQuest Britain to require Mr. Bseisu to remain away from work during his notice period. The service agreement also contains provisions protecting the Group’s intellectual property and confidential information during his employment and after its termination.

(b)                           Jonathan Swinney

Mr. Swinney entered into a service agreement with Lundin Britain, effective from 29 March 2010 pursuant to which he serves as the Chief Financial Officer and an Executive Director of the Company. Mr. Swinney’s basic salary is £280,000 per annum (less appropriate tax and other statutory deductions) and he is entitled to a benefit allowance of £30,000 per annum. EnQuest Britain offers Mr. Swinney private health insurance and life assurance cover. The service agreement is terminable by either party giving to the other at least 12 months’ notice in writing at any time. EnQuest Britain has the discretion to terminate Mr. Swinney’s employment with immediate effect by paying him certain contractual sums in lieu of his notice period or any remainder of his notice period. The service agreement contains a “garden leave” clause entitling EnQuest Britain to require Mr. Swinney to remain away from work during his notice period. The service agreement also contains provisions protecting the Group’s intellectual property and confidential information during his employment and after its termination.

7.2                                   Non-Executive Directors

Jock Lennox is Chairman of the Company. Helmut Langanger is Senior Independent Director. Philip Holland and Philip Nolan have been appointed as Non-Executive Directors of the Company. The letters of appointment of all the Non-Executive Directors are governed by English law. Details of the letters of appointment are set out below, including the roles and the level of remuneration of the Non-Executive Directors for the financial year ended 31 December 2015.

Name	Role(s)	Date of appointment as a Director	Date of current appointment letters	Anticipated expiry of present term of appointment (subject to annual re- election)	Anticipated fees for the 2016 Financial Year (£)
Philip Holland	Member of Risk Committee	1 August 2015	24 June 2015	31 May 2018	£60,000
Helmut Langanger	Senior Independent Director, chairman of Remuneration Committee and member of Nomination Committee	16 March 2010	29 May 2013	Conclusion of the Company’s 2017 annual general meeting	£70,000
Jock Lennox	Chairman of the Company, member of Audit Committee and Chairman of the Nomination Committee	22 February 2010	2 September 2016	Conclusion of the Company’s 2019 annual general meeting	£88,000

Name	Role(s)	Date of appointment as a Director	Date of current appointment letters	Anticipated expiry of present term of appointment (subject to annual re- election)	Anticipated fees for the 2016 Financial Year (£)
Philip Nolan	Non-Executive Director and chairman of Audit and member of Remuneration Committee	1 August 2012	26 May 2015	Conclusion of the Company’s 2017 annual general meeting	£53,000

Each appointment may be terminated at any time by either party on three months’ written notice. During the notice period, the Non-Executive Director will continue to receive their normal fee. Each appointment may also be terminated in accordance with the Articles. The Non-Executive Directors are subject to confidentiality undertakings without limitation in time. Each of the Non-Executive Directors’ letter of appointment entitles the Company to terminate their appointment by making a payment in lieu of notice. They are not entitled to participate in any of the Share Option Plans.

8.                                          Corporate governance

The Board is firmly committed to high standards of corporate governance. The principal governance rules applying to UK companies listed on the London Stock Exchange’s main market are contained in the UK Corporate Governance Code. The Board considers that as at 12 October 2016 the Company is in compliance with the principles and provisions of the UK Corporate Governance Code.

8.1                                        Board of Directors

A Director is appointed by ordinary resolution (i.e. a simple majority of votes cast) as a general meeting of ordinary shareholders of EnQuest. The Board also has the power to appoint a Director, but any person so appointed must stand for reappointment by shareholders at the first annual general meeting following his or her appointment by the Board. After appointment, Directors must offer themselves for reappointment at least every three years. It is EnQuest’s policy to review rigorously the reappointment of non-executive directors who have served more than six years.

The UK Corporate Governance Code currently recommends that at least half of the board of directors (excluding the chairman) of a UK listed company should be independent in character and judgement and free from relationships or circumstances which are likely to affect, or could appear to affect their judgement.

As at the date of this Explanatory Statement, the Board is composed of six members, consisting of the Chairman (Jock Lennox), two full-time Executive Directors (Amjad Bseisu and Jonathan Swinney), and three Non-Executive Directors, all of whom (that is, more than half of the Board excluding the Chairman) are considered by the Board to be independent: Philip Holland, Helmut Langanger and Philip Nolan.

The UK Corporate Governance Code also recommends that the board of directors should appoint one of its independent non-executive directors as the senior independent director and Helmut Langanger has been appointed to fill this role. The Senior Independent Director should be available to shareholders if they have concerns which have not been resolved through contact with the normal channels of Chairman, Chief Executive or Chief Financial Officer of EnQuest or for which contact is inappropriate.

The Board has established Audit, Remuneration, Nomination and Risk Committees, with formally delegated duties and responsibilities with written terms of references. The full terms of reference of the Audit, Remuneration and Nomination Committees are available on the Company’s website www.enquest.com.

8.2                                        Audit Committee

The Audit Committee currently comprises three Non-Executive Directors, all of whom are considered by the Board to be independent and have recent and relevant financial experience. The members of the Audit Committee currently are Philip Nolan (Chair), Helmut Langanger and Jock Nolan.

The main responsibilities of the Audit Committee include:

•                               Monitoring the integrity of the financial statements, including annual and interim reports and any other formal announcement relating to the Company’s financial performance;

•                               Monitoring and reviewing the Company’s internal control procedures and risk management systems;

•                               Monitoring and reviewing the effectiveness of the external and internal audit activities;

•                               Making recommendations to the Board, to be put to shareholders for approval, on the appointment, review and removal of external auditors;

•                               Establishing the external auditors’ remuneration;

•                               Monitoring external auditors’ independence;

•                               Monitoring the policy on external auditors’ non-audit services; and

•                               Identifying any matters in respect of which it considers that action or improvement is needed and making recommendations to the Board as to the steps to be taken.

In fulfilling its responsibility to monitor the integrity of financial reports to shareholders, the Audit Committee review accounting principles, policies and the practises adopted in the presentation of public financial information.

The Audit Committee is expected to meet not less than three times a year and met three times during the financial year ended 31 December 2015.

Meetings are also normally attended by the General Counsel and Company Secretary, the Chief Financial Officer and other key finance team members and the external auditor. The Chief Executive and Chairman of the Board also attend the meetings when invited to do so by the Committee. PwC, in their role as internal auditor during 2015, attended the meetings as appropriate. The Chairman of the Committee regularly meets with the external audit partner and the internal audit partner to discuss matters relevant to the Company.

The Board considers that the Company complies with the requirements of the UK Corporate Governance Code.

8.3                                        Remuneration Committee

The Remuneration Committee currently comprises three Non-Executive Directors, all of whom are considered by the Board to be independent. The members of the

Remuneration Committee currently are Helmut Langanger (Chair), Philip Holland and Philip Nolan.

The main responsibilities of the Remuneration Committee include:

•                               Setting the remuneration policy for the chief executive, the Chairman, all executive directors, the company secretary and such other members of the executive management as it is designated to consider;

•                               Assessing and determining total compensation packages available to the executive directors and other senior managers, giving due regard to any relevant requirements, provisions and recommendations of the UK Corporate Governance Code;

•                               Recommending and monitoring the remuneration of senior management;

•                               Reviewing the design of all share incentive plans for approval by the Board and shareholders and for any such plans, determining each year whether the awards will be made and if so, the overall amount of such awards, the individual awards to executive directors and other senior management, and the performance targets to be used; and

•                               Determining policy for and scope of pension arrangements for each executive director.

The Remuneration Committee is expected to meet not less than two times a year and met three times during the financial year ended 31 December 2015.

The UK Corporate Governance Code recommends that the members of the Remuneration Committee should be independent in character and judgement and free from any relationship or circumstance which may, or could or would be likely to, or which appears to affect their judgement. The Board therefore considers that the Company complies with the requirements of the UK Corporate Governance Code in this respect.

8.4                                        Nomination Committee

The Nomination Committee currently comprises the Chairman, one independent Non-Executive Director and, to ensure input from the executive, the Chief Executive. The independent Non-Executive Director on the Nomination Committee currently is Helmut Langanger.

The main responsibilities of the Nomination Committee include:

•                               Reviewing the size, structure and composition (including the skills, knowledge and experience) required of the Board and making recommendations to the Board with regard to any changes;

•                               Planning for succession of both executive and non-executive directors and giving full consideration to succession planning with regard to Board and senior management appointments;

•                               Identifying, evaluating and recommending candidates for appointment or reappointment as directors or company secretary, taking into account the balance of knowledge, skills and experience required to serve the Board; and

•                               Reviewing annually the time required from non-executive directors.

The Nomination Committee met once during the financial year ended 31 December 2015.

The UK Corporate Governance Code recommends that the majority of members of the nomination and governance committee be non-executive directors, independent in character and judgement and free from any relationship or circumstance which may, or could or would be likely to, or which appears to affect their judgement. The Board considers that the Company complies with the requirements of the UK Corporate Governance Code in this respect.

8.5                                   Risk Committee

The Risk Committee currently comprises two independent Non-Executive Directors and one Senior Manager. The independent Non-Executive Directors on the Risk Committee currently are Philip Holland (Chair) and Philip Nolan, and the Senior Manager is Neil McCulloch.

The main responsibilities of the Risk Committee include:

•                               undertaking an in-depth analysis of specific risks in relation to the Company, as may be requested by the Board or determined by the Committee from time to time; and

•                               at the request of the Board:

•                                    advising the Board on the Company’s overall risk appetite, tolerance and strategy, taking account of the current and prospective macroeconomic and financial environment;

•                                    overseeing and advising the Board on the current risk exposures of the Company and future risk strategy;

•                                    in relation to risk assessment and subject to overlap with the Audit Committee, keeping under review the Company’s overall risk assessment processes that inform the Board’s decision making;

•                                    as required by the Board, setting a standard for the accurate and timely monitoring of large exposures and certain risk types of critical importance ;

•                                    reviewing the company’s capability to identify and manage new risk types in conjunction with the Audit Committee;

•                                    reviewing papers on risk from the CRO; and

•                                    working and liaising as necessary with all other Board Committees and undertaking any additional risk related activities.

The Risk Committee was formed in late 2015. Consequently, no meetings were held in the financial year ended 31 December 2015.

9.                                          Ethical conduct

EnQuest maintains a Code of Conduct which applies to all employees and provides guidance regarding their conduct and how EnQuest conducts its business.

The Group has implemented internal policies and procedures designed to ensure it complies with the UK Bribery Act 2010. The Group maintains a whistle-blowing policy, including by re-issuing its anti-corruption programme to the Company to refresh the familiarity of its personnel with the Company’s zero tolerance approach and with the Company specific policies.

10.                                   Other directorships

In addition to their directorships of EnQuest (in the case of the Directors), the Directors and the Senior Managers hold or have held the following directorships (other than directorships of subsidiaries of EnQuest), and are or were members of the following partnerships, within the past five years:

Name	Current directorship/ partnership	Previous directorship/ partnership
Chairman and Executive Directors
Amjad Bseisu	The Amjad and Suha Bseisu Foundation	Finiva UK Limited
Enviromena Power Systems
Alfanar
Jock Lennox	Barratt Developments P L C	Dixons Retail Group plc (now known as Dixons Retail Group Limited)
	Dixons Carphone plc	Oxford Instruments plc
Hill & Smith Holdings plc
A&J Mucklow Group plc
Tall Ships Youth Trust
Jonathan Swinney	Robinstone LLP	None
Ursa Major Carbon Dioxide Reduction LLP
Non-Executive Directors
Philip Holland	Phil Holland & Associates Limited	None
Lloyds Energy Limited
Helmut Langanger	Schoeller Bleckmann Oilfield Equipment A.G.	PPL Europe E&P Limited
Serinus Energy Inc.
MND a.s.
Philip Nolan	John Laing Group plc	Ulster Bank, Limited
	Affinity Water Limited	Providence Resources plc
Affinity Water Acquisitions (Investments) Limited
Ulster Bank Ireland DAC
Senior Managers
Stefan Ricketts	The Offshore Pollution Liability Association Limited	Fulbright & Jaworski International LLP
Graeme Cook	None	None
Richard Hall	Fathom Systems Group Limited	Nio Petroleum Limited
Radico Energy Solutions Limited
HF Consultants Pty Ltd
Faysal Hamza	None	None

Name	Current directorship/ partnership	Previous directorship/ partnership
Neil McCulloch	The UK Oil and Gas Industry Association Limited	Julie McCulloch Engineering Limited
	Oil & Gas Innovation Centre	Antin Cats Limited
BG Central Holdings Limited
Bob Davenport	None	None
Imran Malik	None	None

11.                              Directors’ and Senior Managers’ confirmations

As at the date of this Explanatory Statement, none of the Directors or Senior Managers have, during the five years prior to the date of this Explanatory Statement:

(a)                           been convicted in relation to a fraudulent offence:

(b)                           been associated with any bankruptcies, receiverships or liquidations while acting in the capacity of a member of the administrative, management or supervisory bodies or as a partner, founder or senior manager of any partnership or company;

(c)                            been subject to any official public incrimination and/or sanctions by any statutory or regulatory authorities (including any designated professional bodies); or

(d)                           been disqualified by a court from acting as a director of a company or from acting as a member of the administrative, management or supervisory bodies of any company or from acting in the management or conduct of the affairs of any company.

There are no potential conflicts of interest between each of the Directors’ duties to the Company and their respective private interests and any other duties. There is no interest, including any conflicting interest that is material to the Company.

None of the Director or Senior Managers were selected to act in such capacity pursuant to any arrangement or understanding with any major shareholder, customer, supplier or other person having a business connection with the Group.

As at the date of this Explanatory Statement, no restrictions have been agreed by any Director or Senior Manager on the disposal within a certain time period of their holdings of their Ordinary Shares.

There are no family relationships between any of the Directors, between any of the Senior Managers or between any of the Directors and the Senior Managers.

12.                              Share Option Plans

On 18 March 2010, the Shareholders approved and adopted three share schemes for the benefit of Directors and employees, being a Deferred Bonus Share Plan, a Restricted Share Plan and a Performance Share Plan. A Sharesave Plan was approved in 2012.

12.1                            Deferred Bonus Share Plan

(a)                       Introduction

Under the DBSP, participants may volunteer or may be required to invest a proportion of their annual bonuses in Ordinary Shares or to agree to acquire (out of their own resources) and retain Ordinary Shares, if the Remuneration Committee so permits. The Company will then grant matching awards over Ordinary Shares.

(b)                       Eligibility

Employees and executive directors will be eligible to participate in the DBSP. Participation will be at the discretion of the Remuneration Committee.

(c)                        Awards

Two types of award will be made under the DBSP.

If the Plan is operated in any year and a bonus is payable, the Remuneration Committee may determine that part of a participant’s annual bonus is delivered in Ordinary Shares or may invite selected employees to elect to receive part of their bonus in Ordinary Shares. These Shares will be known as “Invested Shares” comprised in “Invested Awards”.

If the Remuneration Committee so permits, participants may instead pledge Ordinary Shares they own as Invested Shares. A further award will then be granted over a number of Ordinary Shares bearing a specified ratio to the number of Invested Shares. These further awards are referred to below as “Matching Awards”.

(d)                       Overall limit

No award may be granted under the DBSP on any date if, as a result, either of the following limits would be exceeded:

(i)                           the aggregate number of Ordinary Shares issued or remaining issuable pursuant to awards made after the Ordinary Shares become listed on the London Stock Exchange under the DBSP and pursuant to grants or appropriations made after the Ordinary Shares become so listed during the previous ten years under any share incentive plan would exceed ten per cent. of the issued Ordinary Share capital of the Company on that date; or

(ii)                        the aggregate number of Ordinary Shares issued pursuant to awards made after the Ordinary Shares become listed on the London Stock Exchange under the DBSP and pursuant to grants or appropriations made after the Ordinary Shares become so listed during the previous ten years under any discretionary share incentive plan would exceed five per cent. of the issued Ordinary Share capital of the Company on that date.

(e)                        Vesting/exercise of awards

The Remuneration Committee has discretion at the date of grant to determine the vesting provisions for an award. Awards normally vest between one and three years after grant (in such proportions as the Remuneration Committee may determine at the date of grant), provided that the participant remains in employment (subject to certain good leaver exceptions (see below)). In addition, the vesting of Matching Awards may be subject to the satisfaction of performance conditions.

If events occur which cause the Remuneration Committee to consider that any performance conditions has become unfair or impractical, it may, if it considers it appropriate to do so, amend, relax or waive the performance condition.

(f)                         Cessation of employment

If a participant dies, his awards will vest in full. If a participant is a good leaver (i.e. the sale or transfer of his employing company or business out of the Group, or cessation by reason of redundancy, retirement, injury, ill-health, disability or any other reason permitted by the Remuneration Committee) his Invested Awards will vest in full and his Matching Awards will vest on a pro-rated basis. Vesting of Matching Awards which are subject to performance conditions will be subject to satisfaction of those conditions at the end of the relevant performance period unless the Remuneration Committee, in its discretion, determines otherwise. Cessation of employment for any other reason will cause all unvested awards to be forfeited, except any Ordinary Shares which the participant has voluntarily purchased and/or pledged under the DBSP.

(g)                        Change of control or winding up

In the event of a change of control, scheme of arrangement for the reconstruction or amalgamation of the Company, voluntary winding up or a demerger, Invested Awards will vest in full but Matching Awards will usually vest on a pro-rated basis and taking into account the extent to which any performance conditions have been met. However, this is subject to the discretion of the Remuneration Committee to permit a greater number of Matching Awards to vest in exceptional circumstances.

(h)                       Variation of capital

If there is a reconstruction, amalgamation, reorganisation, demerger or other change affecting the Company’s issued share capital, the Remuneration Committee may make such adjustment as it considers appropriate to the number of Ordinary Shares subject to an award.

(i)                           Source of Ordinary Shares

Awards granted under the DBSP may be satisfied by the transfer of existing Ordinary Shares or by the issue of new Ordinary Shares or the transfer of Ordinary Shares from treasury.

(j)                          Voting, dividend and other rights

Until awards have vested participants have no voting or other rights in respect of the Ordinary Shares subject to their awards.

Ordinary Shares issued or transferred pursuant to the DBSP shall rank pari passu in all respects with the Ordinary Shares already in issue except that they will not rank for any dividend or other distribution paid or made by reference to a record date falling prior to the date of issue or transfer following the vesting of the awards. Benefits obtained under the DBSP shall not be pensionable. Awards are not assignable or transferable.

(k)                       Administration and amendment

The DBSP will be administered by the Remuneration Committee which may amend the scheme by resolution provided that (a) prior approval of the Company in general meeting will be required for any amendment to those provisions of the scheme relating to eligibility, the limitations on the number of Ordinary Shares in respect of which awards may be granted, the basis for determining a participant’s entitlement under the DBSP and the terms of Ordinary Shares to be provided under the DBSP, the periods during which awards may vest, any rights attaching to Ordinary Shares comprised in awards and the adjustment of awards in the event of a variation of capital, except in the case of minor amendments to benefit the administration of the DBSP and amendments to take account of changes in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for participants or for any member of the Group; and (b) no amendment may be made which would adversely vary any awards granted prior to the amendment unless the written consent of participants holding awards of not less than 75 per cent. of the Ordinary Shares subject to awards is obtained or a resolution is passed at a meeting of participants of not less than 75 per cent. of participants who attend and vote either in person or by proxy.

(l)                           Termination

The DBSP may be terminated at any time by resolution of the Remuneration Committee or the Directors and shall in any event terminate on the tenth anniversary of the date on which the DBSP is approved by the Company in general meeting. Termination will not affect the outstanding rights of participants.

12.2                            Restricted Share Plan

(a)                       Introduction

It is intended that selected employees will be granted awards under the RSP of Ordinary Shares on an ad hoc basis throughout the year, at the discretion of the Remuneration Committee. It is not intended that awards granted under the RSP will be subject to performance conditions. The Remuneration Committee does not intend on granting further awards under the RSP to Executive Directors other than on recruitment.

(b)                       Eligibility

Employees and Executive Directors will be eligible to participate in the RSP. Participation will be at the discretion of the Remuneration Committee.

(c)                        Awards

Awards granted under the RSP (“Awards”) may comprise (a) contingent awards (“Conditional Awards”) of Ordinary Shares and (b) interests (“Interests”) in Ordinary Shares.

(i)                           Conditional awards

Conditional Awards will vest free of charge subject (in normal circumstances) to the continued employment of the participant and to the extent that performance conditions (where applicable) have been satisfied. On the vesting of a Conditional Award, the participant becomes entitled to receive the Ordinary Shares to which the Conditional Award relates.

As an alternative, the Remuneration Committee may grant a nil-cost option, which would become exercisable following vesting until the expiry of ten years from the date the Award was granted.

(ii)                        Interests

The RSP may be operated in conjunction with an employee benefit trust to permit the award interests in Ordinary Shares to be held jointly by RSP participants with the trustees of the employee benefit trust.

An Interest permits the participant to benefit from a proportion of the increase (if any) in the value of Ordinary Shares in the Company over the period the Interest is held. The amount of the increase from which the Participant will benefit will be determined by reference to a hurdle (the

“Hurdle”) and, if applicable, performance conditions. The Hurdle will be determined on the date that the Interest is awarded and will be equal to or at a premium to the market value of the Ordinary Shares at that time. An Interest therefore entitles the participant to participate in a proportion, subject to continuing employment within the Group and the achievement of the performance conditions (where applicable), of the growth in value of the Ordinary Shares above the Hurdle.

Participants may be required to pay an amount at the date of grant to acquire their Interests, in which case, the amount payable will be equal to the amount that the Remuneration Committee considers to be the unrestricted market value of each Interest at the date of grant. Alternatively, participants may not be required to make any payment for their Interests. In such circumstances, a participant will be liable to pay income tax on the unrestricted market value of an Interest at the date of grant.

(d)                       Plan and individual limits

No Award may be granted under the RSP on any date if, as a result, either of the following limits would be exceeded:

(i)                           the aggregate number of Ordinary Shares issued or remaining issuable pursuant to Awards made after the Ordinary Shares become listed on the London Stock Exchange under the RSP and pursuant to grants or appropriations made after the Ordinary Shares become so listed during the previous ten years under any share incentive plan would exceed ten per cent. of the issued Ordinary Share capital of the Company on that date; or

(ii)                        the aggregate number of Ordinary Shares issued or remaining issuable pursuant to Awards made after the Ordinary Shares became listed on the London Stock Exchange under the RSP and pursuant to grants or appropriations made after the Ordinary Shares became so listed during the previous ten years under any discretionary share incentive plan would exceed five per cent. of the issued Ordinary Share capital of the Company on that date.

(iii)                     The value of the minimum number of Ordinary Shares that may be granted to any eligible employee in any financial year of the Company shall not exceed 200 per cent. of annual base salary or 300 per cent. in exceptional circumstances.

(e)                        Vesting/exercise of awards

The Remuneration Committee has discretion at the date of grant to determine the vesting provisions for an Award. Awards normally vest on the second, third and fourth anniversaries of the date of grant (in such proportions as the Remuneration Committee may determine at the date of grant), provided that the participant remains in employment (subject to certain good leaver provisions (see below)).

In addition, the vesting of awards may be subject to the satisfaction of such performance conditions as the Remuneration Committee may from time to time consider appropriate.

If events occur which cause the Remuneration Committee to consider that any performance conditions has become unfair or impractical, it may, if it considers it appropriate to do so, amend, relax or waive the performance condition.

(f)                         Cessation of employment

If a participant dies, his Award will vest in full and the relevant number of Ordinary Shares will be transferred to his personal representatives as soon as practicable.

If a participant’s employment ceases before the end of the vesting period, he will not automatically forfeit his Award provided he leaves by reason of injury, ill-health, disability, redundancy, retirement, as a result of the company by which he is employed being transferred or sold outside the Group, or in other circumstances which, in the view of the Remuneration Committee, justify him being treated as a good leaver. In such cases, the maximum number of Ordinary Shares which a participant may receive will usually be determined on a pro-rated basis by reference to the time elapsed since the date of the Award. However, vesting will not be accelerated as a result of leaving and such vesting will be subject, where applicable, to the satisfaction of the performance conditions at the end of the relevant performance period unless the Remuneration Committee, in its discretion, determines otherwise.

Cessation of employment for any other reason will cause all unvested Awards to be forfeited.

(g)                        Change of control or winding up

The vesting of Awards on a change of control, scheme of arrangement for the reconstruction or amalgamation of the Company, voluntary winding up or a demerger will usually be determined on a pro-rated basis and taking into account the extent to which any performance conditions have been met, subject to the discretion of the Remuneration Committee to permit a greater number of Awards to vest in exceptional circumstances.

(h)                       Variation of capital

If there is a reconstruction, amalgamation, reorganisation, demerger or other change affecting the Company’s issued share capital, the Remuneration Committee may make such adjustment as it considers appropriate to the number of Ordinary Shares subject to an Award.

(i)                           Sources of Ordinary Shares

Awards granted under the RSP may be satisfied by the transfer of existing Ordinary Shares or by the issue of new Ordinary Shares or the transfer of Ordinary Shares from treasury. It is anticipated that Awards under the RSP will generally be satisfied by the transfer of existing Ordinary Shares.

(j)                          Voting, dividend and other rights

Until awards have vested participants have no voting or other rights in respect of the Ordinary Shares subject to their awards.

Shares issued or transferred pursuant to the RSP shall rank pari passu in all respects with the Ordinary Shares already in issue except that they will not rank for any dividend or other distribution paid or made by reference to a record date falling prior to the date of issue or transfer following the vesting of the award. Benefits obtained under the RSP shall not be pensionable. Awards are not assignable or transferable.

(k)                       Administration and amendment

The RSP will be administered by the Board’s remuneration committee which may amend the scheme by resolution provided that (a) prior approval of the Company in general meeting will be required for any amendment to those provisions of the scheme relating to eligibility, the limitations on the number of Ordinary Shares in respect of which awards may be granted, the basis for determining a participant’s entitlement under the RSP and the terms of Ordinary Shares to be provided under the RSP, the periods during which awards may vest, any rights attaching to Ordinary Shares comprised in awards and the adjustment of awards in the event of a variation of capital, except in the case of minor amendments to benefit the administration of the RSP and amendments to take account of changes in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for participants or for any member of the Group; and (b) no amendment may be made which would adversely vary any awards granted prior to the amendment unless the written consent of participants holding awards of not less than 75 per cent. of the Ordinary Shares subject to awards is obtained or a resolution is passed at a meeting of participants of not less than 75 per cent. of participants who attend and vote either in person or by proxy.

(l)                           Termination

The RSP may be terminated at any time by resolution of the Remuneration Committee or the Directors and shall in any event terminate on the tenth anniversary of the date on which the RSP is approved by the Company in general meeting. Termination will not affect the outstanding rights of participants.

12.3                                 Performance Share Plan

(a)                       Introduction

Under the PSP, participants may be granted contingent awards over, or other interests in, Ordinary Shares.

(b)                       Eligibility

Awards will be made to employees and executive directors selected by the Remuneration Committee at its discretion.

(c)                        Awards

Awards granted under the PSP (“Awards”) may comprise (a) contingent awards (“Conditional Awards”) of Ordinary Shares and (b) interests (“Interests”) in Ordinary Shares.

(i)                           Conditional awards

Conditional Awards will vest free of charge subject (in normal circumstances) to the continued employment of the participant and to the extent that performance conditions have been satisfied. On the vesting of a Conditional Award, the participant becomes entitled to receive the Ordinary Shares to which the Conditional Award relates.

As an alternative, the Remuneration Committee may grant a nil-cost option, which would become exercisable following vesting until the expiry of ten years from the date the Award was granted.

(ii)                        Interests

The PSP may be operated in conjunction with an employee benefit trust to permit the award of interests in Ordinary Shares to be held jointly by PSP participants with the trustees of the employee benefit trust.

An Interest permits the participant to benefit from a proportion of the increase (if any) in the value of Ordinary Shares in the Company over the period the Interest is held. The amount of the increase from which the Participant will benefit will be determined by reference to a hurdle (the “Hurdle”) and performance conditions. The Hurdle will be determined on the date that the Interest is awarded and will be equal to or at a premium to the market value of the Ordinary Shares at that time. An Interest therefore entitles the participant to participate in a proportion, subject to continuing employment within the Group and the achievement of the performance conditions, of the growth in value of the Ordinary Shares above the Hurdle.

Participants may be required to pay an amount at the date of grant to acquire their Interests, in which case, the amount payable will be equal to the amount that the Remuneration Committee considers to be the unrestricted market value of each Interest at the date of grant. Alternatively, participants may not be required to make any payment for their Interests. In such circumstances, a participant will be liable to pay income tax on the unrestricted market value of an Interest at the date of grant.

(d)                       Plan and individual limits

No Award may be granted under the PSP on any date if, as a result, either of the following limits would be exceeded:

(i)                           the aggregate number of Ordinary Shares issued or remaining issuable pursuant to Awards made after the Ordinary Shares became listed on the London Stock Exchange under the PSP and pursuant to grants or appropriations made after the Ordinary Shares became so listed during the previous ten years under any share incentive plan would exceed ten per cent. of the issued Ordinary Share capital of the Company on that date; or

(ii)                        the aggregate number of Ordinary Shares issued or remaining issuable pursuant to Awards made after the Ordinary Shares became listed on the London Stock Exchange under the PSP and pursuant to grants or appropriations made after the Ordinary Shares become so listed during the previous ten years under any discretionary share incentive plan would exceed five per cent. of the issued Ordinary Share capital of the Company on that date.

(e)                        Vesting/exercise of awards

The Remuneration Committee has discretion at the date of grant to determine the vesting provisions for an Award. It is currently intended that, provided the participant is still employed by the Group, Awards will vest on the third anniversary of the date of grant to the extent that testing performance criteria, determined by the Remuneration Committee at the date of grant, have been satisfied. In determining performance conditions, the Remuneration Committee will take into account the prevailing views of institutional investors and current market practice.

If events occur which cause the Remuneration Committee to consider that any performance conditions has become unfair or impractical, it may, if it considers it appropriate to do so, amend, relax or waive the performance condition.

(f)                         Cessation of employment

If a participant dies, his Award will vest in full and the relevant number of Ordinary Shares will be transferred to his personal representatives as soon as practicable. Such vesting will not be subject to the satisfaction of the performance conditions.

If a participant’s employment ceases before the end of the vesting period, he will not automatically forfeit his Award provided he leaves by reason of injury, ill-health, disability, redundancy, retirement, as a result of the company by which he is employed being transferred or sold outside the Group, or in other circumstances which, in the view of the Remuneration Committee, justify him being treated as a good leaver. In such cases, the maximum number of Ordinary Shares which a participant may receive will usually be determined on a pro-rated basis by reference to the time elapsed since the date of the Award. However, vesting will not be accelerated as a result of leaving and such vesting will be subject to the satisfaction of the performance conditions at the end of the relevant performance period unless the Remuneration Committee, in its discretion, determines otherwise.

Cessation of employment for any other reason will cause all unvested Awards to be forfeited.

(g)                        Change of control or winding up

The vesting of Awards on a change of control, scheme of arrangement for the reconstruction or amalgamation of the Company, voluntary winding up or a demerger will usually be determined on a pro-rated basis. However, vesting will be subject to the discretion of the Remuneration Committee, having regard, inter alia, to the progress to date in meeting the performance conditions.

(h)                       Variation of capital

If there is a reconstruction, amalgamation, reorganisation, demerger or other change affecting the Company’s issued share capital, the Remuneration Committee may make such adjustment as it considers appropriate to the number of Ordinary Shares subject to an Award.

(i)                           Sources of Ordinary Shares

Awards may be satisfied by the transfer of existing Ordinary Shares or by the issue of new Ordinary Shares or the transfer of Ordinary Shares from treasury.

(j)                          Voting, dividend and other rights

Until awards have vested participants have no voting or other rights in respect of the Ordinary Shares subject to their awards.

Ordinary Shares issued or transferred pursuant to the PSP shall rank pari passu in all respects with the Ordinary Shares already in issue except that they will not rank for any dividend or other distribution paid or made by reference to a record date falling prior to the date of issue or transfer following the vesting of the award. Benefits obtained under the PSP shall not be pensionable. Awards are not assignable or transferable.

(k)                       Administration and amendment

The PSP will be administered by the Board’s remuneration committee which may amend the scheme by resolution provided that (a) prior approval of the Company in general meeting will be required for any amendment to those provisions of the scheme relating to eligibility, the limitations on the number of Ordinary Shares in respect of which awards may be granted, the basis for determining a participant’s entitlement under the PSP and the terms of Ordinary Shares to be provided under the PSP, the periods during which awards may vest, any rights attaching to Ordinary Shares comprised in awards and the adjustment of awards in the event of a variation of capital, except in the case of minor amendments to benefit the administration of the PSP and amendments to take account of changes in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for participants or for any member of the Group; and (b) no amendment may be made which would adversely vary any awards granted prior to the amendment unless the written consent of participants holding awards of not less than 75 per cent. of the Ordinary Shares subject to awards is obtained or a resolution is passed at a meeting of participants of not less than 75 per cent. of participants who attend and vote either in person or by proxy.

(l)                           Termination

The PSP may be terminated at any time by resolution of the Remuneration Committee or the Directors and shall in any event terminate on the tenth anniversary of the date on which the PSP is approved by the Company in general meeting. Termination will not affect the outstanding rights of participants.

(m)                   Clawback

In accordance with the Directors’ Remuneration policy, Awards held by executive directors of the Company shall be subject to clawback in the event of a material misstatement of the Company’s accounts, errors in the calculation of performance, or gross misconduct by an individual for up to three years following the determination of performance.

12.4                                 Sharesave Plan

(a)                      Introduction

The Sharesave Plan is an approved savings related share option scheme. The Sharesave Plan is based on eligible employees being granted options and their agreement to opening a sharesave account with a nominated savings carrier and to save over a specified period, either three or five years. The right to exercise the option is at the employee’s discretion at the end of the period previously chosen, for a period of six months.

(b)                      Eligibility

All employees (including directors working at least 25 hours per week excluding meal breaks) of the Company or any participating member of the Group who have completed a period of service determined by the Board (such period not to exceed five years) and who are UK tax resident are eligible to participate in the Sharesave Plan. The Board may in its discretion extend participation to other employees or directors of participating members of the Group who do not meet these requirements.

(c)                       Savings contract

Participating employees must enter into a Save-As-You-Earn savings contract with an approved savings carrier under which they agree to make monthly contributions from net salary for a period of either three or five years. On maturity of the savings contract, a tax-free bonus is added to the employee’s savings. Monthly savings contributions must be between £5 and £500 (or such other limit as may be permitted by relevant legislation from time to time).

(d)                      Grant of options

Each employee who joins the scheme and enters into a savings contract is granted an option to acquire Ordinary Shares of 5 pence each in the Company. The number of Ordinary Shares under option is equal to that number of Ordinary Shares which may be acquired at the option price with the proceeds of the savings contract (including the bonus) at maturity. The Board may impose a limit on the number of Ordinary Shares over which options may be granted in which case applications from employees may be scaled down.

The option exercise price per share will be the market value of a share when invitations to participate in the scheme are issued less a discount of up to 20 per cent. (or, in the case of an option to subscribe, the nominal value of a share if higher). Market value is determined as the middle market quotation of a share as derived from the daily official list of the London Stock Exchange on the last dealing day before invitations to participate in the scheme are sent out or, if the Board so decides, the average of the middle market quotations over the three dealing days preceding that date.

No option may be granted later than ten years after the approval of the Sharesave Plan by HMRC.

(e)                       Timing of invitations

Invitations to participate in the scheme will only be issued within 42 days after (i) the announcement of the Company’s results for any period, (ii) the date on which any change to the legislation affecting Sharesave schemes takes effect or (iii) the date on which a new savings contract prospectus is announced or takes effect. Invitations may also be issued at any other time at which the Board determines that there are exceptional circumstances which justify the grant of options.

(f)                        Limit on issue of new shares

No option may be granted under the scheme if, as a result, the aggregate number of Ordinary Shares issued or committed to be issued pursuant to grants made under the scheme and during the previous ten years under all other employee share schemes established by the Company would exceed 10 per cent. of the issued Ordinary share capital of the Company on that date. Ordinary Shares which have been the subject of options or rights granted under any share plan which have lapsed shall not be taken into account for the purposes of this limit.

Ordinary Shares transferred or committed to be transferred from treasury shall count towards this limit.

(g)                       Vesting/exercise of options

In normal circumstances, an option may be exercised within six months following the date on which a bonus is payable under the savings contract (the “Maturity Date”) and any option not exercised within that period will lapse.

An option may be exercised earlier than the Maturity Date, for a limited period, on the death of a participant or on his ceasing to hold office or employment with the Group by reason of injury, disability, redundancy, retirement, the sale or transfer out of the Group of his employing company or business or for any other reason (provided in such case the option was granted more than three years previously) or as permitted by the legislation governing sharesave plans.

Options may be satisfied by the issue of new Ordinary Shares or by the transfer of existing shares, either from treasury or otherwise.

(h)                      Change of control

Rights to exercise options early for a limited period also arise if another company acquires control of the Company as a result of a takeover or a scheme of arrangement. An option may be exchanged for an option over Ordinary Shares in the acquiring company if the participant so wishes and the acquiring company agrees.

If the Company passes a resolution for a voluntary winding-up, any subsisting option must be exercised within six months of the passing of that resolution or it lapses.

(i)                          Variation of capital

In the event of any variation in the share capital of the Company, adjustments to the number of Ordinary Shares subject to options and the option exercise price may be made by the Board in such manner and with effect from such date as the Board may determine to be appropriate.

(j)                         Voting, dividend and other rights

Until options are exercised, option holders have no voting or other rights in respect of the Ordinary Shares subject to their options.

Ordinary Shares issued or transferred pursuant to the Sharesave Plan shall rank pari passu in all respects with the Ordinary Shares already in issue except that they will not rank for any dividend or other distribution paid or made by reference to a record date falling prior to the date of issue or transfer following the exercise of the option. Benefits obtained under the plans shall not be pensionable. Options are not assignable or transferable.

(k)                      Administration and amendment

The Sharesave Plan will be administered by the Board’s remuneration committee which may amend the scheme by resolution provided that (a) prior approval of the Company in general meeting will be required for any amendment to the advantage of participants to those provisions of the scheme relating to eligibility, the limitations on the number of Ordinary Shares, cash or other benefits subject to the scheme, a participant’s maximum entitlement or the basis for determining a participant’s entitlement under the scheme and the adjustment thereof in the event of a variation in capital, except in the case of minor amendments to benefit the administration of the scheme and amendments to take account of changes in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for participants or for any member of the Group; and (b) no amendment may be made which would alter to the disadvantage of a participant any rights already acquired by him under the scheme without the prior approval of the majority of the affected participants.

(l)                          Overseas plans

The Board may at any time and without further formality establish further plans in overseas territories, any such plan to be similar to the scheme but modified to take account of local tax, exchange control or securities laws, regulation or practice. Ordinary Shares made available under any such scheme will count against the limit on the number of new Ordinary Shares which may be issued under the scheme.

(m)                  Termination

The Sharesave Plan may be terminated at any time by resolution of the Board or of the Company in a general meeting and shall in any event terminate on the tenth anniversary of the date on which the scheme is approved by HMRC. Termination will not affect the outstanding rights of participants.

12.5                                 Employee Benefit Trust

EnQuest EBT, being the EnQuest Employee Benefit Trust, is independent of the Company and based offshore.

The beneficiaries of the EnQuest EBT are employees and former employees of the Group and their dependants. The EnQuest EBT is funded by way of loans from the Company to acquire Ordinary Shares to be used for the purposes of the PSP, the RSP, the DBSP and the Sharesave Plans. The trustees of the Enquest EBT (“EBT Trustee”) has the power to subscribe for new Ordinary Shares or to acquire Ordinary Shares in the market but is not permitted to hold more than five per cent. of the Company’s issued Ordinary Share capital at any one time (other than in a nominee capacity) without the prior approval of the Shareholders.

The EnQuest EBT will terminate on the earlier of 80 years from the date of the trust deed establishing the EnQuest EBT (the “EBT Deed”) and such earlier date as the EBT Trustees shall specify (provided such date shall not fall within any period during which the EBT Trustee is or may be required to transfer Ordinary Shares pursuant to any obligation entered into by the EBT Trustees pursuant to the EBT Deed).

The EBT Deed may be amended by deed between the Company and the EBT Trustees provided that no such amendment shall (i) prevent section 86 of the Inheritance Tax Act 1984 applying to the trusts created by the EBT Deed, (ii) prejudice the status of the trusts created by the EBT Deed as an employees’ shares scheme, or (iii) confer on the Company any right to benefit or possibility of benefit in or out of the trust fund or income thereof.

13.                                   Major shareholders

13.1                                 So far as the Company is aware, as at 12 October 2016, the following persons (other than the Directors and Senior Managers) had notifiable interests in three per cent. of the issued share capital of the Company:

Shareholder	Ordinary Shares held prior to the Placing and Open Offer	Percentage of issued Ordinary Share capital prior to the Placing and Open Offer	Ordinary Shares held after the Placing and Open Offer(2)	Percentage of issued Ordinary Share capital after the Placing and Open Offer(2)
Double A Limited(1)	71,405,331	8.90%	194,365,112	16.76%
Aberforth Partners LLP	58,695,203	7.31%	84,781,960	7.31%
Baillie Gifford & Co Limited	52,574,549	6.55%	75,941,015	6.55%
Aberdeen Asset Managers Limited	49,645,322	6.19%	71,709,910	6.19%
Swedbank Robur Fonder AB	49,100,811	6.12%	70,923,394	6.12%
Schroders Plc	38,699,409	4.82%	55,899,146	4.82%
EnQuest Employee Benefit Trust(3)	24,452,136	3.05%	35,222,424	3.04%

Notes:

(1)                                          Double A Limited is a company beneficially owned by the extended family of Amjad Bseisu.

(2)                                          Assuming (i) that no awards vest and no share options are exercised between 12 October 2016 and Admission; (ii) that each of the Shareholders listed above (other than EnQuest Employee Benefit Trust) takes up its entitlements under the Open Offer in full; (iii) that Shareholders above will not take up any New Ordinary Shares pursuant to the Placing, save for the 91,224,079 New Ordinary Shares that Double A Limited has agreed to take up pursuant to the Placing; and (iv) that none of the 91,224,079 New Ordinary Shares that Double A Limited has agreed to take up pursuant to the Placing are clawed back to satisfy valid applications under the Open Offer.

(3)                                          EnQuest Employee Benefit Trust has agreed to take up in full its entitlement under the Open Offer in respect of the Unallocated Shares.

13.2                                 Save as set out in this section 13 (Major shareholders), the Company is not aware of any person who has or will immediately following Admission have a notifiable interest in three per cent. or more of the issued share capital of the Company.

13.3                                 The Company is not aware of any person who either as at the date of this Explanatory Statement or immediately following Admission exercises, or could exercise, directly or indirectly, jointly or severally, control over the Company nor is it aware of any arrangements, the operation of which may at a subsequent date result in a change in control of the Company.

13.4                                 None of the major shareholders of the Company set out above has different voting rights from any other holder of Ordinary Shares in respect of any Ordinary Share held by them.

14.                                        Related party transactions

Save as disclosed in note 25 to the 2015 Financial Statements, note 26 to the 2014 Financial Statements, note 26 to the 2013 Financial Statements and the 2016 Unaudited Interim Financial Statements, each as incorporated by reference in appendix 12 (Financial statements) to this Explanatory Statement, there are no related party transactions between the Group and its related parties that were entered into during the financial years ended 31 December 2013, 31 December 2014 and 31 December 2015 and the six months ended 30 June 2016 or during the period from and including 30 June 2016 to and including 12 October 2016.

15.                                        Subsidiaries, investments and principal establishments

15.1                                 The Company is the holding company of the Group and EnQuest Heather is its principal operating company. The significant subsidiaries and subsidiary undertakings of the Company are as follows:

Name	Country of incorporation / Principal place of business	Principal activity	Effective interest and proportion of equity held
EnQuest Britain Limited	England	Intermediate holding company and provision of Group manpower and contracting/procurement services	100%
EnQuest Heather(1)	England	Exploration, extraction and production of hydrocarbons	100%
EnQuest Thistle(dormant)(1)	England	Extraction and production of hydrocarbons	100%
Stratic UK Holdings Limited(1)	England	Intermediate holding company	100%
Grove Energy Limited	Canada	Intermediate holding company and exploration of hydrocarbons	100%

Name	Country of incorporation / Principal place of business	Principal activity	Effective interest and proportion of equity held
EnQuest ENS Limited(1)	England	Exploration, extraction and production of hydrocarbons	100%
EnQuest UKCS Limited (dormant)(1)	England	Exploration, extraction and production of hydrocarbons	100%
EnQuest Norge AS(1)	Norway	Exploration, extraction and production of hydrocarbons	100%
EnQuest Heather Leasing Limited(1)	England	Leasing	100%
EQ Petroleum Sabah Limited(1)	England	Exploration, extraction and production of hydrocarbons	100%
EnQuest Dons Leasing Limited (dormant)(1)	England	Dormant	100%
EnQuest Energy Limited(1)	England	Exploration, extraction and production of hydrocarbons	100%
EnQuest Production Limited(1)	England	Exploration, extraction and production of hydrocarbons	100%
EnQuest Global Limited	England	Intermediate holding company	100%
EnQuest I Limited(1)	England	Exploration, extraction and production of hydrocarbons	100%
EQ Malaysia(1)	England	Exploration, extraction and production of hydrocarbons	100%
NSIP (GKA) Limited	Scotland	Construction, ownership and operation of an oil pipeline	100%
EnQuest Global Services Limited(1)	Jersey	Provision of Group manpower and contracting/ procurement services for the International business	100%
EnQuest Marketing and Trading Limited	England	Marketing and trading of crude oil	100%
NorthWestOctober Limited(1)	England	Dormant	100%
EnQuest UK Limited(1)	England	Dormant	100%
EP Development Malaysia(1)	Malaysia	Exploration, extraction and production of hydrocarbons	100%

Note:

(1)                      Held by subsidiary undertaking.

15.2                            In addition to the Group’s assets described in appendix 9 (Information about the Group) to this Explanatory Statement, the following are the principal establishments of the Group:

Location	Use	Tenure
5th Floor	Office	Leasehold
Cunard House
15 Regent Street
London
United Kingdom
SW1Y 4LR
Annan House	Office	Leasehold
Palmerston Road
Aberdeen
United Kingdom
AB11 5QP

16.                                   Material contracts

The following contracts (not being contracts entered into in the ordinary course of business) have been entered into by members of the Group (a) in the two years immediately preceding the date of this Explanatory Statement and are, or may be, material to the Group or (b) contain provisions under which EnQuest or any member of the Group has any obligation or entitlement which is material to the Group as at the date of this Explanatory Statement.

16.1                            Sponsor and Placing Agreement

The Company has entered into a sponsor and placing agreement dated 13 October 2016 with the Joint Bookrunners (the “Sponsor and Placing Agreement”).

Pursuant to the Sponsor and Placing Agreement, the Joint Bookrunners have procured Placees for the New Ordinary Shares (other than the New Ordinary Shares which Double A Limited and the EBT Trustees have irrevocably agreed to apply for as described under section 16.3 below) at the offer price of 23 pence on the basis that the New Ordinary Shares for which Placees are procured shall be the subject of clawback to the extent they are taken up in the Open Offer and failing which each of the Joint Bookrunners shall severally subscribe for any New Ordinary Shares (other than the New Ordinary Shares which the EBT Trustees have undertaken to subscribe for pursuant to the EnQuest EBT Irrevocable Undertaking and which Double A Limited has undertaken to subscribe for pursuant to the Double A Irrevocable Undertaking and the Double A Placing Letter, which are not being underwritten) which are not placed with Placees at the offer price of 23 pence or taken up by qualifying shareholders under the Open Offer.

In consideration of the Joint Bookrunners’ agreement to acquire any New Ordinary Shares not taken up (save for any New Ordinary Shares to be subscribed for by Double A Limited or the EBT Trustees) the Company has agreed to pay a commission of 3.5 per cent. Of the amount equal to the product of the offer price of 23 pence and the aggregate number of New Ordinary Shares (other than the New Ordinary Shares subscribed and paid for by Double A Limited, or entities or persons procured by Double A Limited to subscribe for all or some of such New Ordinary Shares, and the EBT Trustees), provided that the aggregate amount of such commission shall not be less than US$2 million (after the payment of any commission to Placees by the Joint Bookrunners). All expenses incurred by the Joint Bookrunners will be paid by the Company, irrespective of whether Admission occurs. In addition, in connection with the Placing, the Joint Bookrunners shall pay each Placee (other than Double A Limited) a commission of 1 per cent. Of the offer price of 23 pence multiplied by the number of New Ordinary Shares in their participation which are subsequently subject to clawback in respect of valid applications for Open Offer Shares pursuant to the Open Offer out of the commission received by the Joint Bookrunners from the Company.

The Joint Bookrunners’ obligation to subscribe for New Ordinary Shares is conditional on certain conditions including, among others:

(a)                      save for ay condition in relation to Admission, the Proposed RCF Amendments and the Amendment and Restatement Agreement becoming unconditionally effective prior to London Admission;

(b)                      save for ay condition in relation to Admission, the Surety Bond Facilities becoming unconditionally effective prior to London Admission;

(c)                       save for any condition in relation to Admission, the Scheme and the proposed changes to the Notes becoming unconditionally effective prior to London Admission;

(d)                      the Double A Placing Letter and associated letter of credit being entered into by the parties thereto having, and continuing to have, full force and effect and not having been terminated, varied, modified, supplemented or lapsing before London Admission, and no right to terminate or rescind the Double A Placing Letter and associated letter of credit having arisen before London Admission;

(e)                       the passing without amendment of the Resolutions at the General Meeting (and not, except with the prior written agreement of the Bookrunners, acting jointly, at any adjournment of such meeting) on 14 November 2016 (or such later date as the Bookrunners may agree) and the Resolutions remaining in force;

(f)                        the Company having complied with its obligations under this Sponsor and Placing Agreement or under the terms and conditions of the Placing and Open Offer which fall to be performed on or prior to London Admission; and

(g)                            London Admission becoming effective by not later than 8.00 a.m. on 21 November 2016 (or such later time and/or date as the Company may agree with the Joint Bookrunners, not being later than 8.00 a.m. on 24 November 2016) and application for Stockholm Admission having been made and no notification having been received that Stockholm Admission has been refused or will not become effective on or before 24 November 2016.

If, by the time specified in the Sponsor and Placing Agreement (or such later time and/ or date as the Joint Bookrunners may agree) any of the conditions have not been fulfilled or waived in writing by the Joint Bookrunners, the Sponsor and Placing Agreement and all obligations of each of the parties thereunder shall immediately cease to have any effect save that certain provisions survive. The Joint Bookrunners may in their discretion waive compliance with the whole or any part of certain of the conditions by notice in writing to the Company or extend the time provided for the fulfillment of any such conditions but only prior to London Admission.

In addition the Joint Bookrunners may terminate the Sponsor and Placing Agreement in certain circumstances (such as a material adverse change or force majeure event) but only prior to London Admission. The Joint Bookrunners are not entitled to terminate the Sponsor and Placing Agreement after London Admission.

The parties have agreed that in the event a supplementary prospectus is published two or fewer Business Days prior to the closing date of the Open Offer(or such later date as may be agreed by the Joint Bookrunners), the closing date of the Open Offer shall be extended to the date which is three Business Days after the date of publication of the supplementary prospectus.

The Joint Bookrunners have agreed that they will not procure subscribers for any of the New Ordinary Shares other than in accordance with certain selling restrictions.

Pursuant to the terms of the Sponsor and Placing Agreement, the Company has undertaken that it will not without the prior written consent of the Joint Bookrunners, during the period ending six months from the date of London Admission: (i) directly or indirectly, issue, allot, offer, pledge, sell, contract to sell, lend, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, deposit into any depositary receipt facility or otherwise transfer or dispose of any Ordinary Shares or any interest in Ordinary Shares or any securities convertible into or exercisable or exchangeable for, or substantially similar to, Ordinary Shares or file any registration statement under the Securities Act with respect to any of the foregoing (or publicly announce the same or any intention to do the same); or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly, or indirectly, the economic consequences of ownership of the Ordinary Shares (or publicly announce the same or any intention to do the same), whether any such swap or transaction described in (i) or (ii) above is to be settled by delivery of the Ordinary Shares or such other securities, in cash or otherwise.

The foregoing undertaking does not apply to: (a) the issue and offer by or on behalf of the Company of the New Ordinary Shares; (b) any Ordinary Shares issued or to be issued by the Company upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and disclosed in this Explanatory Statement; and (iii) any Ordinary Shares issued or to be issued or options to subscribe for or acquire Ordinary Shares granted pursuant to existing or proposed employee benefit plans of the Company disclosed in this Explanatory Statement.

16.2                            Lock-up Agreements

All Existing RCF Lenders, all of the Hedging Banks and High Yield Noteholders representing approximately 61 per cent. in value of the High Yield Notes have entered into the Lock-Up Agreement pursuant to which they have agreed with the Company, among other things, to consummate the Restructuring and, in the case of the High Yield Noteholders, to attend (or procure the attendance of) the Scheme Meeting in person or by proxy and to cast (or to procure the casting of) all of their votes in favour of the Scheme, as further described in paragraphs 5.10 and 5.11 of section 5 (Restructuring Overview) of part 1 (Background and Rationale to the Restructuring) of this Explanatory Statement.

16.3                            Irrevocable Undertakings

(a)                      Double A Irrevocable Undertaking

Please see paragraph 5.4(e) of section 5 (Restructuring Overview) of part 1 (Background and Rationale to the Restructuring) of this Explanatory Statement for further details.

(b)                      EnQuest EBT Irrevocable Undertaking

Pursuant to the terms of the EnQuest EBT Irrevocable Undertaking, the EBT Trustees have irrevocably undertaken to take up in full its entitlement under the Open Offer in respect of the Unallocated Shares held in the EnQuest EBT, subject to and to the extent that the Company and/or another member of the Group provides the EBT Trustees with sufficient funds to do so. The EBT Trustees have also agreed to vote and/or procure the vote of all of its holdings of Unallocated Shares in favour of the Resolutions in accordance with the terms of the EBT Deed.

The EBT Trustees have also agreed not to sell, transfer, or otherwise dispose of (including undertaking any transaction with the same economic effect as disposing of), nor enter into any agreement (whether conditional or not) for the sale, transfer or other disposal of any of the Unallocated Shares (to the extent they remain unallocated) or any interest therein prior to, and will procure that the Unallocated Shares remain registered in the name of the EBT Trustees until 3.00 p.m. on the latest date for acceptance and payment in full under the Open Offer.

The EnQuest EBT Irrevocable Undertaking contains certain customary acknowledgements and undertakings from the EBT Trustees.

No commission is payable by the Company in respect of the EnQuest EBT Irrevocable Undertaking.

The EnQuest EBT Irrevocable Undertaking is governed by English law.

16.4         Double A Placing Letter

Please see paragraph 5.4(e) of section 5 (Restructuring Overview) of part 1 (Background and Rationale to the Restructuring) of this Explanatory Statement for further details.

16.5         Agreements relating to EnQuest’s assets

(a)       Thistle and Deveron agreements

In September 2002, the Company, through Lundin Thistle Limited (“Lundin Thistle”) (currently known as EnQuest Thistle), an entity that would later become the Company’s subsidiary, signed agreements with Britoil Public Limited Company (“Britoil”), Conoco (U.K.) Limited (“Conoco”) and BP Exploration Operating Company Limited (“BP Exploration”) under which EnQuest Thistle acquired interests held by those parties in the Thistle and Deveron fields and related assets. As part of that transaction, the parties agreed that these interests would be transferred back to Britoil, Conoco and BP Exploration at a future date. The parties also entered into agreements relating to the (i) intervening period in which EnQuest Thistle has control of the interests, and (ii) future decommissioning liabilities relating to the Thistle and Deveron fields. There are four principal agreements relating to this transaction: (i) the Initial Sale and Purchase Agreement dated 27 September 2002 (“ISPA”); (ii) the Intervening Period Agreement dated 27 September 2002 (“IPA”); (iii) the Retransfer Sale and Purchase Agreement dated 1 January 2003 (“RSPA”); and (iv) the Decommissioning Liability Agreement dated 1 January 2003 (“DLA” and, together, the “Thistle and Deveron Field Arrangement Agreements”). EnQuest Thistle subsequently sold its business and assets to EnQuest Heather on 1 January 2013 and EnQuest Heather acquired EnQuest Thistle’s rights and obligations under the Thistle and Deveron Field Arrangement Agreements.

(i)          Initial sale and purchase agreement

Under the ISPA, EnQuest Thistle (previously Lundin Thistle) acquired from Britoil and Conoco their interests in the Thistle and Deveron fields and from BP Exploration part of its interest in SVT (together, the “Thistle Interests”). Under the ISPA, EnQuest Thistle indemnified Britoil, Conoco and BP Exploration against all costs, charges, expenses, liabilities and obligations in respect of the transferred interests, including any environmental liabilities but excluding decommissioning liabilities (other than decommissioning liabilities in respect of property EnQuest Thistle purchased for field operations following completion of the ISPA), arising on or after 1 May 2002. EnQuest Thistle also indemnified Britoil, BP Exploration and Conoco against any liabilities they incur as a result of EnQuest Thistle’s failing to transfer the Thistle Interests to them (other than in circumstances beyond its control). EnQuest Thistle’s liability under this indemnity is limited to £20 million, although the other parties retain the right to make a separate claim under contract or otherwise against EnQuest Thistle for sums in excess of this.

Lundin Petroleum AB provided a parent company guarantee on 13 February 2004 in favour of Britoil, Conoco and BP Exploration to secure Lundin Thistle’s obligations under the Thistle and Deveron Field Agreements, which was released and discharged on 4 March 2010 following the Company’s purchase of Lundin Thistle. The Company provided a replacement parent company guarantee dated 6 April 2010 to secure EnQuest Thistle’s obligations under the Thistle and Deveron Field Arrangement Agreements. Following the transfer of EnQuest Thistle’s business to EnQuest Heather, the Company entered a further replacement guarantee on 1 January 2013 to secure EnQuest Heather’s obligations under the Thistle and Deveron Arrangement Agreements. The guarantee is limited to £20 million. On the Company’s purchase of Lundin Thistle, the Company agreed to indemnify Lundin Petroleum AB in respect of any cost that Lundin Petroleum AB incurs arising out of, or in connection with, the original parent company guarantee dated 13 February 2004.

(ii)         Intervening period agreement

The IPA sets out EnQuest Thistle’s rights and obligations in relation to the Thistle Interests during the period between 1 January 2003 (the date of completion of the transfer under the ISPA) and the re-transfer of the Thistle Interests to Britoil, Conoco and BP Exploration at a future date upon a termination notice being duly served under the IPA and in accordance with the terms of the RSPA. EnQuest Thistle may serve a termination notice at any time on Britoil and Conoco with 12 months’ notice (or 30 days’ notice if (a) there has been damage to the facilities which requires the parties to spend at least £5 million to restore and will have a major adverse long term effect upon production, or (b) if the operations have become sub-economic at any time during the intervening period). Britoil and Conoco may serve a joint termination notice at any time on EnQuest Thistle with 12 months’ notice (or on four months’ notice in certain circumstances, including where EnQuest Thistle is in material breach of its obligations under the IPA or the DLA, or is in default, and has not remedied such breach or default within a specified time period, or immediately where there has been an insolvency event at the EnQuest Thistle or parent company level).

Where Britoil and Conoco serve a notice at any time, this is subject to EnQuest Thistle’s right to counter that the operations are not likely to be sub-economic at the end of the 12 months. If EnQuest Thistle serves this counter-notice and the matter is disputed, it will be referred to an expert. The operations are deemed to have become sub-economic if EnQuest Thistle’s interests in the Thistle and Deveron fields are agreed or determined to be likely to be loss making for at least three consecutive months, and the aggregate losses for those three months exceed £1.5 million. If it is determined that the operations are likely to be sub-economic upon expiry of the 12 month period, the termination notice is effective and EnQuest Thistle is not entitled to any early termination compensation with respect to the transfer. If it is determined (by expert or agreement) that the operations are likely to be sub-economic upon expiry of the 12 month period (save where the IPA is terminated as a result of EnQuest Thistle’s default), the termination notice is still effective but EnQuest Thistle is entitled to early termination compensation from Britoil and Conoco, which is based on estimated future cash flows.

Ownership of field equipment transferred to use under the ISPA (including replaced equipment) reverts to Britoil, Conoco and BP Exploration upon re-transfer of the Thistle Interests for no additional consideration, while EnQuest Thistle retains any equipment which it has purchased for field operations since completion of the ISPA. EnQuest Thistle and Britoil each have a 50 per cent. voting interest in the Thistle Interests in respect of certain reserved matters, notwithstanding that the Group’s working interest is 99 per cent. These reserved matters include the decommissioning of unit property, the approval of the annual programme and budget relating to major structural repairs and items noted as reserved matters in the DLA.

(iii)        Retransfer Sale and Purchase Agreement (“RSPA”)

The RSPA provides the arrangements for the re-transfer by EnQuest Thistle back to Britoil, Conoco and BP Exploration of the Thistle Interests transferred under the ISPA. Under the RSPA, EnQuest Thistle has indemnified Britoil, Conoco and BP Exploration against all costs, charges, expenses, liabilities and obligations in respect of the Thistle Interests arising before the date specified in the termination notice delivered under the IPA, and Britoil, Conoco and BP Exploration have indemnified EnQuest Thistle against all costs, charges, expenses, liabilities and obligations in respect of the Thistle Interests, including any environmental liabilities but excluding decommissioning liabilities (other than decommissioning liabilities in respect of property EnQuest Thistle purchased for field operations during the intervening period), arising on or after the date specified in the termination notice.

(iv)        Decommissioning liability agreement

The DLA apportions liability between Britoil, Conoco and EnQuest Thistle for the decommissioning of the Thistle and Deveron fields’ facilities and provides for security to be given by the parties in respect of such liabilities. EnQuest Thistle is party to a trust deed dated 5 August 2004, under which it will pay sums in trust to meet its decommissioning obligations under the DLA.

If re-transfer of the Thistle Interests does not take place (other than in circumstances beyond EnQuest Thistle’s control) then Britoil and Conoco will not have any liability under this agreement for decommissioning costs. If re-transfer of the Thistle Interests does take place, Britoil and Conoco are liable for field decommissioning costs (other than in respect of property EnQuest Thistle purchased for field operations since completion of the ISPA) together with site reinstatement. EnQuest Thistle is liable for 99 per cent. and Britoil is liable for 1 per cent. of any costs incurred to the extent they arise solely as a result of the decommissioning of property EnQuest Thistle purchased for field operations since completion of the ISPA. Britoil and Conoco may request that EnQuest Thistle undertakes field decommissioning during the intervening period, with Britoil and Conoco liable for the costs of such work.

(b)       Dons agreements

(i)          Transportation agreements

On 26 February 2010, the owners of Don Southwest and West Don (who are currently EnQuest Heather and Ithaca Energy (UK) Limited) (the “Don Fields Group”) entered into an agreement with Lundin Thistle and Britoil (the “Thistle Group”) for the provision of transportation services for the production from the Don Southwest and West Don fields through the Thistle facilities (the “Thistle TA”).

The Thistle TA will terminate on 31 December 2018 unless terminated earlier in accordance with its terms. The Don Fields Group will be liable to make a termination payment to the Thistle Group in the event that the Thistle TA is terminated by the Thistle Group (except following a cessation of production in respect of the Thistle field) or by the Don Fields Group following a cessation of production in respect of Dons, provided that such termination occurs prior to either (a) the contracted volume of Don Fields Group liquids being delivered or (b) service by the Thistle Group of a notice from the Secretary of State approving cessation of production. The amount of the termination payment will reflect the quantity of undelivered Don Fields Group liquids.

The Don Fields Group is under a send-or-pay obligation amounting to 65 per cent. of its initial maximum daily quantity under the Thistle TA. The Don Fields Group is obliged to make shortfall payments to the extent that the actual volume of Don Fields Group liquids delivered is less than the send-or-pay volume.

The Don Fields Group has provided a guarantee to the Thistle Group in respect of the Don Field Group’s decommissioning obligations under the Thistle TA (the “Don Fields Group Guarantee”). The Don Fields Group is responsible under the Thistle TA for the decommissioning, abandonment, removal and disposal of the Don facilities and equipment upstream of the Thistle facilities, including the removal of all parts within a 500 metre distance of the Thistle platform.

Under a side letter to the Thistle TA entered into between Lundin Thistle and PEDL, dated 26 February 2010, Lundin Thistle agreed to reimburse the Don Fields Group in respect of certain events of early termination under the Thistle TA. Lundin Thistle is obliged to procure a parent company guarantee from Lundin Britain Limited in favour of the Don Fields Group in respect of the reimbursements which would become due under the side letter from Lundin Thistle to the Don Fields Group following early termination of the Thistle TA.

Separate transportation agreements have been entered into for the transportation of production from the Conrie and Ythan fields (which are tied-back through Don Southwest) dated 19 August 2011 and 7 April 2015 respectively. These are broadly similar to the Thistle TA save that the Ythan transportation agreement end date is 31 December 2023 and it has no termination payment.

The Don Fields Group has also entered into a transportation agreement and executed an SVT tariff agreement, each dated 26 February 2010, for the transportation of its hydrocarbons from Dons through the Brent system to SVT for processing and redelivery (“Brent TA”). The Brent TA expires at 24:00 hours on 31 August 2025 unless terminated earlier in accordance with its terms. The Don Fields Group is under a send-or-pay obligation amounting to 80 per cent. of the predicted annual quantity of Don fields liquids to be delivered to the Brent system pipeline. The Don Fields Group is obliged to make a deficiency payment to the extent that the actual volume of liquids delivered is less than the send-or-pay volume. The Conrie and Ythan fields have each entered transportation agreements dated 19 August 2011 and 7 April 2015 respectively, and SVT tariff agreements dated 19 August 2011 and 18 February 2015 respectively, each on broadly similar terms.

(ii)         Shared facilities operating agreement

Upon the Company’s acquisitions of its working interests in Don Southwest and West Don, EnQuest Heather became party to the shared facilities operating agreement previously entered into by the interest holders of those fields on 26 February 2010. The agreement provides for the operating and development of the facilities shared by both fields (including the Northern Producer floating production unit and other related infrastructure) under the supervision of a management committee, including how liabilities under the transportation agreements are shared between the West Don and Don Southwest fields (such as the Thistle TA and Brent TA), how capacity in the shared facilities is to be allocated and how costs in relation to the shared facilities are to be shared. EnQuest Heather is operator of both Don Southwest and West Don, in addition to having the role of operator under the shared facilities agreement for both fields. However, in its capacity as operator of the shared facilities, EnQuest Heather does not have unilateral control over operations at either Don Southwest or West Don. The operator must submit all development and production plans and budgets to the management committee for approval. The management committee must approve all decisions relating to joint operations by unanimous vote. For approval of budgets where unanimous consent is not achieved, the affirmative vote of three or more field group members whose voting interests total at least 75 per cent. of the interests at both fields is required. EnQuest Heather therefore does not have unilateral control over the operations under the shared facilities agreement.

(iii)        West Don unitisation and unit operating agreement

PEDL entered into an unitisation agreement for West Don on 1 August 2008 covering operations in relation to a unit area located within the West Don area and additional acreage at Block 211/13b, which is now also owned by EnQuest Heather. The agreement assigned the role of unit operator of West Don to PEDL. Following the Company’s acquisition of PEDL, EnQuest Heather is the unit operator under the agreement. A unit operating committee is responsible for, among other things, approving all authorisations for expenditure for production, development, exploratory and decommissioning operations to be undertaken by the unit operator in relation to the unit operations. The unit operating committee makes decisions through an affirmative vote by representatives appointed by two or more interest holders having in aggregate a percentage interest of at least 70 per cent. The West Don joint operating agreement (as described below) still continues to govern matters relating to West Don which fall outside of the unit area and if the terms of the unitisation agreement are inconsistent with the West Don joint operating agreement as it relates to the unit area, the terms of the unitisation agreement prevail.

(iv)        West Don joint operating agreement

PEDL entered into a joint operating agreement for West Don on 23 February 2006. Following the Company’s acquisition of PEDL, EnQuest Heather is the operator under the agreement. The agreement establishes a joint operating committee which is responsible for, among other things, approving production, development, exploratory and decommissioning plans submitted to the joint operating committee by the operator. The joint operating committee approves such plans with the affirmative vote of two or more interest holders whose aggregate interests total at least 81 per cent. EnQuest Heather has a 61.6 per cent. interest in West Don under the joint operating agreement outside the unitised area and therefore cannot exercise unilateral control over operations in respect of this area. Decisions relating to the sale, purchase or use of joint property to, from or by third parties, or the use of third-party facilities for the joint operations, requires the unanimous vote of the participants.

(v)         Don Southwest joint operating agreement

PEDL entered into a joint operating agreement for Don Southwest on 15 December 2006. Following the Company’s acquisition of PEDL, EnQuest Heather is the operator under the agreement. The agreement establishes a joint operating committee which is responsible for, among other things, approving production, development, exploratory and decommissioning plans submitted to the joint operating committee by the operator. The joint operating committee approves such plans with the affirmative vote of two or more interest holders that have an aggregate percentage interest in Don Southwest of at least 75 per cent. EnQuest Heather has a 60 per cent. interest in Don Southwest and therefore cannot exercise unilateral control over operations at the field. Decisions relating to the sale, purchase or use of joint property to, from or by third parties, or the use of third-party facilities for the joint operations, requires the unanimous vote of the participants.

(vi)        Ythan joint operating agreement

EnQuest Heather entered into a joint operating agreement dated 24 September 2014 in respect of Blocks 211/18e and 211/19c. EnQuest Heather is the operator under the agreement. The agreement establishes a joint operating committee which is responsible for, among other things, determining all matters in general relating to policies, procedures and methods of operation, the approval of programmes and budgets and decisions relating to decommissioning. The joint operating committee makes decisions with the affirmative vote of two or more interest holders that have an aggregate percentage interest in Ythan of at least 75 per cent. EnQuest Heather has a 60 per cent. interest in Ythan and therefore cannot exercise unilateral control over operations at the field. Some decisions require the unanimous vote of the participants, including decisions to authorise the operator to prosecute or defend litigation outside of the UK, to abandon joint operations, amend the terms of the joint operating agreement or determine the licence.

(c)        Heather/Broom agreements

(i)          Broom JOA

EnQuest Heather is party to a joint operating agreement for the Broom field in respect of Block 2/4a and Block 2/5 (excluding the Heather field area) dated 16 July 2003. The agreement establishes a joint operating committee to consider and determine matters in general relating to the policies, procedures and methods of operation, including the approval of programmes and budgets proposed by the operator and decisions relating to decommissioning. The joint operating committee makes a majority of decisions with the affirmative vote of two or more interest holders whose aggregate interests total at least 50 per cent., except in the case of decisions relating to the termination of the licence or surrender of any part of the contract area, which require unanimous consent of the participants.

EnQuest Heather is the operator under the agreement and is therefore responsible for, subject to the overall supervision of the joint operating committee, carrying out the operations and activities relating to the joint venture, including the preparation of programmes, budgets and authorisations for expenditures, the provision of technical and advisory services and the planning for and obtaining of all requisite services and materials.

(ii)         Heather Field Decommissioning Security Agreement

On 22 December 2014, the Company and EnQuest Heather entered into a revised Heather field decommissioning security agreement (“Heather DSA”) to regulate the arrangements for the decommissioning of the existing Heather field facilities. The Heather DSA superseded the original Heather field decommissioning security agreement dated 15 September 1999.

Pursuant to the Heather DSA, the parties are required to post security on an annual basis to cover its decommissioning liability in relation to the existing Heather field facilities (37.5 per cent. in relation to EnQuest Heather). As operator, the Company must submit a proposed decommissioning plan to the parties each year, including a reservoir review, an estimated date of commencement and completion of decommissioning and a cost estimate for the following calendar year. This proposed plan requires the unanimous approval of the parties.

(d)       Amended Sullom Voe Terminal Operating Agreement

EnQuest Heather entered into the amended Sullom Voe Terminal operating agreement dated 21 October 2015 (the “Amended SVTOA”), which amended and restated the original Sullom Voe Terminal operating Agreement dated 21 April 1999, with BP Exploration and TAQA Bratani Limited. The Amended SVTOA governs the rights and obligations in relation to the ownership and management of SVT, including the procedure for managing capacity in SVT, the procedures for allocating oil and gas produced at SVT, decommissioning responsibilities and the negotiation of tariff agreements.

The SVTOA establishes a terminal management committee to, among other things, consider and approve programmes, budgets and authorisations for expenditure. A majority of the decisions of the terminal management committee are made by an affirmative vote of at least 25 per cent. of the total SVT owners whose aggregate equity in SVT amounts to at least 70 per cent. However there are some decisions which require a higher threshold. Decisions to approve authorisation for expenditure in excess of £2 million requires an affirmative vote of 85 per cent. of all SVT owners. Decisions relating to decommissioning and the removal of the SVT operator without cause require an affirmative vote of at least 95 per cent. of all SVT owners. In addition, decisions including those relating to the disclosure of information outside of the confidentiality provisions, entering into agreements relating to tariffed production (which requires approval from all participating owners), the amendment of terminal regulations and the amendment of associated agreements requires unanimous approval. EnQuest Heather has a 2.974937 per cent. interest in SVT and thus cannot exercise unilateral or negative control over operations at SVT, unless the decision requires unanimity.

The SVT operator is BP Exploration. Subject to the overall supervision of the terminal management committee, the operator has the exclusive right to carry out all operations and activities relating to the operation, maintenance and decommissioning of SVT and receives a small management fee for providing its services, in addition to amounts received from SVT owners to meet operating costs. The SVT operator is also responsible for the negotiation of all tariff agreements, on behalf of the SVT owners, with non-SVT owner third parties wishing to deliver production to SVT.

The Amended SVTOA will terminate on the earliest of (i) 24:00 hours on 31 August 2025; (ii) the date on which operations of SVT permanently cease; and (iii) the date with effect from which the owners unanimously agree to terminate the agreement.

(e)        Ninian Pipeline Operating Agreement

EnQuest Heather is a party to the Ninian Pipeline operating agreement dated 21 April 1999 (the “NPOA”) together with BP Exploration, the Ninian field group participants and the other Ninian Pipeline owners. The NPOA governs the rights and obligations in relation to the ownership, management and operation of the Ninian Pipeline, including the procedure for managing capacity in the Ninian Pipeline, the procedures for sharing costs and expenditures incurred in connection with the operation of the Ninian Pipeline, decommissioning responsibilities and the negotiation of tariff agreements.

The NPOA establishes a pipeline management committee to, among other things, consider and approve programmes, budgets and authorisations for expenditure. A majority of the decisions of the pipeline management committee are made by an affirmative vote of at least 25 per cent. of the total Ninian Pipeline owners whose aggregate equity in the Ninian Pipeline amounts to at least 70 per cent. However there are some decisions which require a higher threshold. Decisions to approve authorisation for expenditure in excess of £2 million requires an affirmative vote of 85 per cent. of all Ninian Pipeline owners. Decisions relating to decommissioning and the removal of the Ninian Pipeline operator without cause require an affirmative vote of at least 95 per cent. of all Ninian Pipeline owners. In addition, decisions relating to the disclosure of information outside of the confidentiality provisions, entering into agreements relating to tariffed production (which requires approval from all participating owners) and the amendment of certain oil and gas quantity determination and value adjustments requires unanimous approval. EnQuest Heather has a 2.71212980 per cent. interest in the Ninian Pipeline and thus cannot exercise unilateral or negative control over operations in the Ninian Pipeline, unless the decision requires unanimity.

The Ninian Pipeline operator is BP Exploration. Subject to the overall supervision of the pipeline management committee, the operator has the exclusive right to carry out all operations and activities relating to the operation, maintenance and decommissioning of the Ninian Pipeline. The Ninian Pipeline operator is also responsible for the negotiation of all tariff agreements, on behalf of the Ninian Pipeline owners, with non-Ninian Pipeline owner third parties wishing to deliver production to the Ninian Pipeline.

The NPOA will terminate on the earliest of (i) 24:00 hours on 31 August 2025; (ii) the date on which operations of the Ninian Pipeline permanently cease; and (iii) the date with effect from which the owners unanimously agree to terminate the agreement.

(f)        Brent System Operating Agreement

EnQuest Heather is a party to the Brent system operating agreement dated 21 April 1999 (the “BSOA”) together with the other Brent system owners and the Cormorant-A platform owners. The BSOA governs the rights and obligations in relation to the ownership, management and operation of the Brent system, including the procedure for managing capacity in the Brent system, the procedures for sharing costs and expenditures incurred in connection with the operation of the Brent system, decommissioning responsibilities and the negotiation of tariff agreements with non-Brent system owner third parties wishing to deliver production to the Brent system.

The BSOA establishes a system management committee to, among other things, consider and approve programmes, budgets and authorisations for expenditure. A majority of the decisions of the system management committee are made by an affirmative vote of at least 25 per cent. of the total Brent system owners whose aggregate equity in the Brent system amounts to at least 70 per cent. However there are some decisions which require a higher threshold. Decisions to approve authorisation for expenditure in excess of £2 million requires an affirmative vote of 85 per cent. of all Brent system owners. Decisions relating to decommissioning and the removal of the Brent system operator without cause require an affirmative vote of at least 95 per cent. of all Brent system owners. In addition, decisions relating to the disclosure of information outside of the confidentiality provisions and entering into agreements relating to tariffed production (which requires approval from all participating owners) requires unanimous approval. EnQuest Heather has a 4.46 per cent. interest in the Brent system and thus cannot exercise unilateral or negative control over operations in the Brent system, unless the decision requires unanimity.

The Brent system operator is TAQA Bratani Limited. Subject to the overall supervision of the system management committee, the operator is authorised to represent and act as agent for and on behalf of the Brent system owners in all matters relating to the Brent system.

The BSOA will terminate on the earliest of (i) 24:00 hours on 31 August 2025; (ii) the date on which operations of the Brent system permanently cease; and (iii) the date with effect from which the owners unanimously agree to terminate the agreement.

(g)        GKA agreements

(i)          GKA acquisition agreement

On 21 October 2013, EnQuest Heather entered into an agreement (which completed on 1 March 2014) with Centrica North Sea Oil Limited (“Centrica”) to acquire its 50 per cent. working interest in each of the Kittiwake, Mallard, Goosander, Gadwall and Grouse fields in GKA (the “GKA SPA”). The agreement also included the acquisition of Centrica’s 50 per cent. interest in the Duck and Eagle prospect. EnQuest Heather agreed to pay a base consideration of US$39.8 million to Centrica pursuant to the agreement. In addition, EnQuest Heather agreed to pay a contingent consideration with respect to the Duck and Eagle prospect to be calculated based on the future estimate of 2P reserves of the prospect after submission of a field development plan. The agreement caps the amount of contingent consideration to be paid at US$100 million or, should the Secretary of State find that Duck and Eagle are separate accumulations or fields, US$100 million for each. EnQuest Heather also agreed to pay deferred consideration contingent upon government approval of a field development plan in respect of the Scolty and/or Crathes offshore fields which incorporates a tie back of the Scolty and/or Crathes offshore fields to the Kittiwake platform.

The structure of the deferred consideration payments under the GKA SPA was amended on 15 June 2015 such that the initial US$30 million payable upon Secretary of State approval of the Scolty/Crathes field development plan be reduced and reallocated such that (a) US$3 million is payable within 10 Business Days of Secretary of State approval; (b) US$9 million is payable on 30 January 2016 or, if later, within 30 days of first oil from Scolty/Crathes fields; (c) US$8 million is payable on 30 January 2018 or, if later, within 30 days of the first anniversary of first oil. There are also a number of contingent payments based on the oil price including a US$0.5 million payment for each US Dollar above the oil price threshold of US$75 per barrel in the first year of production and after at the Scolty/Crathes fields (capped at US$12.5 million in the first year of production and US$7.5 million in the second year of production).

(ii)         GKA joint operating agreement

The interest holders in GKA, including EnQuest Heather, are subject to a joint operating agreement dated 12 January 2004. The GKA joint operating agreement establishes a joint operating committee to, among other things, prepare and approve programmes, budgets and authorisations for expenditures proposed by the operator. The joint operating committee makes decisions with the affirmative vote of two or more interest holders whose aggregate interests total more than 75 per cent., except in a limited number of circumstances, including a decision to surrender the licence, where unanimity is required. EnQuest Heather has a 50 per cent. interest in GKA and therefore cannot exercise unilateral control over operations at GKA.

EnQuest Heather is the operator under this agreement and is therefore responsible for, subject to the overall supervision of the joint operating committee, carrying out the operations and activities relating to the joint venture, including the preparation of programmes, budgets and authorisations for expenditures and the provision of technical and advisory services.

(h)       Alma/Galia agreements

(i)          Farm-out of 35 per cent. interest in Alma/Galia to KUFPEC

On 29 May 2012, EnQuest Heather agreed to transfer to KUFPEC a 35 per cent. working interest in the Alma/Galia development and associated licences and data. In exchange for this interest, KUFPEC agreed (in addition to paying its equity share of costs from the effective date, 1 January 2012) to carry EnQuest Heather in respect of its remaining share of development costs up to a maximum amount of US$182 million (the “KUFPEC Cap”). As security for the payment by KUFPEC of such development costs, KUFPEC procured a letter of guarantee in EnQuest Heather’s favour under which KUFPEC’s payment obligations under this agreement up to the value of the KUFPEC Cap were guaranteed by Deutsche Bank. This carry amount has been exhausted.

This agreement also provides that, with effect from 1 January 2017, to the extent that KUFPEC have not recovered or are deemed (on the basis of an assumed oil price) not to have recovered their development costs incurred to first oil, EnQuest Heather must provide to KUFPEC an additional 20 per cent. share of revenue (net of operating expenditure) received from the sale of petroleum from the fields until such point as KUFPEC have recovered (or are deemed to have recovered) such costs.

(ii)         Alma/Galia joint operating agreements

EnQuest Heather is party to a joint operating agreement with KUFPEC for each of the Alma and Galia fields that are each dated 12 October 2012. One agreement applies to operations at blocks 30/24c and 30/25c (Alma), whereas the other applies to operations at block 30/24b (Galia). Both agreements establish a joint operating committee to consider and determine matters in general relating to the policies, procedures and methods of operation, including the approval of programmes and budgets proposed by the operator, the contract strategy and decisions as to decommissioning. Both joint operating committees make a majority of decisions with the affirmative vote of two or more interest holders whose aggregate interests total at least 66 per cent. Decisions including the authorisation of the operator to prosecute or defend litigation outside the UK, those relating to decommissioning, the disclosure of confidential information, the amendment of the joint operating agreement or the determination of the licence require unanimity. EnQuest Heather has a 65 per cent. interest in Alma/Galia and thus cannot exercise unilateral control over operations at Alma/Galia, although it can exercise negative control in relation to decisions requiring unanimity.

EnQuest Heather is the operator under these agreements and is therefore responsible for, subject to the overall supervision of the joint operating committee, carrying out the operations and activities relating to the joint venture, including the preparation of programmes, budgets and authorisations for expenditures, the provision of technical and advisory services and the preparation of a decommissioning programme.

(iii)        Alma/Galia Operation and Maintenance Services Agreement

EnQuest Heather entered into an operation and maintenance services agreement dated 12 October 2012 with KUFPEC. EnQuest Heather (in its capacity as the host operator) agreed to provide the EnQuest Producer FPSO to EnQuest Heather and KUFPEC (in their capacity as the Alma/Galia owners) and carry out operation and maintenance services in respect of the EnQuest Producer FPSO and subsea facilities. The term of the agreement continues until the date on which the EnQuest Producer FPSO is redelivered at the North West European port nominated by EnQuest Heather.

(i)         Alba joint operating agreement

Interest holders in Alba are subject to a joint operating agreement dated 11 October 1990 in respect of Block 16/26a. Chevron is the appointed operator under the agreement, whose responsibilities include the preparation of programmes, budgets and authorisations for expenditures and the carrying out of technical and advisory services. The agreement establishes an operating committee that approves all production, development, exploratory and decommissioning operations plans and expenditure. The operating committee approves such plans through an affirmative vote of two or more interest holders that hold in aggregate at least two-thirds of all interests in Alba. The Group (through EnQuest Production Limited and EnQuest Petroleum Sabah Limited) has an 8 per cent. interest in Alba and thus cannot exercise unilateral control over operations at Alba. As an interest holder under the agreement, the Group has the right and obligation to take in kind and separately dispose of the Group’s percentage interest share in the total quantities of produced oil. The operator may make monthly cash calls in Sterling and US Dollars in relation to expenditure in connection with the operation of the field. The operator is also not liable to any interest holders for any act or omission in conducting field operations, unless such act or omission was the result of reckless or wilful misconduct on the part of the operator.

(j)        Kraken agreements

The Company acquired its interests in the Kraken development through (a) the acquisition of Canamens Energy North Sea Limited (“CENSL”) from Canamens Limited (“Canamens”) (whose assets included a 20 per cent. working interest in Kraken); (b) the 24 January 2012 farm-in agreement with Nautical Petroleum PLC and Nautical Petroleum AG (together, “Nautical”) for a 25 per cent. working interest; (c) the 25 April 2012 farm-in agreement with First Oil and Gas Limited (“First Oil”) for a 15 per cent. working interest; and (d) the acquisition of a further 10.5 per cent. working interest from First Oil on 22 February 2016.

(i)          Canamens acquisitions

On 8 January 2012, the Company agreed to purchase from Canamens the entire issued share capital of CENSL, through which it acquired CENSL’s 20 per cent. interest in the Kraken development. The Company completed the acquisitions on 31 January 2012.

The Company paid upfront cash consideration of US$35 million for the shares of CENSL. The Company also paid contingent consideration of US$45 million after the Secretary of State’s authorisation of a field development plan with respect to the Kraken development.

Pursuant to the agreement to purchase CENSL, the Company is obligated to indemnify Canamens against any decommissioning liabilities for which it is pursued in relation to CENSL’s decommissioning obligations.

(ii)         Nautical agreement

On 24 January 2012, the Company entered into a farm-in agreement and related carried interest agreement with Nautical in respect of a 25 per cent. interest in the Kraken development, together with interests in surrounding exploration acreage.

In exchange for these interests, the Company agreed to pay the development costs incurred from 1 January 2012 in respect of a development programme for the Kraken field that would otherwise have been payable by Nautical in respect of its aggregate remaining 25 per cent. interest in Licence P.1077 in respect of the Kraken development, up to a maximum of US$150 million, plus a contingent amount of up to US$90 million dependent on the gross 2P reserves in the Kraken field as determined by an independent reserves calculation. The contingent carry amount was determined at US$26.591 million pursuant to a side letter with Nautical Petroleum Limited dated 29 July 2016, payable in instalments between July 2016 and January 2017. The initial carry amount has been exhausted.

If the Company defaults in its payment of the development costs payable by the Company, Nautical may, within 30 days of such event, require the Company to re-transfer to it the interests it purchased through this agreement. The contingent carry amount was determined at US$26.59 million pursuant to a side letter with Nautical Petroleum Limited dated 29 July 2016, payable in instalments between July 2016 and January 2017. The initial carry amount has been exhausted.

(iii)        First Oil agreements

On 25 April 2012, EnQuest Dons Limited entered into a farm-in agreement with First Oil in respect of a 15 per cent. working interest in the Kraken development, together with interests in surrounding exploration acreage. The agreement was terminated pursuant to a termination deed dated 22 February 2016.

On 22 February 2016, EnQuest Heather agreed to purchase a further 10.5 per cent. working interest from First Oil for nominal consideration.

(iv)        Kraken joint operating agreement

Interest holders in Kraken are subject to a joint operating agreement dated 29 September 2006 relating to Block 9/2b. The existing participating interests are held 70.5 per cent. by the Group (50.5 per cent. through EnQuest Heather and 20 per cent. through EnQuest ENS Limited, following intra-group assignments) and 29.5 per cent. by Cairn Energy PLC (through Nautical Petroleum Limited).

The Kraken joint operating agreement establishes a joint operating committee to approve programmes, budgets and authorisations for expenditures proposed by the operator and decisions as to decommissioning. The joint operating committee makes decisions with the affirmative vote of two or more interest holders whose aggregate interests total at least 71 per cent, with the exception of decisions to voluntarily relinquish or surrender all or part of the licence area, or to voluntarily terminate the licence, which requires a unanimous vote of all participants. The Group currently has a combined 70.5 per cent. interest in Kraken and therefore cannot exercise unilateral control over operations at Kraken.

EnQuest Heather is the operator under the agreement and is therefore responsible for, subject to the overall supervision of the joint operating committee, carrying out the operations and activities relating to the joint venture, including the preparation of programmes, budgets and authorisations for expenditures, the provision of technical and advisory services and the planning for and obtaining of all requisite services and materials.

(v)         Kraken Operation and Maintenance of Services Agreement

The Company entered into an operation and maintenance of services agreement dated 20 December 2013 with Bumi Armada UK Limited in relation to the operation and maintenance of the Kraken FPSO. Bumi Armada UK Limited is contracted to provide services including but not limited to the supply of personnel, inspections, maintenance and repair of the FPSO and the provision of technical support and training. The term of the agreement continues until the date on which, following the termination of the FPSO charter period, the Kraken FPSO is uninstalled, disconnected, removed and redelivered to the area which is 500 metres from the Kraken field installations, known as the 500 metre safety zone.

(vi)        Bareboat charter in respect of the Kraken FPSO

On 20 December 2013, EnQuest Heather (in its capacity as the Kraken operator) entered into a bareboat charter with the Kraken field owners (as charterers) and Armada Kraken PTE. Ltd. (“Armada”). Armada agreed, among other things, to construct, and perform the installation, commissioning and hook-up of, the Kraken FPSO at the Kraken field and thereafter charter the Kraken FPSO to the charterers (including, among others, EnQuest Heather and EnQuest ENS Limited).

The original charter period begins on the first production date and expires, unless terminated earlier in accordance with its terms (including the Charterer’s ability to terminate for convenience on 180 days’ notice), eight years after the earlier of (i) the first production date (i.e. the start date of any successful first production test); and (ii) the date falling 160 days after 16 February 2016. Upon expiry of the original charter period, the charter period is automatically extended on an annual basis for a period of 12 months up to a maximum of 17 years in addition to the original charter period, unless terminated earlier in accordance with its terms (including the Charterer’s ability to terminate for convenience on 180 days’ notice) or if the charterers notify Armada of its election to terminate the bareboat charter 12 months prior to the expiry of the original charter period. The charterers are obliged to pay Armada a specified termination fee on the charterer’s failure to pay the hire rate or on becoming subject to an insolvency event, or upon its termination for convenience during the original charter period.

EnQuest Heather (as Kraken operator for and on behalf of the charterers) agreed to pay an initial payment of US$100 million to Armada for the work,

split into three tranches ($50 million once Armada demonstrated that it had committed financing in place to perform the work, US$25 million once Armada entered binding commitments with subcontractors for the provision of equipment and US$25 million upon arrival of the Kraken FPSO at the Singapore yard), and a commissioning fee of US$1 million once the Kraken FPSO is ready to accept hydrocarbons. In addition, EnQuest Heather (as Kraken operator for and on behalf of the charterers) is to pay a daily rate of US$223,776 from the date on which the Kraken FPSO accepts delivery of hydrocarbons for a period of 10 days. The commissioning fee and daily rate are expected to become payable 10 days before the expected first production date (1 February 2017). Hire rates per day are US$447,352 during the original charter period and US$139,860 during the extension hire period, payable by EnQuest Heather (subject to adjustments in the event of force majeure and availability).

On 10 August 2016, the Company and Armada agreed that Armada would pay US$65 million to the Company over its failure to meet the certain key dates, and specifically the failure to achieve first production as scheduled in the bareboat charter. This amount is payable in instalments, with US$38 million payable between February 2017 and February 2018 and the balance payable over a two year period commencing three months after the date of first production. These payments are in addition to the US$20 million of liquidated damages paid to the Company, in respect of which it recognised a US$14.1 million receivable (representing its net share of the damages) at 30 June 2016.

(vii)       Contract for the provision of the Kraken development subsea facilities

EnQuest Heather is party to a contract dated 10 June 2014 and 1 July 2014 with Technip UK Limited (“Technip”) in relation to the provision of the Kraken development subsea facilities. Technip is contracted to provide subsea facilities which extend from the riser hang-off at the submerged turret production buoy/FPSO to the Manifold connections at the drill centres. The remuneration to be paid to Technip under the original contract is equal to the aggregate of approximately £194 million, €77 million and NOK 73 million. The total contract price was reduced by £2.181 million pursuant to a variation dated 25 January 2016.

The term of the contract is effective from 14 November 2013. There are a number of scheduled completion dates in respect of different stages of the works to be carried out by Technip, with the final scheduled completion date being 1 January 2017. The original contract was entered into by EnQuest Britain Limited and Technip but it was novated on 14 May 2015 to EnQuest Heather who assumed all obligations of EnQuest Britain Limited under the contract as if it had at all times been a party thereto.

The original contract was also amended by an amendment agreement dated 20 February 2015 and further amended on 7 September 2016, pursuant to which, among other things, the payment of certain invoices up to the aggregate amount of £68 million was deferred and a rate of 7 per cent. per annum was applied on such deferred amounts. The deferred invoices will become due and payable (together with accrued and new bonuses) by EnQuest Heather in part, on or before 1 January 2017, with the remainder of the balance due in accordance with specified payment schedules until 30 April 2018.

(viii)      Contract for the provision of Transocean Leader

EnQuest Heather is party to a contract dated 29 September 2014 and 30 September 2014 with Transocean Drilling U.K. Limited (“Transocean”) in relation to the provision of the Transocean Leader drilling unit. The primary scope of work comprises the drilling and completion of approximately twenty five directional wells drilled across four drill centres. The remuneration to be paid to Transocean includes the operating rate of US$335,000 per day payable by EnQuest Heather during the first three years of the term of the contract. This daily operating rate is payable if the drilling unit is, among other things, anchored on location and ready to start the work. Lower rates apply in certain circumstances, including where Transocean is unable to proceed with the work because of adverse sea or weather conditions or force majeure.

The term of the contract is for an initial period of four years from the commencement date (i.e. the date no earlier than 1 March 2015 unless agreed by EnQuest Heather). EnQuest Heather has the right to extend the duration of the term by two further periods each of six months.

The original contract was amended by an amendment agreement dated 24 August 2015 pursuant to which, among other things, the payment of certain invoices was deferred and a rate of 7 per cent. per annum was applied on such deferred amounts. The deferred invoices will become due and payable by EnQuest Heather on the earlier of (a) 3 October 2016; or (b) the date falling 30 days after the date first oil is achieved.

(k)       Scolty/Crathes agreements

(i)          Scolty/Crathes joint operating agreement

EnQuest Heather is subject to a joint operating agreement dated 2 November 2005, together with MOLGROWEST (II) Limited, in respect of its interest in the Scolty/Crathes development. The joint operating agreement establishes an operating committee to, among other things, consider and approve programmes, budgets and authorisations for expenditures proposed by the operator and to consider business opportunities to provide services to third parties. The operating committee makes decisions with the affirmative vote of two or more interest holders whose aggregate interests total more than 61 per cent. EnQuest Heather has a 50 per cent. interest in Scolty/Crathes and therefore cannot exercise unilateral control over operations at Scolty/Crathes.

EnQuest Heather is the operator under this agreement and is therefore responsible for, among other things and subject to the overall supervision of the operating committee, the preparation of programmes, budgets and authorisations for expenditures, the conduct of day to day operations within the scope of the approved programmes and budgets and the provision of technical and advisory services.

(l)         PM8 and Seligi agreements

(i)          Sale and purchase agreement

On 13 June 2014, EP Malaysia entered into a sale and purchase agreement for the purchase of ExxonMobil’s 50 per cent. interest in the Seligi field and its 80 per cent. interest in the PM8 field, offshore Malaysia (although EP Malaysia’s interest in the PM8 field reduced to 50 per cent. from 1 July 2014 pursuant to the joint operating agreement (as described at paragraph 16.5(l)(iii) (Joint operating agreement) below)). EP Malaysia also agreed to purchase ExxonMobil’s 50 per cent. interest in the gas rights available for sale from the PM8 producing fields. Pending completion of the acquisition, ExxonMobil agreed to provide EP Malaysia with transitional services to continue operating PM8 and Seligi until 15 December 2014, following which EP Malaysia took over full operatorship from ExxonMobil. EP Malaysia agreed to pay upfront cash consideration of US$67 million for the interests.

(ii)         Production Sharing Agreement

EP Malaysia’s interest in the PM8 and Seligi fields is held pursuant to a PSC with PETRONAS Carigali Sdn Bhd, E&P Malaysia Venture Sdn Bhd (as contractors) and PETRONAS dated 10 December 2014. Under the PSC, EP Malaysia, as the appointed operator, is required to perform petroleum operations in accordance with an annual work programme and budget which is approved by PETRONAS. The PSC establishes an operations committee for the purposes of managing operations and approving the work programme and budget. Revenues from production under the PSC are firstly set aside for payments to the Malaysian state and then applied to the contractor’s cost recovery, both up to a specified percentage. The additional revenues are divided based on a contractor’s profitability. EP Malaysia’s profitability is determined using the R/C index. The R/C index is the ratio of contractor’s cumulative revenue over contractor’s cumulative costs. Under the PSC, EP Malaysia, as a contractor, gets a higher share of production when its profitability is low and PETRONAS’ share of production increases when EP Malaysia’s contractor’s profitability increases.

The contractors are required to pay an annual decommissioning cess to PETRONAS based on annual production, estimated costs and estimated remaining production, which is cost recoverable, and also to facilitate the decommissioning of the facilities in accordance with an agreed programme and budget approved by PETRONAS. The PSC expires on 31 March 2033.

(iii)        Joint operating agreement

EP Malaysia entered into a joint operating agreement on 10 December 2014 in respect of PM8/Seligi. From 1 July 2014 onwards, participating interests are held: 50 per cent. by EP Malaysia, 40 per cent. by PETRONAS Carigali Sdn Bhd and 10 per cent. by E&P Malaysia Venture Sdn Bhd. The role of operator is assigned to EP Malaysia. The agreement establishes a management committee charged with the supervision and direction of operations and approving work programmes and budgets. The management committee makes decisions with the affirmative vote of two or more interest holders (who are not related companies) whose aggregate interests total at least 65 per cent. As EP Malaysia has a 50 per cent. interest, it cannot exercise unilateral control over operations.

Pursuant to this agreement, and a subsequent extension, EP Malaysia agreed to bear all costs of the interest holders (of at least US$16 million) between 26 June 2014 and 26 June 2018 in relation to drilling one exploration well and one appraisal well.

(m)      Tanjong Baram agreements

(i)          Risk Service Contract

On 27 March 2014, EP Developments Malaysia signed a SFRSC with PETRONAS for the development and production of the Tanjong Baram field, offshore Malaysia. EP Developments Malaysia has a 70 per cent. interest in the Tanjong Baram SFRSC and the remaining 30 per cent. is held by Uzma. PETRONAS remains project owner and EP Developments Malaysia acts as a service provider responsible for implementing the field development plan and carrying out production operations. The Tanjong Baram SFRSC establishes a joint management committee for the purpose of general supervision and control of the project. Decisions are made by unanimous vote of all members.

EP Developments Malaysia’s incurred upfront development and operations costs are to be reimbursed from field revenue upon commercial production. EP Developments Malaysia is also entitled to a per barrel remuneration fee which is not linked to oil prices. EP Developments Malaysia’s remuneration fee is tied to cost, schedule and production performance. EP Developments Malaysia does not have any decommissioning liability upon expiry of the Tanjong Baram SFRSC or following the end of the life of the field. The Company has also provided a parent company guarantee in respect of EP Development Malaysia’s participating share under the Tanjong Baram SFRSC. The term of the Tanjong Baram SFRSC is 9 years.

(ii)         Joint operating agreement

EP Developments Malaysia entered into a joint operating agreement on 27 March 2014 with Uzma. The role of operator is assigned to it. The agreement establishes a joint management committee charged with the supervision and direction of operations and approving work programmes and budgets. Decisions require the affirmative vote of 100 per cent. of the participating interests, save for decisions to appoint an external auditor which require an affirmative vote by two or more interest holders having in aggregate a percentage interest of at least 70 per cent. The affirmative vote of both EP Developments Malaysia and Uzma is therefore required to approve decisions. However, deadlock can be resolved by EP Developments Malaysia (as operator) if a decision is required in order to comply with the Tanjong Baram SFRSC or applicable laws.

16.6         Description of certain financing arrangements

(a)       Existing RCF

(i)          Overview

The Company and certain of its subsidiaries entered into an agreement establishing the Existing RCF on 6 March 2012, which agreement the Company amended and restated including on 29 January 2014. The mandated lead arrangers are BNP Paribas and The Bank of Nova Scotia and the facility agent is BNP Paribas. The Existing RCF may be utilised in US Dollars, Sterling or Euros by drawing of cash advances or by issuances of letters of credit. Borrowings may be used for the purposes of funding oil and gas related expenditure of the Company and its subsidiaries from time to time.

As of 31 July 2016, the Group had drawn US$956.3 million under the Existing RCF and utilised letters of credit of US$7.0 million. After netting off unamortised facility fees, the balance sheet amount for the Group’s liability represented by the Existing RCF was US$939.6 million as of 31 July 2016.

(ii)         Borrowers and guarantors

Each of the following companies is both a borrower and a guarantor under the Existing RCF: the Company, EnQuest Heather, EnQuest Heather Leasing Limited, EnQuest ENS Limited, EnQuest Norge AS, EnQuest Britain Limited, EnQuest Energy Limited, EQ Petroleum Sabah Ltd, EnQuest EnQuest EnQuest Production Limited, EnQuest I Limited and EnQuest Global Limited (each both an “Existing RCF Borrower” and an “Existing RCF Guarantor”). Each of the follow companies is an Existing RCF Guarantor but not an Existing RCF Borrower: EnQuest Dons Leasing Limited, EP Malaysia, NSIP (GKA) Limited, Stratic UK Holdings Limited, EnQuest UKCS Limited, EnQuest Global Services Ltd, EnQuest Thistle, EnQuest Marketing and Trading Limited and NorthWestOctober Limited. A mechanism is included in the Existing RCF to enable certain of the Company’s subsidiaries to accede as additional borrowers or additional guarantors with respect to the Existing RCF, subject to certain conditions.

(iii)        Security

The Existing RCF is secured by way of (i) first ranking and second ranking English law share charges over the shares of EnQuest Heather, EnQuest Heather Leasing Limited, EnQuest ENS Limited, EnQuest Britain Limited, EnQuest Energy Limited, EQ Petroleum Sabah Ltd, EnQuest Production Limited and EnQuest I Limited; (ii) a first ranking English law share charge over the shares of EnQuest Global Limited; (iii) first ranking and second ranking floating charges over the Company, EnQuest Heather, EnQuest Heather Leasing Limited, EnQuest ENS Limited, EnQuest Energy Limited, EQ Petroleum Sabah Ltd, EnQuest Production Limited and EnQuest I Limited; (iv) a first ranking floating charge over EnQuest Global Limited and EnQuest Britain Limited; and (v) first ranking Norwegian law security consisting of a share pledge over the shares of EnQuest Norge AS, an account charge by EnQuest Norge AS, a general assignment agreement by EnQuest Norge AS, a charge over machinery and plant and a factoring agreement by EnQuest Norge AS.

Pursuant to a waiver letter dated 19 August 2016, the Company has granted the following additional security: (i) fixed security over the Company’s interest in intercompany balances owed to it by any member of the Group; and (ii) fixed security over the Company’s shares in EnQuest Marketing and Trading Limited, NSIP (GKA) Limited and Grove Energy Limited.

As a condition of the Bridge Finance Letter, EnQuest Britain and EnQuest Global Limited shall grant fixed charges over long-term intercompany balances, and EnQuest Global Limited shall grant a share charge over its shares in EP Production Malaysia.

(iv)        Commitments and additional commitments

The Existing RCF provides a multicurrency revolving credit facility, the aggregate commitments of which are US$1.2 billion, which amount may be increased to US$1.7 billion provided that (i) the consent of the Majority Lenders has been obtained, (ii) no Event of Default is continuing or would result from such increase, (iii) the Lenders (whether existing or new) agree to make available such further amount, (iv) the Parties enter into and/or deliver any documentation, and take all such steps, as the Facility Agent or Security Trustee (each acting reasonably) may request for the purposes of effecting the increase in the aggregate commitments and ensuring the continuing effectiveness or validity of the Finance Documents, (v) all such information as is requested by any Finance Party is provided to the Facility Agent by the Company and (vi) no request for an increase in the aggregate commitments shall be made later than 31 August 2017 (the “Aggregate Commitments”). Funds may only be drawn under the Existing RCF to a maximum amount of the lesser of (i) the Aggregate Commitments, (ii) RRBV as at the most recent of 30 April and the most recent Interim Test Date and (iii) the maximum amount which could be outstanding on the most recent Test Reference Date taking into account the amount of the proposed utilisation without the Company being in breach of the Leverage Ratio or ratio of EBITDA to Finance Charges on that Test Reference Date (the “Maximum Available Amount”). As of 30 June 2016, Aggregate Commitments were US$1.2 billion of which US$956.3 million was drawn. All capitalised terms used (and not defined) in this paragraph shall have the meaning given to them in the Existing RCF.

(v)         Guarantees

Each of the Existing RCF Guarantors has (among other things) provided a guarantee of all amounts payable to the Finance Parties (as defined in the Existing RCF) by any Existing RCF Borrower in connection with the Existing RCF.

(vi)        Reduction and repayment

The Aggregate Commitments reduce to zero on the date that is six years from the effective date, or 31 October 2019. The relevant Existing RCF Borrower must repay amounts such that the amount outstanding does not exceed the Maximum Available Amount. The Maximum Available Amount based on the RRBV is set on the most recent of 30 April or the most recent Interim Test date (as defined therein). The Maximum Available Amount based on the financial covenants is set on the most recent 30 June or 31 December. Each loan must be repaid on the last day of the relevant interest period relating thereto (which, subject to certain exceptions, may be one, three or six months or any other period agreed between us and the agent), subject to a netting mechanism against amounts drawn on such date. Amounts repaid by a borrower may be re-borrowed, subject to certain exceptions.

As a condition of the Bridge Finance Letter, utilisations under the Existing RCF after 26 September 2016 shall have an interest period of one month (subject to certain exceptions).

The relevant Existing RCF Borrower must also ensure that the aggregate US Dollar amount of the face value of all outstanding letters of credit does not at any time exceed the greater of US$600 million or 50 per cent. of Aggregate Commitments.

The Company must build up cash cover in respect of outstanding letters of credit as the final maturity date under the Existing RCF approaches as follows: 25 per cent. of the outstanding utilisations by way of letters of credit from 12 months before final maturity date, 50 per cent. of the outstanding utilisations by way of letters of credit from 9 months before final maturity date, 75 per cent. of the outstanding utilisations by way of letters of credit from 6 months before final maturity date and 100 per cent. of the outstanding utilisations by way of letters of credit from 3 months before final maturity date.

(vii)       Mandatory prepayment

If it becomes unlawful in any applicable jurisdiction for a lender to perform its obligations under the Existing RCF or to fund or maintain its participation in a loan, the commitment of that lender will be immediately cancelled once that lender has notified the Group (through the facility agent) of that unlawfulness and, if applicable, all obligations under such commitment will be payable on the last day(s) of the relevant interest period(s) or earlier if required by the lender concerned in certain circumstances.

If the Group experiences certain change of control events, any lender may by notice to the Group and the agent cancel its commitments immediately and each borrower must within 15 Business Days of receiving such notice repay any such lender’s participation in all outstanding loans, together with accrued interest and all other amounts due to that lender under the finance documents.

The Existing RCF also includes customary prepayment events and rights related to defaulting lenders, taxes and increased costs.

(viii)      Voluntary prepayment and cancellation

Subject to payment of break costs (if any), an Existing RCF Borrower may voluntarily cancel the available commitments or prepay amounts outstanding under the Existing RCF without penalty or premium, at any time in whole or in part, subject to a minimum cancellation or repayment of US$1 million (with integral multiples of US$1 million), on not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice to the facility agent.

(ix)        Interest and fees

The rate of interest payable on the loans under the Existing RCF is the rate per annum equal to the aggregate of a margin plus LIBOR (in the case of loans in US Dollars or Sterling) or EURIBOR (in the case of loans in Euros) and the mandatory cost (if any).

The borrowers are required to pay a commitment fee on available but unutilised commitments under the Existing RCF, at a rate equal to a percentage of the applicable margin.

(x)         Representations and warranties

The Existing RCF includes certain customary representations and warranties, subject to certain exceptions and appropriate materiality qualifications, including representations with respect to:

•            status;

•            powers and authority;

•            legal validity;

•            non conflict with constitutional documents, laws or certain documents;

•            ranking;

•            no insolvency;

•            no default;

•            accuracy of most recent financial statements delivered;

•            compliance with tax laws;

•            maintenance of necessary insurances; and

•            material adverse change.

(xi)        Negative covenants

The Existing RCF includes certain restrictive covenants, subject to certain agreed exceptions, including, but not limited to, covenants restricting the ability of each Existing RCF Borrower and Existing RCF Guarantor (and where expressly provided, certain other key companies that are neither borrowers nor guarantors) to, among other things:

•            create security;

•            dispose of petroleum assets;

•            merge or consolidate with other companies or make acquisitions;

•            make a substantial change to the general nature of its business;

•            incur indebtedness or provide guarantees;

•            allow its rights under certain project documents to be terminated, suspended or limited; and

•            make loans or extend credit to third parties.

(xii)       Affirmative covenants

The Existing RCF requires each Existing RCF Borrower and Existing RCF Guarantor (and in certain cases, certain other key companies that are neither borrowers nor guarantors) to observe certain affirmative covenants, subject to certain exceptions and including, but not limited to, covenants relating to:

•              maintenance of corporate existence and relevant authorisations;

•              compliance with laws, including environmental laws and regulations;

•              payment of taxes;

•              maintenance of insurance;

•              ensuring that its obligations under certain finance documents rank at least pari passu with its other unsecured obligations;

•              using reasonable efforts to incur certain agreed capital expenditures;

•              maintenance of ownership of material subsidiaries;

•              provision of financial (including annual audited and semi-annual unaudited consolidated financial statements of the Company), reserves and other information to lenders; and

•              compliance with the agreed hedging policy.

(xiii)      Financial covenants

As amended pursuant to an amendment, waiver and consent letter dated 20 January 2015 (the “January 2015 Waiver Letter”), the Existing RCF requires the Group to ensure that:

•              in respect of the Test Reference Dates from and including 30 April 2015 to and including 30 April 2017, and on each Interim Test Date from and including 1 January 2015 to and including 31 December 2016, the ratio of consolidated net financial indebtedness to EBITDA (the “Leverage Ratio”) is less than 5.0:1.0, and in respect of all other Test Reference Dates and Interim Test Dates, the ratio of consolidated net financial indebtedness to EBITDA is less than 3.0:1.0;

•              in respect of the Test Reference Dates from and including 30 October 2014 to and including 30 April 2017, and on each Interim Test Date from and including 1 January 2015 to and including 31 December 2016, the ratio of EBITDA to forecast finance charges (the “Finance Charges Cover Ratio”) for the following 12 months is not less than 3.0:1.0, and in respect of all other Test Reference Dates and Interim Test Dates, ratio of EBITDA to forecast finance charges for the following 12 months is not less than 5.0:1.0;

•              in respect of all Test Reference Dates and Interim Test Dates, the Group’s RRBV does not fall below the Group’s total utilisations under the Existing RCF; and

•              on each Test Reference Date and each Interim Test Date (or within five Business Days ending on such date) it is demonstrated to the satisfaction of the Majority Lenders that the Group has sufficient funds available to meet all liabilities of the Group when due and payable for the period commencing on such date and ending on the final maturity date (the “Liquidity Test”).

The Bridge Finance Letter waived the requirement for the Company to comply with the Leverage Ratio and the Finance Charges Cover Ratio on the next Test Reference Date of 31 October 2016.

Pursuant to a waiver letter dated 29 January 2016 (the “January 2016 Waiver Letter”) the Liquidity Test was waived for the Interim Test Date of 31 January 2016. The Liquidity Test was then deferred for the Test Reference Date of 30 April 2016 by one month to 31 May 2016 pursuant to a waiver letter dated 29 April 2016 (the “April 2016 Waiver Letter”). The Liquidity Test continued to be waived on a rolling monthly basis, the last such waiver being obtained on 19 August 2016, deferring the Liquidity Test to 30 September 2016. The Bridge Finance Letter further deferred the Liquidity Test until 31 December 2016. Since the April 2016 Waiver Letter, the Company has also obtained rolling monthly waivers for the RRBV test referred to above (as a result of the Company and the Technical Banks having not yet finalised the RRBV). The Bridge Finance Letter adjusted the RRBV in the manner described in section 16.6(a)(xvi) (Amendments to Existing RCF contemplated under the Lock-Up Agreement) below and deferred the RRBV test until 31 December 2016.

“Test Reference Date” is each 30 April and 31 October, and “Interim Test Date” includes each 31 July and 31 January from and including 31 July 2015 to and including 31 January 2017 as well as being triggered by certain specific events (such as disposals).

These financial terms are defined in the Existing RCF and may not correspond to similarly titled metrics in the Group’s consolidated financial statements or in this Explanatory Statement.

(xiv)      Events of default

The Existing RCF sets out certain events of default, the occurrence of which would allow the senior lenders (if the Majority Lenders so direct) to cancel their commitments or declare that all or part of the loans, together with accrued interest and other amounts outstanding are immediately due and payable and/or payable immediately on demand and/or declare that full cash cover in respect of each letter of credit is immediately due and payable. The events of default include, among other events and subject in certain cases to grace periods, thresholds and other qualifications:

•              non payment of amounts due and payable under a finance document;

•              breach of financial covenants or other obligations;

•              inaccuracy of a representation in any material respect when made or deemed to be repeated;

•              certain other cross defaults in respect of indebtedness equal to or in excess of US$10 million (or equivalent in other currencies);

•              insolvency or insolvency proceedings;

•              enforcement of security securing debt or attachment of assets;

•              cessation of business;

•              invalidity or unlawfulness of the finance documents or certain project documents;

•              any Existing RCF Borrower or Existing RCF Guarantor ceasing to be wholly owned by us;

•              nationalisation or expropriation (or announcement of intent in respect thereof) of all or any part of any petroleum asset or any oil and gas or revenues derived therefrom in a manner which would result in a material adverse change;

•              any litigation, arbitration or administrative proceeding is commenced before any court, arbitral body or agency which is likely to be adversely determined and, if adversely determined would reasonably be likely in respect of any Existing RCF Borrower or Existing RCF Guarantor to have a material adverse effect; and

•              material adverse change.

(xv)       Governing law

The Existing RCF is governed by English law.

(xvi)      Amendments to Existing RCF contemplated under the Lock-Up Agreement

Pursuant to the Lock-Up Agreement, the following amendments to the Existing RCF have been agreed. The RCF Amendments, along with the other components of the Restructuring, are inter-conditional and cannot proceed if any other component of the Restructuring does not proceed.

•              extension of final maturity date to 1 October 2021;

•              Aggregate Commitments to be split into two facilities, comprised of: (A) the Term Facility; and (B) the RCF Facility. The RRBV will be fixed at US$890.7 million for the life of the Existing RCF;

•              the ability to increase the Aggregate Commitments by way of the accordion to be cancelled;

•              outstanding loans and letters of credit under the Term Facility and RCF Facility that in aggregate exceed the RRBV have super-senior status, and benefit from a higher margin. Outstanding loans and letters of credit under the Term Facility and RCF Facility up to the RRBV have senior status;

•              the following updated amortisation schedule for the Term Facility:

•              from the Effective Date up to and including 31 March 2018: US$1,200 million,

•              from 1 April 2018 up to and including 30 September 2018: US$1,060 million,

•              from 1 October 2018 up to and including 31 March 2019: US$930 million,

•              from 1 April 2019 up to and including 30 September 2019: US$755 million,

•              from 1 October 2019 up to and including 31 March 2020: US$655 million,

•              from 1 April 2020 up to and including 30 September 2020: US$535 million,

•              from 1 October 2020 up to and including 31 March 2021: US$500 million,

•              from 1 April 2021 up to and including 30 September 2021: US$435 million, and

•              on the Final Maturity Date: nil;

•              mandatory repayment of the Existing RCF out of excess cash flow. Excess cash flow is defined as the amount by which the aggregate of: (A) cash on hand of the Group (excluding restricted cash); and (B) the available commitments under the RCF Facility, on the last day of each semi-annual period ending on 30 June and 31 December in each year, exceeds US$75 million, excluding any amounts required for capital expenditure included in the latest Liquidity Test, provided such amounts are applied for such purpose within 12 months, and provided that if the conditions permitting payment of a dividend by the Company to its shareholder (the “Dividend Conditions”) are met, the Company can use up to 50 per cent. of such excess cash flow for the second part of the financial year to pay a dividend to its shareholders. The Dividend Conditions include:

(A)       the ratio of net debt to EBITDA has been no greater than 2:1 for the four immediately preceding consecutive quarters;

(B)       the Company is not in breach of the leverage ratio;

(C)       the Company has delivered a Liquidity Test taking into account the proposed dividend, demonstrating that the Group has sufficient funds available to meet all liabilities when due including all amounts on the Final Maturity Date with a surplus to the extent that debt service in each six month period is covered 1.2:1;

(D)       Aggregate Commitments under the Existing RCF are less than US$500 million;

(E)       no event of default is continuing under the Existing RCF; and

(F)        all capitalised interest on the Notes has been paid in cash.

•              interest to be calculated as follows: Term Facility and RCF Facility less than or equal to the RRBV at LIBOR (with zero floor) plus 475bps and Term Facility and RCF Facility above RRBV at LIBOR (with zero floor) plus 525bps and (with the balance to be added to the PIK Amount every six months) 375bps PIK. LIBOR shall not apply to letters of credit and on certain letters of credit (being Performance LCs, as defined in the Existing RCF), only 50 per cent. of the applicable margin will apply;

•              the PIK Amount shall be zero on the date the amendments to the Existing RCF become effective. The PIK Amount will then increase as follows:

(A)       in respect of any utilisation to which a PIK Margin applies, the PIK Margin shall accrue on that utilisation and shall be capitalised and be added to the PIK Amount on each 30 June and 31 December; and

(B)       PIK Amount Interest shall accrue on the PIK Amount and shall be capitalised and added to the PIK Amount on each 30 June and 31 December;

•              the Leverage Ratio test will become a senior secured leverage ratio (i.e consolidated net financial indebtedness will take into account the drawn Existing RCF amounts net of cash and cash equivalents, with the Notes excluded due to their coupon structure and the PIK Amount and the potential finance lease for the Kraken FPSO also to be excluded from the definition of indebtedness). The revised Leverage Ratio will be tested on a quarterly basis on and from 30 June 2017. The revised Leverage Ratio must be less than the ratios set out below when tested on the respective dates set out below:

Date	Ratio
30 June 2017	3.2x
30 September 2017	2.7x
31 December 2017	2.25x
31 March 2018	1.6x
30 June 2018	1.2x
30 September 2018	1.2x
31 December 2018	1.2x
31 March 2019	1.1x
30 June 2019	1.1x
30 September 2019	1.0x
31 December 2019	1.0x
31 March 2020	1.0x

Date	Ratio
30 June 2020	1.0x
30 September 2020	1.0x
31 December 2020	1.0x
31 March 2021	1.0x
30 June 2021	1.0x

•              the revised Finance Charges Cover Ratio test shall exclude the PIK on Notes but shall otherwise remain unchanged from the Existing RCF. The ratio will be increased to 7.5:1.0 for all periods;

•              the Liquidity Test shall differ for phase 1 for the period prior to 31 December 2017 and phase 2 for the period from 31 December 2017.

Liquidity testing during phase 1 will consist of:

(C)       management case quarterly liquidity test: this will be the same as the Liquidity Test in the Existing RCF except that it will be based on management assumptions other than in relation to the price deck applicable to petroleum prices which will be the historic average forward curve oil price (“FWCs”) of the past 15 consecutive days for each remaining year until maturity minus a 10 per cent. discount;

(D)     available liquidity (unrestricted cash plus undrawn commitments) at the end of each month shall not fall below:

(1)        $50 million for the period from 1 January 2017 to 30 June 2017;

(2)        $40 million from 1 July 2017 to 30 November 2017; and

(3)        $50 million from 1 December 2017 to 31 December 2017;

(E)       short-term cash flow forecast to trigger an event of default if it demonstrates a shortfall (being a negative balance after deducting cash), to be based on management assumptions, other than in relation to the price deck applicable to petroleum prices which will be the FWCs of the past 15 consecutive days for the relevant period (with no discount); and

(F)        Joint Technical Banks quarterly liquidity test: this will be the Joint Technical Bank version of the management case quarterly test. This is for information only, will not trigger an event of default, will cover the life of the loan including the amount due at maturity and will employ the same price deck as the management case but otherwise be based on assumptions of the joint technical banks.

Phase 2 will revert to the original Liquidity Test save that assumptions will include a price deck of historic average FWCs of the past 15 consecutive days for each remaining year until maturity (minus a 10 per cent. discount). The test will cover the life of the loan plus one year, and will include 75 per cent. of the amount due on the final maturity date (to be increased to 100 per cent. from 1 January 2020) provided that no event of default will arise if the Liquidity Test demonstrates that such amount can be repaid from cash flow after debt service in one year after the final maturity date.

Restrictions on other activities of the Group are as follows:

•              no acquisitions by a member of the Group without the consent of Existing RCF Lenders whose commitments aggregate at least 66 2/3 per cent. of the Aggregate Commitments (the “Majority Lenders”), other than acquisitions post 1 February 2018, provided that an updated Liquidity Test is delivered to the satisfaction of the Majority Lenders and the Joint Technical Banks shall be given access to the appropriate information to be able to risk and comment on such Liquidity Test;

•              no disposals by a member of the group of a petroleum asset without Majority Lenders consent;

•              existing £1 billion basket for financial indebtedness under bonds to be maintained, and proceeds from further bond issuances shall be applied to prepay the Term Facility and RCF Facility;

•              bond exchange offers or other forms of bond refinancing shall not be permitted while any amount is outstanding under the Existing RCF; and

•              no exploration and appraisal expenditure to be incurred by a member of the Group other than expenditure on appraisal wells in relation to existing producing assets for the purpose of improving the performance of that asset.

The following security is to be granted by a member of the Group as a condition precedent to the amendments described above taking effect:

(A)          a floating charge by NSIP (GKA) Limited; and

(B)          a floating charge by EP Malaysia.

(xvii)     Super-senior hedging

As set out in the Lock-Up Agreement, the Company and other members of the Group shall be granted the right to enter into certain new super senior hedging transactions in accordance with the hedging policy set out in the Existing RCF (the “New Hedging”). The New Hedging will benefit from super-senior status ranking equally with the outstanding loans and letters of credit under the Term Facility and the RCF Facility that in aggregate exceed the RRBV. Voting rights will be the same as under the Existing RCF except that provisions will be included to require the consent of a majority of hedging banks which are party to New Hedging to any changes to the terms of the super senior facilities which (A) increase the maximum principal amount of such facilities; (B) affect the ranking or subordination of the liabilities under the super senior facilities; or (C) release any security. The voting threshold for these purposes to be 75 per cent. or more by value (on a mark-to-market basis) and over 50 per cent. in number of such hedging banks.

The New Hedging will be structured as follows:

In the case of commodity hedging:

•              transactions shall relate in aggregate to no more than 14.39 million barrels of crude oil over 12 months from 1 January 2017 to 31 December 2017, with a sub-limit of a maximum of 4 million barrels of crude oil in the first and second calendar quarters during such year and 4.5 million barrels of crude oil in the third and fourth calendar quarters during such year;

•              the Company to provide (in form and substance reasonably satisfactory to the Existing RCF Lenders) a monthly report to the Existing RCF Lenders listing the commodity hedging in place and total aggregate exposure; and

•              to the extent there are potential aggregate hedging liabilities of more than US$151 million, the Company shall procure within 10 Business Days that such aggregate liabilities are reduced to US$151 million or less.

There will be a minimum hedging requirement set at 30 per cent. of 20.00 million barrels of crude oil at a minimum price per barrel of US$45, which the Company shall use best endeavours (subject to prevailing market conditions at the time) to enter into by 31 December 2016 for production from 1 January 2017 to 31 December 2017.

(xviii)    Bridge Finance

Pursuant to the Bridge Finance Letter, the Lenders have approved a RRBV of US$1,140 million from 26 September 2016. In the event that the Company announces that it is commencing a corporate sale of the Group or any member of the Group, the RRBV will increase to US$1,200,000,000.

The Bridge Finance Letter also includes the following waivers of covenants:

•              a waiver of the requirement to prepare and adopt a Projection in respect of the Interim Test Date of 31 July 2016 (which was previously postponed to 30 September 2016);

•              a postponement of the Test Reference Date of 30 April 2016 (which was previously postponed to 30 September 2016) to 31 December 2016, for the purposes of the RRBV test;

•              a postponement of the Liquidity Test from 31 July 2016 (which was previously postponed to 30 September 2016) to 31 December 2016; and

•              a waiver of the Leverage Ratio Test and the Interest Cover Test for the next Test Reference Date of 31 October 2016.

Utilisations made on or after the date of the Bridge Finance Letter (“New Utilisations”) will have an interest period of one month (subject to certain exceptions) and an applicable margin of 5 per cent. The Company shall also pay to the Facility Agent (for the account of the Lenders) a fee of 5 per cent. per annum on the amount of utilisations made from 26 September 2016 (other than rollover loans) calculated on a daily basis.

As conditions to the waivers referred to above the Company has agreed the following:

•              at any time the Majority Lenders may reduce the RRBV to any amount equal to or greater than US$845 million, which would require the Company to repay amounts drawn under the Existing Facility to the reduced RRBV amount;

•              no request for a New Utilisation may be submitted: where, if the New Utilisation were made, the Group would have a cash balance (subject to certain exceptions) of US$20 million or more after the proposed New Utilisation; more than once in any seven-day period; or where the Facility Agent on behalf of the Majority Lenders has notified the Company that no further New Utilisations are permitted;

•              the proceeds of a New Utilisation may only be used to pay any coupon payment to any noteholder with the prior consent of the Majority Lenders;

if the Group’ cash balance (subject to certain exceptions) exceeds US$20 million for any seven consecutive days the Company shall apply the excess to repaying New Utilisations and then to repaying other loans outstanding under the Existing RCF.

As a further condition of the Bridge Finance Letter, EnQuest Britain and EnQuest Global Limited shall grant fixed charges over long-term intercompany balances, and EnQuest Global Limited shall grant a share charge over its shares in EP Production Malaysia.

The Majority Lenders can under the Bridge Finance Letter request at any time that the Company either (i) starts a corporate sale process or takes other required steps in connection with the Restructuring or (ii) engages in discussions with the Lenders with its views on any such action or on the Restructuring generally if it does not want to take the action requested by the Majority Lenders.

(b)       Tanjong Baram Facility

(i)          Overview

EP Developments Malaysia (as Borrower) entered into a limited recourse US$35 million term loan facility with DBS Bank LTD, Labuan Branch (as facility agent, security agent, account bank, hedging bank and mandated lead Aaranger), dated 11 June 2015 (the “TB Facility Agreement”).

(ii)         Security

To secure the obligations of EP Developments Malaysia under the TB Facility Agreement: (i) EP Developments Malaysia has granted a general assignment over its interests in and to earnings, an assignment of its insurances, a charge over its accounts and a fixed and floating charge over its assets and undertakings; and (ii) EnQuest Global Limited, as sole shareholder of EP Developments Malaysia, has granted a first security interest in respect of all its shares in EP Developments Malaysia.

(iii)        Sponsor’s Undertaking

Pursuant to a sponsor’s undertaking between the Company and the Security Agent (the “Sponsor’s Undertaking”), the Company undertakes to provide to EP Developments Malaysia, directly or indirectly, up to US$21 million to cover any cost overruns in respect of the Tanjong Baram project. The Company has paid EP Developments Malaysia US$19.4 million in accordance with the Sponsor’s Undertaking.

(iv)        Reduction and repayment

The final maturity date under the TB Facility Agreement is 31 March 2020. There is a cash sweep of either (i) 75 per cent. of permitted distributions if the Brent oil price is US$60 per barrel or less; or (ii) 50 per cent. of permitted distributions in all other circumstances, reducing the Total Commitments accordingly.

(v)         Interest

Interest is calculated as LIBOR plus a margin (where the margin is: (i) from the date of the TB Facility Agreement until the First Oil Date (as defined in the TB Facility Agreement), 2.5 per cent. per annum; and (ii) on and after the First Oil Date, 2.25 per cent. per annum).

(c)        Transocean deferral

EnQuest Heather has entered into a supply contract with Transocean which became effective on 30 September 2014 (as amended on 24 August 2015) under which Transocean provides drilling services for the Kraken Field development.

A deferral arrangement was entered into with Transocean on 28 September 2016, deferring up to US$60 million of payments to Transocean over two years beginning 1 July 2016 with repayments to be made by EnQuest Heather (including interest) over a 12 month period from 1 May 2018 to 30 April 2019.

In consideration for such arrangement EnQuest Heather and EnQuest ENS Limited granted second ranking floating charges in favour of Transocean as security for EnQuest Heather’s obligations under the deferral arrangement. An intercreditor deed was also entered into with Transocean and BNP Paribas as Facility Agent and Security Trustee under the Existing RCF, governing the ranking of the security. Under the terms of such intercreditor deed, the Company is not restricted from raising new financing or refinancing the Existing RCF.

(d)       Retail Notes

The following description of the Retail Notes is based on their terms and conditions in effect as at the date of this Explanatory Statement. Pursuant to the Restructuring, the Company proposes to make certain amendments to the Retail Notes, as further specified in section 6 (Scheme Overview) of part 1 (Background and Rationale to the Restructuring) of this Explanatory Statement. The Retail Notes Amendments, along with the other components of the Restructuring, are inter-conditional and cannot proceed if any other component of the Restructuring does not proceed.

(i)          Overview

On 24 January 2013, the Company established a £500 million EMTN Programme. On 15 February 2013, the Company issued an initial tranche of £145 million 5.50 per cent. Notes due 15 February 2022 (the “Initial Tranche of Retail Notes”) under the EMTN Programme. On 2 December 2013, the Company issued a further tranche of £10 million 5.50 per cent. Notes due 15 February 2022 (the “Further Tranche of Retail Notes”) under the EMTN Programme, which were consolidated with and formed a single series with the Initial Tranche of Retail Notes (the Initial Tranche of Retail Notes together with the Further Tranche of Retail Notes form the Retail Notes).

The Retail Notes are constituted under the Retail Notes Trust Deed between, among others, the Company and U.S. Bank Trustees Limited, in its capacity as the Retail Notes Trustee. The terms and conditions of the Retail Notes are set out in a schedule to the Retail Notes Trust Deed, as completed by the final terms dated 24 January 2013 (in respect of the Initial Tranche of Retail Notes) and the final terms dated 20 November 2013 (in respect of the Further Tranche of Retail Notes).

The Retail Notes as originally issued had the following characteristics:

•              Interest: a fixed rate of 5.50 per cent. per annum payable semi-annually in arrear on 15 February and 15 August in each year. The interest rate of the Retail Notes was amended by the Company on 5 May 2015, as further described in paragraph 16.6(d)(iii) (Amendments to the Retail Notes) below;

•              Form: registered form;

•              Currency: Sterling;

•              Maturity: 15 February 2022;

•              Ranking: pari passu without preference or priority among themselves and in right of payment with all existing and future obligations of the Company that are not contractually subordinated in right of payment thereto;

•              Negative pledge: so long as any Retail Notes remain outstanding, neither the Company nor any of its subsidiaries will create or have outstanding any security interest upon the whole or any part of its present or future undertakings, assets or revenues to secure any indebtedness which is in the form of, or represented by, bonds, notes, debentures, loan stock, or other securities which for the time being are listed, quoted or dealt in or traded on any stock exchange or over the counter or other securities market, without at the same time or prior thereto according the same security to the Retail Notes;

•              Events of default: customary events of default, including those relating to (a) non payment of interest or principal, (b) breach of other obligations under the Retail Notes or the Retail Notes Trust Deed, (c) cross acceleration, (d) enforcement proceedings, (e) security enforcement, (f) insolvency, (g) winding up, (h) lack of authorisations and consents, and (i) illegality. The provisions include certain minimum thresholds and grace periods. In addition, in certain cases, a certification in writing that a particular event is materially prejudicial to the interests of the holders of the Retail Notes is required from the Retail Notes Trustee before the Retail Notes can be accelerated;

•              Final redemption: unless previously redeemed, purchased and cancelled, the Retail Notes are due to be redeemed on 15 February 2022 at their nominal amount;

•              Optional redemption: the Company has the right to redeem the Retail Notes at any time at the make whole amount. The holders of Retail Notes have the right to redeem the Retail Notes prior to their final maturity upon a change of control, as specified in the terms and conditions of the Retail Notes. The Company may also (prior to the expected maturity date) redeem Retail Notes as a result of changes in taxation such that the Company would be required to pay additional amounts to the holders of the Retail Notes;

•              Taxation: all payments in respect of Retail Notes are made without withholding or deduction for, or on account of, any present or future taxes imposed by the UK unless and save to the extent that the withholding or deduction of such taxes is required by law. In that event, the Company will be obliged to pay additional amounts in respect of any such withholding or deduction, subject to certain exceptions;

•              Covenants: the Retail Notes Trust Deed as originally executed contains customary covenants for the type of issuance, which are subject to caveats and limitations, including covenants to notify the Retail Notes Trustee in the event of an event of default and to deliver to the Retail Notes Trustee the Company’s audited financial statements;

•              Financial covenants: the Retail Notes as originally issued contained an obligation for the Company to ensure that, as of each 30 June and 31 December, the Company’s ratio of net financial indebtedness to EBITDA is less than 3.0:1.0, and the ratio of EBITDA to finance charges for the prior twelve months is not less than 4.0:1.0. The financial covenants described above were amended on 5 May 2015 (see paragraph 16.6(d)(iii) (Amendments to the Retail Notes) below for further information); and

•              Governing law: English law.

(ii)         Retail Notes Guarantee

On 5 November 2014, the Company, the Retail Notes Trustee and certain subsidiaries of the Company as the Guarantors entered into the First Supplemental Trust Deed pursuant to which each Guarantor gave a guarantee in respect of the Retail Notes (the “Retail Notes Guarantee”) on a subordinated basis. The Existing Retail Notes Guarantees rank pari passu with the High Yield Notes Guarantees and are subordinated in right of payment to outstanding claims of certain senior creditors of the Guarantors. On 5 November 2014, the Retail Notes Trustee acceded to the Guarantee Subordination Agreement dated 9 April 2014 (as amended by the Amendment Agreement to the Guarantee Subordinate Agreement dated 5 November 2014).

Pursuant to the First Supplemental Trust Deed and the Guarantee Subordination Agreement, the Existing Retail Notes Guarantees are:

•              each a direct, unconditional and irrevocable, joint and several guarantee by the relevant Guarantor to the Retail Notes Trustee (for itself and on behalf of the holders of the Retail Notes) of payment of principal and interest payable under the terms and conditions of the Existing Retail Note and all other monetary obligations of the Company to the holders of the Retail Notes or the Trustee under the Retail Notes Trust Deed in respect of the Retail Notes and any additional amounts payable pursuant to Condition 8 (Taxation) of the Retail Notes;

•              subordinated in right of payment to all existing and future senior obligations of the Guarantors, including under the Existing RCF;

•              pari passu in right of payment with all existing and future senior subordinated obligations of the Guarantors, including the High Yield Notes Guarantees;

•              senior in right of payment to all future obligations of the Guarantors that are expressly contractually subordinated to the Guarantors’ Existing Retail Notes Guarantees and High Yield Notes Guarantees; and

•              effectively subordinated to all existing and future secured obligations of the Guarantors (including under the Existing RCF), to the extent of the value of the property and assets securing such obligations, unless such assets also secure the Retail Notes Guarantees on an equal and rateable or senior basis.

For more information regarding the High Yield Notes Guarantees, see paragraph 16.6(h) (High Yield) below.

(iii)        Amendments to the Retail Notes

Amendment to Financial Covenants

On 5 May 2015, the Company, the Retail Notes Trustee and the Guarantors entered into a second supplemental trust deed (the “Second Supplemental Trust Deed”) with the consent of the holders of the Retail Notes to amend the financial covenants in the Retails Notes in order to align them with the amended covenants in the Existing RCF, as announced by the Company on 23 January 2015. This involved amending the financial covenants so as to raise the ratio of net financial indebtedness to EBITDA to 5.0:1.0 and reduce the ratio of EBITDA to financial charges to 3.0:1.0. The financial covenants are due to revert to their original levels (as described under Financial covenants in subsection (i) above) from (and including) 30 June 2017.

Change to Interest Rate Provisions

In the Second Supplemental Trust Deed the terms and conditions of the Retail Notes were amended so that the rate of interest in respect of the Retail Notes would be increased to 7.00 per cent. per annum for a limited period of time if the ratio of net financial indebtedness to EBITDA was more than 3.0:1.0 in respect of any test period. At the date of this Explanatory Statement, the Retail Notes carry interest of 7.00 per cent. per annum.

These amendments were constituted by the Second Supplemental Trust Deed.

(e)         Subordination Agreement

In the following summary of the subordination agreement dated 9 April 2014 between, among others, the Company and BNP Paribas (as senior facility agent and security trustee) as amended, novated, supplemented, extended and/or restated from time to time (the “Guarantee Subordination Agreement”):

•            “Debt Documents” refers to (among others) each of the Senior Finance Documents and the Notes Documents;

•            each member of the Group (excluding any Notes Issuer) that is a borrower or guarantor under the Debt Documents is referred to as a “Debtor” and are collectively referred to as the “Debtors”;

•            “Group” refers to all of the Company’s subsidiaries for the time being but, for the avoidance of doubt, not the Company itself;

•            “Liabilities” refers to (among others) all present and future liabilities and obligations at any time of a Debtor to a creditor under the Debt Documents, both actual and contingent and whether incurred solely or jointly or as principal or surety or in any capacity, together with any of the following matters relating to or arising in respect of those liabilities and obligations:

•              any refinancing, novation, deferral or extension;

•              any claim for breach of representation, warranty or undertaking or an event of default or under any indemnity given under or in connection with any document or agreement evidencing or constituting any other liability or obligation falling within the definition of “Liabilities”;

•              any claim for damages or restitution; and

•              any claim as a result of any recovery of any Debtor of a payment to a creditor on the grounds or preference or otherwise,

and any amounts which would be included in any of the above but for any discharge, non-provability, unenforceability or non-allowance of those amounts in any insolvency or other proceedings;

•            “Notes Creditors” refers to the creditors of the Existing RCF, certain banks that act as counterparties to the Hedging Agreements and the High Yield Notes Trustee on its own behalf and on behalf of the holders of the High Yield Notes.

•            “Notes Documents” refers to each of the Guarantee Subordination Agreement, the Retail Notes, the Existing Retail Notes Guarantees, the Retail Notes Trust Deed, the High Yield Notes, the High Yield Notes Guarantees and the High Yield Note Indenture;

•            “Notes Issuer” refers to the Company (in its capacity as issuer of the Retail Notes and the High Yield Notes) and any of its wholly-owned subsidiaries which may in the future issue bonds or notes and on-lend the proceeds of such issuance to the Company; and

•            “Senior Finance Documents” refers to (among others) the Guarantee Subordination Agreement, the Existing RCF, certain Hedging Agreements and other documents evidencing the Senior Liabilities (as defined below).

(i)          Ranking and Priority

The Guarantee Subordination Agreement provides that the Liabilities owed by the Debtors to the Senior Creditors under the Senior Finance Documents (the “Senior Liabilities”) and the Liabilities owed by the Guarantors to the Notes Creditors under the Notes Documents (the “Notes Guarantee Liabilities”) will rank in right and priority of payment in the following order:

•            first, the Senior Liabilities pari passu and without any preference between them; and

•            second, the Notes Guarantee Liabilities, pari passu and without preference between them.

The parties to the Guarantee Subordination Agreement have agreed that the Liabilities owed by any Notes Issuer to the Notes Creditors under the Notes Documents, certain amounts owed to the Retail Notes Trustee or the High Yield Notes Trustee under the Notes Documents and certain security enforcement and preservation costs relating to the High Yield Notes or the Retail Notes (if any) are senior obligations (and are therefore not Notes Guarantee Liabilities) and the Guarantee Subordination Agreement does not purport to rank, postpone and/or subordinate any of them in relation to any other liability.

(ii)         Permitted Payments

Until the Senior Discharge Date (as defined below), the Guarantee Subordination Agreement only permits Debtors to pay any amounts due to the Notes Creditors with respect to the Notes Guarantee Liabilities if:

•              no Stop Notice (as defined below) is outstanding and no Senior Payment Default (as defined below) has occurred and is continuing; and

•              the requisite consent of the Senior Facility Creditors has been obtained; or

•              the payment is of:

•              costs, commissions, taxes, fees payable to administrative service providers in connection with any consent process (provided that no portion of such fees may be payable to, or received by, the holders of Retail Notes or the High Yield Noteholders) and expenses incurred in respect of (or reasonably incidental to) the Notes Documents (or any of them);

•              additional amounts payable as a result of the tax gross-up provisions relating to the Notes Guarantee Liabilities and amounts in respect of currency indemnities in the Notes Documents;

•              any amount not exceeding US$2,250,000 (or its equivalent in other currencies) in aggregate in any twelve-month period; or

•              the principal amount of the liabilities in respect of the Retail Notes or the High Yield Notes on or after the final maturity date thereof (provided that such maturity date is the date so stated in the Retail Notes Trust Deed or High Yield Note Indenture (respectively) in its original form).

The “Senior Discharge Date” means the date on which all Senior Liabilities have been fully and finally discharged to the satisfaction of the relevant Representative (as defined below) and the Senior Creditors are under no further obligations to provide financial accommodation to any Debtor under any Senior Finance Document.

A “Senior Payment Default” refers to a default arising by reason of a failure by a Notes Issuer to pay on the due date any amount payable by them in connection with any of the Senior Finance Documents other than an amount not exceeding US$1 million (or its equivalent in any currency).

The agent representative (the “Representative”) of the Senior Facility Creditors (in accordance with the underlying facility documentation) may serve a notice (a “Stop Notice”) to the Retail Notes Trustee or (as the case may be) the High Yield Note Trustee specifying that an event of default (other than a Senior Payment Default) under the Senior Facility is outstanding and suspend the payment of any Notes Guarantee Liabilities (subject to the exception described above) until the earliest of:

•              the date on which such relevant event of default is waived, remedied or cured in accordance with the relevant document, is no longer continuing or otherwise ceases to exist;

•              the date falling 179 days after the date of receipt by the Retail Notes Trustee or (as the case may be) the High Yield Notes Trustee of the Stop Notice;

•              the date on which the Senior Liabilities owed to the relevant Senior Creditors under the Senior Finance Documents under which such event of default occurred have been fully and finally discharged and the relevant Senior Creditors are under no further obligation to provide financial accommodation to any Debtor under any Senior Finance Document;

•              the date on which the Representative that served the Stop Notice cancels such Stop Notice;

•              if a Standstill Period (as defined below) is already in effect, the date on which the aforementioned Standstill Period expires; and

•              the date on which the Retail Notes Trustee or (as the case may be) the High Yield Notes Trustee takes any Enforcement Action that is permitted under the Guarantee Subordination Agreement.

Each Stop Notice is to be issued within 60 days of receipt of notice of such default, only one notice may be served within any 360 day period, not more than one such notice may be served in respect of the same event or set of circumstances and no such notice may be served in respect of an event of default which has been notified to the relevant Representative at the time at which an earlier Stop Notice was issued.

Notwithstanding the foregoing, the Notes Issuer is not prevented from making a payment from its own assets if such payment is in respect of any of its obligations under the Retail Notes or the High Yield Notes in respect of which such Stop Notice has been delivered and such payment is not financed by a payment to such Notes Issuer by a member of the Group which is prohibited as described in this section (Permitted payments).

(iii)        Turnover — by the Notes Creditors

The Guarantee Subordination Agreement provides that if, at any time prior to the Senior Discharge Date, a Notes Creditor (subject to certain limited exceptions, including in respect of the Retail Notes Trustee and the High Yield Notes Trustee) receives or recovers a payment or distribution of, on account of or in relation to any Notes Guarantees Liabilities which is not a permitted payment under the Guarantee Subordination Agreement, it will, in relation to receipts and recoveries from a Notes Guarantor:

•              hold the received or recovered amount on trust for the Representative;

•              promptly notify the Representative of such receipt or recovery and request that the Representative confirm the amount of Senior Liabilities outstanding under the relevant Senior Finance Document; and

•              pay or distribute such amounts to the Representatives for application in accordance with the terms of the Senior Finance Documents.

(iv)        Turnover — by the Representatives

The Guarantee Subordination Agreement provides that, if the Representative collects, receives or recovers any amounts in following the taking of any Enforcement Action by the Retail Notes Trustee (in respect of the Retail Notes) or the High Yield Notes Trustee (in respect of the High Yield Notes) and, after the Senior Discharge Date, the Representative continues to hold any such amounts so collected, received or recovered, the Representative shall promptly pay all such amounts to the relevant trustee for application in accordance with the terms of the Notes Documents (or pro rata to the relevant representatives of any debt ranking pari passu with the Retail Notes and the High Yield Notes).

(v)         General

The Guarantee Subordination Agreement contains provisions dealing with:

•              the incurrence of future debt that will allow (i) certain agents with respect to the creditors of senior debt to accede to the Guarantee Subordination Agreement and benefit from, and be subject to, the provisions described above (including, for the avoidance of doubt, as creditors in respect of Senior Liabilities) and (ii) certain trustees with respect to the creditors of debt ranking pari passu with the Retail Notes and the High Yield Notes to accede to the Guarantee Subordination Agreement and have the same rights and obligations as the Retail Notes Trustee and the High Yield Notes Trustee;

•              when the Retail Notes Trustee, the High Yield Notes Trustee or any other representative of any debt ranking pari passu with the Retail Notes and the High Yield Notes (a “Notes Trustee”) may (i) demand, sue, prove and give receipt for any Guarantors’ Notes Guarantees Liabilities; (ii) collect and receive all distributions on, or on account of, any Guarantors’ Notes Guarantees Liabilities; and (iii) file claims, take proceedings and do other things to recover any Guarantors’ Notes Guarantees Liabilities;

•              the circumstances in which any Notes Trustee may (and, in the case of the Retail Notes Trustee, on instruction of the Retail Noteholders given in accordance with the Retail Notes Trust Deed), by giving at least 10 Business Days’ notice to the Representative, at any time when a Stop Notice is outstanding and any Enforcement Action has been taken by or on behalf of a Senior Creditor, require the transfer to it or all (and not part) of the rights and obligations in respect of the Senior Liabilities (subject to certain conditions);

•              when a Notes Trustee will be required, pursuant to any Enforcement Action taken in relation to the Senior Finance Documents, to release any guarantees given by the Guarantors;

•              notwithstanding any other provision of the Guarantee Subordination Agreement, no Notes Trustee shall have any obligation to take any action under the Guarantee Subordination Agreement unless it is indemnified and/or secured to its satisfaction in respect of all costs, expenses and liabilities which it would in its opinion thereby incur (together with any associated VAT); and

•              customary protections, entitlements and exemptions from liability for Notes Trustees all as further set out in the Guarantee Subordination Agreement.

(vi)        Governing Law

The Guarantee Subordination Agreement is governed by and construed in accordance with English law.

(f)        Letters of credit and surety bonds

The Group enters into letters of credit and surety bonds principally to provide security for its decommissioning obligations.

The Group has two surety bonds of £27.0 million and £45.0 million (expiring 31 December 2016) in respect of its decommissioning obligations in Heather and benefitting BG Great Britain Limited and two surety bonds of £12.9 million and £2.3 million (expiring 31 December 2016) in respect of its decommissioning obligations in Alba and benefitting Chevron North Sea Limited; the Group also has surety bonds of $5.0 million and £2.0 million expiring 31 December 2016 and 30

September 2017, respectively and benefitting Chevron North Sea Limited and TAQA Bratani Limited, respectively. The Group does not currently have letters of credit or surety bonds in respect of its other assets. See “Risks relating to the Group’s business—the Group may face unanticipated increased or incremental costs in connection with decommissioning obligations” in appendix 8 (Risk factors) to this Explanatory Statement.

The Surety Bond Providers have issued six surety bonds at the Company’s request under the Surety Bond Facilities, one of which was renewed for 12 months in September 2016. The other surety bonds expire in December 2016 and the Company signed a renewal commitment letter with each Surety Bond Provider on 5 October 2016, under which the Surety Bond Providers commit to renew: (1) the surety bonds which expire in December 2016 for 12 months and then for a further 12 months when they expire in December 2016 and December 2017, respectively, and (2) the surety bond which expires in September 2017 for 12 months upon its expiry. The renewal commitments become effective on: (i) the approval of the Scheme; (ii) the Existing RCF Lenders having agreed to make available further utilisations to the Company under the Existing RCF; and (iii) the placing of an issuance of new equity by the Company being effected. The renewal of each surety bond is subject to there being at the time of each renewal no insolvency event affecting the Company or EnQuest Heather and no event of default outstanding under the Existing RCF or the Notes entitling the Existing RCF Lenders to take Enforcement Action thereunder or the Noteholders to accelerate repayment.

(g)        Hedging arrangements

The Group maintains certain commodity hedges to manage its exposure to movements in oil and gas prices. In addition, the Group holds a small portfolio of foreign exchange derivatives. In connection with these activities, the Group has entered into International Swaps and Derivatives Association master agreements with several hedging partners. Certain of the Initial Purchasers have entered and may from time to time enter into hedging arrangements with the Group and its affiliates.

(h)       High Yield Notes

The following description of the High Yield Notes is based on their terms and conditions in effect as at the date of this Explanatory Statement. Pursuant to the Scheme, all High Yield Notes will be exchanged on a dollar-for-dollar basis for New High Yield Notes. As further specified in paragraphs 6.2 to 6.11 of Section 6 (Scheme Overview) of Part 1 (Background and rationale for the Restructuring) of this Explanatory Statement, the New High Yield Notes will be governed by terms and conditions substantially the same as those governing the High Yield Notes. The proposed exchange of the High Yield Notes, along with the other components of the Restructuring, are inter-conditional and cannot proceed if the Placing and Open Offer or any other component of the Restructuring does not proceed.

On 4 April 2014, EnQuest completed the offering of US$650 million aggregate principal amount of its 7 per cent. Senior Notes due 2022. EnQuest pays interest on the High Yield Notes semi-annually on 15 April and 15 October of each year, commencing 15 October 2014. The High Yield Notes will mature on 15 April 2022.

At any time on or after 15 April 2017, EnQuest may redeem all or part of the High Yield Notes by paying the redemption prices set forth in the offering memorandum. Prior to 15 April 2017, EnQuest will be entitled, at EnQuest’s option, to redeem all or a portion of the High Yield Notes by paying 100 per cent. of the principal amount of such High Yield Notes, plus accrued and unpaid interest, if any, plus a “make-whole” premium. In addition, prior to 15 April 2017, EnQuest may redeem, at EnQuest’s option, up to 35 per cent. of the High Yield Notes with the net proceeds from certain equity offerings. If EnQuest undergoes certain events defined as constituting a change of control, each holder may require EnQuest to repurchase all or a portion of its High Yield Notes at 101 per cent. of their principal amount, plus accrued and paid interest, if any. In the event of certain developments affecting taxation, EnQuest may redeem all, but not less than all, of the High Yield Notes.

The High Yield Notes limit, among other things, the ability of the Company and its restricted subsidiaries to:

•              incur additional debt and issue guarantees and preferred stock;

•              make certain payments, including dividends and other distributions, with respect to outstanding share capital;

•              repay or redeem subordinated debt or share capital;

•              create or incur certain liens;

•              impose restrictions on the ability of the Company’s restricted subsidiaries to pay dividends or other payments to the Company or any of its other restricted subsidiaries;

•              make certain investments or loans;

•              sell, lease or transfer certain assets, including shares of any restricted subsidiary of the Company;

•              guarantee certain types of other indebtedness of the Company or its restricted subsidiaries without also guaranteeing the Notes;

•              expand into unrelated businesses;

•              merge or consolidate with other entities; and

•              enter into certain transactions with affiliates.

The High Yield Notes are guaranteed on a senior subordinated basis (the “High Yield Notes Guarantees’’) by the Guarantors. Each High Yield Notes Guarantee is a senior subordinated obligation of the respective High Yield Notes Guarantor; subordinated in right of payment to all existing and future senior obligations of that High Yield Notes Guarantor, including, where applicable, such High Yield Notes Guarantor’s obligations under the Existing RCF; pari passu in right of payment with all existing and future senior subordinated obligations of that High Yield Notes Guarantor; senior in right of payment to all future obligations of that High Yield Notes Guarantor that are expressly contractually subordinated to that High Yield Notes Guarantee; and effectively subordinated to all existing and future secured obligations of that High Yield Notes Guarantor (including under the Existing RCF, where applicable), to the extent of the value of the property and assets securing such obligations, unless such assets also secure the Notes Guarantees on an equal and ratable or senior basis. The High Yield Notes Guarantees will be subject to release under certain circumstances.

The High Yield Notes listed on the Official List of the Luxembourg Stock Exchange and trade on the Euro MTF.

17.            EnQuest litigation

The Group is currently engaged in a dispute with KUFPEC, the Group’s field partner in respect of Alma/Galia. KUFPEC has commenced a court action in the High Court of Justice claiming an alleged breach of one of the Group’s warranties provided under the Alma/Galia Farm-in Agreement and seeking damages of US$91 million (the maximum breach of warranty claim permitted under the Alma/Galia Farm-in Agreement), together with interest. The court proceedings are currently stayed as the parties attempt to resolve the disputed issues. In the event that no agreement is reached and the court proceedings are recommenced, the Directors believe that a considerable period will elapse before any decision is reached by the courts. The Directors consider the merits of the claim to be poor and the Group intends to vigorously defend itself. The Group has not made any provisions in respect of this claim as the Directors believe the claim is unlikely to be successful; and in any event the Directors believe the chances of an outcome exposing the Group to material damages are remote. There can, however, be no assurances that this claim will not ultimately be successful, or that the Group would not otherwise seek to enter into a settlement or compromise in respect of this claim, or that in the event of any such circumstances the Group would not incur costs and expenses in excess of its estimates.

The Group is also currently engaged in discussions with EMAS, one of the Group’s contractors on Kraken who performed the installation of a buoy and mooring system, in relation to the payment of approximately US$20 million of variation claims which EMAS claims is due as a result of soil conditions at the work site being materially different from those reasonably expected to be encountered based on soil data previously provided. The Group is confident that such variation claims are not valid and that accordingly such amount is not due and payable by the Group under the terms of the contract with EMAS. No formal court action has been commenced or threatened by EMAS. The parties are currently in discussions pursuant to the dispute resolution process under the contract.

Save as disclosed above, there are no, and have not been, any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the Company is aware) which may have, or have had during the 12 months preceding the date of this Explanatory Statement, a significant effect on the Company’s financial position or profitability.

18.                                   Intellectual property

A key part of the Group’s exploration programme is the acquisition of seismic data and its subsequent analysis, both of which form part of the Group’s trade secrets. The Group relies on the confidentiality provisions in its employment agreements to protect these trade secrets. The Group does not own any other material intellectual property rights.

19.                                   Working capital

The Company is of the opinion that the Group does not have sufficient working capital available for its present requirements, that is, for at least 12 months from the date of Explanatory Statement.

Without further action, the Directors believe that the Group would experience a maximum working capital shortfall of approximately US$150 million in May 2017 and that the Group will be unable to pay the interest due in respect of the Group’s High Yield Notes on 17 October 2016. If not remedied within the applicable 30-day grace period and there is no interest payment standstill agreed by the requisite majority of Noteholders (90 per cent. or more), this would constitute a default under the High Yield Notes and a cross default under certain of the Group’s key debt instruments and facilities, including the Existing RCF and the Retail Notes. In addition, the Group has, since January 2015, obtained waivers from the Existing RCF Lenders in respect of the liquidity covenant contained in the Existing RCF and the current waiver from this covenant expires on 31 December 2016. To the extent the Group is unable to improve its liquidity position or obtain further waivers from the Existing RCF Lenders, the Group could fail to meet the liquidity covenant in the Existing RCF when next tested on 31 December 2016 or on a subsequent test date, which would constitute an event of default under the Existing RCF. In either of these circumstances, there is a risk that the Company may become subject to Enforcement Action (including, for example, the filing of a winding up petition against the Company) which if not terminated or withdrawn could result in the majority Existing RCF Lenders enforcing their security in respect of the Company and/or the Group by (among other things) appointing an administrator to the Company, with a view to commencing (and/or continuing, if already commenced by the Company at such time) a marketing process for the sale of the Group on an accelerated basis. In this scenario, the Directors consider that there is likely to be little or no value for Shareholder or Noteholders. However, the Ad Hoc

Committee may propose an alternative debt restructuring and seek to engage in negotiations with the Existing RCF Lenders (which may involve providing a standstill of the October Interest Payment if the requisite majority has approved such standstill) and the Existing RCF Lenders may or may not accept such proposal or may consider such proposal in the context of the sales process.

In order to address the Company’s working capital shortfall, the Directors have undertaken a number of measures prior to the announcement of the Restructuring, including:

•                               agreeing with the Existing RCF Lenders further utilisations of approximately US$20 million and US$26 million under the Existing RCF, in September 2016 and October 2016, respectively; and

•                               agreeing the deferral of certain payments to trade suppliers until between October 2016 and April 2019.

The Directors have now proposed the Restructuring, including the Scheme, to improve the Group’s capital structure and to improve the ongoing liquidity position of the Group. The Proposed Notes Changes would capitalise the Group’s cash interest expense under the New High Yield Notes and the Amended Retail Notes unless the oil price is equal to or above an average of US$65.00 per barrel for the six-month period ending one month prior to the interest payment date (and certain other conditions are met) and the Proposed RCF Amendments and Proposed Notes Changes would extend the maturity date for the repayment of the Existing RCF to October 2021, extend the scheduled maturity in respect of New High Yield Notes and Amended Retail Notes to April 2023, further automatically extend the maturity date in respect of the New High Yield Notes and the Amended Retail Notes to October 2023 if the Company has not repaid or refinanced the Existing RCF by 15 October 2020, amend the Group’s financial covenants to provide additional flexibility under the RCF, remove certain financial covenants from the Retail Notes and amend certain financial indebtedness baskets under the New High Yield Notes. The proceeds of the Placing and Open Offer, expected to be £78.1 net of expenses, are expected to enable the Group to complete the Kraken development and bring it to first oil on schedule in the first half of 2017, which the Directors believe will considerably improve the Group’s cash flows.

Assuming and following completion of the Restructuring and the Proposed RCF Amendments, the maximum remaining facilities available to the Group under the Existing RCF will be US$197.7 billion, less any further interim utilisations agreed with the Existing RCF Lenders between 14 October 2016 and completion of the Restructuring and the Proposed RCF Amendments.

If the Scheme and the rest of the Restructuring do proceed, and taking into account the facilities available to the Group under the Existing RCF, the Company is of the opinion that the Group will have sufficient working capital for its present requirements, that is, for at least 12 months from the date of this Explanatory Statement.

However, as each of the components of the Restructuring is inter-conditional, the Restructuring cannot proceed if the Scheme or any other component of the Restructuring does not proceed. The completion of the Scheme and the rest of the Restructuring is therefore subject to the following conditions among others that remain outstanding as of the date of this Explanatory Statement: (i) the passing of the Resolutions by Shareholders at the General Meeting; (ii) the approval of the Proposed RCF Amendments by Existing RCF Lenders and Hedging Banks representing 100 per cent. of the aggregate principal amount of the Existing RCF and the Existing Hedging Liabilities; (iii) the Scheme being passed by more than 50 per cent. in number and at least 75 per cent. in value of Scheme Creditors attending and voting in person or by proxy at the meeting of Scheme Creditors convened with the permission of the Court and a recognition order in connection with the Scheme being granted under Chapter 15; and (iv) and certain other procedural steps.

As of the date of this Explanatory Statement, all of the Existing RCF Lenders and all of the Hedging Banks have entered into the Lock-up Agreement pursuant to which they have agreed to vote in favour of the Proposed RCF Amendments. Additionally, holders of High Yield Notes representing approximately 61 per cent. in value of the High Yield Notes have entered into the Lock-up Agreement pursuant to which they have agreed to attend the Scheme Meeting in person or by proxy and to vote in favour of the Scheme. Due to the diverse nature of the holdings of the Retail Notes, it was not possible for the Company to approach all of the holders of Retail Notes in advance of announcement of the Restructuring and the Scheme. However, the Company has consulted on a confidential basis with a number of holders who together hold a significant proportion of the Retail Notes, in order to obtain their indicative support for the proposals contemplated by the Scheme and the Restructuring. The feedback from such holders of Retail Notes was positive and indicated support for the Restructuring from professional investors.

The Longstop Date for completion of each of the Restructuring steps, as set out in the Lock-up Agreement, is 2 December 2016. If any of these steps does not take place by the Longstop Date (as it may be amended or extended), then neither the Placing and Open Offer nor the rest of the Restructuring will proceed. In these circumstances, the Group would not have sufficient working capital for its present requirements.

In such a case, the Group would seek to enter into further negotiations to amend and/or obtain waivers in respect of the default provisions in the Group’s debt arrangements, including the Existing RCF, the High Yield Notes and the Retail Notes. However, there can be no assurance that any such negotiations would be successful. In these circumstances, the Group would also seek to manage its ongoing working capital requirements and trading activities through exploring such measures as disposing of certain assets, further cost reductions and negotiating new credit arrangements with existing or new lenders or raising funding from third parties. However, there can be no assurance that the Group would be able to complete such measures or that any such measures would be sufficient to remedy the Group’s working capital shortfall, particularly in the current low oil price environment. Additionally, any disposal of assets or reduction in capital expenditure would be likely to reduce the Group’s aggregate production and could lead to the Group being unable to bring its current developments, including Kraken and Scolty/Crathes, onstream, all of which would have a material adverse impact on the Group’s cash flows going forward. Please see section 8 (Consequences of a failure to implement the Restructuring) of Part 1 (Background and rationale for the Restructuring) of this Explanatory Statement for further detail on the consequences of the Scheme and the rest of the Restructuring not proceeding.

Even if the Scheme and the rest of the Restructuring do proceed, the ability of the Group to succeed in the longer term is highly dependent on oil prices.

The Directors consider that if and shortly after it becomes apparent that the Restructuring is not capable of being implemented (for example, if the requisite majority of Scheme Creditors do not vote in favour of the Scheme or the Court decides not to exercise its discretion to sanction the Scheme or if the Resolutions are not approved at the General Meeting), it is likely that the Company will commence a marketing and sales process of the Company and/or its subsidiaries with a view to effecting the sale in a short period of two to three months. Completion of the sale may involve the appointment of administrators to the Company. The Directors believe that if the Scheme and the rest of the Restructuring do not proceed and a marketing process for the sale of the Group on an accelerated basis is undertaken, there is likely to be little or no value for Shareholders or Noteholders. In addition, if the Company is unable to pay the October Interest Payment on the High Yield Notes within the 30-day grace period as described above, the Company may become subject to Enforcement Action (including, for example, the filing of a winding up petition against the Company) which if, not terminated or withdrawn, could result in the majority Existing RCF Lenders enforcing their security in respect of the Company and/or the Group by (among other things) appointing an administrator to the Company, with a view to the administrator commencing and/or continuing a marketing process for the sale of the Group on an accelerated basis. In this scenario, the Directors believe that there is a significant risk that the return to Shareholders would be less than would be achieved pursuant to a marketing and sales process commenced by the Company, rather than an administrator. The Ad Hoc Committee may propose an alternative debt restructuring and seek to engage in negotiations with the Existing RCF lenders (which may involve providing a standstill of the October Interest Payment if the requisite majority has approved such standstill) and the Existing RCF Lenders may or may not accept such proposal or may consider such proposal in the context of the sales process.

20.                                   No significant change

There has been no significant change in the financial or trading position of the Company or the Group since 30 June 2016, being the date to which the last published unaudited financial statements of the Group were prepared.

21.                                   Dividends

The Company has not declared or paid any dividends since incorporation in January 2010 and does not currently intend to pay dividends in the near future. Any future payment of dividends is expected to depend on the earnings and financial condition of the Company and on such other factors as the Directors of the Company considers appropriate.

22.                                   Presentation of information

Third-party information

Certain information has been obtained from external publications and is sourced in this Explanatory Statement where the information is included. The Company confirms that this information has been accurately reproduced and, so far as the Company is aware and is able to ascertain from information published by third parties, no facts have been omitted which would render the reproduced information inaccurate or misleading. Unless otherwise stated, such information has not been audited.

Market, economic and industry data

Where third party information has been used in this Explanatory Statement, the source of such information has been identified. Unless the source is otherwise stated, the market, economic and industry data in this Explanatory Statement constitute the Group’s own estimates. The Group has obtained the market data and certain industry forecasts used in this Explanatory Statement from internal surveys, reports and studies, as well as, publicly available information, market research and industry publications. Industry publications generally state that while the information they contain has been obtained from sources believed to be reliable, the accuracy and completeness of such information is not guaranteed. All market, economic and industry data contained in this Explanatory Statement has been accurately reproduced and, as far as the Group is aware and able to ascertain from information published by third parties, no facts have been omitted which would render the reproduced information inaccurate or misleading.

Financial information

Unless otherwise indicated, financial information presented in this Explanatory Statement relating to the Group as at and for the years ended 31 December 2013, 31 December 2014 and 31 December 2015 and as at and for the six months ended 30 June 2016 (and comparative information for the six months ended 30 June 2015), is presented in US Dollars, has been prepared in accordance with IFRS and has been extracted without material adjustment from the published annual financial reports for the years ended 31 December 2013, 31 December 2014 and 31 December 2015 and the unaudited interim consolidated financial statements for the six months ended 30 June 2016, respectively.

The Group’s historical consolidated financial statements include:

(a) the 2013 Financial Statements;

(b) the 2014 Financial Statements;

(c) the 2015 Financial Statements; and

(d) the 2016 Unaudited Interim Financial Statements.

Percentages in tables may have been rounded and accordingly may not add up to 100 per cent. Certain financial data have been rounded. As a result of this rounding, the totals of data presented in this Explanatory Statement may vary slightly from the actual arithmetic totals of such data.

Non-IFRS measures

This Explanatory Statement contains measures that are not recognised under IFRS, namely EBITDA.

EBITDA is a non-IFRS measure and refers to operating profit calculated on a business performance basis by taking profit/loss from operations before tax and finance income/(costs) and adding back depletion, depreciation and foreign exchange movements. Although EBITDA is not a measure of operating profit, operating performance or liquidity in accordance with IFRS, the Company uses this financial measure because it understands that EBITDA is used by some investors to determine a company’s ability to service indebtedness and fund ongoing capital expenditures. EBITDA should not, however, be considered in isolation or as a substitute for operating profit as determined by IFRS, or as an indicator of the Group’s operating performance or of its cash flows from operating activities as determined in accordance with IFRS.

The following table sets forth a reconciliation from EBITDA to profit from operations before tax and finance income/(costs) for the years ended 31 December 2013, 2014 and 2015 and the six month periods ended 30 June 2015 and 30 June 2016.

	Year ended 31 December			Six months ended 30 June
In US$ thousands	2013	2014	2015	2015	2016
EBITDA	621.3	581.0	464.8	22.7	242.9
Depletion and depreciation	(224.0)	(245.1)	(305.9)	(123.3)	(130.5)
FX gains/(losses)	(20.5)	27.2	15.0	(4.3)	37.3
Intangible impairment and write off	(2.0)	(0.6)	—	—	—
Profit from operations before tax and finance income/ (costs)	374.8	362.5	173.9	99.1	149.7

Presentation of reserves

This Explanatory Statement presents information concerning the Group’s reserves which are audited annually by GCA. This Explanatory Statement presents information concerning reserves using SPE PRMS as the standard for classification and reporting. All reserves information in this Explanatory Statement is presented on the basis of SPE PRMS standards, unless otherwise indicated.

The information on reserves in this Explanatory Statement is based on economic and other assumptions that may prove to be incorrect. Prospective investors should not place undue reliance on the forward-looking statements in this Explanatory Statement or on the ability of the information on reserves in this Explanatory Statement to predict actual reserves.

Prospective investors should read the whole of this Explanatory Statement for more information on the Company’s reserves and the reserves definitions the Company uses.

Currency and exchange rate information

In this Explanatory Statement, unless otherwise indicated, references to “Sterling”, “pence” or “£” are to the lawful currency of the UK, references to “Euros”, “Euro” or “€” are to the single currency of those relevant adopting member states of the EU, references to “SEK” are to the lawful currency of Sweden, references to “NOK” are to the lawful currency of Norway and references to “US Dollars” or “US$” are to the lawful currency of the United States.

Unless otherwise specified, this Explanatory Statement contains certain translations of US Dollars into amounts in Sterling and Sterling into amounts in SEK for convenience of the reader based on the exchange rate of £1.00:$1.2197 and £1.00:SEK10.7762, being the relevant exchange rate at 4:30 p.m. London time on 12 October 2016. These exchange rates were obtained from Bloomberg. The Retail Notes Scheme Claims will be determined based on the Scheme FX Rate as described in paragraph 1.17 of section 1 (Scheme of Arrangement Overview) of part 2 (Overview of the Scheme) of this Explanatory Statement.

Technical terms and defined terms

Certain technical terms used in this Explanatory Statement are explained in Part 1 (Glossary of technical terms) of appendix 17 (Glossary and definitions) to this Explanatory Statement. Certain definitions used in this Explanatory Statement are defined and explained in Part 2 (Definitions and interpretation) of appendix 17 (Glossary and definitions) to this Explanatory Statement.

No incorporation of website information

The contents of the Company’s website or any website directly or indirectly linked to the Company’s website do not form part of this Explanatory Statement and investors should not rely on it or any of them.

23.                                   Documents incorporated by reference

Details of documentation incorporated into this Explanatory Statement by reference are set out in section 2 (Documents incorporated by reference) of appendix 12 (Financial statements) to this Explanatory Statement.

24.                                   Documents available for inspection

Copies of this Explanatory Statement and the Scheme Restructuring Documents will be published on the Information Agent’s website at www.lucid-is.com/enquest.

Copies of the following documents will be published on the Company’s website at http://www.enquest.com in connection with the Open Offer and will be available for inspection during normal business hours on any weekday (Saturday, Sundays and public holidays excepted) from the date of this Explanatory Statement until Admission at the offices of Ashurst LLP, Broadwalk House, 5 Appold Street, London EC2A 2HA, UK and at the registered office of the Company:

•                                    the Articles;

•                                    the 2013 Financial Statements, the 2014 Financial Statements, the 2015 Financial Statements and the 2016 Unaudited Interim Financial Statements; and

•                                    the prospectus prepared by the Company for the Open Offer.

APPENDIX 17

Glossary and Definitions

PART 1: Glossary of technical terms

The following technical terms apply throughout this Explanatory Statement, including the appendices thereto:

2C	best estimate contingent resources

2P	proved plus probable reserves;

appraisal well	a well drilled as part of an appraisal drilling programme which is carried out to determine the physical extent, reserves and likely production rate of a field;

barrel or bbl	a unit of volume measurement used for petroleum and its products (7.3 barrels = 1 tonne: 6.29 barrels = 1 cubic metre);

bboe	billion barrels of oil equivalent;

best estimate	generic expression for the estimate considered to be the closest to the quantity that will actually be recovered from the accumulation between the date of the estimate and the time of abandonment;

boe	barrels of oil equivalent. One barrel of oil is the energy equivalent of 5,800cubic feet of natural gas;

boepd	barrels of oil equivalent per day;

Brent Blend	a blend of oil that is used as an international benchmark for the prices of other crude oils;

condensate	hydrocarbons which are in the gaseous state under reservoir conditions and which become liquid when temperature or pressure is reduced. A mixture of pentanes and higher hydrocarbons;

contingent resources

those quantities of petroleum estimated, as of a given date, to be potentially recoverable from known accumulations by application of development projects, but which are not currently considered to be commercially recoverable due to one or more contingencies;

discovery	an exploration well which has encountered hydrocarbons for the first time in a structure;

E&P	exploration and production;

ESP	electrical submersible pump;

field	a geographical area defined by the boundary of an underlying oil or gas accumulation. Usually used in the context of a producing oil field;

formation	a layer or unit of rock. A productive formation in the context of reservoir rock;

FPF	floating production facility;

FPSO	floating, production and storage and offloading vessel;

hydrocarbon	a compound containing only the elements hydrogen and carbon. May exist as a solid, a liquid or a gas. The term is mainly used in a catch all sense for oil, gas and condensate;

kbbl	kilobarrel of oil or equivalent;

kilometre	kilometre;

licence

a right to search for or to develop and produce hydrocarbons within a specific area, which may be exclusive or non-exclusive. Usually granted by the responsible government authority with conditions, including as to duration;

mboe	thousand barrels of oil equivalent;

mm	million (when used to define oil volumes);

MMbbl	millions of barrels, i.e. oil barrels corresponding to 159 litres;

Mmboe	million barrels of oil equivalent;

MMstb	million stock tank barrels;

operator	the company that has legal authority to drill wells and undertake production of hydrocarbons. The operator may be part of a consortium and act on behalf of the consortium;

petroleum	a generic name for hydrocarbons, including crude oil, natural gas liquids, natural gas and their products;

possible reserves	those additional reserves which analysis of geoscience and engineering data indicate are less likely to be recoverable than probable reserves;

probable reserves	those additional reserves which analysis of geoscience and engineering data indicate are less likely to be recovered than proved reserves but more certain to be recovered than possible reserves;

produced water

the water extracted from the subsurface with oil and gas. It may include water from the reservoir, water that has been injected into the formation, and any chemicals added during the production/treatment process.

prospect	a defined geological structure that has been surveyed and defined, usually by seismic data, that could potentially act as a trap for hydrocarbons;

prospective resources	those quantities of petroleum which are estimated as of a given date to be potentially recoverable from undiscovered accumulations;

proved reserves

those quantities of petroleum which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be commercially recoverable, from a given date forward, from known reservoirs and under defined economic conditions, operating methods and government regulations;

reserves

those quantities of petroleum anticipated to be commercially recoverable by application of development projects to known accumulations from a given date forward under defined conditions. Reserves include proved, probable and possible reserve categories, which are defined elsewhere in this Glossary of technical terms;

reservoir	a porous and permeable rock formation in which oil and gas has accumulated and can be produced;

resources	quantities of petroleum which include both contingent resources and prospective resources, each defined elsewhere in this Glossary of technical terms;

So	oil saturation;

SPE PRMS

the resource definitions jointly set out by the Society of Petroleum Engineers, the World Petroleum Council, the American Association of Petroleum Geologists and the Society of Petroleum Evaluation Engineers in March 2007 in the “Petroleum Resources Management System”;

spud	to commence drilling of a well, once the cement cellar and conductor pipe at the well-head have been constructed;

tonne or t	for oil: 1 tonne = 7.33 barrels of oil, for condensate: 1 tonne = 9 barrels of condensate;

topside	the superstructure of a platform;

upstream	the exploration and production portions of the oil and gas industry; and

workover	the process of performing major maintenance or remedial treatment on an existing oil or gas well.

PART 2: Definitions and interpretation

The following definitions apply throughout this Explanatory Statement, including the appendices thereto, unless the context requires otherwise:

2013 Financial Statements	the audited consolidated financial statements of the Group prepared in accordance with IFRS as at and for the year ended 31 December 2013;

2014 Financial Statements	the audited consolidated financial statements of the Group prepared in accordance with IFRS as at and for the year ended 31 December 2014;

2015 Financial Statements	the audited consolidated financial statements of the Group prepared in accordance with IFRS as at and for the year ended 31 December 2015;

2016 Unaudited Interim Financial Statements	the unaudited condensed consolidated financial statements of the Group prepared in accordance with IFRS as at and for the six months ended 30 June 2016;

Accelerated Sale Analysis

has the meaning given to it in paragraph 9.2(b) of part 1 (Background and rationale to the Restructuring), section 9 (Estimated Recoveries upon a failure of the Restructuring) of this Explanatory Statement;

Account Holder	a High Yield Notes Account Holder or a Retail Notes Account Holder;

Account Holder Letter	a High Yield Notes Account Holder Letter or a Retail Notes Account Holder Letter;

Ad Hoc Committee	the informal ad hoc committee of High Yield Noteholders from time to time;

Admission	London Admission and Stockholm Admission;

Admission and Disclosure Standards

the requirements contained in the publication Admission and Disclosure Standards dated April 2016 containing, among other things, the admission requirements to be observed by companies seeking admission to trading on the London Stock Exchange’s main market for listing;

Adviser Released Parties	the persons listed at part 2 (Adviser Released Parties) of appendix 1 (Released Parties) to each Deed of Release;

Advisers	(i) Ashurst LLP;

(ii) J.P. Morgan Cazenove;

(iii) Lucid Issuer Services Limited; and

(iv) Rothschild & Co,

each in their capacities as advisers to the Company;

Allowed Proceedings	any Proceedings by a Scheme Creditor in respect of a failure by any person to comply with the terms of, or perform its obligation(s) under, this Scheme, provided that:

(i) such Proceedings shall not be Allowed Proceedings where the performance of the relevant obligation(s) would give rise to a breach of any applicable law or regulation;

(ii) such Proceedings may only be brought against the specific person who fails to comply with the terms of, or perform its obligations under, this Scheme and any Proceedings sought to be brought against any other party shall not be Allowed Proceedings; and

(iii) no Proceedings may be brought against any Trustee in relation to its actions and role in the Restructuring and any Proceedings sought to be brought against any Trustee in relation to its actions and role in the Restructuring shall not be Allowed Proceedings (other than by reason of gross negligence, fraud, or wilful default of the relevant Trustee, which, for the avoidance of doubt, will not be the case if the relevant Trustee acts in accordance with the steps and instructions contemplated in this Scheme);

Alma/Galia Farm-in Agreement	the farm-in agreement dated 29 May 2012 between EnQuest Heather and KUFPEC, as further described in paragraph 16.5(h)(i) of appendix 16 (Additional information);

Amended Retail Notes

the Retail Notes as amended by the Scheme, the terms of which are set out in schedule 1 (Terms and Conditions of the Notes) and schedule 2 (Amended and Restated Final Terms of the Retail Notes) of the Retail Notes Supplemental Trust Deed;

Amendment and Restatement Agreement

the amendment and restatement agreement relating to the Existing RCF to be entered into on or about the Restructuring Effective Date between, among others, the Company and BNP Paribas as facility agent;

Applicable Procedures	with respect to any transfer of beneficial interests in the High Yield Notes, the rules and procedures of the relevant Clearing System(s) that apply to such transfer;

Articles	the articles of association of the Company from time to time;

Audit Committee	the audit committee of the Company;

Board	the board of directors of the Company;

Book Entry Interest	a beneficial interest in a Global Note (as defined in the High Yield Notes Indenture) by or through a Participant (as defined in the High Yield Notes Indenture);

Bookbuild

the accelerated bookbuild carried out by the Joint Bookrunners in which the number of New Ordinary Shares to be issued in the Placing and Open Offer and the allocations of such New Ordinary Shares to Placees were determined;

Bridge Finance Letter	the waiver and amendment letter dated 26 September 2016 in relation to the Existing RCF, as further described in paragraph 16.6(a)(vi) of appendix 16 (Additional information);

Business Day	a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York;

Cash Interest Payment Condition	has the meaning given to it in paragraph 6.4 of part 1 (Background and rationale to the Restructuring), section 6 (Scheme Overview) of this Explanatory Statement;

CDI Holder

each beneficial owner of CDIs representing Retail Notes, holding such CDIs in account(s) in the name of any CREST Account Holder acting on the beneficial owner’s behalf at the Record Time and, without double counting, any such CREST Account Holder;

CDIs	dematerialised, depositary interests in the Retail Notes issued, held, settled and transferred through CREST;

Chairman	the chairman appointed for the purposes of the Scheme Meeting;

Chapter 15	chapter 15 of title 11 of the US Code, 11 U.S.C. §§ 101-1532;

Chapter 15 Filing	a petition filed for recognition of the Scheme under Chapter 15;

Chapter 15 Hearing	the hearing before the US Bankruptcy Court to obtain recognition of the Scheme pursuant to the Chapter 15 Filing;

Chapter 15 Recognition	the entry of an order by the US Bankruptcy Court granting recognition of the Scheme under Chapter 15;

Chapter 15 Representative	a representative appointed by the Company as its ‘foreign representative’ for the purpose of recognition proceedings under Chapter 15;

Clearing System(s)	(i) in the case of the High Yield Notes, DTC, Euroclear and Clearstream, Luxembourg; and

(ii) in the case of the Retail Notes, Euroclear and Clearstream, Luxembourg,

and, in each case, each of their respective nominees and successors, acting through itself or a Depositary and any other system designed for similar or analogous proceedings;

Clearstream, Luxembourg	Clearstream Banking, société anonyme;

Companies Act	the Companies Act 2006, as modified, amended or re-enacted from time to time;

Company	the public limited company named EnQuest plc with company number 07140891 and with registered office address at 5th Floor Cunard House, 15 Regent Street, London, SW1Y 4LR;

Court	the High Court of Justice of England and Wales;

CREST	the relevant system (as defined in the CREST Regulations) in respect of which Euroclear UK & Ireland Limited is the operator (as defined in the CREST Regulations);

CREST Account Holder

any CREST participant recorded directly in the records of CREST as a holder of CDIs, either for its own account or on behalf of its client, for whom CIN (Belgium) Limited, a subsidiary of Euroclear UK & Ireland Limited), is their account holder with Euroclear;

CREST Account Holder Letter

the account holder letter available from the Information Agent or the Scheme Website or such other account holder letter (or similar document or series of documents) as the Company considers appropriate to assist with and/or facilitate the participation by persons who hold an interest in the Retail Notes indirectly through CDIs in the Scheme;

CREST Manual	the document entitled the “CREST Manual” issued by Euroclear UK & Ireland Limited;

CREST Receiving Agent	Capita Registrars Limited in its capacity as the Company’s CREST receiving and escrow agent;

CREST Regulations

the Companies Act 1990 (Uncertificated Securities) Regulations 1996 (S.I. No 68/1996) and the Uncertificated Securities Regulations 2001 (SI No. 2001/3755), including any modifications thereof or any regulations in substitution therefor and for the time being in force;

CREST TTE Instruction Deadline	the latest time for settlement in CREST of TTE Instructions on 8 November 2016;

Custody Instruction Deadline	5.00 p.m. (local time in the place of the relevant Clearing System(s)) on 8 November 2016;

Custody Instructions

instructions given by any relevant Account Holder to the Clearing System in which any relevant Notes are held instructing that Clearing System to block such Notes in accordance with the instructions contained in this Explanatory Statement;

Dana	Dana Petroleum Limited;

DBSP	the EnQuest PLC Deferred Bonus Share Plan;

DECC	the UK Department of Energy & Climate Change, which became part of the UK Department for Business, Energy & Industrial Strategy in July 2016;

Deeds of Release	the High Yield Notes Deed of Release and the Retail Notes Deed of Release;

Depositaries	the High Yield Notes Registered Holder and the Retail Notes Depositary (each, a “Depositary”);

Directors	the Executive and Non-Executive Directors;

Disqualified Person

a person who is a citizen of, or domiciled or resident in, or subject to the laws of, any jurisdiction outside the UK and where the offer to issue to, or subscription by, such person of New High Yield Notes is prohibited by law or would, or would likely to, result in the Company being required to comply with any filing, registration, disclosure or other onerous (as may be decided by the Directors of the Company in their sole discretion) requirement in such jurisdiction;

Double A Irrevocable Undertaking

the irrevocable undertaking entered into by Double A Limited, a company beneficially owned by the extended family of Amjad Bseisu, dated 13 October 2016, as further described in paragraph 5.4(e) of section 5 (Restructuring Overview) or part 1 (Background and Rationale to the Restructuring) of this Explanatory Statement;

Double A Placing Letter

the placing letter between the Joint Bookrunners and Double A Limited dated 13 October 2016 in which Double A Limited agreed to subscribe for up to 91,224,079 New Ordinary Shares in the Placing, subject to clawback to satisfy valid applications by qualifying Shareholders in the Open Offer;

DTC	the Depository Trust Company;

DTC Instruction	has the meaning given to it in clause 4.1(a)(i) of the Scheme;

DTC Participant	a person who holds a securities account with DTC;

EBITDA

EBITDA is a non-IFRS measure and refers to operating profit calculated on a business performance basis by taking profit/loss from operations before tax and finance income/(costs) and adding back depletion, depreciation and foreign exchange movements, as set out above under “Non-IFRS measures” in section 22 (Presentation of information) of appendix 16 (Additional information) to this Explanatory Statement;

EBT Trustee	the trustee(s) of the EnQuest EBT

EMTN Programme	the £500 million euro medium term note programme established by the Company on 24 January 2013

Enforcement Action

(i) any step towards the acceleration of any payment of any Existing RCF Debt or any Notes or any other indebtedness of the Company or any other member of the Group, including the making of any declaration that any Existing RCF Debt or any Notes or any such other indebtedness are immediately due and payable or due and payable on demand;

(ii) the exercise of any right of set-off, account combination or payment netting against the Company or any other member of the Group;

(iii) any action of any kind to recover or demand cash cover in respect of all or any part of indebtedness owed by any member of the Group;

(iv) the taking of any steps to enforce or require the enforcement of any guarantee, mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect granted by the Company or any other member of the Group;

(v) any action of any kind to sue, claim or institute or continue legal process (including legal proceedings, execution, distress and diligence) against any member of the Group;

(vi) any action of any kind to designate an early termination date under any document evidencing a derivative transaction (including without limitation any secured Hedging Agreement) or terminate, or close out any transaction under any document evidencing a derivative transaction (including without limitation any secured Hedging Agreement), prior to its stated maturity, or demand payment of any amount which would become payable on or following an early termination date or any such termination or close-out; and/or

(vii) the petitioning, applying for, voting for or taking of any step towards or in connection with any Insolvency Proceeding in respect of the Company or any other member of the Group;

EnQuest EBT	the EnQuest PLC Employees’ Benefit Trust;

EnQuest EBT Irrevocable Undertaking

the irrevocable undertaking entered into by the EBT Trustee in respect of the Unallocated Shares, as further described in section 16.3(b) of appendix 16 (Additional information) to this Explanatory Statement;

EnQuest Heather	EnQuest Heather Limited;

EnQuest Producer FPSO	the FPSO for Alma/Galia;

EnQuest Thistle	Enquest Thistle Limited;

EP Development Malaysia	EQ Petroleum Developments Malaysia SDN BHD;

EP Malaysia	EQ Petroleum Production Malaysia Limited;

Estimated Outcome Statement

has the meaning given to it in paragraph 9.3 of part 1 (Background and rationale to the Restructuring), section 9(Estimated Recoveries upon a failure of the Restructuring) of this Explanatory Statement;

EU	the European Union;

Euroclear	Euroclear Bank S.A./N.V.;

Exchange Act	the US Securities Exchange Act 1934, as amended;

Executive Directors	the executive directors of the Company from time to time, which at the date of this document are Amjad Bseisu and Jonathan Swinney;

Existing Agent	any of:

(i) in respect of the High Yield Notes, the High Yield Notes Trustee and the Principal Paying Agent, London Paying Agent, Transfer Agent and Registrar (each as defined in the High Yield Notes Indenture); and

(ii) in respect of the Retail Notes, the Retail Notes Trustee and the Issuing and Paying Agent, Paying Agent, Transfer Agent, Calculation Agent and Registrar (each as defined in the Retail Notes Trust Deed);

Existing Hedging Liabilities

all present and future monies, debts and liabilities due, owing or incurred from time to time by any Obligor (as defined in the Existing RCF) to any Hedging Bank under or in respect of any Hedging Agreement;

Existing RCF

the up to US$1,700,000,000 senior secured revolving credit facility agreement between, amongst others, the Company as an “Original Borrower” and BNP Paribas as “Facility Agent” dated 6 March 2012 as amended from time to time;

Existing RCF Facility Agent	BNP Paribas in its capacity as facility agent under the Existing RCF;

Existing RCF Lenders	the Lenders as defined in the Existing RCF;

Explanatory Statement	this explanatory statement dated 25 October 2016 required to be provided to the Scheme Creditors pursuant to section 897 of the Companies Act;

FCA	the Financial Conduct Authority in its capacity as the competent authority under Part VI of FSMA;

Financial Promotion Order	the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005;

FSMA	the Financial Services and Markets Act 2000, as modified, amended or re-enacted from time to time;

GCA	Gaffney, Cline & Associates Ltd;

GKA	Greater Kittiwake Area

General Meeting	the general meeting of Shareholders convened in connection with the Placing and Open Offer;

Group	the Company and its directly and indirectly held subsidiaries;

Guarantors	EnQuest Britain Limited, EnQuest ENS Limited, EnQuest Global Limited, EnQuest Heather Leasing Limited, EnQuest Heather, EnQuest NWO Limited and EQ Petroleum Sabah Limited;

Hedging Agreements	the Hedging Agreements as defined in the Existing RCF;

Hedging Banks	the Hedging Banks as defined in the Existing RCF;

High Yield Noteholder	a person with a Book Entry Interest in the High Yield Notes at the Record Time;

High Yield Notes	the US$650 million 7 per cent. senior notes due 15 April 2022 issued by the Company, with the following identification numbers:

(i) in respect of the Rule 144A global notes: ISIN: US29357JAA43, CUSIP: 29357JAA4; and

(ii) in respect of the Regulation S global notes: ISIN: USG315APAB40, CUSIP: G315APAB4;

High Yield Notes Account Holder

any person recorded directly in the records of a Clearing System as holding an interest in any High Yield Notes in an account with the relevant Clearing System(s) either for its own account or on behalf of its client;

High Yield Notes Account Holder Letter

the account holder letter substantially in the form set out in appendix 3 (Form of High Yield Notes Account Holder Letter) to this Explanatory Statement or such other account holder letter (or similar document or series of documents) as the Company considers appropriate to assist with and/or facilitate the participation by High Yield Noteholders in the Scheme;

High Yield Notes Deed of Release	the deed of release and waiver, in substantially the form set out in appendix 5 (Form of High Yield Notes Deed of Release) to the Scheme;

High Yield Notes Global Notes	each of the global notes representing the High Yield Notes;

High Yield Notes Indenture	the indenture dated 9 April 2014 between, among others, the Company as issuer and the High Yield Notes Trustee, governing the High Yield Notes;

High Yield Notes Intermediary

a person holding an interest in the High Yield Notes on behalf of another person or, as the context requires, a person who holds or has held such an interest at the Record Time, and in either case such person is not or (as appropriate) was not an Account Holder in respect of that interest;

High Yield Notes Registered Holder	DTC;

High Yield Notes Registered Holder Nominee	Cede & Co as nominee for the High Yield Notes Registered Holder;

High Yield Notes Released Parties	the Released Parties as defined in the High Yield Notes Deed of Release;

High Yield Notes Scheme Claim	any claim in respect of any Liability of the Company to any person arising out of:

(i) an interest in the High Yield Notes; and

(ii) the High Yield Notes Indenture,

in each case, arising on or before the Record Time or which may arise after the Record Time as a result of an obligation or Liability of the Company incurred or as a result of an event occurring or an act done on or before the Record Time (including, for the avoidance of doubt, the October Interest Payment and any other interest accruing on such claims up to the Restructuring Effective Date), excluding any Liability of the Company to the High Yield Notes Trustee other than in respect of the covenants to repay principal and interest on the High Yield Notes pursuant to the High Yield Notes Indenture;

High Yield Notes Scheme Creditors	(i) the High Yield Notes Trustee;

(ii) the High Yield Notes Registered Holder, as the registered holder of the High Yield Notes Global Notes;

(iii) the High Yield Notes Registered Holder Nominee, as nominee for the High Yield Notes Registered Holder; and

(iv) the High Yield Noteholders, as contingent creditors;

High Yield Notes Scheme Default

any “Default” (as such term is defined in the High Yield Notes Indenture) continuing under the High Yield Notes Indenture immediately prior to the Restructuring Effective Date which is either subject of a waiver or which is caused by, or is a consequence of cancelling the High Yield Notes, issuing the New High Yield Notes and/or the Scheme and/or the Restructuring and/or the implementation and/or any steps taken in relation thereto (whether occurring before, on or after the Restructuring Effective Date);

High Yield Notes Scheme Entitlement

the entitlement of each High Yield Noteholder to be issued New High Yield Notes in proportion to its interest in the High Yield Notes (including the October Interest Payment and any accrued but unpaid interest up to the Restructuring Effective Date) pursuant to the Scheme on or about the Restructuring Effective Date;

High Yield Notes Trustee	Deutsche Trustee Company Limited in its capacity as trustee under the High Yield Notes Indenture and any successor appointed pursuant the High Yield Notes Indenture;

HMRC	HM Revenue & Customs;

Holding Period	has the meaning given to it in clause 7.1(c) of the Scheme;

Holding Period Trustee

the company holding Trust Securities on behalf of the relevant High Yield Noteholders and, for the avoidance of doubt, without any discretion to exercise any of the voting rights in respect of such Trust Securities during the Holding Period, or any additional or replacement trustee in respect of such Trust Securities appointed from time to time in accordance with clause 7.1 of the Scheme;

HSE&A	health, safety, environment and assurance;

IFRS	International Financial Reporting Standards, as adopted by the EU;

Information Agent	Lucid Issuer Services Limited;

Insolvency Proceedings

the appointment of an administrator, liquidator, provisional liquidator, receiver, administrative receiver or similar officer in respect of the Company or any member of the Group or the winding up, liquidation, provisional liquidation, dissolution, administration, reorganisation, composition, compromise, or arrangement of or with the Company or any member of the Group or any equivalent or analogous appointment or proceedings under the law of any other jurisdiction;

Intermediary	a High Yield Notes Intermediary or a Retail Notes Intermediary, as applicable;

Joint Bookrunners	Merrill Lynch International and J.P. Morgan Cazenove, in their capacity as joint bookrunners under the Placing and Open Offer;

Kraken	Kraken Oil Field, North Sea, UK;

Kraken FPSO	the FPSO for Kraken;

KUPFEC	KUPFEC UK Limited;

Liability

any debt, liability or obligation of a person whether it is present, future, prospective or contingent, whether or not it is fixed or undetermined, whether or not it involves the payment of money or performance of an act or obligation and whether it arises at common law, in equity or by statute, in England and Wales or any other jurisdiction, or in any manner whatsoever;

Listing Rules	the listing rules made by the FCA under Part VI of FSMA as amended from time to time;

Locked-up High Yield Notes	has the meaning given to it in paragraph (c)(i) of appendix 3 (Form of High Yield Notes Account Holder Letter), part 2 (Voting and Lock-up), section 2 (Lock-up) of this Explanatory Statement;

Locked-up Notes	the Locked-up High Yield Notes and the Locked-up Retail Notes;

Locked-up Retail Notes	has the meaning given to it in appendix 4 (Form of Retail Notes Account Holder Letter), part 2 (Voting and Lock-up), section 2 (Lock-up);

Lock-up Agreement

the agreement between the Company, certain Existing RCF Lenders, certain High Yield Noteholders and certain Hedging Banks, pursuant to which those Existing RCF Lenders, High Yield Noteholders and Hedging Banks agreed, among other things and subject to certain conditions, to consummate the Restructuring;

Lock-up Arrangement	a Lock-up Agreement or a Voting Undertaking;

London Admission

admission of the New Ordinary Shares: (i) to the premium segment of the Official List (maintained by the FCA in accordance with section 74(1) FSMA), in accordance with the Listing Rules; and (ii) to trading on the London Stock Exchange’s main market for listed securities, and any reference to London Admission becoming ‘‘effective’’ is to be construed in accordance with paragraph LR 3.2.7G of the Listing Rules and paragraph 2.1 of the Admission and Disclosure Standards;

London Stock Exchange	London Stock Exchange plc;

Longstop Date	2 December 2016 (or such later date as may be agreed in accordance with the terms of the Lock-up Agreement);

Lundin	Lundin Petroleum AB;

Majority Participating Noteholders	has the meaning given to it in paragraph 1.23 of part 2 (Overview of the Scheme), section 1 (Scheme of arrangement overview) of this Explanatory Statement;

Malaysian OSP	the Malaysian Crude Oil Official Selling Price;

NASDAQ Stockholm	NASDAQ Stockholm AB’s main market;

New Administrative Parties	the Existing Agents (other than the High Yield Notes Trustee), the New High Yield Notes Trustee and any other party to any Scheme Restructuring Document;

New High Yield Notes

the 7 per cent. PIK toggle senior notes with a scheduled maturity in 2022 to be issued by the Company to High Yield Noteholders in exchange for the release in full of such High Yield Noteholder’s High Yield Notes Scheme Claims pursuant to clause 4.1 of the Scheme and to be governed by the New High Yield Notes Indenture;

New High Yield Notes Global Note	the global note representing the New High Yield Notes substantially in the form set out in schedule 1 to the New High Yield Notes Indenture;

New High Yield Notes Indenture

the indenture to be entered into on or about the Scheme Effective Date between, among others, the Company as issuer and the New High Yield Notes Trustee, governing the New High Yield Notes, in a form substantially as set out in appendix 1 (Form of New High Yield Notes Indenture) to the Scheme;

New High Yield Notes Trustee	Deutsche Bank Trust Company Americas;

New Ordinary Shares	the new Ordinary Shares to be issued by the Company pursuant to the Placing and Open Offer;

Nominated Recipient

has the meaning given to it in appendix 3 (Form of High Yield Notes Account Holder Letter), part 2 (Voting and Lock-up), section 1 (High Yield Notes Account Holder confirmations) of this Explanatory Statement;

Non-Executive Directors	the non-executive directors of the Company from time to time, which at the date of this document are Philip Holland, Helmut Langanger, Jock Lennox and Philip Nolan;

Noteholders	the High Yield Noteholders and the Retail Noteholders;

Notes	the High Yield Notes and the Retail Notes;

Notice of Scheme Meeting	the notice set out in appendix 5 (Notice of Scheme Meeting) to this Explanatory Statement;

NSPCC	the National Society for the Prevention of Cruelty to Children charity, registered charity number 216401 (and SC037717, in Scotland)

October Interest Payment

the US$22.75 million interest payment under the High Yield Notes due on 17 October 2016 and as described in paragraph 4.4 of part 1 (Background and rationale to the Restructuring) of this Explanatory Statement;

OPEC	the Organization of Petroleum Exporting Countries;

Open Market

to the extent that New High Yield Notes are sold, the sale of such New High Yield Notes to a third party, or in the event that the Holding Period Trustee has used all reasonable endeavours and is not able to sell the New High Yield Notes to a third party, the gift to such New High Yield Notes to the NSPCC or such other children’s charity as the Holding Period Trustee thinks fit;

Open Offer

the offer to qualifying holders of existing Ordinary Shares of the Company, constituting an invitation to apply for the Open Offer Shares on the terms and subject to the conditions set out in the Prospectus;

Open Offer Shares	New Ordinary Shares of the Company to be offered to:

(i) qualifying holders of existing Ordinary Shares of the Company, pursuant to the Open Offer; and

(ii) Placees, pursuant to the Placing;

Ordinary Shares	the ordinary shares of 5 pence each in the capital of the Company;

PEDL	Petrofac Energy Developments Limited;

PETRONAS	Petroliam Nasional Behad;

PIK	payment in kind;

PIK Amount	has the meaning given to it in paragraph 5.4(d)(iii) of part 1 (Background and rationale to the Restructuring), section 5 (Restructuring Overview) of this Explanatory Statement;

PIK Amount Interest	has the meaning given to it in paragraph 5.4(d)(iii) of part 1 (Background and rationale to the Restructuring), section 5 of this Explanatory Statement;

PIK Margin	has the meaning given to it in paragraph 5.4(d)(iii) of part 1 (Background and rationale to the Restructuring), section 5 (Restructuring Overview) of this Explanatory Statement;

Placee

any person who has agreed or shall agree to subscribe for Open Offer Shares pursuant to the Placing subject to clawback to satisfy valid applications by holders of existing Ordinary Shares in the Company pursuant to the Open Offer;

Placing	the conditional placing of the Open Offer Shares with Placees, subject to clawback to satisfy valid applications by holders of existing Ordinary Shares of the Company;

Placing and Open Offer	the Placing and the Open Offer;

PM8/Seligi	the PM8/Seligi PSC assets and the Seligi oil field;

PM8/Seligi PSC

the production sharing contract between EP Malaysia, PETRONAS Carigali Sdn Bhd, E&P Malaysia Venture Sdn Bhd (as contractors) and PETRONAS dated 10 December 2014, as further described in paragraph 16.5(l)(ii) of appendix 16 (Additional information’) to this Explanatory Statement;

Proceedings

any process, action or other legal proceedings (including, without limitation, any demand, arbitration, alternative dispute resolution, judicial review, adjudication, execution, seizure, distraint, forfeiture, re-entry, lien, enforcement of judgment or enforcement of any security) in any jurisdiction whatsoever;

Proposed Notes Changes	has the meaning given to it in paragraph 5.4(b) of part 1 (Background and rationale to the Restructuring), section 5 (Restructuring Overview) of this Explanatory Statement

Proposed RCF Amendments	the amendments detailed in paragraph 5.4(d) of part 1 (Background and rationale to the Restructuring), section 5 (Restructuring Overview) of this Explanatory Statement;

Prospectus	the prospectus published by the Company on 14 October 2016 setting out the terms and conditions of the Open Offer;

Prospectus Directive	the EU Prospectus Directive (Directive 2003/71/EU and amendments thereto, including Directive 2010/73/EU);

PRT	Petroleum Revenue Tax;

PSC	product sharing contract;

PSP	the Enquest PLC Performance Share Plan;

PWP	Perella Weinberg Partners UK LLP;

Record Time	5.00 p.m. (New York time) on 10 November 2016;

Registrar of Companies	the Registrar of Companies of England and Wales;

Released Parties	the Retail Notes Released Parties and the High Yield Notes Released Parties;

Remuneration Committee	the remuneration committee of the Company;

Resolutions	the resolutions relating to the Placing and Open Offer to be proposed to Shareholders at the General Meeting;

Restructuring	the restructuring of the Company described in part 1 (Background and rationale to the Restructuring), section 5 (Restructuring Overview) of this Explanatory Statement;

Restructuring Effective Date	the date on which each of the Scheme Conditions has been satisfied;

Retail Noteholder

each beneficial owner of Retail Notes holding such Retails Notes in account(s) in the name of any Retail Notes Account Holder acting on the beneficial owner’s behalf as at the Record Time and, without double counting, any such Retail Notes Account Holder;

Retail Notes	the £155 million 5.50 per cent. notes due 15 February 2022 issued by the Company under its £500,000,000 Euro medium term note programme, (ISIN XS0880578728; Common Code: 088057872);

Retail Notes Account Holder	any person recorded directly in the records of Euroclear or Clearstream, Luxembourg as a holder of the Retail Notes either for its own account or on behalf of its client;

Retail Notes Account Holder Letter

the account holder letter substantially in the form set out in appendix 4 (Form of Retail Notes Account Holder Letter) to this Explanatory Statement or such other account holder letter (or similar document or series of documents) as the Company considers appropriate to assist with and/or facilitate the participation by Retail Noteholders in the Scheme;

Retail Notes Amendments

the amendments to the terms and conditions governing the retail notes to be effected pursuant to the Scheme, as set out in schedule 1 (Amended and Restated Terms and Conditions of the Retail Notes) and schedule 2 (Amended and Restated Final Terms of Tranche 1 of the Retail Notes) of the Retail Notes Supplemental Trust Deed;

Retail Notes Deed of Covenant

the deed of covenant dated 12 October 2016 executed by the Company conferring on Retail Noteholders certain direct rights as set out in appendix 7 (Retail Notes Deed of Covenant) to this Explanatory Statement;

Retail Notes Deed of Release	the deed of release and waiver, in substantially the form set out in appendix 6 (Form of Retail Notes Deed of Release) to the Scheme;

Retail Notes Depositary	Société Générale Bank and Trust as the common depositary for Euroclear and Clearstream, Luxembourg;

Retail Notes Global Certificate	the global registered certificate representing the Retail Notes held by the Retail Notes Depositary;

Retail Notes Intermediary

a person holding an interest in the Retail Notes on behalf of another person or, as the context requires, a person who holds or has held such an interest at the Record Time, and in either case such person is not or (as appropriate) was not an Account Holder in respect of that interest;

Retail Notes Released Parties	the Released Parties as defined in the Retail Notes Deed of Release;

Retail Notes Scheme Claim	any claim in respect of any Liability of the Company to any person arising out of:

(i) an interest in the Retail Notes; and

(ii) the Retail Notes Trust Deed,

in each case, arising on or before the Record Time or which may arise after the Record Time as a result of an obligation or Liability of the Company incurred or as a result of an event occurring or an act done on or before the Record Time, excluding: (A) the Company’s Liabilities in respect of the covenant to repay principal and to pay interest arising out of the Retail Notes Trust Deed and/or the Retail Notes and the Guarantors’ obligations as surety in respect of such Liabilities; and (B) any Liability of the Company to the Retail Notes Trustee in its personal capacity;

Retail Notes Scheme Creditors	(i) the Retail Notes Trustee;

(ii) the Retail Notes Depositary, as the registered holder of the Retail Notes Global Certificate;

(iii) the Retail Noteholders, as contingent creditors; and

(iv) Euroclear UK & Ireland Limited (or its nominee) in its capacity as the holder (through its account(s) in Euroclear) of underlying Retail Notes which are represented by CDIs;

Retail Notes Scheme Default

any “Event of Default” (as such term is defined in the Retail Notes Trust Deed (before and as amended pursuant to the Retail Notes Amendments)) continuing under the Retail Notes or the Amended Retail Notes (as applicable) which is either subject of a waiver or which is caused by, or is a consequence of the making of the Retail Notes Amendments and/or this Scheme and/or the Restructuring and/or the implementation and/or any steps taken in relation thereto (whether occurring before, on or after the Restructuring Effective Date);

Retail Notes Scheme Entitlement	the entitlement of each Retail Noteholder to the benefit of the Retail Notes Amendments, effected by the Retail Notes Supplemental Trust Deed;

Retail Notes Supplemental Trust Deed	a supplemental deed to the Retail Notes Trust Deed in a form substantially as set out in appendix 4 (Form of Retail Notes Supplemental Trust Deed) to the Scheme;

Retail Notes Trust Deed

the trust deed dated 24 January 2013 between, among others, the Company as issuer and the Retail Notes Trustee, pursuant to which the Retail Notes were issued, as amended, novated, supplemented, extended and/or restated from time to time;

Retail Notes Trustee	US Bank Trustees Limited in its capacity as trustee under the Retail Notes Trust Deed and any successor appointed pursuant the Retail Notes Trust Deed;

Risk Committee	the risk committee of the Company;

RNS	the Regulatory News Service of the London Stock Exchange;

RRBV	the Reserve and Resource Base Value;

RSC	risk service contract;

RSP	the EnQuest PLC Restricted Share Plan;

Scheme

the scheme of arrangement under Part 26 of the Companies Act between the Company and the Scheme Creditors, in the form set out in appendix 1 to this Explanatory Statement or subject to clause 7.5 of the Scheme with any modification, addition or condition which the Court may consider fit to approve or impose;

Scheme Claim	a High Yield Notes Scheme Claim or a Retail Notes Scheme Claim;

Scheme Conditions	(i) Chapter 15 Recognition being granted;

(ii) the Placing and Open Offer becoming unconditional and Admission having occurred;

(iii) save for any condition in respect of: (A) the Scheme; (B) Admission; and (C) the renewal of the Surety Bond Facilities, there are no further conditions required to be satisfied in order for the Proposed RCF Amendments to become effective; and

(iv) save for any condition in respect of: (A) the Scheme; (B) Admission; (C) the Proposed RCF Amendments; (D) any letter of commitment to renew any other existing Surety Bond Facility by any other Surety Bond Provider becoming unconditional; (E) there being no outstanding event of default in connection with the Existing RCF, the New High Yield Notes or the Amended Retail Notes on the date that the written request for renewal is provided in respect of each Surety Bond Facility and at 5.30 p.m. on 31 December 2016; (F) each Surety Bond Facility being renewed on its same terms as at the date of the relevant renewal commitment letter save in accordance with the terms of the relevant renewal commitment letter; and (G) there being no insolvency of the Company or EnQuest Heather Limited on or before 5.30 p.m. on 31 December 2016, there being no further conditions required to be satisfied in order for the Surety Bond Providers to be obliged to renew the existing Surety Bond Facilities for one year from 31 December 2016 under any renewal commitment letter;

Scheme Consideration	the High Yield Notes Scheme Entitlements and the Retail Notes Scheme Entitlements;

Scheme Convening Hearing	the hearing of the Court held on 24 October 2016 for the purpose of, among other things, summoning the Scheme Meeting, including any adjournment thereof;

Scheme Creditors	(i) the High Yield Notes Trustee;

(ii) the High Yield Notes Registered Holder, as the registered holder of the High Yield Notes Global Notes;

(iii) the High Yield Notes Registered Holder Nominee, as the nominee for the High Yield Notes Registered Holder;

(iv) the High Yield Noteholders, as contingent creditors;

(v) the Retail Notes Trustee;

(vi) the Retail Notes Depositary, as the registered

holder of the Retail Notes Global Certificate;

(vii) the Retail Noteholders, as contingent creditors; and

(viii) Euroclear UK & Ireland Limited (or its nominee) in its capacity as the holder (through its account(s) in Euroclear) of underlying Retail Notes which are represented by CDIs;

Scheme Default	a High Yield Notes Scheme Default or a Retail Notes Scheme Default, as applicable;

Scheme Effective Date	the date on which an office copy of the Scheme Sanction Order has been delivered to the Registrar of Companies;

Scheme FX Rate

the rate of exchange appearing on or derived from the Bloomberg service for the purpose of displaying the rate of exchange between Sterling and US Dollars as at 7.00 a.m. (London time) on the Business Day immediately preceding the day on which the Explanatory Statement is distributed to Scheme Creditors;

Scheme Meeting

the meeting of the Scheme Creditors convened in accordance with the permission of the Court pursuant to section 896 of the Companies Act to consider, and if thought fit, to approve the Scheme, including any adjournment thereof;

Scheme Restructuring Documents	(i) the New High Yield Notes Indenture;
(ii) the New High Yield Notes Global Note;

(iii) the Subordination Agreement Accession Deed;

(iv) the Retail Notes Supplemental Trust Deed;

(v) the Deeds of Release; and

(vi) any other document, agreement, deed, certificate, notice or form that are necessary or desirable to give effect to any and all of the documents, agreements, deeds, certificates, notices or forms referred to above and/or the Scheme;

Scheme Restructuring Steps	has the meaning given to it in clause 3.1 of the Scheme;

Scheme Sanction Date	the date on which the Scheme Sanction Order is granted;

Scheme Sanction Hearing	the hearing at which the Scheme Sanction Order will be sought;

Scheme Sanction Order	the order of the Court sanctioning the Scheme under section 899 of the Act;

Scheme Website	www.lucid-is.com/enquest, which has been set up by the Information Agent;

SCT	supplementary corporation taxation in the UK;

SEC	the US Securities and Exchange Commission;

Securities Act	the US Securities Act of 1933, as amended;

Senior Managers	the persons named as senior managers in paragraph 4.3 (Senior Managers) of appendix 16 (Additional information) to this Explanatory Statement;

SFRSC	small field risk service contract;

Share Option Plans	the DBSP, RSP, PSP and Sharesave Plan;

Shareholders	the holders of shares in the Company from time to time;

Sharesave Plan	the Enquest PLC 2012 Sharesave Scheme;

Stockholm Admission

the secondary listing of the New Ordinary Shares on NASDAQ Stockholm in accordance with the “NASDAQ Stockholm Rule Book for Issuers” and the admission of such share capital to trading on NASDAQ Stockholm;

Subordination Agreement

the guarantee subordination agreement dated 9 April 2014 between, amongst others, the Company and BNP Paribas (as senior facility agent and security trustee) as amended, novated, supplemented, extended, and/or restated from time to time and as set out in appendix 2 (Subordination Agreement and Amendment Agreement to the Subordination Agreement) to the Scheme;

Subordination Agreement Accession Deed

the accession deed pursuant to which the New High Yield Notes Trustee will accede to the Subordination Agreement as a “Notes Trustee” substantially as set out in appendix 3 (Form of Subordination Agreement Accession Deed) to the Scheme;

Sullom Voe Terminal or SVT	the oil terminal located in the Shetland Islands that receives oil from the Brent and Ninian pipeline systems;

Super Majority Lenders	has the meaning given to it in paragraph 1.23(c) of part 2 (Overview of the Scheme), section 1 (Scheme of arrangement overview) of this Explanatory Statement;

Surety Bond Facilities	the surety bond agreements entered into between the Surety Bond Providers and the Company and renewed from time to time;

Surety Bond Providers	HCC International Insurance Company PLC and Liberty Mutual Insurance Europe;

Tanjong Baram	the Tanjong Baram field, located offshore Sarawak, Malaysia;

Tanjong Baram Facility	the limited recourse US$35,000,000 term loan facility dated 11 June 2015 between EP Developments Malaysia (as borrower) and DBS Bank LTD, Labuan Branch (as facility agent, security agent, account bank, hedging bank and mandated lead arranger);

Tanjong Baram SFRSC	the SFRSC dated 27 March 2014 between the Group, Uzma and PETRONAS to develop and produce the Tanjong Baram field for a period up to March 2023;

Term Facility	has the meaning given to it in paragraph 5.4(d)(ii) of section 5 (Restructuring Overview) of part 1 (Background and Rationale to the Restructuring);

Treasury Regulations	has the meaning given to it in appendix 15 (Taxation) of this Explanatory Statement;

Trust Securities	has the meaning given to it in clause 7.1(c) of the Scheme;

Trustees	the High Yield Notes Trustee and the Retail Notes Trustee;

TTE Instructions

“transfer to escrow” instructions pursuant to which CREST participants block their CDIs (or prove that their CDIs are blocked) in accordance with the instructions and procedures specified in the CREST Account Holder Letter;

UK	United Kingdom;

UK Corporate Governance Code	“The UK Corporate Governance Code” published in September 2014 by the UK Financial Reporting Council;

UKCS	UK Continental Shelf;

Unallocated Shares	the 24,233,150 unallocated Ordinary Shares held in the EnQuest EBT;

Undertaking Transaction Parties	the Holding Period Trustee, the Information Agent and the New Administrative Parties;

United States or US	the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia;

US Bankruptcy Court	the US Bankruptcy Court for the Southern District of New York or other appropriate forum in a case filed under Chapter 15 of Title 11 the US Code;

US Code	the United States Code, being a consolidation and codification by subject matter of the general and permanent laws of the United States of America;

UZMA	Uzma Energy Venture (Sarawak) Sdn Bhd;

VAT	value added tax;

Voting Instruction Deadline	5.00 p.m. (London time) on 10 November 2016; and

Voting Undertaking

an undertaking by an Account Holder given on behalf of a Noteholder in favour of the Company pursuant to a valid Account Holder Letter delivered to and received by the Information Agent on behalf of that Noteholder, pursuant to which that Noteholder agrees, among other things and subject to certain conditions, to vote its Scheme Claim in favour of the Scheme.